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INDEX TO CONSLIDATED FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on March 23, 2018

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FirstCaribbean International Bank Limited
(Exact Name of Registrant as Specified in Its Charter)

Barbados (State or other jurisdiction of incorporation or organization)	6029 (Primary Standard Industrial Classification Code Number)	N/A (IRS Employer Identification Number)

Michael Mansoor Building
Warrens, Saint Michael, Barbados BB22026
+1 246 467-8735
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

CT Corporation System
111 Eighth Avenue
New York, New York 10011
(212) 590-9070
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
David S. Bakst James B. Carlson Reb D. Wheeler Mayer Brown LLP 1221 Avenue of the Americas New York, New York 10020 (212) 506-2500	David J. Goldschmidt, Esq. Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036-6522 (212) 735-3000

Approximate date of commencement of proposed sale to the public:
As promptly as practicable after this Registration Statement becomes effective.

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, please check the following box.    ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

          Emerging growth company ☒

          If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee

Common shares, no par value	$100,000,000	$12,450

(1)
Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2)
Includes common shares that the underwriters have the option to purchase pursuant to the option to purchase additional common shares.

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The selling shareholders identified in this preliminary prospectus may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any jurisdiction where such offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 23, 2018

PRELIMINARY PROSPECTUS

                        Shares

FirstCaribbean International Bank Limited

Common Shares

        This is our initial public offering in the United States. The selling shareholder is offering                  common shares, no par value per share (the "common shares"). All of the shares in this offering are being sold by the selling shareholder, who is an affiliate of our parent, Canadian Imperial Bank of Commerce ("CIBC"). We will not receive any of the proceeds from this offering. The initial public offering price of our common shares is expected to be between $        and $        per common share.

        Our common shares are currently listed on the domestic securities exchange of the Barbados Stock Exchange, Inc. (the "Barbados Stock Exchange"), the Trinidad and Tobago Stock Exchange Limited (the "Trinidad and Tobago Stock Exchange") and the Eastern Caribbean Securities Exchange (the "Eastern Caribbean Stock Exchange") under the symbol "FCI". We have applied to delist our common shares from the Trinidad and Tobago Stock Exchange and the Eastern Caribbean Stock Exchange, and intend to complete these delistings as soon as practical after the completion of this offering. Prior to the completion of this offering, we intend to delist our common shares from the local exchange of the Barbados Stock Exchange and concurrently relist them on the International Securities Market of the Barbados Stock Exchange (the "ISM").

        We intend to apply to list the common shares offered hereby on the New York Stock Exchange (the "NYSE") under the symbol "FCI".

        After the completion of this offering, subsidiaries of CIBC will continue to own a majority of the voting power of all of our outstanding common shares. As a result, we will be a "controlled company" within the meaning of the corporate governance standards of the NYSE. See "Principal Shareholders and Selling Shareholder".

        We are eligible to be treated as an "emerging growth company" as defined under the federal securities laws and, as a result, are subject to reduced public company reporting requirements.

        Investing in the common shares involves risk. See "Risk Factors" beginning on page 30.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Price per common share	Total

Initial public offering price	$	$

Underwriting discounts and commissions(1)	$	$

Proceeds before expenses to the selling shareholder	$	$

(1)
See "Underwriting (Conflicts of Interest)" for a detailed description of compensation payable to the underwriters. The selling shareholder has agreed to reimburse the underwriters for certain expenses in connection with this offering.

        The underwriters have the option to purchase up to an aggregate of                  additional common shares from the selling shareholder at the initial public offering price less the underwriting discounts and commissions for 30 days after the date of this prospectus.

        The underwriters expect to deliver the common shares against payment in New York, New York on or about                  , 2018.

Joint Book-Running Managers
Barclays	UBS Investment Bank	CIBC Capital Markets
Co-Managers

Keefe Bruyette & Woods A Stifel Company	Raymond James
Sandler O'Neill + Partners, L.P.	Wells Fargo Securities

Prospectus dated                  , 2018.

        We are incorporated under the Barbados Companies Act Cap. 308 of the laws of Barbados (the "Barbados Companies Act"), and as such the initial U.S. public offering of our common shares will constitute a distribution of our securities within the meaning of the Securities Act Cap. 318 of the laws of Barbados ("Barbados Securities Act").

        The offer and sale of our common shares is being completed as a "trading transaction" within the meaning of the Barbados Securities Act. This initial U.S. public offering of our common shares is in accordance with the terms and conditions issued by the Financial Services Commission of Barbados and we shall file or cause to be filed with the Financial Services Commission of Barbados a report in accordance with section 69(12) of the Barbados Securities Act.

        The issue of this document has been disclosed to the Financial Services Commission of Barbados, and the Financial Services Commission of Barbados has been notified of this initial U.S. public

i

offering of our common shares and the preliminary terms thereof. A copy of this prospectus will be filed with the Financial Services Commission of Barbados.

        The offer or sale of the common shares is not made as part of any distribution of securities to the public in Barbados, nor is it made in connection with any invitation to the public in Barbados to subscribe for securities of the issuer. Any purchase or acquisition of the common shares when listed on the NYSE will constitute the ownership of a security not registered in Barbados (a foreign security) within the meaning of the Barbados Exchange Control Act Cap. 71 of the laws of Barbados and such ownership by residents of Barbados is restricted and limited.

        Neither the Financial Services Commission of Barbados nor any regulatory commission or authority in Barbados has reviewed this prospectus.

        We are responsible for the information contained in this prospectus and in any free writing prospectus we prepare or authorize. We have not, and the underwriters and the selling shareholder have not, authorized anyone to provide you with different information, and we, the underwriters and the selling shareholder take no responsibility for any other information others may give you. We are not, and the underwriters and the selling shareholder are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than its date.

        Through and including                        , 2018 (the 25 days after the date of this prospectus), all dealers that effect transactions in our common shares, whether or not participating in this offering, may be required to deliver a prospectus. This delivery is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments and subscriptions.

EXPLANATORY NOTE

        In this prospectus, unless the context indicates otherwise, the term:

  •
  "ATM" or "ATMs" refers to automated teller machines.

  •
  "Barbados Companies Act" refers to The Companies Act Cap 308 of the laws of Barbados.

  •
  "Barclays Bank" refers to Barclays Bank PLC.

  •
  "BVI" refers to the British Virgin Islands.

  •
  "CIBC" refers to Canadian Imperial Bank of Commerce.

  •
  "CICL" refers to CIBC Investments (Cayman) Limited, a wholly-owned subsidiary of CIBC.

  •
  "Dominica" refers to the Commonwealth of Dominica.

  •
  "Dutch Caribbean" or "Dutch-speaking Caribbean" refers to Aruba, Curaçao and Sint Maarten.

  •
  "Eastern Caribbean" refers to the Organization of Eastern Caribbean States that use the currency of the Eastern Caribbean dollar, or the states and territories of Anguilla, Antigua and Barbuda, Dominica, Grenada, Montserrat, St. Kitts and Nevis, St. Lucia and St. Vincent and the Grenadines. If the context indicates, "Eastern Caribbean" refers to the islands of the Eastern Caribbean in which we operate, which would exclude Montserrat.

  •
  "gross loans" include both performing and non-performing loans.

  •
  "high net worth" refers to our clients with more than U.S.$1.0 million in deposits or loans.

  •
  "IFRS" refers to International Financial Reporting Standards as adopted by the International Accounting Standards Board.

  •
  "ISM" refers to the International Securities Market of the Barbados Stock Exchange.

  •
  "loans", unless otherwise indicated, refers to performing loans only and excludes non-performing loans.

  •
  "mass-affluent" refers to our clients with (i) total deposit balances greater than or equal to $100,000 for all countries and territories with the exception of the Bahamas, or (ii) total deposit balances greater than or equal to $200,000 in the Bahamas, or (iii) a mortgage with an outstanding balance greater than or equal to $400,000 in the Bahamas, $250,000 in Jamaica, or $350,000 in all other countries and territories.

  •
  "our key growth markets" refers collectively to Jamaica, Trinidad and Tobago and the Dutch Caribbean.

  •
  "our markets" refers collectively to the English and Dutch-speaking Caribbean.

  •
  "our primary markets" refers collectively to Barbados, the Bahamas and the Cayman Islands.

  •
  "selling shareholder" refers to CICL, the subsidiary of CIBC that is selling common shares in this offering.

  •
  "St. Kitts and Nevis" refers to the Federation of Saint Kitts and Nevis.

  •
  "the Bahamas" refers to the Commonwealth of The Bahamas.

  •
  "Trinidad and Tobago" refers to the Republic of Trinidad and Tobago.

  •
  "Turks and Caicos" refers to the Turks and Caicos Islands.

  •
  "U.S." or "United States" refers to the United States of America.

  •
  "U.S. dollar", "U.S.$" or "$" refers to the lawful currency of the United States of America.

  •
  "U.S. GAAP" refers to generally accepted accounting principles in the United States of America.

  •
  "we," "our," "us," or "the Company" refers to FirstCaribbean International Bank Limited and its consolidated subsidiaries.

 PRESENTATION OF FINANCIAL AND OTHER INFORMATION

Financial Statements

        Our consolidated financial statements as of and for the years ended October 31, 2017 and 2016 have been audited, as stated in the report appearing herein, by Ernst & Young LLP, and are included in this prospectus and are referred to as our audited consolidated financial statements.

        Our unaudited interim consolidated financial statements as of and for the three months ended January 31, 2018 and 2017 have been subject to a limited review by Ernst & Young LLP. These financial statements are included in this prospectus and are referred to as our interim unaudited consolidated financial statements (and together with our audited consolidated financial statements, our "financial statements").

        Our financial statements have been prepared in accordance with generally accepted accounting principles in the United States, or U.S. GAAP. We have historically prepared our financial statements in accordance with IFRS. Our audited consolidated financial statements included in this prospectus were our first financial statements prepared and audited in accordance with U.S. GAAP. For regulatory purposes, in Barbados, the Bahamas, the Cayman Islands and the other markets where we operate we prepare and will continue to be required to prepare and make available to regulators and our shareholders financial statements and other financial data prepared in accordance with IFRS.

IFRS Segment Results

        Our audited consolidated financial statements and related notes included elsewhere in this prospectus have been prepared in accordance with U.S. GAAP. However, we have ongoing obligations in the markets where we operate to submit our financial statements to local regulators under IFRS and to prepare our capital ratios in accordance with regulatory requirements in the various jurisdictions that we operate in, which are based on our IFRS financial statements. As such, management will continue making operational decisions based on IFRS financial information. Under U.S. GAAP, segment reporting disclosures are required to be made in a manner consistent with the internal reporting provided to the chief operating decision-maker (the "CODM"). The operating results of the business segments are reported to the CODM in accordance with IFRS. Therefore, the segment results presented in this prospectus are presented in accordance with IFRS. In addition, U.S. GAAP requires us to disclose our regulatory capital requirements and therefore the capital ratios presented in this prospectus are also presented based on our IFRS financial statements.

Year End and Quarter End Information

        Our fiscal year ends on October 31. Unless otherwise indicated, our annual financial results are as of and for the year ended October 31, and our first quarter financial results are presented as of and for the three months ended January 31. This prospectus includes market data. Unless otherwise indicated, all annual market data is presented as of and for the year ended December 31.

        Because our fiscal year end is not a calendar year end, the information presented in this prospectus about our company and about the market may not be directly comparable even when both are presented for a particular year.

Market Share Information

        Unless otherwise indicated, the market share information presented in this prospectus has been calculated by dividing (i) our loans or deposits as of June 30, 2017, prepared in accordance with IFRS, and as we reported to our local regulators, by (ii) the aggregate total loans or deposits in a market as of June 30, 2017, as published by the local regulator. For the purposes of the loan market share calculations, our loans and the market loans include both performing and non-performing loans, and our loans for a market include the loans that were originated in that market, not where we booked those loans for accounting purposes.

        The total market loan and deposit data are published by or in the following sources:

  •
  Central Bank of Barbados online statistics and Central Bank of Barbados Financial Stability Report;

  •
  Central Bank of the Bahamas Quarterly Statistical Digest;

  •
  Cayman Islands Monetary Authority Domestic Banking Survey—Retail Banks;

  •
  Bank of Jamaica;

  •
  Central Bank of Trinidad and Tobago Data Statistics Centre;

  •
  Eastern Caribbean Central Bank Selected Monetary and Financial Statistics;

  •
  Centrale Bank van Curaçao en Sint Maarten Statistics; and

  •
  Turks and Caicos Islands Financial Services Commission Quarterly Financial Statistics Digest.

Currency

        Our functional currency was the Barbados dollar until October 31, 2017. However, our audited consolidated financial statements are presented in U.S. dollars because this currency is universally accepted and recognized in all the territories in which we operate. Effective November 1, 2017, we changed our functional currency to U.S. dollars. Unless otherwise indicated, all "$" amounts in this prospectus are in U.S. dollars.

Exchange Rates

        We present a variety of currencies in this prospectus, which are summarized below:

  •
  The Barbados dollar (or BBD or BB$) is pegged to the U.S. dollar at an exchange rate of U.S.$1.00 to BBD 2.00.

  •
  The Bahamas dollar is pegged to the U.S. dollar at an exchange rate of U.S.$1.00 to B$1.00.

  •
  The Cayman Islands dollar is pegged to the U.S. dollar at an exchange rate of U.S.$1.20 to KYD 1.00.

  •
  The official currency of Anguilla, Antigua and Barbuda, Dominica, Grenada, St. Kitts and Nevis, St. Lucia and St. Vincent and the Grenadines is the Eastern Caribbean dollar (or XCD), which is pegged to the U.S. dollar at an exchange rate of U.S.$1.00 to XCD 2.70.

  •
  The Aruba florin (or Afl.) is pegged to the U.S. dollar at an exchange rate of U.S.$1.00 to Afl.1.79.

  •
  The official currency of BVI and Turks and Caicos is the U.S. dollar.

  •
  The official currency of Curaçao and Sint Maarten is the Netherlands Antilles Guilder (or ANG), which is pegged to the U.S. dollar at an exchange rate of U.S.$1.00 to ANG1.79.

  •
  The official currency of Jamaica is the Jamaican dollar (or JMD or J$). As of January 31, 2018, the U.S.$ to J$ exchange rate was U.S.$1.00 to J$124.44.

  •
  The official currency of Trinidad and Tobago is the Trinidad and Tobago dollar (or TTD or TT$). As of January 31, 2018, the U.S.$ to TTD exchange rate was U.S.$1.00 to TTD 6.75.

v

Reverse Share Split

        We expect to effect a reverse share split of our common shares of thirty-to-one prior to the closing of the offering. No fractional common shares will be issued in connection with the reverse share split, and all such fractional interests will be rounded down to the nearest whole number of common shares. All information presented in this prospectus has been adjusted to reflect the reverse share split and, unless otherwise indicated, all such amounts and corresponding common share price and per share price data set forth in this prospectus have been adjusted to give effect to the planned reverse share split.

Rounding

        Certain monetary amounts, percentages and other figures included in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be the arithmetic aggregation of the figures that precede them, and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them.

INDUSTRY AND MARKET DATA

        Some of the discussion contained in this prospectus relies on certain market and industry data obtained from third-party sources. We believe these third party sources are reliable but have not independently verified them. Market estimates are calculated by using independent industry publications and third-party forecasts in conjunction with our assumptions about our markets. While we are not aware of any misstatements regarding any market, industry or similar data presented herein, such data involves risks and uncertainties and is subject to change based on various factors, including those discussed under the headings "Cautionary Note Regarding Forward-Looking Statements" and "Risk Factors" in this prospectus.

TRADEMARKS AND SERVICE MARKS

        We own or have rights to trademarks and service marks for use in connection with the operation of our business, including, but not limited to, each of the names and logos of CIBC, FirstCaribbean and CIBC FirstCaribbean. All other trademarks or service marks appearing in this prospectus that are not identified as marks owned by us are the property of their respective owners. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus are listed without the ®, (TM) and (sm) symbols, but we will assert, to the fullest extent under applicable law, our applicable rights in these trademarks, service marks and trade names. Our license of the CIBC name and logo will be phased out after the closing of this offering. See "Our Relationship with CIBC and Related Party Transactions".

IMPLICATIONS OF BEING AN EMERGING GROWTH COMPANY
AND A FOREIGN PRIVATE ISSUER

        As a company with less than $1.07 billion in revenues during our last fiscal year, we qualify as an "emerging growth company" under the Jumpstart Our Business Startups Act of 2012 (the "JOBS Act"). An emerging growth company in the U.S. may take advantage of reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. As an emerging growth company:

  •
  we may present only two years of audited financial statements and only two years of related selected financial data and management discussion and analysis of financial condition and results of operations;

  •
  we are exempt from the requirement to obtain an attestation and report from our auditors on management's assessment of our internal control over financial reporting under the Sarbanes-Oxley Act of 2002;

  •
  we may provide reduced disclosure regarding our executive compensation arrangements pursuant to the rules applicable to foreign private issuers and emerging growth companies, which means we do not have to include a compensation discussion and analysis and certain other disclosures regarding our executive compensation; and

  •
  we are not required to seek a nonbinding advisory vote on executive compensation or golden parachute arrangements.

        We have elected to take advantage of the scaled disclosure requirements and other relief described above in this prospectus and may take advantage of these exemptions for so long as we remain an emerging growth company. We will remain an emerging growth company until the earliest of (1) the end of the fiscal year during which we have total annual gross revenues of $1.07 billion or more, (2) the end of the fiscal year following the fifth anniversary of the completion of this offering, (3) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt and (4) the date we qualify as a "large accelerated filer" with at least $700 million of equity securities held by non-affiliates.

        In addition to scaled disclosure and the other relief described above, the JOBS Act permits us an extended transition period for complying with new or revised accounting standards affecting public companies. We do not intend to take advantage of this extended transition period, which means that the financial statements included in this prospectus, as well as any financial statements that we file in the future, will be subject to all new or revised accounting standards generally applicable to public companies. The decision not to take advantage of the extended transition period is irrevocable.

        Upon consummation of this offering, we will report under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as a non-U.S. company with foreign private issuer status. As a foreign private issuer, we may take advantage of certain provisions of the NYSE corporate governance rules that allow us to follow Barbados law for certain corporate governance matters. See "Management—Corporate Governance Overview—Foreign Private Issuer Status". Even after we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

  •
  the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

  •
  the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time;

  •
  the rules under the Exchange Act requiring the filing with the U.S. Securities and Exchange Commission (the "SEC") of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events; and

  •
  Regulation Fair Disclosure, or Regulation FD, which regulates selective disclosures of material information by issuers.

        As a foreign private issuer, we will, however, be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a quarterly basis through press releases distributed pursuant to the rules and regulations of the NYSE. Press releases related to financial results and material events will also be furnished to the SEC on

Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information which would be made available to you, were you investing in a U.S. domestic issuer.

IMPLICATIONS OF BEING A CONTROLLED COMPANY

        After the completion of this offering, CIBC, through its wholly-owned subsidiary, the selling shareholder, will continue to beneficially own more than 50% of our common shares and voting power. As a result, we will be a "controlled company" within the meaning of the NYSE corporate governance standards. Under the NYSE corporate governance standards, a company of which more than 50% of the voting power is held by an individual, group or another company is a "controlled company" and may elect not to comply with certain corporate governance standards, including the requirements that (1) a majority of the board of directors consist of independent directors, (2) the compensation committee is composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities, (3) the nominating and corporate governance committee is composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities and (4) there be an annual performance evaluation of the nominating and corporate governance and compensation committees. Following this offering, we do not intend to utilize these exemptions. Additionally, under the terms of the Separation Agreement (as defined herein) that we will enter into with CIBC and CICL, so long as CICL continues to own 5% or more of our common shares and voting power, CICL will have certain rights with respect to our corporate governance, including the right to nominate one or more directors (such number will depend upon CICL's ownership percentage) comprising our board of directors. For a further discussion, see "Our Relationship with CIBC and Related Party Transactions—Our Relationship with CIBC—Separation Agreement".

SUMMARY

        This summary highlights information contained in other parts of this prospectus. Because it is only a summary, it does not contain all of the information that you should consider before investing in the common shares and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus. You should read the entire prospectus carefully, especially "Risk Factors," "Cautionary Note Regarding Forward-Looking Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and our financial statements and the related notes included elsewhere in this prospectus, before deciding to buy the common shares. See "Explanatory Note" on page iii of this prospectus for definitions of certain terms used herein.

Overview

        We are a leading financial institution operating throughout the English and Dutch-speaking Caribbean with a strong balance sheet and regionally-leading digital banking capabilities. Our team, extensive branch network, ongoing investments in technology and unwavering client focus are competitive differentiators that enable us to maintain our leadership in the Caribbean banking sector, address the needs of our clients, and meet our strategic and financial objectives.

        We are a leader in our three primary markets of Barbados, the Bahamas and the Cayman Islands based on total deposits and total loans as of January 31, 2018. Our total assets in our primary markets represented approximately 85% of our total assets at the end of the first quarter of 2018. In addition to our primary markets, we operate in our key growth markets of Jamaica, Trinidad and Tobago and certain countries in the Dutch Caribbean, primarily Curaçao and Aruba. In total, we have a presence in 17 countries and territories. Through our three core business segments: (i) Retail and Business Banking ("RBB"), (ii) Corporate and Investment Banking ("CIB"), and (iii) Wealth Management ("WM"), we provide individual and business clients with a full range of products and services, including deposits, loans, credit cards, foreign exchange, online and mobile banking, fund administration and trust services. In our markets, business segments and products and services, we are focused on providing our clients with modern digital banking services and supporting our back office processes with current and efficient technology platforms. To this end, we have invested over $100 million in technology over the past five years, enhancing the scalability of our platform and positioning us for growth in all of our markets.

        The map and table below show our Caribbean footprint and summarize our total assets, performing loans, total deposits, revenue and market shares in our primary markets and our key growth markets as of January 31, 2018, unless otherwise indicated.

 Our Markets

	As of January 31, 2018
	Our Primary Markets			Our Key Growth Markets
(U.S.$ in millions)	Barbados	The Bahamas	Cayman Islands	Jamaica	Trinidad and Tobago	Dutch Caribbean		Other Markets(1)	Total
Branches and private wealth and trust facilities	8	12	4	15	2	4		17	62
Total assets	$4,450	$2,858	$3,212	$716	$592	$915		$2,562	$12,375	(2)
Performing loans	$1,867	$1,738	$1,079	$414	$338	$394		$455	$6,285
Total deposits	$2,235	$2,122	$2,902	$605	$376	$753		$1,499	$10,492
Total revenue (2017)(3)	$113 (3)	$154 (3)	$78 (3)	$36 (3)	$11 (3)	$27	(3)	$99 (3)	$518	(3)
Total revenue (first quarter 2018)(3)	$28	$27	$1	$11	$5	$6		$27	$105
Market share of loans(4)	22%	21%	27%	7%	4%	6%	(5)	11%	14%
Market share of deposits(4)	31%	18%	21%	6%	2%	7%	(5)	10%	12%

(1)
Other markets is comprised of the Eastern Caribbean (Anguilla, Antigua and Barbuda, Dominica, Grenada, St. Lucia, St. Vincent and the Grenadines, St. Kitts and Nevis), BVI and Turks and Caicos. Market shares are weighted averages across these markets.

(2)
Market totals include intercompany eliminations of $2.9 billion, which are not included in the total.

(3)
We define total revenue as (i) the sum of net interest income before provision for loan losses and (ii) total non-interest income.

(4)
Market share data has been calculated by dividing (i) our loans or deposits, calculated in accordance with IFRS, as we reported to our local regulators as of June 30, 2017, by (ii) the aggregate total loans or deposits in a market as of June 30, 2017, as published by the local regulator. For the purposes of the loan market share calculations, our loans and the market loans include both performing and non-performing loans, and our loans for a market include the loans that were originated in that market. For more information see "Presentation of Financial and Other Information—Market Share Information".

(5)
The Dutch-speaking Caribbean market shares reflect the weighted average of only Curaçao and Sint Maarten. Aruba is a new market and so our market share is not meaningful.

        Our business is well diversified across our operating regions and business segments. The charts below show our total revenue for 2017 and the first quarter of 2018 by geography.

2017 Revenue by Geography (U.S.$ in millions)	First Quarter 2018 Revenue by Geography (U.S.$ in millions)

Total: $518 million	Total: $105 million

        Our business has grown substantially in recent years, resulting in increased market share across most of our product and business lines. The charts below show our net income, adjusted net income, return on average assets ("ROAA"), adjusted ROAA, return on average tangible shareholders' common equity ("ROATCE") and adjusted ROATCE for 2015, 2016 and 2017 and for the first quarters of 2017 and 2018.

Net Income (U.S.$ in millions)	Adjusted Net Income* (U.S.$ in millions)

ROAA	Adjusted ROAA*

ROATCE	Adjusted ROATCE*

*
For a reconciliation of these non-U.S. GAAP financial measures to the most directly comparable U.S. GAAP measures, see "Summary Consolidated Financial Data—Reconciliation of Non-U.S. GAAP Financial Measures".

        Adjusted net income, adjusted ROAA and adjusted ROATCE are non-U.S. GAAP financial measures which have been adjusted for the financial impact of (i) the sale of the net assets of our Belize operations, which closed on February 1, 2016, (ii) a restructuring plan, which concluded in 2015, (iii) Hurricanes Irma and Maria in September 2017, which we believe to be one-time in nature, (iv) structural changes to our balance sheet, which are related to this offering, and (v) modifications to our hedging strategies to take into account U.S. GAAP accounting.

        We believe that our adjusted net income, adjusted ROAA and adjusted ROATCE are better representations as to the capital generation and profitability of our business. We also believe the adjusted changes to our balance sheet better align our financial statements with the way we operate our business. Additionally, the changes to our hedging strategies will enable us to more appropriately align the U.S. GAAP impact of our existing hedges with their actual economic impact.

Our Retail and Business Banking Segment

        Our RBB segment serves our retail, mass-affluent and small business clients through our branch network, ATM network and regionally leading mobile banking platforms. This segment provides our clients with lending, credit card and deposit services, and distributes third-party home and auto insurance products. We offer our comprehensive suite of products and services in all of our markets, except Platinum Banking, our high-touch relationship banking service for our mass-affluent clients, and third-party home and auto insurance sales distribution. Platinum Banking is currently offered in 11 markets and third-party home and auto insurance sales distribution is offered in ten markets. As of June 30, 2017, according to statistical data published by the local regulators in the countries and territories in which we operate, our market share in retail lending in such countries and territories was 10.5%, which represents a 0.4% increase since December 31, 2015. We also continue to develop our relationship-oriented business banking service offerings for small business clients. As of the first quarter of 2018, this segment had total deposits of $3.7 billion and performing loans of $2.4 billion. Revenue from our RBB segment was $227.9 million in 2017 and $61.9 million in the first quarter of 2018.

        Our RBB segment has achieved 12 consecutive quarters of loan growth. During this time, we took advantage of the scale and improving efficiency of our platform to increase our monthly volume of processed loan applications by 200% from 2015 to 2017. Supported by these platform benefits, our mortgage and consumer loans business grew at a rate of $4.0% from 2015 to 2017, which is faster than the market growth rate of 1.4%, according to statistical data published by the local regulator in the countries and territories in which we operate. Our credit card business has grown, as evidenced by cardholder purchases, increasing from $577.6 million in 2015 to $641.0 million in 2016 and to $713.2 million in 2017. Our debit card purchases have also grown, increasing from $307.8 million in 2015 to $370.4 million in 2016 and to $465.2 million in 2017. In 2016, we began distributing third-party home and auto insurance services, and this service has also experienced strong growth with approximately 4,000 policies sold since inception. The following charts present our RBB loan originations and total performing loans in our markets for the periods presented.

RBB Loan Originations by Market (U.S.$ in millions)	RBB Performing Loans by Market (U.S.$ in millions)

Our Corporate and Investment Banking Segment

        Our CIB segment includes our corporate and investment banking, advisory, foreign exchange and derivatives business lines. Our corporate and investment banking business provides a full range of corporate and investment banking and cash management services to large and mid-size corporations, governments and financial institutions. Our advisory business provides debt and equity, capital markets and corporate finance products and services to large corporations and governments. Our foreign exchange and derivatives businesses provide risk mitigating products and services. Our CIB team is comprised of experienced professionals and, in 2017, structured and arranged over $1.3 billion of financing transactions across a broad range of industries including energy, infrastructure, utilities, hospitality, telecommunications and real estate. As of the end of 2017, this segment had total deposits of $3.2 billion and performing loans of $3.3 billion. As of the first quarter of 2018, this segment had total deposits of $3.4 billion and performing loans of $3.3 billion. Our CIB segment generated revenue of $219.3 million in 2017 and $55.8 million in the first quarter of 2018, comprised primarily of net interest income from our corporate and investment banking businesses, which represented 78.4% of the segment's revenue for 2017 and 78.6% of the segment's revenue for the first quarter of 2018.

        We are a leading corporate and investment bank in our markets as measured by corporate loans and deposits. As of June 30, 2017, according to statistical data published by the local regulator in the countries and territories in which we operate, our market shares for corporate loans in our primary markets of Barbados, the Bahamas and the Cayman Islands were 43%, 30%, and 50%, respectively, and for corporate deposits were 29%, 20%, and 20%, respectively. Additionally, as of June 30, 2017, according to such statistical data, our market share in corporate and government lending in the countries and territories in which we operate was 18.7%, which represents a 1.1% increase since December 31, 2015. Our CIB performing loans and customer deposits are diversified by geography, as shown in the charts below for the periods presented.

CIB Performing Loans (U.S.$ in millions)	CIB Customer Deposits (U.S.$ in millions)

Our Wealth Management Segment

        Our WM segment includes four primary business lines, private wealth management, trust and fund administration, international corporate banking, and securities-related services. Each of these four business lines operates in a subset of our markets based on the needs of our clients. Our products and services include cash management, trust and fund administration services, relationship-based private banking, discretionary portfolio management services, and other wealth management solutions. Revenue from this segment is primarily derived from fees and net interest income. Net interest income is driven by our low cost international corporate banking deposits, which fund our loans and investment securities. The majority of the growth for this business currently comes from Asia and, as a result, we opened a sales and relationship management office in Hong Kong in 2016 to service this market. As of the first quarter of 2018, this segment had $46.4 billion of assets under administration and $1.4 billion of assets under management, along with corporate deposits of $2.7 billion. Our revenue from this segment was $80.3 million in 2017 and $22.2 million in the first quarter of 2018.

Our Markets

        We operate in 17 countries and territories across the English and Dutch-speaking Caribbean. Our primary markets are Barbados, the Bahamas and the Cayman Islands and our key growth markets are Jamaica, Trinidad and Tobago and the Dutch Caribbean, primarily Aruba and Curaçao. Our other markets include Anguilla, Antigua and Barbuda, BVI, Dominica, Grenada, St. Kitts and Nevis, St. Lucia, St. Vincent and the Grenadines, and the Turks and Caicos Islands. From these markets, we also serve clients internationally. These markets have a combined population of approximately 6.0 million and a weighted average total gross domestic product ("GDP") per capita of $19,818.

The table below provides a general overview of certain key economic indicators of each of the Caribbean countries and territories in which we operate.

	2015 GDP (U.S.$ in billions)	2017 Population (in thousands)	2015 GDP Per Capita (U.S.$ in thousands)	2015 GDP Growth (Const. 2005)	2016 Inflation (est.)(1)	Current Sovereign Debt Rating S&P / Moody's(2)	Type of Country or Territory(3)
Our primary markets:
Barbados	$4.4	286	$15.4	0.9%	1.3%	CCC+ / Caa3	Independent state (British Commonwealth)
The Bahamas	8.9	395	22.8	(1.7)	0.8	BB+ / Baa3	Independent state (British Commonwealth)
Cayman Islands	3.7	62	62.1	0.7	NA	— / Aa3	British Overseas Territory
Our key growth markets:
Aruba	2.7	105	26.0	0.1	NA	BBB+ / —	Constituent country of the Kingdom of the Netherlands
Curaçao	3.2	160	20.0	0.3	NA	A– / —	Constituent country of the Kingdom of the Netherlands
Jamaica	14.3	2,890	5.1	1.0	2.3	B / B3	Independent state (British Commonwealth)
Trinidad and Tobago	25.9	1,369	19.1	0.2	3.1	BBB+ / Ba1	Independent state (British Commonwealth)
Sint Maarten	1.1	40	28.2	0.5	NA	— / Baa2	Constituent country of the Kingdom of the Netherlands
Other markets:
Anguilla	0.3	15	21.9	2.9	NA	—	British Overseas Territory
Antigua and Barbuda	1.4	102	14.8	4.1	(0.5)	—	Independent state (British Commonwealth)
BVI	0.9	31	30.1	(1.1)	NA	—	British Overseas Territory
Dominica	0.5	74	7.1	(1.8)	0.0	—	Independent state (British Commonwealth)
Grenada	1.0	108	8.9	6.2	1.7	—	Independent state (British Commonwealth)
St. Kitts and Nevis	0.9	55	15.8	3.8	(0.4)	—	Independent state (British Commonwealth)
St. Lucia	1.5	179	7.8	1.9	(3.1)	—	Independent state (British Commonwealth)
St. Vincent and the Grenadines	0.7	110	6.7	1.6	(0.2)	— / B3	Independent state (British Commonwealth)
Turks and Caicos	0.9	35	25.1	4.1	NA	BBB+ / —	British Overseas Territory

  Source: United Nations Statistics Division World Statistics Pocketbook 2017, unless otherwise specified.

(1)
International Monetary Fund World Economic Outlook October 2017 estimates of average consumer price inflation for 2016.

(2)
Current ratings as reported by Standard & Poor's and Moody's.

(3)
CIA World Factbook, The Commonwealth.

        We operate in markets with diverse levels of loan penetration. Barbados and the Cayman Islands are mature markets with loan-to-GDP ratios of over 60%. Jamaica and Trinidad and Tobago are underpenetrated markets where loan-to-GDP ratios are under 50% and where market loan penetration is expected to grow and ultimately become consistent with that of more mature markets. Below is a more detailed discussion of the economic and market environment in our primary markets and our key growth markets.

Our Primary Markets

Barbados

        Barbados is one of the most developed countries in the region with a GDP per capita of approximately $15,400 in 2015 and average annual earnings of $16,192 for 2016. Tourism is the main economic driver in Barbados and indirectly drives activity in the construction, distribution and business and general services sectors. Foreign direct investment also drives economic activity in Barbados particularly in the construction and business and general services sectors. According to our calculations based on June 2017 data published by the Central Bank of Barbados, we believe we are the market leader in deposits in Barbados with approximately 31% of the total market deposits, and the market leader in loans with approximately 22% of the total market loans.

The Bahamas

        The Bahamas has the second highest per capita GDP in the English-speaking Caribbean with an economy that is heavily dependent on tourism and international banking. In 2015, the per capita GDP was approximately $22,800 and the average annual earnings were $20,200. Tourism directly accounts for approximately 9% of GDP, but indirectly it accounts for approximately 60% of GDP by encouraging activity in other industries such as construction. Financial services constitutes the next largest sector of the Bahamian economy, accounting for approximately 15% of GDP. We are a market leader in the Bahamas with approximately 18% of the total market deposits and 21% of the total market loans, according to our calculations based on June 2017 data published by the Central Bank of the Bahamas.

The Cayman Islands

        The Cayman Islands has the highest per capita GDP in the English-speaking Caribbean and is a major global international financial center with banks, hedge funds, structured finance and captive insurance entities all featuring prominently in the local economy. In 2015, GDP per capita was approximately $62,100 and in 2016 the average annual income was $48,100. Tourism, financial services and real estate are the most important sectors in the Cayman Islands, accounting for 32%, 28% and 26% of foreign exchange inflows, respectively. We are one of the largest banks serving the Cayman Islands with approximately 21% of the total market deposits, and 27% of the total market loans, according to our calculations based on June 2017 data published by the Cayman Islands Monetary Authority and the Cayman Islands Economics and Statistics Office.

Our Key Growth Markets

Jamaica

        The Jamaican economy is heavily dependent on services, which accounts for more than 70% of GDP. In 2015, the GDP per capita was approximately $5,100 and in 2016, the average annual income was $10,527. Jamaica has made steady progress in reducing its debt-to-GDP ratio from a high of almost 150% in 2012 to approximately 115% in 2017, in close collaboration with the International Monetary Fund ("IMF"), and growth has begun and is expected to accelerate. Jamaica is one of our key growth markets, and we are focused on expanding our RBB and CIB businesses in this jurisdiction. According to our calculations based on June 2017 data published by the Bank of Jamaica, we believe we are the fifth largest bank by assets in Jamaica with approximately 6% of the total market deposits and 7% of the total market loans.

Trinidad and Tobago

        Trinidad and Tobago relies on its energy sector for much of its economic activity. Oil and related downstream industries are the country's main economic drivers. In 2015, GDP per capita was approximately $19,100. Trinidad and Tobago is supported by meaningful foreign cash reserves and a sovereign wealth fund that equals approximately one-and-a-half times the national budget. Trinidad and Tobago is one of our key growth markets. Currently, we are focused on developing our RBB and our CIB businesses in this market. According to our calculations based on June 2017 data published by the Central Bank of Trinidad and Tobago, our current market share in Trinidad and Tobago is approximately 2% of the total market deposits and approximately 4% of the total market loans.

Dutch Caribbean

        Our Dutch Caribbean markets include three constituent countries of the Kingdom of the Netherlands: Aruba, Curaçao and Sint Maarten. Aruba's economy is primarily driven by tourism, petroleum storage and financial and business services. In 2015, GDP per capita in Aruba was approximately $26,000. Curaçao's economy is primarily driven by tourism, petroleum refining and storage, financial services, transportation and communication and its GDP per capita was approximately $20,000 in 2015. Sint Maarten's economy is primarily driven by tourism and its GDP per capita was approximately $28,200 in 2015. The Dutch Caribbean is one of our key growth markets. Currently, we are focused on developing our RBB and our CIB businesses in Aruba and Curaçao. According to our calculations based on June 2017 data published by the Central Banks of Curaçao and Sint Maarten, our market share in Curaçao and Sint Maarten is approximately 7% of the total market deposits and approximately 7% of the total market loans.

Our Competitive Strengths

The market leading bank in the English and Dutch-speaking Caribbean

        We have been active in the region through our predecessor banks since 1837. We are a leading full-service banking institution across the English and Dutch-speaking Caribbean, by total loans and total deposits. We are a market leader in our primary markets, which collectively comprised approximately 85% of our total assets as of the end of the first quarter of 2018. According to data published by the Central Banks of Barbados and the Bahamas, as of June 2017, we believe we are the largest financial institution in each of Barbados and the Bahamas as measured by total deposits and total loans, with a total deposit market share of approximately 31% and 18%, respectively, and total loans market share of approximately 22% and 21%, respectively. We believe we are also a leader in the Cayman Islands with approximately 21% market share in total deposits and 27% market share in total loans, as of June 2017. We believe that our leading position in our primary markets and our strong presence across the broader English and Dutch-speaking Caribbean is evidence of our ability to satisfy the needs of our clients and our local geographies.

        In addition to our leading market position in our primary markets in loans and deposits, we have also demonstrated our strength as a cards issuer. According to International Finance 2017, we have the leading credit card offering in the Caribbean. Market reports from VISA indicate that in the three year period ending September 30, 2017, our debit card purchase volumes have grown at a three-year CAGR of 22.0% compared to a 16.0% growth rate in card issuance across our competitors in the jurisdictions in which we operate. As of September 30, 2017, our personal premium and business premium card accounts grew 54.0% and 30.9%, respectively, from the same period in 2016 compared to the industry, which declined by 1.7% and grew by 17% for those same periods, respectively. According to statistics from VISA, our portfolio growth has also outpaced the overall market growth levels, particularly in the credit premium and credit business segments, which typically has the most impact on future spending. In addition, as of September 2017, our usage per card was 19% higher than the rest of the English-

speaking Caribbean. We intend to leverage our market leading positions in our primary markets to continue to drive growth through our operating footprint, and in particular, in our key growth markets of Jamaica, Trinidad and Tobago and the Dutch Caribbean.

        In addition to our strong market position, we believe that we also benefit from significant regulatory and technological barriers to entry. In order to maintain a pan-Caribbean presence and achieve significant scale in the region, our business requires regulatory expertise across numerous jurisdictions. We devote substantial resources to managing our robust regulatory framework, including having experienced executives and senior managers in each of our jurisdictions that oversee our relationships with regulators and governments. Furthermore, we have made over $100 million in technological investments over the last five years, which has allowed us to build a scalable platform with a single core system through which we offer products and services across all of our business segments and geographies. We believe our technology platform and regulatory expertise positions us for growth, and would be difficult for a new entrant to replicate without substantial costs and a significant investment of time and human resources.

Strong operating performance and financial results

        We have delivered strong operating performance and financial results over the last three years. Net income increased from $113.1 million in 2015 to $127.6 million in 2017, representing a CAGR of 6%. Adjusted net income increased from $103.5 million in 2015 to $131.5 million in 2017, representing a CAGR of 13%. Additionally, our growing loan book has led to consistently strong profitability metrics, with an average ROAA of 1.2%, an average adjusted ROAA of 1.1%, an average ROATCE of 11.0% and an average adjusted ROATCE of 11.6% over the past three years. Furthermore, net income decreased from $32.4 million in the first quarter of 2017 to $4.2 million in the first quarter of 2018 and adjusted net income increased from $30.2 million to $30.9 million over the same period.

        These improved results are partly due to meaningful enhancements made to our underwriting policies following the global financial crisis in 2008. Our non-performing loans peaked in 2012. In our RBB segment, these enhancements improved our approach to retail underwriting, delinquency management and collections management. In our CIB segment, this involved migrating to a new technology platform, implementing an independent credit monitoring group and updating our underwriting and property policies to be more broadly in line with our parent. As a result of these enhancements, non-performing loans have declined by 43% over the last three years.

Growth in primary markets driven by market share gains

        We have demonstrated an ability to generate consistent market share gains across most of our geographies and business segments. We believe we have achieved this by offering a superior client experience, a leading technology platform and a full suite of products and services.

        As shown in the chart below, according to market data published by the Central Banks of Barbados, the Bahamas and the Cayman Islands, from December 31, 2015 to June 30, 2017, we have outperformed the market growth rates in our primary markets in each of our primary product types. During this time, our largest growth area was our corporate deposits, which grew by 35.4% compared to the market growth of 12.5%. We grew our corporate loans by 6.0% and mortgages by 1.5% compared to the market decline of 1.7% and 1.3%, respectively, and we grew our retail loans by 2.4% compared to 0.4% market growth. Our growth of retail deposits was slower than the market, which we attribute to our existing deposit base in certain markets, which continue to be sufficient to grow our loan book. We believe our performance compared to the market is compelling evidence of the strength of our platform and the successful implementation of our strategy.

        The following chart shows our growth in our primary markets compared to the overall market growth in terms of corporate deposits, retail deposits, corporate loans, retail loans and mortgages for the period from December 31, 2015 to June 30, 2017.

Our Growth in Our Primary Markets vs. Market Growth
December 31, 2015 to June 30, 2017

        Our objective is to deliver attractive growth and market share gains in our primary markets by relying on our relationship-based model, strong product and service offerings, and a leading technology platform. We operate in markets with diverse levels of loan penetration and this presents an opportunity for us to continue our loan growth trajectory. In particular, we believe there are both significant growth opportunities and market share gains achievable in our key growth markets.

Proven history of returning capital to shareholders with a growing dividend

        Our strong capital position and recurring cash flow generation create significant capital distribution opportunities for our shareholders. Our management team has a proven commitment to return capital to shareholders and has distributed approximately $285 million in cash to our shareholders over the past three years via a combination of regular and special dividends. Furthermore, we have increased the regular dividend on our common shares each year over the past three years. We also paid a special dividend of $100 million in 2016 and expect to pay a $200 million special dividend prior to the completion of this offering. The charts below show the dividends per share we have paid and our actual and adjusted dividend payout ratios from 2015 to the first quarter of 2018.

 Dividends Paid
(U.S.$ in millions)

Dividend Payout Ratio (Excluding Special Dividends)	Adjusted Dividend Payout Ratio* (Excluding Special Dividends)

*
For a reconciliation of these non-U.S. GAAP financial measures to the most directly comparable U.S. GAAP measures, see "Summary Consolidated Financial Data—Reconciliation of Non-U.S. GAAP Financial Measures".

Stable and growing, low cost deposit base provides significant liquidity to fund loan growth

        As of the end of the first quarter of 2018, we had $10.5 billion in total deposits. Our deposit base has demonstrated strong growth in recent years, increasing $1.8 billion from the end of 2015 to the end of the first quarter of 2018. Our deposit base is also well diversified by geography, as shown in the chart below, as of the first quarter of 2018.

 Total Deposits by Geography
(U.S.$ in millions)

Total: $10.5 billion

        Our deposit base has an attractive weighted average cost of 0.6%, helping us to generate strong net interest margins. Our non-interest accounts, which comprised 39.6% of our total deposits as of the end of the first quarter of 2018, form the foundation of our sticky and low-cost deposit base. For our interest-bearing deposits, the markets in which we operate typically pay relatively low rates on deposited funds. In addition, some of our markets have an excess of local currency liquidity, and as such, we generally experience limited market pressure to increase interest rates on our deposits proportionately to the increases in the rates we charge on our loans. These dynamics create a compelling opportunity for us to generate increased net interest margins in a rising rate environment. The following charts show our total deposits and our deposits by client for the periods indicated.

Total Deposits (U.S.$ in millions)	First Quarter 2018 Deposits by Client (U.S.$ in millions)

        Our total gross loan-to-deposit ratio was 64.4% as of the end of 2017, and was 63.8% as of the end of the first quarter of 2018, which highlights the significant excess liquidity available to drive growth in loan originations across our segments. We intend to continue to leverage our low-cost deposit base to grow our total loans market share across our markets.

Robust technology offerings and technology pipeline which drives client experience and growth

        We have made major investments in upgrading our operations and technology platforms providing us with a significant competitive advantage in our markets. We have spent over $100 million on technology upgrades to develop our digital banking platform and technological infrastructure. These investments have enabled us to generate market-leading, technology-enabled growth across our business segments and geographies. We continue to undergo upgrades to our platform approximately every four to six months to keep our platform innovative and relevant to our clients. These investments provide opportunities for growth in several areas, including mobile banking and payments.

        As an example of our proven ability to adopt innovative technologies for the benefits of our clients, in 2017, we won International Finance's Best Mobile Banking App in the Caribbean award for our mobile app's market leading features. Most recently we launched regionally-leading security and fraud protection features including Freeze My Card, transaction alerts, mobile location tracking and touch ID capabilities. Overall, active users of our mobile app have increased by over 50.6% in 2017 and overall transactions executed through the app have increased by 260% to over 280,000 transactions compared to 2016.

        In addition, we were the first regional bank to issue VISA credit and debit cards with contactless transaction capabilities and as of September 2017, have converted 30.4% of our VISA debit and credit cards to chip-and-PIN and contactless payment systems, compared to 20.4% for the rest of the English speaking Caribbean, according to VISA. The chart below, shows data from VISA, that demonstrated our September 30, 2013 to September 30, 2017 growth of payment volume and VISA cards.

Payment Volume and Cards

Unwavering client focus with comprehensive and differentiated product and service offerings

        We believe that our client-focused business model has been one of the key drivers of our profitability. Our fundamental approach to our business is that we aim to place the client at the center of everything we do, which we view as an omni-channel and omni-product approach.

        Since 2014, we have completed a number of initiatives aimed at putting our clients' needs first and delivering best-in-class client experience and transaction execution, including:

  •
  Optimization and reconfiguration of our branch network to enhance our clients' borrowing experience;

  •
  Increasing our number of ATMs by 67% to 189 for greater client convenience;

  •
  Offering products that no other competitor is offering in our footprint such as a no fee, 1% cash-back VISA credit card; and

  •
  Introducing our mobile app and online banking products and services, with market-leading features, including Freeze My Card, transaction alerts and mobile location tracking.

        Each innovation has been motivated by the desire to provide our clients with the types of products and services they seek. This is evident in our consistently strong client survey results, which is a testament to the benefits our relationship-focused model provides to clients.

        Finally, we have also developed a corporate ethos that we believe embodies the pillars of our brand—personalized, responsive and easy—which are further underscored by our corporate culture of agility, collaboration, integrity, ownership and urgency themes we instill among our employee base to further ensure client focus. This enables us to respond quickly to any changes in our markets and clients' needs.

Experienced leadership with deep local knowledge of and commitment to our markets and a proven ability to execute

        Our executive officers have an average of 30 years of banking experience both in the Caribbean and globally, and over 55% of our employees have been with us for at least 10 years. We believe that their experience and knowledge of our company and our markets has allowed us to deliver high-quality and innovative products and services to our clients and has positioned us to capitalize on future growth opportunities. Our executive officers, senior management and employees also have deep ties in the Caribbean community and significant experience and knowledge of the local culture, markets and businesses that underpin these regions. We contribute 1% of our net income after tax to our charitable trust that gives back to our communities through donations to institutions, such as hospitals, and causes, such as education and hurricane relief.

Our Strategies

        We are a relationship-oriented bank and aspire to be our client's first choice for financial products and services in our markets. We have three core company-wide strategies, which we employ across our business segments and geographies in order to continue to grow and strengthen our franchise. These strategies focus on: (i) strengthening our existing and developing new client relationships; (ii) building on our technology base to provide a modern, digital banking experience; and (iii) simplifying the way in which we interact with our clients to deliver a superior customer experience and drive returns to our shareholders.

Strengthening existing and developing new client relationships

        At the core of our strategy is our focus on our clients. Our brand is built on fostering client relationships that are personalized, responsive and serve our clients' needs.

        We intend to continue to gain market share by focusing on providing a holistic banking experience to our new and existing clients. In our RBB segment, we have been successful in introducing our Platinum Banking products and services to our mass-affluent clients in our primary markets, and view these products and services as key elements supporting our growth in our key growth markets. In our CIB segment, we have implemented a dedicated senior banker coverage model for our larger clients, which we believe will facilitate closer client interaction and stronger segment growth in the future.

        Our WM clients already benefit from an integrated client service model that delivers personalized and responsive service. Our recently launched investment advisor technology platform looks to build on our strategy of addressing our clients' needs with access to world-class, personalized portfolio management capabilities. We believe our client focus puts us in a unique position to continue to win market share in our WM segment, supported by significant cross-selling opportunities across our existing client relationships in our RBB and CIB segments. Our approach is to offer each client the full range of our products and services, for example, by introducing a CIB client to our cash management, credit card, payroll and other electronic banking solutions as well as introducing, where appropriate, our RBB and WM capabilities to directors and employees.

Leveraging our technology base to provide a modern, digital banking experience

        We have invested over $100 million over the past five years on technology upgrades to develop our digital banking platform and technological infrastructure. Our technology investments have included application consolidation, infrastructure upgrades, expansion of client relationship management and client experience capabilities.

        We believe our digital platform provides us with a key competitive advantage relative to our competitors, and we remain focused on building regionally-leading, digital capabilities across our sales and delivery channels to provide our clients with a modern client experience. In addition to our industry leading mobile app offering, which experienced a 50.6% increase in the base of active users in 2017, we believe that the unique features of our internet technology and payments offering is attractive to our client base. In the future, we plan to continue our investments in cards, cash management and merchant service offerings, mobile and internet banking, electronic payment advancements and other new technologies to drive the growth of our digital channel by offering our clients innovative digital solutions to meet their banking and financial services needs.

Simplification to continue delivering a superior client experience and to achieve further operating efficiencies

        We aim to deliver a simple and straightforward client experience. We believe that this is best executed through a continuous process of technological enhancement and process simplification. For example, in our RBB segment, we have introduced office locations with a targeted purpose—either loans and mortgages or Platinum Banking. We have also introduced a larger number of ATMs at our newer branches to improve client convenience. In our CIB segment, we continue to focus on simplifying our client onboarding and lending processes to enhance the client experience. We believe the benefits of simplification will not only enhance our clients' experience, but will also help to improve operating efficiencies in our business.

Our Relationship with CIBC

        We are an indirect subsidiary of CIBC, a leading Canadian-based, global financial institution with operations in Europe, North America, including the United States, and other key financial centers around the world. CIBC's common shares trade on the NYSE and the Toronto Stock Exchange, or TSX. In each of the five years from 2011 to 2015 that Bloomberg Markets offered this award, CIBC was named one of the top 20 strongest banks in the world.

        Following the completion of this offering, CIBC will beneficially own        % of our outstanding common shares (or        % if the underwriters' option to purchase additional common shares from the selling shareholder is exercised in full), and, as a result, CIBC will continue to have significant control of our business, including pursuant to the agreements described below. CIBC intends to divest itself of its controlling interest in us over time, subject to market conditions and other considerations as well as a lock-up agreement by the selling shareholder in connection with this offering. See "Underwriting (Conflicts of Interest)". The timing of any subsequent sales by CIBC of our common shares is unknown at this time. See "Risk Factors—Risks Relating to This Offering and Our Common Shares—CIBC will continue to have significant influence over us after this offering, including control over decisions that require shareholder approval, which could limit your ability to influence the outcome of matters submitted to shareholders for a vote".

        Historically, CIBC and its affiliates have provided certain services to us. In connection with this offering, we and CIBC intend to enter into certain agreements that will provide a framework for our ongoing relationship with CIBC. We intend to enter into a separation agreement with CIBC and CICL (the "Separation Agreement") in connection with this offering that will give CIBC and CICL certain consent and other rights with respect to our business, including the ability to nominate candidates for election to our board of directors (and appointment to board committees) and various other significant corporate actions we may pursue. We also intend to enter into a transition services agreement (the "Transition Services Agreement") with CIBC which will govern the transition of certain shared services, which primarily consist of shared services provided pursuant to agreements with third-party vendors, during specified transition periods following this offering, and a registration rights agreement (the "Registration Rights Agreement") which will require us to register our common shares beneficially owned by CIBC under certain circumstances. For a description of these and other agreements we have entered into with CIBC and its affiliates, see "Our Relationship with CIBC and Related Party Transactions—Our Relationship with CIBC".

Corporate Information

        Our principal executive offices are located at The Michael Mansoor Building, Warrens, St. Michael BB22026 Barbados and our telephone number is +1 246-367-2012. We maintain a website at www.cibcfcib.com. Neither this website nor the information on or accessible through this website is included or incorporated in, or is a part of, this prospectus.

Summary Risk Factors

        An investment in the common shares involves a high degree of risk. Any of the factors set forth under "Risk Factors" may limit our ability to successfully execute our business strategy. You should carefully consider all of the information set forth in this prospectus and, in particular, should evaluate the specific factors set forth under "Risk Factors" in deciding whether to invest in the common shares. Among these important risks are the following:

  •
  Adverse economic and market conditions in the markets in which we operate, in particular Barbados, the Bahamas and the Cayman Islands, could materially and adversely affect our business.

  •
  A continued decline in Barbados's sovereign debt ratings or a debt restructuring in Barbados may impede economic growth, and lead to significant impairments of our holdings of sovereign debt, which may negatively impact our results of operations or financial condition.

  •
  Volatility levels and fluctuations in foreign currency exchange rates and a de-pegging of certain currencies from the U.S. dollar may affect our business, financial position and results of operations.

  •
  We hold securities, including sovereign debt, that do not have an investment grade rating and which may negatively impact our business, results of operations and financial condition.

  •
  Tourism, real estate and financial services are important drivers of economic activity in the markets in which we operate. A decline in one of more of these sectors in our markers could have a negative impact on our business, results of operations or financial condition.

  •
  Severe weather, natural disasters and other external events could disrupt our businesses and adversely affect our financial condition or results of operations.

  •
  Global climate change may in the future increase the frequency and severity of weather events and the losses resulting therefrom, which could have a material adverse effect on the economies of our current and future markets and therefore on our business.

  •
  A decline in the residential and commercial real estate markets in markets in which we operate could increase defaults on our mortgage loans, create challenges with the foreclosure process and generally have an adverse effect on our business, financial condition or results of operations.

  •
  CIBC has provided us with services that we will transition away from CIBC pursuant to our Transition Services Agreement with them, but this transition may not be successful.

  •
  We are required to maintain certain levels of liquidity. If we fail to maintain sufficient liquidity, we could face regulatory action and our business, financial condition or results of operations could be adversely affected.

  •
  We face competition in all aspects of our business, and may not be able to attract clients at current levels.

  •
  Fluctuations in interest rates may negatively impact our net interest margin and our profitability.

  •
  We could fail to attract, retain or motivate highly skilled and qualified personnel, including our senior management, other key employees or members of our board of directors, which could adversely affect our business.

  •
  We are subject to litigation, regulatory actions, claims and other legal proceedings, and our expenses related to the legal proceedings to which we are subject could have an adverse effect on our business, financial condition, results of operations or prospects.

  •
  We operate in a highly regulated environment and changes to, or failure to comply with, applicable laws, regulations, and guidance, including banking guidelines and capital adequacy and regulatory requirements could adversely affect our business.

  •
  Barbados law differs from the laws in effect in the United States and might afford less protection to shareholders, including by preventing or delaying a change in control or restricting the payment of dividends.

 THE OFFERING

Common shares offered by the selling shareholder	common shares.
Option to purchase additional common shares	The selling shareholder has granted the underwriters an option for a period of 30 days after the date of this prospectus to purchase up to an additional common shares in the aggregate.
Common shares outstanding after this offering	common shares.
Voting rights	The common shares have one voting right per share. See "Description of Share Capital".
Use of proceeds
We will not receive any of the proceeds from this offering, even if the underwriters exercise their option to purchase additional shares. All of the shares in this offering are being sold by the selling shareholder. As a result, all of the proceeds from this offering by the selling shareholder will be received by them, net of the underwriters' discounts and commissions which will be paid for by the selling shareholder.
Dividend policy
Following this offering, we intend to pay quarterly cash dividends on common shares at an initial amount of approximately $1.50 per share on an annualized basis, after giving effect to the reverse share split to be completed prior to the completion of this offering. There can be no assurance, however, that we will pay such dividend amount for any given period, and the declaration of dividends remains subject to the approval of our board of directors.

Although we expect to pay dividends according to our dividend policy, we may elect not to pay dividends. Any declarations of dividends will be at the discretion of our board of directors and such dividends may be declared and paid by our board of directors only out of assets legally available therefor. In determining the amount of any future dividends, our board of directors may take into account: (1) our financial results; (2) our available cash, as well as anticipated cash requirements (including debt servicing); (3) our capital requirements, including the capital requirements of our subsidiaries; (4) contractual, legal, tax and regulatory restrictions on, and implications of, the payment of dividends by us to our shareholders; (5) general economic and business conditions; (6) restrictions applicable to us and our subsidiaries under Barbados and other applicable laws, regulations and policies; and (7) any other factors that our board of directors may deem relevant. Therefore, there can be no assurance that we will declare or pay any dividends to holders of the common shares, or as to the amount of any such dividends. In the future, we may consider share repurchase programs to supplement our dividend policy.

Our ability to pay dividends in U.S. dollars from funds we receive from our operations is further limited by Barbados exchange control requirements, which preclude us from paying dividends in U.S. dollars from income generated in Barbados. Additionally, because we are a holding company under Barbados law, our ability to pay dividends on our common shares depends primarily upon our receipt of dividends from our subsidiaries the payment of which is subject to numerous limitations under banking laws, regulations and policies in our markets. See "Risk Factors—Risks Relating to the Common Shares—Holders of our common shares may not receive dividends" and "Dividend Policy".
Controlling shareholder
Currently, CIBC, through the selling shareholder, beneficially owns approximately 91.67% of our outstanding common shares. Upon the completion of this offering, CIBC, through its wholly-owned subsidiary the selling shareholder, will beneficially own approximately % of our outstanding common shares (or approximately % if the underwriters' option to purchase additional common shares from the selling shareholder is exercised in full).
For additional information regarding our relationship with CIBC following the completion of this offering, see "Our Relationship with CIBC and Related Party Transactions".
Pre-emptive Rights	Holders of the common shares, including prospective purchasers in the offering, do not and, upon the completion of the offering, will not have any pre-emptive rights.
Listing	Our common shares are currently listed on the Barbados Stock Exchange, the Trinidad and Tobago Stock Exchange Limited and the Eastern Caribbean Stock Exchange under the symbol "FCI".

We have applied to delist our common shares from the Trinidad and Tobago Stock Exchange and the Eastern Caribbean Stock Exchange, and intend to complete these delistings as soon as practical after the completion of this offering. Prior to the completion of this offering, we intend to delist our common shares from the Barbados Stock Exchange and concurrently relist them on the ISM.
We intend to apply to list our common shares on the NYSE, under the symbol "FCI".
Conflicts of interest
We and CIBC World Markets Corp., a member of the Financial Industry Regulatory Authority, Inc. ("FINRA"), are subsidiaries of CIBC. In addition, the selling shareholder is an affiliate of CIBC and CIBC World Markets Corp. CIBC World Markets Corp. will participate in distributions of the offered securities. Therefore, a "conflict of interest" exists for CIBC World Markets Corp. within the meaning of FINRA Rule 5121(f)(5)(B). Additionally, CIBC World Markets Corp. will have a conflict of interest as defined in FINRA Rule 5121(f)(5) (c)(ii) due to the receipt of more than 5% of the net offering proceeds by one of its affiliates, the selling shareholder. Accordingly, this offering will be conducted pursuant to FINRA Rule 5121. To comply with Rule 5121, CIBC World Markets Corp. will not confirm sales of the securities to any account over which CIBC World Markets Corp. exercises discretionary authority without the prior written approval of the customer. Also, pursuant to Rule 5121, a "qualified independent underwriter" (as defined in Rule 5121) must participate in the preparation of this prospectus and the registration statement of which it forms a part and exercise the usual standards of due diligence with respect thereto. Barclays Capital Inc. has agreed to act as qualified independent underwriter for the offering and to perform a due diligence investigation and review and participate in the preparation of the prospectus and the registration statement of which it forms a part. Barclays Capital Inc. will not receive any additional fees for acting as a qualified independent underwriter. See "Underwriting (Conflicts of Interest)—Conflicts of Interest".
Lock-ups
We, our directors and executive officers and CIBC and its affiliates have agreed with the underwriters not to offer, pledge, sell or otherwise dispose of or hedge any of our common shares, subject to certain exceptions, for the 180-day period following the date of this prospectus, without the prior consent of certain of the underwriters may, at any time and in their sole discretion, release us, such shareholders or our directors and executive officers from these lock-up restrictions.
Risk Factors	You should read the "Risk Factors" section of this prospectus for a discussion of factors to consider carefully before deciding to invest in the common shares.

        Unless otherwise indicated, all information in this prospectus reflects or assumes the thirty-to-one reverse share split, which we expect to be approved by our shareholders at our next shareholder meeting on March 29, 2018.

        Unless otherwise indicated, all information in this prospectus assumes no exercise by the underwriters of their option to purchase up to an additional            common shares in the aggregate from the selling shareholder, and assumes that the common shares to be sold in this offering are sold at $            per common share, which is the midpoint of the price range set forth on the cover of this prospectus.

SUMMARY CONSOLIDATED FINANCIAL DATA

        The following tables present our summary consolidated financial information as of and for the quarters ended January 31, 2018 and 2017, and as of and for the years ended October 31, 2017, 2016 and 2015, which have been prepared in accordance with U.S. GAAP. Our consolidated financial information for the quarters ended January 31, 2018 and 2017 has been derived from, and should be read together with, our unaudited consolidated financial statements and the accompanying notes included elsewhere in this prospectus. Our consolidated financial information for the years ended October 31, 2017 and 2016 has been derived from, and should be read together with, our audited consolidated financial statements and the accompanying notes included elsewhere in this prospectus. Our consolidated financial information for the year ended October 31, 2015 has not been audited.

        Our historical results for any prior period do not necessarily indicate our results to be expected for any future period. The following data should be read in conjunction with "Capitalization", "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations".

Income Statement Data

	For the quarter ended January 31,		For the year ended October 31,
(U.S.$ in thousands, except per share amounts)	2018	2017	2017	2016	2015
Interest income	$111,096	$102,930	$424,894	$413,446	$415,918
Interest expense	16,209	16,211	64,394	61,721	73,111

Net interest income before provision for loan losses	$94,887	$86,719	$360,500	$351,725	$342,807
Provision for loan losses	(5,112)	(4,895)	(17,761)	(10,640)	(34,049)

Net interest income after provision for loan losses	$89,775	$81,824	$342,739	$341,085	$308,758
Non-interest income	9,808	40,461	157,297	177,948	176,526
Non-interest expense	90,639	86,314	359,519	341,487	349,959

Income before provision for taxes	$8,944	$35,971	$140,517	$177,546	$135,325
Provision for income taxes	4,713	3,586	12,879	17,394	22,189

Net income	$4,231	$32,385	$127,638	$160,152	$113,136

Non-controlling interests	1,090	896	3,673	3,331	3,229
Net income attributable to common shareholders	$3,141	$31,489	$123,965	$156,821	$109,907

Basic and diluted earnings per share(1)	$0.06	$0.60	$2.36	$2.98	$2.09

Total other comprehensive (loss) income, net of taxes	$(4,922)	$(4,020)	$16,085	$4,768	$(19,688)

Total comprehensive income	$691	$28,365	$143,723	$164,920	$93,448

(1)
Basic and diluted earnings per share figures reflect the reverse share split that we expect to effect prior to the completion of the offering, for more information, see "Presentation of Financial and Other Information—Reverse Share Split".

Balance Sheet Data

	As of January 31,	As of October 31,
(U.S.$ in thousands)	2018	2017	2016	2015
Assets
Cash and cash equivalents	$2,366,236	$2,512,595	$1,525,868	$1,284,580
Restricted cash	349,504	340,515	320,923	309,159
Securities available-for-sale	2,338,016	2,358,784	2,183,898	2,329,985
Loans and leases, net	6,457,319	6,426,867	6,294,414	6,077,626
Property and equipment, net	161,539	161,800	151,655	137,381
Goodwill	239,848	239,848	239,848	239,848
Prepaid expenses	21,742	10,699	21,690	10,782
Other assets	440,979	314,712	343,897	255,155
Assets from discontinued operations(1)	—	—	—	148,717

Total assets	$12,375,183	$12,365,820	$11,082,193	$10,793,233

Liabilities
Interest-bearing customer deposits	$6,340,304	$5,924,417	$5,566,547	$5,541,185
Non-interest-bearing customer deposits	4,151,550	4,433,850	3,579,032	3,150,683

Total customer deposits	10,491,854	10,358,267	9,145,579	8,691,868
Borrowings	116,112	211,251	197,040	207,459
Other liabilities	232,575	250,173	257,394	281,053

Liabilities from discontinued operations(1)	—	—	—	133,615
Total liabilities	$10,840,541	$10,819,691	$9,600,013	$9,313,995

Shareholders' equity
Common stock (52,567,879 shares outstanding)	$729,521	$729,521	$729,521	$729,521
Capital surplus	3,119	3,119	3,119	3,119
Accumulated other comprehensive income (loss)	(51,011)	(78,912)	(95,189)	(99,426)
Retained earnings	823,388	862,712	816,582	820,026
Non-controlling interests	29,625	29,689	28,147	25,998

Total shareholders' equity	$1,534,642	$1,546,129	$1,482,180	$1,479,238

Total liabilities and shareholders' equity	$12,375,183	$12,365,820	$11,082,193	$10,793,233

(1)
Assets and liabilities from discontinued operations for 2015 relate to the sale of our Belize operation which was announced in 2015 and closed on February 1, 2016.

Financial Ratios and Other Performance Indicators

        We use a number of financial measures to track the performance of our business and to guide our management. Some of these measures are defined by, and calculated in compliance with, applicable banking regulations, but such regulations often require certain discretion in defining and calculating the measures. These measures allow management to review our core activities, enabling us to evaluate relevant trends more meaningfully when considered in conjunction with (but not in lieu of) measures that are calculated in accordance with U.S. GAAP. Non-U.S. GAAP measures used in this prospectus are not a substitute for U.S. GAAP measures and readers should consider the U.S. GAAP measures as well.

        The following table shows certain of our key financial measures for the periods indicated. Many of these measures are non-U.S. GAAP financial measures. We believe that each of these measures is helpful in highlighting trends in our business that may not otherwise be apparent when relying solely on our U.S. GAAP-calculated results. Because of the discretion that we and other banks and companies have in defining and calculating these measures, care should be taken in comparing such measures used by us with similarly titled measures of other banks and companies, as such measures may not be directly comparable. For a reconciliation of the non-U.S. GAAP financial measures presented below to the most directly comparable U.S. GAAP financial measures, see "—Reconciliation of Non-U.S. GAAP Financial Measures" below.

	For the quarter ended January 31,		For the year ended October 31,
	2018	2017	2017	2016	2015
Profitability and Dividend Ratios
Return on average assets(1)	0.1%	1.1%	1.09%	1.46%	1.04%
Adjusted return on average assets(2)	1.0%	1.1%	1.14%	1.21%	0.97%
Return on average shareholders' equity(3)	1.1%	8.7%	8.43%	10.82%	7.76%
Adjusted return on average shareholders' equity(4)	9.2%	9.4%	9.99%	10.14%	8.22%
Return on average tangible shareholders' common equity(5)	1.3%	10.6%	10.2%	13.2%	9.5%
Adjusted return on average tangible shareholders' common equity(6)	11.1%	11.5%	12.2%	12.5%	10.1%
Dividend payout ratio(7)	462.1%	60.4%	61.6%	37.5%	41.5%
Adjusted dividend payout ratio(8)	63.2%	64.8%	59.4%	46.2%	45.4%
Performance Ratios
Net interest margin(9)	3.9%	3.8%	3.9%	3.9%	3.8%
Adjusted net interest margin(10)	3.8%	3.7%	3.7%	3.7%	3.6%
Fee income ratio(11)	9.4%	31.8%	30.4%	33.6%	34.0%
Adjusted fee income ratio(12)	31.3%	33.9%	32.8%	32.8%	32.7%
Efficiency ratio(13)	86.5%	67.9%	69.4%	64.5%	67.4%
Adjusted efficiency ratio(14)	69.1%	69.1%	69.9%	68.5%	67.0%
Loan growth(15)	4.2%	4.2%	3.0%	6.4%	(0.8)%
Deposit growth(16)	11.0%	1.3%	13.3%	5.2%	(5.2)%
Total gross loan-to-deposit ratio(17)	63.8%	68.9%	64.4%	71.9%	73.7%
Operating leverage(18)	(22.5)%	(7.2)%	(7.5)%	4.4%	(2.1)%
Adjusted operating leverage(19)	0.0%	(3.2)%	(2.1)%	(2.3)%	(2.4)%
Total non-accrual loans and leases to total gross loans(20)	5.0%	6.2%	5.1%	6.5%	9.1%
Net charge-offs to average total gross loans ratio(21)	0.7%	0.6%	0.7%	0.9%	1.3%

(1)
ROAA is an indicator of profitability relative to total assets and is intended to demonstrate how efficient management is at using assets to generate earnings. The ROAA ratio is calculated as net income divided by average total assets.

(2)
Adjusted ROAA is a non-U.S. GAAP financial measure used to measure profitability relative to total assets and is intended to demonstrate management's efficiency at using assets to generate earnings. The adjusted ROAA ratio is calculated as adjusted net income divided by adjusted average total assets. Adjusted net income excludes certain items that are included in the financial results presented in accordance with U.S. GAAP. For more information on the non-U.S. GAAP financial measures, see "—Reconciliation of Non-U.S. GAAP Financial Measures."

(3)
Return on average shareholders' equity ("ROAE") represents the amount of net income to shareholders as a percentage of average shareholders' equity and is calculated as net income divided by average shareholders' equity. Net income is for the full fiscal year before dividends paid to shareholders and includes net income attributable to the non-controlling interests. Average shareholders' equity includes the non-controlling interests.

(4)
Adjusted return on average shareholders' equity ("adjusted ROAE") is a non-U.S. GAAP financial measure that represents how much profit is generated with shareholders' equity. Adjusted ROAE represents the amount of adjusted net income to shareholders as a percentage of adjusted average shareholders' equity and is calculated as adjusted net income divided by adjusted average shareholders' equity. The planned $200 million special dividend is also excluded from equity in the measurement. Adjusted net income is for the full fiscal year before dividends paid to shareholders, including net income attributable to the non-controlling interests, and excludes certain items that are included in the financial results presented in accordance with U.S. GAAP. Adjusted average shareholders' equity includes the non-controlling interests. For more information on the non-U.S. GAAP financial measures, see "—Reconciliation of Non-U.S. GAAP Financial Measures".

(5)
ROATCE is the amount of net income to shareholders as a percentage of average tangible shareholders' common equity and is calculated as net income divided by the average tangible shareholders' common equity. Net income is for the full fiscal year before dividends paid to shareholders and excludes net income attributable to the non-controlling interests. Average tangible shareholders' common equity does not include goodwill and intangible assets, preferred equity or the non-controlling interests.

(6)
Adjusted ROATCE is a non-U.S. GAAP financial measure that is the amount of adjusted net income attributable to common shareholders as a percentage of adjusted average tangible shareholders' common equity and is calculated as adjusted net income attributable to common shareholders divided by the adjusted average tangible shareholders' common equity. Adjusted average tangible shareholders' common equity does not include goodwill and intangible assets, preferred equity or the non-controlling interests. The planned $200 million special dividend is also excluded from equity in the measurement. Adjusted net income attributable to common shareholders is for the full fiscal year before dividends paid to shareholders, excluding net income attributable to the non-controlling interests, and excludes certain items that are included in the financial results presented in accordance with U.S. GAAP. For more information on the non-U.S. GAAP financial measures, see "—Reconciliation of Non-U.S. GAAP Financial Measures".

(7)
Dividend payout ratio is the ratio of the total amount of dividends paid out to shareholders relative to net income. The ratio is calculated as dividends paid divided by net income. The amount shown excludes special dividends.

(8)
Adjusted dividend payout ratio is a non-U.S. GAAP financial measure that is the ratio of the total amount of dividends paid out to shareholders relative to adjusted net income. Adjusted net income excludes certain items that are included in the financial results presented in accordance with U.S. GAAP. The ratio is calculated as dividends paid divided by adjusted net income. For more information on the non-U.S. GAAP financial measures, see "—Reconciliation of Non-U.S. GAAP Financial Measures".

(9)
Net interest margin ("NIM") is a performance metric that measures the spread between the interest income we generate and our cost of funding, relative to our assets. NIM is calculated as net interest income divided by average interest-earning assets. Net interest income is the interest earned on cash due from banks, investments, loans and other interest earning assets minus the interest paid for deposits, short-term borrowings and long-term debt. The average interest-earning assets are calculated using a simple average balance of interest-earning assets.

(10)
Adjusted net interest margin is a non-U.S. GAAP financial measure used to measure the spread between adjusted interest income and our cost of funding relative to adjusted assets. The ratio is calculated as adjusted net interest income divided by adjusted average interest-earning assets. The only impactful adjustments made to this ratio are adjusting for the repayment of the $500 million intercompany loan from one of our subsidiaries to one of CIBC's subsidiaries, and the $200 million cash dividend payment we intend to make to our existing shareholders prior to or concurrently with the completion of this offering. For more information on the non-U.S. GAAP financial measures, see "—Reconciliation of Non-U.S. GAAP Financial Measures".

(11)
Fee income ratio represents the proportion of revenues derived from non-interest income sources. It is calculated as non-interest income divided by the sum of non-interest income and net interest income.

(12)
Adjusted fee income ratio is a non-U.S. GAAP financial measure used to determine the proportion of revenues derived from adjusted non-interest income sources. The ratio is calculated as adjusted non-interest income divided by adjusted total revenue. For more information on the non-U.S. GAAP financial measures, see "—Reconciliation of Non-U.S. GAAP Financial Measures".

(13)
Efficiency ratio is used to assess operating efficiencies and is intended to demonstrate how efficiently management is controlling expenses relative to generating revenues. The efficiency ratio is calculated as non-interest expenses divided by the sum of total non-interest income and net interest income.

(14)
Adjusted efficiency ratio is a non-U.S. GAAP financial measure used to assess operating efficiencies and is intended to demonstrate how efficiently management is controlling expenses relative to generating revenues. The adjusted efficiency ratio is calculated as adjusted non-interest expenses divided by adjusted total revenue. Adjusted non-interest expenses excludes certain items that are included in the financial results presented in accordance with U.S. GAAP. For more information on the non-U.S. GAAP financial measures, see "—Reconciliation of Non-U.S. GAAP Financial Measures".

(15)
Loan growth is a measure used to determine the growth in performing loan balances compared with performing loan balances from the previous year.

(16)
Deposit growth is a measure used to determine the growth in deposit balances compared with deposit balances from the previous year.

(17)
Total gross loan-to-deposit ratio is a commonly used measure for assessing our liquidity by dividing our total gross loans by our total deposits.

(18)
Operating leverage measures the rate of growth in total revenue less the rate of growth in non-interest expenses. It is a ratio to measure our efficiency.

(19)
Adjusted operating leverage is a non-U.S. GAAP financial measure, calculated as the rate of growth in adjusted total revenue less the rate of growth in adjusted non-interest expenses. It is a ratio to measure our efficiency. Adjusted total revenue and adjusted non-interest expenses exclude certain items that are included in the financial results presented in accordance with U.S. GAAP. For more information on the non-U.S. GAAP financial measures, see "—Reconciliation of Non-U.S. GAAP Financial Measures".

(20)
Total non-accrual loans and leases to total gross loans measures the credit quality of our assets by expressing total non-accrual loans and leases as a percentage of total gross loans. This ratio is calculated as total non-accrual loans and leases divided by total gross loans.

(21)
Net charge-offs to average total gross loans ratio represents the differences between gross charge-offs and any subsequent recoveries relating to our loan portfolio. The ratio is used to measure the credit quality of our loans and represents the portion of the loan portfolio we do not believe we will collect or recover. The ratio is calculated as total charge-offs minus total recoveries divided by average total gross loans.

Reconciliation of Non-U.S. GAAP Financial Measures

        In analyzing the performance of our business, we focus on adjusted net income, which we calculate by adjusting U.S. GAAP net income for income or expense items which are not core to our operations or result in non-recurring gains, losses and charges. The resulting adjusted net income figures include revenue, gains, losses and expense items incurred in the normal course of our business. We regularly assess whether items are non-recurring. In doing so, we consider whether the expense, gain or loss is a result of exceptional circumstances or other decisions not made in the normal course of business. Items which are not in the normal course of business, such as business acquisition costs or impairment losses, or a result of exceptional circumstances, such as business restructuring costs or unique environmental factors, are considered non-recurring items.

        Adjusted net income, adjusted ROAA and adjusted ROATCE are non-U.S. GAAP financial measures that have been adjusted for the financial impact of (i) the sale of the net assets of our Belize operations, which closed on February 1, 2016; (ii) a restructuring plan aimed to enhance our long-term competitiveness through reductions in costs, duplication and complexity, which concluded in 2015; (iii) two major hurricanes, Irma and Maria, in September 2017, which we believe to be one-time in nature; (iv) structural changes to our balance sheet which will occur concurrently with or prior to completion of this offering and (v) modifications to our hedging strategies to take into account U.S. GAAP accounting. Such structural changes include the repayment by CIBC Capital Funding (Cayman) LLC of a $500 million loan from us concurrently with or after and conditional upon the completion of this offering, and a $200 million cash dividend payment we intend to pay to our shareholders prior to the completion of this offering.

        The hedging strategies we currently employ are effective both economically and under IFRS, our original reporting standard, but they are less effective under U.S. GAAP. U.S. GAAP requires gains and losses on available-for-sale securities to be reported in other comprehensive income ("OCI") in shareholders' equity. In addition, the hedges we put in place to manage interest rate risk within our portfolio of securities and loans are effective economically and under IFRS but are less effective under U.S. GAAP. We are adjusting our strategies to be effective under U.S. GAAP, and, as such we have made adjustments to historical net income to remove the accounting impact of previous strategies that were more suitable under IFRS.

        We believe that expressing earnings and certain other financial measures excluding these non-recurring items provides a meaningful basis for period-to-period comparisons, which management believes will assist investors in analyzing our operating results. In addition, these non-U.S. GAAP financial measures will permit investors to assess our performance on a basis consistent with the expected composition of our business as it will exist in future periods. Our management and board of directors also utilize these non-U.S. GAAP financial measures for the preparation of our operating budgets and for our monthly and quarterly financial performance reporting. As such, we believe that the presentation of these non-U.S. GAAP financial measures will permit investors to assess the performance of our business on the same basis as management.

        Non-U.S. GAAP financial measures are not formally defined by U.S. GAAP, so other entities may calculate them differently. We believe the non-U.S. GAAP financial measures presented in this prospectus provide useful information to management and investors that is supplementary to our financial condition, results of operations and cash flows computed in accordance with U.S. GAAP. However, we acknowledge that our non-U.S. GAAP financial measures have a number of limitations. As such, you should not view these disclosures as a substitute for results determined in accordance with U.S. GAAP and they are not necessarily comparable to non-U.S. GAAP financial measures that other companies use.

        The following tables provide:

  •
  a reconciliation of adjusted net income to U.S. GAAP net income;

  •
  a computation of adjusted return on average assets;

  •
  a computation of adjusted return on average shareholders' equity;

  •
  a computation of adjusted ROATCE;

  •
  a computation of adjusted dividend payout ratio;

  •
  a computation of adjusted fee income ratio; and

  •
  a computation of adjusted efficiency ratio.

		For the quarter ended January 31,		For the year ended October 31,
(U.S.$ in millions)		2018	2017	2017	2016	2015
Net income		$4.2	$32.4	$127.6	$160.2	$113.1
Adjustments:
Sale of Belize operations(1)		—	—	—	(2.5)	6.7
Restructuring expenses(2)		—	—	—	—	14.3
Hurricane-related expenses(3)		(0.5)	—	9.8	—	—
AFS foreign exchange impact under U.S. GAAP(4)		32.6	1.2	8.7	(8.9)	(16.9)
Ineffective hedging under U.S. GAAP(5)		(0.9)	0.7	1.9	(4.6)	—
Repayment of intercompany loan(6)		(3.6)	(3.3)	(13.9)	(12.4)	(13.1)
Release of excess capital dividend(7)		(0.9)	(0.8)	(2.8)	(1.9)	(0.8)

Adjusted net income	A	$30.9	$30.2	$131.3	$129.9	$103.4
Average total assets		12,371	11,227	11,724	10,938	10,838
Less: Release of excess capital dividend(7)		200	200	200	200	200

Adjusted average total assets	B	$12,171	$11,027	$11,524	$10,738	$10,638
Adjusted return on average assets	A/B	1.0%	1.1%	1.1%	1.2%	1.0%
Average shareholders' equity		1,540	1,477	1,514	1,481	1,458
Less: Release of excess capital dividend		200	200	200	200	200

Adjusted average shareholders' equity	C	$1,340	$1,277	$1,314	$1,281	1,258
Adjusted return on average shareholders' equity	A/C	9.2%	9.4%	10.0%	10.1%	8.2%
Adjusted net income		30.9	30.2	131.3	129.9	103.4
Less: Non-controlling interests		1.1	0.9	3.5	3.3	3.2

Adjusted net income attributable to common shareholders	D	$29.8	$29.3	$127.8	$126.6	$100.2
Average shareholders' common equity		1,511	1,449	1,485	1,454	1,433
Less: Average goodwill		240	240	240	240	240

Average tangible shareholders' common equity		$1,271	$1,209	$1,245	$1,214	$1,193
Less: Release of excess capital dividend		200	200	200	200	200

Adjusted average tangible shareholders' common equity	E	$1,071	$1,009	$1,045	$1,014	$993
Adjusted ROATCE	D/E	11.1%	11.5%	12.2%	12.5%	10.1%
Dividends paid(8)	F	39	39	78	60	47
Adjusted dividend payout ratio	F/A	63.2%	64.8%	59.4%	46.2%	45.4%
Total revenue		104.7	127.2	517.8	529.7	519.3
Adjustments:
Sale of Belize operations(1)		—	—	—	(1.9)	(6.6)
AFS foreign exchange impact under U.S. GAAP(4)		32.3	1.2	8.7	(8.9)	(16.9)
Ineffective hedging under U.S. GAAP(5)		(0.8)	0.7	2.1	(5.1)	—
Repayment of intercompany loan(6)		(3.6)	(3.3)	(13.9)	(13.3)	(13.9)
Release of excess capital dividend(7)		(0.9)	(0.8)	(2.8)	(1.9)	(0.8)

Adjusted total revenue	G	$131.8	$125.0	$511.8	$498.5	$481.2
Total non-interest income		9.8	40.5	157.3	177.9	176.5
Adjustments:
Sale of Belize operations(1)		—	—	—	(0.2)	(2.2)
AFS foreign exchange impact under U.S. GAAP(4)		32.3	1.2	8.7	(8.9)	(16.9)
Ineffective hedging under U.S. GAAP(5)		(0.8)	0.7	2.1	(5.1)	—

Adjusted total non-interest income	H	$41.3	$42.4	$168.1	$163.8	$157.4
Adjusted fee income ratio	H/G	31.3%	33.9%	32.8%	32.8%	32.7%
Total non-interest expenses		90.5	86.3	359.5	341.5	350.0
Adjustments:
Sale of Belize operations(1)		—	—	—	0.2	(13.1)
Restructuring expenses(2)		—	—	—	—	(14.4)
Hurricane-related expenses(3)		0.5	—	(1.7)	—	—

Adjusted total non-interest expenses	I	$91.0	$86.3	$357.8	$341.7	$322.5

Adjusted efficiency ratio	I/G	69.1%	69.1%	69.9%	68.5%	67.0%
Net interest margin		3.9%	3.8%	3.9%	3.9%	3.8%
Adjustments:
Repayment of intercompany loan(6)		(0.1)%	(0.1)%	(0.1)%	(0.1)%	(0.1)%
Release of excess capital dividend(7)		0.0%	0.0%	0.0%	0.0%	0.0%

Adjusted net interest margin		3.8%	3.7%	3.8%	3.8%	3.7%

(1)
In 2015, we entered into a definitive agreement to sell our operations in Belize and wrote down the value of our assets and liabilities in Belize to their recoverable amounts. This transaction closed on February 1, 2016. In the first quarter of 2016 until this transaction closed, we continued to earn interest income on loans, pay interest on our deposits and incur expenses primarily to run our branches.

(2)
In 2015, we completed a restructuring plan which aimed to enhance our long-term competitiveness through reductions in costs, duplication and complexity.

(3)
In September 2017, the Caribbean was hit by two major hurricanes, Irma and Maria, which resulted in significant damage in several of the countries and territories in which we operate. The exact quantum of loan losses incurred as a result of the hurricanes will be not be fully determinable for some time, and will be dependent on the severity of damage, insurance coverage and claims payments and the ability of the various borrowers to recover. We made an adjustment to our collective allowance for loan losses in the fourth quarter of 2017 of $8.6 million to reflect our best estimate of the financial impact of the losses. We view the financial impact of the 2017 hurricane season to be one-time in nature, as we had not experienced a hurricane related loss of this severity and impact since Hurricane Ivan in 2004. The $9.8 million in hurricane-related net income reduction is comprised of $8.6 million provision for loan losses, $1.7 million in one-time expenses, less non-controlling interest and taxes.

(4)
Certain of our deposits are denominated in foreign currencies that are not pegged to the U.S. dollar and, as such, fluctuations in these foreign currencies will have an impact on our balance sheet and income statement reported in U.S. dollars. In order to economically hedge against this exposure, we hold securities available-for-sale denominated in the same foreign currencies as the deposits. We have historically prepared and published our audited consolidated financial statements in accordance with IFRS and our economic hedging strategies achieve offsetting impacts in earnings as the foreign currencies relating to both the deposits and securities are revalued through earnings under IFRS. Under U.S. GAAP, foreign exchange gains and losses on foreign currency deposits flow through our income statement. However, the portion of our securities portfolio that hedges movements in foreign currency deposits are available-for-sale, and under U.S. GAAP, offsetting gains and losses on those securities are reported in OCI in shareholders' equity. In 2016, our foreign currency deposits weakened against the U.S. dollar resulting in gains totaling $8.9 million reported as revenues and losses of $8.9 million were included in OCI. In 2017, our foreign currency deposits strengthened against the U.S. dollar, resulting in losses of $8.7 million, which flowed through the income statement with offsetting gains from the securities portfolio of $8.7 million reported in OCI. We are adjusting our hedging strategy such that the impact of foreign currency movements on our U.S. dollar reported deposit balances is effectively hedged under U.S. GAAP in our net income, eliminating this foreign exchange impact on our U.S. GAAP financial results in future periods.

(5)
The strategies we currently employ to manage interest rate risk within our portfolio of securities and loans are effective hedges both economically and under IFRS, our original financial reporting standard. However, these hedging strategies are less effective under U.S. GAAP. In 2016, we reported gains of $4.6 million in revenues related to these hedged positions, while in 2017, we reported losses of $1.9 million in revenues. We are currently implementing hedging strategies that are considered effective under U.S. GAAP, and, as such, will, we believe, minimize the volatility of movements in foreign currencies and interest rates in our U.S. GAAP financial statements.

(6)
On April 18, 2017, FirstCaribbean International Bank (Barbados) Limited, one of our subsidiaries, issued a secured loaned in the aggregate principal amount of $500 million to CIBC Capital Funding (Cayman) LLC, a subsidiary of CIBC, at an interest rate of LIBOR plus 3.25%. This loan effectively extended the maturity of a loan on similar terms from 2012, which bore interest at a rate of LIBOR plus 3.15%. Concurrently with or after and conditional upon the closing of this offering, this loan will be repaid in full by CIBC Capital Funding (Cayman) LLC. This $500 million intercompany loan earned us interest income equal to $16.9 million, $18.1 million, and $21.3 million in 2015, 2016, and 2017, respectively. In estimating the impact of CIBC's repayment of this loan on an adjusted basis, we have assumed the proceeds received will be redeployed in a combination of investment grade securities at a weighted average interest rate of LIBOR plus 0.31%, which would have generated income of $3.0 million, $4.9 million, and $7.4 million in 2015, 2016, and 2017, respectively. These assumptions are predicated on current rates prevailing in the market today. We have presented the adjusted impact as if such transactions had occurred for the 2015, 2016, and 2017, respectively.

(7)
We intend to make a $200 million cash dividend payment to our existing shareholders prior to or concurrently with the completion of this offering. We adjusted net interest income by reducing it to account for the cost of funding this planned dividend.

(8)
Dividends paid reflects regular dividends only. Special dividend payments have been excluded.

RISK FACTORS

        Investing in the common shares involves a significant degree of risk. The material risks and uncertainties that management believes affect us are described below. Before investing in the common shares, you should carefully consider the risks and uncertainties described below in addition to the other information contained in this prospectus. Any of the following risks, as well as risks that we do not know or currently deem immaterial, could have a material adverse effect on our business, financial condition or results of operations. As a result, the trading price of the common shares could decline, and you could lose some or all of your investment. Further, the risk factors below include cautionary statements identifying important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by us or on our behalf. See "Cautionary Note Regarding Forward-Looking Statements".

Risks Relating to Our Business

Adverse economic and market conditions in the markets in which we operate, in particular Barbados, the Bahamas and the Cayman Islands, could materially adversely affect our business.

        Barbados, the Bahamas and the Cayman Islands are the markets where we provide the majority of our loans and where we have the majority of our assets and liabilities. A downturn in the markets in which we operate, in particular in Barbados, the Bahamas or the Cayman Islands, could have a significant impact on our business performance. Our financial performance generally, and in particular the ability of our borrowers to pay interest on and repay the principal of outstanding loans, the value of the collateral securing those loans, as well as the demand for loans and other products and services we offer on which we rely for our future growth, is highly dependent upon the business environment in the markets in which we operate. Some elements of the business environment that affect our financial performance include short-term and long-term interest rates, any downgrade in sovereign credit ratings (such as the recent downgrade in Barbados's sovereign rating and potential sovereign debt restructuring), the prevailing yield curve, inflation and price levels, monetary policy, regulatory changes or changes in enforcement thereof, unemployment, investor or business confidence, natural or man-made disasters and the strength of the local economy. Unfavorable market conditions can result in a deterioration in the credit quality of our borrowers, decreased demand for our products and services, an increase in the number of loan delinquencies, defaults and charge-offs, additional provisions for loan losses, decreases in asset values, deterioration in investment performance and an overall material adverse effect on the quality of our loan portfolio.

A continued decline in Barbados's sovereign debt ratings or a debt restructuring in Barbados may impede economic growth, and lead to significant impairments of our holdings of sovereign debt, which may negatively impact our results of operations or financial condition.

        We are organized and operate in Barbados, regulated by the Central Bank of Barbados. As of the first quarter of 2018, our performing loans and deposits in Barbados were $1.9 billion and $2.2 billion, respectively, or 30% and 21% of our total loans and total deposits, respectively. Additionally, as of the first quarter of 2018, we held approximately $506 million of exposure consisting of securities and loans to the government of Barbados. Because of our financial exposure in Barbados, we face a variety of risks, including the risk that the Barbados sovereign debt we hold may not be repaid in full.

        In 2016 and 2017, Moody's and S&P downgraded their Barbados ratings. Moody's downgraded Barbados's sovereign debt rating to Caa1 on April 1, 2016 and then to Caa3 on March 9, 2017. S&P downgraded Barbados's sovereign debt rating to B– on September 23, 2016 and then to CCC+ on March 3, 2017, and Barbados's local currency rating to B– on September 23, 2016, to CCC+ on March 3, 2017, and then to CCC on September 27, 2017. Furthermore, as of the end of calendar year 2017, the gross sovereign debt of Barbados was 97.2% of its GDP, as calculated by the IMF, driven by the large fiscal deficits being run by the government that ranged between 4% of GDP and 11% of GDP for most of the last decade. Barbados's interest expenses were 26% of government revenue in 2016, and the government is currently contemplating a debt restructuring among a package of austerity measures to reign in the fiscal deficit. As a result of its current condition, Barbados has lost access to the international financial markets at competitive rates. Instead the government has been repaying its maturing external debt from its foreign exchange reserves, which have fallen from 20 weeks in 2012 to 13.7 weeks at the end of 2015, 10.5 weeks in 2016 and 6.6 weeks at the end of December 2017. This is below the international standard of 12 weeks.

        Furthermore, primarily as a result of the foregoing and Barbados's need to fund its fiscal deficit, on May 9, 2017, the Central Bank of Barbados increased the securities reserve requirement for Barbados banks from 10% to 15% with further increases to 18% effective on December 1, 2017 and 20% effective on January 1, 2018. If the Barbados reserve requirements continue to rise in response to the current sovereign debt situation or otherwise this could adversely affect our business, results of operations and financial condition.

        Additionally, we cannot hedge the risk of a sovereign debt restructuring in Barbados. As a result, until the sovereign debt situation in Barbados improves or is resolved, there is a continual risk of a material adverse effect on our business, results of operations and financial condition.

Volatility levels and fluctuations in foreign currency exchange rates and a de-pegging of certain currencies from the U.S. dollar could affect our business, results of operations and financial condition.

        Barbados and the Bahamas are two of our primary markets. In each of these markets the local currency is pegged to the U.S. dollar. The Barbados dollar is pegged to the U.S. dollar at a rate of BB$2.00 to U.S.$1.00 and the Bahamian dollar is pegged to the U.S. dollar at an exchange rate of U.S.$1.00 to B$1.00. The Cayman Islands dollar, the Eastern Caribbean dollar, the Netherlands Antilles Guilder and the Aruba florin are also pegged to the U.S. dollar. See also "Presentation of Financial and Other Information—Exchange Rates". If any of these currencies become depegged from the U.S. dollar, the value of such currency could increase in volatility and materially decline in value. Additionally, any of our other local currencies that are not pegged to the U.S. dollar could at any time become more volatile and materially decline in value.

        The capital and monetary assets and liabilities in our subsidiaries with functional currencies other than U.S. dollars such as Barbados and the Bahamas are revalued for purposes of reporting our consolidated financial results in U.S. dollars. Adverse changes in foreign exchange rates particularly in countries like Barbados and the Bahamas could therefore have a material impact on our U.S. dollar financial statements. Additionally, if these currencies are devalued, when we exchange the local currency to pay our costs and expenses in another currency, those costs and expenses could become more expensive in U.S. dollar terms. The IMF has publicly stated that it believes that a number of currencies in the countries in which we operate are overvalued, such as Barbados by 5% to 10%, the Bahamas by 8.8% to 17.6%, Trinidad and Tobago by 23% to 50% and the Eastern Caribbean by 2.3% to 21.4%.

        We are also exposed to foreign currency risk as a result of our holdings of non-U.S. dollar denominated investments. Additionally, the amount of fees that we receive from our foreign exchange trading are affected by the supply of a currency and client demand. Currency volatility can increase our foreign exchange risk by changing the value of our investments and by affecting our clients' demand for our foreign exchange trading services. For these reasons, a de-pegging or devaluation of a local currency in any of our markets, particularly in our primary markets, could have a material adverse effect on our business, financial condition and results of operations.

We hold securities, including sovereign debt, that do not have an investment grade rating and that may negatively impact our business, results of operations and financial condition.

        Our debt securities portfolio includes securities of issuers with below investment grade ratings. In countries such as Barbados, the Bahamas and Jamaica, we are required to hold securities pursuant to applicable central bank regulations. Currency controls also exist in certain countries such as Barbados and the Bahamas which require us to maintain excess local currency liquidity in those markets. As a result of these requirements, we invest in the sovereign debt of countries whose ratings are below investment grade.

        As of the first quarter of 2018, we held securities valued at $1.0 billion rated below investment grade or not rated, including $371 million of sovereign debt from Barbados (95% of which was in local currency), $444 million of sovereign debt from the Bahamas (100% of which was in local currency), and $43 million of sovereign debt from Jamaica (100% of which was in local currency). In total, securities rated below investment grade or not rated represented 8.2% of our total assets at the end of the first quarter of 2018. A significant decline in the ratings or value of these securities could require us to record impairment losses and to experience increased unrealized losses. Any significant decline in the value of such debt securities would materially and adversely affect our business, results of operations and financial condition.

Tourism, real estate and financial services are important drivers of economic activity in the markets in which we operate. A decline in one of more of these sectors in our markets could have a negative impact on our business, results of operations or financial condition.

        Tourism is a significant driver of economic activity in most of the markets in which we operate, including all of our primary markets. As a result, tourism directly and indirectly (including through real estate values) affects our results of operations and is one of the main drivers of our business. Trends in tourism in the Caribbean are primarily driven by the economic condition of the tourists' home country or territory, the condition of their destination, and the affordability and desirability of air travel and cruises. Additionally, unexpected factors could reduce tourism at any time, including, local or global economic recessions, terrorism, pandemics, severe weather or natural disasters.

        Real estate and financial services are also important drivers of economic activity in most of the markets in which we operate, including all of our primary markets. These sectors are affected by the level of tourism but also by local and global economic growth, demographic trends, interest rates and other factors affecting these economies generally. The economies of Jamaica and Trinidad and Tobago, which comprise a portion of our key growth markets, are driven by other industries that rely on global demand. Jamaica's economy is primarily driven by the services industry and the bauxite/alumina industry, and Trinidad and Tobago's economy is primarily driven by oil and related downstream industries. Because Jamaica and Trinidad and Tobago are important strategic markets for us, a contraction of their primary industries could also negatively impact our growth opportunities and results of operations.

        A decline in tourism, real estate and financial services in our primary or key growth markets or in certain key sectors of the economy in Jamaica and Trinidad and Tobago for these reasons or others could adversely affect our business, results of operations and financial condition. Tourism, real estate, financial services and the important sectors in our key growth markets are also sensitive to and affected by the performance of the largest economies globally, most importantly, the United States, the United Kingdom, Canada and China. Economic challenges in these countries could also affect the key industries across our primary and key growth markets which could also adversely affect our business, results of operations and financial condition.

Severe weather, natural disasters and other external events could disrupt our businesses and adversely affect our financial condition or results of operations.

        Our business is concentrated primarily in the Caribbean and is therefore subject to the risks associated with severe tropical storms, hurricanes, earthquakes and volcanic eruptions, including downed telephone lines, flooded facilities, power outages, fuel shortages, damaged or destroyed property and equipment, and work interruptions. Such severe weather conditions and natural disasters may negatively impact us and our clients and their ability to meet their financial obligations to us, including the repayment of loans. Such events may also result in an impairment of the value of property or other collateral used to secure the loans that we extend.

        For example, in September 2017, the Caribbean was hit by two major hurricanes, Irma and Maria, which resulted in significant damage to several of the countries and territories in which we operate. Five countries and territories were particularly hit hard: Sint Maarten, Anguilla, British Virgin Islands, Dominica, and Turks and Caicos (Grand Turks in particular). We continue to assess the impact of hurricanes on our staff, premises and clients. Our loan book in the impacted countries and territories was approximately 10% of our total loan book as of the end of 2017. The financial impact in terms of future loan losses due to the hurricanes will be known over time and will be dependent on the severity of damage, insurance coverage and claims payments and the ability for the various economies to recover. We made an adjustment to our "collective lending reserve" in the fourth quarter of 2017 of $8.6 million to reserve for estimated losses. Until we have more information, we cannot assess the extent to which our business has been negatively affected.

        In addition, we cannot predict whether we will continue to be able to obtain insurance for hazard-related damages to our premises in the affected countries or territories or, if obtainable and carried, whether this insurance will be adequate to cover our losses, or if our insurers will remain solvent and pay our claims. Moreover, we expect any insurance of this nature to be subject to substantial deductibles and to provide for premium adjustments based on claims, and we do not carry insurance against all types of losses. For all these reasons, any future hazard-related costs and work interruptions could have an adverse effect on our business, financial condition or results of operations.

Global climate change may in the future increase the frequency and severity of weather events and the losses resulting therefrom, which could have a material adverse effect on the economies of our current and future markets and therefore on our business.

        Over the past several years, changing weather patterns and climatic conditions, such as global warming, have added to the unpredictability and frequency of natural disasters in certain parts of the world, including the Caribbean, and have created additional uncertainty as to future trends. There is a growing consensus today that climate change increases the frequency and severity of extreme weather events and, in recent years, the frequency of major weather events appears to have increased. We cannot predict whether or to what extent damage that may be caused by natural events, such as severe tropical storms and hurricanes, will affect our operations or the economies in our current or future market areas, but the increased frequency and severity of such weather events could increase the negative impacts to economic conditions in these regions and result in a decline in local loan demand and loan originations, a decline in the value or the destruction of properties securing our loans and an increase in delinquencies, foreclosures or loan losses. In particular, if one of our primary markets or our key growth markets is impacted by such a natural catastrophe in the future, it could have a material adverse effect on our business. Further, the economies of such impacted areas may require significant time to recover and there is no assurance that a full recovery will occur. Even the threat of a severe weather event, such as a hurricane in the Caribbean, could impact our business, financial condition or the price of our stock.

A decline in the residential and commercial real estate markets in markets in which we operate could increase defaults on our mortgage loans, create challenges with the foreclosure process and generally have an adverse effect on our business, financial condition or results of operations.

        We are exposed to the risk that our borrowers may not repay their mortgages according to their contractual terms and that the collateral securing the payment of these loans may be insufficient. Additionally, in certain of our markets we may face challenges foreclosing on an individual's primary residence, particularly when an individual is strained financially and relocation is difficult. As of January 31, 2018, approximately 29.5% of our loan portfolio, net of allowance for credit losses, was comprised of residential mortgages, and approximately 6.3% of our loan portfolio, net of allowance for credit losses, was comprised of commercial mortgages. Our residential mortgages that originated in the first quarter of 2018 and in the year 2017 had a loan-to-value ratio of approximately 75% and 73%, respectively. Our commercial mortgages' underwriting guidance suggests a maximum loan-to-value ratio of 65% but exceptions can be made based on other credit supporting mitigants.

        Additionally, the value and liquidity of residential and commercial properties in the markets in which we operate may be affected by a variety of factors outside of our control and the control of our borrowers, including economic conditions generally. For loans secured by commercial property, adverse changes in economic conditions may impact the ability of tenants to pay their rent or the demand for commercial tenancies generally, negatively impacting the cash flow produced by the assets securing our loans and, by implication, the ability of the borrower landlord to service the debt and/or repay the loan. A decline in the economic condition in any of the countries and territories in which we operate and in the real estate market could increase the number of defaults, create challenges in the foreclosure process and reduce the achievable sale value of the underlying real estate, so that even if we did successfully foreclose on a property, we would nonetheless suffer losses on the defaulted loans. Declines in the real estate market could also adversely affect demand for new loans, the credit quality of our borrowers and the demand for our products and services generally, further decreasing the interest revenue generated by our loan portfolio. If these conditions occur, we may incur impairment charges on our loans and other assets, higher costs and loan-loss provisions. In addition, if our estimate for our allowance for credit losses proves to be incorrect and our allowance is inadequate, we will have to increase the allowance accordingly. Any of the above factors could have an adverse effect on our business, financial condition or results of operations. See "—Adverse economic and market conditions in the markets in which we operate, in particular Barbados, the Bahamas and the Cayman Islands, could materially adversely affect our business".

CIBC has provided us with services that we will transition away from CIBC pursuant to our Transition Services Agreement with them, but this transition may not be successful.

        Concurrently with the completion of this offering, we will enter into the Transition Services Agreement with CIBC, which will generally provide for a transition period of at least three years for most of the essential services that CIBC currently provides to us, including information technology services, services that support financial transactions and budgeting, risk management and compliance services, insurance, operations and other support services, primarily through shared services contracts with various third party service providers. Our annual costs during and after this transition period could be higher than our current annual costs, as we may incur new costs related to implementing alternative arrangements and agree to terms that are less favorable than our current terms.

        While we intend to procure comparable replacement services with other third parties, there is a risk that an increase in the costs associated with replicating and replacing the services provided to us under the Transition Services Agreement and the diversion of management's attention to these matters could have a material adverse effect on our business, financial condition or results of operations. Additionally, we may not be able to operate effectively if the quality of replacement services is inferior to the services we are currently receiving. Furthermore, once we are no longer an affiliate of CIBC, we will no longer receive certain group discounts and reduced fees that we are eligible to receive as an affiliate of CIBC. The loss of these discounts and reduced fees could increase our expenses and have a material adverse effect on our business, financial condition or results of operations. See "Our Relationship with CIBC and Related Party Transactions."

We are required to maintain certain levels of liquidity. If we fail to maintain sufficient liquidity, we could face regulatory action and our business, financial condition or results of operations could be adversely affected.

        We are required to maintain certain liquidity ratios or minimum levels of capital in accordance with the laws of the countries and territories in which we operate and to meet our internal liquidity targets. Our main source of funding is our customer deposits. As of the first quarter of 2018, we had $10.5 billion in customer deposits spread across our markets. For a discussion of the distribution of our deposits, see "Business—Overview". Additionally, currently, in certain of our markets, such as Jamaica and Trinidad and Tobago, our deposits are insufficient to meet the demand for loans from our clients while satisfying our regulatory and internal liquidity targets. This occurs despite having an excess of deposits in other markets because exchange controls, regulatory requirements and inherent foreign exchange risk prevent us from transferring assets from one market to another to ensure desired liquidity in all of our markets. Additionally, a variety of circumstances could occur at any time and create a strain on our liquidity, including regulatory changes, such as increases in liquidity or capital level requirements, or the loss of a significant amount of deposits in any of our markets. If we are no longer able to meet our liquidity or capital level requirements in any of our markets, we may be subject to regulatory penalties. As a result, our business, financial condition or results of operations could be materially and adversely affected. For a discussion of recent regulatory changes in Barbados, see "—Risks Relating to Our Business—A continued decline in Barbados's sovereign debt ratings or a debt restructuring in Barbados may impair economic growth, which in turn may negatively impact our results of operations or financial condition".

        In the event that our current liquidity resources do not satisfy our needs, we may need to seek additional financing, however in the future our ability to obtain financing may not be available. See "—Risks Relating to This Offering and Our Common Shares—After this offering CIBC intends to sell more shares, which could negatively affect our business, results of operation, and financial condition". The availability of additional financing will depend on a variety of factors, such as market conditions, the general availability of credit, the volume of trading activities, the overall availability of credit to the financial services industry and our credit capacity, as well as the possibility that clients or lenders could develop a negative perception of our long- or short-term financial prospects. In addition, CIBC has not determined whether it will guarantee any debt we issue or provide comfort letters to support our transactions with financial institutions following this offering. If CIBC declines to continue this support, it could limit our debt financing alternatives and adversely affect our ability to meet our liquidity requirements. Moreover, if we seek a stand-alone credit rating, our credit rating would also affect whether we are able to obtain additional financing on terms that we would find acceptable and would also be constrained by the Barbados sovereign credit rating which we expect would be a ceiling for our own credit rating.

We rely on our reputation and the appeal of our brand to our clients. Any damage to our reputation and appeal could harm us and our business prospects.

        The success of our strategy relies significantly on our reputation and the reputation of our senior management, and on our clients associating our brand with meeting customer needs and delivering value to those clients. As a bank operating throughout the Caribbean, we are subject to increasing scrutiny with respect to potential or alleged legal and regulatory breaches and unethical behavior and associated reputational risks. Any circumstance that causes real or perceived damage to our brand or reputation, or banking or wealth management generally, may negatively affect our relationships with our clients, which would have an adverse effect on our business, financial condition or results of operations.

        Potential reputational issues include, but are not limited to:

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  breaching or facing allegations of having breached legal and regulatory requirements (including, but not limited to, conduct requirements, money laundering, anti-terrorism financing requirements, laws against assisting in tax evasion and data protection laws);

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  acting or facing allegations of having acted unethically (including having adopted inappropriate sales and trading practices);

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  failing or facing allegations of having failed to maintain appropriate standards of customer privacy, customer service and record-keeping;

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  failing to appropriately address potential conflicts of interest;

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  experiencing technology failures that impact customer services and accounts;

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  failing to properly identify legal, reputational, credit, liquidity and market risks inherent in products offered;

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  changing the terms of our product offerings and pricing that may result in outcomes for clients, which are unfair or perceived to be unfair; and

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  our or our business associates' failure to comply with privacy and security laws and regulations or the incurrence of a data security breach.

        A failure to address the above or any other relevant issues appropriately could make clients unwilling to do business with us, which could have an adverse effect on our business, financial condition or results of operations and could damage our relationships with our employees and regulators. Additionally we could be subjected to additional legal risk as a result of the underlying events that resulted in the damage to our reputation.

We could be negatively affected if the soundness of other financial institutions and counterparties deteriorates or if such counterparties are unwilling to do business with us.

        Given the high level of interdependence between financial institutions, we may be subject to the risk of actual or perceived deterioration in the commercial and financial soundness of other financial services institutions. Within the financial services industry, the default by any one institution could lead to defaults by other institutions. Concerns about, or a default by, one institution could lead to significant liquidity problems, losses or defaults by other institutions, because the commercial and financial soundness of many financial institutions may be closely related as a result of their credit, trading, clearing or other relationships. Even the perceived lack of creditworthiness of, or questions about, a financial institution may lead to market-wide liquidity problems and losses or defaults by us or by other institutions. This risk is sometimes referred to as "systemic risk" or "contagion" and may adversely affect financial intermediaries, such as clearing agencies, clearing houses and banks with whom we interact on a daily basis.

Our operations are reliant on effective implementation and use of technology and require us to adapt to new technologies, and a breach, interruption or failure of our technology services or the inability to effectively integrate new technologies could have an adverse effect on our business, financial condition or results of operations.

        We rely heavily on communications and information systems to conduct business in the banking industry. In particular, we rely on technology to provide key components of our information system infrastructure, including loan, deposit and general ledger processing, risk management information collection and processing for internal control purposes, Internet connections and network access. Any disruption in service of these key components, due to a natural catastrophe, or the termination of any third-party software licenses upon which any of these systems is based, could adversely affect our ability to effectively deliver products and services to clients, to detect, assess and manage risk and otherwise to conduct operations. See "—We rely on third parties to provide services that are integral to our ordinary course operations, and their failure to perform in a satisfactory manner would negatively affect us". Furthermore, any security breach, due to computer viruses, programming or human errors or other events or developments, of information systems or data, whether managed by us or third parties, could interrupt our business, harm our reputation or cause a decrease in the number of clients using our services. The financial services industry is continually undergoing rapid technological change with frequent introductions of new, technology-driven products and services. The effective use of technology increases efficiency and enables financial institutions to better serve clients and to reduce costs. We have continually invested in upgrades to our core banking systems and introduced mobile banking. However, we face the risk of having to establish and maintain further improved technological capabilities, and our future success depends, in part, on an ability to recognize and implement new technologies to address our operational and internal control needs and to meet the demands of our clients. See "—Our operations may be adversely affected by cybersecurity risks".

        We may not be able to effectively implement new, technology-driven products and services or be successful in marketing these products and services to our clients. In addition, the implementation of technological changes and upgrades to maintain current systems and integrate new ones may also cause service interruptions, transaction processing errors and system conversion delays and may cause us to fail to comply with applicable laws. Failure to successfully keep pace with technological change affecting the financial services industry and avoid interruptions, errors and delays could have an adverse effect on our business, financial condition or results of operations.

We face competition in all aspects of our business and may not be able to attract clients at current levels.

        We compete with a broad range of domestic and international financial institutions. With respect to our RBB and CIB segments, we primarily compete with local banks and subsidiaries of international banks headquartered in Canada. In our primary markets and our key growth markets, we primarily compete with (i) the Bank of Nova Scotia, in Barbados, the Bahamas, the Cayman Islands, Jamaica and Trinidad and Tobago, (ii) the Royal Bank of Canada in Barbados, the Bahamas, the Cayman Islands, Trinidad and Tobago and the Dutch Caribbean, (iii) Republic Bank in Barbados and Trinidad and Tobago, (iv) NCB Jamaica in Jamaica and (v) other local institutions in each market.

        Additionally, in our WM segment, we compete with local banks, Canadian financial institutions and other non-banking entities. Revenues from the trust and wealth management business depend upon the level of assets under management, and larger international banks may have higher levels of assets under management. Furthermore, in our trust business line, we face competition primarily from other specialized trust service providers that are not banking institutions. There are approximately 500 trust companies in the main international financial centers, and many of our competitors in this sector offer fund administration and corporate services work alongside private client fiduciary services. Additionally, as of the end of 2017 and the first quarter of 2018, our top ten trust administration services clients provided $9.8 billion (or 77%) and $9.3 billion (or 73%), respectively, of our assets under administration and 14% and 13%, respectively, of that business' revenue. If our largest client of our WM segment no longer used our services, our revenue from our trust administration services business could significantly decline.

        Our ability to successfully attract and retain RBB clients, CIB clients and WM clients is dependent upon our ability to compete with competitors' investment products, retail products and services, level of investment performance, client services and marketing and distribution capabilities. If we are not successful, our business, financial condition or results of operations may be adversely affected.

Fluctuations in interest rates and inflation may negatively impact our net interest margin and our profitability.

        Net interest income is a significant component of our revenues, and changes in prevailing interest rates may adversely affect our business, including the level of net interest income we earn and, for our commercial and investment banking segment, the levels of deposits and the demand for loans. The low interest rate environment following the global financial crisis has led to changes in savings rates and continues to shift the interest of savers away from low-rate retail bank deposits.

        In certain interest rate environments, our net interest income could narrow if our cost of funding increased without a correlative increase in the interest we earn from loans and investments. For example, if we are faced with competitive or regulatory pressures to increase rates on deposits in excess of the rate increase we receive on our loans, then our margins could narrow. Moreover, increases in interest rates may decrease customer demand for loans as the higher cost of obtaining credit may deter clients from seeking new loans. Further, higher interest rates might also lead to an increased number of delinquent loans and defaults, which would affect the value of our loans.

        Changes in interest rates may negatively affect the value of our assets and our ability to realize gains or avoid losses from the sale of those assets, all of which also ultimately affect earnings and capital, as well as our regulatory solvency position. A sustained increase in the inflation rate in our primary markets may also have an adverse effect on our business, financial condition or results of operations. For example, a sustained increase in the inflation rate may result in an increase in nominal market interest rates. A failure to accurately anticipate higher inflation and factor it into our product-pricing assumptions may result in mispricing of our products, which could adversely affect our business, financial position or results of operations. On the other hand, recent concerns regarding negative interest rates and the low level of interest rates generally may negatively impact our net interest income, which may have an adverse impact on our profitability.

The appraisals and other valuation techniques we use in evaluating and monitoring loans secured by real property may not accurately describe the net value of the collateral that we can realize.

        In considering whether to make a loan secured by real property, we generally require an appraisal of the property. However, an appraisal is only an estimate of the value of the property at the time the appraisal is made, and, as real estate values may change significantly in relatively short periods of time (especially in periods of heightened economic uncertainty), this estimate may not accurately describe the net value of the real property collateral after the loan is made. As a result, we may not be able to realize the full amount of any remaining indebtedness when we foreclose on and sell the relevant property. In addition, we rely on appraisals and other valuation techniques to establish the value of our foreclosed property and to determine certain loan impairments. If any of these valuations is inaccurate, our consolidated financial statements may not reflect the correct value of our foreclosed properties, and our allowance for loan losses may not reflect accurate loan impairments. This could have an adverse effect on our business, financial condition or results of operations.

Limits on the collection of payments on loans and the foreclosure process in certain countries or territories in which we operate may limit our ability to collect on defaulted loans.

        Legal limitations on the collection and foreclosure process for loans are different in each of the countries and territories in which we operate. Any new regulations or policies implemented concerning collection and foreclosure processes may limit our ability to collect on payment. Such limitations may delay ultimate satisfaction of a loan, which may have an adverse effect on our financial condition, results of operations and cash flows.

We could fail to attract, retain or motivate highly skilled and qualified personnel, including our senior management, other key employees or members of our board of directors, which could adversely affect our business.

        Our ability to implement our strategic plan and our future success depends on our ability to continue to attract, retain and motivate highly skilled and qualified personnel, including our senior management and other key employees and directors. Certain members of our senior management will be retiring or transitioning. Gary Brown, our chief executive officer and one of our directors who will turn 65 in April 2018, has indicated his intention to retire at the end of his term in October 2018. Jude Pinto, our former chief information officer returned to CIBC on January 31, 2018 though he may provide consulting services until the end of his term in April 2018. Additionally, we have traditionally drawn on resources from CIBC to fill management positions and many members of our senior management held positions at CIBC prior to joining our company, including Colette Delaney, our chief operating officer, Doug Williamson, our chief financial officer, and Patrick McKenna, our chief risk officer. As CIBC scales back its relationship with us, we may not be able to hire as effectively from CIBC, which could adversely affect our ability to attract and retain qualified personnel.

        Additionally, the marketplace for skilled personnel, in particular personnel with experience in the Caribbean markets, is limited and becoming more competitive, which means the cost of hiring, incentivizing and retaining skilled personnel may continue to increase. The failure to attract or retain, including as a result of an untimely death or illness, or replace a sufficient number of appropriately skilled and key personnel could place us at a significant competitive disadvantage and prevent us from successfully implementing our strategy, which could impair our ability to implement our strategic plan successfully, achieve our performance targets and otherwise have an adverse effect on our business, financial condition or results of operations.

        We may also be unable to attract and retain staff due to our locations. Many of our employees are employed in separate countries and territories in the Caribbean, each of which are small markets. To the extent we have needs for employees in these locations, this may be an impediment to attracting and retaining experienced personnel. Further, immigration laws in small markets may impose limitations on attracting and retaining experienced personnel.

We are subject to certain operational risks, including, but not limited to, fraud and data processing system failures and errors.

        Employee errors and employee and customer misconduct could subject us to financial losses or regulatory sanctions and seriously harm our reputation. Misconduct by our employees could include hiding unauthorized activities from us, improper or unauthorized activities on behalf of our clients or improper use of confidential information. It is not always possible to prevent employee errors and misconduct, and the precautions we take to prevent and detect this activity may not be effective in all cases. Employee errors could also subject us to financial claims for negligence.

        We maintain a system of internal controls and insurance coverage to mitigate operational risks, including data processing system failures and errors and customer or employee fraud. If our internal controls fail to prevent or detect an occurrence, or if any resulting loss is not insured or exceeds applicable insurance limits, it could have a material adverse effect on our business, financial condition and results of operations.

We rely on third parties to provide services that are integral to our ordinary course operations, and their failure to perform in a satisfactory manner would negatively affect us.

        We rely on third parties to provide services that are integral to our ordinary course operations, including providers of information technology, data centers, telecom services and administrative and investment advisory services. Poor performance on the part of such service providers could adversely affect our financial performance. A material breach of customer data may negatively impact our business reputation and cause a loss of clients, result in increased expense to contain the event and/or require that we provide credit monitoring services for affected clients; result in regulatory fines and sanctions; and/or may result in litigation. We rely on our outsourced service providers to implement and maintain prudent cyber security controls. We have procedures in place to assess a vendor's cyber security controls prior to establishing a contractual relationship with them we periodically review assessments of those control systems; however, these procedures are not infallible and a vendor's system can be breached despite the procedures we employ. For a further discussion of our contracts through CIBC, see "Our Relationship with CIBC and Related Party Transactions".

        We also rely on correspondent banking relationships to clear U.S. dollar and other foreign currency transactions in the markets where we operate. This enables us to provide an important service to our clients, especially since some countries use the USD as their currency. Also, many Caribbean currencies are pegged to the U.S. dollar and the US dollar is the main currency for trade in the region. We and our subsidiaries maintain correspondent banking relationships with a number of financial institutions in respect of transactions involving most major hard currencies. These correspondent banks may decide to exit the region in the future or may decide to selectively exit certain markets in the region for strategic and other reasons. For example our correspondent bank in the BVI has recently announced its decision to discontinue providing U.S. bank note shipping services to that market. In future similar situations, we may not be able to find a suitable replacement correspondent bank for U.S. dollar and other currency services on acceptable terms. This could have a material adverse affect on our business and our operations.

We may be alleged to have infringed upon intellectual property rights owned by others or may be unable to protect our own intellectual property.

        Competitors or other third parties may allege that we, or consultants or other third parties retained or indemnified by us, infringe on their intellectual property rights. Even in instances where we believe that claims and allegations of intellectual property infringement against us are without merit, defending against such claims is time-consuming and expensive and could result in the diversion of time and attention of our management and employees. In addition, although in some cases a third party may have agreed to indemnify us for such costs, such indemnifying party may refuse, or be unable, to uphold its contractual obligations.

        Moreover, we rely on contractual measures to protect our intellectual property and proprietary information, including copyrights, trademarks and controls on access and distribution. These measures may not prevent misappropriation or infringement of our intellectual property or proprietary information and may result in a loss of competitive advantage. In any event, we may be required to litigate to protect our intellectual property and proprietary information from misappropriation or infringement by others, which is expensive and could cause a diversion of resources and may not be successful.

Inadequate insurance coverage for possible losses that we or our clients may suffer or failure of a large insurance carrier may negatively affect our results of operations.

        Our insurance policies do not cover all types of potential losses and liabilities and are subject to limits and excesses. As of the end of 2017, we were insured through two insurance carriers. If any of those insurance carriers fail, we or our clients may not have adequate or any insurance coverage. There can be no assurance that our insurance will be sufficient to cover the full extent of all losses or liabilities for which we are ultimately responsible, and we cannot guarantee that we will be able to renew our current insurance policies on favorable terms, or at all. In addition, if our clients do not have adequate insurance coverage or do not have any insurance, their ability to pay their loans may be affected in times of loss, which may negatively affect our loan portfolio.

Our operations may be adversely affected by cybersecurity risks.

        We are subject to cybersecurity risks including unauthorized access to privileged information, technological assaults on our infrastructure aimed at stealing information, fraud or interference with regular service and interruption of our services to clients or users resulting from the exploitation of these vulnerabilities. Cyber-attacks, distributed denial of service attacks and other cybersecurity matters, if successful, could have an adverse effect on our business, financial condition or results of operations. Two of the most significant cyber-attack risks that we face are e-fraud and loss of sensitive customer data. Loss from e-fraud occurs when cyber-criminals extract funds directly from clients' or our accounts using fraudulent schemes that may include Internet-based funds transfers. Such attacks are infrequent, but could present significant reputational, legal and regulatory costs to us if successful. We also face risks related to cyber-attacks and other security breaches in connection with credit card transactions that typically involve the transmission of sensitive information regarding our clients through various third parties, including merchant acquiring banks, payment processors, payment card networks, our processors and clearing banks. Some of these parties have in the past been the target of security breaches and cyber-attacks, and because the transactions involve third parties and environments such as the point of sale that we do not control or secure, future security breaches or cyber-attacks affecting any of these third parties could impact us through no fault of our own, and in some cases we may have exposure and suffer losses for breaches or attacks relating to them. Additionally, we face the risk that a party with which we or our clients do business, such as credit rating agencies, could suffer a cyber-attack. If such a cyber-attack occurs, we could be indirectly impacted in a variety of ways, such as our clients' personal data is compromised or consumer confidence is undermined.

        We cannot assure you that we will not experience a material cyber-attack, suffer indirect consequences from a cyber-attack on a third party, or fail to anticipate, identify or offset such threats of potential cyber-attacks or breaches of our security in a timely manner. If such an event occurs, our financial condition and results of operations could be materially and adversely affected.

Our risk management framework, systems and process, and related guidelines and policies, may prove inadequate to manage our risks, and any failure to properly assess or manage such risks could harm us.

        Our approach to risk management requires senior management to make complex judgments, including decisions (based on assumptions about economic factors) about the level and types of risk that we are willing to accept in order to achieve our business objectives. Our risk appetite is also driven by the maximum level of risk we can assume before breaching our regulatory capital and liquidity needs and our regulatory and legal obligations. Given these complexities, and the dynamic environment in which we operate, the decisions made by senior management may not be appropriate or yield the results expected. In addition, senior management may be unable to recognize emerging risks for us quickly enough to take appropriate action in a timely manner.

We are subject to litigation, regulatory actions, claims and other legal proceedings, and our expenses related to the legal proceedings to which we are subject could have an adverse effect on our business, financial condition, results of operations or prospects.

        We are, from time to time, involved in litigation, regulatory actions, claims and other legal proceedings arising from our normal business activities, including supervisory actions by our regulators and investigations by enforcement agencies. These legal proceedings may involve large monetary claims, significant fines, restitution, forfeiture and penalties, significant defense costs and significant remediation or monitoring expenses. The outcome of these legal proceeding is often uncertain. Substantial legal liability or significant regulatory or enforcement action against us (including any that may arise out of the matter referred to in the next paragraph) could have material financial effects or cause significant reputational harm to us, which in turn could seriously harm our business, financial condition, results of operations and prospects. We also may be subject to substantial uninsured or un-indemnified liabilities, which could materially affect our business, financial condition, results of operations or prospects.

        In April 2013, the U.S. Attorney's Office for the Northern District of California issued a subpoena, commonly referred to as a "John Doe Summons", to a U.S. financial institution with which we have a correspondent banking relationship, seeking to obtain information about possible violations of U.S. internal revenue laws by U.S. taxpayers who may hold or have held accounts with us. In 2014, we were included on an IRS-published list of foreign financial institutions and facilitators whose customers, in certain circumstances, would pay a higher penalty under the Internal Revenue Service's ("IRS") offshore voluntary disclosure ("OVD") program, the purpose of which is to bring U.S. taxpayers with undisclosed non-U.S. accounts into compliance with U.S. tax laws. We have never been contacted by the IRS or any other U.S. authority with respect to this matter, and therefore are not aware of its current status and cannot predict its outcome or impact upon us.

A significant majority of our permanent employees are unionized, and any union activity, including labor disputes or work stoppages, could have an adverse impact on our results of operations and financial condition.

        As of the first quarter of 2018, approximately 78% of our permanent employees were covered by collective labor agreements with our union partners. During 2017, collective bargaining agreements covering approximately 20% of our permanent employees were renegotiated, and during 2018, collective bargaining agreements covering approximately 53% of our permanent employees are scheduled to expire. We are currently in negotiations for new collective bargaining agreements covering approximately 6% of our employees. In these negotiations and in future negotiations with labor unions, we expect that wages, health care and pension costs, among other issues, will be important topics for negotiation. If, upon the expiration of such collective bargaining agreements, we are unable to negotiate acceptable contracts with labor unions, it could result in strikes by the affected workers and thereby significantly disrupt our operations. Additionally, as part of any renegotiated collective bargaining agreement, we may need to raise wages, fund additional pension contributions or provide additional benefits, any of which could negatively impact our results of operation. For an additional discussion of our employees and our collective bargaining agreements, see "Business—Employees".

Our business is affected by any decline in industrial and production activity in certain countries in which we operate.

        Industrial activity in certain markets in which we operate drives much of the economic activity and growth in such markets. For example, Trinidad and Tobago relies on its energy sector for much of its economic activity and oil and the related downstream industries are its main economic drivers. In Jamaica, alumina/bauxite production, agriculture, beverage and tobacco production are main drivers of economic activity and growth. A decline in industrial and production activity that affects the general economic environment of the markets in which we operate could negatively impact our business and could have a material adverse effect on our business, financial condition or results of operations.

In the future, we may consider expanding our business through acquisitions of, or investments in, other companies or new products and services, which may divert management's attention or prove to be unsuccessful.

        In the future we may consider expanding our business through acquisitions of, or investments in, other companies that we believe will complement our existing operations or provide us with an entry into markets we do not currently serve. Growth through acquisitions involves substantial risks, including the risk of improper valuation of the acquired business and the risk of inadequate integration. There can be no assurance that suitable acquisition candidates will be available, that we will be able to acquire or manage profitably such additional companies or that future acquisitions will produce returns that justify our investments. In addition, we may compete for acquisition and expansion opportunities with companies that have significantly greater resources than we do. Furthermore, acquisitions could disrupt our ongoing business, distract the attention of our senior officers, increase our expenses, make it difficult to maintain our operational standards, controls and procedures and subject us to contingent and latent risks that are different, in nature and magnitude, than the risks we currently face. We may also be required to seek regulatory approval for an acquisition or investment, and we cannot assure you that this approval would be obtained.

        We may finance future acquisitions with cash from operations or additional debt or equity financings. There can be no assurance that we will be able to generate internal cash or obtain financing from external sources or that, if available, such financing will be on terms acceptable to us. The issuance of additional common shares to finance acquisitions may result in substantial dilution to our shareholders. Any debt financing may significantly increase our leverage and may involve restrictive covenants which limit our operations.

Risks Relating to Regulatory and Tax Matters

We operate in a highly regulated environment and changes to, or failure to comply with, applicable laws, regulations, and guidance, including banking guidelines and capital adequacy and regulatory requirements could adversely affect our business.

        We are subject to extensive regulation, supervision and legal requirements that govern almost all aspects of our operations. We operate in 17 countries and territories across the Caribbean with ten separate bank regulators providing supervisory oversight. The regulatory requirements differ by each regulator and each line of business is exposed to different, constantly evolving and possibly conflicting regulatory schemes. As a result, we have significant reporting obligations across the Caribbean. Our management has enacted internal controls and procedures that are designed to result in compliance with these regulatory schemes, which are periodically reviewed and updated, but in the future we might have difficulty meeting and remaining in compliance with existing or new regulatory requirements imposed by a particular country or territory, particularly in light of the increasing regulatory scrutiny of financial institutions and their subsidiaries. Our current internal controls for one country or territory may not sufficiently comply with the demands of increased oversight in another country or territory. Compliance with laws and regulations can be difficult and costly, and changes to laws and regulations often impose additional compliance costs.

        Our failure to comply with these laws and regulations, even if the failure follows good faith effort or reflects a difference in interpretation, could subject us to restrictions on our business activities, fines and other penalties, any of which could adversely affect our results of operations, capital base and the price of our securities. Recently we have seen an increase in regulatory fines related to reporting that are typically related to data errors regardless of materiality. In 2015, we paid regulatory fines in an aggregate amount of $1,675, in 2016 we paid no regulatory fines, and in 2017 we paid $77,800 in regulatory fines in the aggregate, which was primarily due to two fines in the Bahamas. We disagree with the fines imposed in the Bahamas in 2017 and so cannot assure you whether or not these types of fines were isolated incidents or will continue. In many of the countries in which we operate, we must seek regulatory approval to make material changes to our business such as make investments or pay dividends. If our regulators require higher levels of capital in the markets where we operate or restrict our ability to make decisions that we think are beneficial, our business could be adversely affected. To the extent we are unable to comply with the regulatory scheme of a particular country or territory, we might not be able to continue operating in that country or territory, or we may incur fines and penalties for compliance failures or incur costs in order to remediate compliance failures, any or all of which could adversely affect our business, financial condition or results of operations.

We are subject to regulatory inspections, examinations, inquiries and audits in the jurisdictions in which we operate, and future sanctions, fines and other penalties resulting from such inspections and audits could materially and adversely affect our business, financial condition and results of operations.

        We are subject to comprehensive regulation and supervision by the ten banking authorities in the markets where we operate. These regulatory authorities have broad powers to adopt regulations and other requirements affecting or restricting virtually all aspects of our capitalization, organization and operations, including the authority to regulate the terms and conditions of credit operations that can be applied by banks. Moreover, banking regulatory authorities in the jurisdictions in which we operate possess significant powers to enforce applicable regulatory requirements in the event of our non-compliance, including the imposition of fines, sanctions or the revocation of licenses or permits to operate our business. Banking and financial services laws and regulations in the jurisdictions in which we operate are subject to change. Any such changes may have an adverse impact on, among other things, our ability to make and collect loans and extend credit on favorable terms and conditions, including interest rates, which could materially and adversely affect our financial condition and results of operations.

Failure to comply with any applicable anti-corruption, anti-money laundering, and anti-terrorist laws and regulations could result in fines, criminal penalties and an adverse effect on our business, financial condition or results of operations.

        We must comply with all applicable laws and regulations, which include anti-corruption, anti-money laundering and anti-terrorist financing laws and regulations. Recently, there has been a substantial increase in the global enforcement of these laws and regulations, in particular in respect of the financial services industry. The measures and procedures we have in place may not be entirely effective in preventing third parties from using us (and our correspondent banks) as a conduit for money laundering (including illegal cash operations) or terrorist financing without our (and our correspondent banks') knowledge or consent. If we were to be associated with money laundering (including illegal cash operations) or terrorist financing, our reputation could be harmed and we could become subject to fines, sanctions or legal enforcement (including being added to any "blacklists" that would prohibit certain parties, potentially including U.S. dollar clearing banks, from engaging in transactions with us), which could have an adverse effect on our business, financial condition or results of operations.

International reviews of the tax regimes in our markets could negatively affect our reputation and our business.

        On December 5, 2017, the European Union (the "EU") initially approved and published conclusions containing lists of jurisdictions that the EU considers to be on the "blacklist" and the "greylist" due to their tax policies. The EU further revised these lists in 2018. The EU considers a jurisdiction for the "blacklist" if it fails to take meaningful action to address identified deficiencies and is not engaging in a meaningful dialogue on the basis of the EU's criteria, which include:

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  tax transparency;

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  compliance on fair taxation; and

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  whether anti-BEPS (tax base erosion and profit shifting) measures are being implemented.

        Of the markets in which we operate, the EU's "blacklist" includes the Bahamas, Trinidad and Tobago and St. Kitts and Nevis.

        Additionally, the EU considers a jurisdiction for the "greylist" if it could have been on the "blacklist" but it has agreed to take steps towards abolishing harmful tax practices. Of the markets in which we operate, the "greylist" includes Barbados, the Cayman Islands, Anguilla, Antigua and Barbuda, Aruba, BVI, Curaçao and St. Vincent and the Grenadines. Additionally, Turks and Caicos,

which was affected by recent hurricanes is still under review. We have not yet estimated the potential impact of the EU's lists on our company, and we cannot assure you whether any of our markets are expected to improve their standing on these or similar lists.

        Additionally, the Organization for Economic Co-operation and Development (the "OECD") has launched a global dialogue on tax reform through its Inclusive Framework on Base Erosion and Profit Shifting, which comprises over 100 member countries. The proposed reforms are largely directed at increasing tax transparency and counteracting the effects of harmful preferential tax regimes. According to the OECD, Barbados, the Bahamas, the Cayman Islands and most of our operating jurisdictions are largely compliant (or provisionally largely compliant) with the exchange of information requirements. Jamaica, Anguilla, Curaçao and Sint Maarten are partially compliant with the exchange of information requirements, and Trinidad and Tobago is non-compliant. The OECD has also identified preferential tax regimes in Barbados, Jamaica, Curaçao, and Trinidad and Tobago, and these jurisdictions have committed to abolish or amend such regimes to be in accordance with the international tax standards. The OECD also identified a preferential tax regime in Sint Maarten which is currently under review. We are not able to predict whether any changes will be made to the compliance ratings of our operating markets or whether any related reforms will subject us to additional taxes.

        Any negative review of the tax regimes in our markets could have a negative effect on our reputation and potentially harm our results of operations.

If we are a passive foreign investment company, such characterization could result in adverse U.S. federal income tax consequences to shareholders that are United States investors.

        Special adverse U.S. federal income tax rules apply if a U.S. shareholder holds shares of a company that is treated as a passive foreign investment company ("PFIC"), for any taxable year during which the U.S. shareholder held such shares. A foreign corporation will be considered a PFIC for any taxable year in which (1) 75% or more of its gross income is passive income (the "income test"), or (2) 50% or more of the average fair market value of its assets is attributable to assets that produce or are held for the production of passive income (the "asset test"). Passive income for this purpose generally includes dividends, interest, royalties, rents, annuities and gains from assets that produce passive income. If a foreign corporation owns at least 25% (by value) of the stock of another corporation, the foreign corporation is treated, for purposes of the PFIC tests, as owning a proportionate share of the other corporation's assets and receiving its proportionate share of the other corporation's income.

        Banks generally derive a substantial part of their income from assets that are interest-bearing or that otherwise could be considered passive under the PFIC rules. The IRS has issued a notice, and has proposed regulations, that exclude from passive income any income derived in the active conduct of a banking business by a qualifying foreign bank.

        Based upon the proportion of our income derived from activities that are "bona fide" banking activities for U.S. federal income tax purposes, we do not believe we were treated as a PFIC for the 2017 tax year and, based further on our present regulatory status under local laws, the present nature of our activities, and the present composition of our assets and sources of income, we do not expect to be a PFIC for any future years. However, because PFIC status is a factual determination and because there are uncertainties in the application of the relevant rules, there can be no assurances that we will not be a PFIC for any particular year. If we were a PFIC in any taxable year during which a U.S. shareholder owns our common shares and the U.S. shareholder does not make a "mark-to-market" election, as discussed under the heading "Taxation Considerations—U.S. Federal Income Tax Considerations—Passive Foreign Investment Company Considerations," or a special "purging election," we generally would continue to be treated as a PFIC with respect to such U.S. shareholders in all succeeding years, regardless of whether we continue to meet the income or asset test discussed above.

U.S. shareholders are urged to consult their own tax advisers with respect to the tax consequences to them if we were to become a PFIC for any taxable year in which they own our common shares.

Fulfilling public company financial reporting and other regulatory obligations in the United States could be expensive, time consuming and may strain our resources.

        As a public company registered in the United States, we will be subject to the reporting requirements of the Exchange Act, and will be required to implement specific corporate governance practices and adhere to a variety of reporting requirements under the Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley") and the related rules and regulations of the SEC, as well as the rules of the NYSE. The Exchange Act will require us to file, among other things, annual reports with respect to our business and financial condition. The additional efforts required to fulfill such obligations may strain our resources and divert management's attention from other business concerns, which could have an adverse effect on our business, financial condition or results of operations.

        Historically, we have prepared and published our consolidated financial statements in accordance with IFRS. In certain countries and territories in which we operate, the regulators require us to do so. However, as a U.S. public company, we have adopted and will continue to report under U.S. GAAP. As a result, following this offering we will publish our financial statements in accordance with both IFRS and U.S. GAAP. This will create differences in our two sets of accounts particularly as it relates to goodwill, impairments and the amortization of the costs relating to loan originations and pensions. Preparing our financial statements in accordance with two separate sets of accounting principles could require additional costs, may create a strain on our financial reporting team and may create delays in our financial reporting, which could harm our business.

Risks Relating to This Offering and Our Common Shares

After this offering CIBC intends to sell more shares, which could negatively affect our business, results of operations, and financial condition.

        Currently, CIBC beneficially owns approximately 91.67% of our outstanding common shares. Upon the completion of this offering, CIBC will beneficially own approximately          % of our outstanding common shares (or approximately          % if the underwriters' option to purchase additional common shares from the selling shareholder is exercised in full).

        If CIBC continues to sell its shares, we may no longer benefit from the CIBC name, brand and support. This could have a significant effect on our business, including our brand and our share price after this offering. We currently license the CIBC name and use it in our branding, we hire executives from CIBC, and we receive financial and other support from CIBC, such as guarantees of our debt and comfort letters. We have always been affiliated with CIBC and may have been benefitting from CIBC's widely recognized name and reputation. As a result, even an expectation of an eventual termination of our affiliation with CIBC could create the following situations:

  •
  We may lose clients, including some or all of our largest clients. Additionally, we could experience a significant withdrawal of deposits by clients which could adversely affect our liquidity.

  •
  Our correspondent bank and our clearing bank for U.S. dollars may change the terms of our agreement which may be less favorable to us.

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  We may not be able to issue debt at rates that would be attractive to us. Because of our affiliation with CIBC, we do not have our own rating by rating agencies. If we sought to be rated, we would expect to be rated no higher than the sovereign debt of our home country of Barbados which is currently rated CCC by S&P and Caa3 by Moody's.

  •
  CIBC has not determined whether it will guarantee any debt we issue or provide comfort letters to support our transactions with financial institutions following this offering. If CIBC declines to continue this support, we may find it more difficult to secure lines of credit and loans at the rates and with the limits that we have previously received or conduct business with the recipients of such comfort letters on the same terms or at all.

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  In the event that CIBC no longer owns more than 50% of our common shares, our directors and officers will no longer benefit from coverage through CIBC's by-laws and directors and officers insurance policy and we may be unable to procure similar coverage on similar terms or at all.

  •
  Selling pressure due to CIBC reducing its shareholdings, negative effects to our business and brand, or even the perception of possible negative effects to our business or brand, could result in a reduction of the value of our common shares.

        If we do not adequately manage our relationships with our clients, service providers and employees, or our capitalization and liquidity, an eventual separation from CIBC could have a material adverse effect on our business, our results of operations and our financial condition.

CIBC will continue to have significant influence over us after this offering, including control over decisions that require shareholder approval, which could limit your ability to influence the outcome of matters submitted to shareholders for a vote.

        We are currently controlled, and after this offering is completed will continue to be controlled, by CIBC through its wholly-owned subsidiary, the selling shareholder. Upon the completion of this offering, CIBC will beneficially own approximately          % of our outstanding common shares, or            % of our common shares, if the underwriters' option to purchase additional shares is exercised in full. As long as CIBC owns or controls at least a majority of our outstanding voting equity interests, it will have the ability to exercise substantial control over all of our corporate actions requiring shareholder approval, including the election and removal of directors, the size of our board of directors, any amendment to our charter or the approval of any merger or other significant corporate transaction, including a sale of substantially all of our assets, irrespective of how our other shareholders may vote. Even if CIBC's ownership or control falls below 50% of our voting equity interests, CIBC will continue to be able to strongly influence or effectively control our decisions.

        Additionally, CIBC's interests may not align with the interests of our other shareholders. CIBC may acquire and hold interests in businesses that compete directly or indirectly with us. CIBC may also pursue acquisition opportunities that may be complementary to our business, and, as a result, those acquisition opportunities may not be available to us.

As long as CIBC owns a majority of our common shares through its wholly-owned subsidiary, the selling shareholder, we may rely on certain exemptions from the corporate governance requirements of the NYSE available for "controlled companies." You may not have the same protections afforded to shareholders of companies that are subject to such requirements.

        Upon the completion of this offering, we will be a "controlled company" within the meaning of the corporate governance listing standards of the NYSE because CIBC, through its wholly-owned subsidiary, the selling shareholder, will continue to own more than 50% of our outstanding common shares. A controlled company may elect not to comply with certain corporate governance requirements of the NYSE, including, the requirement to have a majority of the board of directors consist of independent directors or the requirement that our nominating and corporate governance committee and our compensation committee be composed entirely of independent directors or the requirement for an annual evaluation of the nominating and corporate governance and compensation committees. While we are not taking advantage of these exemptions upon closing, we may do so in the future provided we remain a controlled company. As a result, you may not have certain of the protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of the NYSE.

No prior public market exists for the common shares in the United States or elsewhere except in Barbados, Trinidad and Tobago and the Eastern Caribbean, and one may not develop in the United States.

        Currently there is no public market for our common shares except in Barbados, Trinidad and Tobago and the Eastern Caribbean. Prior to the completion of this offering, we intend to delist our common shares from the Barbados Stock Exchange and concurrently relist them on the ISM. We have applied to delist our common shares from the Trinidad and Tobago Stock Exchange and the Eastern Caribbean Stock Exchange, and intend to complete these delistings as soon as practical after the completion of this offering.

        Although the underwriters have advised us that, following the completion of the offering, they intend to make a market in our common shares, an active and liquid public trading market may not develop or be sustained after this offering. Third parties may not find the common shares to be attractive, and other firms may not be interested in making a market in the common shares. Also, if you purchase common shares in this offering, you will pay a price that has not been established in a large public trading market. Illiquid or inactive trading markets generally result in higher price volatility and lower efficiency in the execution of sale and purchase orders. The initial public offering price of the common shares will be determined through negotiations between us and the representatives of the underwriters and may not be indicative of the market price for our common shares after this offering. Consequently, you may not be able to resell the common shares at the time you desire or above the initial public offering price, and you could suffer a loss on your investment. We cannot predict the prices at which the common shares will trade.

The value of the common shares may fluctuate significantly.

        Following the offering, the value of our common shares may fluctuate significantly as a result of a large number of factors, including, in part, changes in our actual or forecasted operating results and the inability to fulfill the profit expectations of securities analysts, as well as the high volatility in the securities markets generally and more particularly in shares of financial institutions. Other factors, beside our financial results, that may impact the price of our common shares include, but are not limited to:

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  economic environment in our markets;

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  market expectations of the performance and capital adequacy of financial institutions in general;

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  investor perception of the success and impact of our strategies;

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  investor perception of our positions and risks;

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  a downgrade or review of our credit ratings;

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  potential litigation or regulatory action involving us;

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  announcements concerning financial problems or any investigations into the accounting practices of other financial institutions; and

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  general market circumstances.

        The market price of the common shares could also be negatively affected by sales of substantial amounts of our common shares in the public markets, including following the expiration of the lock-up restrictions applicable to us, our directors and executive officers, and CIBC and its affiliates, or the perception that these sales could occur.

Holders of our common shares may not receive dividends.

        Any decision to declare and pay dividends in the future will be made at the discretion of our board of directors. Dividends may only be declared and paid out of assets legally available, and dividends of our operating subsidiaries are subject to regulatory conditions (including in some cases the requirement to transfer up the reserve funds). In determining the amount of any future dividends, factors our board of directors may consider include: (1) our financial results; (2) our available cash, as well as anticipated cash requirements (including debt servicing); (3) our capital requirements, including the capital requirements of our subsidiaries; (4) contractual, legal, tax and regulatory restrictions on, and implications of, the declaration and payment of dividends by us to our shareholders; (5) general economic and business conditions; (6) restrictions applicable to us and our subsidiaries under Barbados and other applicable laws, regulations and policies; and (7) any other factors that our board of directors may deem relevant. In addition, our operating subsidiaries may be precluded from declaring and paying dividends for various reasons, such as their own financial condition, or restrictions applicable to us and our subsidiaries under Barbados and other applicable laws, regulations and policies. Therefore, there can be no assurance that we will declare or pay any dividends to holders of the common shares, or as to the amount of any such dividends.

        Under Barbados law, our non-resident shareholders are currently exempt from withholding tax on dividends. In Barbados and other countries and territories in which we operate, however, there are exchange controls that could affect our ability to pay dividends to you in U.S. dollars. The Barbados exchange control requirements preclude us from paying dividends in U.S. dollars from income generated in Barbados. For this reason, we maintain separate accounts into which we receive income generated outside of Barbados and from which we pay dividends in U.S. dollars to shareholders who reside outside Barbados. Each time we pay dividends, the Barbados Exchange Control Authority must be notified of our payment of those dividends in U.S. dollars from those separate accounts. We have historically received those approvals when requested.

        Our subsidiaries in the Bahamas are also subject to exchange control requirements. Each time our Bahamas subsidiaries pay dividends in U.S. dollars to us, we must obtain approval of the Bahamas Exchange Control Administration. We have historically received those approvals when requested.

        We expect to obtain the necessary approvals in Barbados, the Bahamas and elsewhere to pay dividends in U.S. dollars in a manner that is in compliance with local currency exchange controls and free of withholding taxes. Historically we have not had any issues paying dividends in U.S. dollars. However, we cannot assure you that any such approvals or exemptions will be obtained, and if they are obtained, that they will not be rescinded in the future, in which case our ability to make distributions or dividends could be materially impacted. Additionally, the regulations in any of the countries or territories in which we operate could become even more restrictive, and possibly even prevent you from receiving dividends in the future.

Barbados restrictions and restrictions in our articles on share ownership could adversely affect the market price of our shares.

        Under the Barbados Financial Institutions Act, no person or entity can beneficially own, directly or indirectly, an aggregate of 10% or more of any class of our shares unless the person or entity receives the prior approval of the Barbados Minister of Finance. If a person or entity contravenes this restriction, the Barbados Minister of Finance may, by order, direct that person to dispose of all or any portion of our shares. The Barbados Minister of Finance may not grant such approvals in the future and as a result, investors may be unable to acquire a 10% or greater stake in any class of our capital. In addition, under our articles of association, if any shareholder acquires, directly or indirectly, shares of any class of our capital such that its ownership exceeds 10% of the shares of that class of our capital, we will have a lien on all shares exceeding the 10% threshold. These restrictions could adversely affect the overall demand for our shares and the market price of our shares.

We are an "emerging growth company," and the reduced reporting requirements applicable to emerging growth companies may make our common shares less attractive to investors.

        We are an "emerging growth company," as defined in the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of Sarbanes-Oxley, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We could be an emerging growth company for up to five years, although we could lose that status sooner if our gross revenues exceed $1.07 billion, if we issue more than $1.07 billion in non-convertible debt in a three-year period or if the fair value of our common shares held by nonaffiliates exceeds $700 million as of the last day of our second fiscal quarter before that time, in which case we would no longer be an emerging growth company as of the following fiscal year. We cannot predict if investors will find our common shares less attractive because we may rely on these exemptions, or if we choose to rely on additional exemptions in the future. If some investors find our common shares less attractive as a result, there may be a less active trading market for our common shares and our share price may be more volatile.

We are expected to be a "foreign private issuer" under U.S. securities laws. Therefore, we will be exempt from certain requirements applicable to U.S. domestic registrants.

        Although we will be subject to the periodic reporting requirements of the Exchange Act, the periodic disclosure required of foreign private issuers under the Exchange Act is different from periodic disclosure required of U.S. domestic registrants. Therefore, there may be less publicly available information about us than is regularly published by or about U.S. domestic registrants. We are exempt from certain other sections of the Exchange Act to which U.S. domestic registrants are subject, including the requirement to provide our shareholders with information statements or proxy statements that comply with the Exchange Act. In addition, our insiders and large shareholders are not obligated to file reports under Section 16 of the Exchange Act, and we are not required to comply with certain corporate governance rules imposed by the NYSE applicable to U.S. domestic registrants. Therefore, our shareholders may not know on a timely basis when our officers, directors and large shareholders purchase or sell our common shares.

Future sales of our shares in the public market, including expected sales by our selling shareholder, could lower the price of our common shares, and any additional capital raised by us through the sale of equity or convertible securities may dilute your ownership.

        The market price of our common shares could decline as a result of sales of a large number of our shares available-for-sale after completion of this offering or from the perception that such sales could occur. These sales, or the possibility that these sales may occur, also may make it more difficult for us to raise additional capital by selling equity securities in the future, at a time and price that we deem appropriate. Upon the completion of this offering, we will have a total of                    issued and outstanding common shares. Of the issued and outstanding common shares, the common shares sold in this offering (or            common shares if the underwriters exercise their option to purchase additional common shares in full) will be freely tradable without restriction or further registration under the Securities Act, except that any common shares held by our affiliates, as that term is defined under

Rule 144 of the Securities Act, may be sold only in compliance with the limitations described in "Shares Eligible for Future Sale".

        The remaining                common shares issued and outstanding (or                common shares if the underwriters exercise their option to purchase additional common shares in full) beneficially owned by certain of our shareholders after this offering, will be subject to certain restrictions on resale. We, our directors and executive officers, and CIBC and certain of its affiliates have agreed with the underwriters not to offer, pledge, sell or otherwise dispose of or hedge any of our shares, subject to certain exceptions, for the 180-day period following the date of this prospectus, without the prior consent of certain of the underwriters. Certain of the underwriters may, at any time, release such parties from this lock-up agreement and allow us to sell our shares within this 180-day period.

        Upon the expiration of the lock-up agreements described above, all of the shares subject to these lock-up agreements will be eligible for resale in a public market, subject, in the case of shares held by our affiliates, to volume, manner of sale and other limitations under Rule 144.

        As restrictions on resale end, the market price of our common shares could drop significantly. The timing and manner of the sale of the selling shareholder's remaining ownership of our common shares remains uncertain, and we have no control over the manner in which the selling shareholder may seek to divest such remaining common shares. The selling shareholder could elect to sell its common shares in a number of different ways, including in a number of tranches via future registrations or, alternatively, by the sale of all or a significant tranche of such remaining common shares to a single third-party purchaser. Any such sale would impact the price of the common shares and there can be no guarantee that the price at which the selling shareholder is willing to sell its remaining common shares will be at a level that our board of directors would be prepared to recommend to holders of our common shares or that you determine adequately values our common shares.

        We cannot predict the size of future issuances or sales of our shares or the effect, if any, that future issuances or sales of our shares may have on the market price of the common shares. Any future share issuances could result in significant dilution to existing shareholders. See "Dilution". Even the perception that such sales could occur may cause the market price of the common shares to decline.

We are a Barbados company. It may be difficult for you to enforce judgments against us or against our directors and executive officers.

        We are incorporated under the laws of Barbados. As a result, the rights of holders of our shares will be governed by Barbados law, including the Barbados Companies Act, and our articles and by-laws. Our business is based outside of the United States, a number of our directors and officers reside outside of the United States and all of our assets and some or all of the assets of such persons are located outside of the United States. Barbados courts will only recognize certain types of foreign judgments, including those obtained in the United States, but there is no automatic registration of such foreign judgments in Barbados and such foreign judgments will not be enforced if they are with respect to taxes, fines or penalties. Additionally, Barbados courts will consider service of process on persons or assets in Barbados in accordance with the applicable foreign jurisdiction's rules to be valid service, but this service of process could create delays and require expenses to be incurred. As a result, it may be difficult or impossible to effect service of process on us or our directors and officers in the United States or to enforce in the United States judgments obtained in the United States courts against us or those persons based on the civil liability provisions of the United States securities laws.

Barbados law differs from the laws in effect in the United States and might afford less protection to shareholders, including by preventing or delaying a change in control or restricting the payment of dividends.

        We are a Barbados-based company. As a result, the rights of holders of our common shares will be governed by Barbados law, including the Barbados Companies Act and our articles and by-laws. The rights of shareholders under Barbados law may differ from the rights of shareholders of companies incorporated in other jurisdictions. Not only are the laws in Barbados different from, and sometimes incompatible with, laws in the United States, but the processes by which they are established are also different. If you are not familiar with the Barbados' legislative process and the factors and individuals influencing the political environment, you should not make assumptions about the status of various legal and political issues. The status of laws currently in place, and areas not currently governed, are subject to change. Your interests could be adversely affected if significant regulations are added or deleted from Barbados's existing statutory framework. Furthermore, we cannot assure you that regulations won't change in the future and further limit the rights of and protections afforded to our shareholders.

Our common shares will be traded on more than one market and this may result in price variations; in addition, investors may not be able to easily move shares for trading between such markets.

        Our common shares have traded on the Barbados Stock Exchange, the Trinidad and Tobago Stock Exchange since 2002 and the Eastern Caribbean Stock Exchange since 2005. Trading in our common shares on these markets will take place in different currencies (U.S. dollars on the NYSE and Barbados Dollars on the ISM), and at different times (resulting from different time zones, different trading days and different public holidays in the United States and Barbados). The trading prices of our common shares on these two markets may differ due to these and other factors. Any decrease in the price of our common shares on the Barbados Stock Exchange could cause a decrease in the trading price of our common shares on the ISM. Investors could seek to sell or buy our common shares to take advantage of any price differences between the markets through a practice referred to as arbitrage. Any arbitrage activity could create unexpected volatility in both our share prices on one exchange, and the shares available for trading on the other exchange.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based on our current beliefs, expectations or assumptions regarding the future of our business, future plans and strategies, our operational results and other future conditions. Forward-looking statements can be identified by words such as "anticipate," "believe," "estimate," "expect," "intend," "may," "plan," "predict," "project," "seek," "target," "potential," "will," "would," "could," "should," "continue," "contemplate" and other similar expressions, although not all forward-looking statements contain these identifying words. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this prospectus and include statements regarding our intentions, beliefs or current expectation concerning, among other things, our results of operations, financial condition, capital and liquidity requirements, prospects, growth, strategies and the industry in which we operate.

        There are important factors that could cause actual results to differ materially from those contemplated by such forward-looking statements. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We believe that these risks and uncertainties include, but are not limited to, those described in the "Risk Factors" section of this prospectus, which include, but are not limited to, the following:

  •
  changes in economic and market conditions;

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  changes in our relationships with CIBC and third-party vendors;

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  our reliance on the effective implementation and use of technology;

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  our ability to effectively compete with other financial services companies and the effects of competition in the financial services industry on our business;

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  our ability to successfully execute our business plan and implement our growth strategy;

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  the soundness of our counterparties;

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  changes in market interest rates;

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  trends in tourism;

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  our ability to attract and maintain qualified employees and key executives;

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  our ability to successfully develop and commercialize new or enhanced products and services;

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  our ability to identify and address cyber-security risks;

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  the failure or interruption of our information and communications systems;

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  the effectiveness of our risk management and internal disclosure controls and procedures;

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  the likelihood of success in, and the impact of, litigation or regulatory actions;

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  our ability to comply with regulatory schemes in multiple jurisdictions;

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  the incremental costs of operating as a public company in the United States; and

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  damage to our reputation from any of the factors described in this section, in "Risk Factors" and in "Management's Discussion and Analysis of Financial Condition and Results of Operations".

        These factors should not be construed as exhaustive and should be read with the other cautionary statements in this prospectus.

        Although we base these forward-looking statements on assumptions that we believe are reasonable when made, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from those made in or suggested by the forward-looking statements contained in this prospectus. In addition, even if our results of operations, financial condition and liquidity, and the development of the industry in which we operate, are consistent with the forward-looking statements contained in this prospectus, those results or developments may not be indicative of results or developments in subsequent periods.

        Given these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. Any forward-looking statement that we make in this prospectus speaks only as of the date of such statement, and we undertake no obligation to update any forward-looking statements or to publicly announce the results of any revisions to any of those statements to reflect future events or developments. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless specifically expressed as such, and should only be viewed as historical data.

 MARKET INFORMATION

        Our primary trading market is the domestic exchange of the Barbados Stock Exchange. That exchange is characterized by low trading volumes as compared to larger stock exchanges like the NYSE and we do not believe that the market prices on the Barbados Stock Exchange are reflective of our valuation. Additionally, prior to the completion of this offering, we intend to delist our common shares from the Barbados Stock Exchange and concurrently relist them on the ISM. We have applied to delist our common shares from the Trinidad and Tobago Stock Exchange and the Eastern Caribbean Stock Exchange, and intend to complete these delistings as soon as practical after the completion of this offering.

        The following table sets forth for the periods indicated the reported high and low closing sale prices of our common shares in BB$ per share on the Barbados Stock Exchange. The data set forth in this table does not reflect the thirty-to-one reverse share split of common shares we expect to occur prior to the closing of the offering. For a discussion of the exchange rate between the U.S. dollar and the Barbados dollar, see "Presentation of Financial and Other Information—Exchange Rates".

Period	High (BB$)		Low (BB$)
Annual Information for Fiscal Years Ended October 31
2013	BB$	3.09	BB$	2.00
2014		2.60		1.40
2015		1.90		1.72
2016		2.25		1.55
2017		2.65		2.15
Quarterly Information for 2016 Fiscal Quarters Ended
January 31		1.90		1.55
April 30		2.00		1.90
July 31		2.10		2.05
October 31		2.25		2.10
Quarterly Information for 2017 for Fiscal Quarters Ended
January 31		2.40		2.15
April 30		2.44		2.17
July 31		2.50		2.44
October 31		2.65		2.45
Monthly Information for Most Recent Six Months
September		2.65		2.48
October		2.65		2.65
November		2.65		2.65
December		2.66		2.66
January		2.85		2.68
February		2.85		2.85
March (through March 22, 2018)		2.86		2.86

 USE OF PROCEEDS

        All of the shares in this offering are being sold by the selling shareholder. We will not receive any of the proceeds from this offering, even if the underwriters exercise their option to purchase additional shares. All of the proceeds from this offering by the selling shareholder will be received by the selling shareholder, and the majority of the expenses of this offering will be paid by the selling shareholder, as set forth under "Expenses of the Offering". For more information about the selling shareholder, see "Principal Shareholders and Selling Shareholder".

 DIVIDEND POLICY

Dividend Policy

        Following this offering, we intend to pay quarterly cash dividends on common shares at an initial amount of approximately $1.50 per share on an annualized basis, after giving effect to the reverse share split to be completed prior to the completion of this offering. There can be no assurance, however, that we will pay such dividend amount for any given period, and the declaration of dividends remains subject to the approval of our board of directors.

        Although we expect to pay dividends according to our dividend policy, we may elect not to pay dividends. Any declarations of dividends will be at the discretion of our board of directors and such dividends may be declared and paid by our board of directors only out of assets legally available therefor. In determining the amount of any future dividends, our board of directors may take into account: (1) our financial results; (2) our available cash, as well as anticipated cash requirements (including debt servicing); (3) our capital requirements, including the capital requirements of our subsidiaries; (4) contractual, legal, tax and regulatory restrictions on, and implications of, the payment of dividends by us to our shareholders; (5) general economic and business conditions; (6) restrictions applicable to us and our subsidiaries under Barbados and other applicable laws, regulations and policies; and (7) any other factors that our board of directors may deem relevant. Therefore, there can be no assurance that we will declare or pay any dividends to holders of the common shares, or as to the amount of any such dividends. In the future, we may consider share repurchase programs to supplement our dividend policy.

        Our ability to pay dividends in U.S. dollars from funds we receive from our operations is further limited by Barbados exchange control requirements, which preclude us from paying dividends in U.S. dollars from income generated in Barbados. For this reason, we maintain separate accounts into which we receive income generated outside of Barbados and from which we pay dividends in U.S. dollars to shareholders who reside outside Barbados. Each time we pay a dividend, the Barbados Exchange Control Authority. We will notify the Barbados Exchange Control Authority of our intent to pay dividends and disclose the funding sources.

        Additionally, because we are a holding company under Barbados law, our ability to pay dividends on our common shares depends primarily upon our receipt of dividends from our subsidiaries the payment of which is subject to numerous limitations under banking laws, regulations and policies in our markets. Our operating subsidiaries' ability to pay dividends to us is also subject to exchange control requirements in certain jurisdictions. In particular, each time our Bahamas subsidiaries pay dividends in U.S. dollars to us, we must obtain the approval of the Bahamas Exchange Control Administration. We have historically received those approvals when requested.

        We also cannot assure you that we will always receive requisite exchange control approvals to pay dividends approved by our board of directors or that exchange control rules or other regulations will not change in the future to further inhibit the ability of our holding company or our subsidiaries to pay dividends. For a further discussion of limitations on our ability to pay dividends, see, "Risk Factors—Risks Relating to This Offering and Our Common Shares—Holders of our common shares may not receive dividends".

Our Historical Dividends

        We typically declare and pay dividends on a bi-annual basis. During 2016, we declared dividends in the amounts of $0.020 and $0.025 per common share, which were paid on July 7, 2016 and January 27, 2017, respectively. During 2017, we declared a dividend in the amount of $0.025 per common share, which was paid on July 7, 2017 and a dividend of $0.025 per common share, which was paid on January 26, 2018.

        We plan to pay a special dividend to our shareholders of approximately $200 million in April 2018, prior to the completion of this offering. Purchasers of shares in this offering will not be entitled to receive the dividend payable in April 2018 in respect of shares purchased in this offering.

CAPITALIZATION

        The following table sets forth our cash and cash equivalents and our capitalization as of January 31, 2018 (i) on an actual basis and (ii) on an adjusted basis to reflect the repayment by CIBC Capital Funding (Cayman) LLC of a $500 million loan from us concurrently with or after and conditional upon the completion of this offering and a $200 million cash dividend payment we intend to make to our shareholders prior to the completion of this offering as if such transactions had occurred at January 31, 2018. The following table also presents our capital ratios at January 31, 2018.

        We will not receive any proceeds from this offering. You should read this table in conjunction with "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" as well as our consolidated financial statements, the related notes and the other financial information included elsewhere in this prospectus.

	As of January 31, 2018
(U.S.$ in thousands, unless otherwise indicated)	Actual	Adjusted
Liabilities
Customer deposits	$10,491,854	$10,491,854
Borrowings	116,112	116,112
Other liabilities	232,575	232,575

Total liabilities	$10,840,541	$10,840,541

Shareholders' equity:
Common share capital	$729,521	$729,521
Additional paid-in capital	3,119	3,119
Accumulated other comprehensive loss	(51,011)	(51,011)
Retained earnings	823,388	623,388
Non-controlling interests	29,625	29,625

Total shareholders' equity	$1,534,642	$1,334,642

Total capitalization	$12,375,183	$12,175,183

	As of January 31, 2018
	Actual (IFRS)	Adjusted (IFRS)	Actual (U.S. GAAP)(1)	Adjusted (U.S. GAAP)(1)
Capital and Solvency Ratios:
Tier 1 capital ratio(2)	16.71%	13.94%	18.76%	16.05%
Total capital ratio(3)	18.36%	15.59%	21.19%	18.51%
Total capital leverage ratio(4)	10.27%	9.74%	12.40%	10.96%
Book value per share(5)	$25.46	$21.65	$28.63	$24.83
Tangible book value per share(6)	$21.29	$17.49	$24.07	$20.27
Tangible shareholders' common equity to tangible assets(7)	9.35%	7.81%	10.43%	8.93%

(1)
Our regulators, primarily the Central Bank of Barbados, require capital ratios to be prepared using IFRS financials and in compliance with Basel II standards. Unaudited U.S. GAAP capital ratios have been prepared for the purposes of comparability, based on the U.S. GAAP financials and Basel II standards. We are not subject to regulation based on the U.S. GAAP capital ratios. Below is a reconciliation of the adjusted IFRS amounts to the adjusted U.S. GAAP amounts presented in the table above:

(U.S.$ in millions)	Adjusted IFRS	Change in Capital	Change in Risk- Weighted Assets	Adjusted U.S. GAAP
Tier 1 capital	$1,006,799	$135,629		$1,142,428
Tier 2 capital	119,655	55,020		174,674
Total risk based capital	1,126,454	190,648		1,317,102

Total risk weighted assets	7,224,118		$(107,436)	7,116,682

Tier 1 ratio	13.94%			16.05%

Total capital ratio	15.59%			18.51%

(2)
Tier 1 capital ratio comprises our Tier 1 capital (common shares, retained earnings reserves, and non-controlling interests in consolidated subsidiaries, less goodwill and other deductions) divided by our total risk-weighted assets. We calculate Tier 1 capital based on our IFRS financial statements under Basel II in accordance with Central Bank of Barbados guidelines and regulations.

(3)
Total capital ratio measures the amount of our capital in relation to the amount of risk we are taking. Our regulatory capital is determined under Basel II in accordance with Central Bank of Barbados guidelines and regulations.

(4)
Total capital leverage ratio is calculated by dividing total capital by total assets and certain off balance sheet items converted into credit exposure equivalents as well as adjustments for derivatives to reflect credit and other risks.

(5)
Book value per share is calculated as common equity divided by basic number of common shares outstanding at the end of the period. Book value does not include non-controlling interests.

(6)
Tangible book value per share is calculated as tangible common equity divided by basic number of common shares outstanding at the end of the period. Tangible book value does not include goodwill or non-controlling interests.

(7)
Tangible shareholders' common equity to tangible assets is used to determine how significant of an unexpected loss can be incurred by us before other forms of capital are impacted. This is calculated as shareholders' common equity less goodwill divided by tangible assets. Tangible assets are the total assets from continuing operations less goodwill.

 DILUTION

        All of our common shares that the selling shareholder is selling in the offering were issued and outstanding prior to this offering. As a result, this offering will not have a dilutive effect on our shareholders.

SELECTED CONSOLIDATED FINANCIAL DATA

        The following tables present our selected consolidated financial information as of and for the quarters ended January 31, 2018 and 2017, and as of and for the years ended October 31, 2017, 2016 and 2015, which have been prepared in accordance with U.S. GAAP. Our consolidated financial information for the quarters ended January 31, 2018 and 2017 has been derived from, and should be read together with, our unaudited consolidated financial statements and the accompanying notes included elsewhere in this prospectus. Our consolidated financial information for the years ended October 31, 2017 and 2016 has been derived from, and should be read together with, our audited consolidated financial statements and the accompanying notes included elsewhere in this prospectus. Our consolidated financial information for the year ended October 31, 2015 has not been audited.

        Our historical results for any prior period do not necessarily indicate our results to be expected for any future period. The following data should be read in conjunction with "Capitalization", "Summary Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations".

Income Statement Data

	For the quarter ended January 31,		For the year ended October 31,
(U.S.$ in thousands, except per share amounts)	2018	2017	2017	2016	2015
Interest income	$111,096	$102,930	$424,894	$413,446	$415,918
Interest expense	16,209	16,211	64,394	61,721	73,111

Net interest income before provision for loan losses	$94,887	$86,719	$360,500	$351,725	$342,807
Provision for loan losses	(5,112)	(4,895)	(17,761)	(10,640)	(34,049)

Net interest income after provision for loan losses	$89,775	$81,824	$342,739	$341,085	$308,758
Non-interest income	9,808	40,461	157,297	177,948	176,526
Non-interest expense	90,639	86,314	359,519	341,487	349,959

Income before provision for taxes	$8,944	$35,971	$140,517	$177,546	$135,325
Provision for income taxes	4,713	3,586	12,879	17,394	22,189

Net income	$4,231	$32,385	$127,638	$160,152	$113,136

Non-controlling interests	1,090	896	3,673	3,331	3,229
Net income attributable to common shareholders	$3,141	$31,489	$123,965	$156,821	$109,907

Basic and diluted earnings per share(1)	$0.06	$0.60	$2.36	$2.98	$2.09

Total other comprehensive (loss) income, net of taxes	$(4,922)	$(4,020)	$16,085	$4,768	$(19,688)

Total comprehensive (loss) income	$(691)	$28,365	$143,723	$164,920	$93,448

(1)
Basic and diluted earnings per share figures reflect the reverse share split that we expect to effect prior to the completion of the offering, for more information, see "Presentation of Financial and Other Information—Reverse Share Split".

Balance Sheet Data

	As of January 31,	For the year ended October 31,
(U.S.$ in thousands)	2018	2017	2016	2015
Assets
Cash and cash equivalents	$2,366,236	$2,512,595	$1,525,868	$1,284,580
Restricted cash	349,504	340,515	320,923	309,159
Securities available-for-sale	2,338,016	2,358,784	2,183,898	2,329,985
Loans and leases, net	6,457,319	6,426,867	6,294,414	6,077,626
Property and equipment, net	161,539	161,800	151,655	137,381
Goodwill	239,848	239,848	239,848	239,848
Prepaid expenses	21,742	10,699	21,690	10,782
Other assets	440,979	314,712	343,897	255,155
Assets from discontinued operations(1)	—	—	—	148,717

Total assets	$12,375,183	$12,365,820	$11,082,193	$10,793,233

Liabilities
Interest-bearing customer deposits	$6,340,304	$5,924,417	$5,566,547	$5,541,185
Non-interest-bearing customer deposits	4,151,550	4,433,850	3,579,032	3,150,683

Total customer deposits	10,491,854	10,358,267	9,145,579	8,691,868
Borrowings	116,112	211,251	197,040	207,459
Other liabilities	232,575	250,173	257,394	281,053
Liabilities from discontinued operations(1)	—	—	—	133,615

Total liabilities	$10,840,541	$10,819,691	$9,600,013	$9,313,995

Shareholders' equity
Common stock (52,567,879 shares outstanding)	$729,521	$729,521	$729,521	$729,521
Capital surplus	3,119	3,119	3,119	3,119
Accumulated other comprehensive income (loss)	(51,011)	(78,912)	(95,189)	(99,426)
Retained earnings	823,388	862,712	816,582	820,026
Non-controlling interests	29,625	29,689	28,147	25,998

Total shareholders' equity	$1,534,642	$1,546,129	$1,482,180	$1,479,238

Total liabilities and shareholders' equity	$12,375,183	$12,365,820	$11,082,193	$10,793,233

(1)
Assets and liabilities from discontinued operations for 2015 relate to the sale of our Belize operation which was announced in 2015 and closed on February 1, 2016.

Financial Ratios and Other Performance Indicators

        We use a number of financial measures to track the performance of our business and to guide our management. Some of these measures are defined by, and calculated in compliance with, applicable banking regulations, but such regulations often require certain discretion in defining and calculating the measures. These measures allow management to review our core activities, enabling us to evaluate relevant trends more meaningfully when considered in conjunction with (but not in lieu of) measures that are calculated in accordance with U.S. GAAP. Non-U.S. GAAP measures used in this prospectus are not a substitute for U.S. GAAP measures and readers should consider the U.S. GAAP measures as well.

        The following table shows certain of our key financial measures for the periods indicated. Many of these measures are non-U.S. GAAP financial measures. We believe that each of these measures is helpful in highlighting trends in our business that may not otherwise be apparent when relying solely on our U.S. GAAP-calculated results. Because of the discretion that we and other banks and companies have in defining and calculating these measures, care should be taken in comparing such measures used by us with similarly titled measures of other banks and companies, as such measures may not be directly comparable. For a reconciliation of the non-U.S. GAAP financial measures presented below to the most directly comparable U.S. GAAP financial measures, see "—Reconciliation of Non-U.S. GAAP Financial Measures" below.

	For the quarter ended January 31,		For the year ended October 31,
	2018	2017	2017	2016	2015
Profitability and Dividend Ratios
Return on average assets(1)	0.1%	1.1%	1.09%	1.46%	1.04%
Adjusted return on average assets(2)	1.0%	1.1%	1.14%	1.21%	0.97%
Return on average shareholders' equity(3)	1.1%	8.7%	8.43%	10.82%	7.76%
Adjusted return on average shareholders' equity(4)	9.2%	9.4%	9.99%	10.14%	8.22%
Return on average tangible shareholders' common equity(5)	1.3%	10.6%	10.2%	13.2%	9.5%
Adjusted return on average tangible shareholders' common equity(6)	11.1%	11.5%	12.2%	12.5%	10.1%
Dividend payout ratio(7)	462.1%	60.4%	61.6%	37.5%	41.5%
Adjusted dividend payout ratio(8)	63.2%	64.8%	59.4%	46.2%	45.4%
Performance Ratios
Net interest margin(9)	3.9%	3.7%	3.9%	3.9%	3.8%
Adjusted net interest margin(10)	3.8%	3.7%	3.7%	3.7%	3.6%
Fee income ratio(11)	9.4%	31.8%	30.4%	33.6%	34.0%
Adjusted fee income ratio(12)	31.3%	33.9%	32.8%	32.8%	32.7%
Efficiency ratio(13)	86.5%	67.9%	69.4%	64.5%	67.4%
Adjusted efficiency ratio(14)	69.1%	69.1%	69.9%	68.5%	67.0%
Loan growth(15)	4.2%	4.2%	3.0%	6.4%	(0.8)%
Deposit growth(16)	11.0%	1.3%	13.3%	5.2%	(5.2)%
Total gross loan-to-deposit ratio(17)	63.8%	68.9%	64.4%	71.9%	73.7%
Operating leverage(18)	(22.5)%	(7.2)%	(7.5)%	4.4%	(2.1)%
Adjusted operating leverage(19)	0.0%	(3.2)%	(2.1)%	(2.3)%	(2.4)%
Total non-accrual loans and leases to total gross loans(20)	5.0%	6.2%	5.1%	6.5%	9.1%
Net charge-offs to average total gross loans ratio(21)	0.7%	0.6%	0.7%	0.9%	1.3%

(1)
ROAA is an indicator of profitability relative to total assets and is intended to demonstrate how efficient management is at using assets to generate earnings. The ROAA ratio is calculated as net income divided by average total assets.

(2)
Adjusted ROAA is a non-U.S. GAAP financial measure used to measure profitability relative to total assets and is intended to demonstrate management's efficiency at using assets to generate earnings. The adjusted ROAA ratio is calculated as adjusted net income divided by adjusted average total assets. Adjusted net income excludes certain items that are included in the financial results presented in accordance with U.S. GAAP. For more information on the non-U.S. GAAP financial measures, see "—Reconciliation of Non-U.S. GAAP Financial Measures."

(3)
ROAE represents the amount of net income to shareholders as a percentage of average shareholders' equity and is calculated as net income divided by average shareholders' equity. Net income is for the full fiscal year before dividends paid to shareholders and includes net income attributable to the non-controlling interests. Average shareholders' equity includes the non-controlling interests.

(4)
Adjusted ROAE is a non-U.S. GAAP financial measure that represents how much profit is generated with shareholders' equity. Adjusted ROAE represents the amount of adjusted net income to shareholders as a percentage of adjusted average shareholders' equity and is calculated as adjusted net income divided by adjusted average shareholders' equity. The planned

  $200 million special dividend is also excluded from equity in the measurement. Adjusted net income is for the full fiscal year before dividends paid to shareholders, including net income attributable to the non-controlling interests, and excludes certain items that are included in the financial results presented in accordance with U.S. GAAP. Adjusted average shareholders' equity includes the non-controlling interests. For more information on the non-U.S. GAAP financial measures, see "—Reconciliation of Non-U.S. GAAP Financial Measures".

(5)
ROATCE is the amount of net income to shareholders as a percentage of average tangible shareholders' common equity and is calculated as net income divided by the average tangible shareholders' common equity. Net income is for the full fiscal year before dividends paid to shareholders and excludes net income attributable to the non-controlling interests. Average tangible shareholders' common equity does not include goodwill and intangible assets, preferred equity or the non-controlling interests.

(6)
Adjusted ROATCE is a non-U.S. GAAP financial measure that is the amount of adjusted net income attributable to common shareholders as a percentage of adjusted average tangible shareholders' common equity and is calculated as adjusted net income attributable to common shareholders divided by the adjusted average tangible shareholders' common equity. Adjusted average tangible shareholders' common equity does not include goodwill and intangible assets, preferred equity or the non-controlling interests. The planned $200 million special dividend is also excluded from equity in the measurement. Adjusted net income attributable to common shareholders is for the full fiscal year before dividends paid to shareholders, excluding net income attributable to the non-controlling interests, and excludes certain items that are included in the financial results presented in accordance with U.S. GAAP. For more information on the non-U.S. GAAP financial measures, see "—Reconciliation of Non-U.S. GAAP Financial Measures".

(7)
Dividend payout ratio is the ratio of the total amount of dividends paid out to shareholders relative to net income. The ratio is calculated as dividends paid divided by net income. The amount shown excludes special dividends.

(8)
Adjusted dividend payout ratio is a non-U.S. GAAP financial measure that is the ratio of the total amount of dividends paid out to shareholders relative to adjusted net income. Adjusted net income excludes certain items that are included in the financial results presented in accordance with U.S. GAAP. The ratio is calculated as dividends paid divided by adjusted net income. For more information on the non-U.S. GAAP financial measures, see "—Reconciliation of Non-U.S. GAAP Financial Measures".

(9)
NIM is a performance metric that measures the spread between the interest income we generate and our cost of funding, relative to our assets. NIM is calculated as net interest income divided by average interest-earning assets. Net interest income is the interest earned on cash due from banks, investments, loans and other interest earning assets minus the interest paid for deposits, short-term borrowings and long-term debt. The average interest-earning assets are calculated using a simple average balance of interest-earning assets.

(10)
Adjusted net interest margin is a non-U.S. GAAP financial measure used to measure the spread between adjusted interest income and our cost of funding relative to adjusted assets. The ratio is calculated as adjusted net interest income divided by adjusted average interest-earning assets. The only impactful adjustments made to this ratio are adjusting for the repayment of the $500 million intercompany loan from one of our subsidiaries to one of CIBC's subsidiaries, and the $200 million cash dividend payment we intend to make to our existing shareholders prior to or concurrently with the completion of this offering. For more information on the non-U.S. GAAP financial measures, see "—Reconciliation of Non-U.S. GAAP Financial Measures".

(11)
Fee income ratio represents the proportion of revenues derived from non-interest income sources. It is calculated as non-interest income divided by the sum of non-interest income and net interest income.

(12)
Adjusted fee income ratio is a non-U.S. GAAP financial measure used to determine the proportion of revenues derived from adjusted non-interest income sources. The ratio is calculated as adjusted non-interest income divided by adjusted total revenue. For more information on the non-U.S. GAAP financial measures, see "—Reconciliation of Non-U.S. GAAP Financial Measures".

(13)
Efficiency ratio is used to assess operating efficiencies and is intended to demonstrate how efficiently management is controlling expenses relative to generating revenues. The efficiency ratio is calculated as non-interest expenses divided by the sum of total non-interest income and net interest income.

(14)
Adjusted efficiency ratio is a non-U.S. GAAP financial measure used to assess operating efficiencies and is intended to demonstrate how efficiently management is controlling expenses relative to generating revenues. The adjusted efficiency ratio is calculated as adjusted non-interest expenses divided by adjusted total revenue. Adjusted non-interest expenses excludes certain items that are included in the financial results presented in accordance with U.S. GAAP. For more information on the non-U.S. GAAP financial measures, see "—Reconciliation of Non-U.S. GAAP Financial Measures".

(15)
Loan growth is a measure used to determine the growth in performing loan balances compared with performing loan balances from the previous year.

(16)
Deposit growth is a measure used to determine the growth in deposit balances compared with deposit balances from the previous year.

(17)
Total gross loan-to-deposit ratio is a commonly used measure for assessing our liquidity by dividing our total gross loans by our total deposits.

(18)
Operating leverage measures the rate of growth in total revenue less the rate of growth in non-interest expenses. It is a ratio to measure our efficiency.

(19)
Adjusted operating leverage is a non-U.S. GAAP financial measure, calculated as the rate of growth in adjusted total revenue less the rate of growth in adjusted non-interest expenses. It is a ratio to measure our efficiency. Adjusted total revenue and adjusted non-interest expenses exclude certain items that are included in the financial results presented in accordance with U.S. GAAP. For more information on the non-U.S. GAAP financial measures, see "—Reconciliation of Non-U.S. GAAP Financial Measures".

(20)
Total non-accrual loans and leases to total gross loans measures the credit quality of our assets by expressing total non-accrual loans and leases as a percentage of total gross loans. This ratio is calculated as total non-accrual loans and leases divided by total gross loans.

(21)
Net charge-offs to average total gross loans ratio represents the differences between gross charge-offs and any subsequent recoveries relating to our loan portfolio. The ratio is used to measure the credit quality of our loans and represents the portion of the loan portfolio we do not believe we will collect or recover. The ratio is calculated as total charge-offs minus total recoveries divided by average total gross loans.

Reconciliation of Non-U.S. GAAP Financial Measures

        In analyzing the performance of our business, we focus on adjusted net income, which we calculate by adjusting U.S. GAAP net income for income or expense items which are not core to our operations and result in non-recurring gains, losses and charges. The resulting adjusted net income figures include revenue, gains, losses and expense items incurred in the normal course of our business. We regularly assess whether items are non-recurring. In doing so, we consider whether the expense, gain or loss is a result of exceptional circumstances or other decisions not made in the normal course of business. Items which are not in the normal course of business, such as business acquisition costs or impairment losses, or a result of exceptional circumstances, such as business restructuring costs or unique environmental factors, are considered non-recurring items.

        Adjusted net income, adjusted ROAA and adjusted ROATCE are non-U.S. GAAP financial measures that have been adjusted for the financial impact of (i) the sale of the net assets of our Belize operations, which closed on February 1, 2016; (ii) a restructuring plan aimed to enhance our long-term competitiveness through reductions in costs, duplication and complexity, which concluded in 2015; (iii) two major hurricanes, Irma and Maria, in September 2017, which we believe to be one-time in nature; (iv) structural changes to our balance sheet which will occur concurrently with or prior to completion of this offering and (v) modifications to our hedging strategies to take into account U.S. GAAP accounting. Such structural changes include the repayment by CIBC Capital Funding (Cayman) LLC of a $500 million loan from us concurrently with or after and conditional upon the completion of this offering, and a $200 million cash dividend payment we intend to pay to our shareholders prior to the completion of this offering.

        The hedging strategies we currently employ are effective both economically and under IFRS, our original reporting standard, but they are less effective under U.S. GAAP. U.S. GAAP requires gains and losses on available-for-sale securities to be reported in OCI in shareholders equity. In addition, the hedges we put in place to manage interest rate risk within our portfolio of securities and loans are effective under IFRS, but are less effective under U.S. GAAP. We are adjusting our strategies to increase their effectiveness under U.S. GAAP, and, as such we have made adjusted adjustments to historical net income to reflect the economic impact of previous strategies that were more suitable under IFRS.

        We believe that expressing earnings and certain other financial measures excluding these non-recurring items provides a meaningful basis for period-to-period comparisons, which management believes will assist investors in analyzing our operating results. In addition, these adjusted non-U.S. GAAP financial measures will permit investors to assess our performance on a basis consistent with the expected composition of our business as it will exist in future periods. Our management and board of directors also utilize these non-U.S. GAAP financial measures for the preparation of our operating budgets and for our monthly and quarterly financial performance reporting. As such, we believe that the presentation of these non-U.S. GAAP financial measures will permit investors to assess the performance of our business on the same basis as management.

        Non-U.S. GAAP financial measures are not formally defined by U.S. GAAP, so other entities may calculate them differently. We believe the non-U.S. GAAP financial measures presented in this prospectus provide useful information to management and investors that is supplementary to our financial condition, results of operations and cash flows computed in accordance with U.S. GAAP. However, we acknowledge that our non-U.S. GAAP financial measures have a number of limitations. As such, you should not view these disclosures as a substitute for results determined in accordance with U.S. GAAP and they are not necessarily comparable to non-U.S. GAAP financial measures that other companies use.

        The following tables provide:

  •
  a reconciliation of adjusted net income to U.S. GAAP net income;

  •
  a computation of adjusted return on average assets;

  •
  a computation of adjusted return on average shareholders' equity;

  •
  a computation of adjusted ROATCE;

  •
  a computation of adjusted dividend payout ratio;

  •
  a computation of adjusted fee income ratio; and

  •
  a computation of adjusted efficiency ratio.

		For the quarter ended January 31,		For the year ended October 31,
(U.S.$ in millions)		2018	2017	2017	2016	2015
Net income		$4.2	$32.4	$127.6	$160.2	$113.1
Adjustments:
Sale of Belize operations(1)		—	—	—	(2.5)	6.7
Restructuring expenses(2)		—	—	—	—	14.3
Hurricane-related expenses(3)		(0.5)	—	9.8	—	—
AFS foreign exchange impact under U.S. GAAP(4)		32.6	1.2	8.7	(8.9)	(16.9)
Ineffective hedging under U.S. GAAP(5)		(0.9)	0.7	1.9	(4.6)	—
Repayment of intercompany loan(6)		(3.6)	(3.3)	(13.9)	(12.4)	(13.1)
Release of excess capital dividend(7)		(0.9)	(0.8)	(2.8)	(1.9)	(0.8)

Adjusted net income	A	$30.9	$30.2	$131.3	$129.9	$103.4
Average total assets		12,371	11,227	11,724	10,938	10,838
Less: Release of excess capital dividend(7)		200	200	200	200	200

Adjusted average total assets	B	$12,171	$11,027	$11,524	$10,738	$10,638
Adjusted return on average assets	A/B	1.0%	1.1%	1.1%	1.2%	1.0%
Average shareholders' equity		1,540	1,477	1,514	1,481	1,458
Less: Release of excess capital dividend		200	200	200	200	200

Adjusted average shareholders' equity	C	$1,340	$1,277	$1,314	$1,281	1,258
Adjusted return on average shareholders' equity	A/C	9.2%	9.4%	10.0%	10.1%	8.2%
Adjusted net income		30.9	30.2	131.3	129.9	103.4
Less: Non-controlling interests		1.1	0.9	3.5	3.3	3.2

Adjusted net income attributable to common shareholders	D	$29.8	$29.3	$127.8	$126.6	$100.2
Average shareholders' common equity		1,511	1,449	1,485	1,454	1,433
Less: Average goodwill		240	240	240	240	240

Average tangible shareholders' common equity		$1,271	$1,209	$1,245	$1,214	$1,193
Less: Release of excess capital dividend		200	200	200	200	200

Adjusted average tangible shareholders' common equity	E	$1,071	$1,009	$1,045	$1,014	$993
Adjusted ROATCE	D/E	11.1%	11.5%	12.2%	12.5%	10.1%
Dividends paid(8)	F	39	39	78	60	47
Adjusted dividend payout ratio	F/A	63.2%	64.8%	59.4%	46.2%	45.4%
Total revenue		104.7	127.2	517.8	529.7	519.3
Adjustments:
Sale of Belize operations(1)		—	—	—	(1.9)	(6.6)
AFS foreign exchange impact under U.S. GAAP(4)		32.3	1.2	8.7	(8.9)	(16.9)
Ineffective hedging under U.S. GAAP(5)		(0.8)	0.7	2.1	(5.1)	—
Repayment of intercompany loan(6)		(3.6)	(3.3)	(13.9)	(13.3)	(13.9)
Release of excess capital dividend(7)		(0.9)	(0.8)	(2.8)	(1.9)	(0.8)

Adjusted total revenue	G	$131.8	$125.0	$511.8	$498.5	$481.2
Total non-interest income		9.8	40.5	157.3	177.9	176.5
Adjustments:
Sale of Belize operations(1)		—	—	—	(0.2)	(2.2)
AFS foreign exchange impact under U.S. GAAP(4)		32.3	1.2	8.7	(8.9)	(16.9)
Ineffective hedging under U.S. GAAP(5)		(0.8)	0.7	2.1	(5.1)	—

Adjusted total non-interest income	H	$41.3	$42.4	$168.1	$163.8	$157.4
Adjusted fee income ratio	H/G	31.3%	33.9%	32.8%	32.8%	32.7%
Total non-interest expenses		90.5	86.3	359.5	341.5	350.0
Adjustments:
Sale of Belize operations(1)		—	—	—	0.2	(13.1)
Restructuring expenses(2)		—	—	—	—	(14.4)
Hurricane-related expenses(3)		0.5	—	(1.7)	—	—

Adjusted total non-interest expenses	I	$91.0	$86.3	$357.8	$341.7	$322.5

Adjusted efficiency ratio	I/G	69.1%	69.1%	69.9%	68.5%	67.0%
Net interest margin		3.9%	3.8%	3.9%	3.9%	3.8%
Adjustments:
Repayment of intercompany loan(6)		(0.1)%	(0.1)%	(0.1)%	(0.1)%	(0.1)%
Release of excess capital dividend(7)		0.0%	0.0%	0.0%	0.0%	0.0%

Adjusted net interest margin		3.8%	3.7%	3.8%	3.8%	3.7%

(1)
In 2015, we entered into a definitive agreement to sell our operations in Belize and wrote down the value of our assets and liabilities in Belize to their recoverable amounts. This transaction closed on February 1, 2016. In the first quarter of 2016 until this transaction closed, we continued to earn interest income on loans, pay interest on our deposits and incur expenses primarily to run our branches.

(2)
In 2015, we completed a restructuring plan which aimed to enhance our long-term competitiveness through reductions in costs, duplication and complexity.

(3)
In September 2017, the Caribbean was hit by two major hurricanes, Irma and Maria, which resulted in significant damage in several of the countries and territories in which we operate. The exact quantum of loan losses incurred as a result of the hurricanes will be not be fully determinable for some time, and will be dependent on the severity of damage, insurance coverage and claims payments and the ability of the various borrowers to recover. We made an adjustment to our collective allowance for loan losses in the fourth quarter of 2017 of $8.6 million to reflect our best estimate of the financial impact of the losses. We view the financial impact of the 2017 hurricane season to be one-time in nature, as we had not experienced a hurricane related loss of this severity and impact since Hurricane Ivan in 2004. The $9.8 million in hurricane-related net income reduction is comprised of an $8.6 million provision for loan losses and a $1.7 million provision in one-time expenses, less non-controlling interest and taxes.

(4)
Certain of our deposits are denominated in foreign currencies that are not pegged to the U.S. dollar and, as such, fluctuations in these foreign currencies will have an impact on our balance sheet and income statement reported in U.S. dollars. In order to economically hedge against this exposure, we hold securities available-for-sale denominated in the same foreign currencies as the deposits. We have historically prepared and published our audited consolidated financial statements in accordance with IFRS and our economic hedging strategies achieve offsetting impacts in earnings as the foreign currencies relating to both the deposits and securities are revalued through earnings under IFRS. Under U.S. GAAP, foreign exchange gains and losses on foreign currency deposits flow through our income statement. However, the portion of our securities portfolio that hedges movements in foreign currency deposits are available-for-sale, and under U.S. GAAP, offsetting gains and losses on those securities are reported in OCI in shareholders' equity. In 2016, our foreign currency deposits weakened against the U.S. dollar resulting in gains totaling $8.9 million reported as revenues and losses of $8.9 million were included in OCI. In 2017, our foreign currency deposits strengthened against the U.S. dollar, resulting in losses of $8.7 million, which flowed through the income statement with offsetting gains from the securities portfolio of $8.7 million reported in OCI. We are adjusting our hedging strategy such that the impact of foreign currency movements on our U.S. dollar reported deposit balances is effectively hedged under U.S. GAAP in our net income, eliminating this foreign exchange impact on our U.S. GAAP financial results in future periods.

(5)
The strategies we currently employ to manage interest rate risk within our portfolio of securities and loans are effective hedges both economically and under IFRS, our original financial reporting standard. However, these hedging strategies are less effective under U.S. GAAP. In 2016, we reported gains of $4.6 million in revenues related to these hedged positions while in 2017, we reported losses of $1.9 million in revenues. We are currently implementing hedging strategies that are considered effective under U.S. GAAP, and, as such, will, we believe, minimize the volatility of movements in foreign currencies and interest rates in our U.S. GAAP financial statements.

(6)
On April 18, 2017, FirstCaribbean International Bank (Barbados) Limited, one of our subsidiaries, issued a secured loaned in the aggregate principal amount of $500 million to CIBC Capital Funding (Cayman) LLC, a subsidiary of CIBC, at an interest rate of LIBOR plus 3.25%. This loan effectively extended the maturity of a loan on similar terms from 2012, which bore interest at a rate of LIBOR plus 3.15%. Concurrently with or after and conditional upon the closing of this offering, this loan will be repaid in full by CIBC Capital Funding (Cayman) LLC. This $500 million intercompany loan earned us interest income equal to $16.9 million, $18.1 million, and $21.3 million in 2015, 2016, and 2017, respectively. In estimating the adjusted impact of CIBC's repayment of this loan on an adjusted basis, we have assumed the proceeds received will be redeployed in a combination of investment grade securities at a weighted average interest rate of LIBOR plus 0.31%, which would have generated income of $3.0 million, $4.9 million, and $7.4 million in 2015, 2016, and 2017, respectively. These assumptions are predicated on current rates prevailing in the market today. We have presented the adjusted impact as if such transactions had occurred for the 2015, 2016, and 2017, respectively.

(7)
We intend to make a $200 million cash dividend payment to our existing shareholders prior to or concurrently with the completion of this offering. We adjusted net interest income by reducing it to account for the cost of funding this planned dividend.

(8)
Dividends paid reflects regular dividends only. Special dividend payments have been excluded.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

        The following discussion and analysis is intended to highlight and supplement data and information presented elsewhere in this prospectus, including the consolidated financial statements and related notes and should be read in conjunction with the accompanying tables and our financial statements included in this prospectus. The consolidated financial statements and notes have been prepared in accordance with U.S. GAAP. Certain statements in this discussion and analysis may be deemed to include "forward looking statements" and are based on management's current expectations and are subject to uncertainty and changes in circumstances. Forward looking statements are not historical facts but instead represent only management's belief regarding future events, many of which by their nature are inherently uncertain and outside of management's control. Actual results may differ materially from those included in these statements due to a variety of factors, including those discussed in the sections titled "Cautionary Note Regarding Forward-Looking Statements" and "Risk Factors" and in other parts of this prospectus.

Overview

        We are a leading financial institution operating throughout the English and Dutch-speaking Caribbean with a strong balance sheet and regionally-leading digital banking capabilities. We operate in 17 countries and territories, including Barbados, the Bahamas and the Cayman Islands (our primary markets), as well as Jamaica, Trinidad and Tobago and certain countries in the Dutch-speaking Caribbean (our key growth markets).

        We offer a full range of financial products and services across our three core business segments: (i) RBB, (ii) CIB and (iii) WM. We also have an Administration segment that supports our other three segments. In our RBB segment, we provide a full range of lending, credit card and deposit services to individuals and businesses to meet their financial services, operational and working capital needs. This segment includes our branch network, ATMs, internet banking services and our mobile banking services. Revenues from this segment were $61.9 million for the first quarter of 2018 and $56.5 million for the first quarter of 2017 with 75% of such revenue coming from retail channels and 25% from the credit cards business in both periods. Our CIB segment provides a full range of corporate and investment banking, advisory and cash management services to large and mid-size corporate businesses, governments and financial institutions across the English and Dutch-speaking Caribbean. Revenues from this segment were $55.8 million for the first quarter of 2018 and $54.4 million for the first quarter of 2017 with 79% and 78% of such revenue coming from net interest income, respectively, and 21% and 22% from foreign exchange, advisory and cash management services, respectively. In our WM segment, we offer a relationship focused wealth management platform providing investment advice and traditional banking products to high net worth individuals, as well as fund administration and trust services. Revenues from this segment were $22.2 million for the first quarter of 2018 and $19.3 million for the first quarter of 2017 with 50% and 40% of such revenue coming from net interest income, respectively, and 50% and 60% coming from fees and commissions, respectively. The charts below show our total revenue for the first quarter of 2018 and for 2017 by geography.

2017 Revenue by Geography (U.S.$ in millions)	First Quarter 2018 Revenue by Geography (U.S.$ in millions)

Total: $518 million	Total: $105 million

        We have historically prepared our financial statements in accordance with IFRS. Our audited consolidated financial statements included in this prospectus were our first financial statements prepared and audited in accordance with U.S. GAAP. Accordingly, we have historically managed the accounting and financial reporting of our business in a manner that was appropriate for IFRS but without consideration of U.S. GAAP. Going forward beginning in the first quarter of 2018, we will consider U.S. GAAP implications in our decision-making process. For example, the hedges we put in place to manage interest rate risk within our portfolio of investment securities are effective both economically under IFRS, our original reporting standard, but less effective under U.S. GAAP. We are adopting hedging strategies that will be effective under U.S. GAAP. For a reconciliation of these non-U.S. GAAP financial measures most directly comparable U.S. GAAP measures, see "Summary Consolidated Financial Data—Reconciliation of Non-U.S. GAAP Financial Measures."

        In 2015, we completed a broader strategic assessment of our operations region-wide and concluded a restructuring plan aimed to enhance our long-term competitiveness through reduction in costs, duplication and complexity. In some territories this resulted in the closure of branches and in others the consolidation of branches to make our operations more efficient. In 2015, we also entered into a definitive agreement to sell our operations in Belize and wrote down the value of our assets and liabilities in Belize to their recoverable amounts. This transaction closed on February 1, 2016. In the first quarter of 2016 until this transaction closed, we continued to earn interest income on loans, pay interest on our deposits and incurred expenses primarily to run our branches.

Key Factors Affecting Our Business and Financial Statements

        We believe our business and results of operations will be impacted in the future by various trends and conditions, including the following:

Economic Conditions

        We have a presence in 17 countries and territories across the English and Dutch-speaking Caribbean. Our primary markets are Barbados, the Bahamas and the Cayman Islands, which are mature banking markets with high levels of loan penetration relative to GDP. Our key growth markets are Jamaica, Trinidad and Tobago and the Dutch-speaking Caribbean, which are markets with levels of loan penetration typical of emerging markets. Our other markets include Anguilla, Antigua and Barbuda, BVI, Dominica, Grenada, St. Kitts and Nevis, St. Lucia, St. Vincent and the Grenadines, and the Turks and Caicos Islands. The general economic environment of the countries in which we operate affects the demand and pricing of our products and services, the quality of our loan portfolios and our profitability.

        In addition, general economic conditions of other countries, including the U.S., United Kingdom, Canada and greater Europe indirectly impact our business by impacting economic activity in the markets where we operate. Such countries are a significant driver of economic activity in the Caribbean markets, mainly through tourism, which is an economic driver in many of our markets. General economic conditions in such countries affect the flow of tourists into the markets where we operate, which then affects economic conditions and growth in such markets and consequently affects our business.

        Initial data for 2017 suggests that the political uncertainty surrounding BREXIT negotiations in the United Kingdom continues to keep the British pound depressed and has slowed growth in tourist arrivals from the United Kingdom. The U.S. market slowed relative to previous years. In contrast, Canadian arrivals, which had previously declined after the slump in oil prices and resulting slow-down in Canadian economic growth, have rebounded in most countries across the Caribbean.

Barbados

        In 2015, Barbados' GDP was $4.4 billion with a GDP per capita of approximately $15,400. Although it is not the largest sector or the largest employer, tourism heavily influences the performance of the construction, business and general services sectors as well as the broader economy.

        During its fiscal year ended March 2017, Barbados posted a fiscal deficit of 6.2%. The IMF reported that as of December 31, 2017, the general government gross sovereign debt of Barbados was 97.2% of its GDP, as calculated by the IMF, driven by the large fiscal deficits being run by the government that ranged between 4% of GDP and 11% of GDP for most of the last decade. Interest expenses were 26% of revenue in 2016, and the government is currently contemplating debt restructuring as part of a package of austerity measures to reign in the fiscal deficit. Additionally, Moody's downgraded Barbados' sovereign debt rating to Caa1 on April 1, 2016 and then Caa3 on March 9, 2017. S&P downgraded Barbados' sovereign debt rating to B– on September 23, 2016 and then CCC+ on March 3, 2017, and Barbados' local currency rating to B– as of September 23, 2016, CCC+ on March 3, 2017 and then CCC on September 27, 2017.

The Bahamas

        The Bahamas economy is driven primarily by tourism and financial services. In 2015, GDP of the Bahamas was $8.9 billion with a GDP per capita of approximately $22,800.

Cayman Islands

        The Cayman Islands are a major global international financial center with banks, hedge funds, structured finance and captive insurance entities all featuring prominently in the local economy. In 2015, GDP was $3.7 billion with a GDP per capita of approximately $62,100, the highest in the region.

Jamaica

        Jamaica's economy is heavily dependent on services, which account for more than 70% of GDP. The country continues to derive most of its foreign exchange from tourism, remittances, and bauxite/alumina. In 2015, GDP was $14.3 billion with a GDP per capita of approximately $5,100.

Trinidad and Tobago

        Oil and related downstream industries are the main drivers of the Trinidad and Tobago economy. Since 2014, falling energy prices and production have reduced the energy sector's contribution to GDP, exports and government revenue. In 2015, GDP was $25.9 billion with a GDP per capita of approximately $19,100. In 2016, according to the IMF, the debt to GDP ratio was 39.4% and the fiscal deficit as a percentage of GDP was 12.7%.

Dutch Caribbean

        The Dutch Caribbean is comprised of three constituent countries of the Kingdom of the Netherlands: Aruba, Curaçao and Sint Maarten. Aruba's economy is primarily driven by tourism, petroleum storage, hospitality and financial and business services. Curaçao's economy is primarily driven by tourism, petroleum refining and storage, financial services, transportation and communication. Sint Maarten's economy is primarily driven by tourism. In 2015, GDP and GDP per capita were $2.7 billion and approximately $26,000, respectively, in Aruba, $3.2 billion and approximately $20,000, respectively, in Curaçao, and $1.1 billion and $28,200, respectively, in Sint Maarten.

Tourism in Our Markets

        Our business is affected by tourism in the markets in which we operate as it is a major contributor to the economic stability and growth of the economies in these markets. See "Risk Factors—Tourism, real estate and financial services are important drivers of economic activity in the markers in which we operate. A decline in one or more of these sectors in our markets could have a negative impact on our business, results of operations or financial condition".

Natural Events

        In September 2017, the Caribbean was hit by two major hurricanes, Irma and Maria. Of the countries and territories in which we operate, Anguilla, British Virgin Islands, Dominica, Sint Maarten and Turks and Caicos were affected. Our total loans in these affected countries and territories represent approximately 10% of our total loans as of January 31, 2018 and as of 2017. We have made an adjustment of $8.6 million to our "collective lending reserve" in the fourth quarter of 2017 to reserve for estimated losses. We are continuing to monitor and assess the impact from hurricanes on our staff, premises and clients. The exact financial impact in terms of future loan losses due to the hurricanes will not be known for some time, and will depend on the severity of damage, insurance coverage and claims payments and the speed of recovery for various economies.

Interest Rates

        Changes in interest rates affect the following areas of our business, among others:

  •
  financial margin;

  •
  volume of loans originated;

  •
  market value of our financial assets;

  •
  gains or losses from sales of loans and securities; and

  •
  credit losses.

        When interest rates rise, we receive higher returns on loans without the full increase being offset by higher rates paid to depositors. A significant portion of our subsidiaries' USD assets, including loans, are floating rate to 1-month and 3-month LIBOR benchmarks resulting in incremental interest earned in a rising rate environment. Deposit expenses do not increase in parallel with loan income increases as a significant amount of our deposit base is typically held in non-interest rate sensitive demand and notice accounts, and interest rates paid on our term deposit rates are carefully managed. However, increases in interest rates may reduce the volume of loans we originate. For our fixed rate security holdings, the market value generally decreases when interest rates rise, which would result in us recognizing a loss if the security is sold prior to maturity and may have an adverse effect on our capital. In contrast, interest rate decreases could result in adverse changes in our financial margin due to lower interest income on loans, our deposits with other banks and investment securities.

Exchange Rates

        We are exposed to foreign currency risk as a result of our holdings of non-U.S. dollar denominated assets and liabilities, and our non-U.S. dollar investments, revenue and expenses. Additionally, the amount of fees that we receive from our foreign exchange trading is affected by the supply of a currency and client demand. Most of the local currencies in the markets in which we operate are pegged to the U.S. dollar. Specifically, the currencies of Barbados, the Bahamas, the Cayman Islands, the Eastern Caribbean, Curaçao, Sint Maarten and Aruba are pegged to the U.S. dollar, and the official currency of BVI and Turks and Caicos is the U.S. dollar, while the currency of Jamaica and Trinidad and Tobago are not pegged. Our financial statements and dividends are denominated in U.S. dollars, but some of our assets and liabilities are denominated in local currencies. If a local currency is de-pegged, that local currency could become materially devalued. In that event, our profits and statement of financial condition could be materially impacted. Barbados and the Bahamas represent two of our primary markets where we conduct banking operations, and, as a result, a de-pegging of their currencies could have a heightened negative impact on our company.

        Currency volatility can increase our foreign exchange risk by changing the value of our assets, liabilities, investments, revenue and expenses, and by affecting our clients' demand for our foreign exchange trading services. Additionally, currency volatility can make our currency risk more difficult to hedge, because obligations to purchase and sell a foreign currency may not fully offset each other, or they may offset each other, but in different time periods.

Regulatory Environment

Reserve requirements

        Many of the regulatory authorities in the markets where we operate set bank reserve requirements, including setting a certain percentage of deposits which must be held at the central banks or invested in government securities. The raising or lowering of these requirements directly affects our results by decreasing or increasing the funds available for lending. For example, in 2017, the Central Bank of Barbados increased the reserve requirement for Barbados banks from 10% to 15% and more recently from 15% to 18% effective December 1, 2017 and from 18% to 20% effective January 1, 2018. The Eastern Caribbean islands, the Bahamas, Curaçao and Sint Maarten, Trinidad and Tobago, Jamaica and Aruba also maintain reserve requirements. The central bank in each of these countries or territories has the power to modify these requirements at any time. The following chart sets forth our local and foreign reserve requirements. See also "Supervision and Regulation".

Local Reserve Requirements

Territory/Country	Requirement	Description
Barbados	Cash Reserve	5% of Average Prescribed Liabilities
	Liquid Assets Reserve	20% of Average Prescribed Liabilities
EC Islands	Cash Reserve	6% of Average Deposit Liabilities
Bahamas	Cash Reserve	5% of Total Deposit Liabilities minus cash in till up to 1% of Total Deposit Liabilities
	Liquid Assets Reserve	Matrix of (20% of Demand Deposits + 15% of Savings & Fixed Deposits)
Curaçao / Sint Maarten	Cash Reserve	18% of Adjusted Domestic Debt/ Prescribed Liabilities
	Liquid Assets Reserve	A percentage of the relevant liabilities is assessed to determine the applicable reserve amount
Trinidad and Tobago	Primary Reserve	17% of Average Prescribed Liabilities
	Secondary Reserve	2% of Average Prescribed Liabilities
Jamaica	Cash Reserve	12% of Average Prescribed Liabilities
	Liquid Assets Reserve	14% of Average Prescribed Liabilities
Aruba	Cash	11% of Prescribed Liabilities

Foreign Reserve Requirements

Territory/Country	Requirement	Description
Trinidad and Tobago	Liquid Assets Reserve	20% of Average Prescribed Liabilities
Barbados	Cash Reserve	2% of Average Prescribed Liabilities
Jamaica	Cash Reserve	USD, GBP, CAD (15% of prescribed liabilities)
	Liquid Asset Reserve	JMD, USD, GBP, CAD (14% of prescribed liabilities)

Business taxes

        Business taxes imposed from time to time by governments in the markets where we operate can affect our results of operations. As a number of governments in our markets are running fiscal deficits and have faced budgetary pressures, in each of the last three years we have seen increases in these taxes significantly affecting our results of operations. We incurred business taxes in the first quarters of 2018 and 2017 and in 2017, 2016 and 2015 of $10 million, $9.7 million, $41.9 million, $36.7 million and $31.0 million, respectively.

Principal Components of Operations and Key Performance Measures Used by Management

        As a banking institution, we manage and evaluate various aspects of both our results of operations and our financial condition. We evaluate the levels and trends of the line items included in our balance sheet and income data, as well as various financial ratios that are commonly used in our industry. We analyze these ratios and financial trends against our own historical performance, our budgeted performance and the financial condition and performance of comparable banking institutions in our region.

Principal Components of Operations

Net Interest Income

        Net interest income is the difference between the interest earned on interest-earning assets (usually loans and investment securities) and the interest expense incurred in connection with interest-bearing liabilities (usually deposits and borrowings). The level of net interest income is primarily a function of the average balance of interest-earning assets, the average balance of interest-bearing liabilities and the spread between the contractual yield on such assets and the cost of such liabilities.

Net interest income is impacted by the relative mix of interest-earning assets and interest-bearing liabilities, movements in market interest rates, levels of non-performing assets and pricing pressure from competitors. The mix of interest-earning assets is influenced by loan demand and by management's continual assessment of the rate of return and relative risk associated with various classes of interest-earning assets.

Non-interest Income

        Non-interest income primarily includes service charges and fees, underwriting fees and commissions, fiduciary and investment management fees, foreign exchange, net realized gains or losses on trading and securities available-for-sale and other non-interest income.

Non-interest Expense

        Non-interest expense primarily includes salaries and other employee benefits, occupancy and equipment expense, business taxes, depreciation expense, professional fees and contracted services, technology and communication fees and other fees and expenses.

Provision for Loan Losses

        Provision for loan and lease losses represents the amount charged against current period earnings to achieve an allowance for loan and lease losses that, in management's judgment, is adequate to absorb probable credit losses that have been incurred in our loan and lease portfolio as of the consolidated statement of financial position. Accordingly, the provision for loan and lease losses will vary from period to period based on management's ongoing assessment of the overall adequacy of the allowance for loan and lease losses.

Net Income

        We evaluate our net income based on measures including ROAA, return on average total shareholders' equity and the ROATCE.

Deposits

        Our deposit types include interest and non-interest-bearing customer deposits.

Loans and Leases

        Loans held in our portfolio are reported at the principal amount outstanding, net of unearned income (including unamortized and unaccreted deferred loan costs and fees) and cumulative charge-offs. Interest income is recognized on an accrual basis. Loan origination fees, certain direct costs and unearned discounts and premiums, if any, are deferred and are generally accreted or amortized into interest income as yield adjustments using the effective interest method over the contractual life of the loan. Other credit-related fees are recognized as fee income, a component of non-interest income, when earned.

        We provide lease financings under a variety of arrangements. Direct financing leases are carried at the aggregate of lease payments receivable plus the estimated residual value of leased property, less unearned income. Unearned income on direct financing is amortized into income over the lease term by methods that approximate the interest method.

Securities Available-for-Sale

        Our securities available-for-sale predominantly consists of U.S. Treasury and other U.S. government agencies debt securities, including U.S. Treasury notes and debt securities issued by government-sponsored enterprises, foreign government debt securities, including debt securities issued by non-U.S. government-sponsored enterprises, corporate debt securities, and other debt securities.

Key Performance Measures

        We use a number of financial measures to track the performance of our business and to guide our management. The main key performance metrics we use measure profitability, performance and capital. The primary line items we use in our key performance metrics include ROAA, ROAE, dividend payout ratio, net interest margin, efficiency ratio, loan growth, operating leverage, Tier 1 and Total Capital ratios. For descriptions of the key performance measures other than the main key performance measures, see "Selected Consolidated Financial Data—Financial Ratios and Other Performance Indicators".

Return on average assets

        ROAA is an indicator of profitability relative to total assets and is intended to demonstrate how efficient management is at using assets to generate earnings. The ROAA ratio is calculated as net income divided by average total assets.

Return on average shareholders' equity

        ROAE represents the amount of net income to shareholders as a percentage of average shareholders' equity and is calculated as net income divided by average shareholders' equity. Net income is for the full fiscal year before dividends paid to shareholders and includes net income attributable to the non-controlling interests. Average shareholders' equity includes the non-controlling interests.

Dividend payout ratio

        Dividend payout ratio is the ratio of the total amount of dividends paid out to shareholders relative to net income. The ratio is calculated as dividends paid divided by net income.

Net interest margin

        NIM is a performance metric that measures the spread between the interest income we generate and our cost of funding, relative to our assets. NIM is calculated as net interest income divided by average interest-earning assets. NIM is the interest earned on cash due from banks, investments, loans and other interest earning assets minus the interest paid for deposits, short-term borrowings and long-term debt. The average interest-earning assets are calculated using a simple average balance of interest-earning assets.

Efficiency ratio

        Efficiency ratio is used to assess operating efficiencies and is intended to demonstrate how efficiently management is controlling expenses relative to generating revenues. The efficiency ratio is calculated as the difference between noninterest expenses and amortization of intangible assets divided by the sum of total noninterest income and net interest income.

Loan growth

        Loan growth is a measure used to determine the growth in performing loan balances compared with performing loan balances from the previous year.

Operating leverage

        Operating leverage measures the rate of growth in total revenue less the rate of growth in noninterest expenses. It is a ratio to measure our efficiency.

Tier 1 capital ratio

        Tier 1 capital ratio comprises our Tier 1 capital (common shares, retained earnings reserves, and Non-controlling interests in consolidated subsidiaries, less goodwill and other deductions) divided by our total risk-weighted assets.

Total capital ratio

        Total capital ratio measures the total capital divided by our total risk-weighted assets.

Financial Highlights for the three months ended January 31, 2018

        Our net income decreased by $28.2 million to $4.2 million in the three months ended January 31, 2018 from $32.4 million in the three months ended January 31, 2017. This decrease was largely a function of the impact of $32.6 million of accumulated foreign exchange loss transferred from OCI in shareholders' equity as a result of the sale of our foreign currency securities portfolio during the first quarter of 2018.

        We previously held foreign currency securities in order to economically mitigate the impact of foreign exchange movements in our foreign currency denominated deposits (Canadian dollars, Euros and the British pound) that are translated into U.S. dollars. Under U.S. GAAP, foreign exchange gains and losses on foreign currency deposits flow through our income statement. However, because the portion of our securities portfolio that hedged movements in foreign currency deposits was classified as available-for-sale under U.S. GAAP, offsetting gains and losses on those securities were reported in OCI in shareholders' equity.

        In order to minimize future volatility in earnings due to movements in foreign currencies, we decided to sell our foreign currency securities portfolio (Canadian dollars, Euros and the British pound) during the first quarter of 2018 and redeployed proceeds into cash placements. The accumulated foreign exchange loss transferred from OCI is considered a nonrecurring item and we no longer hold any foreign currency securities classified as available for sale.

        We also early adopted ASU 2017-12, Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities as issued by FASB to address interest rate hedging strategies that were less effective under the previous U.S. GAAP guidelines and minimize the future volatility of our earnings due to movements in interest rates.

        As a result of the factors discussed above, our operating leverage, which we calculate as the rate of growth in total revenue less the rate of growth in non-interest expenses, was (22.5%) in the three months ended January 31, 2018, as measured under U.S. GAAP. Our ROAA decreased 1.0% to 0.1% in the three months ended January 31, 2018 from 1.1% in the three months ended January 31, 2017. Our ROATCE decreased 9.3% to 1.3% in the three months ended January 31, 2018 from 10.6% in the three months ended January 31, 2017. Our efficiency ratio, which we calculate as the difference between non-interest expenses divided by the sum of total non-interest income and net interest income, increased 18.6% to 86.5% in the three months ended January 31, 2018 from 67.9% in the three months ended January 31, 2017.

        Highlights from our results for the three months ended January 31, 2018 include the following:

  •
  Net interest income before provision for loan losses increased by $8.2 million or 9.4% to $94.9 million in the three months ended January 31, 2018 compared to the three months ended

    January 31, 2017 largely due to higher improved interest margins on loans and interest-bearing deposits.

  •
  Non-interest income decreased by $30.7 million or 75.8% to $9.8 million in the three months ended January 31, 2018 compared to the three months ended January 31, 2017 due to (i) the impact of $32.6 million in realized foreign exchange losses related to the sale of foreign currency available-for-sale securities that previously hedged our foreign currency denominated deposits, and (ii) a $2.7 million increase in foreign exchange commissions due to improved market activity.

  •
  Non-interest expenses increased $4.3 million or 5.0% to $90.6 million in the three months ended January 31, 2018 compared to the three months ended January 31, 2017 due to (i) $2.7 million related to higher salaries and other employee benefits largely related to salary increases, (ii) $0.8 million in depreciation from our investments in technology and innovation, (iii) $0.3 million relating to business taxes from increased business activity, and (iv) $0.3 million related to occupancy and equipment expenses largely driven by our ongoing repairs and maintenance program.

  •
  Provision for loan losses increased by $0.2 million or 4.4% to $5.1 million in the three months ended January 31, 2018 compared to the three months ended January 31, 2017 largely due to higher collective provisions on increased performing loan portfolio.

  •
  Total loans increased $30.4 million or 0.5% to $6.5 billion as of January 31, 2018 from $6.4 billion as of the end of 2017. The increase was mainly due to continued growth in loans in our RBB and CIB segments.

  •
  We also maintained strong capital levels with Tier 1 and total capital ratios of 16.7% and 18.4%, respectively, as of January 31, 2018 and 18% and 19.7%, respectively, as of the end of 2017, well in excess of applicable regulatory requirements.

Financial Highlights for 2017

        Our net income decreased by $32.5 million to $127.6 million in 2017 from $160.2 million in 2016. This decrease was largely a function of (i) a nonrecurring provision for loan losses and other costs related to the impact of Hurricanes Irma and Maria of $9.8 million, (ii) the year 2016 over year 2017 income statement impact of $17.6 million of foreign exchange gains and losses relating to our securities portfolio, which economically hedges foreign currency exposure relating to select foreign currency deposits denominated primarily in foreign currencies not pegged to the U.S. dollar, such as Canadian dollars, Euros and the British pound, (iii) hedges we use to manage interest rate risk within our securities and loan portfolio, are effective economically and under IFRS but that are considered less effective under U.S. GAAP and (iv) reported earnings of $2.5 million related to the disposition of our operations in Belize. On a combined basis, these items contributed to a negative year-over-year change of $36.4 million in net income in 2017 compared to 2016.

        We hold foreign currency securities in order to economically mitigate the impact of foreign exchange movements in our foreign currency denominated deposits that get translated into U.S. dollars. Under U.S. GAAP, foreign exchange gains and losses on foreign currency deposits flow through our income statement. However, because the portion of our securities portfolio that hedges movements in foreign currency deposits are classified as available-for-sale, under U.S. GAAP, offsetting gains and losses on those securities are reported in OCI in shareholders' equity. In 2016, our foreign currency deposits weakened against the U.S. dollar resulting in gains totaling $8.9 million reported as revenues and losses of $8.9 million were included in OCI. In 2017, our foreign currency deposits strengthened against the U.S. dollar, resulting in losses of $8.7 million, which flowed through the income statement with offsetting gains from the securities portfolio of $8.7 million reported in OCI. Our strategies to manage interest rate risk within our portfolio of investment securities and loans are effective hedges economically and under IFRS, our original reporting standard. However, these hedging strategies are less effective under U.S. GAAP. In 2016, we reported gains of $4.6 million in revenues related to these hedges while in 2017, we reported losses of $1.9 million in revenues. We are adjusting our hedging strategies that are less effective under U.S. GAAP, and, as such, will minimize the volatility of our earnings due to movements in foreign currencies and interest rates.

        As a result of the factors discussed above, our operating leverage, which we calculate as the rate of growth in total revenue less the rate of growth in non-interest expenses, was a negative 7.5% in 2017, as measured under U.S. GAAP. Our return on average total assets decreased 0.4% to 1.1% in 2017 from 1.5% in 2016 and our adjusted return on average assets decreased 0.1% to 1.1% in 2017 from 1.2% in 2016. Our return on average tangible shareholders' common equity decreased 3.0% to 10.2% in 2017 from 13.2% in 2016. Our efficiency ratio, which we calculate as the difference between non-interest expenses divided by the sum of total non-interest income and net interest income, increased 4.9% to 69.4% in 2017 from 64.5% in 2016.

        Highlights from our 2017 results include the following:

  •
  Net interest income increased $8.8 million or 2.5% to $360.5 million in 2017 from $351.7 million in 2016 largely due to an increase in revenue from loans partially offset by margin compression and mandated Bahamas prime rate reduction which more than offset the higher LIBOR interest rates. Our NIM stayed flat from 2016 to 2017 at 3.9%.

  •
  Non-interest income decreased by $20.6 million or 11.6% to $157.3 million in 2017 from $177.9 million in 2016 due to $17.6 million in unrealized foreign exchange losses related to securities treated as available-for-sale that hedge our foreign currency denominated deposits and a decrease of $6.5 million related to hedges that managed our interest rate risk that are less effective under U.S. GAAP than under IFRS.

  •
  Non-interest expenses increased $18.0 million or 5.3% to $359.5 million in 2017 from $341.5 million in 2016 of which (i) $5.1 million related to higher depreciation from our recent investments in technology and innovation, (ii) $5.1 million related to business taxes of which $2.4 million is related to prior periods, (iii) $3.5 million related to professional fees and contracted services to support our business growth and technology improvements, (iv) $2.9 million related to other fees and expenses, including $1.7 million related to Hurricanes Irma and Maria and increased VISA credit card processing charges, and (v) the remaining increase of $1.4 million included annual salary increases and benefits and telecommunication services. The remaining increase of $1.4 million included annual salary increases and benefits and telecommunication services.

  •
  Provision for loan losses increased $7.2 million to $17.8 million in 2017 from $10.6 million in 2016 due to $8.6 million additional provisions relating to Hurricanes Irma and Maria.

  •
  Total loans increased $132.5 million or 2.1% to $6.4 billion as of the end of 2017 from $6.3 billion as of the end of 2016. The increase was mainly due to continued growth in loans in our RBB and CIB segments. However, our rate of loan growth decreased by 1.5% to 2.1% in 2017 from 3.6% in 2016 due to increased attrition and paydowns of $143 million predominantly in CIB.

  •
  We also maintained strong capital levels with Tier 1 and total capital ratios of 18.0% and 19.7%, respectively, in 2017, well in excess of applicable regulatory requirements.

Analysis of Business Segments

For the three months ended January 31, 2018 and 2017

        The following tables present our segment results for the three months ended January 31, 2018 and 2017, which are prepared in accordance with IFRS:

	For the three months ended January 31, 2018
(U.S.$ in thousands)	RBB	CIB	WM	Administration	Total
Net interest income	$42,110	$44,004	$11,170	$3,218	$100,502
Non-interest income	19,791	11,822	11,072	246	42,931

Total revenue	$61,901	$55,826	$22,242	$3,464	$143,433

Depreciation	2,122	273	199	2,800	5,394
Non-interest expenses	23,421	6,208	7,925	53,308	90,862
Loan loss impairment	4,936	553	—	(101)	5,388
Indirect expenses	28,521	19,663	7,652	(55,836)	—

Net income before taxation	2,901	29,129	6,466	3,293	41,789
Income tax expense	(1,633)	3,513	(191)	1,861	3,550

Net income	$4,534	$25,616	$6,657	$1,432	$38,239

	For the three months ended January 31, 2017
(U.S.$ in thousands)	RBB	CIB	WM	Administration	Total
Net interest income	$39,008	$42,316	$7,716	$1,885	$90,925
Non-interest income	17,474	12,089	11,588	1,205	42,356

Total revenue	$56,482	$54,405	$19,304	$3,090	$133,281

Depreciation	1,711	155	246	2,571	4,683
Non-interest expenses	23,164	6,594	7,415	50,143	87,316
Loan loss impairment	4,709	1,414	(11)	—	6,112
Indirect expenses	22,508	22,561	7,644	(52,713)	—

Net income before taxation	4,390	23,681	4,010	3,089	35,170
Income tax expense	66	1,367	(67)	33	1,399

Net income	$4,324	$22,314	$4,077	$3,056	$33,771

        For a reconciliation of certain financial information for each business segment from IFRS to U.S. GAAP, see note 13 to our audited consolidated financial statements.

Retail and Business Banking

        Our RBB segment serves our retail, mass-affluent and small business clients through our branch network, ATM network and regionally leading mobile banking platform. This segment provides our clients with lending, credit card and deposit services, and also distributes third-party home and auto insurance products. We offer our comprehensive suite of products and services in all of our markets, except Platinum Banking, which is our high-touch relationship banking service for our mass-affluent clients, as well as third-party home and auto insurance sales. Platinum Banking is currently offered in ten markets and third-party home and auto insurance sales are offered in nine markets. Through this segment, we offer clients a variety of options for deposit and loan services, including checking and savings accounts, mortgages, personal loans, auto loans and small business loans. Additionally, we offer credit card services and cash management to our retail and small business clients, with an increasing emphasis on the delivery of electronic payments and digital banking services. Our cash management products include merchant acquiring, payment processing, trade finance and internet-based payroll and vendor payment systems.

        Revenue from our RBB segment increased by $5.4 million or 9.6% to $61.9 million in the three months ended January 31, 2018 from $56.5 million in the three months ended January 31, 2017. This growth was primarily due to loan growth of $3.6 million, an increase in card fees of $0.5 million, an increase in foreign exchange earnings of $0.6 million and an increase in branch services fees of $0.8 million. Of the total segment revenue in the three months ended January 31, 2018, 62% was from our primary markets and 16% was from our key growth markets. The net income from this segment increased $0.2 million or 4.9% to $4.5 million in the three months ended January 31, 2018 from $4.3 million in the three months ended January 31, 2017 due to loan growth of $3.6 million, an increase in card fees of $0.5 million, an increase in foreign exchange earnings of $0.6 million, an increase in branch services fees of $0.8 million and lower income tax expense partially offset by higher indirect expenses of $6.0 million. Total non-interest income increased $2.3 million or 13.3% to $19.8 million in the three months ended January 31, 2018 from $17.5 million in the three months ended January 31, 2017 primarily due to an increase in card fees of $0.5 million, an increase in foreign exchange earnings of $0.6 million and an increase in branch services fees of $0.8 million. Our performing loans in this segment increased $15.5 million to $2.4 billion in the quarter ended January 31, 2018 from $2.4 billion as of the end of 2017 and our total deposits in this segment increased $142.8 million to $3.7 billion in the three months ended January 31, 2018 from $3.6 billion as of the end of 2017.

Corporate and Investment Banking

        Our CIB segment includes our corporate and investment banking, advisory and foreign exchange and derivatives businesses. Our corporate banking business provides a full range of corporate and investment banking and cash management services to large and mid-size corporate businesses, governments and financial institutions across the English and Dutch-speaking Caribbean. Our advisory business provides debt, equity, capital markets and corporate finance products and services to large corporations and governments. Our foreign exchange and derivatives businesses provide the same clients with risk mitigating products and services.

        Revenue from our CIB segment increased by $1.4 million or 2.6% to $55.8 million in the three months ended January 31, 2018 from $54.4 million in the three months ended January 31, 2017. This growth was primarily due to $1.3 million related to revenue from loan growth and interest margins as well as $1.9 million in foreign exchange earnings. This was partially offset by lower credit services fees of $2.2 million. Of the total segment revenue in the three months ended January 31, 2018, 56% was from our primary markets and 21% was from our key growth markets. The net income from this segment increased by $3.3 million or 14.8% to $25.6 million in the three months ended January 31, 2018 from $22.3 million in the three months ended January 31, 2017 as a result of an increase in loan growth, interest margins and foreign exchange earnings, and a decrease in indirect expenses of $2.9 million, partially offset by lower credit services fees and higher income tax allocation. Total non-interest income decreased by $0.3 million or 2.2% to $11.8 million in the three months ended January 31, 2018 from $12.1 million in the three months ended January 31, 2017 due to a decrease in credit services fees, partially offset by higher foreign exchange earnings. Our corporate loan business in this segment increased to $16.6 million in the three months ended January 31, 2018 from $3.3 billion as of the end of 2017. Our total deposits in this segment increased by $136.1 million to $3.4 billion as of January 31, 2018 from $3.2 billion as of the end of 2017.

Wealth Management

        Our WM segment includes four primary business lines: (i) private wealth management, (ii) trust and fund administration, (iii) international corporate banking, and (iv) securities-related services. Each of these business lines operates in a subset of the countries and territories in our company-wide footprint. Revenue from this segment is primarily derived from fees and net interest income. Net interest income is driven by our low cost international corporate banking deposits, which fund our loans and investment securities.

        Our revenue in our WM segment increased by $2.9 million or 15.2% to $22.2 million in the three months ended January 31, 2018 from $19.3 million in the three months ended January 31, 2017. The increase was due to an increase of $3.4 million in our deposit base and higher LIBOR interest rates partially offset by a decrease in foreign exchange earnings of $0.5 million. The net income from this segment increased by $2.6 million or 63.3% to $6.7 million in the three months ended January 31, 2018 from $4.1 million in the three months ended January 31, 2017 as a result of an increase in the deposit base and higher LIBOR interest rates partially offset by a decrease in foreign exchange earnings and higher operating expenses of $0.5 million. Total non-interest income decreased by $0.5 million or 4.5% to $11.1 million in the three months ended January 31, 2018 from $11.6 million in the three months ended January 31, 2017 due to a decrease in foreign exchange earnings of $0.5 million. Our total deposits in this segment decreased by $122.7 million to $3.5 billion as of January 31, 2018 from $3.6 billion as of the end of 2017 due to deployment into investments portfolios on behalf of our trust clients.

Administration

        Our Administration segment supports our other segments through a number of internal units, such as our finance, human resources, risk, technology and operations and treasury teams. From an accounting perspective, the Administration segment also retains earnings on excess capital and the offset to capital charges allocated to the business segments. Securities and cash placements are normally held within the Treasury unit included in the Administration segment.

        Total revenue in this segment increased by $0.4 million or 12.1% to $3.5 million in the three months ended January 31, 2018 from $3.1 million in the three months ended January 31, 2017. Net income for the Administration segment decreased by $1.6 million or 53.1% to $1.4 million in the three months ended January 31, 2018 from $3.1 million in the three months ended January 31, 2017. The decrease was primarily due to an increase in taxes of $1.8 million, a decrease in securities gains of $0.4 million, and foreign exchange revaluation of $0.4 million. These were partially offset by repricing of an intercompany loan, higher LIBOR interest rates and investment income.

For the years 2017 and 2016

        The following tables present our segment results for 2017 and 2016, which are prepared in accordance with IFRS:

	2017
(U.S.$ in thousands)	RBB	CIB	WM	Administration	Total
Net interest income	$161,584	$173,259	$33,566	$10,870	$379,279
Non-interest income	66,360	46,037	46,699	8,998	168,094
Total revenue	$227,944	$219,296	$80,265	$19,868	547,373
Depreciation	$8,882	$790	$830	$12,475	$22,977
Non-interest expenses	90,266	26,684	30,848	201,304	349,102
Loan loss impairment	18,772	5,556	131	—	24,459
Indirect expenses	92,280	88,169	29,831	(210,280)	—
Net income before taxation	$17,744	$98,097	$18,625	$16,369	$150,835
Income tax expense	433	9,304	(469)	43	9,311

Net income	$17,311	$88,793	$19,094	$16,326	$141,524

	2016
(U.S.$ in thousands)	RBB	CIB	WM	Administration	Total
Net interest income	$159,963	$173,693	$28,679	$7,518	$369,853
Non-interest income	63,584	43,168	45,165	12,010	163,927
Total revenue	$223,547	$216,861	$73,844	$19,528	$533,780
Depreciation	$6,713	$850	$988	$9,366	$17,917
Non-interest expenses	91,171	25,668	31,435	191,249	339,523
Loan loss impairment	14,233	3,439	(367)	—	17,305
Indirect expenses	85,697	86,707	28,208	(200,612)	—
Net income before taxation	$25,733	$100,197	$13,580	$19,525	$159,035
Income tax expense	1,594	9,900	(143)	4,348	15,699

Net income	$24,139	$90,297	$13,723	$15,177	$143,336

        For a reconciliation of certain financial information for each business segment from IFRS to U.S. GAAP, see note 13 to our audited consolidated financial statements.

Retail and Business Banking

        Revenue from our RBB segment grew by $4.4 million or 2.0% to $227.9 million in 2017 from $223.5 million in 2016. This growth was primarily due to an increase in revenue from loans driven by loan growth of $5.8 million, an increase in card fees of $2.6 million and an increase in branch services fees of $1.0 million. These were partially offset by a decrease in interest margin primarily due to a mandated prime rate reduction in the Bahamas. Of the total segment revenue in 2017, 64% was from our primary markets and 15% was from our key growth markets. The net income from this segment decreased $6.8 million or 28.2% to $17.3 million in 2017 from $24.1 million in 2016 due to the hurricane provision of $7.9 million in 2017, an increase in depreciation of $2.2 million and technology and other expenses of $1.2 million resulting from investments we have made in technology and innovation, which was partially offset by an increase in revenue of $4.4 million largely due to higher loan earnings and service charges and fees from our card and deposit services. Total non-interest income increased $2.8 million or 4.4% to $66.4 million in 2017 from $63.6 million in 2016 primarily due to an increase of $2.6 million in the cards merchant business and an increase in selected branch services of $1.0 million partially offset by a decrease of $0.8 million of fees in the insurance business. Our performing loans in this segment increased $0.1 billion to $2.4 billion in 2017 from $2.3 billion in 2016 and our total deposits in this segment increased $0.2 billion to $3.6 billion in 2017 from $3.4 billion in 2016.

Corporate and Investment Banking

        Revenue from our CIB segment grew by $2.4 million or 1.1% to $219.3 million in 2017 from $216.9 million in 2016. This growth was primarily due to higher loan earnings driven by an increase in revenue from loans of $7.8 million or 5.0% and an increase in fees of $2.9 million or 6.7% from 2016 to 2017. This was partially offset by an increase in deposit funding costs of $3.1 million, a decrease of interest recoveries of $1.1 million and a $3.2 million decrease in interest margin, in each case from 2016 to 2017. Of the total segment revenue in 2017, 58% was from our primary markets and 20% was from our key growth markets. The net income from this segment decreased by $1.5 million to $88.8 million in 2017 from $90.3 million in 2016 as a result of higher expenses from cost allocations, outside services and non-credit losses. Total non-interest income increased $2.9 million or 6.6% to $46.0 million in 2017 from $43.2 million in 2016 due to higher advisory fees, deposit services fees and foreign exchange earnings. Our corporate loan business in this segment increased in size to $3.3 billion in 2017 from $3.2 billion in 2016. Our total deposits in this segment increased $0.1 billion to $3.2 billion in 2017 from $3.1 billion in 2016.

Wealth Management

        Our revenue in our WM segment increased $6.4 million or 8.7% to $80.3 million in 2017 from $73.8 million in 2016. The increase was primarily due to an increase of $2.9 million in our deposit base, higher LIBOR interest rates of $0.6 million and an increase in fiduciary fees of $2.0 million. The net income from this segment increased by $5.4 million or 39.1% to $19.1 million in 2017 from $13.7 million in 2016 as a result of higher internal revenues from increased deposits and growth in the fund and trust business. Total non-interest income increased by $1.5 million or 3.4% to $46.7 million in 2017 from $45.2 million in 2016 due to an increase in fees of $1.4 million from the fund and trust business and an increase in fees of $0.7 million in electronic transfers. This increase was partially offset by a decrease in fees of $0.9 million in the investment management business.

Administration

        Total revenue in this segment increased $0.3 million to $19.9 million in 2017 from $19.5 million in 2016. Net income for the Administration segment increased $1.1 million or 7.6% to $16.3 million for 2017 from $15.2 million in 2016. The increase was primarily due to the repricing of an intercompany loan, higher LIBOR interest rates and a decrease in taxes of $4.3 million. Total non-interest expenses increased $13.2 million or 6.7% due an increase in business taxes of $6.4 million, an increase in technology and infrastructure improvements of $3.2 million, an increase in depreciation of $3.1 million and $1.7 million of expenses related to Hurricanes Irma and Maria. This was partially offset by operational loss recoveries of $1.1 million from reversal of provisions for settled matters.

Results of Operations—Comparison of the three months ended January 31, 2018 and 2017

Net Interest Income

        The following table presents the components of net interest income for the three months ended January 31, 2018 and 2017:

	Three months ended January 31,
(U.S.$ in thousands)	2018	2017
Interest and fees on loans	$90,918	$85,402
Securities available-for-sale	17,203	16,566
Interest-bearing deposits	2,975	962

Total interest income	$111,096	$102,930

Deposit accounts	12,861	11,830
Borrowings	2,007	2,018
Other	1,341	2,363
Total interest expense	16,209	16,211

Net interest income before provision for loan losses	$94,887	$86,719

Provision for loan losses	$(5,112)	$(4,895)

Net interest income	$89,775	$81,824

        Net interest income is generated largely by our RBB and CIB segments, which accounted for 85.9% of our total net interest income. Net interest income increased by $8.0 million or 9.7% to $89.8 million in the three months ended January 31, 2018 from $81.8 million in the three months ended January 31, 2017. Total interest income increased $8.2 million primarily due to increases in interest and fees from our loan portfolio of $5.5 million relating to growth in loans and interest margins and increases in interest bearing deposits of $2.0 million.

Non-interest Income

        The following table presents the components of non-interest income for the three months ended January 31, 2018 and 2017:

	Three months ended January 31,
(U.S.$ in thousands)	2018	2017
Service charges and fees	$22,290	$22,434
Underwriting fees and commissions	743	923
Fiduciary and investment management	6,873	6,669
Foreign exchange and capital markets	12,845	10,139
Net realized gains (losses) on securities available-for-sale	(33,556)	(383)
Other non-interest income	613	679

Total non-interest income	$9,808	$40,461

        Non-interest income decreased by $30.7 million or 75.8% to $9.8 million in the three months ended January 31, 2018 from $40.5 million in the three months ended January 31, 2017. In the three months ended January 31, 2018, net realized gains (losses) on securities available-for-sale decreased to ($33.6) million due to $32.6 million in realized foreign exchange losses arising from the sale of our foreign currency (Canadian dollars, Euros and British pounds) securities portfolio at the end of the first quarter. Foreign exchange earnings increased by $2.7 million or 26.7% due to increased client activity in growth markets.

Non-interest Expenses

        The following table presents the components of non-interest expenses for the three months ended January 31, 2018 and 2017:

	Three months ended January 31,
(U.S.$ in thousands)	2018	2017
Salaries and other employee benefits	$43,225	$40,542
Occupancy and equipment expenses	11,429	11,085
Business taxes	10,014	9,702
Depreciation expense	5,448	4,670
Professional fees and contracted services	7,082	6,933
Technology and communication fees	2,728	2,779
Other fees and expenses	10,713	10,603

Total non-interest expenses	$90,639	$86,314

        Total non-interest expenses increased by $4.3 million or 5.0% to $90.6 million in the three months ended January 31, 2018 from $86.3 million in the three months ended January 31, 2017 of which (i) $2.7 million related to increases in salary and other employee benefits, (ii) $0.8 million related to higher depreciation from our recent investments in technology and innovation, (iii) $0.3 million related to repairs and maintenance, (iv) $0.3 million related to higher business taxes relating to core operations, and (v) $0.5 million related to non-credit losses due to credit card fraud provisions. These were partially offset by insurance recovery of $0.5 million related to Hurricanes Irma and Maria.

        The following table presents the components of salaries and other employee benefits for the three months ended January 31, 2018 and 2017:

	Three months ended January 31,
(U.S.$ in thousands)	2018	2017
Salaries	$31,427	$29,385
Pension costs	3,054	2,923
Post-retirement medical benefits charge	197	52
Other share and cash-based benefits	339	295
Group health benefits	2,102	2,138
Other staff related costs	6,106	5,749

Total salaries and other employee benefits	$43,225	$40,542

        Salaries and other employee benefits increased by $2.7 million or 6.6% to $43.2 million in the three months ended January 31, 2018 from $40.5 million in the three months ended January 31, 2017 due to (i) an increase in salaries of $2.0 million relating to increases in employee compensation and the number of employees and (ii) other staff related costs of $0.4 million consisting mainly of other employee benefits and allowances.

Provision for Loan Losses

        Provision for loan and lease losses represents the amount charged against current period earnings to achieve an allowance for loan and advances that, in management's judgment, is adequate to absorb probable credit losses that have been incurred in our loan and lease portfolio as of the consolidated balance sheet date. Accordingly, the provision for loan and lease losses will vary from period to period based on management's ongoing assessment of the overall adequacy of the allowance for loan and advances.

        Provision for loan losses increased by $0.2 million or 4.4% to $5.1 million in the three months ended January 31, 2018 from $4.9 million in the three months ended January 31, 2017. The collective allowances increased marginally by $0.3 million largely due to an increase in the performing loan portfolio. Total non-accrual loans and leases to total gross loans declined to 4.9% as of January 31, 2018 compared to 5.1% as of the end of 2017.

Income Tax Expense

        Income tax expense increased by $1.1 million or 31.4% to $4.7 million (at an effective tax rate of 52.7%) in the three months ended January 31, 2018 from $3.6 million (at an effective tax rate of 10%) in the three months ended January 31, 2017. This change was primarily due to the impact of $32.6 million of accumulated foreign exchange losses transferred from OCI to the income statement. Additional information about the provision for income taxes is presented in note 11 contained in our unaudited consolidated financial statements included elsewhere in this prospectus.

Net Income

        Our net income decreased by $28.2 million or 86.9% to $4.2 million in the three months ended January 31, 2018 from $32.4 million in the three months ended January 31, 2017. This decrease was largely a function of (i) the impact of realized foreign exchange losses transferred from OCI as a result of the sale of our foreign currency securities (Canadian dollars, Euros and British pounds) portfolio, and (ii) increase in non-interest expenses largely due to increases in employee compensation, which were offset by an increase in net interest income due to higher interest margins and loan growth.

Results of Operations—Comparison of 2017 and 2016

Net Interest Income

        The following table presents the components of net interest income for 2017 and 2016:

(U.S.$ in thousands)	2017	2016
Interest and fees on loans	$352,494	$342,708
Securities available-for-sale	65,323	67,351
Interest-bearing deposits	7,077	3,387

Total interest income	$424,894	$413,446

Deposit accounts	48,185	42,347
Borrowings	8,402	7,576
Other	7,807	11,798
Total interest expense	$64,394	$61,721

Net interest income before provision for loan losses	$360,500	$351,725

Provision for loan losses	$(17,761)	$(10,640)

Net interest income	$342,739	$341,085

        Net interest income is generated largely by our RBB and CIB segments, which accounted for 88.3% of our total net interest income. Net interest income increased by $8.8 million or 2.5% to $360.5 million in 2017 from $351.7 million in 2016. Interest and fees from our loan portfolio increased by $9.8 million or 2.9% to $352.5 million in 2017 primarily due to higher loan balances, higher LIBOR rates and a repricing of an intercompany loan. In addition, higher interest earned on interest-bearing placements due to excess liquidity from increased customer deposits were offset slightly by declines in the available-for-sale securities portfolio.

        Increases in interest income of $11.4 million were offset by $2.7 million in higher interest expense.

Non-interest Income

        The following table presents the components of non-interest income for 2017 and 2016:

(U.S.$ in thousands)	2017	2016
Service charges and fees	$82,310	$74,906
Underwriting fees and commissions	4,150	4,818
Fiduciary and investment management	29,293	27,266
Foreign exchange and capital markets	40,853	59,210
Net realized gains(losses) on securities available-for-sale	(2,044)	8,244
Other non-interest income	2,735	3,504

Total non-interest income	$157,297	$177,948

        Non-interest income decreased by $20.7 million or 11.6% to $157.3 million in 2017 from $177.9 million in 2016. In 2016, our foreign currency denominated deposits weakened against the U.S. dollar resulting in gains totaling $8.9 million reported in non-interest income; whereas in 2017 foreign currency denominated deposits strengthened against the U.S. dollar resulting in losses of $8.7 million. In addition, in 2016, we reported gains of $4.6 million related to interest rate hedges whereas in 2017, we reported losses of $1.9 million. Excluding these 2017 amounts which totaled $24.1 million, non-interest income was up $3.4 million in 2017. Higher service charges and fees from credit card and cash management services, credit services and electronic wire transfers of $7.4 million and higher fiduciary and investment management of $2.0 million, were offset by lower client derivatives income of $3.8 million, foreign exchange earnings and commissions of $0.8 million and one-time adjustments related to an updated reconciliation of insurance profit share income of $0.9 million.

Non-interest Expenses

        The following table presents the components of non-interest expenses for 2017 and 2016:

(U.S.$ in thousands)	2017	2016
Salaries and other employee benefits	$165,574	$164,956
Occupancy and equipment expenses	43,454	43,430
Business taxes	41,858	36,712
Depreciation expense	22,925	17,865
Professional fees and contracted services	30,112	26,602
Technology and communication fees	10,160	9,412
Other fees and expenses	45,436	42,510

Total non-interest expenses	$359,519	$341,487

        Total non-interest expenses increased by $18.0 million or 5.3% to $359.5 million in 2017 from $341.5 million in 2016 of which (i) $5.1 million related to higher depreciation from our recent investments in technology and innovation, (ii) $5.1 million relating to business taxes of which $2.4 million is related to prior periods, (iii) $3.5 million related to professional fees and contracted services to support our business growth and technology improvements, (iv) $2.9 million relating to other fees and expenses, including $1.7 million related to Hurricanes Irma and Maria and increased VISA credit card processing charges and (v) the remaining increase of $1.4 million included annual salary increases and benefits and telecommunication services.

        The following table presents the components of salaries and other employee benefits for 2017 and 2016:

(U.S.$ in thousands)	2017	2016
Salaries	$121,836	$118,161
Pension costs	9,785	12,226
Post-retirement medical benefits charge	1,744	2,953
Other share and cash-based benefits	1,247	1,094
Group health benefits	8,642	8,657
Other staff related costs	22,320	21,865

Total salaries and other employee benefits	$165,574	$164,956

        Salaries and other employee benefits increased by $0.6 million or 0.4% to $165.6 million in 2017 from $165.0 million in 2016 primarily due to an increase in salaries of $1.9 million relating to increases in employee compensation and the number of employees, coupled with an increase in severance costs of $1.8 million. These amounts were largely offset by a decrease in pension costs of $2.4 million due to higher returns on plan assets and lower post-retirement medical benefits of $1.2 million resulting from lower interest costs on obligations. Other staff related costs consisting of other employee benefits and various allowances increased by $0.5 million.

Provision for Loan Losses

        Provision for loan and lease losses represents the amount charged against current period earnings to achieve an allowance for loan and advances that, in management's judgment, is adequate to absorb probable credit losses that have been incurred in our loan and lease portfolio as of the consolidated balance sheet date. Accordingly, the provision for loan and lease losses will vary from period to period based on management's ongoing assessment of the overall adequacy of the allowance for loan and advances.

        Provision for loan losses increased by $7.2 million or 66.9% to $17.8 million in 2017 from $10.6 million in 2016. The collective allowances increased by $9.8 million primarily due to a non-recurring provision of $8.6 million related to Hurricanes Irma and Maria. Total non-accural loans and leases to total gross loans declined to 5.0% at the end of 2017 compared to 6.4% as at 2016.

Income Tax Expense

        Income tax expense decreased by $4.5 million or 26% to $12.9 million (at an effective tax rate of 9.2%) in 2017 from $17.4 million (at an effective tax rate of 9.8%) in 2016. This change was primarily due to a $20 million reduction in net income before tax in taxable territories compared to nontaxable territories, primarily Cayman Island and Bahamas. Additional information about the provision for income taxes is presented in note 16 contained in our audited consolidated financial statements included elsewhere in this prospectus.

Net Income

        Our net income decreased by $32.6 million or 20.3% to $127.6 million in 2017 from $160.2 million in 2016. This decrease was largely a function of (i) a nonrecurring provision for potential credit losses and other costs related to the impact of Hurricanes Irma and Maria of $9.8 million, (ii) the income statement impact of foreign exchange gains and losses relating to our securities portfolio, which hedge foreign currency exposure relating to select foreign currency deposits denominated primarily in foreign currencies not pegged to the U.S. dollar such as Canadian dollars, Euros and the British pound, (iii) hedges we use to manage interest rate risk within our securities and loan portfolio that are considered ineffective under U.S. GAAP, and (iv) reported earnings of $2.5 million related to the disposition of our operations in Belize in 2016.

Liquidity and Capital Resources

        Our main sources of liquidity are our deposit base and cash flows from operations. Our primary uses are the issuance of loans, payment of our non-interest expenses and payment of dividends on our common shares. We had $2.4 billion, $2.5 billion and $1.5 billion of total cash and cash equivalents as of January 31, 2018, October 31, 2017 and 2016, respectively. We had $2.3 billion, as of January 31, 2018 and $2.4 billion and $2.2 billion at the end of 2017 and 2016, respectively, of securities available-for-sale.

        The following table presents our cash and cash equivalents as of January 31, 2018 and as of the end of 2017 and 2016:

		As of the end of
	As of January 31, 2018
(U.S.$ in thousands)		2017	2016
Cash	$113,439	$101,844	$94,460
Demand deposits with central banks—interest-bearing	93,092	119,874	52,777
Demand deposits with central banks—non-interest-bearing	807,204	782,384	815,365
Due from banks—interest-bearing	1,937,002	1,929,375	1,035,980

Less: Mandatory reserve deposits with central banks	$(349,504)	$(340,515)	$(320,923)

Due from banks—interest-bearing	$(234,997)	$(80,367)	$(151,791)

Total cash and cash equivalents	$2,366,236	$2,512,595	$1,525,868

        We have regulatory requirements to maintain a percentage of deposit liabilities as cash on hand and/or deposits with the central bank in many of the countries and territories in which we operate.

These funds are not available to finance our day-to-day operations and as such are excluded from cash resources to arrive at total cash and cash equivalents. Our required reserve balances were $349.5 million as of January 31, 2018 and $340.5 million and $320.9 million as of the end of 2017 and 2016, respectively.

        Historically, we have been able to issue debt to fund a portion of our liquidity requirements and have issued notes in both U.S. dollars and select local currencies from time to time. As of January 31, 2018, we had an aggregate principal amount of $29.2 million of Trinidad and Tobago subordinated term notes issued by FirstCaribbean International Bank (Trinidad & Tobago) Limited and guaranteed by FirstCaribbean International Bank Limited, an aggregate principal amount of $71.9 million of Trinidad and Tobago senior bonds due 2018 issued by FirstCaribbean International Bank (Trinidad & Tobago) Limited and guaranteed by CIBC and an aggregate principal amount of $14.9 million of Jamaica Medium Term Promissory Notes due 2019 issued by FirstCaribbean International Bank (Jamaica) Limited and guaranteed by CIBC.

        From time to time, CIBC has also provided comfort letters to certain financial institutions that are our counterparties. As of January 31, 2018, the following two comfort letters issued by CIBC are outstanding: (1) a comfort letter issued to Citibank Canada dated as of May 12, 2016 in relation to credit lines that are or could be extended by Citigroup members to entities including FirstCaribbean International Bank (Cayman) Limited, which does not have an active line, and FirstCaribbean International Bank (Jamaica) Limited, which has an uncommitted interbank line, and (2) a comfort letter issued to Bank of America Merrill Lynch dated as of April 26, 2011, in relation to transactions between Bank of America and each of FirstCaribbean International Bank (Bahamas) Limited and FirstCaribbean International Bank (Cayman) Limited, including an interest rate swap for a remaining notional amount of $37.4 million with FirstCaribbean International Bank (Cayman) Limited. In addition, some of our counterparties, including Citibank Canada, HSBC Bank Canada and Bank of America Merrill Lynch, have transacted with us in the past on certain terms supported by comfort letters issued by CIBC. CIBC has not determined whether following this offering it will issue guarantees for our debt or comfort letters for us. If CIBC declines to continue this support, it could limit our debt financing alternatives, adversely affect our ability to meet our liquidity requirements through debt financing and may make it more difficult for us to conduct business with recipients of the current comfort letters on the same terms or at all. See "—Long-Term Debt, Interest Payments and Maturities" and "Risk Factors—We are required to maintain certain levels of liquidity. If we fail to maintain sufficient liquidity, we could face regulatory action and our business, financial condition or results of operations could be adversely affected".

Deposits

        We fund our business primarily through deposits. As of January 31, 2018 and the end of 2017, our customer deposits totaled $10.5 billion (as converted into U.S. dollars at various exchange rates, each as of January 31, 2018) and $10.4 billion (as converted into U.S. dollars at various exchange rates, each as of October 31, 2017), respectively. As of January 31, 2018, international hard currencies totaled $5.9 billion or 56% and regional currencies totaled $4.6 billion or 44% (in each case as converted into U.S. dollars at various exchange rates, each as of January 31, 2018). As of January 31, 2018, we had $6.3 billion of interest bearing deposits and $4.2 billion of non-interest bearing deposits. As of end of 2017, international hard currencies totaled $5.9 billion or 52% and regional currencies totaled $4.0 billion or 48% (in each case as converted into U.S. dollars at various exchange rates, each as of October 31, 2017) of total deposits, respectively. As of end of 2017, we had $5.4 billion of interest bearing deposits and $4.4 billion of non-interest bearing deposits.

        As of January 31, 2018, the three largest centers of deposit balances were:

  •
  The Cayman Islands at $2.9 billion (or 28% of our total deposits),

  •
  The Bahamas at $2.1 billion (or 20% of our total deposits) and

  •
  Barbados at $2.3 billion (or 22% of our total deposits).

        By currency, as of January 31, 2018:

  •
  our U.S. dollar deposits represented 50% of our total deposits,

  •
  our Barbados dollar deposits represented 15% of our total deposits and

  •
  our Bahamas dollar deposits represented 13% of our total deposits.

        As of the end of 2017, the two largest centers of deposit balances were the Bahamas at $2.8 billion (or 27% of our total deposits) and the Cayman Islands at $2.5 billion (or 24% of our total deposits).

        By currency, as of the end of 2017:

  •
  our U.S. dollar deposits represented 50% of our total deposits,

  •
  our Barbados dollar deposits represented 15% of our total deposits and

  •
  our Bahamas dollar deposits represented 13% of our total deposits.

        At January 31, 2018 and the end of 2017 and 2016, our core deposits comprised 69%, 64% and 67% of our customer deposits, respectively, while our volatile deposits comprised the remaining 31%, 36% and 33%, respectively. Our core deposits are deposits we project will remain with us for 90 days or longer in a liquidity stress event. Conversely, volatile deposits are those deposits which are projected to be withdrawn in 90 days or less in a liquidity stress event. Our projections are based on liquidity stress scenario models that factor both depositor-specific and market-wide potential stress scenarios to project which deposits will remain with us under various stress scenarios. At January 31, 2018 and the end of 2017 and 2016, the primary source of both our core and volatile deposits were customer demand deposits and savings accounts.

        In the three months ended January 31, 2018 and the years ended 2017 and 2016, we experienced deposit growth of 1.3%, 13.3% and 5.2%, respectively. In the three months ended January 31, 2018, our growth in local currency deposits was driven by:

  •
  6% growth in Jamaican dollars to mitigate maturing bond funding and

  •
  5% growth in Bahamas dollars due to corporate clients.

        In 2017, our growth in local currency deposits was driven by increased inflows for both our RBB and CIB customers. In Jamaica and Trinidad and Tobago, we have historically used both our local customer deposits and debt issuances to satisfy our funding objectives. As a result, our funding costs in Jamaica and Trinidad and Tobago may be relatively higher than in other jurisdictions because, in general, debt issuances are a more expensive funding source than deposits.

        Our deposits are categorized as interest-bearing or non-interest-bearing. The tables below present deposits by type and by geography as of January 31, 2018 and as of the end of 2017 and 2016:

	As of January 31, 2018
(U.S.$ in millions)	Interest- bearing	Non-interest- bearing
Barbados	$1,315	$920
Bahamas	1,154	968
Cayman Islands	2,190	712
Other	1,681	1,552

Total	$6,340	$4,152

	As of the end of
	2017		2016
(U.S.$ in millions)	Interest- bearing	Non-interest- bearing	Interest- bearing	Non-interest- bearing
Barbados	$1,414	$838	$1,402	$777
Bahamas	1,486	1,316	1,510	881
Cayman Islands	1,739	783	1,411	621
Other	1,285	1,497	1,244	1,300

Total	$5,924	$4,434	$5,567	$3,579

Loans and Leases and Allowance for Loans and Lease Losses

        The tables below present our loan portfolio, by category of loan and by geography, as of January 31, 2018 and as of the end of 2017 and 2016:

	As of January 31, 2018
(U.S.$ in millions)	Barbados	Bahamas	Cayman Islands	Other	Total
Commercial	$1,388	$755	$588	$827	$3,558
Commercial real estate	40	44	128	197	409
Consumer	139	197	81	287	703
Residential	268	882	306	558	2,013
Lease financing	—	—	—	11	11

Total gross loans	$1,834	$1,878	$1,102	$1,881	$6,695
Less: specific allowance for credit losses	(13)	(82)	(5)	(61)	(161)
Less: collective allowance for credit losses	(13)	(18)	(10)	(36)	(77)

Net loans	$1,808	$1,778	$1,087	$1,783	$6,457

	As of the end of 2017
(U.S.$ in millions)	Barbados	Bahamas	Cayman Islands	Other	Total
Commercial	$1,508	$789	$586	$635	$3,518
Commercial real estate	34	49	131	273	487
Consumer	135	157	160	221	674
Residential	272	885	292	532	1,981
Lease financing	—	—	—	11	11

Total gross loans	$1,949	$1,880	$1,170	$1,672	$6,671
Less: specific allowance for credit losses	(19)	(86)	(5)	(57)	(167)
Less: collective allowance for credit losses	(14)	(19)	(10)	(35)	(77)

Net loans	$1,916	$1,776	$1,155	$1,580	$6,427

	As of the end of 2016
(U.S.$ in millions)	Barbados	Bahamas	Cayman Islands	Other	Total
Commercial	$1,530	$768	$768	$707	$3,773
Commercial real estate	39	71	116	236	489
Consumer	82	98	37	85	302
Residential	287	880	299	526	1,992
Lease financing	—	—	—	15	15

Total gross loans	$1,939	$1,817	$1,220	$1,596	$6,571
Less: specific allowance for credit losses	(24)	(104)	(8)	(74)	(210)
Less: collective allowance for credit losses	(15)	(19)	(8)	(25)	(67)

Net loans	$1,900	$1,694	$1,204	$1,497	$6,294

        Our leasing activities consist primarily of leasing automobiles and commercial equipment. Lessees are responsible for all maintenance, taxes and insurance on the leased property.

        As of January 31, 2018 and the end of 2017 and 2016, loan and lease commitments were comprised of the following:

		As of the end of
	As of January 31, 2018
(U.S.$ in millions)		2017	2016
Commercial	$389	$330	$369
Commercial real estate	48	51	16
Consumer	211	259	243
Residential	9	8	14

Total loans and lease commitments	$657	$647	$642

        Total non-accrual loans and leases decreased by $7.3 million or 2.1% to $333.6 million as of January 31, 2018 from $340.9 million as of the end of 2017. The decrease of $7.3 million was driven by a $30.4 million increase in non-accrual loans due to new non-accrual loans and increases in existing non-accrual loans, and $34.1 million in decreases were due to repayments, write-offs and restructures. The $30.4 million increase in non-accrual loans consisted of a $23.8 million increase in new non-accrual loans and a $6.5 million increase in existing non-accrual loans. The major drivers of the decrease of $34.1 million were repayments of $23 million and write-offs $10.3 million. Non-accrual loans as a percentage of total loans was 5.0% as of January 31, 2018 and 5.1% as of the end of 2017.

        Allowance for loan and lease losses decreased by $6.3 million or 2.6% to $237.9 million as of January 31, 2018 compared to $244.2 million as of the end of 2017. The major movement on the allowance was due to recoveries of $0.8 million offset by write-offs of $12.2 million and loan loss expenses of $5.1 million. Collective allowances remained stable quarter over quarter and increased slightly by $0.3 million, while specific allowances decreased by $6.5 million due to releases relating to net write-offs of $11.4 million offset by a specific loan loss expense of $4.9 million. Of the $237.9 million allowance, $77.6 million related to collective allowances and $160.3 million related to specific allowances.

        Total non-accrual loans and leases decreased by $85.0 million or 20.0% to $340.9 million as at the end of 2017 from $425.9 million as at the end of 2016. The decrease of $85.5 million was driven by a $79 million increase in non-accruals loans and $164 million in decreases due to repayments, write-offs and restructures. The $79 million increase in non-accrual loans consisted of a $56 million increase in new non-accrual loans in 2017 and a $23 million increase in existing non-accrual loans from prior to 2017. The major driver of the decrease of $164 million was due to repayments of $98 million and write-offs of $53 million. Non-accrual loans as a percentage of total loans was 5.1% as of October 31, 2017 versus 6.5% as of October 31, 2016.

        Allowance for loan and lease losses decreased by $33.3 million or 12% to $244.2 million as of the end of 2017 compared to $277.5 million as of the end of 2016. The major movement on the allowance was due to recoveries of $6.7 million offset by write-offs of $53.1 million and loan loss expenses of $17.7 million. Of the $244.2 million allowance, $77.3 million related to collective allowances and $166.9 million related to specific allowances. Collective allowances increased by $9.8 million year over year primarily due to the qualitative assessment for provisions linked to Hurricanes Irma and Maria in September 2017. The provision assessment for the hurricanes represented $8.6 million of the increase. The specific provision allowance decreased by $43.2 million primarily due to a decrease in non-accrual loans of $85.5 million.

Securities Available-for-Sale

        We purchase securities as a means of liquidity management, satisfaction of regulatory reserve requirements (where applicable), and deployment of surplus cash balances for optimization of interest income within the approved risk framework.

        As of January 31, 2018 and as of the end of 2017 and 2016, all of our investment securities were available-for-sale financial assets predominantly consisting of U.S. Treasury and other U.S. government agencies' debt securities, including U.S. Treasury notes and debt securities issued by U.S. government-sponsored enterprises, non-U.S. government debt securities, including debt securities issued by non-U.S. government-sponsored enterprises, corporate debt securities, and other debt securities. The following table presents the components of our securities as of January 31, 2018 and as of the end of 2017 and 2016 and the amortized cost and fair value of such securities:

	As of January 31, 2018
(U.S.$ in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. treasury and other U.S. government agencies debt securities	$349,179	$2	$(122)	$349,059
Non-U.S. government debt securities	1,214,125	8,124	(3,391)	1,218,858
Corporate debt securities	716,693	32	(1,319)	715,406
Other debt securities	55,411	—	(718)	54,693

Total securities available-for-sale	$2,335,408	$8,158	$(5,550)	$2,338,016

	As of the end of 2017
(U.S.$ in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. treasury and other U.S. government agencies debt securities	$259,424	$—	$(45)	$259,379
Non-U.S. government debt securities	1,219,653	12,292	(14,125)	1,217,820
Corporate debt securities	843,730	4,292	(21,422)	826,600
Other debt securities	55,450	—	(465)	54,985

Total securities available-for-sale	$2,378,257	$16,584	$(36,057)	$2,358,784

	As of the end of 2016
(U.S.$ in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. treasury and other US government agencies debt securities	$172,864	$24	$(4)	$172,884
Non-U.S. government debt securities	1,161,549	18,018	(12,703)	1,166,864
Corporate debt securities	813,105	5,768	(30,023)	788,850
Other debt securities	55,409	10	(119)	55,300

Total securities available-for-sale	$2,202,927	$23,820	$(42,849)	$2,183,898

        Our investment portfolio was $2.3 billion as of January 31, 2018 compared to $2.4 billion as of the end of 2017. The net reduction in investments totaled $10.5 million for the three months ended January 31, 2018 and was due largely to redemptions in the corporate debt securities portfolio. During the three months ended January 31, 2018, proceeds from the sale of GBP, EUR and CAD investments were mainly redeployed to cash placements balances. In addition, net deployment to USD securities increased by $156 million at January 31, 2018. Proceeds from maturities and sales of securities totaled $0.9 billion for the three months ended January 31, 2018 compared to $1.8 billion for 2017. We recorded gross realized losses of $31.2 million and nil for the three months ended January 31, 2018 and 2017, respectively. The average effective yield on debt securities and treasury bills during the three months ended January 31, 2018 was 2.8% compared to 2.9% for 2017. We did not own any non taxable securities available for sale during the three months ended January 31, 2018 and 2017.

        The investment portfolio was $2.4 billion as of the end of 2017 compared to $2.2 billion as of the end of 2016. The increase was due largely to an increase in purchases of USD securities. New investments included $86.5 million USD treasury bills, $77.5 million Bahamas Government treasury bills, and $37.8 million corporate debt securities. Net new investments totaled $174.9 million carrying value or 8.0% of the total investment portfolio as of the end of 2017. Proceeds from maturities and sales of securities totaled $1.8 billion for 2017 compared to $2.1 billion for 2016. We recorded gross realized gains of $0.4 million and $2.2 million for 2017 and 2016, respectively. We did not own any non-taxable securities available for sale during 2017 and 2016.

        The average effective yield during 2017 on debt securities and treasury bills was 2.9%, which is the same rate as 2016. We have regulatory reserve requirements to maintain a percentage of deposit liabilities in cash or in the form of government securities. See "Supervision and Regulation". As of January 31, 2018 and the end of 2017, we had no investment securities that are held to maturity or are trading securities.

        The amortized cost and fair value of debt securities by contractual maturity are shown below:

	As of January 31, 2018		As of the end of 2017
(U.S$ in thousands)	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due within one year	$1,287,426	$1,287,646	$1,329,670	$1,309,757
Due after one year through five years	781,682	784,520	696,137	692,224
Due after five year through ten years	103,625	106,099	175,350	179,802
After ten years	162,675	159,751	177,100	177,001

Total securities available-for-sale	$2,335,408	$2,338,016	$2,378,257	$2,358,784

        For the three months ended January 31, 2018 and for the years ended 2017 and 2016, there were no securities pledged to secure financial transactions.

        The following chart shows our investment securities, aggregated by the country's long-term rating and currency, both inside and outside the Caribbean as of January 31, 2018 and as of the end of 2017.

		As of January 31, 2018 (U.S.$ in thousands)
Geography		Rating(1)	USD	EUR	GBP	CAD	AWG	BBD	BSD	JMD	TTD	XCD	Total
Issued outside of the Caribbean	Investment	AAA	$354,541	—	—	—	—	—	—	—	—	—	$354,541
	Grade	AA–	$364,468	—	—	—	—	—	—	—	—	—	$364,468
		A+	$86,168	—	—	—	—	—	—	—	—	—	$86,168
		A	$162,432	—	—	—	—	—	—	—	—	—	$130,896
		A–	$130,896	—	—	—	—	—	—	—	—	—	$162,432
		BBB+	—	—	—	—	—	—	—	—	—	—	—

Subtotal non-Caribbean			$1,098,505	—	—	—	—	—	—	—	—	—	$1,098,505

Issued inside the Caribbean	Investment	AAA	$49,260	—	—	—	—	—	—	—	—	—	$49,260
	Grade	AA–	$25,451	—	—	—	—	—	—	—	—	—	$25,451
		A+	$95,956	—	—	—	—	—	—	—	—	—	$95,956
		A–	$—	—	—	—	—	—	—	—	—	—	$—
		BBB+	$53,191	—	—	—	—	—	—	—	—	—	$53,191
		BBB	$—	—	—	—	—	—	—	—	—	—	—
		BBB–	$—	—	—	—	—	—	—	—	—		—
	Non-	BB+	$9,219	—	—	—	—	—	$443,633	—	—	—	$452,852
	Investment	BB	$12,306	—	—	—	—	—	—	—	—	—	$12,306
	Grade	BB–	$34,699	—	—	—	—	—	—	—	—	—	$34,699
		B	$—	—	—	—	—	—	—	$42,792	—	—	$42,792
		B–	$—	—	—	—	—	—	—	—	—	$10,869	$10,869
		CCC	$—	—	—	—	—	$353,826	—	—	—	—	$353,826

		Not rated	$74,449	—	—	—	—	$6,826	—	—	—	$27,686	$108,310

Subtotal Caribbean			$354,529	—	—	—	—	$360,001	$443,633	$42,792	—	$38,555	$1,239,511

Total			$1,453,035	—	—	—	—	$360,001	$443,633	$42,792	—	$38,555	$2,338,016

		As of the end of 2017 (U.S.$ in thousands)
Geography		Rating(1)	USD	EUR	GBP	CAD	AWG	BBD	BSD	JMD	TTD	XCD	Total
Issued outside of the Caribbean	Investment Grade	AAA	$264,859	—	—	—	—	—	—	—	—	—	$264,859
		AA–	$329,896	$57,759	$47,830	—	—	—	—	—	—	—	$435,485
		A+	$116,699	$8,985	—	$42,463	—	—	—	—	—	—	$168,147
		A	$135,289	—	—	—	—	—	—	—	—	—	$135,289
		A–	$75,166	—	—	—	—	—	—	—	—	—	$75,166
		BBB+	$18,994	$23,833	—		—	—	—	—	—	—	$42,827

Subtotal non-Caribbean			$940,903	$90,577	$47,830	$42,463	—	—	—	—	—	—	$1,121,773

Issued inside the Caribbean	Investment	AAA	$49,505	—	—	—	—	—	—	—	—	—	$49,505
	Grade	AA–	$25,709	—	—	—	—	—	—	—	—	—	$25,709
		A+	$97,847	—	—	—	—	—	—	—	—	—	$97,847
		A–	—	—	—	—	—	—	—	—	—	—	—
		BBB+	$47,940	—	—	—	$2,234	—	—	—	—	—	$50,174
		BBB	$19,180	—	—	—	—	—	—	—	—	—	$19,180
		BBB–		—	—	—	—	—	—	—	—	—	—

	Non-	BB+	$9,681	—	—	—	—	—	$427,293	—	—	—	$436,974
	Investment	BB	$13,156	—	—	—	—	—	—	—	—	—	$13,156
	Grade	BB–	$36,980	—	—	—	—	—	—	—	—	—	$36,980
		B	—	—	—	—	—	—	—	$41,053	—	—	$41,053
		B–	—	—	—	—	—	—	—	—	—	$12,491	$12,491
		CCC	—	—	—	—	—	$354,154	—	—	—	—	$354,154

		Not rated	$64,708	—	—	—	—	$5,659	$—	$—	—	$29,420	$99,787

Subtotal Caribbean			$364,706	—	—	—	$2,234	$359,813	$427,293	$41,053	—	$41,911	$1,237,010

Total			$1,305,609	$90,577	$47,831	$42,463	$2,234	$359,813	$427,293	$41,053	—	$41,911	$2,358,784

(1)
Long-term rating using Standard & Poors Global ratings scale or equivalent thereof.

Other-Than-Temporary Impairment ("OTTI")

        As of January 31, 2018, we did not have the intent to sell, and determined it was more likely than not that we would not be required to sell OTTI securities prior to recovery of the amortized cost basis. At the end of 2017 and 2016, we did not have the intent to sell, and determined it was more likely than not that we would not be required to sell OTTI securities prior to recovery of the amortized cost basis. The following table summarizes the credit loss recognized in earnings on debt securities for which a portion of the OTTI was recognized in OCI. The credit loss positions are calculated using estimated future cash flows which are discounted based on the original effective interest rates. The future cash flows are estimated based on management's assumption as to when and how much cash will be received.

		As of the end of
	As of January 31, 2018
		2017	2016
(U.S.$ in thousands)	Fair value	Fair value	Fair value
Balance, beginning of period	$2,604	$2,886	$3,173
Accretion recognized due to changes in cash flows expected to be collected over the remaining expected term	(143)	(282)	(287)

Balance, end of period	$2,461	$2,604	$2,886

        For the three months ended January 31, 2018 and for the years ended October 31, 2017 and 2016, there were no non-credit other-than-temporary impairment losses on securities available-for-sale.

Derivative Financial Instruments

        We use derivative financial instruments to manage our foreign currency risks and interest rate risks. We have the following types of derivatives:

  •
  Interest rate swaps, which are contractual agreements between two parties to exchange movements in interest rates;

  •
  Foreign exchange forwards, which are contractual agreements to buy or sell a specified amount of foreign currency at a future date, at an exchange rate fixed at inception of the contract; and

  •
  Interest rate options, which are contractual agreements which convey the right, but not the obligation to pay or receive a specified amount calculated from movements in interest rates.

        The following table summarizes notional amounts and fair values of derivatives held by us as of January 31, 2018 and as of the end of 2017 and 2016:

				As of the end of
	As of January 31, 2018
				2017			2016
	Fair Value			Fair Value			Fair Value
(U.S.$ in thousands)	Notional	Asset	Liability	Notional	Asset	Liability	Notional	Asset	Liability
Derivatives designated as hedging instruments:
Interest rate swaps	$187,714	—	$11,640	$223,630	$104	$17,086	$359,266	—	$42,767
Derivatives not designated as hedging instruments:
Interest rate swaps	$499,904	$4,999	$6,114	$612,988	$4,571	$7,713	$580,753	$7,716	$8,865
Interest rate options	37,334	776	776	82,980	903	877	16,392	264	256
Foreign exchange forwards	99,204	535	57	43,374	250	237	25,000	909	—

(1)
The positive fair value of derivative assets is included in other assets.

(2)
The negative fair value of derivative liabilities is included in other liabilities.

        As of January 31, 2018, we pledged $8.5 million in cash as collateral for interest rate swaps. As of the end of 2017, we pledged $11.4 million in cash as collateral for interest rate swaps compared to $21.0 million as of the end of 2016.

        To protect against adverse movements in interest rates, we use interest rate swaps to hedge certain fixed-rate loans and bonds. These swaps have maturity and amortization features that correspond to the loans or bonds hedged, and are designated as hedges. For those that qualify as fair value hedges, the gain or loss on the swaps, as well as the offsetting loss or gain on the hedged item attributable to the hedged risk, is recognized in current period earnings.

        As of January 31, 2018, we carried interest rate swaps with notional amounts totaling $187.7 million ($223.6 million as of the end of 2017) with a positive fair value of nil ($0.1 million as of the end of 2017) and a negative fair value of $11.6 million ($17.1 million as of the end of 2017) that were categorized as fair value hedges for commercial loans and available-for-sale bonds. We receive either one-month, three-month or six-month London Interbank Offered Rate ("LIBOR") and pay fixed rates ranging from 4.3% to 7.5%. The swaps mature between 2026 and 2032. As of the end of 2016, we carried interest rate swaps with notional amounts totaling $359.3 million with a fair value of

$Nil million and a negative fair value of $42.8 million that were categorized as fair value hedges for commercial loans and available-for-sale bonds.

        As of January 31, 2018 and the end of 2017, the following amounts were recorded on our consolidated statement of financial position related to cumulative basis adjustments for fair value hedges:

Hedged items currently designated:

	Carrying amount of the hedged items		Cumulative amount of fair value of hedging adjustment included in the carrying amount of the hedged items
	January 31, 2018	October 31, 2017	January 31, 2018	October 31, 2017
Consolidated statement of financial position in which the hedged item is included:
Loans & advances to customers	154,675	172,965	5,121	24,283
Investment securities	23,699	55,872	3,399	9,733

Hedged items no longer designated:

	Carrying amount of the hedge items no longer designated		Cumulative amount of fair value of hedging adjustment included in the carrying amount of the hedged items no longer designated
	January 31, 2018	October 31, 2017	January 31, 2018	October 31, 2017
Consolidated statement of financial position in which the hedged item is included:
Loans & advances to customers	—	—	—	—
Investment securities	265,467	319,049	10,653	12,210

        The following table shows the net gains and losses recognized in income related to derivatives in fair value hedging relationships for the three months ended January 31, 2018 and 2017, and for the years ended 2017 and 2016:

	As of January 31,		As of the end of
(U.S.$ in thousands)	2018	2017	2017	2016
Gains (losses) recorded in non-interest income:
Recognized on derivatives	$4,446	$13,443	$11,674	$5,831
Recognized on hedge item	(4,362)	(13,244)	(11,317)	3,467

Net gains (losses) recognized on fair value hedges	$84	$199	$357	$9,298

        Derivatives not designated as hedging instruments include derivative transaction entered into for risk management purposes that do not otherwise qualify for hedge accounting and derivatives entered into for client accommodation purposes. For the derivatives that are not designated as hedges, changes in fair value are reported in current period earnings.

        The following table summarizes the impact on pretax earnings of derivatives not designated as hedges, as reported on the consolidated statements of income for the three months ended January 31, 2018 and 2017 and for the years ended 2017 and 2016:

	Three months ended January 31,		As of the end of
(U.S.$ in thousands)	2018	2017	2017	2016
Derivatives not designated as hedging instruments
Interest rate swaps	(275)	(242)	137	(227)
Interest rate options	—	347	347	—
Foreign exchange forwards	$464	$(283)	$659	$(1,849)

        As of January 31, 2018, we carried foreign exchange forward contracts with notional amounts totaling $99.2 million related to our customer accommodation and liquidity management programs, with a positive fair value of $0.5 million and a negative fair value of $0.1 million.

        As of the end of 2017, we carried foreign exchange forward contracts with notional amounts totaling $43.4 million, related to our customer accommodation and liquidity management programs, with a positive fair value of $0.3 million and a negative fair value of $0.2 million. As of the end of 2016, we carried foreign exchange forward contracts with notional amounts totaling $25.0 million, with a positive fair value of $0.9 million.

Regulatory Capital

        We are subject to various regulatory capital requirements administered by banking regulators across the region and, in the case of Barbados, by the Central Bank of Barbados. On a consolidated basis, we and our subsidiaries are subject to the banking regulations in Barbados, which currently impose a regulatory framework based on the Basel II guidelines. Basel II is based on the following three guideline principles or "pillars":

  •
  minimum capital requirements ("Pillar 1");

  •
  supervisory review process ("Pillar 2") and

  •
  market discipline and disclosure ("Pillar 3").

        Highlights of the minimum capital requirements of Pillar 1 are:

  •
  15% limit on Tier 1 innovative instruments;

  •
  35% risk-weighting on claims secured by mortgages on residential property;

  •
  100% risk-weighting on claims secured by mortgages on commercial property;

  •
  75% risk-weighting on retail claims;

  •
  A sliding scale of risk weights for past due loans depending on specific provisions for loan losses; and

  •
  New treatment of operational risk, which, could result in an institution having to hold between 10% to 18% of the annual gross income of a business unit.

        Our regulatory capital requirements are determined in accordance with the Financial Institutions Act ("FIA") and regulations issued thereunder. Capital adequacy is measured by the ratio of regulatory capital to risk-weighted assets. The Central Bank of Barbados has established that we maintain minimum Tier I and total capital ratios of 7.0% and 14.0%, respectively. For more information see "Supervision and Regulation".

        The following table sets forth our capital adequacy as of January 31, 2018 and as of the end of 2017 and 2016:

		As of the end of
	As of January 31, 2018
(U.S.$ in millions)		2017	2016
Capital
Tier I	$1,207	$1,284	$1,223
Total capital	1,326	1,403	1,333

Risk-Weighted Assets
Cash due from banks and investments	722	873	647
Loans	4,313	4,355	4,020
Other assets	613	379	360
Off-balance sheet items	565	524	443
Operational risk charge	1,011	1,002	990

Total risk-weighted assets	$7,224	$7,134	$6,460

Capital Ratios (%)
Tier I total	16.7%	18.0%	18.9%
Total capital	18.4%	19.7%	20.6%

Exchange Controls

        Our ability to pay dividends in U.S. dollars depends primarily upon our receipt of dividends from our subsidiaries. Our subsidiaries' ability to pay dividends to us is subject to exchange control requirements in certain jurisdictions.

        Our ability to pay dividends in U.S. dollars from funds we receive from our operations is further limited by Barbados exchange control requirements, which preclude us from paying dividends in U.S. dollars from income generated in Barbados. For this reason, we maintain separate accounts into which we receive income generated outside of Barbados and from which we pay dividends in U.S. dollars to shareholders who reside outside Barbados. In particular, each time our Bahamas subsidiary pays a dividend in U.S. dollars to us, we must obtain the approval of the Bahamas Exchange Control Administration. We have historically received those approvals when requested. See "Risk Factors—Risks Relating to This Offering and Our Common Shares—Holders of our common shares may not receive dividends".

Intercompany Loan

        On April 18, 2017, FirstCaribbean International Bank (Barbados) Limited, one of our subsidiaries, issued a secured loan in the aggregate principal amount of $500 million to CIBC Capital Funding (Cayman) LLC, a subsidiary of CIBC, at an interest rate of 3-month LIBOR plus 3.25%. This loan effectively extended the maturity date of a loan on similar terms issued in 2012. The maturity date of the current loan is April 30, 2022. Concurrently with or after and conditional upon the completion of this offering, this loan will be repaid in full by CIBC Capital Funding (Cayman) LLC. We will not receive any fees in connection with CIBC's repayment of this loan.

Goodwill

        We perform impairment testing of goodwill on an annual basis or when circumstances change that indicate that a potential impairment may have occurred. Goodwill impairment testing is performed at the reporting unit level, which we have determined to be equivalent to our business segments in both 2016 and 2017.

        Goodwill was allocated to our business segments as follows for 2017 and 2016:

(U.S.$ in thousands)	2017	2016
RBB	$53,139	$53,139
CIB	151,149	151,149
WM	35,560	35,560

Total carrying amount of goodwill	$239,848	$239,848

        Based on the impairment testing performed for 2017 and 2016, we have determined that no impairment charge was required. As of January 31, 2018, we determined that there was no significant change in circumstances or events that occurred which would have led to an impairment charge.

Dividend Payment

        We typically declare and pay dividends on a bi-annual basis. During 2017, we declared a dividend in the amount of $0.025 per common share, which was paid on July 7, 2017 and a dividend of $0.025 per common share which was paid on January 26, 2018.

        We plan to pay a special dividend to our shareholders of approximately $200 million prior to the closing of this offering.

Employee Future Benefits

        We provide a number of pension schemes established and regulated by relevant legislation in the territories in which we operate. The pension schemes are a mixture of defined benefit plans, most of which have been closed to new entrants since 2002, and defined contribution plans. The defined contribution plans generally provide for a core contribution by our company, supplemented by member contributions, which are matched by us up to a maximum of 3% of base salary. All of our pension schemes are funded plans.

        We provide group health plans which also grant post-retirement healthcare benefits, including medical coverage, for eligible retirees. In most countries, the premium rates provided by the insurers are the same for both retirees and active employees. For those employees who retired after January 1, 2016, we provide no financial contribution towards the cost of the retiree's post-retirement healthcare benefit.

        As of January 31, 2018, we had contributed $0.1 million to our defined benefit pension plans and $1.3 million to our defined contribution pension plans. As of the end of 2017, we had contributed $1.3 million to our defined benefit pension plans and $5.2 million to our defined contribution pension plans. Our defined benefit pension plans are currently well in excess of the 100% funding ratio. We expect to contribute $0.5 million to our defined contribution pension plans and $0.1 million to our post-retirement medical plans in 2018. These contributions may vary depending on retirements during 2018 based upon the advice of an independent actuary.

Long-Term Debt, Interest Payments and Maturities

        The following table presents the maturity, interest rates and principal outstanding of our long-term debt as of January 31, 2018:

	Maturity Date	Interest Rate	Principal Amount Outstanding(4) (in millions of U.S.$)
Long-term debt:
Trinidad and Tobago subordinated term notes due 2018(1)	September 23, 2018	4.35%	$29.2
Trinidad and Tobago senior bonds due 2018(2)	October 20, 2018	3.45%	71.8
Jamaica Medium Term Promissory Note due 2019(3)	December 9, 2019	7.65%	11.4
Jamaica Medium Term Promissory Note due 2019(3)	December 9, 2019	7.65%	3.4

Total			$115.8

(1)
Issued by FirstCaribbean (Trinidad & Tobago) Limited and guaranteed by FirstCaribbean International Bank Limited.

(2)
Issued by FirstCaribbean (Trinidad & Tobago) Limited and guaranteed by CIBC.

(3)
Issued by FirstCaribbean (Jamaica) Limited and guaranteed by CIBC.

(4)
Long-term debt issued in the local currency of each country.

        As of January 31, 2018 and as of the end of 2017, $29.2 million of our outstanding long-term debt was eligible for inclusion in our Tier 2 regulatory capital base. As of January 31, 2017 and 2016, our subordinated long-term debt contributed to our Tier 2 regulatory capital base in the amount of $29.2 million and $29.3 million, respectively.

Other Liabilities

        The following table presents our other liabilities as of January 31, 2018 and as of the end of 2017 and 2016:

		As of the end of
	As of January 31, 2018
(U.S.$ in thousands)		2017	2016
Accounts payable and accruals	$139,694	$157,238	$138,442
Amounts due to related parties	24,287	19,304	14,053
Corporation tax payable	6,263	7,286	9,643
Deferred tax liabilities	19,864	15,160	15,095
Derivatives financial instruments	18,587	25,913	51,890
Restructuring costs	456	1,691	3,765
Retirement benefit obligations	23,424	23,581	24,506

Total	$232,575	$250,173	$257,394

        As of January 31, 2018, total other liabilities decreased by $17.6 million from the end of 2017 due to timing of the clearance of suspense accounts.

        As of the end of 2017, total other liabilities decreased $7.2 million from the end of 2016. Accounts payable and accrual adjustments, which consists of vendor payables, accrued expenses and taxes payable, were up $19 million and amounts due to related parties were up $5.3 million from the end of

2016 but largely offset by a $26.0 million decrease in derivative financial instruments as a result of termination of interest rate swaps in the Cayman Islands and the Bahamas.

Contractual Obligations Table

        The following table presents our outstanding contractual obligations as of the end of 2017:

(U.S.$ in thousands)	Less than 1 year	1-3 years	3-5 years	After 5 years	Total
Long-term debt(1)	$196,429	$14,822	—	—	$211,251
Operating lease obligations	12,042	18,763	$12,161	$13,905	56,871
Term deposits	2,653,293	38,422	106,235	16,382	2,814,332
Other obligations	$226,592	—	—	$23,581	$250,173

Total	$3,088,356	$72,007	$118,396	$53,868	$3,332,627

(1)
Long-term debt excludes interest.

Off-Balance Sheet Arrangements

        We are party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of our customers. The contractual amount of these financial instruments represents the maximum possible credit risk to us should the counterparty draw upon the commitment or we are required to fulfill our obligation under the guarantee, and should the counterparty subsequently fail to perform according to the terms of the contract. These financial instruments include commitments to extend credit and standby, documentary and commercial letters of credit which are not reflected in the consolidated financial statements.

        The following table summarizes the contractual amounts and carrying values of off-balance sheet lending-related financial instruments, guarantees and other commitments as of January 31, 2018 and at the end of 2017 and 2016.

		As of the end of
	As of January 31, 2018
(U.S.$ in thousands)		2017	2016
Letters of credit	$98,413	$143,033	$165,342
Unfunded commitments to extend credit	657,096	646,844	641,608
Guarantees and indemnities	112,006	68,968	65,066
Lease commitments	54,459	56,871	44,861

Letters of Credit

        Standby letters of credit are issued on behalf of customers in connection with contracts between customers and third parties. Standby letters of credit represent irrevocable assurances that we will make payments in the event that a customer cannot meet its obligation to a third party and carry the same risk as loans. The credit risk to us arises from our obligation to make payments in the event of a customer's contractual default. We also had commitments for documentary and commercial letters of credit. Documentary and commercial letters of credit, which are written undertakings by us on behalf of a customer authorizing a third party to draw drafts on us up to a stipulated amount under specific terms and conditions, are collateralized by the underlying shipment of goods or appropriate assets to which they relate and therefore carry less risk than direct borrowings. The maximum amount of potential future payments guaranteed by us is limited to the contractual amount of these letters.

        Credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held supports those commitments for which collateral is deemed necessary. The commitments outstanding as of January 31, 2018 and as of the end of 2017 have maturities of up to 5 years. Substantially all fees received from the issuance of such commitments are deferred and amortized on a straight-line basis over the term of the commitment.

Unfunded Commitments to Extend Credit

        A commitment to extend credit represents the unused portion of authorizations to extend credit in the form of loans, guarantees or letters of credit. With respect to credit risk on commitments to extend credit, we are potentially exposed to loss in an amount equal to the total unused commitments. However, the likely amount of loss is less than the total unused commitments since most commitments to extend credit are contingent upon customers maintaining a specific credit standard. We use the same credit policies in making commitments to extend credit as we do in making loans. We monitor the term of maturity of credit commitments because longer-term commitments generally have a greater degree of credit risk than shorter-term commitments. Commitments are reported net of participations sold to other institutions. Such commitments have fixed expiration dates and generally require a fee. The extension of a commitment gives rise to credit risk. The actual liquidity requirements or credit risk that we will experience is expected to be lower than the contractual amount of commitments to extend credit because a significant portion of those commitments are expected to expire without being drawn upon.

Guarantees and Indemnities

        We provide a variety of guarantees and indemnifications to our customers to enhance their credit standing and enable them to complete a wide variety of business transactions. For certain contracts meeting the definition of a guarantee, the guarantor must recognize, at inception, a liability for the fair value of the obligation undertaken in issuing the guarantee.

        Financial guarantee contracts issued by us that are not classified as insurance contracts are initially recognized as a liability at fair value, adjusted for transaction costs that are directly attributable to the issuance of the guarantees, which is generally the premium received or receivable on the date the guarantee was given. Subsequently, financial guarantee liabilities are measured at the higher of the initial fair value, less cumulative amortization, and the present value of any expected payment when a payment under the guarantee has become probable.

Critical Accounting Policies and Estimates

        During the audit of 2017 financial information, we began reporting under U.S. GAAP in addition to IFRS. The reporting under U.S. GAAP was for 2016 and 2017. Our significant accounting policies currently conform to U.S. GAAP and are described in Note 1 of our audited consolidated financial statements included elsewhere in this prospectus. Various elements of our accounting policies, by their nature, are subject to estimation techniques, valuation assumptions and other subjective assessments. Given the sensitivity of our consolidated financial statements to these critical accounting policies, the use of other judgments, estimates and assumptions could result in material differences in our results of operations or financial condition. Details of certain critical policies and estimates that affect our business results are summarized below:

Allowance for Loans and Lease Losses

        We maintain an allowance for loan and lease losses at a level which, in management's judgment, is adequate to absorb probable credit losses that have been incurred in our loan and lease portfolio as of the consolidated statement of financial position date. Our methodology for determining an adequate and appropriate level of the allowance takes into account many factors, including:

  •
  trends in the volume and severity of delinquent loans and leases, non-accrual loans and leases, troubled debt restructurings and other loan and lease modifications;

  •
  changes in the quality of our risk identification process and loan review system;

  •
  changes in lending policies and procedures including underwriting standards and collection, charge-off and recovery practices;

  •
  changes in the nature and volume of the loan and lease portfolio;

  •
  changes in concentrations within the loan and lease portfolio;

  •
  changes in local and regional economic business conditions, including the condition of various market segments;

  •
  the inherent risk composition of credit portfolios in terms of both size and quality;

  •
  the historical loss experience of credit portfolios; and

  •
  the cyclical nature of the economies where credit portfolios originate.

        While we have a formal methodology to determine an adequate and appropriate level of the allowance, estimates of inherent loan and lease losses involve judgment and assumptions as to various factors, including current economic conditions. Management's determination of the adequacy of the allowance is based on quarterly evaluations of the above factors. Accordingly, the provision for credit losses will vary from period to period based on management's ongoing assessment of the adequacy of the allowance.

Goodwill

        Goodwill represents the cost of an acquired business that is in excess of the fair value of the net assets acquired. Goodwill is not amortized over an estimated life but rather is tested at least annually for impairment. Goodwill is subject to a two-step impairment test. The first step compares the fair value of each reporting unit, which is an individual business segment, to its carrying amount. If the carrying amount exceeds the fair value, then the second step is performed whereby we assign fair values to identifiable assets and liabilities, leaving an implied fair value for goodwill. If the implied fair value of the goodwill is less than the carrying amount, an impairment loss is recognized.

        Goodwill is tested for impairment on an annual basis on October 31 and when a change of circumstances suggests a potential impairment. We use discounted cash flow models to determine the fair value of a reporting unit. Our estimates of fair value of the reporting units are based upon factors such as projected future cash flows, discount rates and other assumptions that require significant judgment. Although these estimates are based on management's best knowledge of current events and actions that may impact us in the future, actual results may differ from these estimates.

Pension and Postretirement Benefit Plans

        We operate a number of pension plans, the assets of which are generally held in separate trustee-administered funds. We have both defined benefit and defined contribution pension plans and a post-retirement benefit plan providing life insurance and healthcare benefits for eligible employees. The calculation of net defined benefit plan expense and obligations depends on various actuarial assumptions such as discount rates, expected long-term rate of return on plan assets, health insurance premium trend rates, turnover of employees, projected salary increases and mortality rates. The actuarial assumptions used for determining the net defined benefit expense for a fiscal year are reviewed in accordance with accepted actuarial practice and are approved by management. For all pension and postretirement benefit plans calculations, we use a September 30 measurement date.

        The expected long-term rate of return on plan assets assumption is based on projections of long-term returns for each asset class held by the pension plans provided by the plans' actuaries. The discount rate assumption reflects market yields on high quality debt instruments with a currency and term to maturity that match the currency and expected timing of benefit payments. Where there is not a deep market of high quality corporate bonds for the currency of the benefit payments, the yields on government bonds are used to determine the discount rate. Net actuarial gains or losses that exceed a 10% corridor of the greater of the projected benefit obligation or the fair value of plan assets as of the beginning of the year are amortized from accumulated other comprehensive income into net periodic pension cost on a straight-line basis over ten years.

        We recognize an asset on our consolidated balance sheet for a plan's overfunded status or a liability for a plan's underfunded status. We also measure the plans' assets and obligations that determine its funded status as of the end of the year and recognize those changes in other comprehensive income, net of tax.

Income Taxes

        We use the asset and liability method of accounting for income taxes. Under this method, deferred income taxes reflect the net tax effect of temporary differences between the consolidated financial statements' carrying amounts of assets and liabilities and their respective tax bases. Accordingly, a deferred income tax asset or liability is determined for each temporary difference based on the enacted tax rates to be in effect on the expected reversal date of the temporary difference. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

        We record net deferred tax assets to the extent that is more likely than not to realize such assets. Net deferred income tax assets or liabilities accumulated as a result of temporary differences are included in other assets or other liabilities, respectively. A valuation allowance is established to reduce deferred income tax assets to the amount more likely than not to be realized. In making such a determination, we consider all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. In the event we were to determine that we would be able to realize the deferred income tax assets in the future in excess of their net recorded amount, we would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.

        We record uncertain tax positions on the basis of a two-step process whereby (1) we determine whether it is more likely than not that the tax positions will be sustained based on the technical merits of the position and (2) where those tax positions meet the more-likely-than-not recognition threshold, we recognize the largest amount of tax benefit that is greater than 50% likely to be realized upon ultimate settlement with the related tax authority.

        Income taxes on the consolidated statements of income include the current and deferred portions of the income taxes. We recognize accrued interest and penalties related to income taxes in current income tax expense. Income taxes applicable to items charged or credited directly to shareholders' equity are included in such items.

Recent Accounting Pronouncements

        For a discussion of the expected impact of accounting pronouncements recently issued but not adopted by us as of 2018, see "Note 1. Summary of Significant Accounting Policies—Accounting Standards Not Yet Adopted" contained in our audited combined financial statements included elsewhere in this prospectus.

SELECTED STATISTICAL DATA

Distribution of Assets, Liabilities and Shareholders' Equity; Interest Rates and Interest Differential

Average Balance Sheet and Interest Rates

        The following table presents average consolidated balance sheets and net interest income for the periods indicated. All financial information presented in this "Selected Statistical Data" was prepared in accordance with U.S. GAAP.

	For the quarter ended January 31,
	2018			2017
(U.S.$ in millions)	Average balance	Interest income/ expense	Average yield/ rate	Average balance	Interest income/ expense	Average yield/ rate
Assets
Cash due from banks—Interest-bearing	$902	$3	1.31%	$552	$1	0.69%
Securities available-for-sale(1)	2,366	17	2.88%	2,210	17	2.97%
Commercial	3,883	51	5.17%	3,730	46	4.92%
Consumer	626	15	9.40%	564	14	9.62%
Residential mortgages	1,903	25	5.31%	1,908	25	5.30%
Total loans, net of allowance for credit losses(2)	6,412	91	5.63%	6,202	85	5.46%
Total interest-earning assets	9,680	111	4.55%	8,964	103	4.56%
Other assets	2,691			2,263

Total assets	$12,371			$11,227
Liabilities
Interest-bearing deposits	$6,022	$13	0.85%	$5,547	$12	0.85%
Borrowings	164	2	4.84%	202	2	3.96%
Other liabilities(3)	351	1	1.60%	375	2	2.61%
Interest-bearing liabilities	6,537	16	0.97%	6,124	16	1.05%
Non-interest-bearing current accounts	4,293			3,626

Total liabilities	$10,830			$9,750
Shareholders' equity	1,541			1,477

Total liabilities and shareholders' equity	$12,371			$11,277

Net interest margin			3.89%			3.84%

Net interest spread			3.57%			3.51%

Ratio of average interest-earning asset/ interest-bearing liabilities	148%				146%

	2017			2016			2015
(U.S.$ in millions)	Average balance	Interest income/ expense	Average yield/ rate	Average balance	Interest income/ expense	Average yield/ rate	Average balance	Interest income/ expense	Average yield/ rate
Assets
Cash due from banks—Interest-bearing	$797	$7	0.89%	$605	$3	0.56%	$649	$2	0.34%
Securities available-for-sale(1)	2,248	65	2.89%	2,314	67	2.90%	2,310	69	2.99%
Commercial	3,805	195	5.11%	3,681	186	5.02%	3,676	184	4.99%
Consumer	598	58	9.67%	554	55	9.96%	544	55	10.16%
Residential mortgages	1,888	100	5.32%	1,880	103	5.46%	1,880	106	5.62%
Total loans, net of allowance for credit losses(2)	6,291	353	5.60%	6,115	344	5.60%	6,100	345	5.65%
Interest-earning assets	9,336	425	4.55%	9,034	414	4.57%	9,059	416	4.59%
Other assets	2,218			1,988			1,952

Total assets	$11,554			$11,022			$11,011
Liabilities
Interest-bearing deposits	5,935			5,772			6,043
Securities sold under agreement to repurchase	—	—	—	—	—	—	5	—	8.88%
Borrowings	211	8	3.99%	204	8	3.71%	121	5	3.96%
Other liabilities(3)	225	8	3.47%	250	12	4.73%	217	15	6.69%
Interest-bearing liabilities	6,371	64	1.01%	6,226	62	0.99%	6,386	73	1.14%
Non-interest-bearing current accounts	3,669			3,315			3,167

Total liabilities	$10,040			$9,541			$9,553
Shareholders' equity	1,514			1,481			1,458

Total liabilities and shareholders' equity	$11,554			$11,022			$11,011

Net interest margin			3.86%			3.89%			3.78%

Net interest spread			3.54%			3.58%			3.44%

Ratio of average interest-earning asset/ interest-bearing liabilities	147%			145%			142%

(1)
Yields are based on average historical costs and yields on securities held in income tax exempt jurisdictions are not computed on a tax-equivalent yield basis.

(2)
Interest income and yields on loans include loan fees. Additionally, average non-accrual loans were included in the average loan balances used to determine the average yield on loans in all of the periods presented.

(3)
Other liabilities includes interest payable.

Analysis of Changes in Volume and Rate on Interest Income and Interest Expense

        The following table presents the changes in interest income and interest expense for the quarter ended January 31, 2017 compared to the quarter ended January 31, 2018, due to changes in both average volume and average rate.

	Increase/ (Decrease) due to Changes in
			Net Increase/ (Decrease)
(U.S.$ in millions)	Volume	Rate
Interest income related to:
Cash due from banks—Interest-bearing	$1.2	$0.8	$2.0
Securities available-for-sale(1)	1.1	(0.5)	0.6

Commercial	$2.0	$2.4	$4.4
Consumer	1.5	(0.3)	1.2
Residential mortgages	(0.1)	0.1	0.0

Total loans, net of allowance for credit losses(2)	$3.4	$2.2	$5.6

Total interest-earning assets	$5.7	$2.5	$8.2

Interest expenses related to:
Interest-bearing deposits	$1.1	$0.0	$1.1
Securities sold under agreement to repurchase	—	—	—
Borrowings	(0.5)	0.5	0.0
Other liabilities(3)	(0.1)	(1.0)	(1.1)

Total interest-bearing liabilities	$0.5	$(0.5)	$0.0

Change in net interest income	$5.2	$3.0	$8.2

        The following table presents the changes in interest income and interest expense from October 31, 2015 to October 31, 2016 and from October 31, 2016 to October 31, 2017, due to changes in both average volume and average rate.

	2016 compared to 2017			2015 compared to 2016
	Increase/ (decrease) due to Changes in			Increase/ (decrease) due to Changes in
			Net Increase/ (decrease)			Net Increase/ (decrease)
(U.S.$ in millions)	Volume	Yield		Volume	Yield
Interest income related to:
Cash due from banks—Interest-bearing	$1.7	$2.0	$3.7	$(0.2)	$1.5	$1.3
Securities available-for-sale(1)	(1.9)	(0.1)	(2.0)	0.1	(2.2)	(2.1)

Commercial	$6.3	$3.1	$9.4	$0.3	$1.1	$1.4
Consumer	4.3	(1.6)	2.7	1.0	(1.1)	(0.1)
Residential mortgages	0.4	(2.8)	(2.4)	0.0	(2.9)	(2.9)

Total loans, net of allowance for credit losses(2)	$11.0	$(1.3)	$9.7	$1.3	$(2.9)	$(1.6)

Total interest-earning assets	$10.8	$0.6	$11.4	$1.2	$(3.6)	$(2.4)

Interest expenses related to:
Interest-bearing deposits	$1.3	$4.5	$5.8	$(2.2)	$(8.8)	$(11.0)
Securities sold under agreement to repurchase	—	—	—	—	(0.5)	(0.5)
Borrowings	0.3	0.6	0.9	3.1	(0.3)	2.8
Other liabilities(3)	(0.9)	(3.1)	(4.0)	1.6	(4.3)	(2.7)

Total interest-bearing liabilities	$0.7	$2.0	$2.7	$2.5	$(13.9)	$(11.4)

Change in net interest income	$10.1	$(1.4)	$8.7	$(1.3)	$10.3	$9.0

(1)
Yields are based on average historical costs and yields on securities held in income tax exempt jurisdictions are not computed on a tax-equivalent yield basis.

(2)
Interest income and yields on loans include loan fees. Additionally, average non-accrual loans were included in the average loan balances used to determine the average yield on loans in all of the periods presented.

(3)
Other liabilities includes interest payable.

Investment Portfolio

        The following table sets forth the composition of our securities available-for-sale as of the dates indicated measured at book or carrying value. See note 4 "Securities Available-for-Sale" to our audited consolidated financial statements as of and for 2017 and 2016 and note 3 "Securities Available-for-Sale" to our unaudited consolidated financial statements as of and for the quarter ended January 31, 2018 included elsewhere in this prospectus for further discussion.

(U.S.$ in millions)	As of January 31, 2018	2017	2016	2015
Available-for-sale
U.S. government and federal agencies	$349	$259	$173	$228
Debt securities issued by non-U.S. governments	1,219	1,218	1,167	1,313
Corporate and other debt securities	770	882	844	775

Total securities available-for-sale	$2,338	$2,359	$2,184	$2,315

        The following table presents an analysis of remaining contractual maturities and weighted average yields for interest-bearing securities as of January 31, 2018 and as of the end of 2017.

	As of January 31, 2018
(U.S.$ in millions)	Within 1 year	1 to 5 years	5 to 10 years	Over 10 years
Available-for-sale
U.S. government and federal agencies	$346	$3	$—	$—
Debt securities issued by non-U.S. governments	$608	$346	$105	$160
Corporate debt securities	$334	$436	$—	$—
Total securities available-for-sale	$1,288	$785	$105	$160

Weighted average yield(1)	2.19%	3.24%	4.69%	4.87%

(1)
Yields are based on average historical costs and yields on securities held in income tax exempt jurisdictions are not computed on a tax-equivalent yield basis.

	2017
(U.S.$ in millions)	Within 1 year	1 to 5 years	5 to 10 years	Over 10 years
Available-for-sale
U.S. government and federal agencies	$256	$3	$—	$—
Debt securities issued by non-U.S. governments	634	232	175	177
Corporate debt securities	419	457	5	—
Total securities available-for-sale	$1,309	$693	$180	$177

Weighted average yield(1)	2.18%	2.88%	4.34%	4.90%

(1)
Yields are based on average historical costs and yields on securities held in income tax exempt jurisdictions are not computed on a tax-equivalent yield basis.

Loan Portfolio

Composition of the Loan Portfolio

        The following table shows the composition of our loan portfolio by type of loan and geographic location as of the dates indicated. See note 5 "Loans and Leases and the Allowance for Loans and Lease Losses" to our audited consolidated financial statements as of and for 2017 and 2016 and note 4 "Loans and Leases and the Allowance for Loans and Lease Losses" to our unaudited consolidated financial statements as of and for the quarter ended January 31, 2018, included elsewhere in this prospectus for further discussion of our loan portfolio inclusive of our policies for placing loans on a non-accrual status.

	As of January 31, 2018
(U.S.$ in thousands)	Barbados	Bahamas	Cayman Islands	Other	Total
Commercial	$1,388,139	$755,133	$587,641	$827,342	$3,558,255
Commercial real estate	40,517	44,009	127,769	197,558	409,853
Consumer	138,587	196,732	80,626	287,280	703,225
Residential	127,605	882,182	305,608	557,755	2,013,150
Lease financing	—	—	—	10,776	10,776

Total gross loans	$1,834,848	$1,878,056	$1,101,644	$1,880,711	$6,695,259
Less: specific allowance for credit losses	(12,968)	(82,053)	(4,725)	(60,608)	(160,354)
Less: general allowance for credit losses	(13,486)	(18,140)	(9,797)	(36,163)	(77,586)

Net loans	$1,808,394	$1,777,863	$1,087,122	$1,783,940	$6,457,319

	2017
(U.S.$ in thousands)	Barbados	Bahamas	Cayman Islands	Other	Total
Commercial	$1,508,272	$788,644	$586,277	$634,794	$3,517,987
Commercial real estate	33,893	48,923	131,061	272,733	486,610
Consumer	135,040	157,395	160,366	221,310	674,111
Residential	271,837	885,320	292,114	531,798	1,981,069
Lease financing	—	—	—	11,276	11,276

Total gross loans	$1,949,042	$1,880,282	$1,169,818	$1,671,911	$6,671,053
Less: specific allowance for credit losses	(18,552)	(86,303)	(4,983)	(57,018)	(166,856)
Less: general allowance for credit losses	(14,063)	(18,565)	(9,629)	(35,073)	(77,330)

Net loans	$1,916,427	$1,775,414	$1,155,206	$1,579,820	$6,426,867

	2016
(U.S.$ in thousands)	Barbados	Bahamas	Cayman Islands	Other	Total
Commercial	1,495,800	729,597	663,491	586,260	3,475,148
Commercial real estate	39,451	70,833	116,463	261,978	488,725
Consumer	117,321	136,005	141,475	205,908	600,709
Residential	286,624	880,323	298,746	526,236	1,991,929
Lease financing	—	—	—	15,395	15,395
Total gross loans	1,939,196	1,816,758	1,220,175	1,595,777	6,571,906
Less: specific allowance for credit losses	(23,625)	(104,394)	(8,301)	(73,714)	(210,034)
Less: general allowance for credit losses	(15,905)	(18,516)	(8,353)	(24,684)	(67,458)

Net loans	$1,899,666	$1,693,848	$1,203,521	$1,497,379	$6,294,414

	2015
(U.S.$ in thousands)	Barbados	Bahamas	Cayman Islands	Other	Total
Commercial	$1,524,623	$616,335	$800,699	$673,073	$3,614,730
Commercial real estate	46,634	93,592	113,932	261,158	515,316
Consumer	65,333	83,153	34,119	81,155	263,760
Residential	296,777	889,801	288,160	517,103	1,991,840
Lease financing	—	—	—	19,561	19,561

Total gross loans	$1,933,367	$1,682,881	$1,236,910	$1,552,048	$6,405,207
Less: specific allowance for credit losses	(30,934)	(123,301)	(12,422)	(93,843)	(260,500)
Less: general allowance for credit losses	(15,434)	(16,601)	(8,939)	(25,853)	(66,827)

Net loans	$1,886,999	$1,542,979	$1,215,549	$1,432,352	$6,077,880

Maturity Profile of the Loan Portfolio

        The following table presents our loan portfolio by contractual maturity as of January 31, 2018 and October 31, 2017.

	As of January 31, 2018
	Remaining term to average contractual maturity
(U.S.$ in millions)	Within 1 year	1 to 5 years	Over 5 years	Total
Commercial loans	$813	$1,558	$1,187	$3,558
Commercial real estate	260	55	95	410
Consumer loans	301	152	250	703
Residential mortgages	144	91	1,778	2,013
Lease financing	11	—	—	11

Total	$1,529	$1,856	$3,310	$6,695

	As of October 31, 2017
	Remaining term to average contractual maturity
(U.S.$ in millions)	Within 1 year	1 to 5 years	Over 5 years	Total
Commercial loans	$961	$1,736	$1,123	$3,820
Commercial real estate	35	42	89	166
Consumer loans	303	145	244	692
Residential mortgages	124	89	1,769	1,982
Lease financing	11	—	—	11

Total	$1,434	$2,012	$3,225	$6,671

        The following table presents our loan portfolio by maturity and type of interest as of January 31, 2018 and October 31, 2017.

	As of January 31, 2018
	Remaining term to average contractual maturity
(U.S.$ in millions)	Within 1 year	1 to 5 years	Over 5 years	Total
Loans with fixed interest rates	$123	$217	$446	$786
Loans with floating or adjustable interest rates	1,406	1,639	2,864	5,909

Total	$1,529	$1,856	$3,310	$6,695

	As of October 31, 2017
	Remaining term to average contractual maturity
(U.S.$ in millions)	Within 1 year	1 to 5 years	Over 5 years	Total
Loans with fixed interest rates	$163	$240	$523	$926
Loans with floating or adjustable interest rates	1,271	1,772	2,702	5,745

Total	$1,434	$2,012	$3,225	$6,671

Loan and Lease Concentrations

        As of January 31, 2018 and as of the end of 2017, we did not identify any concentration of loans and leases that exceeded 10% of total loans and leases.

Risk Elements

        The following table shows non-accrual loans, loans past due 90 days or more and other potential problem loans as of January 31, 2018 and as of the end of 2017, 2016 and 2015. See "Risk Management" for our policies for determining non-performing and potential problem loans.

(U.S.$ in millions)	As of January 31, 2018	2017	2016	2015
Non-accrual loans
Commercial	$98	$118	$162	$177
Commercial real estate	31	11	12	81
Consumer	42	42	51	57
Residential	162	169	201	265

Total non-accrual loans	$333	$340	$426	$580

Accruing loans past due 90 days and more
Commercial	—	$1	—	—
Commercial real estate	—	—	—	—
Construction	—	—	—	—
Residential	—	—	—	—
Consumer	—	—	1	—

Total accruing loans past 90 days and more	—	$1	$1	—

Loans modified in a troubled debt restructuring ("TDR")(1)
Commercial	$—	$—	$5	$7
Commercial real estate	4	4	4	2
Consumer	21	21	17	13
Residential	185	187	166	142

Total debt modified in a TDR	$211	$212	$192	$164

(1)
Total recorded investment.

Impact of Non-performing Loans on Interest Income

        The following table presents the gross interest income for both non-accrual and troubled debt restructurings, or TDR's, that would have been recognized if such loans had been current in accordance with their original contractual terms, and had been outstanding throughout the period or since origination if held for only part of the period. The table also presents the interest income related to these loans that was actually recognized for the period.

(U.S.$ in millions)	For the quarter ended January 31, 2018	2017
Gross amount of interest income that would have been recorded in accordance with original contractual terms, and had been outstanding throughout the period or since origination, if held only part of the period(1)	$3	$10
Interest income actually recognized	—	3

Total interest income foregone	$3	$7

(1)
Based on the contractual rate that was being charged at the time the loan was restructured or placed on non-accrual status

Cross-Border Deposits in Banks, Outstanding Loans and Investments

        We have cross-border outstanding loans and investments to borrowers in countries outside of Barbados that exceeded 1.0% of our total assets. The following table presents information with respect to our cross-border deposits in banks, outstanding loans and investments as of January 31, 2018 and as of the end of 2017, 2016 and 2015.

(U.S.$ in millions)	As of January 31, 2018	2017	2016	2015
Securities
Barbados	$601	$629	$631	$673
Bahamas	763	793	671	782
Cayman Islands	537	509	422	419
Jamaica	43	41	42	45
Trinidad and Tobago	73	76	97	108
Dutch Caribbean	228	216	220	234
Other	94	95	101	69

Total cross-border securities	$2,338	$2,359	$2,184	$2,330

Total gross loans
Barbados	$1,835	$1,949	$1,939	$1,933
Bahamas	1,878	1,880	1,817	1,683
Cayman Islands	1,102	1,170	1,220	1,237
Jamaica	434	403	355	319
Trinidad and Tobago	388	351	332	302
Dutch Caribbean	410	401	404	362
Other	648	517	505	574

Total cross-border total loans	$6,695	$6,671	$6,572	$6,410

Deposits
Barbados	$2,235	$2,251	$2,179	$1,954
Bahamas	2,122	2,803	2,391	2,040
Cayman Islands	2,902	2,522	2,032	1,855
Jamaica	605	568	503	468
Trinidad and Tobago	376	356	377	375
Dutch Caribbean	753	726	653	757
Other	1,499	1,132	1,011	1,243

Total cross-border deposits	$10,492	$10,358	$9,146	$8,692

Summary of Loan Loss Experience

        The following table presents our loan loss experience for the periods indicated.

	Three months ended January 31,
(U.S.$ in millions)	2018	2017	2017	2016	2015
Balance at the beginning of the period	$244	$277	$277	$327	$382
Charge-offs	(12)	(10)	(65)	(69)	(88)
Commercial loans	(4)	(1)	(30)	(31)	(48)
Commercial real estate	—	—	(1)	(5)	(13)
Consumer loans	(2)	(3)	(17)	(15)	(12)
Residential mortgages	(6)	(6)	(17)	(18)	(15)
Recoveries	1	1	16	12	4
Commercial loans	—	—	6	7	1
Commercial real estate	—	—	—	1	—
Consumer loans	1	1	5	4	3
Residential mortgages	—	—	5	—	—
Net charge offs	(11)	(9)	(49)	(57)	(84)
Additional net charges to operations	5	5	16	7	29

Balance at the end of the period	$238	$273	$244	$277	$327

Ratio of net charge-offs to average total gross loans outstanding	0.7%	0.6%	0.7%	0.9%	1.3%

        The following table presents allocation of allowances for credit losses for the periods indicated.

	Three months ended January 31,
	2018		2017		2017		2016		2015
(U.S.$ in millions)	Amount	Percentage	Amount	Percentage	Amount	Percentage	Amount	Percentage	Amount	Percentage
Commercial loans	$96	40%	$102	37%	$90	37%	$105	38%	$136	42%
Commercial real estate	3	1%	5	2%	3	1%	4	2%	8	2%
Consumer loans	34	14%	45	17%	41	17%	47	17%	47	15%
Residential mortgages	105	44%	121	44%	110	45%	121	44%	136	41%
Balance at the end of the period	$238	100%	$273	100%	$244	100%	$277	100%	$327	100%

Deposits

        The following table presents our interest-bearing deposits for the periods indicated.

	Three months ended January 31,
	2018		2017		2017		2016		2015
(U.S.$ in millions, unless otherwise indicated)	Average balance	Average rate	Average balance	Average rate	Average balance	Average rate	Average balance	Average rate	Average balance	Average rate
Interest-bearing deposits
Demand	$328	0.45%	$164	1.7%	$451	0.4%	$437	0.8%	$406	1.4%
Notice	2,846	0.49%	2,557	0.6%	2,661	0.5%	2,515	0.6%	2,497	1.1%
Term	2,848	1.25%	2,825	1.0%	2,822	1.2%	2,820	0.8%	3,116	0.6%

Total interest-bearing deposits	$6,022	0.85%	$5,547	0.9%	$5,935	0.8%	$5,772	0.7%	$6,043	0.9%

Total non-interest-bearing deposits	$4,293		$3,669		$3,669	—	$3,315	—	$3,167	—

Term Deposits of $100,000 or More

        The following table presents the amount of term deposits of $100,000 or more by time remaining until maturity:

	Remaining term to maturity
(U.S.$ in millions)	3 months or less	3 to 6 months	6 to 12 months	Over 12 months	Total
Customer	$1,373	$699	$400	$82	$2,554
Bank	—	—	—	—	—

Total Term Deposits of $100,000 or More	$1,373	$699	$400	$82	$2,554

Return on Equity and Assets

        The following table presents our return on equity and assets for the periods indicated.

	Three months ended January 31,
	2018	2017	2017	2016	2015
Return on average assets(1)	0.1%	1.1%	1.1%	1.5%	1.1%
Return on average equity(2)	1.0%	8.7%	8.4%	10.8%	7.8%
Dividend payout ratio(3)	462.1%	60.4%	61.6%	57.5%	41.5%
Equity to assets ratio(4)	12.5%	13.2%	12.9%	13.5%	13.5%

(1)
Net income divided by average total assets.

(2)
Net income divided by average equity.

(3)
Dividends declared per share divided by net income per share.

(4)
Average equity divided by average total assets.

Short-Term Borrowings

        There were no short-term borrowings in excess of 30% of shareholders' equity as of January 31, 2018 and 2017 and as of the end of 2017, 2016, and 2015.

RISK MANAGEMENT

Risk Oversight and Management

General

        We are exposed to a variety of risks in our business, including credit risk, liquidity risk, market risk, operational risk, compliance risk and reputational risk. We define risk as any event that could:

  •
  damage our core earnings capacity;

  •
  increase earnings or cash flow volatility;

  •
  reduce capital;

  •
  threaten business reputation or viability; and/or

  •
  breach regulatory or legal obligations.

Risk Management Approach

        Our approach to risk management is based on sound banking principles and a robust governance structure. Risk is managed within tolerance levels established by our management committees and approved by our board of directors and its committees. This is achieved through a comprehensive framework of measurement, monitoring and control policies, procedures and processes.

        We manage our risk profile and exposure through a variety of risk management practices including the following:

  •
  clearly delegated authorities with well-established risk limits;

  •
  a "three lines of defense" model;

  •
  the risk committee of our board of directors;

  •
  our Internal Capital Adequacy Assessment Process ("ICAAP"); and

  •
  a clearly defined risk appetite statement (the "Risk Appetite Statement") with specific operating measures and Risk and Control Governance Framework to serve as a foundation for ICAAP.

ICAAP

        We use ICAAP to identify and measure our risks on an ongoing basis to ensure that our required capital continues to be sufficient under Pillar 1. This assessment process considers the regulatory capital minimums as set forth by the Basel Accord and assesses our capital adequacy after giving effect to additional risks not used to calculate the capital amount under Pillar 1. Our Risk Appetite Statement and Risk and Control Governance Framework serve as a foundation for ICAAP as it sets in place appropriate standards and requirements around the identification, measurement, management, monitoring and escalation of all credit, market and operational risks. In addition, our capital polices set forth the framework by which we manage our capital as well as minimum capital levels to ensure protection against unexpected losses. Approval of ICAAP is provided by the CRO and senior management and our board of directors also reviews and approves the ICAAP annually.

Three Lines of Defense

        We also manage our exposure to risk through a "three lines of defense" model.

        The "first line of defense" is our lines of business and corporate functions that are responsible for all risks associated with their respective activities.

        The "second line of defense" is provided by our risk management unit, which is responsible for independent oversight of the group-wide risks inherent in our business activities.

        The "third line of defense" is our internal audit function which provides an independent assessment of the design and operating effectiveness of the controls for identification, measurement, monitoring and control of risks.

        The primary responsibility for the identification and assessment of risk lies with management in our various strategic business units. Our risk management department, which reports to our chief risk officer (the "CRO"), develops risk policies and procedures and provides independent oversight, analysis and adjudication through centrally based teams which manage credit risk, market risk, and operational risk.

        Our risk management policies and procedures are designed to identify and analyze these risks, to set appropriate risk limits, and to monitor and enhance risk management practices to reflect changes in markets, products and evolving best practice.

        A robust control and governance structure is embedded within each strategic business unit. Representatives from our risk management department interact with the senior leadership of each of our strategic business units in order to identify and manage risks in the respective businesses. This approach is supported by comprehensive enterprise-wide reporting.

Our Risk Appetite Framework

        Our risk appetite framework is the cornerstone of our approach to risk management. The following key principles guide our risk appetite:

  •
  the approach to risk appetite should reflect leading industry practices and relevant regulatory guidance;

  •
  our vision, mission and values as well as our strategy and objectives should be reflected in the risk appetite;

  •
  the approach should engage both top down senior management and board leadership and bottom up involvement of employees at all levels;

  •
  risk appetite considerations should be embedded in both strategic and day-to-day decisions and supported by a reinforced risk culture;

  •
  the approach should facilitate control over risk taking in the pursuit of business objectives and strategic goals; and

  •
  the approach should be forward looking and enable adaptation to changing business and market conditions; it should also give consideration to the potential impacts of stressed conditions.

        The framework is based on a Risk Appetite Statement which is reviewed annually by the CRO, approved by our board of directors annually and managed by the risk management unit. The Risk Appetite Statement defines how we conduct our business and includes targets, limits and measures for evaluating performance and our risk profile, primarily in the following areas: credit risk, investment risk, operational risk, market risk, liquidity risk and reputational risk. It also ensures that measured risks are taken in the achievement of our mission, vision, strategic objectives and corporate values.

        The following are the key requirements of the Risk Appetite Statement:

  •
  defines maximum levels of risk that are within our risk capacity including regulatory constraints;

  •
  gives consideration to all material risks;

  •
  contains both qualitative and quantitative elements to define acceptable risk levels within our risk capacity;

  •
  must be reviewed and approved annually by our board of directors;

  •
  sets out board limits and management targets to enable our board of directors and senior management to assess our performance and current risk levels relative to risk appetite;

  •
  considers our current capital position and ability to handle the range of results that may occur under normal operating conditions and under a range of stress scenarios; and

  •
  must be evaluated on an ongoing basis to ensure appropriateness.

Credit Risk

        Credit risk is defined as the risk of financial loss due to a borrower or counterparty failing to meet its obligations in accordance with agreed terms and that the pledged security does not cover the borrower or counterparty's liabilities in the event of a default. Credit risk primarily arises from direct lending activities, as well as trading, investment and hedging activities.

        Credit risk is managed and controlled on the basis of established credit processes and policies operating within a framework of delegated authorities. In addition to approving key credit policies and setting credit risk appetites and tolerances, the risk committee of our board of directors also delegates credit approval limits to the credit committee. The credit committee is chaired by the CRO. There is appropriate segregation of duties between customer facing functions responsible for originating and managing exposures, the credit risk management function responsible for credit adjudication and oversight, and the operations function responsible for disbursing loans and safekeeping security.

        Credit grading, scoring and monitoring systems facilitate the early identification and management of deterioration in loan quality. Delinquent facilities are subject to separate and additional oversight by specialized loan restructuring teams. Classification is in line with regulatory and accounting standards. Credit provisions are independently calculated in accordance with U.S. GAAP for statutory reporting and in accordance with the FIA to meet regulatory requirements by the central risk team. Credit risk limits are established for all loans for the purposes of diversification and managing concentration. Limits are also established for individual borrowers, groups of related borrowers, industry sectors, individual countries and geographic regions and portfolios.

        Credit risks are monitored on a revolving basis and the limits are subject to an annual or more frequent review if needed. The exposure to any one counterparty including banks and brokers is further restricted by sub-limits, which include exposures not recognized in the statement of financial position, and daily delivery risk limits in relation to trading items such as forward foreign exchange contracts. Actual exposures against limits are monitored daily. Exposure to credit risk is managed through regular analysis of the ability of borrowers and potential borrowers to meet interest and capital repayment obligations and by changing these lending limits where appropriate. Exposure to credit risk is also managed in part by obtaining collateral including corporate and personal guarantees.

Credit Process and Credit Risk Measures

Origination and Adjudication

        All credit requests, except for (i) very small balance homogenous loans such as consumer installment loans, (ii) indirect automobile loans, (iii) consumer credit cards, (iv) home equity lines of credit, and (v) residential mortgage loans, require a documented credit application that identifies and assesses the level of credit risk associated with a proposed transaction. All corporate credit applications are adjudicated using a credit system called Integrated Credit Analysis Process (or "ICAP"). In ICAP, a credit application is required for each borrower so that the borrower can be assigned a risk rating. A credit scoring methodology is used to assess personal clients and a risk grading model is used for commercial and corporate clients. For our business and sovereign loans, we employ risk ratings in managing our credit portfolio. Business borrowers with elevated default risk are monitored on our early warning list. Residential and consumer loans are underwritten primarily on the basis of credit bureau scores, debt-service-to-income ratios, collateral quality and loan to value ratios.

        A risk-rating system is used for portfolio management, risk-limit setting, product pricing, and in the determination of economic capital. We use a loan grading process to determine the risk of a particular borrower. The grading process is based on the following eight factors of a borrower: character, earnings and operating cash flow, asset and liability structure, debt capacity, financial reporting, management and controls, borrowing entity, and industry and operating environment. The following are the different loan grades:

  •
  High Grade/Pass—High Grade or "Pass" loans and leases, are not considered to carry greater than normal risk. The borrower has the apparent ability to satisfy obligations to us, and therefore no loss in ultimate collection is anticipated. These loans are also categorized as high grade credit quality loans.

  •
  Standard/Special Mention—Loans and leases on our early warning list that have potential weaknesses that deserve management's close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for assets or in the institution's credit position at some future date. Special mention assets are not adversely classified and do not expose an institution to sufficient risk to warrant adverse classification. These loans are also categorized as standard credit quality loans.

  •
  Substandard—Loans and leases that are inadequately protected by the current financial condition and paying capacity of the obligor or by any collateral pledged. Loans and leases so classified must have a well-defined weakness or weaknesses that jeopardize the collection of the debt. They are characterized by the distinct possibility that the bank may sustain some loss if the deficiencies are not corrected. These loans are also categorized as substandard credit quality loans.

  •
  Impaired:

  –
  Doubtful—Loans and leases that have weaknesses found in substandard borrowers with the added provision that the weaknesses make collection of debt in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable. These loans are also categorized as impaired credit quality loans.

  –
  Loss—Loans and leases classified as loss are considered uncollectible and of such little value that their continuance as an asset is not warranted. This classification does not mean that the loan or lease has absolutely no recovery or salvage value, but rather that it is not practical or desirable to defer writing off this basically worthless asset even though partial recovery may be affected in the future. These loans are also categorized as impaired credit quality loans.

        A mapping between the grades used by us and the external agencies' ratings is shown in the table below.

Investment Securities
Grade description	S&P equivalent	Moody's equivalent
High grade/Pass	AAA to BBB–	Aaa to Baa3
Standard/Special mention	BB+ to B–	Ba to B3
Substandard	CCC+ to CC	Caa1 to Ca
Doubtful and Loss	D	C

        The following table presents our loans based on the loan grading process as of January 31, 2018 and as of the end of 2017.

	As of January 31, 2018
	Commercial	Commercial real estate	Residential	Consumer	Lease financing	Total*
Grade:
High grade/Pass	3,223,764	371,869	1,693,234	635,226	10,776	5,934,869
Standard/Special mention	149,114	5,686	116,636	17,234	—	288,670
Substandard	87,136	963	41,363	8,700	—	138,162
Doubtful and Loss	98,241	31,335	161,917	42,065	—	333,558

Total	3,558,255	409,853	2,013,150	703,225	10,776	6,695,259

*
The total consists of drawn loan balances and leases along with accounting adjustments for unamortized loan costs which have been capitalized under US GAAP, hedged loans and leaseback loans adjustment.

	2017
	Commercial	Commercial real estate	Residential	Consumer	Lease financing	Total*
Grade:
High grade/Pass	3,256,022	446,281	1,654,330	605,303	11,276	5,973,212
Standard/Special mention	118,420	26,458	113,169	19,774	—	277,821
Substandard	25,361	3,131	44,150	6,467	—	79,109
Doubtful and Loss	118,184	10,740	169,420	42,567	—	340,911

Total	3,517,987	486,610	1,981,069	674,111	11,276	6,671,053

*
The total consists of drawn loan balances and leases along with accounting adjustments for unamortized loan costs which have been capitalized under US GAAP, hedged loans and leaseback loans adjustment.

        As part of the risk-rating methodology, the risk assessed includes a review of external ratings of the obligor. The obligor rating assessment takes into consideration our financial assessment of the obligor, the industry, and the economic environment of the country in which the obligor operates. In certain circumstances, where a guarantee from a third party exists, both the obligor and the guarantor will be assessed. The table below sets out the iCAP Obligor Risk Rating categories:

Risk Level	Obligator Risk Rating	Rating Definition	Status
Low	1	Minimal risk	"Clean" credit
Low	2	Nominal risk	"Clean" credit
Low	3	Low risk	"Clean" credit
Average	4	Excellent risk	"Clean" credit
Average	4.5	Very good risk	"Clean" credit
Average	5	Good risk	"Clean" credit
Average	5.5	Reasonable risk	"Clean" credit
Average	6	Acceptable risk	"Clean" credit
Average	6.5	Marginally acceptable risk	EWL1*
High	7	Deteriorating risk	EWL2*
High	8	High risk	EWL3*
High	9	Default	Non-performing

*
Early warning list characteristics include borrowers exhibiting a significant decline in revenue, income, or cash flow or where we have doubts as to the continuing viability of the business. As of January 31, 2018 and as of the end of

  2017, the medium to high early watch list clients, or risk categories 7 and 8, amounted to $144.2 million or 2.2% and $146.1 million or 2.2% of our total gross loans, respectively.

        The adjudication criteria is the sole accountability of risk management and methodologies for risk rating and for scoring are independently approved by the credit risk management function. Objective and systematic reviews including back-testing, population distribution and stability, factor analysis and performance monitoring of credit scoring and rating systems is the responsibility of risk services. For risk rated credits, risk management's approval of a credit includes approval of the risk rating recommendation. For trading credit facilities, exposures are quantified in accordance with credit and investment standards and guidelines for wholesale banking and market risk management policy.

        Any judgments that may override an automated scoring or rating system to authorize exceptions to the standard approach are documented and subject to credit risk management approval. Our risk committee sets limits to control borrower concentrations by risk rating band for larger exposures. Prior to final adjudication of an individual credit, a country exposure limit is required to be in place.

Monitoring

        All credit exposures are monitored on an ongoing basis to ensure compliance with the terms and conditions of the credit, including limits and repayment terms, and to permit the early identification of deteriorating accounts. Scored exposures are tracked regularly, and performance factors such as delinquency and utilization are used to identify specific treatments such as collection activities. All risk rated credits are reviewed at least annually, with the review to include a reassessment of the risk ratings. Where information indicates a change in the level of risk, a review of the credit and appropriateness of the risk ratings is required. Any credit restructuring or remediation activity that involves the granting of an extension, deferral, renewal, or re-write to accommodate a borrower's temporary financial difficulties is based on a reassessment of the borrower's capacity to repay and the age of the credit, delinquency level and any previous restructurings are considered. Any default and impairment is recognized in accordance with the requirements of our loan impairment, provisioning and write-off policy and collective allowance policy.

Collateral and CVA

        We also mitigate credit risk by taking security for funds advanced. We implement guidelines on the acceptability of specific classes of collateral or credit risk mitigation. The principal collateral types for loans and advances to customers are:

  •
  mortgages over residential properties;

  •
  charges over business assets such as premises, inventory, accounts receivable and equipment; and

  •
  charges over financial instruments such as debt securities and equities.

        Our credit risk management policies include requirements relating to collateral valuation and management, including verification requirements and legal certainty. Valuations are updated periodically depending upon the nature of the collateral. Management monitors the market value of collateral and requests additional collateral in accordance with the underlying agreement during its periodic review of loan accounts in arrears. Policies are in place to monitor the existence of undesirable concentration in the collateral supporting our credit exposure.

Credit Valuation Adjustment

        A credit valuation adjustment, or CVA, is determined using the fair value based exposure we have on derivative contracts. We believe that we have made appropriate fair value adjustments to date. The establishment of fair value adjustments involves estimates that are based on accounting processes and judgments by management. We evaluate the adequacy of the fair value adjustments on an ongoing basis. Market and economic conditions relating to derivative counterparties may change in the future, which could result in significant future losses. The CVA is driven by market-observed credit spreads or proxy credit spreads and our assessment of the net counterparty credit risk exposure. In assessing this exposure, we also take into account credit mitigants such as collateral, master netting arrangements, and settlements through clearing houses.

Derivatives

        We maintain strict control limits on net open derivative positions by both amount and term. At any one time the amount subject to credit risk is limited to the current fair value of instruments that are favorable to us, which in relation to derivatives is only a small fraction of the contract or notional values used to express the volume of instruments outstanding. This credit risk exposure is managed as part of the overall lending limits with clients, together with potential exposures from market movements. Collateral or other security is usually obtained for credit risk exposures on these instruments.

Master-Netting Arrangements

        We restrict our exposure to credit losses by entering into master-netting arrangements with counterparties with whom we undertake a significant volume of transactions. Master-netting arrangements do not generally result in an offset of statement of financial position assets and liabilities, as transactions are usually settled on a gross basis. However, the credit risk associated with favorable contracts is reduced by a master-netting arrangement to the extent that if an event of default occurs, all amounts with the counterparty are terminated and settled on a net basis. Our overall exposure to credit risk on derivative instruments subject to master-netting arrangements can change substantially within a short period since it is affected by each transaction subject to the arrangement.

Credit-Related Instruments

        Guarantees and standby letters of credit, which represent irrevocable assurances that we will make payments in the event that a customer cannot meet its obligations to third parties, carry the same credit risk as loans. Documentary and commercial letters of credit, which are written undertakings by us on behalf of a customer authorizing a third party to draw drafts on us up to a stipulated amount under specific terms and conditions, are collateralized by the underlying shipments of goods or appropriate assets to which they relate and therefore carry less risk than a direct borrowing.

        Commitments to extend credit represent the unused portions of authorizations to extend credit in the form of loans, guarantees or letters of credit. With respect to credit risk on commitments to extend credit, we are potentially exposed to loss in an amount equal to the total unused commitments. However, the likely amount of loss is less than the total unused commitments since most commitments to extend credit are contingent upon clients maintaining specific credit standards. We monitor the term of maturity of credit commitments because longer-term commitments generally have a greater degree of credit risk than shorter-term commitments.

Exposure and Credit Quality

        The following table shows the maximum exposure to credit risk for the components of the statement of financial position as of January 31, 2018 and as of the end of 2017.

(U.S.$ in thousands)	As of January 31, 2018	2017
Balances with Central Banks	$1,013,735	$1,004,102
Due from banks	1,702,005	1,849,008
Derivative financial instruments	6,310	5,828
Investment Securities
U.S. treasury and other U.S. government agencies debt securities	349,059	259,379
Foreign government debt securities	1,218,858	1,217,820
Corporate debt securities	714,406	826,600
Other debt securities	54,693	54,985
Loans and leases
Commercial loans	3,557,091	3,830,782
Commercial real estate	410,120	486,610
Residential Mortgages	703,475	1,981,069
Consumer	2,013,797	361,316
Lease financing	10,776	11,276
Other assets	287,966	121,429

Total	$12,042,291	$12,010,204

Commitments, guarantees and continent liabilities	$657,096	$915,716

Total credit risk exposure	$12,699,387	$12,925,920

        The following table provides our exposure based on geographic distribution, industry groups and of drawn and undrawn loans to customers calculated pursuant to IFRS for the periods indicated. No accounting adjustments were made for provisions for impairment, unearned fee income, unamortized loan costs and other adjustments.

(U.S.$ in thousands)	Drawn	Undrawn	Gross maximum exposure in the three months ended January 31, 2018
Barbados	$1,320,039	$145,589	$1,465,628
Bahamas	1,865,488	109,491	1,974,980
Cayman Islands	1,094,775	143,910	1,238,685
Jamaica	420,315	78,439	498,754
Trinidad and Tobago	388,305	16,836	405,141
Dutch Caribbean	407,278	17,844	425,121
Other markets	1,122,757	144,988	1,267,745

	$6,618,957	$657,096	$7,276,053

(U.S.$ in thousands)	Drawn	Undrawn	Gross maximum exposure in 2017	Drawn	Undrawn	Gross maximum exposure in 2016
Barbados	$1,342,293	$139,386	$1,481,679	$1,315,616	$178,767	$1,494,383
Bahamas	1,901,482	103,158	2,004,640	1,859,083	118,755	1,977,838
Cayman Islands	1,080,000	138,403	1,218,403	1,131,028	125,562	1,256,590
Jamaica	404,402	73,190	477,592	351,586	34,408	385,994
Trinidad and Tobago	352,906	18,563	371,469	329,191	14,957	344,148
Dutch Caribbean	402,171	16,085	418,256	400,666	8,530	409,196
Other markets	1,108,434	158,059	1,266,493	1,100,488	160,629	1,261,117

	$6,591,688	$646,844	$7,238,532	$6,487,658	$641,608	$7,129,266

        The following table provides an industry-wide breakdown of gross drawn and undrawn loans to customers calculated pursuant to IFRS for the periods indicated. The table shows only loan balances exposure and no accounting adjustments were made.

(U.S.$ in thousands)	Drawn	Undrawn	Gross maximum exposure in the three months ended January 31, 2018
Agriculture	$14,775	$1,302	$16,077
Sovereign	1,361,082	11,487	1,372,570
Construction	315,043	48,957	364,000
Distribution	402,108	146,852	548,960
Education	749	—	749
Electricity, gas & water	161,576	35,783	197,359
Fishing	70,739	3,513	74,252
Health & social work	26,610	688	27,298
Hotels & restaurants	171,816	10,754	182,569
Individuals & individual trusts	2,365,331	270,216	2,635,547
Manufacturing	130,493	24,985	155,478
Mining & quarrying	9,036	264	9,299
Miscellaneous	902,278	65,108	967,386
Other depository corporations	7,899	3,900	11,799
Other financial corporations	98,506	15,569	114,075
Real estate, renting & other activities	437,917	10,489	448,406
Recreational, personal & community work	1,159	95	1,254
Transport, storage & communications	141,841	7,134	148,976

Total	$6,618,957	$657,096	$7,276,053

(U.S.$ in thousands)	Drawn	Undrawn	Gross maximum exposure in 2017
Agriculture	$16,688	$1,266	$17,954
Sovereign	940,886	15,113	955,999
Construction	319,976	48,090	368,066
Distribution	427,548	145,813	573,361
Education	380	—	380
Electricity, gas & water	156,684	35,074	191,758
Fishing	3,737	2,949	6,686
Health & social work	30,977	1,785	32,762
Hotels & restaurants	217,724	12,015	229,739
Individuals & individual trusts	2,328,216	268,916	2,597,132
Manufacturing	120,116	23,495	143,611
Mining & quarrying	9,036	284	9,320
Miscellaneous	825,001	55,840	880,841
Other depository corporations	—	3,900	3,900
Other financial corporations	576,803	17,199	594,002
Real estate, renting & other activities	480,128	11,481	491,609
Recreational, personal & community work	5,058	102	5,160
Transport, storage & communications	132,730	3,522	136,252

Total	$6,591,688	$646,844	$7,238,532

        The following chart provides a reconciliation of the loan balances calculated under IFRS to loan balances calculated under U.S. GAAP as of January 31, 2018 and as of the end of 2017.

(U.S.$ in thousands)	As of January 31, 2018	As of the end of 2017
IFRS loan balances	$6,593,198	$6,565,884

Unamortized loan costs	109,542	109,115
Leaseback adjustments	(7,500)	(7,500)
Hedged loans	19	3,554

Total U.S. GAAP loan balances	$6,695,259	$6,671,053

Liquidity Risk

        Liquidity risk is defined as the risk that we will experience difficulty in financing our assets and meeting our contractual payment obligations, or will only be able to do so at an unacceptably high cost. We are exposed to liquidity risk through our general funding activities and in the management of our assets and liabilities.

        Our exposure to liquidity risk is governed by a liquidity management policy approved by our board of directors. The application of this policy is delegated to our management in the form of the group asset and liability committee ("Group ALCO"). Group ALCO and each of our operating unit's Asset and Liabilities Management Teams (ALMTs) are responsible for recommending liquidity ratio targets, stress scenarios and the contingency funding plans, monitoring liquidity risk and adherence to the liquidity management policy. Day-to-day management of liquidity is handled by our treasury department. Each operational entity has internally established specific liquidity requirements that are approved by the ALCO for each operating unit and reviewed annually. Our liquidity management strategies seek to maintain sufficient liquid financial resources to continually fund our balance sheet in both normal and stressed market environments.

        We perform stress tests and scenario analysis to evaluate the impact of stresses on our liquidity position. These tests are at both specific and systemic risk levels. We conduct testing under a liquidity horizon scenario which is currently a combination of a three-notch downgrade in CIBC's credit rating and market-wide stress over a period of one year. This one-year, market-wide stress period consists of an acute one-month period of idiosyncratic stress with the highest level of severity, followed by a less acute 11-month period of combined idiosyncratic and market-wide stresses with a lower level of severity but more persistent stress conditions. The liquidity horizon scenario aims to model potential liquidity requirements and liquid assets marketability during a confidence crisis that might be triggered in the markets specifically with respect to our ability to meet our obligations as they come due. The results of these tests are independently reviewed by the market risk function and reported to our board of directors on a quarterly basis.

        We manage liquidity risk by maintaining marketable unencumbered liquid assets that are readily available to meet outflows determined under stressed conditions. Liquid assets include cash, short-term bank deposits, high quality marketable securities, and other assets that can be readily pledged in secured borrowing markets and to central banks or otherwise converted into cash in a timely fashion. Such liquid assets amounted to $4.0 million, or 32.3% of total assets as of January 31, 2018 and $4.2 billion, or 33.9% of total assets as of the end of 2017. We monetize unencumbered marketable asset portfolios to generate liquidity in the short-term to meet immediate liquidity needs.

        The table below presents our earnings assets, interest-bearing liabilities and commitments, guarantees and contingent liabilities in relevant maturity groupings based on the remaining period at the reporting date to the contractual maturity date as of January 31, 2018 and as of the end of 2017.

(U.S.$ in thousands)	0 - 3 Months	3 - 12 Months	1 - 5 Years	Over 5 Years	As of January 31, 2018
Assets
Cash and balances with Central Banks	$1,013,735	$—	$—	$—	$1,013,735
Due from banks	1,702,005	234,997	—	—	1,937,002
Derivative financial instruments	415	309	2,566	3,020	6,310
Investment securities	744,393	543,254	784,520	265,849	2,338,016
Loans and advances to customers	462,545	321,943	2,061,116	3,611,715	6,457,319

Total earnings assets	$3,923,093	$1,100,503	$2,848,202	$3,880,584	$11,752,382

Liabilities
Derivative financial instruments	46	85	3,896	14,558	18,585
Customer deposits	9,928,327	456,010	107,165	352	10,491,854
Debt securities in issue	—	100,960	15,152	—	116,112

Total interest bearing liabilities	$9,928,373	$557,055	$126,213	$14,910	$10,626,551

Net assets / (liabilities)	$(6,005,280)	$543,448	$2,721,989	$3,865,674	$1,125,831

Commitments, guarantees and contingent liabilities	$536,512	$123,759	$64,769	$196,935	$921,975

(U.S.$ in thousands)	0 - 3 Months	3 - 12 Months	1 - 5 Years	Over 5 Years	2017
Assets
Cash and balances with Central Banks	$1,004,102	$—	$—	$—	$1,004,102
Due from banks	1,762,007	167,192	176	—	1,929,375
Derivative financial instruments	758	109	2,724	2,237	5,828
Investment securities	704,900	604,857	692,224	356,803	2,358,784
Loans and advances to customers	919,955	269,589	2,011,794	3,225,529	6,426,867

Total earnings assets	$4,391,722	$1,041,747	$2,706,918	$3,584,569	$11,724,956

Liabilities
Derivative financial instruments	$3,701	$39	$1,988	$20,185	$25,913
Customer deposits	9,059,092	1,137,686	144,657	16,832	10,358,267
Debt securities in issue	95,493	100,936	14,822	—	211,251

Total interest bearing liabilities	$9,158,286	$1,238,661	$161,467	$37,017	$10,595,431

Net assets / (liabilities)	$(4,766,564)	$(196,914)	$2,545,451	$3,547,552	1,129,525

Commitments, guarantees and contingent liabilities	$520,168	$117,075	$69,170	$209,303	$915,716

Market Risk

        Market risk is the risk that the fair value of future cash flows of financial instruments will fluctuate due to the change in market variables. Market risk arises from positions in securities and derivatives as well as from our RBB, CIB and WM business segments. The key risks to us are foreign exchange, interest rate and credit spread.

Process and Control

        We have a comprehensive policy for market risk management related to the identification, measurement, monitoring and control of market risks. This policy is reviewed and approved every two years by our risk committee. Our board of directors' limits, which are approved annually, are used to establish explicit risk tolerances expressed in terms of four risk measures: position, sensitivity, value-at-risk ("VaR") and stress testing. There is a three-tiered approach to limits. The highest level is set at our board of directors; the second tier is delegated by the CRO and the third tier is delegated to treasury and trading room staff, which limits traders to specific products and size of deals.

Position

        This risk measure is used predominantly for our foreign exchange business. The measure is monitored daily and focuses upon the outright long or short position in each currency from both a spot or trading position and on a structural basis. Any forward contracts or foreign exchange swaps are also incorporated. There are also notional position limits on the size of the bond portfolios.

Sensitivity

        The main two measures utilized by us are the DV01 (delta value of a 1 basis point move, also known as the PV01 or present value of a 1 basis point move) and the CSDV01 (credit spread delta of a 1 basis point move). The DV01 measure is calculated for a 1 basis point move down in the yield curve. This generates the change in economic value by individual currency of a parallel shift down in the related yield curve. As curves rarely move in a parallel fashion it is measured across different tenors to ensure that there is no further curve risk of having, for example, a long position in the short end of the curve offset by a short position in the longer tenors. This is then utilized within the scenario analysis. The sensitivities are calculated on a post-structural basis that also includes structural assumptions for core balances of non-contractual maturity positions.

        The CSDV01 sensitivity is a way to measure the risk of the interest rate spread between Treasury securities and non-Treasury securities in the bond portfolio widening or narrowing.

VaR

        Our VaR methodology is a statistical, probability based approach that uses volatilities and correlations to quantify risk into dollar terms. VaR measures the potential 1 day loss from adverse market movements that can occur with a less than 1% probability of occurring under normal market conditions, based on equally weighted historical data. VaR uses numerous risk factors as inputs and is computed through the use of historical volatility of each risk factor and the associated correlations among them, evaluated over a one year period and updated on a regular basis. The use of these historical measures causes a degree of limitation to its accuracy as they assume that future price movements will follow a statistical distribution and thus may not accurately predict the future impact. A further weakness of the VaR measure is that it does not estimate the effects of market variable moves outside of the 99% parameter and hence may underestimate losses. To counter this, we have various stress measures to calculate potential tail event losses.

Stress testing & scenario analysis

        Stress testing and scenario analysis are designed to add insight to possible outcomes of abnormal (or tail event) market conditions and to highlight where risk concentrations could be a concern. We have two distinct approaches to this which are as follows:

  •
  For the hard currency testing we utilize a suite of measures. The stress testing measures the effect on the hard currency portfolio values over a wide range of extreme moves in market prices. The stress testing methodology assumes no actions are taken or are able to be taken during the event to mitigate the risk, reflecting the decreased liquidity that frequently accompanies market shocks. The scenario analysis approach for our hard currency exposures simulate an impact on earnings of extreme market events up to a period of one quarter. Scenarios are developed using actual historical data during periods of market disruption, or are based upon hypothetical occurrence of economic or political events or natural disasters and are designed by economists, business leaders and risk managers.

  •
  The local currency stress tests are designed on a similar but smaller scale. For interest rate stresses, the market risk function, in conjunction with Treasury, considers the market data over approximately the last 10 years and identifies the greatest curve or data point moves over both sixty days and single days. These are then applied to the existing positions/sensitivities.

        This is performed and reported on a monthly basis as they do not tend to change rapidly. For foreign exchange stresses, we consider what the effect of a currency coming off a peg would have on our earnings. This is largely judgmental, as it has happened so infrequently in the region and it is supplemented by some historical reviews both within the region and in other areas where pegged currency regimes have existed or do exist.

Interest Rate Risk

        Fluctuations in interest rates will ultimately impact both the level of income and expense recorded on most of our assets and liabilities, and the fair value of all interest-earning assets and interest-bearing liabilities, other than those which have a very short term to maturity. We use several measures including VaR, sensitivity measures and stress testing to monitor and manage interest rate risks. We manage our exposure to interest rates primarily by structuring our balance sheet in the ordinary course of business. Derivatives, primarily interest rate swaps, are used to hedge against interest rate risk associated with sizeable loans from core businesses and interest risk exposure to the U.S. dollar denominated local bond issues in our investment portfolios.

        The table below shows the key measures we use to analyze interest rate risk. The information is provided as of January 31, 2018 and as of the end of 2017.

Market risk metrics:	As of January 31, 2018	2017
Interest rate VaR—hard currency (HC)	$764	$1,097
Interest rate VaR—local currency (LC)	1,321	1,198
Interest rate VaR—total	1,550	1,934
Interest rate stress worst case loss of value—HC 1 day	331	454
Interest rate stress worst case loss of value—HC 60 days	29,655	34,347
Interest rate stress worst case loss of value—LC 1 day	2,170	17,456
Interest rate stress worst case loss of value—LC 60 days	15,017	2,744
DV01 HC	(144)	(166)
DV01 LC	(14)	(5)

        The following table shows the key measures for our significant currencies for the three months ended January 31, 2018 and for 2017:

	Three months ended January 31, 2018			2017
Currency	DV01	VaR	60 day stressed loss	DV01	VaR	60 day stressed loss
(U.S.$ in thousands)
U.S. dollars	$(111)	$798	$29,655	$(139)	$1,024	$28,972
Trinidad and Tobago dollars	10	76	703	(6)	7	2,426
Barbados dollars	(26)	73	8,853	(22)	65	8,713
Bahamian dollars	18	23	1,460	21	36	1,622
Jamaican dollars	(4)	94	1,048	(5)	79	1,530
Eastern Caribbean dollars	2	1,477	395	5	1,051	556
Cayman Islands dollars	(9)	—	1,821	(9)	—	1,805

Foreign Exchange Risk

        Foreign exchange or currency risk is defined as the risk that the value of a financial instrument will fluctuate as a result of changes in foreign exchange rates. We focus on the overall position limit and related stress tests rather than the VaR measure for foreign exchange risk as a significant number of the regional currencies are pegged to the U.S. dollar and the VaR measure is not appropriate. Our board of directors has set limits on positions by currency. Positions are monitored on a daily basis and the foreign exchange and derivatives sales department is responsible for managing the foreign exchange trading position. We also use a measure to quantify non-trading foreign exchange risk, also referred to as structural foreign exchange risk. This considers the effect of currency change on our investment in foreign operations, retained earnings and profit derived throughout the year in non-U.S. dollars. Due to the size of investments in the Bahamas, the Cayman Islands, the Eastern Caribbean and Jamaica, this significantly increases our exposure to these currencies.

Credit Spread Risk

        Credit spread exists as the benchmark curve and the reference asset curves either converge or diverge. We have two portfolios that have a material amount of credit spread risk. The risk is measured using an estimated CSDV01 and stress scenarios. The results of these are reported monthly to senior management.

        The table below shows the credit spread risk by operating companies for the periods indicated.

Three months ended January 31, 2018
Locally Issued Hard Dollar Bonds				Non-Regional Hard Dollar Bonds			Total
	Notional	Credit Spread DV01	Stress Loss	Notional	Credit Spread DV01	Stress Loss	Notional	Credit Spread DV01	Stress Loss
Bahamas	$65,010	$38	$12,643	$253,325	$40	$8,512	$318,335	$77	$21,155
Cayman Islands	81,313	45	10,860	428,997	72	14,967	510,310	117	25,827
Barbados	150,751	46	10,478	38,470	2	532	189,222	49	11,010
Offshore	12,925	4	752	29,488	3	543	42,412	7	1,295
Trinidad	37,420	10	2,625	—	—	—	37,420	10	2,625
Jamaica	—	—	—	—	—	—	—	—	—
Total	$347,419	$143	$37,358	$750,280	$117	$24,554	$1,097,699	$260	$61,912

2017
Locally Issued Hard Dollar Bonds				Non-Regional Hard Dollar Bonds			Total
	Notional	Credit Spread DV01	Stress Loss	Notional	Credit Spread DV01	Stress Loss	Notional	Credit Spread DV01	Stress Loss
Bahamas	$65,923	$41	$13,836	$293,495	$38	$8,309	$359,419	$79	$22,145
Cayman Islands	81,596	49	11,864	470,903	46	9,581	552,499	95	21,445
Barbados	148,711	49	11,047	63,470	4	887	212,181	53	11,934
Offshore	13,133	4	854	29,488	3	712	42,621	7	1,566
Trinidad	40,581	12	2,962	—	—	—	40,581	12	2,962
Jamaica	—	—	—	—	—	—	—	—	—
Total	$349,944	$155	$40,563	$856,357	$91	$19,489	$1,207,301	$246	$60,052

        At January 31, 2018, the weighted average rating of the positions in the regional portfolio remained BBB+. The average weighted maturity reduced to 3.38 years. The weighted average rating of the positions in the non-regional portfolio was AA+. The average weighted maturity was 1.19 years.

        At October 31, 2017, the weighted average rating of the positions in the regional portfolio remained BBB+. The average weighted maturity remained 5.25 years. The weighted average rating of the positions in the non-regional portfolio remained AA–. The average weighted maturity was 0.4 years.

Compliance Risk

        Compliance risk is associated with failures to comply with laws, regulations, rules, and the codes of ethics and conduct applicable to our business activities. Such failures can give rise to legal or regulatory sanctions, material financial loss, or a negative impact on our reputation.

        The primary responsibility for our compliance lies with territorial line management. The compliance team within the risk management department is tasked with identifying the compliance obligations in each country where we operate. It also provides advice and guidance to the business lines on compliance risks and the development of appropriate policies and procedures to ensure compliance with all legislation and internal code of conduct and ethics policies. It independently assesses and monitors compliance and reports to the audit committee of our board of directors.

Operational Risk

        We define operational risk as the measurement of potential loss or damaged reputation from failed or inadequate internal processes, people and systems or from external events. Operational risk is inherent in all of our activities, including in outsourced activities and in all interactions with external parties.

        Strong internal governance and controls, including a fraud framework, operational risk testing, and trained staff, is the key to successful operational risk management. Each strategic business unit is primarily responsible for identifying, assessing and managing operational risks in that business unit. An operational risk management team develops and maintains the framework for identifying, monitoring and controlling operational risks and supports each business unit in implementing the framework and raising awareness of operational risks. This team also sets policy and monitors compliance. Operational risk management activities are reported regularly to our audit committee and risk committee.

        Our operational risk management framework includes ongoing monitoring through self-assessment of control deficiencies and weaknesses, and the tracking of incidents and loss events to ensure that, once identified, our control deficiencies are communicated and remedied in a timely fashion.

Capital Adequacy Management

        In our primary markets we are required to comply with capital and liquidity requirements consistent with Basel II. We manage our capital both on a total consolidated basis and, where appropriate, on a legal entity basis. The finance department has the responsibility for measuring, monitoring and reporting capital levels within guidelines and limits established by the risk committee. The management of capital will also involve regional management to ensure compliance with local regulation. In establishing the guidelines and limits for capital, a variety of factors are taken into consideration, including the overall risk of the business in stressed scenarios, regulatory requirements, capital levels relative to our peers, and the impact on our credit ratings.

BUSINESS

Overview

        We are a leading financial institution operating throughout the English and Dutch-speaking Caribbean with a strong balance sheet and regionally-leading digital banking capabilities. Our team, extensive branch network, ongoing investments in technology and unwavering client focus are competitive differentiators that enable us to maintain our leadership in the Caribbean banking sector, address the needs of our clients, and meet our strategic and financial objectives.

        We are a leader in our three primary markets of Barbados, the Bahamas and the Cayman Islands based on total deposits and total loans at the end of the first quarter of 2018. We operate in 17 countries and territories, including Barbados, the Bahamas and the Cayman Islands (our primary markets) as well as Jamaica, Trinidad and Tobago and certain countries in the Dutch-speaking Caribbean (our key growth markets). In total, we have a presence in 17 countries and territories. Through our three core business segments: (i) RBB, (ii) CIB, and (iii) WM, we provide individual and business clients with a full range of products and services, including deposits, loans, credit cards, foreign exchange, online and mobile banking, fund administration and trust services. In our markets, business segments and products and services, we are focused on providing our clients with modern digital banking services and supporting our back office processes with current and efficient technology platforms. To this end, we have invested over $100 million in technology over the past five years, enhancing the scalability of our platform and positioning us for growth in all of our markets.

        The map and table below show our Caribbean footprint and summarize our total assets, performing loans, total deposits, revenue and market shares in our primary markets and our key growth markets as of January 31, 2018, unless otherwise indicated.

Our Markets

	As of January 31, 2018
	Our Primary Markets			Our Key Growth Markets
(U.S.$ in millions)	Barbados	The Bahamas	Cayman Islands	Jamaica	Trinidad and Tobago	Dutch Caribbean		Other Markets(1)	Total
Branches and private wealth and trust facilities	8	12	4	15	2	4		17	62
Total assets	$4,450	$2,858	$3,212	$716	$592	$915		$2,562	$12,375	(2)
Performing loans	$1,867	$1,738	$1,079	$414	$338	$394		$455	$6,285
Total deposits	$2,235	$2,122	$2,902	$605	$376	$753		$1,499	$10,492
Total revenue (2017)(3)	$113 (3)	$154 (3)	$78 (3)	$36 (3)	$11 (3)	$27	(3)	$99 (3)	$518	(3)
Total revenue (first quarter 2018)(3)	$28	$27	$1	$11	$5	$6		$27	$105
Market share of loans(4)	22%	21%	27%	7%	4%	6	%(5)	11%	14%
Market share of deposits(4)	31%	18%	21%	6%	2%	7	%(5)	10%	12%

(1)
Other markets is comprised of the Eastern Caribbean (Anguilla, Antigua and Barbuda, Dominica, Grenada, St. Lucia, St. Vincent and the Grenadines, St. Kitts and Nevis), BVI and Turks and Caicos. Market shares are weighted averages across these markets.

(2)
Market totals include intercompany eliminations of $2.9 billion, which are not included in the total.

(3)
We define total revenue as (i) the sum of net interest income before provision for loan losses and (ii) the total non-interest income.

(4)
Market share data has been calculated by dividing (i) our loans or deposits, calculated in accordance with IFRS as we reported to our local regulators as of June 30, 2017, by (ii) the aggregate total loans or deposits in a market as of June 30, 2017, as published by the local regulator. For the purposes of the loan market share calculations, our loans and the market loans include both performing and non-performing loans, and our loans for a market include the loans that were originated in that market. For more information see "Presentation of Financial and Other Information—Market Share Information".

(5)
The Dutch-speaking Caribbean market shares reflect the weighted average of only Curaçao and Sint Maarten. Aruba is a new market and so our market share is not meaningful.

        Our business is well diversified across our operating regions and business segments. The charts below show our total revenue for 2017 and the first quarter of 2018 by geography. We define total revenue as (i) the sum of net interest income before provision for loan losses and (ii) total non-interest income.

2017 Revenue by Geography (U.S.$ in millions)	First Quarter 2018 Revenue by Geography (U.S.$ in millions)

Total: $518 million	Total: $105 million

        Our business has grown substantially in recent years, resulting in increased market share across most of our product and business lines. The charts below show our net income, adjusted net income,

ROAA, adjusted ROAA, ROATCE and adjusted ROATCE for 2015, 2016 and 2017 and the first quarters of 2017 and 2018. Adjusted net income, adjusted ROAA and adjusted ROATCE are non-U.S. GAAP financial measures which have been adjusted for the financial impact of (i) the sale of the net assets of our Belize operations, which closed on February 1, 2016, (ii) a restructuring plan, which concluded in 2015, (iii) Hurricanes Irma and Maria in September 2017, which we believe to be one-time in nature, (iv) structural changes to our balance sheet, which are related to this offering, and (v) modifications to our hedging strategies to take into account U.S. GAAP accounting. Such structural changes include the repayment by CIBC Capital Funding (Cayman) LLC of a $500 million loan from us concurrently with or after and conditional upon the completion of this offering, and a $200 million cash dividend payment we intend to make to our shareholders prior to completion of this offering. The hedging strategies we currently employ were designed to be effective both economically and under IFRS, our original reporting standard, but some are less effective under U.S. GAAP. We are adjusting our hedging strategies to be effective under U.S. GAAP. We believe that our adjusted net income, adjusted ROAA and adjusted ROATCE are better representations as to the capital generation and profitability of our business. We also believe the adjusted changes to our balance sheet better align our financial statements with the way we operate our business. The changes to our hedging strategies will enable us to more appropriately align the U.S. GAAP impact of our existing hedges with their actual economic impact. For a reconciliation of these non-U.S. GAAP financial measures to the most directly comparable U.S. GAAP measures, see "Summary Consolidated Financial Data—Reconciliation of Non-U.S. GAAP Financial Measures".

Net Income (U.S.$ in millions)	Adjusted Net Income* (U.S.$ in millions)

ROAA	Adjusted ROAA*

ROATCE	Adjusted ROATCE*

*
For a reconciliation of these non-U.S. GAAP financial measures to the most directly comparable U.S. GAAP measures, see "Summary Consolidated Financial Data—Reconciliation of Non-U.S. GAAP Financial Measures".

        Our three core business segments of RBB, CIB, and WM, are led by members of our executive committee, who are primarily responsible for our regional client strategy, resource allocation and the financial performance of their respective segment. In addition, to address the geographic diversity and regulatory requirements of the region, we also employ local executives and senior managers who are responsible for all of the functional business activities within their respective jurisdictions, including managing our offices, employees and relationships with local regulators and governments. While our core business segments are managed on a functional basis, execution of transactions and day-to-day client interactions are generally performed within the individual jurisdictions through our 62 branches and private wealth and trust facilities across the Caribbean.

Our Retail and Business Banking Segment

        Our RBB segment serves our retail, mass-affluent and small business clients through our branch network, ATM network and regionally leading mobile banking platforms. This segment provides our clients with lending, credit card and deposit services, and distributes third-party home and auto insurance products. We offer our comprehensive suite of products and services in all of our markets, except Platinum Banking, our high-touch relationship banking service for our mass-affluent clients, and third-party home and auto insurance sales distribution. Platinum Banking is currently offered in 11 markets and third-party home and auto insurance sales distribution is offered in ten markets. As of June 30, 2017, according to statistical data published by the local regulators in the countries and territories in which we operate, our market share in retail lending in such countries and territories was 10.5%, which represents a 0.4% increase since December 31, 2015. We also continue to develop our relationship-oriented business banking service offerings for small business clients. In 2017, we were awarded the Best Retail Bank Barbados by Global Banking and Finance Review. In 2017, The Banker Magazine awarded us the Bank of the Year Country Award—The Bahamas, the fourth time we have won this award in the last five years.

        Through this segment, we offer clients a variety of options for deposit and loan services, including checking and savings accounts, mortgages, personal loans, auto loans and small business loans. Additionally, we offer credit card services and cash management to our retail and small business clients, with an increasing emphasis on the delivery of electronic payments and digital banking services. We were the first bank in our markets to issue credit cards with bundled features of chip-and-PIN and contactless transaction capability. We have also continuously improved the safety features on our mobile banking applications including the addition of Freeze My Card capabilities, transaction controls and customer alerts. Our cash management products include merchant acquiring, payment processing, trade finance and internet-based payroll and vendor payment systems. The following chart presents RBB customer deposits in our markets.

        As of the first quarter of 2018, this segment had total deposits of $3.7 billion and performing loans of $2.4 billion. For our depositors, we offer a full suite of products, including demand, notice, term and non-interest-bearing deposit products. As of the first quarter of 2018, total segment deposits were comprised of $250 million of demand deposits with an average interest rate of 0.1%, $1.9 billion of notice deposits with an average interest rate of 0.7%, $680 million of term deposits with an average interest rate of 0.9% and non-interest-bearing deposits of $819 million. Our weighted-average cost of deposits is 0.6%. Our low cost, sticky deposits provide stability and are adequate to fuel our loan growth.

RBB Customer Deposits
(U.S.$ in millions)

        We generate revenue from our deposit base primarily through lending activity. Our loan portfolio encompasses residential loans, personal loans and commercial loans. As of the first quarter of 2018, our performing loans were comprised of $1.7 billion of residential loans with an average interest rate of 5.7%, $550 million of personal loans with an average interest rate of 10.0% and $103 million of commercial loans with an average interest rate of 7.9%. Our weighted-average interest rate was 6.8% for the first quarter of 2018. The charts below show our RBB loans by product and our RBB deposits by type as of the first quarter of 2018.

RBB Loans by Product (U.S.$ in millions)	RBB Deposits by Type (U.S.$ in millions)

Total: $2.4 billion	Total: $3.7 billion

        Our RBB segment has achieved 12 consecutive quarters of loan growth. During this time, we took advantage of the scale and improving efficiency of our platform to increase our monthly volume of processed loan applications by 200% from 2015 to 2017. Supported by these platform benefits, our mortgage and consumer loans business grew at a rate of 4.0% from 2015 to 2017, which is faster than the market growth rate of 1.4%, according to statistical data published by the local regulator in the countries and territories in which we operate. Our credit card business has grown, as evidenced by cardholder purchases, increasing from $577.6 million in 2015 to $641.0 million in 2016 and to $713.2 million in 2017. Our debit card purchases have also grown, increasing from $307.8 million in 2015 to $370.4 million in 2016 and to $465.2 million in 2017. In 2016, we began distributing third-party home and auto insurance services, and this service has also experienced strong growth with approximately 4,000 policies sold since inception. The following charts present our loan originations and our performing loans in our markets for the periods presented.

RBB Loan Originations by Market (U.S.$ in millions)	RBB Performing Loans by Market (U.S.$ in millions)

        Revenue from our RBB segment grew by $4.4 million in 2017, rising from $223.5 million in 2016 to $227.9 million in 2017, a 2.0% increase. This growth was primarily due to lower deposit interest expense as a result of lower interest rates and higher average balances, as well as higher fee based income from our credit card business. Of total segment revenue generated in 2017, 64% was derived from our primary markets and 15% was from our key growth markets. Revenue from our RBB segment grew by $5.4 million, or 9.6%, in the first quarter of 2018 as compared to the first quarter of 2017, rising to $61.9 million from $56.5 million, primarily due to loan growth of $3.6 million. Of the total segment revenue in the first quarter of 2018, 62% was from our primary markets and 16% was from our key growth markets. The following charts present revenue by product type and geography in 2017 and the first quarter of 2018.

2017 RBB Revenue by Product (U.S.$ in millions)	First Quarter 2018 RBB Revenue by Product (U.S.$ in millions)

Total: $228 million	Total: $62 million
2017 RBB Revenue by Geography (U.S.$ in millions)	First Quarter 2018 RBB Revenue by Geography (U.S.$ in millions)

Total: $228 million	Total: $62 million

Our Corporate and Investment Banking Segment

        Our CIB segment includes our corporate and investment banking, advisory, foreign exchange and derivatives business lines. Our corporate and investment banking business provides a full range of corporate and investment banking and cash management services to large and mid-size corporations, governments and financial institutions. Our advisory business provides debt and equity, capital markets and corporate finance products and services to large corporations and governments. Our foreign exchange and derivatives businesses provide risk mitigating products and services. Our CIB team is comprised of experienced professionals and, in 2017, structured and arranged over $1.3 billion of financing transactions across a broad range of industries including energy, infrastructure, utilities, hospitality, telecommunications and real estate. Our CIB team has won multiple awards, including the IJ Global 2016 North America Port Deal of the Year Award for our role in a privatization transaction, and the Caribbean Renewable Energy Forum (CREF) 2017 "Best Project Financing" award for our roles in leading a renewable energy provider's debt financing.

        We are a leading corporate and investment bank in our markets as measured by corporate loans and deposits. As of June 30, 2017, according to statistical data published by the local regulator in the countries and territories in which we operate, our market shares for corporate loans in our primary markets of Barbados, the Bahamas and the Cayman Islands were 43%, 30%, and 50%, respectively, and for corporate deposits were 29%, 20%, and 20%, respectively. Additionally, as of June 30, 2017, according to such statistical data, our market share in corporate and government lending in the countries and territories in which we operate was 18.7%, which represents a 1.1% increase since December 31, 2015. Our CIB performing loans and customer deposits are diversified by geography, as shown in the charts below as of the first quarter 2018.

CIB Loans by Geography* (U.S.$ in millions)	CIB Deposits by Geography* (U.S.$ in millions)

Total: $3.3 billion	Total: $3.4 billion

*
As of the first quarter of 2018, 62.3% and 43.5% of our loans and deposits, respectively, were denominated in U.S. dollars or currencies pegged to the U.S. dollar.

CIB Performing Loans (U.S.$ in millions)	CIB Customer Deposits (U.S.$ in millions)

        We are the primary lender to some of the largest corporate clients that conduct business in the Caribbean, as well as a diversified base of mid-market corporate clients. The CIB segment's loan book has grown from $3.1 billion in 2015 to $3.3 billion in 2017, representing a CAGR of 4%, and has grown further as of January 31, 2018 to $3.3 billion. Supporting our loan portfolio is our stable and diversified base of corporate deposits, which have grown from $2.7 billion in 2015 to $3.2 billion in 2017, representing a CAGR of 9%, and $3.4 billion as of January 31, 2018. As the first quarter of 2018, we had $455 million of demand deposits with an average interest rate of 0.2%, $159 million of notice deposits with an average interest rate of 0.5%, $1.1 billion of term deposits with an average interest rate of 1.5% and non-interest-bearing deposits of $1.7 billion. Our weighted-average cost of deposits is 0.6% as of the first quarter of 2018. The charts below show our CIB loans by product and CIB deposits by type as of the end of January 31, 2018.

CIB Loans by Product (U.S.$ in millions)	CIB Deposits by Type (U.S.$ in millions)

Total: $3.3 billion	Total: $3.4 billion

        Growth in our CIB segment has been driven by a number of key recent initiatives. We introduced a senior coverage model in 2016 for our largest corporate and sovereign clients to provide them with dedicated senior banker and executive management support. We believe this coverage model has and will continue to enable us to focus on better serving the CIB client base and position us for continued growth. Our local corporate teams are aligned to facilitate more client interaction and respond to client needs. We have also launched several initiatives to simplify our products and processes in order to improve our response times and the overall client experience. For example, we have streamlined our client onboarding, loan adjudication, loan disbursement processes and wire products. We believe that these initiatives have collectively made a meaningful contribution to the growth in our corporate loan business and have increased our market share of corporate loans across our primary markets over the past three years. According to statistical data published by the local regulator in the countries and territories in which we operate, from December 2015 to June 2017, our corporate loan market share increased in our primary markets from 37.2% to 42.8% in Barbados, 27.3% to 30.2% in the Bahamas and 48.5% to 49.7% in the Cayman Islands.

        Our CIB segment contributed revenue of $219.3 million in 2017 and $55.8 million in the first quarter of 2018, comprised primarily of net interest income generated by our corporate and investment banking businesses, which represented 78.4% of the segment's revenue for 2017 and 78.6% of the segment's revenue in the first quarter of 2018. Our advisory, foreign exchange and cash management businesses complement our lending activities and in 2017 contributed $45.2 million of fee-based income, representing 20% of the segment's revenue. In 2017, our primary markets contributed approximately 58% of the segment's revenue and our key growth markets contributed approximately

20%. The charts below show our revenue by product and geography as of the end of 2017 and the first quarter of 2018.

2017 CIB Revenue by Product (U.S.$ in millions)	First Quarter 2018 CIB Revenue by Product (U.S.$ in millions)

Total: $219 million	Total: $56 million
2017 CIB Revenue by Geography (U.S.$ in millions)	First Quarter 2018 CIB Revenue by Geography (U.S.$ in millions)

Total: $219 million	Total: $56 million

Our Wealth Management Segment

        Our WM segment includes four primary business lines, private wealth management, trust and fund administration, international corporate banking, and securities-related services. Each of these four business lines operates in a subset of our markets based on the needs of our clients. Our products and services include cash management, trust and fund administration services, relationship-based private banking, discretionary portfolio management services, and other wealth management solutions. Revenue from this segment is primarily derived from fees and net interest income. Net interest income is driven by our low cost international corporate banking deposits, which fund our loans and investment securities.

        Our private wealth management business operates from offices in the Bahamas, the Cayman Islands and Curaçao and provides relationship-based private banking services to high net worth individuals. Revenue from this business is generated through monthly fees charged to clients based on their assets under management and on services provided. Our private wealth clients are often based outside of the Caribbean, in jurisdictions or regions such as Latin America, the Middle East, Europe and Canada, but all have a connection to the local jurisdiction. In addition to offering clients a variety of money management solutions, our private wealth management business also offers discretionary portfolio management and investment advisory services. We have grown our private wealth business significantly through client acquisition, specifically productive loans and discretionary portfolio management. As of the end of 2016 and 2017, our assets under management were $281 million and $358 million, respectively, representing a growth rate of 27%. As of the first quarter of 2018 our assets under management increased to $413 million. For 2016 and 2017, our revenue from our private wealth management business was $4.9 million and $7.4 million, respectively, representing a growth rate of 51%. For the first quarters of 2018 and 2017, our revenue from our private wealth management business was $2.2 million and $2.1 million, respectively, representing a growth rate of 4%.

        Our trust and fund administration business operates in the Bahamas and the Cayman Islands. We believe we are among the largest bank-owned trust companies in the Caribbean. The trust administration business primarily involves creating and maintaining trusts for both businesses and individual clients. As of the end of 2016 and 2017, our assets under administration for the trust administration business were $14.4 billion and $12.6 billion, respectively. As of the first quarter of 2018, our assets under administration for the trust administration business was $12.6 billion. Our fund administration business is primarily engaged in the provision of fund administration services out of the Cayman Islands to global hedge funds and mutual funds. As of the first quarter of 2018, our fund administration business was actively administering in excess of 100 CIMA (Cayman Islands Monetary Authority) regulated funds with an aggregate of $31.9 billion in assets under administration. The majority of the growth for this business has come from clients in the Asia Pacific region and, as a result, a sales and relationship management office was opened in Hong Kong in 2016 to service this market. In 2018, Euromoney Magazine's Private Banking Survey ranked our trust administration business as the #1 Best Caribbean Succession Planning Advice in the Caribbean, and in 2017, our funds administration business was awarded the best fund administrator under $30 billion by HFM Asia Hedge Fund Services Awards. For 2016 and 2017, our revenue from the trust and fund services business was $31.6 million and $34.2 million, respectively, representing a growth rate of 8%. For the first quarters of 2018 and 2017 our revenue from the trust and fund services business was $9.1 million and $7.8 million, respectively, representing a growth rate of 17%.

        Our international corporate banking business operates in six jurisdictions, Barbados, the Bahamas, the Cayman Islands, BVI, Turks and Caicos and Curaçao. Through our international corporate banking business, we offer our international corporate and institutional clients a wide range of products and services, with a primary focus on deposit and investment services. This segment serves a client base that is distinct from our CIB segment, focusing on international corporations, investment funds (including mutual funds and hedge funds), multinational corporations and insurance companies that are seeking depository and banking solutions in the Caribbean markets in which we operate. These clients are typically large corporates performing internal group functions from operations based within one of our markets. These clients may or may not also have a client-facing commercial presence in our markets. As of the end of 2016 and 2017, our deposit balances from this segment were $1.8 billion and $2.2 billion, respectively, representing a growth rate of 22%. For 2017, 35% of our deposits were notice deposits, 32% were demand deposits, and 33% were fixed deposits. As of the first quarter 2018, our deposit balance from this segment was $2.7 billion, of which 43% were notice deposits, 29% were demand deposits and 28% were fixed deposits. In 2016 and 2017, our revenue from this business was $33.6 million and $35.3 million, respectively, representing a growth rate of 5%. For the first quarters of 2018 and 2017, our revenue from this business was $10.4 million and $8.6 million, respectively, representing a growth rate of 21%.

        Our securities-related business within this segment operates in Barbados and Jamaica and serves the mass-affluent and retail markets. This business facilitates the purchases and sales of securities in local markets while also offering certain wealth management solutions. As of the end of both 2016 and 2017, this business held $1.6 billion of assets in our securities accounts. As of the first quarter of 2018, this business held $1.9 billion of assets in our securities accounts. For 2016 and 2017, the revenue from this business was $4.3 million and $3.4 million, respectively. For the quarters ended January 31, 2017 and 2018, the revenue from this business was $0.9 million and $0.6 million, respectively.

        As of the first quarter of 2018, we had $46.4 billion of assets under administration and $1.4 billion of assets under management, along with corporate deposits of $2.7 billion. In 2016 and 2017, our revenue from this segment was $73.8 million and $80.3 million, respectively, representing a growth rate of 9%. Of our total revenue from this segment in 2017, 9% was from our private wealth management business, 44% was from our trust and fund administration business, 43% was from our international corporate banking business and 4% was from our securities-related services. In the first quarters of 2018 and 2017, our revenue from this segment was $22.2 million and $19.3 million, respectively, representing a growth rate of 15%. Of our total revenue from this segment as of the first quarter of 2018, 9% was from our private wealth management business, 41% was from our trust and fund administration business, 47% was from our international corporate banking business and 3% was from our securities related services.

Our Markets

        We operate in 17 countries and territories across the English and Dutch-speaking Caribbean. Our primary markets are Barbados, the Bahamas and the Cayman Islands and our key growth markets are Jamaica, Trinidad and Tobago and the Dutch Caribbean, primarily Aruba and Curaçao. Our other markets include Anguilla, Antigua and Barbuda, BVI, Dominica, Grenada, St. Kitts and Nevis, St. Lucia, St. Vincent and the Grenadines, and the Turks and Caicos Islands. From these markets, we also serve clients internationally. These markets have a combined population of approximately 6.0 million and a weighted average total GDP per capita of $19,818. The table below provides a general overview of certain key economic indicators of each of the Caribbean countries and territories in which we operate.

	2015 GDP (U.S.$ in billions)	2017 Population (in thousands)	2015 GDP Per Capita (in thousands of U.S.$)	2015 GDP Growth (Const. 2005)	2016 Inflation (est.)(1)	Current Sovereign Debt Rating S&P / Moody's(2)	Type of Country or Territory(3)
Our primary markets:
Barbados	$4.4	286	$15.4	0.9%	1.3%	CCC+ / Caa3	Independent state (British Commonwealth)
The Bahamas	8.9	395	22.8	(1.7)	0.8	BB+ / Baa3	Independent state (British Commonwealth)
Cayman Islands	3.7	62	62.1	0.7	NA	— / Aa3	British Overseas Territory
Our key growth markets:
Aruba	2.7	105	26.0	0.1	NA	BBB+ / —	Constituent country of the Kingdom of the Netherlands
Curaçao	3.2	160	20.0	0.3	NA	A– / —	Constituent country of the Kingdom of the Netherlands
Jamaica	14.3	2,890	5.1	1.0	2.3	B / B3	Independent state (British Commonwealth)
Trinidad and Tobago	25.9	1,369	19.1	0.2	3.1	BBB+ / Ba1	Independent state (British Commonwealth)
Sint Maarten	1.1	40	28.2	0.5	NA	— / Baa2	Constituent country of the Kingdom of the Netherlands
Other markets:
Anguilla	0.3	15	21.9	2.9	NA	—	British Overseas Territory
Antigua and Barbuda	1.4	102	14.8	4.1	(0.5)	—	Independent state (British Commonwealth)
BVI	0.9	31	30.1	(1.1)	NA	—	British Overseas Territory
Dominica	0.5	74	7.1	(1.8)	0.0	—	Independent state (British Commonwealth)
Grenada	1.0	108	8.9	6.2	1.7	—	Independent state (British Commonwealth)
St. Kitts and Nevis	0.9	55	15.8	3.8	(0.4)	—	Independent state (British Commonwealth)
St. Lucia	1.5	179	7.8	1.9	(3.1)	—	Independent state (British Commonwealth)
St. Vincent and the Grenadines	0.7	110	6.7	1.6	(0.2)	— / B3	Independent state (British Commonwealth)
Turks and Caicos	0.9	35	25.1	4.1	NA	BBB+ / —	British Overseas Territory

  Source:    United Nations Statistics Division World Statistics Pocketbook 2017, unless otherwise specified.

(1)
International Monetary Fund World Economic Outlook October estimates of average consumer price inflation for 2016.

(2)
Current ratings as reported by Standard & Poor's and Moody's.

(3)
CIA World Factbook, The Commonwealth.

        Our markets are characterized by low deposit interest rates and attractive net interest margins, both of which help drive our profitability. The table below shows (i) the average market interest rates on deposits and loans for the quarter ended March 31, 2017 in each of our markets, including the spread between these two rates, (ii) banking sector non-performing loan ratios for calendar year 2016, and (iii) loan-to-GDP ratios for calendar year 2015.

	For the quarter ended March 31, 2017
	Average Market Interest Rate on Loans	Average Market Interest Rate on Deposits	Average Market Spread	2016 Banking Sector NPL Ratio	2015 Loan-to-GDP Ratio
Our primary markets:
Barbados	6.63%	0.26%	6.37%	8.9%	67%
The Bahamas	11.72	0.97	10.75	11.4	78
Cayman Islands	7.05	0.19	6.86	—	96
Our key growth markets:
Aruba	7.90	1.30	6.60	4.4	64
Curaçao	—	—	—	—	78
Jamaica	15.20	1.42	13.78	2.7	24
Sint Maarten	—	—	—	—	91
Trinidad and Tobago	7.50	0.18	7.32	3.1	38
Our other markets:
Anguilla	10.04	2.36	7.68	6.5	137
Antigua and Barbuda	9.03	1.63	7.40	8.6	67
BVI	—	—	—	—	197
Dominica	8.09	1.90	6.19	14.5	67
Grenada	8.35	1.40	6.95	6.7	65
St. Kitts and Nevis	8.49	1.75	6.74	14.7	74
St. Lucia	8.14	1.53	6.61	13.1	98
St. Vincent and the Grenadines	8.87	1.80	7.07	9.5	61
Turks and Caicos Islands	—	—	—	11.3	107

  Sources:    United Nations Statistics Division World Statistics Pocketbook 2017, The Central Banks of Barbados, the Bahamas, and Trinidad and Tobago, the Bank of Jamaica, the Eastern Caribbean Central Bank, the Centrale Bank van Aruba, the Centrale Bank van Curaçao and Sint Maarten, Cayman Islands Economics Statistical Office, and the Turks and Caicos Financial Services Commission.

        As of the first quarter of 2018, our average yield for total loans, net of allowance for credit losses, was 5.63% and our adjusted average yield for total loans, net of allowance for credit losses (the "Adjusted Yield") was 5.72%. Our Adjusted Yield is adjusted for the repayment of the $500 million intercompany loan from one of our subsidiaries to one of CIBC's subsidiaries.

        We operate in markets with diverse levels of loan penetration. Barbados and the Cayman Islands are mature markets with loan-to-GDP ratios of over 60%. Jamaica and Trinidad and Tobago are underpenetrated markets where loan-to-GDP ratios are under 50% and where market loan penetration is expected to grow and ultimately become consistent with that of more mature markets. Below is a more detailed discussion of the economic and market environment in our primary markets and our key growth markets.

Our Primary Markets

Barbados Market Overview

        Barbados is a former British colony that gained independence in 1966. Its government is a parliamentary democracy under a constitutional monarchy. The prime minister of Barbados is the head of its government and the United Kingdom's Queen is its head of state. As a former British colony, Barbados' system of government resembles the British electoral and parliamentary systems and this structure has served as a foundation for orderly transfer of power between political parties. Since gaining independence, the two major political parties have been the Barbados Labour Party and the Democratic Labour Party. The Democratic Labour Party currently holds office.

        Barbados is one of the most developed countries in the region with a GDP per capita of approximately $15,400 in 2015 and average annual earnings of $16,192 for 2016. Tourism is the main economic driver in Barbados and indirectly drives activity in the construction, distribution and business and general services sectors. Foreign direct investment also drives economic activity in Barbados particularly in the construction and business and general services sectors. Foreign direct investment in the form of second home purchases and mergers and acquisitions have driven increased foreign exchange flows in recent years.

        By law, Barbadian residents are prohibited from purchasing or holding foreign currency without permission of the Central Bank of Barbados. In addition, foreign exchange transactions are subject to the regulations of the Exchange Control Authority, which restricts individuals or entities with deposits or funds in Barbados from moving their funds elsewhere without requisite approvals. These controls provide a stabilizing effect on the economy and enable an attractive low cost deposit base in the country. For a discussion of how these exchange controls could affect our ability to issue dividends, see "Risk Factors—Risks Relating to This Offering and Our Common Shares—Holders of our common shares may not receive dividends".

        Primarily due to government spending in excess of its revenues, Barbados currently has limited funds available to repay its debt. As of December 31, 2016, Barbados's gross sovereign debt had increased to 106% of GDP, as calculated by the IMF, and on March 9, 2017 its external sovereign debt was downgraded by both S&P and Moody's to CCC+ and Caa3, respectively.

Our Market Position

        In Barbados, we offer all of our products and services. As of the end of 2016, 2017 and the first quarter of 2018, our performing loans in Barbados were $1.9 billion in each period. As of the end of 2016, 2017 and the first quarter of 2018, our total deposits in Barbados were $2.2 billion, $2.3 billion and $2.2 billion, respectively. According to our calculations based on June 2017 data published by the Central Bank of Barbados, we believe we are the market leader in deposits in Barbados with approximately 31% of the total market deposits, and the market leader in loans with approximately 22% of the total market loans. In 2016 and 2017, our revenue from Barbados was $110.7 million and $113.2 million, respectively. In the first quarters of 2017 and 2018, our revenue from Barbados was $28.2 million in each quarter. Our primary competitors in Barbados are The Bank of Nova Scotia, Royal Bank of Canada, Republic Bank and First Citizens Bank.

The Bahamas Market Overview

        The Bahamas is a former British colony that gained independence in 1973. Its government is a parliamentary democracy under a constitutional monarchy. The prime minister is the head of the government and the United Kingdom's Queen is its head of state. The political and legal systems of the Bahamas closely mirror those of the United Kingdom as a result of its history as a British colony. After gaining independence, the Bahamas established diplomatic relations with the United States and since then, the two countries have worked together to maintain the political stability of the Bahamas. The three major parties in the Bahamas are the Progressive Liberal Party, the Free National Movement and the Democratic National Alliance. The Free National Movement party currently holds office.

        The Bahamas has the second highest per capita GDP in the English-speaking Caribbean with an economy that is heavily dependent on tourism and international banking. In 2015, the per capita GDP was approximately $22,800 and the average annual earnings were $20,200. Tourism directly accounts for approximately 9% of GDP, but indirectly it accounts for approximately 60% of GDP by encouraging activity in other industries such as construction. Financial services constitutes the next largest sector of the Bahamian economy, accounting for approximately 15% of GDP. Manufacturing and agriculture combined contribute less than 7% of GDP.

        On January 1, 2015, the government introduced a 7.5% value-added tax ("VAT") on most goods and services, a measure designed to strengthen the fiscal balance. In February 2017, Moody's maintained the Bahamas' sovereign debt rating of Baa3. In December 2016, S&P downgraded Bahamas' sovereign debt ratings to BB+ from BBB–with a stable outlook based on projections of slower economic growth.

Our Market Position

        In the Bahamas, we offer all of our products and services. We also have a sizeable trust company in the Bahamas which we use to offer trust services across our markets. As of the end of 2016, 2017 and the first quarter of 2018, our performing loans in the Bahamas were $1.7 billion, $1.8 billion and $1.7 billion, respectively, and our total deposits were $2.4 billion, $2.8 billion and $2.1 billion, respectively. We are a market leader in the Bahamas with approximately 18% of the total market deposits and 21% of the total market loans, according to our calculations based on June 2017 data published by the Central Bank of the Bahamas. For 2016 and 2017, our revenue from the Bahamas was $160.4 million and $153.9 million, respectively. In the first quarters of 2017 and 2018, our revenue from the Bahamas was $42.3 million and $26.7 million, respectively. Our primary competitors in the Bahamas are The Bank of Nova Scotia, Royal Bank of Canada, Commonwealth Bank Bahamas and Bank of Bahamas Limited.

The Cayman Islands Market Overview

        The Cayman Islands is an autonomous British overseas territory and as such its governmental system is structured as a parliamentary democracy under the constitutional monarchy of the United Kingdom. The legislative assembly has 21 members, 19 of which are elected for a four-year term and 2 of which are non-voting ex officio members appointed by the Governor of the Cayman Islands. The two major parties in the Cayman Islands are the Cayman Democratic Party and the Progressives (formerly the People's Progressive Movement). The Progressives currently hold office.

        The Cayman Islands has the highest per capita GDP in the English-speaking Caribbean and is a major global international financial center with banks, hedge funds, structured finance and captive insurance entities all featuring prominently in the local economy. In 2015, GDP per capita was approximately $62,100 and in 2016 the average annual income was $48,100. Tourism, financial services and real estate are the most important sectors in the Cayman Islands, accounting for 32%, 28% and 26% of foreign exchange inflows, respectively. In February 2017, Moody's affirmed the Cayman Islands' Aa3 sovereign debt rating.

Our Market Position

        In the Cayman Islands, we offer all of our products and services. We also have a significant trust business and a fund administration business in the Cayman Islands. As of the end of 2016, 2017 and the first quarter of 2018, our performing loans in the Cayman Islands were $1.1 billion, $1.2 billion and $1.1 billion, respectively. As of the end of 2016, 2017 and the first quarter of 2018, our deposits were $2.0 billion, $2.5 billion and $2.9 billion, respectively. We are one of the largest banks serving the Cayman Islands with approximately 21% of the total market deposits, and 27% of the total market loans, according to our calculations based on June 2017 data published by the Cayman Islands Monetary Authority and the Cayman Islands Economics and Statistics Office. For 2016 and 2017, our revenue from the Cayman Islands was $88.3 million and $77.5 million, respectively. In the first quarters of 2017 and 2018, our revenue from the Cayman Islands was $20.1 million and $1.1 million, respectively. Our primary competitors in the Cayman Islands are The Bank of Nova Scotia, Royal Bank of Canada and Cayman National Bank.

Our Key Growth Markets

Jamaica Market Overview

        Jamaica is a former British colony that gained independence in 1962. After achieving independence, Jamaica established a constitution that closely resembles the political and legal systems of the United Kingdom. Its government is a representative parliamentary democracy under a constitutional monarchy. The prime minister is the head of the government and the United Kingdom's Queen is its head of state. The parliament of Jamaica has a senate and a house of representatives. The major political parties in Jamaica are the Jamaica Labour Party and the People's National Party. The Jamaica Labour Party currently holds office.

        The Jamaican economy is heavily dependent on services, which accounts for more than 70% of GDP. The country continues to derive most of its foreign exchange from tourism, remittances, and mining and quarrying (bauxite/alumina). Remittances and tourism each account for 15% of GDP. Tourism and agriculture are part of the major contributors to GDP, and a key linkage to the other feeder industries such as manufacturing, distribution, restaurants and general trade. Agricultural production is an important contributor to Jamaica's economy. Other industries include agricultural-processing, light manufacturing, rum, cement, metal, paper, chemical products and telecommunications. GDP growth is expected to increase next year due to ongoing international support, a strengthening global economy and positive spillovers from the government's reform agenda. In 2015, the GDP per capita was approximately $5,100 and in 2016 the average annual income was $10,527. Jamaica has made steady progress in reducing its debt-to-GDP ratio from a high of almost 150% in 2012 to approximately 115% in 2017, in close collaboration with the IMF, and growth has begun, and is expected to accelerate.

Our Market Position

        Jamaica is one of our key growth markets, and we are focused on expanding our RBB and CIB businesses in this jurisdiction. As of the end of 2016, 2017 and the first quarter of 2018, our performing loans in Jamaica were $341 million, $399 million and $414 million, respectively, and our total deposits were $504 million, $568 million and $605 million, respectively. According to our calculations based on June 2017 data published by the Bank of Jamaica, we believe we are the fifth largest bank by assets in Jamaica with approximately 6% of the total market deposits and 7% of the total market loans. Our primary competitors in this market are The Bank of Nova Scotia and NCB Jamaica.

Trinidad and Tobago Market Overview

        Trinidad and Tobago is a former British colony that gained independence in 1962. In 1976 the country became a republic. Its government is a parliamentary democracy with a prime minister as well as a president chosen by an electoral college. The major parties of the country are the People's National Movement and the People's Partnership. The People's National Movement party currently holds office.

        Trinidad and Tobago relies on its energy sector for much of its economic activity. Oil and related downstream industries are the country's main economic drivers. In 2015, GDP per capita was approximately $19,100. Trinidad and Tobago is supported by meaningful foreign cash reserves and a sovereign wealth fund that equals approximately one-and-a-half times the national budget.

Our Market Position

        Trinidad and Tobago is one of our key growth markets. Currently, we are focused on developing our RBB and our CIB businesses in this market. As of the end of 2016, 2017 and the first quarter of 2018, our performing loans in Trinidad and Tobago were $287 million, $310 million and $338 million, respectively, and our total deposits were $377 million, $356 million and $376 million, respectively. According to our calculations based on June 2017 data published by the Central Bank of Trinidad and Tobago, our current market share in Trinidad and Tobago is approximately 2% of the total market deposits and approximately 4% of the total market loans. Our primary competitors in this market are The Bank of Nova Scotia, Royal Bank of Canada, Republic Bank and First Citizens Bank.

Dutch Caribbean

        Our Dutch Caribbean markets include three constituent countries of the Kingdom of the Netherlands: Aruba, Curaçao and Sint Maarten. The countries of the Dutch Caribbean are parliamentary democracies with autonomy from the Netherlands with respect to their internal affairs. However, the Netherlands government is responsible for the defense and foreign affairs of each of these three countries. The judicial systems are independent from the legislature and the executive, similar to the Dutch system. The major parties of Aruba are the Aruban People's Party, the People's Electoral Movement and the Real Democracy. The Aruban People's Party currently holds office. Curaçao has a multi-party system and a coalition government is currently in place. Sint Maarten also has a multi-party system and the three larger parties have formed a coalition with general elections to be held in 2018.

        Aruba's economy is primarily driven by tourism, petroleum storage and financial and business services. In 2015, GDP per capita in Aruba was approximately $26,000. Curaçao's economy is primarily driven by tourism, petroleum refining and storage, financial services, transportation and communication and its GDP per capita was approximately $20,000 in 2015. Sint Maarten's economy is primarily driven by tourism and its GDP per capita was approximately $28,200 in 2015. Aruba is currently rated BBB+ by S&P, Curaçao is rated A–by S&P and Sint Maarten is rated Baa2 by Moody's.

Our Market Position

        The Dutch Caribbean is one of our key growth markets. Currently, we are focused on developing our RBB and our CIB businesses in Aruba and Curaçao. As of the end of 2016, 2017 and the first quarter of 2018, our performing loans in the Dutch Caribbean were $382 million, $388 million and $394 million, respectively, and our deposits were $653 million, $726 million and $753 million, respectively. According to our calculations based on June 2017 data published by the Central Banks of Curaçao and Sint Maarten, our market share in Curaçao and Sint Maarten is approximately 7% of the total market deposits and approximately 7% of the total market loans. Our primary competitors in this market are Royal Bank of Canada, Aruba Bank in Aruba, National Commercial Bank in Curaçao, and Windward Islands Bank in Sint Maarten.

Competitive Landscape in the Caribbean by Segment

        Our RBB segment primarily competes with both Canadian financial institutions and local banks across the Caribbean. We believe that our full-service banking offering makes us well-positioned to serve local professionals looking for individualized advice and financial services. Our Platinum Banking offering is directed to serve this client base and is an area in which we expect to grow.

        Our CIB segment primarily competes with the Canadian financial institutions that have a presence in the Caribbean, as well as with local banks such as Republic Bank and National Commercial Bank. We believe that corporate clients typically look for a robust offering of products and services from larger financial institutions, which positions us well relative to many of our competitors that do not possess this scope of service. Given our consistent client focus and focus on client service and transaction execution, we are well positioned to further grow our loan portfolio and our foreign exchange and cash management businesses with large- and middle-market corporate clients.

        In general, our WM segment competes with individual fund administrators and trust advisors that are not owned by banking institutions. However, we believe large clients prefer to work with a platform that is, or is connected to, a banking institution, and we believe this gives us a competitive advantage in this segment. Additionally, our representative office in Hong Kong has connected Asia and the Caribbean in ways that are outside the reach of local independent fund administrators and trust advisors. We expect this connectivity to continue to drive future growth in our WM segment.

Our Competitive Strengths

The market leading bank in the English and Dutch-speaking Caribbean

        We have been active in the region through our predecessor banks since 1837. We are the leading full-service banking institution across the English and Dutch-speaking Caribbean, by total loans and deposits. We are a market leader in our primary markets, which collectively comprised approximately 85% of our total assets as of the end of the first quarter of 2018. According to data published by the Central Banks of Barbados and the Bahamas, as of June 2017, we believe we are the largest financial institution in each of Barbados and the Bahamas as measured by total deposits and total loans, with a total deposit market share of approximately 31% and 18%, respectively, and total loans market share of approximately 22% and 21%, respectively. We believe we are also a leader in the Cayman Islands with approximately 21% market share in total deposits and 27% market share in total loans, as of June 2017. We believe that our leading position in our primary markets and our strong presence across the broader English and Dutch-speaking Caribbean is evidence of our ability to satisfy the needs of our clients and our local geographies.

        In addition to our leading market position in our primary markets in loans and deposits, we have also demonstrated our strength as a cards issuer. According to International Finance 2017, we have the leading credit card offering in the Caribbean. Market reports from VISA indicate that in the three year period ending September 30, 2017, our debit card purchase volumes have grown at a three-year CAGR of 22.0% compared to a 16.0% growth rate in card issuance across our competitors in the jurisdictions in which we operate. As of September 30, 2017, our personal premium and business premium card accounts grew 54.0% and 30.9%, respectively, from the same period in 2016, compared to the industry, which declined by 1.7% and grew by 17% for those same periods, respectively. According to statistics from VISA, our portfolio growth has also outpaced the overall market growth levels, particularly in the credit premium and credit business segments. In addition, as of September 2017, our usage per card was 19% higher than the rest of the English-speaking Caribbean. We intend to leverage our market leading positions in our primary markets to continue to drive growth through our operating footprint, and in particular, in our key growth markets of Jamaica, Trinidad and Tobago and the Dutch Caribbean.

        In addition to our strong market position, we believe that we also benefit from significant regulatory and technological barriers to entry. In order to maintain a pan-Caribbean presence and achieve significant scale in the region, our business requires regulatory expertise across numerous jurisdictions. We devote substantial resources to managing our robust regulatory framework, including having experienced executives and senior managers in each of our jurisdictions that oversee our relationships with regulators and governments. Furthermore, we have made over $100 million in technological investments over the last five years, which has allowed us to build a scalable platform with a single core system through which we offer products and services across all of our business segments and geographies. We believe our technology platform and regulatory expertise positions us for growth, and would be difficult for a new entrant to replicate without substantial costs and a significant investment of time and human resources.

Strong operating performance and financial results

        We have delivered strong operating performance and financial results over the last three years. Net income increased from $113.1 million in 2015 to $127.6 million in 2017, representing a CAGR of 6%. Adjusted net income increased from $103.5 million in 2015 to $131.5 million in 2017 representing a CAGR of 13%. Additionally, our growing and improved loan book has led to consistently strong profitability metrics, with an average ROAA of 1.2%, an average adjusted ROAA of 1.1%, an average ROATCE of 11.0% and an average adjusted ROATCE of 11.6% over the past three years. Net income decreased from $32.4 million in the first quarter of 2017 to $4.2 million in the first quarter of 2018, and adjusted net income increased from $30.4 million to $31.1 million in the same periods.

        These results are partly due to meaningful enhancements made to our underwriting policies since the recession in 2008, which led to a significant increase in our non-performing loans which peaked in 2012. In our RBB segment, these enhancements improved our approach to retail underwriting, delinquency management and collections management. In our CIB segment, this involved migrating to a new technology platform, implementing an independent credit monitoring group and updating our underwriting and property policies to be more broadly in line with our parent. As a result of these enhancements, non-performing loans have declined by 43% over the last three years.

Growth in primary markets driven by market share gains

        We have demonstrated an ability to generate consistent market share gains across most of our geographies and business segments. We believe we have achieved this by offering a superior client experience, a leading technology platform and a full suite of products and services.

        As shown in the chart below, according to market data published by the Central Banks of Barbados, the Bahamas and the Cayman Islands, from December 31, 2015 to June 30, 2017, we have outperformed the market growth rates in our primary markets in each of our primary product types. During this time, our largest growth area was our corporate deposits, which grew by 35.4% compared to the market growth of 12.6%. We grew our corporate loans by 6.0% and mortgages by 1.5% compared to the market decline of 1.7% and 1.3%, respectively, and we grew our retail loans by 2.4% compared to 0.4% market growth. Our growth of retail deposits was slower than the market, which we attribute to our existing deposit base in certain markets, which continue to be sufficient to grow our loan book. We believe our performance compared to the market is compelling evidence of the strength of our platform and the successful implementation of our strategy.

        The following chart shows our growth in our primary markets compared to the overall market growth in terms of corporate deposits, retail deposits, corporate loans, retail loans and mortgages for the period from December 31, 2015 to June 30, 2017.

Our Growth in Our Primary Markets vs. Market Growth
December 31, 2015 to June 30, 2017

        Our objective is to deliver attractive growth and market share gains in our primary markets by relying on our relationship-based model, strong product and service offerings, and a leading technology platform. We operate in markets with diverse levels of loan penetration and this presents an opportunity for us to continue our loan growth trajectory. In particular, we believe there are both significant growth opportunities and market share gains achievable in our key growth markets.

Proven history of returning capital to shareholders with a growing dividend

        Our strong capital position and recurring cash flow generation create significant capital distribution opportunities for our shareholders. Our management team has a proven commitment to return capital to shareholders and has distributed approximately $285 million in cash to our shareholders over the past three years via a combination of regular and special dividends. Furthermore, we have increased the regular dividend on our common shares each year over the past three years. We also paid a special dividend of $100 million in 2016 and expect to pay a $200 million special dividend prior to the completion of this offering. The charts below show the dividends per share we have paid out and our actual and adjusted dividend payout ratios from 2015 to the first quarter of 2018.

 Dividends Paid
(U.S.$ in millions)

Dividend Payout Ratio (Excluding Special Dividends)	Adjusted Dividend Payout Ratio* (Excluding Special Dividends)

*
For a reconciliation of these non-U.S. GAAP financial measures to the most directly comparable U.S. GAAP measures, see "Summary Consolidated Financial Data—Reconciliation of Non-U.S. GAAP Financial Measures".

Stable and growing, low cost deposit base provides significant liquidity to fund loan growth

        As of the end of the first quarter of 2018, we had $10.5 billion in total deposits. Our deposit base has demonstrated strong growth in recent years, increasing $1.8 billion from the end of 2015 to the end of the first quarter of 2018. Our deposit base is also well diversified by geography, as shown in the chart below, as of the first quarter of 2018.

Total Deposits by Geography
(U.S.$ in millions)

Total: $10.5 billion

        Our deposit base has an attractive weighted average cost of 0.6%, helping us to generate strong net interest margins. Our non-interest accounts, which comprised 39.6% of our total deposits as of the end of the first quarter of 2018, form the foundation of our sticky and low-cost deposit base. For our interest-bearing deposits, the markets in which we operate typically pay relatively low rates on deposited funds. In addition, some of our markets have an excess of local currency liquidity, and as such, we generally experience limited market pressure to increase interest rates on our deposits proportionately to the increases in the rates we charge on our loans. These dynamics create a compelling opportunity for us to generate increased net interest margins in a rising rate environment. The charts below show our total deposits and deposits by client for the periods indicated.

Total Deposits (U.S.$ in millions)	First Quarter 2018 Deposits by Client (U.S.$ in millions)

        Our total gross loan-to-deposit ratio was 64.4% as of the end of 2017 and was 63.8% as of the end of the first quarter of 2018, which highlights the significant excess liquidity available to drive growth in loan originations across our segments. We intend to continue to leverage our low-cost deposit base to grow our total loans market share across our markets.

Robust technology offerings and technology pipeline which drives client experience and growth

        We have made major investments in upgrading our operations and technology platforms providing us with a significant competitive advantage in our markets. We have spent over $100 million on strategic projects over the past five years, a substantial portion of which was spent to upgrade our technology platforms and infrastructure. These investments have enabled us to generate market-leading, technology-enabled growth across our business segments and geographies. We continue to undergo upgrades to our platform approximately every four to six months to keep our platform innovative and relevant to our clients. These investments provide opportunities for growth in several areas, including mobile banking and payments.

        As an example of our proven ability to adopt innovative technologies for the benefits of our clients, in 2017, we won International Finance's Best Mobile Banking App in the Caribbean award for our mobile app's market leading features. Most recently we launched regionally-leading security and fraud protection features including Freeze My Card, transaction alerts, mobile location tracking and touch ID capabilities. Overall, active users of our mobile app have increased by over 50.6% in 2017 and overall transactions executed through the app have increased by 260% to over 280,000 transactions compared to 2016.

        In addition, we were the first regional bank to issue VISA credit and debit cards with contactless transaction capabilities and as of September 2017, have converted 30.4% of our VISA debit and credit cards to chip-and-PIN and contactless payment systems, compared to 20.4% for the rest of the English-speaking Caribbean, according to VISA. The chart below shows data from VISA that demonstrates our September 30, 2013 to September 30, 2017 growth of payment volume and VISA cards.

Issuing Business

Payment Volume and Cards

Unwavering client focus with comprehensive and differentiated product and service offerings

        We believe that our client-focused business model has been one of the key drivers of our profitability. Our fundamental approach to our business is that we aim to place the client at the center of everything we do, which we view as an omni-channel and omni-product approach.

        Since 2014, we have completed a number of initiatives aimed at putting our clients' needs first and delivering best-in-class client experiences and transaction execution, including:

  •
  Optimization and reconfiguration of our branch network to enhance our clients' borrowing experience;

  •
  Increasing our number of ATMs by 67% to 189 for greater client convenience;

  •
  Offering products that no other competitor is offering in our footprint such as a no fee,
  1% cash-back VISA credit card; and

  •
  Introducing our mobile app and online banking products and services, with market-leading features, including Freeze My Card, transaction alerts and mobile location tracking.

        Each innovation has been motivated by the desire to provide our clients with the types of products and services they seek. This is evident in our consistently strong client survey results, which is a testament to the benefits our relationship-focused model provides to clients.

        Finally, we have also developed a corporate ethos that we believe embodies the pillars of our brand—personalized, responsive and easy—which are further underscored by our corporate culture of agility, collaboration, integrity, ownership and urgency themes we instill among our employee base to further ensure client focus. This enables us to respond quickly to any changes in our markets and clients' needs.

Experienced leadership with deep local knowledge of and commitment to our markets and a proven ability to execute

        Our executive officers have an average of 30 years of banking experience both in the Caribbean and globally, and over 55% of our employees have been with us for at least 10 years. We believe that their experience and knowledge of our company and our markets has allowed us to deliver high-quality and innovative products and services to our clients and has positioned us to capitalize on future growth opportunities. Our executive officers, senior management and employees also have deep ties in the Caribbean community and significant experience and knowledge of the local culture, markets and businesses that underpin these regions. We contribute 1% of our net income after tax to our charitable trust that gives back to our communities through donations to institutions, such as hospitals, and causes, such as education and hurricane relief.

Our Strategies

        We are a relationship-oriented bank and aspire to be our client's first choice for financial products and services in our markets. We have three core company-wide strategies, which we employ across our business segments and geographies in order to continue to grow and strengthen our franchise. These strategies focus on: (i) strengthening our existing and developing new client relationships; (ii) building on our technology base to provide a modern, digital banking experience; and (iii) simplifying the way in which we interact with our clients to deliver a superior customer experience and drive returns to our shareholders.

Strengthening existing and developing new client relationships

        At the core of our strategy is our focus on our clients. Our brand is built on fostering client relationships that are personalized, responsive and serve our clients' needs.

        We intend to continue to gain market share by focusing on providing a holistic banking experience to our new and existing clients. In our RBB segment, we have been successful in introducing our Platinum Banking products and services to our mass-affluent clients in our primary markets, and view these products and services as key elements supporting our growth in our key growth markets. In our

CIB segment, we have implemented a dedicated senior banker coverage model for our larger clients, which we believe will facilitate closer client interaction and stronger segment growth in the future.

        Our WM clients already benefit from an integrated client service model that delivers personalized and responsive service. Our recently launched investment advisor technology platform looks to build on our strategy of addressing our clients' needs with access to world-class, personalized portfolio management capabilities. We believe our client focus puts us in a unique position to continue to win market share in our WM segment, supported by significant cross-selling opportunities across our existing client relationships in our RBB and CIB segments. Our approach is to offer each client the full range of our products and services, for example, by introducing a CIB client to our cash management, credit card, payroll and other electronic banking solutions as well as introducing, where appropriate, our RBB and WM capabilities to directors and employees.

Leveraging our technology base to provide a modern, digital banking experience

        We have invested over $100 million over the past five years on technology upgrades to develop our digital banking platform and technological infrastructure. Our technology investments have included application consolidation, infrastructure upgrades, expansion of client relationship management and client experience capabilities.

        We believe our digital platform provides us with a key competitive advantage relative to our competitors, and we remain focused on building regionally-leading, digital capabilities across our sales and delivery channels to provide our clients with a modern client experience. In addition to our industry leading mobile app offering, which experienced a 50.6% increase in the base of active users in 2017, we believe that the unique features of our internet technology and payments offering is attractive to our client base. In the future, we plan to continue our investments in cards, cash management and merchant service offerings, mobile and internet banking, electronic payment advancements and other new technologies to drive the growth of our digital channel by offering our clients innovative digital solutions to meet their banking and financial services needs.

Simplification to continue delivering a superior client experience and to achieve further operating efficiencies

        We aim to deliver a simple and straightforward client experience. We believe that this is best executed through a continuous process of technological enhancement and process simplification. For example, in our RBB segment, we have introduced office locations with a targeted purpose—either loans and mortgages or Platinum Banking. We have also introduced a larger number of ATMs at our newer branches to improve client convenience. In our CIB segment, we continue to focus on simplifying our client onboarding and lending processes to enhance the client experience. We believe the benefits of simplification will not only enhance our clients' experience, but will also help to improve operating efficiencies in our business.

Our History

        We were formed in 2002 through the merger of Barclays Bank and CIBC West Indies, part of CIBC's group of companies. At the time, both institutions had the distinction of being the oldest banks in the Caribbean. Barclays Bank had been active in the region since 1837 and CIBC's entry into the region began with branches in Barbados, Cuba and Jamaica in 1920. In the 2002 merger, the two institutions combined their retail, corporate and other Caribbean banking operations and launched our company, FirstCaribbean International Bank Limited. In December 2006, CIBC acquired the Barclays Bank stake and became our majority shareholder.

        With CIBC as our sole controlling shareholder, we were able to leverage the resources and expertise of CIBC and focus on creating a leading regional bank with a multi-channel and multi-product offering across our RBB, CIB and WM segments. We have used digital innovation to drive product growth and to deliver an unparalleled client experience across segments and markets. Below is a list of some of our key milestones:

  •
  In 2003, we introduced a bank-wide technology integration and upgrade project to provide clients with faster service and more ways to bank.

  •
  In 2004, we entered Trinidad and Tobago by acquiring The Mercantile Bank in that market.

  •
  In 2005, we launched our first internet banking and telephone banking services.

  •
  In 2006, we entered Curaçao by acquiring ABN AMRO's international banking and asset management business in that market.

  •
  In 2010, we introduced mobile banking. We also launched VISA debit cards in Barbados, the Bahamas, Dominica, Grenada, Jamaica, St. Kitts, St. Vincent, Antigua and Anguilla.

  •
  In 2011, we acquired CIBC Bank and Trust Company (Cayman) Limited and CIBC Trust Company (Bahamas) Limited from CIBC.

  •
  In 2011, we launched our eCheque card, offering companies a convenient way to electronically pay employees and service providers.

  •
  In 2015, we opened two new branches in Jamaica and a representative office in Aruba.

  •
  In 2016, we launched our mobile banking app, completed our withdrawal from Belize and opened a branch in Aruba.

  •
  In 2017, we launched a new version of our mobile banking app, which was the only banking app in the Caribbean at the time with fraud protection technology.

  •
  In 2017, we won International Finance's Best New Mobile Banking App in the Caribbean award. We also opened a new branch in Trinidad and Tobago.

Our Structure

        The following chart identifies our corporate structure immediately following this offering.

*
FirstCaribbean International Bank (Bahamas) Limited has been listed on the Bahamas Stock Exchange since before our formation in 2002.

**
FirstCaribbean International Bank (Jamaica) Limited and FirstCaribbean International Bank (Trinidad and Tobago) Limited are our wholly-owned consolidated subsidiaries. However, unlike our other subsidiaries, these subsidiaries have also been determined to be variable interest entities ("VIEs"). For a discussion of VIEs, see note 20 to our consolidated financial statements.

Bank Regulatory Environment

        We conduct banking operations in 17 countries and territories and are subject to a variety of banking and other regulations. Additionally, some of our operating companies have branches outside of their home jurisdiction, so those branches are subject to both the home jurisdiction's regulations and the branch's jurisdiction's regulations. The chart below sets forth the primary regulators in our markets. For a further discussion, see "Supervision and Regulation".

Summary of Our Bank Regulators

Competition

        The financial services industry is highly competitive. We compete with a broad range of domestic and international financial institutions. Competition among providers of financial products and services continues to increase, with consumers having the opportunity to select from a growing variety of traditional and nontraditional alternatives. The ability of non-banking financial institutions to provide services previously limited to commercial banks has intensified competition.

        With respect to our RBB and CIB segments, we primarily compete with Canadian financial institutions and local banks. In our primary markets and in our key growth markets, we primarily compete with (i) the Royal Bank of Canada in Barbados, the Bahamas, the Cayman Islands, Trinidad and Tobago and the Dutch Caribbean, (ii) the Bank of Nova Scotia in Barbados, the Bahamas, the Cayman Islands, Jamaica and Trinidad and Tobago, (iii) Republic Bank in Barbados and Trinidad and Tobago, (iv) NCB Jamaica in Jamaica, and (v) other local institutions in each market.

        The primary factors driving competition in our RBB segment are customer service, interest rates, fees, branch locations and hours of operation and the range of products offered. We compete for deposits by advertising, offering competitive interest rates and seeking to provide a higher level of personal service.

        The primary factors driving competition in our CIB segment are speed to source loans, customer service, range of products offered, price, reputation, quality of execution and relative lending limits pertaining to commercial borrowers. Some competitors may offer a wider variety of products, or may specialize in an industry that allows them to provide a concentrated focus that is not part of our business model. Some of our competitors may have the ability to bid on larger commercial real estate and construction projects than we can bid on. Our local competitors may have aggressive pricing and unique terms.

        The primary factors driving competition in our WM segment are relationships, reputation, price and technology. Many of our competitors in our WM business include non-bank brokerage and trust firms, which increases our competition beyond Canadian financial institutions and local banks.

Awards and Recognitions

        Throughout our history we have won numerous awards and been recognized for providing quality services to our clients. We are also widely recognized for our achievements. In 2018, Euromoney Magazine's Private Banking Survey ranked us as the #1 Best Caribbean Succession Planning Advice in the Caribbean. In 2017, we received an award from HFM Asia Hedge Fund Services Awards for the best Hong Kong fund administration under $30 billion, and the Caribbean Renewable Energy Forum "Best Project Financing" award for our role in structuring and arranging the financing of a solar project in the Cayman Islands. In 2016, we received International Finance's Best Credit Card offering in the Caribbean award; International Finance's Best Mobile Banking App in the Caribbean award; The Banker Magazine's Bank of the Year Country Award 2016—the Bahamas; World Finance's Best Wealth Management Provider award, the Bahamas; Global Banking and Finance Review's Best Retail Bank Barbados award; and IJ Global Magazine's North American Port Deal of the Year award.

        Additionally, among other awards and recognitions, in each year from 2004 to 2007, we received the "Best Emerging Market Bank" award in Latin America from Global Finance Magazine, and in 2004 and 2011, our Barbados operating company won the prestigious Bracken Award for Bank of the Year from Banker Magazine.

Deposits

        We are a deposit-led institution with a 12% market share of deposits on average across our markets as of June 30, 2017. We strive to maintain deposit growth and to maintain a strong liquidity profile through a significant excess of deposits over loans through market cycles. We offer traditional retail deposit products through our branch network, along with online, mobile and direct banking channels. Clients have access to a range of checking, savings and certificate of deposit products.

        We fund our business primarily through customer deposits. As of the first quarter of 2018, our customer deposits totaled $10.5 billion (as converted into U.S. dollars at various exchange rates, as of January 31, 2018). International currencies totaled $5.9 billion or 56% and regional currencies totaled $4.6 billion or 44% (in each case as converted into U.S. dollars at various exchange rates, each as of January 31, 2018). As of the first quarter of 2018, the majority of our deposits were demand deposits totaling $4.4 billion, while notice deposits were $3.4 billion and fixed deposits were $2.7 billion. For a further discussion, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Deposits".

Loans and Advances to Customers

        Loans held in our portfolio are recorded at the principal amount outstanding, net of unamortized deferred loan costs and fees and any unamortized discounts or premiums on purchased loans. Net deferred costs or fees, discounts and premiums are amortized into interest income using the interest method over the contractual term of the loan, adjusted for actual prepayments. We recognize unamortized fees, costs, premiums and discounts on loans and leases paid in full as a component of interest income. For a further discussion, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Loans and Advances to Customers".

Investment Securities

        All of our investment securities are available-for-sale financial assets consisting of unquoted equity securities, government debt securities and other debt securities. We purchase securities as a means of liquidity management, satisfaction of regulatory reserve requirements (where applicable), and deployment of surplus cash balances for optimization of interest income within the approved risk framework. For a further discussion, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Investment Securities".

Foreign Exchange Services

        We provide foreign exchange services in the normal course of business in all jurisdictions. We do not maintain a proprietary trading book. Foreign exchange income is generated from client-driven transactions and totaled $44.6 million during 2017, compared to $44.0 million for 2016. The $0.6 million change reflects increasing client activity and related volumes in retail and institutional foreign exchange flows, as well as increased unrealized gains on client service derivatives held over period ends.

Trust and Fund Administration Services

        Our trust and fund administration business operates in the Bahamas and Cayman Islands and provides trust administration and fund administration services. Our trust administration business primarily includes creating and maintaining trusts for businesses and individuals. We offer trustee services through our subsidiaries, CIBC Bank and Trust Company (Cayman) Limited and CIBC Trust Company (Bahamas) Limited. As of the end of the first quarter of 2018, and the end of 2017 and 2016, assets under administration were $44.5 billion (77% in the Cayman Islands), $45.4 billion (78% in the Cayman Islands) and $46.2 billion (75% in the Cayman Islands), respectively. Our revenue from this business in 2017 and 2016 was $34.2 million and $31.6 million, respectively, and in the first quarters of 2018 and 2017 was $9.7 million and $7.8 million, respectively.

Employees

        As of the end of the first quarter of 2018, we had 2,833 permanent employees and 203 temporary employees (with an average of 203 temporary employees during 2017). As of the end of the first quarter of 2018, we had the following numbers of permanent and temporary employees by jurisdiction:

Jurisdiction	Permanent Employees	Temporary Employees(1)	Total
Barbados	870	61	934
Bahamas	493	13	506
Cayman Islands	220	4	224
Jamaica(2)	624	97	721
Trinidad and Tobago	58	3	61
Eastern Caribbean	322	6	328
Dutch Caribbean	110	17	124
Other(3)	136	2	138

Total	2,833	203	3,036

(1)
Our temporary employees are generally hired to assist with project-related work.

(2)
Jamaica is our regional hub for our shared services and technology services. Labor costs in Jamaica are lower than in other parts in the Caribbean.

(3)
Includes BVI and Turks and Caicos.

        Approximately 78% of our permanent employees are covered by collective labor agreements with our union partners. We have 11 recognized trade unions in 11 countries in which we operate. Over the last five years we have had no formal industrial action taken by employees against us. In 2014, some of our employees in Antigua participated in a general strike across the country for one day, but that strike was not directed specifically at our company.

        The unions within the Caribbean have a wide reach and are well connected politically which can create issues for employers. We have in place an agreement with all of our union partners across the region called the First Partnership agreement, which states general principles about how we will work together in dealing with employee related issues and what each party's expectations are of the other. This was the first agreement of its kind in the region and has been in place since 2005. The First Partnership agreement allows us to resolve major issues affecting our unionized employees quickly, with limited disagreements, and allows local matters to be dealt with consistently and speedily. Due to the First Partnership agreement, we believe our working relationships with our union partners across the region are ahead of most of the local employers.

Information Technology

        We devote significant resources to maintain stable, reliable, efficient and scalable information technology systems. We work with our third party vendors to monitor and maximize the efficiency of our use of their applications. We use increasingly integrated systems to originate and process loans and deposit accounts, which reduces processing time, improve customer experience and reduce costs. In recent years we have made major investments in upgrading our operations and technology platforms, including the following:

  •
  Centralized operations.  We have centralized our operations in Jamaica (a lower cost jurisdiction) for the entire region and utilize Lean/SixSigma principles along with automation opportunities to drive continuous improvement in these operations. Local operations, such as records management, and cash and check processing, have been standardized and utilize common platforms and partners throughout the region.

  •
  Information security.  In partnership with CIBC, we have adopted sophisticated tools for our information protection, monitoring and response capabilities.

  •
  Reliability and performance.  We have made sustained investments in upgrading our networks and data centers. We have also deployed leading cloud and Software as a Service (SaaS) solutions to continually modernize our infrastructure and make sure it can serve to accelerate our strategy and drive our competitiveness from a cost and reliability perspective.

  •
  Core applications covering the region.  We have simplified the set of core applications that we run into a standard operating model across the region. This feature of our recent investments allows agile enhancements in the customer experience.

        In 2016, we won International Finance's Best Mobile Banking App in the Caribbean award for the market leading features of our mobile app. This platform receives upgrades approximately every six months. We were also the first bank in our markets to issue credit cards with Chip, PIN and contactless transaction capabilities. Such innovations have allowed us to become a leading VISA Debit issuer and a fast growing VISA Credit issuer in our markets.

        While we have been a controlled subsidiary of CIBC, we have benefitted in certain ways from CIBC's relationships with third-party technology services providers, and CIBC's platforms. We plan to phase-out many of these services at different times and replace them with direct third-party contracts with us or in-house activities. For a further discussion, see "Our Relationship with CIBC and Related Party Transactions—Our Relationship with CIBC".

Intellectual Property

        We own a variety of trademarks, service marks, trade names and logos. We control access to our intellectual property through license agreements, confidentiality procedures, non-disclosure agreements with third parties, employment agreements and other contractual rights to protect our intellectual property. For example, we license and purchase information technology from third-parties and then further enhance and configure those products for our business. The enhancements and configurations we put in place are our intellectual property, including with respect to workflows for lending and onboarding and the design of mobile and internet. Additionally, in 2011, we entered into a trademark license agreement with certain subsidiaries of CIBC for the use of the "CIBC" name and logo. However, we plan to agree to phase-out this license, as discussed in "Our Relationship with CIBC and Related Party Transactions—Our Relationship with CIBC".

        In the highly competitive banking industry in which we operate, intellectual property is important to the success of our business.

Properties

        Our corporate headquarters is located at The Michael Mansoor Building, Warrens, St. Michael, BB22026, Barbados. We have six dedicated head offices or shared services facilities, including our corporate headquarters, 60 retail and corporate banking branches, and two private wealth and trust facilities. We lease 44 of our buildings and own 24 of our buildings, including our corporate headquarters.

Legal Proceedings

        We are, from time to time, involved in litigation, regulatory actions, claims and other legal proceedings arising from our normal business activities, including supervisory actions by our regulators and investigations by enforcement agencies. These legal proceedings may involve large monetary claims, significant fines, restitution, forfeiture and penalties, significant defense costs and significant remediation or monitoring expenses. The outcome of these legal proceeding is often uncertain. Substantial legal liability or significant regulatory or enforcement action against us (including any that may arise out of the matter referred to in the next paragraph) could have material financial effects or cause significant reputational harm to us, which in turn could seriously harm our business, financial condition, results of operations and prospects. We also may be subject to substantial uninsured or un-indemnified liabilities, which could materially affect our business, financial condition, results of operations or prospects.

        In April 2013, the U.S. Attorney's Office for the Northern District of California issued a subpoena, commonly referred to as a "John Doe Summons", to a U.S. financial institution with which we have a correspondent banking relationship, seeking to obtain information about possible violations of U.S. internal revenue laws by U.S. taxpayers who may hold or have held accounts with us. In 2014, we were included on an IRS-published list of foreign financial institutions and facilitators whose customers, in certain circumstances, would pay a higher penalty under the IRS's OVD program, the purpose of which is to bring U.S. taxpayers with undisclosed non-U.S. accounts into compliance with U.S. tax laws. We have never been contacted by the IRS or any other U.S. authority with respect to this matter, and therefore are not aware of its current status and cannot predict its outcome or impact upon us.

SUPERVISION AND REGULATION

Overview

        We are subject to banking and other regulations in various markets. Below is a table of FirstCaribbean International Bank Limited and its operating company subsidiaries and, for each entity, its bank regulators, primary licenses and primary regulatory legislation to which it is subject. Additionally, some of our operating companies have branches outside of their home market. Those branches are additionally subject to the regulations in such branch's local market. See "Business—Our Structure" for the structure chart of our company.

Our Primary Entities	Regulator(s)	License Types	Branch Locations with Additional Regulators
FirstCaribbean International Bank Limited	Central Bank of Barbados Financial Services Commission	Banking (inter-company) Reporting Issuer
FirstCaribbean International Bank (Barbados) Limited	Central Bank of Barbados Financial Services Commission	Banking Insurance	Eastern Caribbean (Eastern Caribbean Central Bank)
FirstCaribbean International Wealth Management Bank (Barbados) Limited	Central Bank of Barbados	Banking (non-domestic clients)
FirstCaribbean International Bank (Bahamas) Limited	Central Bank of the Bahamas Securities Commission of the Bahamas	Bank and trust business Dealing in and advising on securities	Turks and Caicos (Turks and Caicos Islands Financial Services Commission)
CIBC Trust Company (Bahamas) Ltd.	Central Bank of the Bahamas Securities Commission of the Bahamas	Acting as trustee, executor or administrator Dealing in and advising on securities
FirstCaribbean International Bank (Cayman) Limited	Cayman Island Monetary Authority	Bank and trust business	Aruba (Central Bank of Aruba) and BVI (BVI Financial Services Commission) Curaçao and Sint Maarten (Central Bank of Curaçao and Sint Maarten)
CIBC Bank & Trust Company (Cayman) Limited	Cayman Islands Monetary Authority	Banking and trust business Dealing in and advising on securities Unrestricted investment fund administrator
FirstCaribbean International Bank (Curaçao) N.V.	Central Bank of Curaçao and Sint Maarten	Offshore banking
FirstCaribbean International Bank (Jamaica) Ltd.	Bank of Jamaica	Banking
FirstCaribbean International Bank (Trinidad and Tobago) Ltd.	Central Bank of Trinidad and Tobago Trinidad and Tobago Securities and Exchange Commission	Banking Broker/dealer, investment advisor

        On a consolidated basis, FirstCaribbean International Bank Limited and our subsidiaries are subject to the banking regulations in Barbados, which currently imposes a regulatory framework based on the Basel II guidelines. On an entity-by-entity basis, our subsidiary operating companies in Aruba, BVI and the Eastern Caribbean islands (Anguilla, Antigua, Dominica, Grenada, St. Kitts, St. Lucia and

St. Vincent) are subject to a regulatory framework based on the Basel I guidelines, and our operating companies in the Bahamas, the Cayman Islands and Curaçao are subject to a regulatory framework based on the Basel II guidelines. Additionally, when and for so long as CIBC consolidates our financial results, CIBC will apply the Basel III guidelines.

        In addition, all of the jurisdictions in which we operate are considered "co-operative" jurisdictions for the purposes of fighting money laundering, as determined by the Financial Action Task Force and the Caribbean Financial Action Task Force. Each jurisdiction has anti-money laundering legislation that generally incorporates the following features:

  •
  Criminalizing money laundering;

  •
  Providing for an expansive definition of "money laundering";

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  Allowing the seizure of proceeds of crime and freezing of bank accounts;

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  Establishing anti-money laundering authorities or financial intelligence units to fight money laundering and share information with other jurisdictions; and

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  Regulating a number of persons and entities as "financial institutions" for the purposes of anti-money laundering statutes, such as banks, trust companies, insurance companies, accountants and lawyers.

        We have a comprehensive customer acceptance and anti-money laundering policy and procedures and an annual attestation/certification program, to which all management and staff must comply. All of our entities are compliant with the Financial Action Task Force and Caribbean Financial Action Task Force principles.

        The following discussion summarizes the primary regulations that apply to our business.

Barbados

        The Barbados banking sector is regulated by the Central Bank of Barbados. The Central Bank of Barbados is responsible for the licensing of banks under the Financial Institutions Act and the International Financial Services Act. Other significant legislation includes the Exchange Control Act, the Deposit Insurance Act, the Money Laundering and Financing of Terrorism (Prevention and Control) Act, and the Proceeds of Crime Act.

Financial Institutions Act

        The FIA provides for the licensing and regulation of domestic financial institutions and the International Financial Services Act provides for the licensing and regulation of companies that conduct international banking or other international financial services.

        Under the FIA and the regulations made under it, the Central Bank of Barbados regulates:

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  the obligations of banks and other deposit-taking institutions to provide for doubtful loans and other asset-based risks;

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  reporting requirements;

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  the method and formulas for banks and other deposit-taking institutions to determine the classification and the disclosure value of their loans and other assets;

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  the minimum solvency standards and the measurement of capital bases to be maintained by banks and other deposit-taking institutions; and

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  the criteria for the payment of dividends by banks and other deposit-taking institutions and the transfer of profits to their capital bases.

        Regulations made under the FIA also require that banking entities maintain a capital adequacy ratio of a minimum of 8%. However, in connection with the merger of Barclays Bank and CIBC West Indies, We became subject to the requirement to maintain a capital adequacy ratio of a minimum of 14% on a consolidated basis. The FIA also provides for a reserve fund, to which all banks licensed thereunder are required to transfer a sum not less than 25% of its net profits each year before a dividend may be declared.

International Financial Services Act

        The International Financial Services Act (the "IFSA") is legislation that is used by the Central Bank of Barbados to regulate the international banking sector in Barbados. Our subsidiary, FirstCaribbean International Wealth Management (Barbados) Limited, is subject to regulation and supervision by the Central Bank of Barbados under the IFSA to operate our international banking business.

        Under the IFSA, the Central Bank regulates:

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  the method and formulas for international banks to determine the classification of their loans and other assets;

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  reporting requirements;

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  the minimum solvency standards and the measurement of capital bases to be maintained by international banks; and

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  the criteria for the payment of dividends by international banks and the transfer of profits to their capital bases.

Exchange Controls

        Commercial banks are authorized to sell foreign currency for current account transactions without reference to the Central Bank, up to certain limits, depending on the type of transaction. However, movements of capital out of Barbados beyond approved limits must be approved by the Exchange Control Authority of the Central Bank of Barbados. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Exchange Controls". Movements of capital that are subject to such approval include the following:

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  converting Barbados dollars into other currencies;

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  making payments to persons outside of Barbados;

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  acquiring property outside of Barbados;

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  transferring securities that are registered in Barbados or those which are registered outside of Barbados, to Barbados.

        However, the Exchange Control Authority has delegated some of its approval powers to licensed financial institutions. FirstCaribbean International Bank (Barbados) Limited is an authorized dealer in foreign currency and has delegated authority for certain transactions under the Exchange Control Act.

Deposit Insurance Act

        The Barbados Deposit Insurance Act mandates every licensed financial institution to contribute to a Deposit Insurance Fund managed by the Barbados Deposit Insurance Corporation. This fund insures deposits up to a maximum of BB$25,000. Foreign currency deposits are not insured under the Deposit Insurance Act.

Financial Management and Audit Act

        The Financial Management and Audit Act provides that, for the purpose of meeting the current requirements of the Consolidated Fund, the minister responsible for finance may borrow by from any bank, by means of temporary advances, cash not exceeding 10% of the estimated current revenue of the Barbados government.

Financial Services Commission Act (2010)

        The Financial Services Commission ("FSC") is responsible for supervising and regulating the operation of nonbanking financial business, including the insurance brokerage business of FirstCaribbean International Bank (Barbados) Limited. The functions of the FSC include: establishing standards for the control and management of risk in the financial services sector and for the protection of customers of non-banking financial institutions, creditors and the public. Overall, the FSC is charged with promoting stability, public awareness and public confidence in the operations of non-banking financial institutions and increasing competitiveness in the non-banking financial services sector, as well as the administration of the Barbados Securities Act.

        The powers of the FSC include:

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  giving directives to ensure compliance with the Financial Services Commission Act (the "FSCA") and to ensure that the financial institution is being properly managed and remains financially sound;

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  investigating the financial institution's affairs in accordance with the FSCA;

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  suspending or canceling the registration or revoking the license of a financial institution pursuant to the FSCA;

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  seizing the management and control of a financial institution, appointing a manager or taking any other necessary action for the purpose of protecting customers, creditors and the public and ensuring the financial institution's financial soundness; and

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  reorganizing or winding up a financial institution in accordance with applicable legislation.

Fair Competition Act and Consumer Protection Act

        The Fair Competition Act codified the establishment of the Fair Trading Commission in Barbados, which is responsible for the promotion and maintenance of fair competition, and for investigation into anti-competitive practices. We are also subject to the Consumer Protection Act in Barbados, which sets forth provisions relating to unfair trade practices and contract terms, and misleading and deceptive conduct.

Money Laundering and Financing of Terrorism (Prevention and Control) Act; Proceeds of Crime Act

        We are subject to the Money Laundering and Financing of Terrorism (Prevention and Control) Act ("MLFTA") and the Proceeds of Crime Act ("POCA"). The MLFTA and POCA apply to, among others, financial institutions licensed under the IFSA or the FIA. The Central Bank of Barbados, in conjunction with the Anti-Money Laundering Authority, has published an Anti-Money Laundering/Combating the Financing of Terrorism Guideline, with which all financial institutions, their parent companies, financial holding companies and majority-owned subsidiaries abroad are required to comply.

        Under the MLFTA, financial institutions have a duty to: (i) put reasonable measures in place to verify customers' identity; (ii) conduct ongoing due diligence; (iii) keep records of all business transactions for a specified period; (iv) develop and implement internal policies procedures and controls to combat money laundering and the financing of terrorism; (v) report unusual or suspicious transactions to the Anti-Money Laundering Authority; and (vi) report any transfer of Barbadian currency exceeding BB$10,000 in value into or out of Barbados.

Companies Act

        FirstCaribbean International Bank Limited, First Caribbean International Bank (Barbados) Limited and FirstCaribbean International Wealth Management (Barbados) Limited are required to comply with the applicable requirements of the Barbados Companies Act, which is the principal statute governing the formation, registration and ongoing operations of companies in Barbados.

FIA Restrictions on Share Ownership

        No person or entity can beneficially own, directly or indirectly, an aggregate of 10% or more in any class of shares of FirstCaribbean International Bank Limited unless the person first receives the approval of the Minister of Finance of Barbados. If a person contravenes this restriction, the Minister of Finance may, by order, direct that person to dispose of all or any portion of those shares.

Securities Act

        We are registered as a reporting issuer and our shares are registered under the Securities Act of Barbados. As a reporting issuer, we are required to comply with certain requirements, including continuous reporting and disclosure requirement.

The Bahamas

        The Bahamian banking sector and exchange control framework is regulated by the Central Bank of the Bahamas. The Central Bank is responsible for the licensing of banks under the Bank and Trust Companies Regulation Act. Other significant regulations affecting the banking sector in the Bahamas include the Exchange Control Regulations, the Securities Industry Act, 2011, the Investment Funds Act, 2003, the Companies Act, the Proceeds of Crime Act, the Anti-Terrorism, the Financial Transactions Reporting Act and the Insurance Act, 2009.

Bank and Trust Companies Regulation Act and Regulations

        The Banks and Trust Companies Regulation Act and Regulations set forth the basic provisions relating to the licensing and operations of banks and trust companies in The Bahamas, as well as the powers of the Central Bank of The Bahamas to license such entities. FirstCaribbean International Bank (Bahamas) Limited ("FCIB (Bahamas)"), CIBC Bank and Trust Company (Bahamas) Limited ("CIBC Trust") and FirstCaribbean International (Bahamas) Nominees Company Limited, a wholly owned subsidiary of FCIB (Bahamas) are licensed by the Central Bank of the Bahamas pursuant to the provisions of the Bank and Trust Companies Regulation Act. FCIB (Bahamas) is licensed to carry on banking business and CIBC Trust Bahamas is licensed to carry on banking and trust business.

        The Central Bank of the Bahamas requires that in general all banks maintain a capital adequacy ratio of at least 8% (exclusive of the capital conservation buffer) at all times. Further, banks, trust companies and companies that are both banks and trust companies must maintain a minimum capital requirement of B$5 million, B$500,000 and B$5 million, respectively.

Securities Industry Act, 2011

        Both FCIB (Bahamas) and CIBC Trust are licensed and regulated by the Bahamas Securities Commission under the provisions of the Securities Industry Act, 2011. FCIB (Bahamas) is licensed to deal, arrange and advise in securities. CIBC Trust is licensed as a registered firm to buy and sell all securities.

The Investment Funds Act, 2003 (and as amended)

        CIBC Trust is licensed under the Investment Fund Act, 2003 as an unrestricted investment funds administrator, CIBC Trust can license investment funds and acts as an administrator to those investments.

Exchange Control Regulations

        A significant tool used by the Central Bank to implement monetary policy is exchange controls, which monitor the flow of capital into and out of the Bahamian economy. The exchange control regulations require that the Central Bank of the Bahamas to approve and record all investments by non-Bahamians in the domestic economy. In addition, Bahamian investors wishing to acquire non-Bahamian securities would require approval from the Central Bank of the Bahamas to convert Bahamian dollars into the relevant foreign currency in order to carry out such transaction. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Exchange Controls".

Protection of Depositors Act

        The Bahamas Protection of Depositors Act mandates every institution carrying on banking business wholly or partly in Bahamian currency and licensed under the Bank and Trust Companies Regulation Act to pay premiums into a Deposit Insurance Fund managed by the Deposit Insurance Corporation. This fund insures each deposit up to a maximum of B$50,000. Foreign currency deposits are not insured under the Protection of Depositors Act.

Proceeds of Crime Act, Anti-Terrorism Act, 2004; and Financial Transactions Reporting Act

        FCIB (Bahamas) and CIBC Trust are both subject to anti-money laundering, anti-terrorism financing and financial reporting legislation, which require each of them to maintain anti money laundering procedures and practices to identify sources of fund except in limited circumstances.

The Insurance Act, 2009 (and as amended)

        Sentry Insurance Brokers Ltd is a wholly owned subsidiary of FCIB (Bahamas) and is licensed as a Non-Resident Foreign Intermediary Broker and therefore is regulated by the Insurance Commission of the Bahamas.

The Cayman Islands

The Cayman Islands Monetary Authority

        Our activities in the Cayman Islands are regulated by the Cayman Islands Monetary Authority ("CIMA"). CIMA is responsible for currency management, regulation and supervision of the Cayman Islands financial services sector (which includes securities and investments business, banking, insurance and fiduciary services), advice to the Cayman Islands government and cooperation with overseas regulatory authorities. CIMA's principal focus is to promote and maintain a sound financial system in the Cayman Islands and to promote and enhance market confidence, consumer protection and the reputation of the Cayman Islands as a financial center.

        CIMA has broad statutory powers of enforcement. These powers are intended to permit CIMA to have access to information held or maintained by a licensee as necessary and to enable CIMA to take appropriate remedial action if a licensee is in default of its obligations under applicable laws.

Banks and Trust Companies Laws (2013 Revision)

        The Banks and Trust Companies Law (2013 Revision) (the "BTCL") provides that it is an offense to conduct banking business or trust business without the appropriate license. Both FirstCaribbean International Bank (Cayman) Limited and CIBC Bank and Trust Company (Cayman) Limited hold a category "A" banking license. CIBC Bank and Trust Company (Cayman) Limited also holds a trust license.

        Commerce Corporate Services Limited, Commerce Management Services Limited and Commerce Advisory Services Limited (each of which is a subsidiary of CIBC Bank and Trust Company (Cayman) Limited) hold a nominee trust license.

        Licensees must adhere to certain capital adequacy requirements and/or minimum net worth requirements and must file audited financial statements with CIMA within three months of their financial year-end. FirstCaribbean International Bank (Cayman) Limited is required to have a capital adequacy ratio of not less than 14% and CIBC Bank and Trust Company (Cayman) Limited is required to have a capital adequacy ratio of not less than 12%. FirstCaribbean International Bank (Cayman) Limited is not subject to a minimum net worth requirement, but CIBC Bank and Trust Company (Cayman) Limited is subject to a minimum net worth requirement is of not less than CI$400,000 ($469,579) or such greater sum as may be determined by CIMA. Prior written approval of CIMA is required in a number of circumstances including, but are not limited to, the issue, transfer or disposal of any shares, the appointment of a new director or senior officer or where the licensee wishes to conduct business that deviates from its business plan submitted at the time of its license application.

Securities Investment Business Law (2015 Revision), as amended

        The Securities Investment Business Law (2015 Revision), as amended (the "SIBL") provides that a person shall not carry on, or purport to carry on, securities investment business in or from the Cayman Islands unless that person is for the time being licensed under SIBL or is exempted from the requirement to hold a license pursuant to SIBL. Both FirstCaribbean International Bank (Cayman) Limited and CIBC Bank and Trust Company (Cayman) Limited hold a full securities investment business license to conduct their business.

        Certain activities are explicitly excluded that would otherwise fall within the definition of securities investment business. In addition, SIBL exempts certain persons who are engaged in securities investment business with, among other things, sophisticated or high net worth persons (as such terms are defined in SIBL) from the full licensing requirements of SIBL, provided that they file an annual declaration with CIMA and pay an annual fee.

Insurance Law, 2010, as amended

        CIMA regulates the insurance industry in the Cayman Islands pursuant to the Insurance Law, 2010 (as amended) (the "IL"). Such regulation includes licensing, ongoing supervision, and enforcement.

        Pursuant to the IL, a company is required to hold a license in order to carry on insurance or reinsurance business or business as an insurance agent, insurance broker or insurance manager in or from the Cayman Islands. FirstCaribbean International Bank (Cayman) Limited (which is not itself an insurer) holds an insurance agent license permitting it to solicit domestic business on behalf of not more than one general insurer and one long-term insurer.

Companies Law (2016 Revision), as amended

        Each of FirstCaribbean International Bank (Cayman) Limited and CIBC Bank and Trust Company (Cayman) Limited is incorporated under the Companies Law (2016 Revision) (as amended)

("Companies Law") as an ordinary resident company, meaning that, subject to it holding the necessary licenses, it can carry on business in the Cayman Islands.

        We are registered under the Companies Law as a foreign company with a place of business in the Cayman Islands. However, we are not licensed to carry on banking business or any other business in the Cayman Islands.

        We, FirstCaribbean International Bank (Cayman) Limited and CIBC Bank and Trust Company (Cayman) Limited are each required to comply with applicable requirements of the Companies Law, which is the principal statute governing the formation, registration and ongoing operations of companies in the Cayman Islands.

Mutual Funds Law (2015 Revision)

        CIBC Bank and Trust Company (Cayman) Limited holds a full mutual fund administrator's license.

        The Mutual Funds Law (2015 Revision) ("MFL") is the principal Cayman Islands legislation applicable to open-ended investment funds and their administrators. The MFL requires that a person acting as or carrying on business as a mutual fund administrator be licensed under the MFL in order to carry on that business in or from the Cayman Islands.

Anti-Money Laundering Regulations, 2017; Proceeds of Crime Law (2017 Revision); and Terrorism Law (2017 Revision)

        Each of FirstCaribbean International Bank (Cayman) Limited, CIBC Bank and Trust Company (Cayman) Limited and FirstCaribbean International Bank Limited is subject to the Anti-Money Laundering Regulations, 2017 (the "Regulations") made pursuant to the Proceeds of Crime Law (2017 Revision). The Regulations apply to anyone conducting "relevant financial business" in or from the Cayman Islands intending to form a business relationship or carry out a one-off transaction. The Regulations require a financial service provider to maintain certain anti-money laundering procedures including those for the purposes of verifying the identity and source of funds of an "applicant for business" except in certain circumstances, including where an entity is listed on a recognized stock exchange and is subject to disclosure requirements which impose requirements to ensure adequate transparency of beneficial ownership, or majority-owned subsidiary of such a company.

        In addition, if any person resident in the Cayman Islands knows or suspects, or has reasonable grounds for knowing or suspecting that another person is engaged in criminal conduct, or is involved with terrorism or terrorist property, and the information for that knowledge or suspicion came to their attention in the course of business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Law (2017 Revision), if the disclosure relates to criminal conduct or money laundering, or (ii) a police officer of the rank of constable or nominated officer, pursuant to the Terrorism Law (2017 Revision), if the disclosure relates to involvement with terrorism or terrorist financing and property.

Transfer of Shares

        Each of the BTCL, the SIBL, the MFL and the IL contain restrictions on any shares in a licensee being issued or issued shares in a licensee being transferred or disposed of (or dealt with in respect of a licensee under the MFL) in any manner, without the prior approval of CIMA. This restriction under the IL only applies to shares totaling more than ten per cent of the authorized share capital or issued shares totaling more than 10% of the issued share capital or total voting rights of a company. Under the MFL, the restriction extends to a person holding an interest in shares in a licensee transferring, disposing of or dealing in such shares. These restrictions extend, either expressly or by interpretation, to shares in a parent of a licensee.

        CIMA may grant an exemption to the above restriction where the relevant licensee's shares, or those of its parent, are publicly traded on a recognized stock / securities exchange. Any such exemption is subject to certain conditions, including but not limited to the licensee, as soon as reasonably practicable, (a) notifying CIMA of any change in control of the licensee; (b) notifying CIMA of the acquisition by any person or group of persons of shares representing more than ten per cent of the licensee's issued share capital or total voting rights; (c) notifying CIMA of the acquisition by any person or group of persons of shares representing more than 10% of the issued share capital or total voting rights of the licensee's parent company and (d) providing such information to CIMA, and within such period of time, as CIMA may require for the purpose of enabling an assessment as to whether persons acquiring control or ownership of the licensee are fit and proper persons to have such control or ownership.

Land Holding Companies Share Transfer Tax Law (2016 Revision)

        Under the Land Holding Companies Share Transfer Tax Law (2016 Revision), tax is, in principle, payable on the transfer of any equity capital in a corporation owning real estate in the Cayman Islands where a change in beneficial ownership is involved. However, certain companies may be designated approved land holding corporations: such a company pays an annual fixed fee, but no tax is payable on dealings in its shares. We are an approved land holding corporation.

Jamaica

        FirstCaribbean International Bank (Jamaica) Limited ("FCIB (Jamaica)"), our Jamaican subsidiary, is licensed under the Banking Services Act of Jamaica (the "BSA") licensed to carry on banking business as a bank, and is governed by the BSA and the regulations thereunder ("BSA Regulations"). Other significant legislation affecting FCIB (Jamaica) include the Bank of Jamaica Act, the Companies Act, the Proceeds of Crime Act and Regulations, the Terrorism Prevention Act and Regulations and the Deposit Insurance Act and the BSA Regulations.

Supervision

        Pursuant to the BSA and the Bank of Jamaica Act, FCIB (Jamaica) is supervised by the Bank of Jamaica. In addition to the aforementioned legislation, the Bank of Jamaica has also adopted "Standards of Best Practices" and supervisory guidelines to provide guidance on supervisory expectations of prudent operations in the areas covered. Direct contravention or non-observance of these standards or guidelines is generally regarded by the Bank of Jamaica as evidence of unsafe and unsound business practices and may put a bank or deposit-taking institution at the risk of regulatory sanction.

Banking Services Act and Regulations

        The BSA and BSA Regulations contain provisions governing the supervision, licensing and operations of deposit-taking institutions (including banks) and financial holding companies in Jamaica. Among other things, the BSA:

  •
  Prohibits the taking of deposits and provision of other banking services unless licensed as a bank, building society or merchant bank;

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  Regulates the governance of licensees, including the composition of their board of directors, and requires that each substantial shareholder, director, officer and key employee is and remains a fit and proper person;

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  Requires that licensees submit annual reports containing prescribed information and promptly notify it in the event of certain significant circumstances, including matters that could materially affect the financial viability or the reputation of the licensee or the financial group;

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  Requires that licensees obtain approvals for certain events, including alterations to incorporating documents; major changes in existing operations, policy or strategy; or if any person enters into any agreement or arrangement by virtue of which he would obtain effective control of the licensee; and

  •
  Requires licensees to maintain sufficient regulatory capital, reserves and liquid assets, as prescribed.

Bank of Jamaica Act

        The provisions of the Bank of Jamaica Act relevant to banks include prescriptions concerning the cash reserve deposits with the Bank of Jamaica and liquid assets to be maintained.

        Except as notified by the Bank of Jamaica pursuant to Section 28 of the Bank of Jamaica Act, a bank or other deposit-taking institution operating in Jamaica must maintain a cash reserve deposit with the Bank of Jamaica equivalent to between 5% and 25% of its liabilities as may be prescribed by the Bank of Jamaica. The current rate prescribed by the Bank of Jamaica is 12% for Jamaican dollars and 15% for foreign currency. Where a bank or other deposit-taking institution fails to maintain such cash reserve deposit, the bank or other deposit-taking institution must pay interest to the Bank of Jamaica at a rate prescribed by the Bank of Jamaica from time to time which currently stands at 45% per annum on the amount of the deficiency of the cash reserve deposit.

        Other than as notified by the Bank of Jamaica pursuant to Section 29 of the Bank of Jamaica Act, every bank or other deposit-taking institution must ensure that its liquid assets do not fall below the percentage of its liabilities prescribed under the section. Currently, the prescribed percentage for banks is 26% for Jamaican dollars and 29% for foreign currency. Failure by a bank or other deposit-taking institution to maintain the required amounts as liquid assets will result in an interest charge at a rate prescribed by the Bank of Jamaica.

Proceeds of Crime Act ("POCA"), Proceeds of Crime ("Money-Laundering Prevention") Regulations, Proceeds of Crime Regulations and the Terrorism Prevention Act ("TPA")

        POCA and its regulations require FCIB (Jamaica), as an entity in the regulated sector, to verify customers' identity, collect customer information, maintain customer records for specified periods, identify sources of funds, report suspicious transactions, and establish and implement other anti-money laundering policies, procedures and controls. The TPA requires FCIB (Jamaica), as a financial institution, to report transactions that are complex, unusually large or follow unusual patterns, or that it reasonably suspects involves property intended to be used in a terrorism offence or involves or benefits a terrorist group. FCIB (Jamaica) is also obliged to determine on a continuous basis whether it possesses or controls property owned or controlled by or on behalf of any entity declared as a "listed entity" under the TPA.

Companies Act

        FCIB (Jamaica) is registered as a company limited by shares under the Companies Act of Jamaica. It is therefore subject to the requirements of the Companies Act of Jamaica in relation to its corporate governance and is required to file annual returns and certain other notices and information with the Registrar of Companies, including changes in directors or corporate secretary, allotments of shares, and special resolutions passed by the company in general meeting. Due to amendments made to the Companies Act in 2017, each company is now required to record information on any beneficial owners of its shares in its share register and include information on such beneficial ownership and beneficial owners in its annual return filed with the Registrar of Companies.

Deposit Insurance Act and Regulations

        The Deposit Insurance Act provides for the establishment of the Jamaica Deposit Insurance Corporation ("JDIC"), whose principal objects are to establish and manage a scheme for the insurance of deposits against the risk of loss, including the establishment of the Deposit Insurance Fund (the "Fund"). Banks and other licensed financial institutions are required to obtain an insurance policy from JDIC, and pay an annual premium into the Fund. JDIC insures the deposits of depositors with the bank up to a certain maximum amount for each depositor. Payment from the Fund would be made to depositors in certain circumstances outlined in the Deposit Insurance Act, including the winding up of an insured bank or the revocation of its license.

Trinidad and Tobago

Financial Institutions Act

        FirstCaribbean International Bank (Trinidad and Tobago) Limited ("FCIBTT") holds the requisite license to carry on banking business or business of a financial nature in Trinidad and Tobago.

        FCIBTT, as an entity which is licensed to carry on the business of banking under the Financial Institutions Act, is also authorized to carry on business of a financial nature in Trinidad and Tobago. As a licensee authorized to carry on the business of banking in Trinidad and Tobago, FCIBTT is subject to the regulation of the Central Bank of Trinidad and Tobago.

        Banks are also required to satisfy the Inspector of Banks that their capital base is adequate in accordance with capital adequacy requirements imposed by regulations under the Financial Institutions Act. Capital adequacy regulations require all institutions licensed under the Financial Institutions Act to maintain a minimum capital adequacy ratio of 8%. FCIBTT maintains ratios in excess of the minimum requirement. As of October 31, 2017, FCIBTT's Tier 1 ratio was 26.2%, and its combined Tier 1 and Tier 2 ratio was 27.3%. In general, the required minimum stated capital for licensing is TT$15 million. In the case of a licensee such as FCIBTT which has an affiliate located outside Trinidad and Tobago, where the relevant supervisory authority in the country in which the affiliate is located withdraws from the affiliate, an authorization or license corresponding to any which can be conferred under the Financial Institutions Act, the Central Bank of Trinidad and Tobago may restrict or revoke the license granted under such Act.

The Central Bank Act

        FCIBTT as a bank licensed under the FIA is subject to the provisions of the Central Bank Act. Specifically, where the Central Bank of Trinidad and Tobago believes that the interest of depositors, creditors, policyholders or members of an institution are threatened; that the institution is likely to become unable to meet its obligations or is about to suspend or has suspended payments; or that an institution has not maintained high standards of financial probity or sound business practices, it may, in addition to any other powers conferred by any other law investigate the affairs of the institution, assume control or carry on the affairs of the institution.

Central Bank and Financial Institutions Act

        The Trinidad and Tobago Central Bank and Financial Institutions Act mandates every licensed financial institution to contribute to a Deposit Insurance Fund managed by the Deposit Insurance Corporation. Deposits are insured up to a maximum of TT$125,000. Foreign currency deposits are not insured.

Companies Act

        We are registered as an external company under the Companies Act and are required to file annual returns and make filings with the Companies Registry in Trinidad and Tobago when there are certain significant changes in our governance. Our subsidiary, FCIBTT, is incorporated under, and is required to comply with all applicable requirements of, the Companies Act.

Securities Act

        We are registered as a reporting issuer and our shares are registered under the Securities Act. As a reporting issuer, we are required to comply with certain requirements of the Trinidad and Tobago Securities and Exchange Commission.

        FCIBTT is registered both as a broker-dealer and an investment adviser under the Securities Act and is regulated by the Trinidad and Tobago Securities and Exchange Commission with respect to those registrations.

Trinidad and Tobago Anti-Money Laundering and Anti-Terrorism Financing Framework

        The primary anti-money laundering and anti-terrorism legislation in Trinidad and Tobago include the Financial Intelligence Unit of Trinidad and Tobago Act, the Proceeds of Crime Act and the Anti-Terrorism Act. The legislation and the regulations promulgated thereunder impose guidelines relating to the verification of the identity of customers, and require banks and other financial institutions to maintain, among other things, systems for the reporting of unusual and suspicious transactions.

United States

Office of Foreign Assets Control Regulation

        The U.S. Treasury Department's Office of Foreign Assets Control, or OFAC, administers and enforces economic and trade sanctions against targeted foreign countries and regimes, under authority of various laws, including designated foreign countries, nationals and others. OFAC publishes lists of specially designated targets and countries. OFAC sanctions apply to all transactions that take place in the United States. Transactions that take place outside the United States may become subject to the jurisdiction of the United States and subject to compliance with OFAC sanctions if they involve U.S. persons or payment in U.S. dollars. Such payments typically are cleared through the U.S. dollar settlement system located in the United States and involve the intermediation of U.S. financial institutions. Although we currently do not have any operations in the United States, our operations may involve transactions with U.S. persons or in U.S. dollars and as a result, in order to comply with OFAC sanctions we are responsible for, among other things, blocking any such transactions with designated targets and countries and reporting blocked transactions after their occurrence. Failure to comply with these sanctions could have serious legal and reputational consequences, including causing applicable bank regulatory authorities not to approve merger or acquisition transactions when regulatory approval is required or to prohibit such transactions even if approval is not required.

Anti-Money Laundering and the USA PATRIOT Act

        A major focus of worldwide governmental policy on financial institutions in recent years has been aimed at combating money laundering and terrorist financing. In particular, the USA PATRIOT Act of 2001, or the USA Patriot Act, substantially broadened the scope of United States anti-money laundering laws and regulations applicable to U.S. banks and non-U.S. banks with operations in the United States, including banks that engage in transaction outside the United States with U.S. persons or in U.S. dollars, by imposing significant new compliance and due diligence obligations, creating new crimes and penalties and expanding the extra-territorial jurisdiction of the United States. Financial institutions are also prohibited from entering into specified financial transactions and account relationships and must use enhanced due diligence procedures in their dealings with certain types of high-risk customers and implement a written customer identification program. Financial institutions must take certain steps to assist government agencies in detecting and preventing money laundering and report certain types of suspicious transactions. Regulatory authorities routinely examine financial institutions for compliance with these obligations, and failure of a financial institution to maintain and implement adequate programs to combat money laundering and terrorist financing, or to comply with all of the relevant laws or regulations, could have serious legal and reputational consequences for the institution, including causing applicable bank regulatory authorities not to approve merger or acquisition transactions when regulatory approval is required or to prohibit such transactions even if approval is not required. Regulatory authorities have imposed cease and desist orders and civil money penalties against institutions found to be violating these obligations.

Future Legislation and Regulation

        The governments of the jurisdictions in which we operate may enact legislation from time to time that affects the regulation of the financial services industry or that affects the regulation of financial institutions chartered by or operating in those jurisdictions. These governments and their regulatory agencies also periodically propose and adopt changes to their regulations or change the manner in which existing regulations are applied. The substance or impact of pending or future legislation or regulation, or the application thereof, cannot be predicted, although enactment of the proposed legislation could impact the regulatory structure under which we operate and may significantly increase our costs, impede the efficiency of our internal business processes, require us to increase our regulatory capital and modify our business strategy, and limit our ability to pursue business opportunities in an efficient manner. Our business, financial condition, results of operations or prospects may be adversely affected, perhaps materially, as a result.

MANAGEMENT

Our Board of Directors

        The following table sets forth biographical information regarding our directors:

Name	Age	Position
David Ritch OBE, J.P.	65	Chairman
Gary Brown	64	Director and Chief Executive Officer
Colette Delaney	56	Director and Chief Operating Officer
Blair Cowan	44	Director
Christopher Dennis de Caires	62	Director
Brian McDonough	61	Director
Paula Rajkumarsingh	52	Director
G. Diane Stewart	62	Director
Christopher G. Marshall	58	Director Nominee
Gregory P. Wilson	65	Director Nominee

*
Brian Clarke QC and Lynne Kilpatrick are also members of our board of directors but intend to depart these positions prior to the completion of this offering. Mr. Clarke will continue to be our General Counsel & Corporate Secretary after the completion of this offering.

        Each of our directors may be reached by postal mail at the address of our headquarters in Barbados: The Michael Mansoor Building, Warrens, St. Michael, BB22026 Barbados.

        A brief biography of each person who serves as a director of our company is set forth below:

        David Ritch OBE, J.P.    David Ritch OBE, J.P. has been our chairman since December 2013. Mr. Ritch has been the senior partner at the law firm of Ritch & Conolly in the Cayman Islands since January 1998. Since October 2003, Mr. Ritch has been the chair of the board of directors of Caribbean Utilities Company, Ltd., which is listed on the Toronto Stock Exchange. Since October 2002, he has been a director of FirstCaribbean International Bank (Cayman) Limited. He has also chaired government and statutory boards in the Cayman Islands. Mr. Ritch has served as a clerk of courts, crown counsel and senior crown counsel with the Cayman Islands Government from January 1977 to November 1979. In 1976, he was admitted in England as a barrister-at-law and in the Cayman Islands as an attorney-at-law. Mr. Ritch is a graduate of the University of the West Indies, (LL.B) (Hons), and the Inns of Court School of Law, Inner Temple, London, England with Honours.

        Gary Brown.    Gary Brown has been our chief executive officer and a director since January 2016. Prior to January 2016, Mr. Brown was the global head of corporate banking with CIBC from July 2013 to December 2015 and had responsibility for corporate and institutional banking activities at CIBC, including lending to large corporations, real estate financing, global banking, international lending and certain non-core portfolio activities. Mr. Brown joined CIBC in 2001 and from 2004 to 2013 was the president and chief executive officer of CIBC World Markets Corp., CIBC's U.S. broker-dealer and was the U.S. region head for all business and governance functions under a U.S. regional management structure. He also served as a member of CIBC's wholesale banking management and investment committees from 2004 to 2015 and, since 2014 has been a member of CIBC's operating committee. From 2000 to 2001, Mr. Brown served as director and president for K2 Digital, Inc., an Internet professional services company. From 1980 to 1999, he held a number of increasingly senior business and risk management positions with UBS AG, including New York branch manager, head of the structured finance division, one of six operating divisions of UBS in the Americas, and chief credit officer of the Americas. In 1976, Mr. Brown began his banking career with The Chase Manhattan Bank and became a lending officer in the commodity finance division. He also served as chairman of the board of trustees of Mercy College, served on the board of trustees of Oral Roberts University, the executive committee of the board of Mercy Ships International, the board of directors of the Foreign Policy Association in New York and on the Institute of International Banks Board of Trustees. Mr. Brown received a Bachelor of Science in business administration from Oral Roberts University and has attended executive programs at the Salzburg Institute and Harvard Business School.

        Colette Delaney.    Colette Delaney has been our chief operating officer and a director since December 2017. In this capacity, she is directly responsible for all our businesses, namely RBB, CIB and WM, in addition to regional country management, marketing and strategy. Ms. Delaney joined our company in 2013 and served as our chief administration officer until September 2014, when she became our chief risk and administrative officer until April 2017, and then, our managing director and head of regional country management, strategy and marketing until December 2017. In these roles, Ms. Delaney was responsible for ensuring that we remained client-focused with the appropriate mix of sales, client service and sound governance throughout the Caribbean. Prior to joining our company in 2013, Ms. Delaney enjoyed a lengthy career at CIBC and reached the position of executive vice president in May 2012 in which she was accountable for mortgage, lending, insurance and deposits products and then for strategic projects execution, implementation and the measurement of key initiatives. Prior to joining CIBC in 1987, Ms. Delaney held increasingly senior positions at National Westminster Bank plc. She has served as the chair of our Bahamas operating company since March 2017 and as the chair of CIBC Reinsurance, a Barbados based reinsurance company since November 2013. She served as a member of the board of directors of Canadian Payments Association, an organization that operates a payment clearing and settlement system in Canada, from 2003 to 2010, and of Acxsys Corporation, a Canadian banking company, from 2002 to 2010. She also served as a director of Skills for Change, a non-profit organization helping newcomers to Canada from 2010 to 2012. She holds a Master of Arts degree from St. Anne's College, University of Oxford in the United Kingdom, an MBA from Cass Business School in London, and received the designation of Associate of the Chartered Institute of Bankers in the United Kingdom.

        Blair Cowan.    Blair Cowan has been our director since December 2017. Mr. Cowan has been senior vice president, head of corporate finance at CIBC since November 2015. CIBC's corporate finance division includes leveraged, finance, asset-based lending, middle-market investment banking, franchising, national accounts, and technology and innovation banking teams. Mr. Cowan has been with CIBC since 2004, where his responsibilities have included leadership of CIBC's mezzanine finance team from 2004 to 2006, leadership of CIBC's corporate finance team from 2006 to 2010, leadership of leveraged finance and asset-based lending from 2010 to 2014, and working in the office of the CEO on strategic initiatives related to driving a client and relationship-focused culture at CIBC from 2014 to 2015. Mr. Cowan has been a director and the president of CIBC Mortgages Inc. since August 2014 and a director of CIBC Innovation Finance Inc. since January 2018. Prior to joining CIBC, Mr. Cowan served as director and team leader in the proprietary mezzanine finance group of a competing Schedule I Canadian bank. Mr. Cowan holds a MBA from Dalhousie University, an Honours Bachelor of Business Administration degree from Wilfrid Laurier University, and is a Fellow of the Institute of Canadian Bankers.

        Christopher Dennis de Caires.    Christopher Dennis de Caires has been one of our directors since February 2018. Since July 2006, Mr. de Caires has been the chairman and managing director of the Fednav group of companies, a private shipping group that operates a fleet of over 100 bulk cargo vessels worldwide. Prior to this, he was the principal of de Caires & Co. Inc., a consulting firm providing corporate finance and management advisory services, from 2002 to 2006. Mr. de Caires was the senior vice president of the Interamericana Trading Corporation, a regional Caribbean automotive group, with responsibility for all group operations, from 2000 to 2002. He was a partner in the East Caribbean office of PricewaterhouseCoopers, with responsibility for corporate finance and management consulting, from 1994 to 1999. Mr. de Caires was the finance manager of The Barbados Light & Power

Company, an electric utility, from 1982 to 1994, with responsibility for financial and accounting matters. Between 1970 and 1982, Mr. de Caires worked with the accounting firms of Coopers & Lybrand in Barbados and Reeves and Neylan in the U.K. Mr. de Caires is a director of Banks Holdings Limited, a regional beverage manufacturer owned by AB InBev and is the chairman of the Barbados Entrepreneurship Foundation, a charitable organization charged with enhancing entrepreneurship on the island. Mr. de Caires has also served as a director for a number of companies, including Sagicor Financial Corporation, Trinidad Cement Limited and Scotia Insurance (Barbados) Ltd. Mr. de Caires was chairman of the Barbados Private Sector Association and has served the Government of Barbados as chairman to the local organizing committee for the ICC Cricket World Cup 2007 and Barbados Tourism Investment Inc. He holds a masters degree in business administration from the Henely Management College in the U.K. and qualified as a chartered accountant with the Institute of Chartered Accountants in England and Wales.

        Brian McDonough.    Brian McDonough has been our director since December 2013. Mr. McDonough has been executive vice-president and chief risk officer, global credit risk management at CIBC since August 2008. He leads CIBC's corporate and business banking adjudication globally and is responsible for assessment, adjudication, monitoring and overall governance oversight of corporate and business credit risk. Mr. McDonough joined CIBC in 1983 and has held various senior positions in risk management. He is a graduate of McGill University, University of Alberta and University of Toronto.

        Paula Rajkumarsingh.    Paula Rajkumarsingh has been our director since August 2008. Since October 2008, Ms. Rajkumarsingh has served as an executive director and group chief financial officer of Massy Holdings Limited (formerly Neal & Massy Holdings Ltd.), a publicly listed conglomerate in Trinidad & Tobago, with five core business lines including integrated retail, industrial gases, general insurance and automotive trading and operations throughout the Caribbean region and in Colombia. She is a member of the committee that developed the first Corporate Governance code for Trinidad & Tobago in 2013 and had served on several other boards including Sugar Manufacturing Company Limited, a sugar cane processing company, from 2003 to 2006 and DEVCAP Private Equity Fund from 2005 to 2009. She is a British qualified accountant and is a fellow of the Association of Certified Accountants. Ms. Rajkumarsingh currently serves on the Trinidad & Tobago Chamber of Commerce and the National Productivity Council.

        G. Diane Stewart.    G. Diane Stewart has been our director since January 2008. Ms. Stewart has been a partner at the law firm of McKinney, Bancroft & Hughes in the Bahamas since 1998. She is an experienced litigation partner, and a member of the firm's executive committee, whose areas of expertise include commercial and civil litigation, liquidations, banking, trusts, insurance and family law. Ms. Stewart entered articles of clerkship with Mr. Winston Saunders in 1981 and was called to the Bahamas Bar in 1985. Ms. Stewart regularly advises our institutional as well as individual clients in domestic and cross border disputes and on administrative and public law matters. She has frequently appeared before the Courts of First Instance and the Bahamian Appellate courts in a broad range of commercial and civil matters. She also served as an Acting Justice of the Supreme Court and as a Stipendiary Magistrate for four months in 2011 and as a Stipendiary Magistrate three months in 1996. Ms. Stewart was also an associate lecturer and tutor at the Eugene Dupuch Law School. She has served as the Vice-Chancellor of the Anglican Diocese of the Bahamas & Turks & Caicos Islands since 2013, and a director on the board of our subsidiary, FirstCaribbean International Bank (Bahamas) Limited, since December 2002. Ms. Stewart is a recipient of the Kiwanis Service to Youth Award, the Zontian of the Year Award, the Appreciation Award of the College of the Bahamas Union of Students and the Ministry of Health & Environment Family Planning Secretariat Award. Ms. Stewart received a Bachelor of Arts degree from York University in Toronto, Canada and a Diploma in Education from the University of the West Indies.

        Christopher G. Marshall.    Christopher G. Marshall is one of our director nominees. Mr. Marshall co-founded Capital Bank Financial Corp., a bank holding company that acquired, integrated and improved the performance of distressed banks in the southeastern United States, and was its chief financial officer from 2009 to 2017, while also serving as a director of Capital Bank, N.A., the company's principal bank subsidiary. Prior to then, he was the chief restructuring officer at GMAC/Ally Bank from 2008 to 2009, and the chief financial officer at Fifth Third Bancorp from 2006 to 2008. Mr. Marshall served in various capacities at Bank of America from 2001 to 2006, including as the chief operations executive for the global consumer and small business bank from 2004 to 2006, and also served on the Bank of America Global Operating Committee. From 1999 to 2001, Mr. Marshall served as the chief operating officer, global business services at Honeywell International Inc., and from 1995 to 1999 he served as the chief financial officer at AlliedSignal Technical Services Corporation. Mr. Marshall co-founded Health Windows/IQ Now Corporation and was its chief financial officer from 1994 to 1996. Mr. Marshall has served as a director for Marquis Software Solutions, Inc. since November 2016. Mr. Marshall holds a bachelor's degree from the University of Florida and an MBA from Pepperdine University. We believe that Mr. Marshall's experience in the U.S. banking industry and at U.S. public companies qualifies him to sit on our board of directors.

        Gregory P. Wilson.    Gregory P. Wilson is one of our director nominees. Mr. Wilson has been the president of Gregory P. Wilson Consulting since 2005. From 1989 to 2013, Mr. Wilson held various positions at McKinsey & Company. He was the deputy assistant secretary for Financial Institutions Policy at the U.S. Department of Treasury from 1986 to 1989. Mr. Wilson held various positions while serving on the U.S. House Committee on Banking, Housing and Urban Affairs from 1977 to 1986. He has been a director for LF Capital Acquisitions Corporation since 2017. Mr. Wilson has been a director of the Atlantic Trust Company, N.A. and has served on the board of directors for the American Association of Bank Directors since 2015. From 2008 to 2010, Mr Wilson was a lecturer at the National Defense University. He served as a director and treasurer of the Great Falls Historical Society of Virginia from 2015 to 2016. In 1989, Mr. Wilson received the U.S. Treasury Secretary's Distinguished Service Award. Mr. Wilson received a Bachelor of Arts degree from Ohio Wesleyan University and attended The Fletcher School of Law and Diplomacy at Tufts University from 1974 to 1976. We believe that Mr. Wilson's experience with U.S. public companies and understanding of the financial industry qualifies him to sit on our board of directors.

Our Executive Officers

        The following table sets forth biographical information regarding our executive officers:

Name	Age	Position
Gary Brown	64	Chief Executive Officer and Director
Colette Delaney	56	Chief Operating Officer and Director
Doug Williamson	43	Chief Financial Officer
Neil Brennan	49	Managing Director, Human Resources
Brian Clarke QC	56	General Counsel & Corporate Secretary
Patrick McKenna	56	Chief Risk Officer
Esan Peters	42	Chief Information Officer and Managing Director Technology and Operations

        Each of our executive officers may be reached by postal mail at the address of our headquarters in Barbados: The Michael Mansoor Building, Warrens, St. Michael, BB22026 Barbados.

        The brief biographies of Gary Brown and Colette Delaney are included above. A brief biography of each other person who serves as an executive officer of our company is set forth below.

        Doug Williamson.    Doug Williamson has been our chief financial officer since May 2017. He is responsible for financial oversight, as well as reporting and planning for all legal entities within our company. In addition, he is accountable for the treasury department, specifically for matters related to the composition and usage of our balance sheet resources. From September 2015 to May 2017, Mr. Williamson was vice-president, infrastructure chief financial officer and finance shared services of CIBC, where he provided financial leadership and strategic advice to all non-revenue groups, including technology and operations, administration, risk management, and finance. Mr. Williamson was also responsible for enterprise management reporting, general accounting & allocations, and project finance centers of excellence. From April 2012 to September 2015, Mr. Williamson served as vice president, finance at CIBC. Prior to joining CIBC in 2012, Mr. Williamson worked at Bank of Montreal for more than 10 years in a variety of roles across finance, technology, and wealth management. From September 2014 to April 2017, he served as a member of the board of directors for INTRIA Items Inc., which provides integrated payment processing and currency management solutions to a wide range of clients in the financial, utility, government, energy, and retail sectors. Mr. Williamson holds a Bachelor of Commerce Honours degree from the DeGroote School of Business, McMaster University and a MBA from the Schulich School of Business, York University. He is a Chartered Professional Accountant, a Certified Management Accountant and a Chartered Financial Analyst.

        Neil Brennan.    Neil Brennan has been our managing director, human resources since June 2015. Mr. Brennan served as our director, financial integration and operations, human resources from September 2012 to June 2015. From June 2009 to September 2012, Mr. Brennan served as global vice president, human resources at AET Tanker Holdings Sdn Bhd, a petroleum logistics company. Prior to that, Mr. Brennan served as our director, compensation, benefits and human resources operations from October 2004 to June 2009. Throughout his career, Mr. Brennan has held increasingly senior positions in human resources across a variety of industries, including serving as a consulting actuary at Hymans Robertson, which provides consultancy services in the areas of pensions, benefits, and risk for trustees, employers, and the public sector, from September 1990 to April 1995, head of UK benefits practice for Arthur Andersen LLP, an accounting firm, from May 1995 to June 1999, and human resources consulting services director at Jardine Lloyd Thompson, which provides insurance, reinsurance, employment benefits advice and brokerage services, from December 2002 to February 2004. Mr. Brennan received a BEng in Electrical and Electronic Engineering from Heriot-Watt University, Edinburgh. He is a fellow of the Faculty of Actuaries and an associate of the Pensions Management Institute.

        Brian Clarke QC.    Brian Clarke has been our general counsel and corporate secretary since June 2012. Mr. Clarke has also been our director since December 2014. He has served on our executive committee since March 2017 and has chaired our reputation and legal risk committee since May 2017. Prior to joining our company in June 2012, Mr. Clarke was a founding partner at Clarke Gittens Farmer, a law firm in Barbados. Mr. Clarke advised and represented a wide range of clients, including regional and international banks, insurance companies, public utilities and hotels. Mr. Clarke was a lieutenant in the Barbados Coast Guard Reserve and served on the pensions committee of the Barbados Defence Force from 2011 to 2014. He also served as a member of the Barbados Salvation Army advisory board from 2000 to 2002. Mr. Clarke received a Bachelor of Laws from the University of the West Indies and a legal education certificate from the Norman Manley Law School. He was made a Queen's Counsel in 2013.

        Patrick McKenna.    Patrick McKenna has been our chief risk officer since May 2017. From February 2014 to April 2017, Mr. McKenna served as senior vice-president, wealth management at CIBC. Prior to joining CIBC in 2014, Mr. McKenna worked at JP Morgan from August 2011 as chief risk officer, asset management and subsequently as chief oversight and control executive, asset management. Prior to August 2011, he held a variety of senior risk management positions at Deutsche Bank including chief risk officer for the Americas, co-head of the asset reduction and restructuring program, and global credit risk head for a variety of business areas including hedge funds, financial institutions, future interests, securitization, private clients and emerging markets. Mr. McKenna has also served on the board of directors for the following CIBC affiliates and subsidiaries: Atlantic Trust Company of Delaware, Atlantic Trust Group, LLC, Atlantic Trust Investment Advisers, Inc., CIBC Asset Management, CIBC Investor Services, CIBC Securities Inc. and CIBC Trust Company. He has also served on the board of governors of the Risk Management Association New York Chapter. Mr. McKenna received a BA in Political Science from the University of California at Los Angeles (UCLA) and is a graduate of the Columbia Senior Executive Program at Columbia Business School. He is a member of the Global Association of Risk Professionals Buy Side Risk Managers Forum and the Professional Risk Managers' International Association.

        Esan Peters.    Esan Peters has been our chief information officer and managing director, technology and operations since February 2018. From July 2017 to January 2018, Mr. Peters served as deputy chief information officer and senior director technology, leading our architecture, digital client experience, data and risk services, infrastructure and applications support, and end user technology functions. From November 2014 to June 2017, Mr. Peters served as our director of technology applications services, leading all aspects of application delivery for all business segments, including design, development, testing, implementation and support of software solutions. From 2009 to 2014, he served as associate director of applications and took on additional responsibility for the corporate center technology function, including management of our data and business intelligence functions. From 2007 to 2009, Mr. Peters served as our senior manager, financial systems, overseeing our financial accounting, planning and reporting systems. From 2005 to 2007, he served as manager, financial systems. Prior to joining our technology department in 2004, Mr. Peters worked at the Caribbean Development Bank from 1998 to 2002, and supported their various financial systems. Mr. Peters holds a Bachelor's degree in mathematics and computer science from the University of the West Indies.

Our Board of Directors

        Our board of directors adheres to all local and regional legal and regulatory requirements, guidelines and recommendations applicable to directors and our board of directors, including the legal and regulatory requirements of our lead central bank regulator, the Central Bank of Barbados, the Barbados Financial Services Commission and the Barbados Stock Exchange, as well as the legal and regulatory requirements, guidelines and recommendations of other central banks and regulators in the region.

        Our board of directors has ten members. Our by-laws provide that the number of directors constituting our board of directors cannot be less than 10 directors and may not exceed 18 directors. We expect to enter into the Separation Agreement with CIBC and CICL prior to consummation of this offering which will provide that, until the date CICL ceases to directly or indirectly beneficially own at least 30% of our outstanding common shares, we cannot change the size of our board of directors without CICL's approval, unless required by law.

        The Separation Agreement will also provide that, until CICL ceases to beneficially own at least 5% of our common shares, in connection with any meeting of our shareholders at which directors are to be elected, CICL will have the right to designate a number of individuals for nomination and election to our board of directors determined by a formula described in the agreement. We will be required to recommend and solicit proxies in favor of, and to otherwise use our best efforts to cause the election of, each person designated by CICL. See "Our Relationship with CIBC and Related Party Transactions—Our Relationship with CIBC—Separation Agreement" for more information.

        As a foreign private issuer, under the NYSE rules, we are not required to have our board of directors be composed of a majority of independent directors. Our board of directors has determined that, under current NYSE listing standards regarding independence, and taking into account any applicable committee standards, David Ritch, Gregory Wilson, Paula Rajkumarsingh, Diane Stewart, Christopher Marshall and Christopher Dennis de Caires, representing a majority of our board upon completion of this offering, are independent directors. NYSE rules do require that our audit committee consist of independent directors and we comply with this requirement.

Corporate Governance Overview

Foreign Private Issuer Status

        The listing rules of the NYSE allow foreign private issuers, such as us, to follow "home country" corporate governance practices in lieu of the otherwise applicable corporate governance standards of the NYSE. The application of such exceptions requires that we disclose each NYSE corporate governance standard that we do not follow and describe the Barbados corporate governance practices we do follow in lieu of the relevant NYSE corporate governance standard. Our board of directors has determined that, under current NYSE listing standards regarding independence, and taking into account any applicable committee standards, David Ritch, Gregory Wilson, Paula Rajkumarsingh, Diane Stewart, Christopher Marshall and Christopher Dennis de Caires, representing a majority of our board upon completion of this offering, are independent directors.

Controlled Company Exception

        After the completion of this offering, CIBC, through its wholly-own subsidiary, the selling shareholder, will continue to own a majority of the voting power of all of our outstanding common shares. As a result, we will be a "controlled company" within the meaning of the corporate governance standards of the NYSE. See "Principal Shareholders and Selling Shareholder".

        Under the NYSE corporate governance standards, a company of which more than 50% of the voting power is held by an individual, group or another company is a "controlled company" and may elect not to comply with certain corporate governance standards, including (1) the requirement that a majority of our board of directors consist of independent directors, (2) the requirement that we have a "compensation committee" that is composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities, (3) the requirement that we have a "nominating and corporate governance committee" that is composed entirely of independent directors with a written charter addressing the committee's purpose and responsibilities and (4) the requirement for an annual performance of such "nominating and corporate governance" and "compensation committees".

Committees of Our Board of Directors

        Upon completion of this offering, we will have restructured our existing board of directors committees to establish the following four committees, effective immediately upon the effectiveness of our registration statement on Form F-1, of which this prospectus is a part: an audit committee, a compensation committee, a nominating and corporate governance committee, and a risk committee. Upon completion of this offering, we will have adopted a charter for each of the four committees. Each committee's members and functions are described below.

  Audit Committee

        Our audit committee will assist our board of directors in fulfilling its responsibilities for general oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, our independent auditors' qualifications and independence, the performance of our internal audit function and independent auditors and our risk assessment and risk management. Among other things, the audit committee will:

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  appoint, oversee and determine the compensation of our independent auditors;

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  review and discuss our financial statements and the scope of our annual audit to be conducted by our independent auditors and approves all audit fees;

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  review and discuss our financial reporting activities, including our annual report, and the accounting standards and principles followed in connection with those activities;

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  discuss guidelines and policies governing the process by which our overall risk exposure is assessed and managed (and the steps management has taken to monitor and control these risks);

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  pre-approve audits and non-audit services provided by our independent auditors;

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  meet with management and our independent auditors to review and discuss our financial statements and financial disclosure;

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  establish and oversee procedures for the treatment of complaints regarding accounting and auditing matters;

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  review the scope and staffing of our internal audit function and our disclosure and internal controls;

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  monitor our legal, ethical and regulatory compliance;

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  report to our board of directors periodically; and

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  evaluate its own performance and report to our board of directors on such evaluation.

        Pursuant to our audit committee's charter, the audit committee must consist of at least three members, all of whom are required to be "independent" under the listing standards of the NYSE and meet the requirements of Rule 10A-3 of the Exchange Act. The audit committee also must include at least one "audit committee financial expert". Upon completion of this offering, our audit committee members will be Paula Rajkumarsingh, Christopher Dennis de Caires, Gregory Wilson and Christopher Marshall, all of whom have been determined by the board of directors to be "independent" under the listing standards of the NYSE and to meet the requirements of Rule 10A-3 of the Exchange Act. Upon completion of this offering, Paula Rajkumarsingh will be the chair of the audit committee and will serve as "audit committee financial expert".

  Compensation Committee

        Upon completion of this offering, our compensation committee will consist of six directors, David Ritch, Christopher Dennis de Caires, Paula Rajkumarsingh, Diane Stewart, Gregory Wilson and Christopher Marshall, and will be chaired by Christopher Dennis de Caires. Our board of directors has determined that all of the compensation committee members satisfy the "independence" requirements of Rule 10A-3 under the Exchange Act and Section 303A of the Corporate Governance Rules of the NYSE. Our compensation committee will assist our board of directors in reviewing and approving the compensation structure of our executive officers, including all forms of compensation to be provided to our executive officers. The compensation committee will be responsible for, among other things:

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  reviewing and approving the compensation for our senior executives;

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  reviewing and evaluating our executive compensation and benefits policies generally;

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  reporting to our board of directors periodically;

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  evaluating its own performance and reporting to our board of directors on such evaluation;

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  periodically reviewing and assessing the adequacy of the compensation committee charter and recommending any proposed changes to our board of directors; and

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  such other matters that are specifically delegated to the compensation committee by our board of directors from time to time.

  Nominating and Corporate Governance Committee

        Upon completion of this offering, our nominating and corporate governance committee will consist of five directors, David Ritch, Paula Rajkumarsingh, Diane Stewart, Gregory Wilson and Christopher Marshall, and will be chaired by Christopher Marshall. Our board of directors has determined that all of the nominating and corporate governance committee members satisfy the "independence" requirements of Rule 10A-3 under the Exchange Act and Section 303A of the Corporate Governance Rules of the NYSE. The nominating and corporate governance committee will assist the board in identifying individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating and corporate governance committee will be responsible for, among other things:

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  identifying and recommending to the board of directors qualified individuals for membership on the board of directors and its committees;

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  reviewing annually with our board of directors its current composition in light of the characteristics of independence, age, skills, experience and availability of service to us;

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  overseeing compliance with our code of conduct and code of ethics for directors, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance;

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  advising the board of directors periodically with respect to significant developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations, and making recommendations to our board of directors on all matters of corporate governance and on any corrective action to be taken;

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  reporting to our board of directors periodically; and

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  evaluating its own performance and reporting to our board of directors on such evaluation.

  Risk Committee

        Upon completion of this offering, our risk committee will assist our board of directors in fulfilling its governance and supervisory responsibilities on risk, including our strategic oversight of business risk, including by (i) reviewing and approving of significant disposals, investments, changes in the nature of our business, expansions and major contracts, and (ii) reviewing and monitoring risks such as strategic, financial, credit, investment, market, security, treasury and liquidity, property, IT, legal, regulatory, reputational, operational and other risks; and (iii) overseeing our risk management infrastructure. Our risk committee will oversee our enterprise-wide risk management framework, which establishes our overall risk appetite and risk management strategy and enables our management to understand, manage and report on the risks we face. This committee will also review and oversee policies and practices established by management to identify, assess, measure and manage key risks we face, including the risk appetite metrics developed by management and approved by our board of directors.

        The charter of this committee will set forth the standards of when certain transactions require approval by this committee and/or our board of directors. Upon completion of this offering, our risk committee will consist of eight directors, David Ritch, Gary Brown, Brian McDonough, Paula

Rajkumarsingh, Diane Stewart, Christopher Dennis de Caires, Gregory Wilson and Christopher Marshall, and will be chaired by Brian McDonough.

Our Independent Auditor

        Our consolidated financial statements as of October 31, 2017 and 2016 have been audited by Ernst & Young LLP. Ernst & Young LLP's business address is 5 Times Square, New York, NY 10036.

Code of Conduct and Ethics and Whistleblower Policy

        Our board of directors has adopted a code of conduct and code of ethics for directors based upon recommended principles of corporate governance. In implementing the codes, our board of directors meets regularly, seeks to retain full effective control over our company, and monitors executive management. The codes impose our principles of business, including ethics and conflicts of interest. Copies of the codes can be accessed on www.cibc.com/fcib.

        Our board of directors has adopted a whistleblower policy which augments the codes. This policy allows employees to bring to management's attention in a confidential forum a breach of the codes which would indicate criminal, unethical or improper conduct.

Current Executive Compensation Arrangements

  Senior Management and Director Compensation

        In 2017, our senior management team included the following executives: Gary Brown, Colette Delaney, Doug Williamson, Jude Pinto, Brian Clarke, Patrick McKenna and Neil Brennan. Our compensation program is designed to reward and retain senior management and includes base salary, annual short-term cash incentive compensation, long term incentive compensation and miscellaneous employee benefits and fringe benefits (including, among others, medical benefits). In 2017, our compensation program for directors was comprised of an annual cash retainer. None of our directors have entered into service contracts with us that provide for benefits upon the termination of their service as a director.

        The aggregate amount of compensation, including the value of in-kind benefits, paid to our directors and senior management during 2017 was $4.8 million. During 2017, no amounts were set aside or accrued to provide pension, retirement or similar benefits to directors or senior management, other than on terms applicable to employees generally. It is our intention to review our senior management compensation and terms and conditions of employment on a regular basis to ensure they remain competitive, to ensure we can retain existing senior management and to ensure we can attract new talent to senior management positions in the future.

  Annual Cash Incentive Plan

        Our current Annual Cash Incentive Plan is a fully discretionary plan designed to support our ability to attract, motivate and retain the right talent, to align pay with performance and reinforce our business strategy of consistent, sustainable earnings without encouraging undue risk taking. Each member of senior management has a target annual cash incentive award expressed as a percentage of their base salary. The amount of any award granted is determined by the overall performance of the company, the performance of the senior manager's business units and the senior manager's individual performance. Awards for senior management are recommended by the chief executive officer and approved by our board of directors. Awards are paid in cash following the end of the fiscal year to which they relate. All awards are subject to misconduct clawback provisions.

  Long Term Incentive Plan

        Our current Long Term Incentive Plan is a fully discretionary plan designed to support our ability to attract, motivate and retain the right talent, to align pay with performance and reinforce our business strategy of consistent, sustainable earnings without encouraging undue risk taking. Each member of senior management has a target long term incentive award expressed as a percentage of their base salary. The amount of any award granted is determined by our overall performance, the performance of the senior manager's business units and the senior manager's individual performance. Awards for senior management are recommended by our chief executive officer and approved by our board of directors. Awards are granted following the end of the fiscal year to which they relate. Awards are deferred cash awards which have a three year vesting period with the full amount of the award vesting at the end of the three year vesting period subject to the overall performance of the individual and our company over the vesting period. All awards are subject to misconduct clawback provisions.

  Employee Stock Purchase Plan

        Our current Employee Share Purchase Plan (ESPP) is a discretionary plan designed to provide an opportunity for employees, including senior management, to participate in the ownership of our company. Eligible employees have the opportunity to own a portion of our company and share in our profits through an investment in our common shares. Employees can contribute up to 10% of their salary to this plan, and we will contribute 50 cents for each dollar invested by an employee (up to a maximum of 3% of his or her base salary). All contributions are used to purchase our common shares. Dividends earned on these common shares are reinvested for the employee. Our matching contributions have a two year vesting period. Employees are able to make annual withdrawals from the plan.

  Employment Agreements

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  Gary Brown.  Gary Brown is our chief executive officer and one of our directors and has an employment agreement with us. Our employment agreement with Mr. Brown, as amended, has a term until October 31, 2018, unless extended in writing prior to the end of the term. Mr. Brown will turn 65 in April 2018 and has indicated his intention to retire at the end of his term. We can terminate this agreement for any reason. Except in the event of a termination for cause, we must give Mr. Brown 30 days' notice of an early termination. Mr. Brown receives (i) a base salary per annum, (ii) an annual cash incentive, which we may grant to him in our sole discretion based on his performance and our performance, and (iii) long term incentive plan awards, which we may grant to him in our sole discretion based on his performance and our performance. Mr. Brown is also entitled to various fringe benefits. If we terminate Mr. Brown other than for cause, or if he resigns for specified reasons, we are required to pay him his salary, as well as awards under our Annual Cash Incentive Plan and our Long Term Incentive Plan, at his annual targets, through October 31, 2018. In addition, if we undergo a change of control before October 31, 2018, we will be required to make payments to Mr. Brown, based on an annual target of 300% of his base salary, under our Annual Cash Incentive Plan and our Long Term Incentive Plan, pro rated for the last six months of our 2018 fiscal year.

  •
  Colette Delaney.  Colette Delaney is our chief operating officer and one of our directors and has an employment agreement with us. Our employment agreement with Ms. Delaney, as amended, has a term until October 31, 2018, unless extended in writing prior to the end of the term. Ms. Delaney receives (i) a base salary per annum, (ii) an annual cash incentive, which we may grant to her in our sole discretion based on her performance and our performance, and (iii) long term incentive plan awards, which we may grant to her in our sole discretion based on her performance and our performance. Ms. Delaney is also entitled to various fringe benefits.

  •
  Doug Williamson.  Doug Williamson is our chief financial officer and has an employment agreement with us. Our employment agreement with Mr. Williamson, as amended, has a term until May 14, 2020, unless extended in writing prior to the end of the term. We can terminate this agreement for any reason. Mr. Williamson receives (i) a base salary per annum, (ii) an annual cash incentive, which we may grant to him in our sole discretion based on his performance and our performance, and (iii) long term incentive plan awards, which we may grant to him in our sole discretion based on his performance and our performance. Mr. Williamson is also entitled to various fringe benefits.

  •
  Patrick McKenna.  Patrick McKenna is our chief risk officer and has an employment agreement with us. Our employment agreement with Mr. McKenna has a term until April 30, 2020, unless extended in writing prior to the end of the term. We can terminate this agreement for any reason. Mr. McKenna receives (i) a base salary per annum, (ii) an annual cash incentive, which we may grant to him in our sole discretion based on his performance and our performance, and (iii) long term incentive plan awards, which we may grant to him in our sole discretion based on his performance and our performance. Mr. McKenna is also entitled to various fringe benefits.

  •
  Brian Clarke.  Brian Clarke is our general counsel and corporate secretary and has an employment agreement with us. Our employment agreement with Mr. Clarke, as amended, is a permanent contract of employment with no specified end date. We can terminate this agreement for any reason. Except in the event of a termination for cause, we must give Mr. Clarke six months notice of termination. Mr. Clarke receives (i) a base salary per annum, (ii) an annual cash incentive, which we may grant to him in our sole discretion based on his performance and our performance, and (iii) long term incentive plan awards, which we may grant to him in our sole discretion based on his performance and our performance. Mr. Clarke is also entitled to a pension and various other fringe benefits.

  •
  Neil Brennan.  Neil Brennan is our managing director, human resources and has an employment agreement with us. Our employment agreement with Mr. Brennan, as amended, is a permanent contract of employment with no specified end date. We can terminate this agreement for any reason. Except in the event of a termination for cause, we must give Mr. Brennan six months notice of termination. Mr. Brennan receives (i) a base salary per annum, (ii) an annual cash incentive, which we may grant to him in our sole discretion based on his performance and our performance, and (iii) long term incentive plan awards, which we may grant to him in our sole discretion based on his performance and our performance. Mr. Brennan is also entitled to a pension and various other fringe benefits.

  •
  Esan Peters.  Esan Peters is our chief information officer and managing director technology and operations and has an employment agreement with us. Our employment agreement with Mr. Peters is a permanent contract of employment with no specified end date. We can terminate this agreement for any reason. Except in the event of a termination for cause, we must give Mr. Peters six months notice of termination. Mr. Peters receives (i) a base salary per annum, (ii) an annual cash incentive, which we may grant to him in our sole discretion based on his performance and our performance, and (iii) long term incentive plan awards, which we may grant to him in our sole discretion based on his performance and our performance. Mr. Peters is also entitled to various other fringe benefits.

        In addition, CIBC provides benefits to certain members of our management who are Canadian citizens (and not also U.S. citizens) that joined us from CIBC. Canadian pension benefits continue for up to five years following the executive's departure from Canada. In each of 2017, 2016 and 2015, CIBC paid an aggregate of approximately C$0.3 million (Canadian dollars) in pension benefits to members of our management under this arrangement. Certain members of our management who are

Canadian or U.S. citizens and joined us from CIBC have also continued participation in CIBC welfare benefit plans.

Future Executive Compensation Arrangements

        We expect to revise certain of our executive compensation arrangements upon or following the completion of this offering, subject to all necessary board of directors, shareholder, and regulatory approvals. The following describes the revisions we expect to make to our current executive compensation arrangements in connection with this offering.

  Long Term Incentive Plan

        As described under "—Current Executive Compensation Arrangements", our current Long Term Incentive Plan is a cash-based plan. Following the completion of this offering, in order to better align the incentives of executives and other plan participants with our performance, we plan to amend the Long Term Incentive Plan to provide that some or all of our long term incentive awards will be based on or awarded in shares of our common stock. No shares will be awarded in connection with this offering, but the initial awards may be offered within a year after this offering.

  Retention Awards

        Subject to the successful completion of this offering, the selling shareholder will provide a cash retention award of between US$50,000 to US$200,000 to each of Brian Clarke, Neil Brennan and certain other members of senior management to encourage them to remain in our employ. CICL is expected to pay US$1.9 million in the aggregate for these awards. These awards would have a two year vesting period, with the full amount of the award vesting at the end of the two year period subject to the individual's continued employment with us; provided, that a recipient may receive a pro rata portion of the award if his employment is terminated prior to the vesting date by us without cause or due to death, disability, or by the recipient with good reason.

  Currency

        In connection with the completion of this offering, for executives based in Barbados, elements of compensation will be quoted in US currency, and paid in Barbados currency at the time of payment (subject to applicable withholdings and statutory deductions). Initially, this will apply to Gary Brown, Colette Delaney, Doug Williamson, Patrick McKenna, Brian Clarke, Neil Brennan, Esan Peters and other members of management.

  Change of Control Policy

        In connection with the completion of this offering, we expect to implement a Change of Control Policy covering certain executives. Under the Change of Control Policy, participants who are terminated by us without "cause" or who terminate for "good reason" within the 24 month period following a change of control of our company would be eligible to receive (a) a lump cash sum payment equal to two times the sum of (i) his or her base salary at the time of termination, plus (ii) his or her average annual cash incentive or target cash incentive, plus (iii) ten percent of his or her base salary in lieu of continued participation in pension, health and welfare benefit plans, (b) accelerated vesting and, if permitted under applicable law, accelerated payment of contributions under our Employee Share Purchase Plan and deferred compensation under our Long Term Incentive Plan, and (c) payment of a pro rata annual cash incentive for the year of termination. Payments under the Change of Control Policy are contingent on the participant making certain agreements, including signing a release, agreeing to restrictive covenants, and agreeing to repayment in the event of reemployment by us.

Initially, Brian Clarke, Neil Brennan, Esan Peters and other members of management are expected to be covered by this policy.

  Severance

        In connection with the completion of this offering, we expect to amend our severance arrangements for our executives. Under the new arrangements executives who are terminated by us without "cause" will be eligible to receive a lump sum cash payment equal to one month's earnings for each full year of continuous service, with a minimum of three months and a maximum of twenty-four months, plus continued vesting of awards under our Long Term Incentive Plan per the terms and conditions of the plan and payment of a pro rata annual cash incentive for the year of termination. Earnings are defined as the sum of the executive's (a) base salary at the time of termination, plus (b) his or her average annual cash incentive or target cash incentive, plus (c) ten percent of his or her base salary in lieu of continued participation in pension, health and welfare benefits. Payments under our severance arrangements are contingent on the executive making certain agreements, including signing a release and agreeing to restrictive covenants. Initially, Brian Clarke, Neil Brennan, Esan Peters and other members of management are expected to be covered by these arrangements.

  Notice

        In connection with the completion of this offering, we expect to make the required notice provisions under our existing terms of employment consistent for all executives. Specifically, executives will be required to provide six months notice prior to voluntarily terminating employment with us, and we will be required to provide six months notice prior to terminating employment for reasons other than cause. Initially, Brian Clarke, Neil Brennan, Esan Peters and other members of management are expected to be covered by these arrangements.

PRINCIPAL SHAREHOLDERS AND SELLING SHAREHOLDER

        The following table sets forth information with respect to the beneficial ownership of our common shares as of January 31, 2018 and following this offering, in each case by: each person or entity known by us to beneficially own 5% or more of our issued and outstanding common shares, each of our directors, director nominees and executive officers individually, and all of our directors, director nominees and executive officers as a group.

        The selling shareholder in this offering currently holds approximately 91.67% of our common shares outstanding and is expected to own          % of our common shares following the completion of this offering, assuming full exercise of the underwriters' option to purchase additional common shares.

        Under the rules of the SEC, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of such securities as to which such person has voting or investment power. Except as described in the footnotes below, to our knowledge, each of the persons named in the table below has sole voting and investment power with respect to the common shares beneficially owned, subject to commercial property laws where applicable.

        The beneficial ownership percentages below are based on 52,567,880 common shares outstanding as of January 31, 2018, after giving effect to the thirty-to-one reverse share split that we expect to effect prior to the closing of this offering.

        Unless otherwise noted, the address for each shareholder listed on the table below is: c/o FirstCaribbean International Bank Limited, The Michael Mansoor Building, Warrens, St. Michael BB22026 Barbados.

Name of beneficial owner	Number of common shares beneficially owned prior to the offering		Beneficial ownership percentage	Number of common shares being sold in the offering by such selling shareholder	Number of common shares beneficially owned after this offering assuming no exercise of the over- allotment option	Beneficial ownership percentage	Number of common shares beneficially owned after this offering assuming exercise of the over- allotment option	Beneficial ownership percentage
Principal shareholders and selling shareholder:
CIBC Investments (Cayman) Limited(1)	48,190,841		91.7%
Directors, Director Nominees and Executive Officers:
David Ritch OBE, J.P.	—		—
Gary Brown	—		—
Colette Delaney	—		—
Blair Cowan	—		—
Christopher Dennis de Caires	—		—
Brian McDonough	—		—
Paula Rajkumarsingh	—		—
G. Diane Stewart	—		—
Christopher G. Marshall	—		—
Gregory P. Wilson	—		—
Doug Williamson	39	(2)	*
Neil Brennan	2,698	(2)	*
Brian Clarke QC	—		—
Patrick McKenna	—		—
Esan Peters	1,761	(2)	*
Directors and Executive Officers as a group (13 persons)	—		—

*
Represents less than 1%.

(1)
CIBC, as the ultimate parent of CICL, beneficially owns all of the selling shareholder's shares prior to the completion of this offering. CIBC exercises voting and dispositive control over these shares. CIBC's investment decisions are made by its board of directors. CIBC is a public company with common shares listed on the Toronto Stock Exchange and the NYSE. The address for CIBC is Canadian Imperial Bank of Commerce, Commerce Court, Toronto, Ontario, Canada, M5L 1A2.

(2)
The shares of Doug Williamson, Neil Brennan and Esan Peters are held in trust pursuant to our employee share purchase plan. For a discussion of the terms of our plan, see "Management—Current Executive Compensation Arrangements" and "Management—Future Executive Compensation Arrangements".

        As of                        ,        % of our common shares were held of record by holders located in the United States and there were approximately                        holders of record of our common shares located in the United States. As of                        , 2018,         % of our common shares were held of record by holders located in Barbados, and there were approximately                         holders of record of our common shares located in Barbados.

        All figures in this section reflect a thirty-to-one reverse share split of the common shares that we expect to effect prior to the closing of the offering. For more information, see "Presentation of Financial Information—Reverse Share Split".

 OUR RELATIONSHIP WITH CIBC AND RELATED PARTY TRANSACTIONS

        We or one of our subsidiaries may enter into transactions with certain "related persons". Related persons include our executive officers, directors, CIBC and its affiliates, immediate family members of these persons and entities in which one of these persons has a direct or indirect material interest. We generally refer to transactions with these related persons as "related party transactions".

  Our Relationship with CIBC

        In December 2006, subsidiaries of CIBC purchased 43.7% of our common shares from subsidiaries of Barclays Bank. Subsidiaries of CIBC acquired additional common shares in early 2007 following which CIBC affiliates owned approximately 92% of our common shares and we became an indirect subsidiary of CIBC.

        A wholly-owned subsidiary of CIBC, CICL, is the selling shareholder in this offering. After giving effect to the sale by CICL in this offering, CIBC, through CICL, will own approximately         % of our common shares outstanding. Because CIBC will continue to own a majority of our common shares, CIBC will have sufficient voting power to elect all of our directors, subject to the satisfaction of certain corporate governance restrictions described under "Management—Corporate Governance Overview".

        We currently use the CIBC name in our branding, we hire executives from CIBC, and we receive financial and other support from CIBC and its affiliates, including certain services, as well as guarantees of our debt and comfort letters. As CIBC sells down its shareholding and phases out its relationship with us, we may no longer benefit from the CIBC name and support. See "Risk Factors—Risks Relating to This Offering and Our Common Shares—After this Offering CIBC intends to sell more shares, which could negatively affect our business, results of operation and financial condition".

        In connection with this offering, we intend to enter into certain agreements with CIBC and its affiliates that will provide a framework for our ongoing relationship, including a separation agreement governing CIBC's rights as a shareholder, a registration rights agreement requiring that we register our common shares beneficially owned by CIBC and its affiliates under certain circumstances and a transition services agreement, pursuant to which CIBC and certain of its affiliates will agree to continue to provide us with certain services for the applicable transitional period. Descriptions of these agreements follow.

        The agreements summarized below have been filed as exhibits to the registration statement of which this prospectus forms a part. The summaries of these agreements are qualified in their entirety by reference to the full text of the agreements.

  Separation Agreement

        Prior to the closing of this offering, we intend to enter into the Separation Agreement. This agreement, together with the agreements described below, will govern the relationship among us, CIBC and CICL following this offering, including matters related to our corporate governance and CICL's right to approve certain actions we might desire to take in the future.

        Corporate Governance.    The terms of the Separation Agreement will provide CIBC with certain governance rights over us. Until such time as CICL ceases to directly or indirectly beneficially own at least 5% of our outstanding common shares, and unless CICL chooses to waive its rights at an earlier point in time, CICL is entitled to designate individuals for nomination and election to our board of directors. The number of designees will depend on the level of CICL's beneficial ownership of our outstanding common shares, as follows:

  •
  Until five days after CICL ceases to directly or indirectly beneficially own at least 50% of our outstanding common shares, CICL will have the right to designate for nomination and election 60% of the total number of directors on our board of directors or the next whole number of directors in the event such percentage results in a fractional number; provided that at least 20% of such 60% must qualify as independent directors.

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  From and after five days after CICL ceases to directly or indirectly beneficially own at least 50% of our outstanding common shares and until five days after CICL ceases to directly or indirectly beneficially own at least 30% of our outstanding common shares, CICL will have the right to designate for nomination and election 30% of the total number of directors on our board of directors, or the next whole number of directors in the event such percentage results in a fractional number.

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  From and after five days after CICL ceases to directly or indirectly beneficially own at least 30% of our outstanding common shares and until five days after CICL ceases to directly or indirectly beneficially own at least 10% of our outstanding common shares, CICL will have the right to designate for nomination and election 20% of the total number of directors on our board of directors, or the next whole number of directors in the event such percentage results in a fractional number.

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  From and after five days after CICL ceases to directly or indirectly beneficially own at least 10% of our outstanding common shares and until five days after CICL ceases to directly or indirectly beneficially own at least 5% of our outstanding common shares, CICL will have the right to designate for nomination and election one individual to serve on our board of directors.

  •
  From and after five days after CICL ceases to directly or indirectly beneficially own at least 5% of our outstanding common shares, CICL will no longer have the right to designate anyone for nomination and election to serve on our board of directors.

        If requested by us, at any time when the number of CICL-appointed directors serving on our board of directors exceeds that number of directors that CICL is then entitled to nominate, CICL shall direct a number of such CICL-appointed directors then serving on our board of directors that exceeds the number of CICL-appointed directors that CICL is then entitled to nominate to promptly resign from our board of directors.

        In addition, pursuant to the Separation Agreement, subject to applicable independence and other requirements, until the first date on which CICL ceases to own 10% of our outstanding common shares, CICL will be entitled to have one CICL-appointed director serve on each of our audit committee, nominating and corporate governance committee and compensation committee and two CICL-appointed directors serve on our risk committee.

        Approval and Consent Rights.    Until CICL ceases to directly or indirectly beneficially own at least 30% of our outstanding common shares, and unless CICL chooses to waive any of its approval rights under the Separation Agreement before they would otherwise terminate, we may not take any of the following actions without the prior approval of CICL:

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  any merger, consolidation or similar transaction with a value of more than $25 million other than such transactions solely involving us and our wholly-owned subsidiaries and other than transactions involving internal reorganization and entity optimization and simplification programs involving us or our subsidiaries;

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  any acquisition or disposition of securities, assets or liabilities involving a value greater than $25 million, subject to certain exceptions;

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  any incurrence or guaranty of a debt obligation having a principal amount greater than $25 million, other than debt obligations incurred and a guaranty or similar undertaking given by any of our subsidiaries in the ordinary course of business, a refinancing or refunding of our or our subsidiaries' debt obligations or debt securities when such debt obligations are payable or mature, or as expressly contemplated by our annual budget, as approved by CICL;

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  any issuance of any debt security involving an aggregate principal amount exceeding $100 million or, in the case of subordinated debt obligations, involving an aggregate principal amount exceeding $25 million, other than refinancing or refunding our debt obligations or debt securities when they are payable or mature, or as expressly contemplated by our annual budget, as approved by CICL;

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  entry into, or termination of, any joint venture or cooperation arrangements involving assets having a value exceeding $25 million, other than as expressly contemplated by our annual budget approved by CICL's board;

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  the amendment (or approval or recommendation of the amendment) of our articles of incorporation or by-laws (or other similar organizational documents);

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  any material change in the scope of our business as conducted immediately prior to this offering;

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  entry into, termination of, or amendment to any material contract, other than, in each case, (i) any employment agreement, (ii) any contract involving either aggregate cumulative payments of $15 million or more or aggregate annual payments of $5 million or more or (iii) as permitted by the Separation Agreement or by the other agreements executed in connection with this offering;

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  the election, hiring or dismissal, other than a dismissal for cause, of our CEO, CFO, or chief risk officer;

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  any change in our auditors, except as required by applicable law; or

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  any increase or decrease in the size of our board of directors, except as required by applicable law.

        Until CIBC no longer consolidates our financial results with its financial results, and unless CICL chooses to waive any of its approval rights under the Separation Agreement before they would otherwise terminate, we may not approve our annual budget without CICL's board's prior approval.

        Until CICL ceases to directly or indirectly beneficially own at least 5% of our outstanding common shares, and unless CICL chooses to waive any of its approval rights under the Separation Agreement before they would otherwise terminate, we may not list or delist any class of our capital shares on a securities exchange, other than as contemplated by this offering without CICL's prior approval.

        Until CIBC ceases to control us for purposes of the Bank Act (Canada) and unless CICL chooses to waive any of its approval rights under the Separation Agreement, we may not take any of the following actions without CICL's prior approval:

  •
  filing or making any petition under bankruptcy laws, any general assignment for the benefit of creditors, admitting an inability to meet obligations generally as they become due or other act the consequence of which is to subject us to a proceeding under bankruptcy laws;

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  actions to effect our dissolution or winding-up;

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  increases or decreases of our authorized capital stock, or the creation of any new class or series of our capital stock (including any class or series of our preferred shares);

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  issuances or acquisitions of capital stock issued by us, subject to certain exceptions, such as grants to employees pursuant to equity incentive plans approved by our board of directors;

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  forming, or delegating authority to, any new committee or subcommittee of our board of directors, or delegating any new authority to any existing committee or subcommittee of our board of directors other than as required by applicable law; or

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  changes in any of our internal policies that are approved by our board of directors.

        Certain Covenants.    We will agree, pursuant to the Separation Agreement, to certain covenants, including the following:

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  Until CIBC ceases to control us for purposes of the Bank Act (Canada), complying with our internal policies, as in effect from time to time;

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  Until CIBC ceases to include our financial results in its consolidated financial results, disclosing certain information to CIBC and CICL and permitting CIBC and CICL access to our records;

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  Until CICL ceases to control us for purposes of the Bank Act (Canada), and, in certain instances until CICL ceases to directly or indirectly beneficially own at least 5% of our outstanding common shares, cooperating with respect to the preparation of our and CIBC's public filings;

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  Until CIBC ceases to include our financial results in its consolidated financial results, providing information to CIBC and CICL that is consistent with CIBC's policies with respect to IFRS and U.S. GAAP;

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  Until CIBC ceases to control us for purposes of the Bank Act (Canada), taking and refraining from taking certain actions as may be necessary to ensure CIBC's and CICL's compliance with its legal, regulatory, risk management, accounting and other obligations and requirements;

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  Until CIBC ceases to control us for purposes of the Bank Act (Canada), maintaining certain disclosure controls and procedures and internal controls over financial reporting;

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  Until CICL ceases to control us for purposes of the Bank Act (Canada), reporting to CIBC certain deficiencies in internal controls, violations of law and material changes;

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  Until CIBC ceases to control us for purposes of the Bank Act (Canada), providing the CICL board access to materials provided to our asset-liability committee and allowing CICL's board to observe or participate in any of our asset-liability committee meetings; and

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  For a period of at least five years following CICL ceasing to control us for purposes of the Bank Act (Canada), allowing CIBC to access certain of our records for regulatory purposes.

        Commitments Relating to Credit Supports.    The Separation Agreement will also provide that, prior to the closing of this offering, we and CIBC will use our reasonable best efforts to release CIBC-controlled entities from providing us with guarantees, surety bonds, letters of credit, letters of comfort or similar instruments, unless such instruments are specifically identified in the Separation Agreement as continuing after the closing of this offering, as described in "—CIBC Guarantees,""—CIBC Credit Support" and "—CIBC Comfort Letters." In addition, the Separation Agreement will provide that we will indemnify, hold harmless and promptly reimburse the members of the CIBC Group, as applicable, for any payments made by such member of the CIBC Group arising out of the performance of any obligations of a guarantee.

        Restrictions on Competition.    The Separation Agreement will also provide that for three years following the execution of the Separation Agreement, CIBC and its subsidiaries will not (without our consent) manage or operate any bank branches in the Caribbean bearing CIBC trademarks that would compete with our business, subject to certain exceptions.

        Indemnification.    Under the Separation Agreement, each party will indemnify the other from and against any and all losses relating to, arising out of or resulting from any breach by the indemnifying party of the Separation Agreement and the other agreements described in this section (unless such agreement provides for separate indemnification). Each party will also indemnify the other party against losses arising from the indemnifying party's business, whether arising prior to or after this offering. We have also agreed to indemnify CIBC and CICL against certain liabilities arising from material inaccuracies in our filings with governmental authorities and securities exchanges, except with respect to liabilities arising in respect of information provided by CIBC or CICL for inclusion therein, for which CIBC has agreed to indemnify us. The Separation Agreement will also specify procedures with respect to claims subject to indemnification.

        Term.    The Separation Agreement will terminate on the earlier of the date on which CICL ceases to directly or indirectly beneficially own at least 5% of our outstanding common shares or the date on which CICL ceases to be controlled directly or indirectly by CIBC, although certain provisions of the agreement will survive indefinitely. In addition, certain rights, including CICL's consent and governance rights, and obligations, including the covenants to which we are subject, will terminate upon a reduction in CICL's beneficial ownership of our outstanding common stock below specified thresholds.

  Registration Rights Agreement

        We intend to enter into a Registration Rights Agreement with CICL immediately prior to the completion of this offering, pursuant to which we will agree that, upon the request of CICL, we will use our reasonable best efforts to effect the registration under applicable federal and state securities laws of our common shares beneficially owned by CICL or any of its affiliates following this offering.

        Demand registration.    Subject to the terms of the lock-up agreement entered into by CICL, after the closing of this offering, CICL will be able to request registration under the Securities Act of all or any portion of our shares covered by the agreement and we will be obligated, subject to limited exceptions, to register such shares as requested by CICL. CICL will be able to request that we complete three demand registrations and underwritten offerings in any twelve-month period subject to limitations on minimum offering size. CICL will be able to designate the terms of each offering effected pursuant to a demand registration, which may take any form, including a shelf registration. Notwithstanding the foregoing, in addition to the three demand registrations and underwritten offerings, not more frequently than once in any 12-month period, CIBC may make one demand registration that (x) is not an underwritten offering, (y) involves the registration of a sale of registrable securities to transferees, and (z) is subject to a minimum aggregate offering price or includes all of the remaining registrable securities owned by CICL and its affiliates.

        Piggy-back registration.    If we at any time intend to file on our behalf or on behalf of any of our other security holders a registration statement in connection with a public offering of any of our securities on a form and in a manner that would permit the registration for offer and sale of our common stock held by CICL or any of its affiliates, CICL or any of its affiliates will have the right to include its shares of our common stock in that offering.

        Registration expenses.    We will be generally responsible for all registration expenses in connection with the performance of our obligations under the registration rights provisions in the Registration Rights Agreement. CICL is responsible for its own internal fees and expenses, any applicable underwriting discounts or commissions and any stock transfer taxes.

        Indemnification.    Generally, the agreement will contain indemnification and contribution provisions by us for the benefit of CICL and, in limited situations, by CICL for the benefit of us with respect to the information provided by CICL included in any registration statement, prospectus or related document.

        Transfer.    If CICL transfers shares covered by the agreement, it will be able to transfer the benefits of the Registration Rights Agreement to transferees of 5% of our common shares outstanding immediately following the completion of this offering, provided that each transferee agrees to be bound by the terms of the Registration Rights Agreement.

        Term.    The registration rights will remain in effect with respect to any shares covered by the agreement until:

  •
  such shares have been sold pursuant to an effective registration statement under the Securities Act;

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  such shares have been sold to the public pursuant to Rule 144 under the Securities Act;

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  such shares have been sold in a transaction in which the transferee is not entitled to the benefits of the Registration Rights Agreement; or

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  such shares have ceased to be outstanding.

  Transition Services Agreement

        Upon closing of this offering, we intend to enter into the Transition Services Agreement, which will set forth the services that CIBC will continue to provide to us, as well as transition plans for the eventual cessation of those services within a defined Transition Period, as described below. The table below sets forth the amounts we have paid CIBC for these services for the years ended October 31, 2017, 2016 and 2015. Except as specified in the table, for services described below that have been provided by third party vendors, we have paid those vendors directly. After the Transition Period, we expect our costs to change as indicated below.

        CIBC Services Continuing During Transition Period.    The Transition Services Agreement will provide that CIBC will continue to provide the following direct services to us for a period of at least three years after the closing of this offering (the "Transition Period"), except where shorter periods are specified below.

        Before the end of the Transition Period, we will use reasonable efforts to either enter into contracts with third party service providers for similar services or transfer the services in-house. CIBC will continue to provide, or cause to be provided, such services to us until we have entered into contracts with third party service providers for similar services or transferred the services in-house.

        The services to be provided directly by or on behalf of CIBC during the Transition Period are as follows:

  •
  Infrastructure Hosting and Support Services.  During the Transition Period, CIBC will continue to provide us with infrastructure hosting and related technology support services through its primary subcontractor, DXC Technology Company (a company spun-off from Hewlett Packard Enterprise Company in 2017). Over the past five years, CIBC has purchased certain technology assets on our behalf. The depreciation of those assets has been charged to us. CIBC will transfer title to these assets to us at book value by October 31, 2018.

  •
  Corporate Credit System.  During the Transition Period, CIBC will continue to provide us with operational support and a license to use the ICAP, an application we use to support the application, approval and monitoring of corporate credits. We will pay CIBC to continue running an instance of ICAP hosted in Toronto and dedicated to us. We will, with CIBC's support, undertake an initiative during the Transition Period to acquire a new corporate credit system. We estimate it will take approximately 12-18 months to acquire a new corporate credit system and will cost $3 million (approximately 75% of the capital).

  •
  Corporate Credit Operations Support.  CIBC has provided us with corporate credit operations support services since 2012. During the Transition Period, CIBC will continue to provide us with this support. We expect to transition this support to our in-house Operations Support team or to a third party provider once we transition to a new corporate credit system. Costs are expected to remain at fiscal year 2017 levels.

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  Cards Application Support.  During the Transition Period, CIBC will continue to provide us with application support for our cards issuing systems (debit and credit cards). During the Transition Period, we expect to transition these services to a new third party service provider. We estimate that our costs will increase by approximately 30% after we transition to a new third party provider. Costs are expected to remain at fiscal year 2017 levels until that time.

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  Information Security Management Services.  During the Transition Period, CIBC will continue to provide us with information security advice, expertise and monitoring services. During the Transition Period we expect to transition these services to a new third party service provider. Our costs in respect of these services are expected to increase 30% after we transition to a third party provider. Costs are expected to remain at fiscal year 2017 levels until that time.

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  Website Hosting.  Within one year after the closing of this offering, we expect to create a stand-alone website that will no longer be part of CIBC's website. Costs are expected to remain at fiscal year 2017 levels.

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  Project Management.  During the Transition Period, CIBC will continue to provide us with project management services currently provided to us by CIBC employees supported by contractors from the following vendors: Optimus, CGI, TCS and Devbridge. We will enter into new agreements directly with applicable third party providers by October 31, 2018. Costs are expected to remain at fiscal year 2017 levels.

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  Architecture Services.  During the Transition Period, CIBC will continue to provide us with architecture services currently provided to us by CIBC employees. During the Transition Period, we expect to either enter into contracts for these services with third party providers or transfer these services in-house. Costs are expected to remain at fiscal year 2017 levels.

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  Sourcing Services.  During the Transition Period, CIBC may from time to time provide us with sourcing services upon request. Currently no services are being provided.

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  Internal Audit.  CIBC has historically provided services for our audit function including staff support, training, internal quality reviews and licensing. CIBC will continue to provide these services to us as requested from time to time until the earlier of (i) the date on which we cease to be controlled by CIBC for purpose of the Bank Act (Canada), and (ii) the expiration or termination of the Transition Services Agreement. We will, independent of CIBC, source all of the services we deem necessary during the Transition Period. Costs are expected to be approximately $0.2 million higher than fiscal year 2017 levels.

  •
  Market and Liquidity Risk Reporting Services.  During the Transition Period, CIBC will continue to provide us with services relating to calculating and monitoring market and liquidity risk until the earlier of (i) the date on which we cease to be controlled by CIBC for purpose of the Bank Act (Canada), and (ii) the expiration or termination of the Transition Services Agreement. This includes regular risk reporting, consulting services and credit reviews. During the Transition Period, we expect to either repatriate or transition this service to a third party provider. Costs are expected to remain at fiscal year 2017 levels.

        Third Party Services Obtained Through CIBC Continuing During Transition Period.    In addition to the services provided by CIBC described above, the Transition Services Agreement will provide for the initial continuation, and ultimate transition of certain contractual relationships with third party vendors who currently provide services to us, pursuant to agreements between CIBC and such vendors. Promptly following the closing of this offering, CIBC will support our efforts to enter into new contractual arrangements with such vendors on terms consistent with the terms on which such vendors currently provide services to us under their agreements with CIBC. Until such new agreements, or alternative arrangements for such services with such vendors, or new vendors, are established, CIBC will endeavor to maintain its agreements with such vendors and to cause such vendors to provide such services to us.

        The third party services obtained through CIBC that will either be subject to new agreements between us and the vendors or continued under CIBC's agreements during the Transition Period are as follows:

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  Data Center Hosting and Related Services.  During the Transition Period, CIBC will initially continue to support our Data Center Hosting and Related Services which are provided to us by DXC Technology Company (formerly Hewlett Packard Enterprise Company) under its agreement with CIBC. We will seek to enter into a contract for these services with DXC Technology Company prior to October 31, 2018.

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  Cards Systems (TSYS).  During the Transition Period, CIBC will initially continue to support our VISA debit and credit card processing services which are provided to us by Total System Services ("TSYS") under its agreement with CIBC. We will seek to enter into a contract for these services with TSYS prior to October 31, 2018.

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  Cards Application Support and Business Process Outsourcing Services (TCS)

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  Cards Application Support.  During the Transition Period, CIBC will initially continue to provide us with services through Tata Consultancy Services Limited for Merchant Acquiring Card Systems. We will seek to enter into a contract for these services with Tata Consultancy Services Limited or one of its affiliates prior to October 31, 2018.

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  Business Process Outsourcing.  During the Transition Period, CIBC will initially continue to provide us with services through Tata Consultancy Services Limited for Business Processing Services. We will seek to enter into a contract for these services with Tata Consultancy Services Limited or one of its affiliates prior to October 31, 2018.

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  OmniFlow Application Support Services (CGI).  During the Transition Period, CGI Information Systems and Management Consultants Inc. will initially continue to support our Retail Loan Origination and Deposit Onboarding Systems under an agreement with CIBC. We will seek to enter into a contract for these services with CGI prior to October 31, 2018.

        Historical Costs of Services, and Income From Services, Provided by CIBC or Third-Parties.    The following table sets forth the amounts we have paid CIBC or third-parties for the services described above, and the income we have received from the services described above, in each case for the years ended October 31, 2017, 2016 and 2015. Except as specified below, for services described above that have been provided by third party vendors, we have paid those vendors directly.(1)

Costs of CIBC Services (U.S.$ in millions)	2017(1)	2016	2015
Infrastructure hosting and support services	$3.21	$1.67	$1.18
Corporate credit system (ICAP)	0.75	1.03	1.18
Corporate credit operations Support	0.38	0.38	0.41
Cards application support	0.55	0.51	0.53
Information security management services	0.73	0.84	0.85
Website hosting	0.06	0.23	0.11

Internal audit	0.20	—	0.02
Market and liquidity risk reporting services	0.17	—	—
Sub-total (BAU costs)	$6.3	$4.92	$4.13
Project management services	10.98	11.89	9.72
Miscellaneous other services(2)	0.85	0.11	1.38

Total	$20.16	$17.58	$14.04

(1)
Actual costs based on invoices received by our accounts payable.

(2)
Miscellaneous other services include charges relating to global relocation costs, one time finance risk services, technology operations support (ATLAS Consulting), historical charges for TSYS Cards System and System Integration Activities (2015 only), and corporate service sourcing services (from 2015 to 2016).

Costs of CIBC Services (U.S.$ in millions)	2017(1)	2016	2015
Costs of Vendor Services Obtained Directly via CIBC Agreements (U.S.$ in millions)
Card Systems (TSYS)	$2.06	$3.73	$—
System Integration Activities (TSYS)	0.97	0.91	—
Card Application Support and Business Process Outsourcing (TCS)	1.73	1.66	1.27
Project Management Services (TCS)	0.27	0.11	0.07
Omniflow Application Support (CGI)	0.38	0.40	—
Card Manufacturing Services (G&D)	1.11	0.40	0.41

Total	$6.52	$7.21	$1.75

Income from CIBC services (U.S.$ in millions)	2017	2016	2015
DCC profit share income(1)	$0.28	$0.16	$0.78

(1)
Our portion of the income we share with CIBC from our customers' use of CIBC's dynamic currency conversion services at our ATMs.

Other Services Provided by CIBC

        In addition to the services that CIBC provides to us that will be transitioned in-house or to third party providers during the Transition Period, CIBC provides certain other services to us on an arms-length basis. Such additional services will initially continue in accordance with their terms or past practice following completion of this offering. These services include the following:

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  ABM DCC Operations.  CIBC provides us with dynamic currency conversion services for our ATMs pursuant to an ADM DCC Operating Agreement. These services allow an ATM's transaction value to be converted into the cardholder's local currency and selected by the cardholder when withdrawing funds from our ATMs. We have paid CIBC $78,000, $163,000 and $254,000 in 2015, 2016 and 2017, respectively, for these services.

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  FX Clearing Services.  We use CIBC as our nostro clearing agent for our foreign currency clearing arrangements in USD, CAD and GBP for SWIFT wire, cash letter clearing and the issuance of drafts. We have paid CIBC $335,000 in each of 2015, 2016 and 2017 for these services.

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  Letters of Credit.  CIBC from time to time issues letters of credit on our behalf. We have paid CIBC $126,000, $306,000 and $202,000 in 2015, 2016 and 2017, respectively, for this service.

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  Brokerage, Trade Execution and Investment Management Services.  CIBC provides brokerage, trade execution and investment management services to our subsidiary, CIBC Bank and Trust (Cayman) Ltd. We have paid CIBC $333,740, $365,277 and $544,440 in 2015, 2016 and 2017, respectively, for this service.

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  Wealth Management Services.  CIBC provides certain portfolio management services to us. We have paid CIBC $150,000 in each of 2015, 2016, and 2017 for this service.

  Trademark License Agreement

        During the Transition Period and for a period of eighteen (18) months (subject to one six-month extension period) after CICL ceases to directly or indirectly beneficially own at least 50% of our outstanding common shares, we will continue to license, without cost, the "CIBC" name and logo, and CIBC's proprietary "Banking that fits your life" slogan, all of which we primarily use for branding purposes. We have not historically paid CIBC for this license. We expect that removing the CIBC name, logo and slogan from our branded materials and locations will require us to incur a one-time cost of approximately $9.0 million during the Transition Period.

        Upon closing of this offering, we will enter into a Trademark License Agreement with CIBC providing for the continued use of the "CIBC" name and logo, and CIBC's proprietary "Banking that fits your life" slogan during the Transition Period.

  Directors and Officers Insurance

        We provide insurance coverage for certain liabilities that our directors and officers may be subject to in connection with their services for us. Our directors and officers currently receive this coverage through provisions in our by-laws, our directors and officers insurance policy, CIBC's by-laws and CIBC's directors and officers insurance policy. Once CIBC no longer owns more than 50% of our common shares, our directors and officers will no longer receive the coverage provided by CIBC's by-laws and directors and officers insurance policy.

  Hedging Arrangements

        From time to time we enter into interest rate and currency hedging arrangements with CIBC and its affiliates on behalf of our company and on behalf of our clients. We believe that such arrangements are made in the ordinary course of business on substantially the same terms as similar arrangements between CIBC and unrelated third-parties.

  CIBC Investment in our Cayman Subsidiary

        On March 9, 2018, CIBC Cayman Bank Limited ("CayBank"), a wholly-owned subsidiary of CIBC, entered into a letter of interest regarding investing in the subordinated indebtedness of our subsidiary, FirstCaribbean International Bank (Cayman) Limited. Any investment would be subject to the terms of a negotiated definitive agreement, and would require the satisfaction of the condition that our total capital ratio projections are confirmed by CayBank to be below 14% for a period of at least three consecutive months. The letter requires the investment to be in an amount that would increase our capital ratio to 14.5%, subject to a cap of $50 million in the aggregate. This letter will terminate if (i) the Central Bank of Barbados establishes a minimum total capital ratio for us of 13.5% or lower, or (ii) no advance is made pursuant to this letter by March 9, 2021.

  CIBC Guarantees

        CIBC provides the following guarantees of certain of our debt and will continue to provide us with these guarantees after the closing of this offering. CIBC has never made any payments pursuant to these guarantees, and we did not make any payments to CIBC to obtain these guarantees.

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  CIBC guarantees J$1.875 billion of unsecured promissory notes of FirstCaribbean International Bank (Jamaica) Limited, pursuant to a guarantee, dated as of December 9, 2016, between CIBC and JCSD Trustee Services Limited, as trustee. These promissory notes were issued pursuant to a trust deed, dated as of December 9, 2016, which allows for the issuance of notes in amounts up to J$3.2 billion. As of October 31, 2017, J$1.875 billion of these notes remained outstanding. The outstanding notes accrue interest at a rate of 7.65% per year and mature on December 9, 2019. This guarantee will remain in place until these promissory notes are repaid. In the event that we cease to be controlled by CIBC, an event of default would occur under the trust deed governing these notes, which could result in an acceleration of the notes.

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  CIBC guarantees TT$480.0 million of senior unsecured bonds of FirstCaribbean International Bank (Trinidad & Tobago) Limited, pursuant to a guarantee, dated as of October 20, 2015, between CIBC and First Citizens Trustee Services Limited, as trustee. These bonds were issued pursuant to a trust deed, dated as of October 20, 2015, which allows for the issuance of notes in amounts up to TT$480.0 million. As of October 31, 2017, TT$480.0 million of these bonds remained outstanding. These bonds accrue interest at 3.45% per year, and mature on October 20, 2018. This guarantee will remain in place until these bonds are repaid. In the event that we cease to be controlled by CIBC, an event of default would occur under the trust deed governing these bonds, which could result in an acceleration of the bonds.

        In addition, CIBC has previously provided us with guarantees for the following debt securities, which we fully repaid on their respective maturity dates. CIBC has never made any payments pursuant to these guarantees, and we did not make any payments to CIBC to obtain these guarantees.

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  CIBC guaranteed J$3.0 billion of unsecured promissory notes of FirstCaribbean International Bank (Jamaica) Limited, pursuant to a guarantee, dated as of January 29, 2015, between CIBC and JCSD Trustee Services Limited, as trustee. These notes accrued interest at a variable rate of 6-month weighted average Government of Jamaica Treasury bill yield plus 190 bps per year, and matured on January 31, 2018. We have repaid these notes and the guarantee has terminated.

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  CIBC guaranteed TT$480.0 million of senior unsecured bonds of FirstCaribbean International Bank (Trinidad & Tobago) Limited, pursuant to a guarantee, dated as of December 22, 2014, between CIBC and First Citizens Trustee Services Limited, as trustee. These bonds incurred interest at a rate of 2.25% per year, and matured on December 22, 2017. We repaid these bonds on December 21, 2017, at which time the guarantee terminated.

  CIBC Credit Support

        We have two undrawn credit facilities with CIBC, pursuant to the following agreements: (i) the second amended and restated credit agreement (the "Cayman Credit Facility"), dated as of May 25, 2016, by and among FirstCaribbean International Bank Limited, FirstCaribbean International Bank (Cayman) Limited and CIBC, which amended a credit agreement between the same parties, dated as of

May 29, 2009, and (ii) a credit agreement (the "Bahamas Credit Facility"), dated as of December 19, 2008, by and among FirstCaribbean International Bank Limited, FirstCaribbean International Bank (Bahamas) Limited and CIBC. In each case, the credit limit is $1 million. In 2017, the Cayman Credit Facility was extended until March 31, 2019, for an extension fee of $1,678, and the Bahamas Credit Facility was extended until March 18, 2018 for an extension fee $1,000. Any further extension of these credit facilities requires CIBC's approval. Since 2009 we have reduced the maximum credit limit under these credit facilities from $250 million each to $1 million each. We have never drawn on these credit facilities.

  CIBC Comfort Letters

        From time to time, CIBC has provided comfort letters to certain financial institutions that are our counterparties. These letters state that CIBC intends to provide us with financial support in reasonable or normal circumstances (subject to certain exclusions) for so long as we are directly or indirectly controlled by CIBC. Although the comfort letters expressly state that they are not legally enforceable, our counterparties have relied on such letters to transact business with us. During the last three years, the following comfort letters have been issued and are currently outstanding.

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  Comfort letter from CIBC to Citibank Canada, dated as of May 12, 2016 in relation to credit lines extended by Citigroup members to entities including FirstCaribbean International Bank (Cayman) Limited and FirstCaribbean International Bank (Jamaica) Limited. FirstCaribbean International Bank (Jamaica) Limited and Citibank N.A. Jamaica have uncommitted local currency credit lines that are used for ordinary course interbank activities. These lines have no liquidity value if a liquidity stress event occurs. FirstCaribbean International Bank (Jamaica) Limited does not rely on the uncommitted line from Citibank. The comfort letter is predicated on our continuing to be a controlled subsidiary of CIBC.

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  Comfort letter from CIBC to Bank of America Merrill Lynch, dated as of April 26, 2011, in relation to transactions between Bank of America and each of FirstCaribbean International Bank (Bahamas) Limited and FirstCaribbean International Bank (Cayman) Limited, including an interest rate swap with FirstCaribbean International Bank (Cayman) Limited. This interest rate swap is fully collateralized. The comfort letter is predicated on our continuing to be a controlled subsidiary of CIBC.

  Correspondent Bank and Clearing Arrangements

        We and our subsidiaries maintain correspondent banking relationships with CIBC in respect of transactions involving most major hard currencies. Our international currencies securities are primarily traded through our custody accounts with CIBC Mellon Trust Company.

  Our Loan to CIBC

        On April 18, 2017, FirstCaribbean International Bank (Barbados) Ltd., one of our subsidiaries, issued a secured loan in the aggregate principal amount of $500 million to CIBC Capital Funding (Cayman) LLC, a subsidiary of CIBC, at an interest rate of 3-month LIBOR plus 3.25%. This loan effectively extended the maturity date of a loan on similar terms from 2012. The maturity date of the current loan is April 30, 2022. Prior to the closing of this offering, this loan will be repaid in full by CIBC Capital Funding (Cayman) LLC. We will not receive any fees in connection with CIBC's repayment of this loan.

  Directors and Executive Officers

        Certain of our directors and executive officers hold concurrent positions at CIBC or its affiliates. Gary Brown, our chief executive officer and one of our directors, is also on CIBC's operating committee. Brian McDonough, one of our directors, is also the executive vice-president and chief risk officer, global credit risk management at CIBC. And Blair Cowan is senior vice president, head of corporate finance, at CIBC. For a further discussion of our directors and executive officers, see "Management".

  Transactions Between Us and Our Directors, Executive Officers and Other Related Parties

  Loans and Advances to our Directors, Executive Officers and Other Related Parties

        We provide certain loans, guarantees and lines of credit to our directors, executive officers and other related parties. For the years ended October 31, 2016 and 2017, we had $3.3 million and $1.9 million, respectively, of these loans, guarantees and lines of credit outstanding.

        We believe that such loans and advances were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. We also believe that such loans and advances do not involve more than the normal risk of collectability or present other unfavorable features.

  Directors and Executive Compensation

        We compensate our senior managers pursuant to a senior management compensation program. This program was designed to attract, retain and motivate key talent. The elements of this program have been to compensate senior managers with a base salary, annual short-term cash incentive compensation, long-term incentive compensation, and miscellaneous employee benefits and fringe benefits (including, among others, medical benefits). Our directors are compensated by way of an annual cash retainer. The aggregate compensation we paid to our directors and senior managers for the years ended October 31, 2016 and 2017 were $4.5 million and $4.8 million, respectively.

  Employment Agreements

        We have entered into employment agreements with our senior management. Additionally, CIBC provides customary expatriate benefits to certain members of our management who have joined us from CIBC. For a discussion of these employment agreements and expatriate benefits, see "Management—Employment Agreements".

  Legal Services

        We periodically engage the law firm Ritch & Conolly in the Cayman Islands to provide certain legal services to us. David Ritch OBE, J.P., the chairman of our board of directors, is a partner at Ritch & Conolly. We paid Ritch & Conolly $60,723, $176,229, and $234,528 for the legal services they provided to us in 2017, 2016, and 2015, respectively.

        We periodically engage the law firm McKinney Bancroft & Hughes in the Bahamas to provide certain legal services to us. G. Diane Stewart, one of our directors, is a partner at McKinney Bancroft & Hughes. We paid McKinney Bancroft & Hughes $275,073, $491,512 and $461,402 for legal fees and expenses in 2017, 2016, and 2015, respectively.

  Transactions with Massy Group

        We rent our branch in Warren, Barbados from Massy Holdings Limited (collectively with it's subsidiaries, "Massy Group") at an annual cost of approximately $500,000. Additionally, we have purchased property insurance from Massy Group since 2004. We paid Massy Group $1.3 million, $1.2 million, and $1.0 million for this insurance in 2017, 2016, and 2015, respectively.

        We have also had a contract with Massy Technologies, a wholly-owned subsidiary of Massy Holdings Limited, and through other affiliates and sub-contracting parties to provide us with services to maintain our ATMs and other bank-wide activities. We paid Massy Technologies $3.3 million, $3.8 million, and $2.9 million for ATM maintenance and other bank-wide services they provided to us in 2017, 2016, and 2015, respectively.

        Additionally, since 2015 we have offered our customers the option to purchase insurance from Massy United Insurance Ltd. ("Massy United"). We effected this arrangement on September 1, 2015, by entering into three insurance agency agreements between Massy United and our following subsidiaries, respectively:

  •
  FirstCaribbean International Bank (Barbados) Limited, which agreement relates to activities in Barbados, Antigua and Barbuda, Grenada, St. Kitts and Nevis, St. Lucia and St. Vincent;

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  FirstCaribbean International Bank (Cayman) Limited, which agreement relates to activities in the Cayman Islands; and

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  FirstCaribbean International Bank (Bahamas) Limited, which agreement relates to activities in Turks and Caicos.

        Pursuant to this arrangement, we receive a monthly commission and, if we reach certain targets, a bonus commission, in each case based on premiums received on written policies. In Barbados our monthly commission is 15% and in all areas other than Barbados, it is 12.5%. Our bonus commission in each jurisdiction is 2.5%. These insurance agency agreements are coupled with a permission letter that allows us to use the Massy United logo in connection with this arrangement. The term of each of these insurance agency agreements is five years, with an option to renew for an additional five-year term. To offer Massy United's insurance, we are required to maintain certain insurance licenses, which we renew annually. In connection with this arrangement, we received commissions of $525,100, $377,104 and $0, in fiscal years 2017, 2016 and 2015, respectively.

        Paula Rajkumarsingh, one of our directors, is also a director and group chief financial officer of Massy Holdings and a director of Massy Technologies.

  Indemnification of Directors and Officers

        Under our bylaws, we will indemnify current or former directors or officers of our company who act or have acted at our request as a director or officer of a corporate body of which we are or were a shareholder or creditor, and the personal representatives of each, against all costs, charges and expenses, including amounts paid to settle an action or satisfy a judgment, reasonably incurred by such indemnified person in respect of any civil, criminal or administrative action or proceeding to which such indemnified person is made a party by reason of being or having been a director or officer of such company, provided that such indemnified person acted honestly and in good faith, he/she had reasonable grounds for believing that his/her conduct was lawful in the case of a civil, criminal or administrative action or proceeding that is enforced by a monetary penalty and he/she is fairly and reasonably entitled to an indemnity. Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors or executive officers, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.

        Our by-laws and the laws applicable to us permit us to purchase and maintain insurance for the benefit of any current or former officer or director or a person who acts or acted at our request as a director or officer of a corporate body of which we are or were a shareholder or creditor, and the personal representatives of each, in respect of any loss or liability attaching to him or her in respect of the failure to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances, whether or not we may otherwise indemnify such officer or director. We have purchased and maintain an insurance policy for that purpose, and our directors and officers are also covered by CIBC's by-laws and directors and officers insurance policy while CIBC owns more than 50% of our common shares. See "—Our Relationship with CIBC—Directors and Officers Insurance" for a discussion of how we may no longer benefit from CIBC's directors and officers insurance policy in the event that CIBC no longer holds more than 50% of our common shares.

        There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

  Other Related Party Transactions

        In the ordinary course of our business, we have engaged and expect to continue engaging through our bank in ordinary banking transactions with our directors, executive officers, their immediate family members and companies in which they may have a 5% or more beneficial ownership interest, including loans to such persons. Any such loan was made on substantially the same terms, including interest rates and collateral, as those prevailing at the time such loan was made as loans made to persons who were not related to us. These loans do not involve more than the normal credit collection risk and do not present any other unfavorable features.

  Related Party Transaction Policy

        Our board of directors will adopt a policy governing the review and approval of transactions with related parties, which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and which a related person has or will have a direct or indirect material interest. The policy will call for related person transactions, including all agreements and transactions approved by the nominating and corporate governance committee in relation to agreements and transactions involving us and CICL, and/or its subsidiaries, to be reviewed and approved or ratified by our audit committee. Our finance, risk and conduct committee will also be responsible for reviewing and, if advisable, approving any related person transaction in an amount that is equal to or greater than two percent of our capital, excluding (i) all agreements and transactions approved by the nominating and corporate governance committee and the audit committee in relation to agreements involving the Company and CICL, and/or its subsidiaries, and (ii) the terms and conditions of loans to spouses or common-law partners of members of senior management. In addition, our by-laws require shareholder approval by special resolution of certain material transactions in which a director has a material interest or is a party and voted to approve such transaction. In determining whether or not to approve a related person transaction, our audit committee will take into account, among relevant other factors, whether the related person transaction is in our best interests, whether the transaction may have a material effect on the stability or solvency of the Company, whether it involves a conflict of interest and the commercial reasonableness of the transaction.

DESCRIPTION OF SHARE CAPITAL

        The following description of our share capital summarizes certain provisions of our articles of incorporation, as amended, or our charter, and our by-laws, as amended, that will become effective as of the completion of this offering. Such summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of these documents, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part, and applicable law. Prospective investors are urged to read the exhibits for a complete understanding of our charter and by-laws.

General

        We are a corporation incorporated under the laws of Barbados on September 20, 2002. We are registered under the Barbados Companies Act with company number 8521. We are licensed under Part II of the FIA. As a public company in Barbados, we are registered as a reporting issuer under the Barbados Securities Act. Our registered office is located at The Michael Mansoor Building, Warrens, St. Michael BB22026, Barbados. Our agent for service of process in the United States in connection with this offering is CT Corporation System, 111 Eighth Avenue, New York, New York 10011.

        The business of our company is restricted to banking within the meaning of Part 2 of the FIA.

        By virtue of an amendment to our articles of incorporation to be effective upon completion of this offering, our outstanding common shares will undergo a thirty-to-one reverse split. No fractional shares will be issued by virtue of the reverse split.

Share Capital

        Following the completion of the amendment to our articles of incorporation, our authorized share capital will be comprised of (1) an unlimited number of shares designated as common shares, and (2) 180,000,000 preference shares. Under Barbados law, all shares are without any nominal or par value.

        Prior to completion of the reverse split, as of the end of 2017, there were 1,577,094,570 common shares and no preference shares issued and outstanding. We have not issued any securities in the last three years. All of the issued and outstanding common shares prior to completion of this offering are and will be fully paid. As of the end of 2017, no options to purchase our shares were issued and outstanding.

        Prior to the completion of the reverse split, we had the authority to issue non-voting Class A shares, none of which were issued and outstanding as of the date hereof.

        Subject to the Barbados Companies Act and our charter and pursuant to our by-laws, shares in the capital of our company may be allotted and issued by resolution of our board of directors. However, no share will be issued until it is fully paid.

        Under the FIA, the acquisition of 10% or more of the Company's securities by any person requires the approval of the Minister of Finance acting through the CBB. In the event a shareholder acquires more than 10% of the Company's securities, pursuant to our charter, we will have a lien on all shares in excess of the 10% threshold. In addition, we are required at the beginning of each year, or as required by the CBB, to indicate the names of all persons who directly or indirectly hold 5% or more of our shares. Under the Barbados Companies Act, any acquisitions of 25% of more of a public company's securities would be subject to the takeover bid regulations and would require the prospective buyer to issue a tender offer with respect to such securities. In addition, a holder of 10% or more of a company listed on the Barbados Stock Exchange must declare every trade of securities.

Common Shares

Rights of Holders of Our Common Shares

        Holders of our common shares have no pre-emptive, redemption, conversion or sinking fund rights. The holders of our common shares are entitled to vote at every annual or special meeting, with each common share entitled to one vote on all matters submitted to a vote, unless such shareholder is in default on any debt to us. See "—Transfer of Shares". In each financial year, as and when declared by our board of directors, holders of common shares have rights on a pro rata basis to receive non-cumulative dividends out of our realized profits or surplus, subject to the preferential dividend rights of the holders of the preference shares, if any. In the event of our liquidation and dissolution, holders of our common shares have the right to share ratably in our property and assets, subject to the rights of the holders of our preference shares, if any.

Dividend Rights

        Our directors may from time to time by resolution declare and pay dividends out of our realized profits pursuant to our articles of incorporation, provided that there is no reasonable ground to believe that upon the payment of the dividend:

  •
  we are unable (or would after the dividend payment be unable) to pay our liabilities as they become due;

  •
  the realizable value of our assets would thereby be less than the aggregate of our liabilities and stated capital of all classes;

  •
  the value of our net assets would after the payment be less than that which is required by any applicable law or under the terms of any license, or otherwise as required by any governmental authority for the conduct of our business; or

  •
  we would be in breach of the capital adequacy ratios prescribed by any banking regulatory authority and required to be maintained by us.

        We are also required to comply with exchange control regulations in connection with any dividend payment. Barbados exchange control requirements preclude us from paying dividends in U.S. dollars from income generated in Barbados. For this reason, we maintain separate accounts into which we receive income generated outside of Barbados and from which we pay dividends in U.S. dollars to shareholders who reside outside Barbados. Each time we pay a dividend, the Barbados Exchange Control Authority must approve our payment of that dividend in U.S. dollars from those separate accounts. We have historically received those approvals when requested. See "Risk Factors—Risks Relating to This Officering and Our Common Shares—Holders of our common shares may not receive dividends".

Transfer of Shares

        Our common shares are currently listed on the Barbados Stock Exchange, the Trinidad and Tobago Stock Exchange and the Eastern Caribbean Stock Exchange. We have applied to delist our common shares from the Trinidad and Tobago Stock Exchange and the Eastern Caribbean Stock Exchange, and intend to complete these delistings as soon as practical after the completion of this offering. Prior to the completion of this offering, we intend to delist our common shares from the local exchange of the Barbados Stock Exchange and concurrently relist them on the ISM.

        Our common shares will be listed after the completion of this offering on the NYSE and on the ISM. See "Supervision and Regulation". Subject to these restrictions, a holder of our common shares may transfer the title to all or any of his or her common shares by a written instrument of transfer signed by the transferor.

        If we have a lien on a registered share for a debt of that shareholder, the directors may refuse to permit the registration of a transfer of such share and may exercise any right to repurchase all of the shares of any defaulting shareholder. Until the completion of such repurchase, we have the right to exercise all rights in respect of such shares.

        Notwithstanding the application of exchange control laws in Barbados, which restrict the ownership of Barbados securities (including the common shares and other securities of a Barbados company), we have received the permission and consent of the Exchange Control Authority of Barbados which authorizes and permits the ownership and transfer of our common shares and other securities between non-residents of Barbados (including the selling shareholder). As a consequence, no further regulatory permissions are required in connection with the ownership and transfer of the common shares by non-residents of Barbados.

Meetings of Shareholders

        Under the Barbados Companies Act, a company is required to convene at least one general meeting of shareholders each year. At the requisition of holders of not less than 5% of the issued shares of our Company that carry a right to vote at a requisitioned meeting, our directors must convene a meeting of shareholders.

        Subject to the Barbados Companies Act and our charter and pursuant to our by-laws, a quorum at any meeting of the shareholders must consist of ten persons present in person and representing not less than one-third of our issued capital. Shareholder approval is required for the following:

  •
  subject to certain exceptions, any contract, act or transaction with or involving our company in which a director is a party or a director or officer has a material interest;

  •
  filling a vacancy in the office of an auditor;

  •
  institution of any proceedings for the voluntary liquidation, the commencement of bankruptcy proceedings, or the taking of any action for the appointment of a receiver, custodian, trustee or other person over the assets or any part of the company's assets; or

  •
  any action requiring shareholder approval under applicable law.

        All actions requiring shareholder approval must receive a majority of the votes cast at any such meeting except for material and corporate changes (including adjustments to a company's stated capital account, amalgamations, continuances, certain liquidations and dissolutions, extraordinary transactions and amendments to the articles of incorporation), which require no less than two-thirds of the votes of the shareholders who voted on the resolution. Notwithstanding the foregoing, a resolution in writing signed by all shareholders entitled to vote on a resolution at a meeting of the shareholders is, subject to Section 128 of the Barbados Companies Act, as valid as if it had been passed at a meeting of shareholders.

Access to Books and Records and Dissemination of Information

        Our articles of incorporation (including details of our directors and the registered office), are public documents and available at the Corporate Affairs Registry in Barbados. Material information related to us, including information relating to financial profitability, rights or bonus issues to security holders, the sale or acquisition of material assets and significant changes in ownership and control is required to be filed with the Barbados Stock Exchange and, subject to the direction of the Barbados Stock Exchange, may be required to be disclosed to the public.

        Pursuant to the Barbados Companies Act, we maintain records relating to our articles of incorporation, by-laws, any unanimous shareholder agreement, minutes of annual and special meetings and resolutions of shareholders, a register of shareholders and debenture holders at our registered office. We also maintain all accounting records, and minutes of meetings of directors and resolutions of directors, which are available to the directors, at the Michael Mansoor Building, Warrens, St. Michael, Barbados. Our shareholders and creditors are entitled to examine these records and to take extracts from these records free of charge. In addition, any other person is entitled to examine only corporate notices and registers and to take extracts of such records during usual business hours and on payment of a reasonable fee. Our books and records available for inspection are maintained at our registered office at Michael Mansoor Building, Warrens, St. Michael, Barbados.

Election and Removal of Directors

        Our by-laws provide that the board of directors shall consist of a minimum of ten and a maximum of 18 directors, as the board of directors may determine. At least 40% of our board of directors must be independent, as provided by the Corporate Governance Guidelines of the CBB. In addition, until CIBC owns less than 5% of our outstanding common shares, CIBC will have the right to nominate at least one and up to a majority of our directors. See "Our Relationship with CIBC and Related Party Transactions—Separation Agreement."

        Directors may be elected by ordinary resolution of the shareholders at an annual or special meeting.

        Our by-laws will be amended prior to the completion of this offering to provide that a director will cease to be a director upon the following:

  •
  if by reason of applicable law, the director is prohibited from acting as a director;

  •
  if the director is found by a court of competent jurisdiction to be of unsound mind;

  •
  if the director is adjudicated as bankrupt or compounds with his creditors or is declared insolvent;

  •
  if the director is convicted of an offence involving fraud or dishonesty;

  •
  if the director is sentenced to a term of imprisonment of six months or more;

  •
  if, prior to the date on which CICL ceases to directly or indirectly beneficially own at least 50% of our common shares, the director becomes a Canadian resident resulting in the majority of our board of directors comprising of a majority of Canadian residents;

  •
  if the director has completed fifteen years of services as our director at the annual meeting of the shareholders; or

  •
  if the director is ceases to be our officer, however he/she will be eligible for re-election.

        Subject to applicable law, shareholders, by ordinary resolution (more than 50% affirmative vote) passed at an annual or special meeting of shareholders, may remove any director and fill such vacancy resulting from the removal at the meeting of the shareholders at which such director is removed. If a director nominated by CICL is removed, CICL will have the right to nominate a director to replace the removed director.

        Subject to applicable law, a quorum of directors has the power at any time to appoint a director to fill a casual vacancy on our board of directors except a vacancy resulting from an increase in the number or minimum number of directors, or from a failure to elect the number or minimum number of directors as required by our charter. However, our by-laws will be amended prior to the completion of this offering to provide that, in the event a director nominated by CICL ceases to be a director, CICL has the right to nominate a director to fill such vacancy; provided that the number of directors CICL is entitled to designate under the Separation Agreement is not exceeded by virtue of election or appointment of the director nominated by CICL.

Proceedings of the Board of Directors

        Our by-laws provide that our business is to be managed and conducted by our board of directors and our directors may, subject to applicable law, delegate by resolution their powers to one or more officers of our company except for the following:

  •
  submission to shareholders of any matter requiring shareholder approval;

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  issuance of shares;

  •
  declaration of a dividend;

  •
  purchase, redemption or other acquisition of shares issued by us;

  •
  payment of a commission to any person in consideration for the purchase or agreement to purchase any shares of ours;

  •
  approval of a management proxy circular;

  •
  approval of our financial statements;

  •
  filling of a vacancy among the directors or in the office of an auditor; and

  •
  adoption, amendment or repeal of our by-laws.

        There is no requirement in our by-laws or Barbados law that directors hold any of the common shares or retire at a certain age. However, our by-laws state that a director shall cease to be a director at the annual meeting of the shareholders at which he has completed fifteen years of service as a director of the company.

        Our board of directors is required to hold at least four meetings in each financial year and at least one meeting within each financial quarter. A quorum for meetings of our board of directors is achieved when a majority of the directors are present. Matters arising at any board of directors meeting require a majority of the votes with the chairman or chair having the casting vote in the event of an equality of votes.

        The remuneration of our directors is determined by our board of directors and following completion of this offering, by our compensation committee. Our directors may award special remuneration to any director undertaking any special services on our behalf other than duties ordinarily required of a director. Directors are also entitled to traveling and other expenses properly incurred in connection with our affairs. If any of our directors or officers is employed by or performs services for us otherwise than as a director or officer, he or she is entitled to proper remuneration for such services.

        The directors may from time to time, subject to our related party transaction policy:

  •
  borrow money upon the credit of our company;

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  issue, reissue, sell or pledge debentures of our company;

  •
  subject to Section 53 of the Barbados Companies Act, give a guarantee on behalf of our company to secure performance of an obligation of any person; or

  •
  mortgage, charge, pledge or otherwise create a security interest in all or any property of our company, to secure any obligation of our company.

        A director is required to declare and disclose in reasonable detail the nature and extent of his interest where he is interested in any material contract or arrangement involving us, in accordance with the Barbados Companies Act. Generally, the director is restricted from voting on any such contract except in the case of certain statutorily specified contracts. In any other case, any vote on a resolution by an interested director is not valid unless approved by a special resolution of shareholders to whom reasonable detail of the nature and extent of that interest is given.

Indemnification of Directors and Officers

        We have adopted provisions in our by-laws that provide that, subject to Section 97 of the Barbados Companies Act, we will indemnify a director or officer, whether current or former, in respect of their actions and omissions as our director or officer, except in respect of such director or officer's fraud or dishonesty or, unless with the approval of the Supreme Court of Barbados, in respect of an action by or on behalf of our company to obtain a judgment in our favor. In addition, under our by-laws, we are not responsible for, among other things, the actions of other directors, insufficiency or deficiency of title to our property or security, loss or damage due to the tortious acts or misappropriation by another or any loss that may happen in the execution of duties. Directors and officers are entitled to an indemnity in connection with the defense of any civil, criminal or administrative action if, among other things, they were substantially successful on the merits and were fairly and reasonably entitled to indemnity.

Amendments

        Our by-laws may be amended by resolution of the directors and by ordinary resolution of the shareholders.

        Under the Barbados Companies Act, shareholders may amend our charter to increase or decrease the number of directors or the minimum or maximum number of directors. In addition, the Barbados Companies Act requires two-thirds affirmative vote of the issued and outstanding shares entitled to vote for any changes to our charter.

Amalgamations and Business Combinations

        The Barbados Companies Act permits two or more companies incorporated in Barbados (including holding and subsidiary companies), to amalgamate and continue as one company subject to the CBB's approval. With corporate amalgamation, neither of the predecessor companies ceases their existence and both continue as one body corporate with all rights, properties liabilities and actions of each of the predecessor companies. Generally, corporate amalgamation requires approval of a two-thirds majority of shareholders of each of the predecessor companies. Pursuant to the above general corporate authority, a holding company and one or more of its wholly owned subsidiaries may amalgamate where approved by resolution of the board of directors of each company. There are certain mandated provisions in respect of share ownership cancelling shares held by the holding body corporate in the predecessor subsidiary. Pursuant to the above general corporate authority, two or more wholly-owned subsidiary companies of the same body corporate may amalgamate where approved by resolution of the board of directors of each company. There are certain mandated provisions in respect of share ownership cancelling shares in a predecessor subsidiary. Subject to the provisions of the Barbados Companies Act, a sale lease or exchange of all or substantially all, the property of a company other than in the ordinary course of business of the company requires the approval of the shareholders of each class or series of shares by special resolution. The Barbados Companies Act also provides that the directors of a company, if authorized by the shareholders approving a proposed sale, lease or exchange, may, subject to the rights of third parties, abandon the sale, lease or exchange without any further approval of the shareholders.

Shareholder Suits

        Under Section 228 of the Barbados Companies Act ("Section 228"), shareholders and former shareholders have a statutory right to relief against any action by us, our affiliates or our directors against actions exercised in a manner or which effects a result that is (a) oppressive, (b) unfairly prejudicial to, or (c) unfairly disregards the interests of such shareholders. Conduct that falls under Section 228 usually fall within one or more of the following categories:

  •
  lack of valid corporate purpose;

  •
  non-arm's length dealing;

  •
  discrimination by way of benefitting the majority shareholder to the exclusion of the minority shareholder;

  •
  lack of adequate and appropriate disclosure of material information to minority shareholders; and

  •
  plan or design to eliminate minority shareholders.

        The issue as to whether any action is oppressive, unfairly prejudicial to, or unfairly disregards the interests of shareholders is a question of fact. A court in Barbados upon finding that such an action has occurred has discretion to issue an order to reverse such action and the oppressive or unfairly prejudicial results.

Exchange Controls

        Our operating subsidiaries' ability to pay dividends to us is subject to exchange control requirements in certain jurisdictions.

        Our ability to pay dividends in U.S. dollars from funds we receive from our operations is further limited by Barbados exchange control requirements, which preclude us from paying dividends in U.S. dollars from income generated in Barbados. For this reason, we maintain separate accounts into which we receive income generated outside of Barbados and from which we pay dividends in U.S. dollars to shareholders who reside outside Barbados. Each time we pay a dividend, the Barbados Exchange Control Authority must approve our payment of that dividend in U.S. dollars from those separate accounts. We have historically received those approvals when requested. See "Risk Factors—Holders of our common shares may not receive dividends".

Registrar or Transfer Agent

        The Barbados Central Securities Depository Inc. serves as our Registrar and Transfer Agent in Barbados. The Registrar is responsible for, among other things, maintaining and updating our share register, facilitating the payment of dividends and sending all material relating to shareholders meetings. Computershare Trust Company, N.A. will serve as our Registrar and Transfer Agent in the U.S.

Untraced Shareholders

        We follow the process for unclaimed dividends set out in Sections 87 to 92 of the FIA which states, among other things, that property of any kind held by or owing in the course of its business by a licensee in respect of which no activity has been evidenced for a period of 10 years is abandoned property. A licensee shall, within 60 days of the end of each financial year, report to the CBB all its holdings of abandoned property, publish in the Official Gazette and in a daily newspaper published and circulating in Barbados a notice containing the names of the owners and particulars concerning the abandoned property; and a statement that a claim in respect of property that is not claimed within 90 days from the date of the publication of the notice must be made to the CBB. Monies that are considered abandoned are surrendered to the CBB after the expiration of 90 days from the date of publication of the notice in the newspaper. A shareholder has right of claim to such monies until six years after the date of publication of the notice of surrender.

Certain Provisions of Barbados Law

Participation Rights

        As discussed above under "—Share Capital", any acquisitions of 25% or more of a public company's securities would be subject to the takeover bid regulations and would require the prospective buyer to issue a tender offer with respect to such securities. Such tender offer must be made to all holders of the company's securities.

Dissenter's Rights of Appraisal

        Under the Barbados Companies Act, a shareholder of any class of shares of a company may dissent if the company resolves to (i) amalgamate with another company, otherwise than as prescribed under the Barbados Companies Act; (ii) to sell, lease or exchange all or substantially all its property; (iii) to amend its articles to add, change or remove any provisions restricting or constraining the issue of transfer of shares of that class; or (iv) to amend its articles to add, change or remove any restriction upon the businesses that the company can carry on. A dissenting shareholder, in addition to any other right he or she has, is entitled, when the action approved by the resolution from which he or she dissents becomes effective, to be paid by the company the fair value of the shares held by such shareholder in respect of which he or she dissents.

Takeovers

        Barbados law also provides that if a person directly or indirectly acquires 25% or more of the equity of a company, or if the company seeks to repurchase more than 10% of its own shares, a takeover bid is automatically triggered. An acquiring party (which includes a company repurchasing its own shares), who, pursuant to a tender offer, acquires 90% of the shares of the offeree company, may compulsorily acquire the remaining shares held by any dissenting shareholder (i) on the same terms as the original offer; or (ii) at a price fixed by the High Court of Barbados as the fair value of the shares upon an application being made.

FIA Restrictions on Share Ownership

        No person or entity can beneficially own, directly or indirectly, an aggregate of 10% or more in any class of shares of FirstCaribbean International Bank Limited unless the person first receives the approval of the Minister of Finance of Barbados. If a person contravenes this restriction, the Minister of Finance may, by order, direct that person to dispose of all or any portion of those shares.

Listing

        All of our common shares are currently listed on Barbados Stock Exchange, the Trinidad and Tobago Stock Exchange Limited and the Eastern Caribbean Stock Exchange under the symbol "FCI". We have applied to delist our common shares from the Trinidad and Tobago Stock Exchange and the Eastern Caribbean Stock Exchange, and intend to complete these delistings as soon as practical after the completion of this offering. Prior to the completion of this offering, we intend to delist our common shares from the Barbados Stock Exchange and concurrently relist them on the ISM.

BARBADOS COMPANY CONSIDERATIONS

        Our corporate affairs are governed by the corporate law of Barbados and our articles and by-laws. The provisions of the Barbados Companies Act that apply to us differ in certain material respects from laws generally applicable to U.S. companies incorporated in the State of Delaware and their stockholders. The following is a summary of significant differences between our articles and by-laws and the Barbados Companies Act applicable to us and our shareholders and the provisions of the Delaware General Corporation Law ("DGCL") applicable to U.S. companies organized under the laws of Delaware and their stockholders. The descriptions of our articles of incorporation and by-laws reflect certain provisions that will become effective as of the completion of this offering. Certain provisions of the DGCL summarized below represent default rules which may be altered or changed through a corporation's certificate of incorporation or by-laws. This summary does not cover all the differences between applicable Barbados law and the DGCL affecting corporations and their stockholders, and as such, the following descriptions are qualified in their entirety by reference to the complete text of the relevant provisions of applicable Barbados law and our articles and by-laws and the DGCL. We encourage you to read those laws and documents.

Barbados	Delaware
Shareholder Meetings
Must be held at a place in Barbados specified in the by-laws, or in absence of such stipulation, at a place in Barbados chosen by the directors.	May be held at such time or place as designated in the certificate of incorporation or the bylaws, or if not so designated, as determined by the board of directors.
Meetings may only be held outside of Barbados if all shareholders with voting rights at the meeting agree or if the company's articles of incorporation provide for it.	May be held in or outside of Delaware.

Our by-laws provide that shareholder meetings must be held in Barbados at such date and time as the directors determine by resolution. Special shareholder meetings may be held outside of Barbados if our board of directors approves by giving written notification to our secretary indicating the territory in which the meeting shall be held.
Notice
Under our by-laws and the Barbados Companies Act, save for limited circumstances, notice of the time and place must be sent not less than 21 days nor more than 50 days before the meeting.	With limited exceptions, written notice shall be given not less than 10 nor more than 60 days before the meeting.

Barbados	Delaware

Whenever stockholders are required to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, the means of remote communication, if any, the record date for determining stockholders to vote at the meeting, if such date differs from the record date used to determine stockholders entitled to notice of the meeting, and in the case of a special meeting, the purpose or purposes for which the meeting is called.
Shareholder Voting Rights
Under the Barbados Companies Act, shareholders must elect directors by ordinary resolution at the first meeting and at each following annual meeting requiring an election of directors.	Unless the certificate of incorporation provides otherwise, stockholders may act by written consent to elect directors.

The Barbados Companies Act provides for shareholders to act outside of a vote at an annual or special meeting by unanimous written resolution only.

Subject to the articles of incorporation or by-laws of a company, an ordinary resolution, being, a majority of the shareholders entitled to vote at the meeting, present in person or represented by proxy, is necessary for the approval of any act of the shareholders. However, certain material and corporate changes (including adjustments to a company's stated capital account, amalgamations, continuances, certain liquidations and dissolutions, extraordinary transactions and amendments to the articles), must be approved by a majority of no less than two-thirds of the votes of shareholders who voted on the resolution. Our charter and by-laws do not provide otherwise.

Generally, unless otherwise specified in the certificate of incorporation or bylaws of the corporation, an affirmative vote of the majority of shares present or represented at a meeting and entitled to vote on the subject matter is required to approve any act of the stockholders, except that the election of directors requires only a plurality of the votes present or represented at the meeting. Certain matters, including certain mergers, dissolution, sales of all or substantially all assets, and other extraordinary transactions, and amendments of a corporation's certificate of incorporation, must be approved by a majority of the outstanding shares entitled to vote under the DGCL. Any person authorized to vote may authorize another person or persons to act for him or her by proxy.
A shareholder who is entitled to vote at a meeting may by means of a proxy appoint a proxy holder to attend and act at a meeting to the extent authorized by the proxy.

Unless otherwise specified in the by-laws, a quorum is constituted by the holders of a majority of the shares entitled to vote at the meeting, present in person or represented by proxy. Our by-laws provide that a quorum at any meeting of the shareholders must consist of ten persons present in person and representing not less than one-third of the issued capital of the company.
For stock corporations, the certificate of incorporation or bylaws may specify the number to constitute a quorum, but in no event shall a quorum consist of less than one-third of the shares entitled to vote at a meeting. In the absence of such specifications, a majority of the shares entitled to vote shall constitute a quorum.

Barbados	Delaware

Cumulative voting is only permissible where expressly provided for within the articles of a company, and is subject to the specific conditions related to the exercise thereof in the Barbados Companies Act. Our articles of incorporation and by-laws do not provide for cumulative voting.	The certificate of incorporation may provide for cumulative voting.

Unless the articles of incorporation state otherwise, on a show of hands, a shareholder or proxy holder has one vote and, on a poll, one vote for each share held. Joint shareholders must vote as one on the shares jointly held. Two or more shareholders may enter a written agreement concerning existing voting rights in the shares held. Our articles of incorporation do not state otherwise.

The Barbados Companies Act permits two or more companies incorporated in Barbados (including holding and subsidiary companies), to amalgamate and continue as one company. With corporate amalgamation, neither of the predecessor companies ceases their existence and both continue as one body corporate with all rights, properties liabilities and actions of each of the predecessor companies.
Any two or more corporations existing under the laws of the state may merge into a single corporation pursuant to a board resolution and upon the approval by stockholders of each constituent corporation by a majority of the outstanding shares entitled to vote, except in certain circumstances where a vote by stockholders is not required.
Generally, corporate amalgamation requires approval of a two-thirds majority of shareholders of each of the predecessor companies.

Pursuant to the above general corporate authority, a holding company and one or more of its wholly-owned subsidiaries may amalgamate where approved by resolution of the board of directors of each company. There are certain mandated provisions in respect of share ownership cancelling shares held by the holding body corporate in the predecessor subsidiary.
Any corporation owning at least 90% of the outstanding shares of each class of another corporation may merge the other corporation into itself and assume all of its obligations without the vote or consent of stockholders; however, in case the parent corporation is not the surviving corporation, the proposed merger shall be approved by a majority of the outstanding shares of the parent corporation entitled to vote at a duly called stockholder meeting.

Our by-laws require that a sale, lease or exchange of all or substantially all of the property of the company, other than in the ordinary course of business, to be approved of the shareholders of each class or series of shares by special resolution.

Barbados	Delaware

In addition, the Barbados Companies Act provides that the shareholders of a class or series of shares of the company are entitled to vote separately as a class or series in respect of a sale, lease or exchange only if the class or series is affected by the sale, lease or exchange in a manner different from the shares of another class or series. The Barbados Companies Act also provides that the directors of a company, if authorized by the shareholders approving a proposed sale, lease or exchange, may, subject to the rights of third parties, abandon the sale, lease or exchange without any further approval of the shareholders.
Every corporation may at any meeting of the board sell, lease or exchange all or substantially all of its property and assets as its board deems expedient and for the best interests of the corporation when so authorized by a resolution adopted by the holders of a majority of the outstanding shares entitled to vote, except such stockholder vote is not required for a sale, lease, or exchange to a subsidiary.

Unless the articles of incorporation or by-laws of, or any unanimous shareholder agreement relating to, the company provide otherwise, the articles are presumed to provide that the directors of the company may mortgage, charge or pledge all or any of the company's property without authorization of the shareholders. Our articles of incorporation and by-laws do not provide otherwise.
Any mortgage or pledge of a corporation's property and assets may be authorized without the vote or consent of stockholders, except to the extent that the certificate of incorporation otherwise provides.
According to the Barbados Companies Act and our by-laws, directors may delegate such power to an officer of the company.
Directors

All companies must have at least one director and, if a public company, no fewer than three directors, at least two of whom are not officers or employees of the company or any of its affiliates. Shareholders may amend the articles to increase or decrease the number of directors or the minimum or maximum number of directors. The Supreme Court of Barbados may also, on application, make an order that a person is disqualified from being a director.	The board of directors must consist of at least one member.

The number of board members or the minimum and maximum number is fixed by the articles of incorporation but such number may be amended by a special resolution of the shareholders to amend the articles in this respect.
Number of board members shall be fixed by the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number shall be made only by amendment of the certificate of incorporation.

Barbados	Delaware

Under our by-laws, there must be a minimum of ten and a maximum of 18 directors, at least 40% of whom must be independent, as provided by the Corporate Governance Guidelines of the CBB. Directors are elected by ordinary resolution at an annual or special meeting and each director holds office from date of first election or appointment until the next annual meeting at which time he or she is eligible for re-election. A director may cease to hold office for various reasons including: prohibition by law, unsound mind, bankruptcy, insolvency, fraud, dishonesty, imprisonment or 15 years of service.
Removal

Shareholders of a company may, by ordinary resolution at a special meeting, remove any directors from office.

Where the holders of any class or series of shares of a company have an exclusive right to elect one or more directors, a director elected in such manner may only be removed by an ordinary resolution at a meeting of the shareholders of that class or series of shares.

Any or all of the directors on a non-classified board may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors.

In the case of a classified board, stockholders may effect removal of any or all directors only for cause unless the certificate of incorporation otherwise provides.

In the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director's removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board of directors.

Barbados	Delaware
Duties of Directors

Subject to any unanimous shareholder agreement, the directors of a company must (i) exercise the powers of the company directly or indirectly through the employees and agents of the company, and (ii) direct the management of the business and affairs of the company.

Every director and officer of a company in exercising his/her powers and discharging his duties must (i) act honestly and in good faith with a view to the best interests of the company; and (ii) exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

In determining what the best interests of a company are, a director must have regard to the interests of the company's employees in general as well as to the interests of its shareholders. This duty is owed by the directors to the company alone; and the duty is enforceable in the same way as any other fiduciary duty owed to a company by its directors.

Under Delaware law, the business and affairs of a corporation are managed by or under the direction of its board of directors, except as may otherwise be provided in its certificate of incorporation. In exercising their powers, directors are charged with a fiduciary duty of care to protect the interests of the corporation and a fiduciary duty of loyalty to act in the best interests of its stockholders. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation.

In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties.

Barbados	Delaware
Indemnification of Directors and Officers

Except in respect of an action by or on behalf of a company to obtain a judgment in its favor, a company may indemnify a director, officer, employee or agent of the company against all costs, charges and expenses (including an amount paid to settle an action or satisfy a judgment) reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he/she is made a party by reason of being or having been, a director or officer of that company.

However, indemnification applies only if the director or officer acted honestly and in good faith with a view to the best interests of the company and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his/her conduct was lawful.

The court may make an order approving an indemnity where indemnity is sought in respect of an action brought by or on behalf of the company.

Directors and officers are entitled to an indemnity in connection with the defense of any civil, criminal or administrative action if, among other things, they were substantially successful on the merits and were fairly and reasonably entitled to indemnity.

Under our by-laws, there is a limitation of liability of directors and officers: they are not responsible for, among other things, the actions of other directors, insufficiency or deficiency of title to company property or security, loss or damage due to the tortious acts or misappropriation by another or any loss that may happen in the execution of his duties.

A corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in defense of an action, suit or proceeding by reason of such position if (i) such person acted in good faith and in a manner he/she reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, such person had no reasonable cause to believe his conduct was unlawful; provided, that with respect to an action or suit by or in the right of the corporation, no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Barbados	Delaware
Dissenter's Rights of Appraisal

A shareholder of any class of shares of a company may dissent if the company resolves to (i) amalgamate with another company, otherwise than as prescribed under the Barbados Companies Act; (ii) to sell, lease or exchange all or substantially all its property; (iii) to amend its articles of incorporation to add, change or remove any provisions restricting or constraining the issue of transfer of shares of that class; and (iv) to amend its articles of incorporation to add, change or remove any restriction upon the businesses that the company can carry on.

A dissenting shareholder, in addition to any other right he/she has, is entitled, when the action was approved by the resolution from which he/she dissents becomes effective, to be paid by the company the fair value of the shares held by him or her in respect of which he/she dissents.

Delaware law provides that a parent corporation, by resolution of its board of directors and without any stockholder vote, may merge with any subsidiary of which it owns at least 90% of each class of its capital stock. Upon any such merger, and in the event the parent corporation does not own all of the stock of the subsidiary, dissenting stockholders of the subsidiary are entitled to certain appraisal rights. In addition, any two or more corporations existing under the laws of the state may merge into a single corporation pursuant to a board resolution and upon the approval by stockholders of each constituent corporation by a majority of the outstanding shares entitled to vote, except in certain circumstances where a vote by stockholders is not required (as described above).

Delaware law also provides, subject to certain exceptions, that if a person acquires 15% of voting stock of a company, the person is an "interested stockholder" and may not engage in "business combinations" with the company for a period of three years from the time the person acquired 15% or more of voting stock unless certain conditions are met.

Takeovers

Barbados law also provides that if a person directly or indirectly acquires 25% or more of the equity of a company, or if the company seeks to repurchase more than 10% of its own shares, a takeover bid is automatically triggered.

An acquiring party (which includes a company repurchasing its own shares), who, pursuant to a tender offer, acquires 90% of the shares of the offeree company, may compulsorily acquire the remaining shares held by any dissenting shareholder (i) on the same terms as the original offer; or (ii) at a price fixed by the High Court of Barbados as the fair value of the shares upon an application being made.

With certain exceptions, appraisal rights shall be available for the shares of any class or series of stock of a corporation in a merger or consolidation if a shareholder has not voted in favor of the merger or consolidation and perfects his rights to appraisal under Delaware law. Whether appraisal rights are available in a particular transaction depends, in part, on the consideration received in the merger or consolidation and whether a corporation's shares are listed on a national securities exchange or are widely held.

Barbados	Delaware

In addition, any transaction that may result in a person or entity beneficially owning, directly or indirectly, an aggregate of 10% or more in any class of shares of a company, must first receive the approval of the Minister of Finance of Barbados. If a person contravenes this restriction, the Minister of Finance may, by order, direct that person to dispose of all or any portion of those shares.
The certificate of incorporation may provide that appraisal rights are available for shares as a result of an amendment to the certificate of incorporation, any merger or consolidation or the sale of all or substantially all of the assets.
Dissolution

A company that has not issued any shares may be dissolved at any time by resolution of all the directors.

For a company with issued and outstanding shares, the directors or any shareholders with rights to vote at an annual meeting may make a proposal to voluntarily liquidate a company that has property or liabilities. However, no property or liabilities may be dissolved unless by special resolution of the shareholders, or if it has more than one class of shares, by special resolution of the holders of each class, whether or not they are otherwise entitled to vote.

In the case of bank regulated companies, in addition to the rights under the Barbados Companies Act, the regulator has authority to commence proceedings for the judicial wind-up and liquidation of the bank company.

Under limited circumstances, the registrar may dissolve or may apply to the court for an order dissolving the company.

Under Delaware law, a corporation may voluntarily dissolve (i) if a majority of the board of directors adopts a resolution to that effect and the holders of a majority of the issued and outstanding shares entitled to vote thereon vote for such dissolution; or (ii) if all stockholders entitled to vote thereon consent in writing to such dissolution.

Barbados	Delaware
Shareholder Derivative Actions

Generally a shareholder has a remedy available for an action taken by the company that is unfairly prejudicial to or unfairly disregards the interest of a shareholder.

Derivative actions are available to shareholders if brought in good faith in the interests of the company. A current or former shareholder may apply to the court for leave to bring an action in the name and on behalf of the company or any of its subsidiaries, or intervene in an action to which any such company or any of its subsidiaries is a party. No derivative action may be brought unless the court is satisfied that (i) the complainant has given reasonable notice to the directors of the company of the intention to bring an action; (ii) that the complainant is acting in good faith; and (iii) that such action to be brought appears to be in the interests of the company.

In addition, class actions are not recognized under the Barbados Companies Act, but the rules of court permit the joinder of related actions in the same cause and representative actions can be brought on behalf of five or more persons having a similar interest.

Class actions and derivative actions generally are available to shareholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In any derivative suit instituted by a stockholder of a corporation, it shall be averred in the complaint that the plaintiff was a stockholder of the corporation at the time of the transaction of which he complains or that such stockholder's stock thereafter devolved upon such stockholder by operation of law.

SHARES ELIGIBLE FOR FUTURE SALE

        Upon the completion of this offering, we will have                    common shares issued and outstanding. All of the common shares sold in this offering will be freely transferable by persons other than by our "affiliates" (as defined under Rule 144) without restriction or further registration under the Securities Act. Sales of substantial amounts of the common shares in the public market could adversely affect prevailing market prices of the common shares. Our common shares currently trade on the Barbados Stock Exchange, the Trinidad and Tobago Stock Exchange and the Eastern Caribbean Stock Exchange. Prior to this offering, there has been no public market for the common shares in the United States or elsewhere outside Barbados, Trinidad and Tobago and the Eastern Caribbean, and although we have applied to list our common shares on the NYSE, we cannot assure you that a regular trading market will develop in the common shares in the United States. See "Risk Factors—Risks Relating to This Offering and Our Common Shares—No prior public market exists for the common shares in the United States or elsewhere except in Barbados, Trinidad and Tobago and the Eastern Caribbean, and one may not develop in the United States". Furthermore, because only a limited number of shares will be available-for-sale shortly after this offering due to the contractual and legal restrictions on resale described below, sales of substantial numbers of common shares in the public market after these restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

Lock-Up Agreements

        We, our directors and executive officers, and CIBC and certain of its affiliates have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of the common shares, or any securities convertible into or exchangeable for any of the common shares, during the period from the date of this prospectus continuing through 180 days after the date of this prospectus, except with the prior written consent of certain of the underwriters. For more information, see "Underwriting (Conflicts of Interest)".

Rule 144

        Under Rule 144 under the Securities Act, a person (or persons whose shares are aggregated) (1) who is not considered to have been one of our affiliates at any time during the 90 days preceding a sale and (2) who has beneficially owned the shares proposed to be sold for at least six months (including, in certain cases, the holding period of any prior owner other than an "affiliate") is entitled to sell his shares without restriction, subject to our compliance with the reporting obligations under the Exchange Act. An "affiliate" of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer.

        In general, under Rule 144, beginning 90 days after the date of this prospectus, a person who is deemed to be an affiliate and has beneficially owned common shares for at least six months is entitled to sell within any three-month period a number of shares that does not exceed the greater of (1) 1.0% of the number of common shares then issued and outstanding, which is expected to be equal to approximately                    common shares immediately after the completion of this offering (or                    common shares if the underwriters exercise their option to purchase additional common shares in full) and (2) the average weekly trading volume of the common shares on the NYSE during the four calendar weeks preceding the filing of a notice on Form 144 in connection with the sale.

        Any such sales by an affiliate are also subject to manner of sale provisions, notice requirements and our compliance with Exchange Act reporting obligations.

Regulation S

        Regulation S under the Securities Act provides that shares owned by any person may be sold without registration in the United States, provided that the sale is effected in an offshore transaction and no directed selling efforts are made in the United States (as these terms are defined in Regulation S), subject to certain other conditions. In general, this means that our shares may be sold in some other manner outside the United States without requiring registration in the United States. Our common shares are currently listed on the Barbados Stock Exchange, the Trinidad and Tobago Stock Exchange Limited and the Eastern Caribbean Stock Exchange. Prior to the completion of this offering, we intend to delist our common shares from the Barbados Stock Exchange and concurrently relist them on the ISM. We have applied to delist our common shares from the Trinidad and Tobago Stock Exchange and the Eastern Caribbean Stock Exchange, and intend to complete these delistings as soon as practical after the completion of this offering.

Rule 701

        Beginning 90 days after the date of this prospectus, employees, consultants and advisors who purchased common shares from us in connection with a compensatory share plan or other written agreement may be entitled to sell such shares in the United States in reliance on Rule 701 under the Securities Act. Rule 701 permits subsidiaries of an issuer to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell these shares in reliance on Rule 144 without complying with the current information or six-month holding period requirements.

 TAXATION CONSIDERATIONS

        The following discussion is a summary of certain Barbados and U.S. federal income tax considerations relating to the ownership and disposition of our common shares that may be relevant to shareholders. This summary is for general information purposes only and is based on the laws of Barbados and the United States in effect on the date hereof, which are subject to change and which changes may have retroactive effect. In view of the number of different jurisdictions where tax laws may apply to a shareholder, each shareholder is urged to consult its own professional advisers regarding the possible tax considerations relating to the ownership and disposition of our common shares.

        This summary is not intended as tax advice to any particular shareholder, which can be rendered only in light of that shareholder's particular tax situation. Accordingly, each shareholder is urged to consult such shareholder's tax adviser with respect to the specific tax consequences to such shareholder, including the application and availability of any tax treaty to such shareholder. All shareholders should seek advice based on their particular circumstances from an independent tax adviser.

Barbados Tax Considerations

        The following is a summary of the general tax considerations under Barbados law, and does not provide a complete analysis of all potential tax considerations, nor is it intended as general tax advice to any investor. The summary below is based on existing law, which is subject to change or differing interpretations. Investors are advised to consult with their own tax advisors, as to the specific tax consequences.

General

        In general, income tax applies to residents of Barbados, and non-residents of Barbados to the extent income is derived from Barbados sources only. For the purposes of this summary, the term "resident" has the meaning ascribed to such term under the Barbados Income Tax Act. No shareholder will be deemed to be a resident, domiciled or carrying on business in Barbados by reason only of (a) the ownership of common shares, or (b) any purchase or transfer of common shares, or (c) the entitlement to payments of dividends from the Company in respect of its common shares.

Taxation of Shareholders

  Income Tax on Non-Resident Shareholders

        Unless an exemption applies, non-residents of Barbados are subject to Barbados income tax on income sourced from Barbados; and as such, absent the specific exemption noted, payments of dividends on the common shares would be subject to withholding tax in Barbados. Our company has a specific tax exemption from the Barbados government, so that non-residents will not be subject to withholding tax on such dividends paid by the Company. If this exemption is repealed in the future, non-residents could be subject to a withholding tax with respect to dividends on our common shares.

  Capital Gains

        Gains arising on any sale, transfer or other disposition of the common shares will generally be considered capital gains under the Barbados tax laws in accordance with their general accounting treatment. There are no taxes on capital gains in Barbados. In certain limited circumstances, particularly with respect to non-residents that are carrying on business in Barbados, capital gains may be recharacterized as income and subject to income tax. Shareholders should consult their own tax advisers with regard to this potential recharactierzation under the Barbados tax laws.

U.S. Federal Income Tax Considerations

        This discussion is a summary of certain U.S. federal income tax consequences of owning and disposing of our common shares. It applies solely to U.S. shareholders (as defined below) that acquire the common shares in this offering and that hold the common shares as capital assets for U.S. federal income tax purposes.

        This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing, temporary and proposed Treasury regulations, published rulings and court decisions, all as of the date hereof. All of the foregoing authorities are subject to change or differing interpretations, which could apply retroactively and could affect the U.S. federal income tax considerations described herein. There can be no assurance that the IRS or a court will not take a contrary position with respect to any U.S. federal income tax considerations described below.

        This discussion does not purport to be a comprehensive description of all tax considerations that may be relevant to a decision to purchase the common shares by any particular investor. In particular, this discussion does not address tax considerations applicable to a U.S. shareholder that may be subject to special tax rules, including, without limitation, a dealer in securities or currencies, a trader in securities that elects to use a mark-to-market method of accounting for securities holdings, banks, thrifts, or other financial institutions, an insurance company, a tax-exempt organization, partnerships or other entities treated as flow-through entities for U.S. federal income tax purposes, a person that holds the common shares as part of a hedge, straddle or conversion transaction for tax purposes, a person whose functional currency for tax purposes is not the U.S. dollar, certain former citizens or residents of the United States, a person subject to the U.S. alternative minimum tax, or a person that owns or is deemed to own 10% or more of the company's stock by vote or value.

        If an entity treated as a partnership or other flow-through entity for U.S. federal income tax purposes holds common shares, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in an entity treated as a partnership for U.S. federal income tax purposes holding common shares should consult its tax advisers with regard to the U.S. federal income tax treatment of the ownership and disposition of our common shares.

Shareholders should consult their own tax advisers regarding the U.S. federal, state and local and foreign and other tax consequences of owning and disposing of our common shares in their particular circumstances.

U.S. shareholders

        For the purposes of this discussion, a "U.S. shareholder" is a beneficial owner of common shares that is:

  •
  an individual that is a citizen or resident of the United States,

  •
  a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state therein or the District of Columbia,

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  an estate whose income is subject to U.S. federal income tax regardless of its source, or

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  a trust (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise elected to be treated as a U.S. person under the applicable regulations

Taxation of Dividends

        Subject to the discussion below under the heading "—Passive Foreign Investment Company Considerations," a U.S. shareholder must include in its gross income as dividends the gross amount of any distribution paid by us to the extent that they are paid out of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Distributions in excess of current and accumulated earnings and profits, as determined for U.S. federal income tax purposes, will be treated as a non-taxable return of capital to the extent of the U.S. shareholder's basis in our common shares, causing a reduction in the U.S. shareholder's adjusted basis in such common shares, and thereafter as capital gain. We do not intend to calculate our earnings and profits under U.S. federal income tax principles and, therefore, it is expected that distributions generally will be reported to U.S. shareholders as dividends. U.S. shareholders should consult their own tax advisors regarding the tax consequences to them if we pay dividends in any non-U.S. currency.

        Dividends paid to certain non-corporate U.S. shareholders by a "qualified foreign corporation" that constitute qualified dividend income are taxable to the shareholder at the preferential rates applicable to long-term capital gains provided that certain holding period requirements are met. For this purpose, our common shares will be treated as stock of a "qualified foreign corporation" if we were not a PFIC for the taxable year in which the dividend was paid, or the preceding taxable year and if such common shares are listed on an established securities market in the United States, such as the NYSE or we are eligible for the benefits of a comprehensive income tax treaty with the United States. Our common shares will be listed on the NYSE. Accordingly, subject to the discussion below under the heading "—Passive Foreign Investment Company Considerations," dividends we pay with respect to the common shares will constitute qualified dividend income, to the extent the holding period and certain trading requirements are met.

        Dividends will not be eligible for the dividends-received deduction allowed to U.S. corporations in respect of dividends received from other U.S. corporations.

        Dividends generally will be treated as foreign source passive category income for U.S. foreign tax credit purposes. If the dividends are taxed as qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the U.S. foreign tax credit limitation will generally be limited to the gross amount of the dividend, multiplied by the preferential rate divided by the highest rate of tax normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by us with respect to the common shares will generally constitute "passive category income". The rules governing U.S. foreign tax credits are complex and U.S. shareholders are strongly urged to consult their own tax advisers regarding the applicability of U.S. foreign tax credits.

Taxation of Disposition of Common Shares

        Subject to the discussion below under the heading "—Passive Foreign Investment Company Considerations," a U.S. shareholder that sells or otherwise disposes of our common shares will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference between the amount that the U.S. shareholder realizes and the U.S. shareholder's tax basis in those common shares. Capital gain of a non-corporate U.S. shareholder is generally taxed at preferential rates where the property is held for more than one year. The gain or loss will generally be U.S. source income or loss for foreign tax credit limitation purposes. The deduction of capital losses is subject to limitations.

Passive Foreign Investment Company Considerations

        Special adverse U.S. federal income tax rules apply if a U.S. shareholder holds shares of a company that is treated as a PFIC. A foreign corporation will be considered a PFIC for any taxable year in which (1) 75% or more of its gross income is passive income (the "income test"), or (2) 50% or more of the average fair market value of its assets is attributable to assets that produce or are held for the production of passive income (the "asset test"). Passive income for this purpose generally includes dividends, interest, royalties, rents, annuities and gains from assets that produce passive income. If a foreign corporation owns at least 25% (by value) of the shares or stock of another corporation, the foreign corporation is treated, for purposes of the PFIC tests, as owning a proportionate share of the other corporation's assets and receiving its proportionate share of the other corporation's income.

        Banks generally derive a substantial part of their income from assets that are interest-bearing or that otherwise could be considered passive under the PFIC rules. The IRS has issued a notice, and has proposed regulations, that exclude from passive income any income derived in the active conduct of a banking business by a qualifying foreign bank.

        Based upon the proportion of our income derived from activities that are "bona fide" banking activities for U.S. federal income tax purposes, we do not believe we were treated as a PFIC for the 2017 tax year and, based further on our present regulatory status under local laws, the present nature of our activities, and the present composition of our assets and sources of income, we do not expect to be a PFIC for any future years. However, because PFIC status is a factual determination and because there are uncertainties in the application of the relevant rules, there can be no assurances that we will not be a PFIC for any particular year.

        If we are a PFIC in any taxable year during which a U.S. shareholder owns our common shares and the U.S. shareholder does not make a "mark-to-market" election, as discussed below, or a special "purging" election," we generally would continue to be treated as a PFIC with respect to such U.S. shareholder in all succeeding taxable years, regardless of whether we continue to meet the income or asset test discussed above. U.S. shareholders are urged to consult their own tax advisers with respect to the tax consequences to them if we were to become a PFIC for any taxable year in which they own the common shares.

        If we are a PFIC for any taxable year during which a U.S. shareholder holds the common shares and the U.S. shareholder does not make a mark-to-market election, as described below, the U.S. shareholder will be subject to special rules with respect to:

  •
  any gain realized on the sale or other disposition, including a pledge, of our common shares; and

  •
  any "excess distribution" that we make to the U.S. shareholder (generally, any distributions to the U.S. shareholder during a single taxable year that are greater than 125% of the average annual distributions received by the U.S. shareholder in respect of its common shares during the three preceding taxable years or, if shorter, the portion of the U.S. shareholder's holding period for the common shares).

        Under these rules:

  •
  the gain or excess distribution will be allocated ratably over the U.S. shareholder's holding period for the common shares;

  •
  the amount allocated to the taxable year in which the U.S. shareholder realized the gain or excess distribution and to years before we became a PFIC will be taxed as ordinary income;

  •
  the amount allocated to each other taxable year, with certain exceptions, will be subject to additional tax calculated by multiplying the amount allocated to such other taxable year by the highest tax rate in effect for that taxable year for individuals or corporations, as appropriate, and the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such year.

        Alternatively, if a U.S. shareholder owns shares in a PFIC that are treated as "marketable stock," the U.S. shareholder may make a mark-to-market election. The common shares will be treated as marketable stock if they are regularly traded on a "qualified exchange". For these purposes, the common shares will be considered regularly traded during any calendar year during which it is traded, other than in negligible quantities, on a qualified exchange, which includes the NYSE, on at least 15 days during each calendar quarter. Any trades that have as their principal purpose meeting this requirement will be disregarded.

        A U.S. shareholder that makes a mark-to-market election will not be subject to the PFIC rules described above. Instead, the U.S. shareholder will include as ordinary income each year that we are a PFIC the excess, if any, of the fair market value of its common shares at the end of the taxable year over its adjusted basis in the common shares. These amounts of ordinary income will not be eligible for the favorable tax rates applicable to qualified dividend income or long-term capital gains discussed above. The U.S. shareholder will also be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of its common shares over their fair market value at the end of the taxable year that we are a PFIC (but only to the extent of the net amount of income previously included as a result of the mark-to-market election). The U.S. shareholder's basis in its common shares will be adjusted to reflect any such income or loss amounts recognized. Any gain recognized on the sale or other disposition of the common shares in a taxable year when we are a PFIC will be treated as ordinary income and any loss will be treated as an ordinary loss (but only to the extent of the net amount of income previously included as a result of the mark-to-market election). Distributions paid on the common shares will be treated as discussed above under "—Taxation of Dividends".

        A mark-to-market election will continue to be in effect for all taxable years in which we are a PFIC and the common shares are treated as marketable stock, and may not be revoked without the consent of the IRS. If the U.S. shareholder makes a mark-to-market election with respect to its common shares, it will be treated as having a new holding period in its common shares beginning on the first day of the first taxable year beginning after the last taxable year for which the mark-to-market election applies. In the event that we are a PFIC, U.S. shareholders are urged to consult their tax advisers regarding the availability of the mark-to-market election, and whether the election would be advisable in the holder's particular circumstances. If a U.S. shareholder makes a mark-to-market election in respect of our common stock and we cease to be a PFIC, such holder will not be required to take into account the gain or loss described above during any period that we are not classified as a PFIC.

        The PFIC rules outlined above would also not apply to a U.S. shareholder if such holder were to elect to treat us as a qualified electing fund ("QEF"). An election to treat us as a QEF will not be available, however, if we do not provide the information necessary to make such an election. We do not intend to provide U.S. shareholders with the information necessary to make a QEF election, and thus, the QEF election will not be available with respect to the common shares.

        Notwithstanding any election made with respect to the common shares, dividends received with respect to the common shares will not constitute "qualified dividend income" if we are a PFIC (or are treated as a PFIC with respect to the relevant U.S. shareholder) in either the taxable year of the distribution or the preceding taxable year. Dividends that do not constitute qualified dividend income are not eligible for taxation at the reduced tax rate available to certain non-corporate holders described above in "—Taxation of Dividends". Instead, such dividends would be subject to tax at ordinary income rates.

        If a U.S. shareholder owns common shares during any taxable year in which we are a PFIC, the U.S. shareholder generally must file annual tax returns (including on Form 8621), for each taxable year that the U.S. shareholder owns the common shares.

        The U.S. federal income tax rules relating to PFICs are complex. U.S. shareholders are urged to consult their tax advisers with respect to the purchase, ownership and disposition of the common shares, any elections available with respect to such shares and the IRS information reporting obligations with respect to the purchase, ownership and disposition of the common shares.

Medicare Tax on Net Investment Income

        A U.S. person that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax on the lesser of (i) the U.S. person's "net investment income" (or "undistributed net investment income" in the case of an estate or trust) for the relevant taxable year and (ii) the excess of the U.S. person's modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals is between $125,000 and $250,000, depending on the individual's circumstances). A shareholder's net investment income generally includes its dividend income and its net gains from the disposition of shares, unless such dividends or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If a shareholder is a U.S. person that is an individual, estate or trust, the shareholder is urged to consult the shareholder's tax advisers regarding the applicability of this tax to the shareholder's income and gains in respect of the shareholder's investment in our common shares.

Information with Respect to Foreign Financial Assets

        Owners of "specified foreign financial assets" with an aggregate value in excess of $50,000 (and in some cases, a higher threshold) may be required to file an information report, Form 8938, with respect to such assets with their tax returns. "Specified foreign financial assets" include any financial accounts maintained by foreign financial institutions, as well as any of the following, if they are held for investment and not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. U.S. shareholders are urged to consult their tax advisers regarding the application of this information reporting to their ownership of our common shares.

Backup Withholding and Information Reporting

        Information reporting requirements for a non-corporate U.S. shareholder, on IRS Form 1099, will apply to (i) dividend payments or other taxable distributions made to such U.S. shareholder within the United States, and (ii) the payment of proceeds to such U.S. shareholder from the sale of our common shares effected at a U.S. office of a broker.

        Additionally, backup withholding may apply to a payment to a U.S. shareholder that (i) fails to provide an accurate taxpayer identification number, (ii) is notified by the IRS that such U.S. shareholder has failed to report all interest and dividends required to be shown on such U.S. shareholder's federal income tax returns, or (iii) in certain circumstances, fails to comply with applicable certification requirements.

        A U.S. shareholder may obtain a refund of any amounts withheld under the backup withholding rules that exceed the shareholder's income tax liability by properly filing a refund claim with the IRS.

Foreign Account Tax Compliance Withholding

        Pursuant to the FATCA enacted in 2010, a 30% withholding tax will be imposed on certain payments to certain non-U.S. financial institutions that fail to comply with certain information-reporting, account identification, withholding, certification and other FATCA-related requirements in respect of their direct and indirect United States shareholders and/or United States accountholders. To avoid becoming subject to FATCA withholding, we and other non-U.S. financial institutions may be required to report information to the IRS regarding the holders of the common shares and to withhold on a portion of payments under the common shares to certain holders that fail to comply with the relevant information reporting requirements (or the holders of the common shares directly or indirectly through certain non-compliant intermediaries). This withholding tax will not apply to payments made with respect to our common shares before January 1, 2019.

        Many countries, including Barbados, have entered into intergovernmental agreements ("IGA") to facilitate the implementation of FATCA. These IGAs modify the FATCA withholding regime described above, and generally require a financial institution such as ourselves, to report information on its U.S. accountholders to the local tax authorities, which may then pass the information to the IRS.

        We intend to take all necessary steps to comply with the Barbados IGA and any other FATCA requirement. The rules governing FATCA are complex and U.S. shareholders are strongly urged to consult their own tax advisers regarding the applicability of FATCA.

UNDERWRITING (CONFLICTS OF INTEREST)

        The selling shareholder is offering the common shares described in this prospectus through the underwriters named below. Barclays Capital Inc., UBS Securities LLC and CIBC World Markets Corp. are acting as joint book-running managers of this offering and as representatives of the underwriters. We, and the selling shareholder, have entered into an underwriting agreement with the representatives. Subject to the terms and conditions of the underwriting agreement, each of the underwriters has severally agreed to purchase, and the selling shareholder has agreed to sell to the underwriters, the number of common shares listed next to its name in the following table.

Underwriters	Number of Common Shares
Barclays Capital Inc.
UBS Securities LLC
CIBC World Markets Corp.
Keefe, Bruyette & Woods, Inc.
Raymond James & Associates, Inc.
Sandler O'Neill & Partners, L.P.
Wells Fargo Securities, LLC

Total

        The underwriting agreement provides that the underwriters must buy all of the common shares if they buy any of them. However, the underwriters are not required to pay for the common shares covered by the underwriters' option to purchase additional common shares as described below.

        The common shares are offered subject to a number of conditions, including:

  •
  receipt and acceptance of the common shares by the underwriters; and

  •
  the underwriters' right to reject orders in whole or in part.

        We have been advised by the representatives that the underwriters intend to make a market in our common shares but that they are not obligated to do so and may discontinue making a market at any time without notice.

        In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses electronically.

Option to Purchase Additional Shares

        The selling shareholder has granted the underwriters an option to purchase up to an aggregate of            additional common shares. The underwriters have 30 days from the date of this prospectus to exercise this option. If the underwriters exercise this option, they will each purchase additional common shares approximately in proportion to the amounts specified in the table above.

Underwriting Discount

        Common shares sold by the underwriters to the public will initially be offered at the initial offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $            per common share from the initial public offering price. Sales of common shares made outside of the United States may be made by affiliates of the underwriters. If all the common shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms. Upon execution of the underwriting agreement, the underwriters will be obligated to purchase the common shares at the prices and upon the terms stated therein.

        The following table shows the per common share and total underwriting discount the selling shareholder will pay to the underwriters assuming both no exercise and full exercise of the underwriters' option to purchase up to            additional common shares.

	No Exercise	Full Exercise
Per common share	$	$
Total	$	$

        The selling shareholder estimates that the total expenses of the offering payable by the selling shareholder, not including the underwriting discount, will be approximately $             million. The selling shareholder has agreed to reimburse the underwriters for their legal fees and expenses incurred in connection with clearing this offering with FINRA, in an amount not to exceed $            .

No Sales of Similar Securities

        We, the selling shareholder, our executive officers and directors, and holders of all of our common shares have entered into lock-up agreements with the underwriters. Under the lock-up agreements, subject to certain exceptions, we and each of these persons may not, without the prior written approval of offer, sell, contract to sell, pledge, or otherwise dispose of, directly or indirectly, or hedge our common shares or securities convertible into or exchangeable or exercisable for our common shares. These restrictions will be in effect for a period of 180 days after the date of this prospectus.

        , may, at any time and in their sole discretion, release some or all the securities from these lock-up agreements. If the restrictions under the lock-up agreements are waived, common shares may become available for resale into the market, subject to applicable law, which could reduce the market price of our common shares.

Indemnification

        We and the selling shareholder have agreed to indemnify the several underwriters against certain liabilities, including certain liabilities under the Securities Act. If we are unable to provide this indemnification, we, and the selling shareholder, have agreed to contribute to payments the underwriters may be required to make in respect of those liabilities.

New York Stock Exchange Listing

        We intend to apply to have our common shares approved for listing on the NYSE under the symbol "FCI".

Price Stabilization, Short Positions

        In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our common shares during and after this offering, including:

  •
  stabilizing transactions;

  •
  short sales;

  •
  purchases to cover positions created by short sales;

  •
  imposition of penalty bids; and

  •
  syndicate covering transactions.

        Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common shares while this offering is in progress.

Stabilization transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. These transactions may also include making short sales of our common shares, which involve the sale by the underwriters of a greater number of common shares than they are required to purchase in this offering and purchasing common shares on the open market to cover short positions created by short sales. Short sales may be "covered short sales," which are short positions in an amount not greater than the underwriters' option to purchase additional common shares referred to above, or may be "naked short sales," which are short positions in excess of that amount.

        The underwriters may close out any covered short position by either exercising their option, in whole or in part, or by purchasing common shares in the open market. In making this determination, the underwriters will consider, among other things, the price of common shares available for purchase in the open market as compared to the price at which they may purchase common shares through the over-allotment option.

        Naked short sales are short sales made in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing common shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common shares in the open market that could adversely affect investors who purchased in this offering.

        The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased common shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

        These stabilizing transactions, short sales, purchases to cover positions created by short sales, the imposition of penalty bids and syndicate covering transactions may have the effect of raising or maintaining the market price of our common shares or preventing or retarding a decline in the market price of our common shares. As a result of these activities, the price of our common shares may be higher than the price that otherwise might exist in the open market. The underwriters may carry out these transactions on the NYSE, in the over-the-counter market or otherwise. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of the common shares. Neither we nor any of the underwriters make any representation that the underwriters will engage in these stabilization transactions or that any transaction, once commenced, will not be discontinued without notice.

Determination of Offering Price

        Currently there is no public market for our common shares in the United States. The initial public offering price will be determined by negotiation among the selling shareholder and the representatives of the underwriters. The principal factors to be considered in determining the initial public offering price include:

  •
  the information set forth in this prospectus and otherwise available to the representatives;

  •
  our history and prospects and the history and prospects for the industry in which we compete;

  •
  our past and present financial performance;

  •
  our prospects for future earnings and the present state of our development;

  •
  the general condition of the securities market at the time of this offering;

  •
  the recent market prices of, and demand for, publicly traded common shares of generally comparable companies; and

  •
  other factors deemed relevant by the underwriters and the selling shareholder.

        The estimated public offering price range set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors. Neither we nor the underwriters can assure investors that an active trading market will develop for the common shares or that the common shares will trade in the public market at or above the initial public offering price.

Affiliations

        The underwriters and their respective affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and their affiliates may from time to time in the future engage with us and perform services for us or in the ordinary course of their business for which they will receive customary fees and expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of us. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of these securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in these securities and instruments.

Conflicts of Interest

        We and CIBC World Markets Corp., a member of FINRA, are subsidiaries of CIBC. In addition, the selling shareholder is an affiliate of CIBC and CIBC World Markets Corp. CIBC World Markets Corp. will participate in distributions of the offered securities. Therefore, a "conflict of interest" exists for CIBC World Markets Corp. within the meaning of FINRA Rule 5121(f)(5)(B). Additionally, CIBC World Markets Corp. will have a conflict of interest as defined in FINRA Rule 5121(f)(5)(c)(ii) due to the receipt of more than 5% of the net offering proceeds by one of its affiliates, the selling shareholder. Accordingly, this offering will be conducted pursuant to FINRA Rule 5121. To comply with Rule 5121, CIBC World Markets Corp. will not confirm sales of the securities to any account over which CIBC World Markets Corp. exercises discretionary authority without the prior written approval of the customer. Also, pursuant to Rule 5121, a "qualified independent underwriter" (as defined in Rule 5121) must participate in the preparation of this prospectus and the registration statement of which it forms a part and exercise the usual standards of due diligence with respect thereto. Barclays Capital Inc. has agreed to act as qualified independent underwriter for the offering and to perform a due diligence investigation and review and participate in the preparation of the prospectus and the registration statement of which it forms a part. Barclays Capital Inc. will not receive any additional fees for acting as a qualified independent underwriter.

Electronic Distribution

        A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter, prospective investors may be allowed to place orders online. The underwriters may agree with the selling shareholder to allocate a specific number of common shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus in electronic format, the information on any underwriter's website and any information contained in any other website maintained by an underwriter is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter and should not be relied upon by investors.

Selling Restrictions

Canada

        The common shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

        Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

        Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

        This document has been prepared on the basis that any offer of common shares in any Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State") will be made pursuant to an exemption under the Prospectus Directive, as implemented in that Relevant Member State, from the requirement to publish a prospectus for offers of common shares. Accordingly, any person making or intending to make an offer in that Relevant Member State of common shares which are the subject of an offering contemplated in this document may only do so in circumstances in which no obligation arises for us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we nor any underwriter has authorized, nor do we or they authorize, (i) the making of any offer of common shares through any financial intermediary (as that term is used in Article 3(2) of the Prospectus Directive), other than offers made by the underwriters which constitute the final placement of common shares contemplated by this document; or (ii) the making of any offer of common shares in circumstances in which an obligation arises for us or any underwriter to publish a prospectus for such offer.

        In relation to each Relevant Member State, an offer of common shares to the public may not be made in that Relevant Member State, except that an offer of common shares to the public may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

  (a)
  to any legal entity which is a "qualified investor" as defined in Article 2(1)(e) of the Prospectus Directive ("Qualified Investor");

  (b)
  to fewer than 150 natural or legal persons (other than Qualified Investors) subject to obtaining the prior consent of the representatives for any such offer; or

  (c)
  in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of common shares shall result in a requirement for the publication of a prospectus pursuant to Article 3 of the Prospectus Directive or any measure implementing the Prospectus Directive in a Relevant Member State and each person in a Relevant Member State who initially acquires any common shares or to whom an offer is made will be deemed to have represented, warranted and agreed to and with the underwriters that it is a Qualified Investor within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer of common shares to the public" in relation to any common shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the common shares to be offered so as to enable an investor to decide to purchase or subscribe the common shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, the expression Prospectus Directive means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in each Relevant Member State.

        In the case of any common shares being offered to a financial intermediary (as that term is used in Article 3(2) of the Prospectus Directive), such financial intermediary will also be deemed to have represented, acknowledged and agreed that the common shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of shares to the public other than their offer or resale in a Relevant Member State to Qualified Investors as so defined or in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale.

United Kingdom

        This prospectus may only be communicated or caused to be communicated to persons in the United Kingdom in circumstances where section 21(1) of the Financial Services and Markets Act 2000 does not apply. In the United Kingdom, this prospectus is only addressed to and directed to Qualified Investors (i) who have professional experience in matters relating to investments falling within the definition of "investment professional" in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order"); or (ii) who are high net worth entities and other persons to whom it may lawfully be communicated falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). Any investment or investment activity to which this prospectus relates is available only to relevant persons and will only be engaged with relevant persons. Any person who is not a relevant person should not act or relay on this prospectus or any of its contents.

Hong Kong

        The common shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) ("Companies (Winding Up and Miscellaneous Provisions) Ordinance") or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) ("Securities and Futures Ordinance"), or (ii) to "professional investors" as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the common shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to common shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Singapore

        This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the common shares may not be circulated or distributed, nor may the common shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA")) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

        Where the common shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the common shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation's securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore ("Regulation 32").

        Where the common shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the common shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than 200,000 Singapore dollars (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

Japan

        The common shares have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The common shares may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

Barbados

        This registration statement is not subject to and has not received approval from the Barbados Financial Services Commission and no statement to the contrary, explicit or implicit, is authorized to be made in this regard. The offer and sale of the common shares is a trading transaction within the meaning of the Barbados Securities Act and is addressed solely to and for the use of prospective investors outside of Barbados and is not intended for circulation in Barbados.

        This registration statement and no other document issued by use of the selling shareholder is (and under no circumstances is), to be construed as, an advertisement or a public offering of securities in Barbados by any person. No offer, or invitation or solicitation of an offer, is intended to made to the public in Barbados No shares may be offered or sold or re-sold to persons in Barbados unless in accordance with the laws of Barbados.

        We, the selling shareholder, the underwriters and their affiliates and others will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

Australia

        This registration statement is not a formal disclosure document and has not been, nor will be, lodged with the Australian Securities and Investments Commission. It does not purport to contain all information that an investor or their professional advisers would expect to find in a prospectus or other disclosure document (as defined in the Corporations Act 2001 (Australia)) for the purposes of Part 6D.2 of the Corporations Act 2001 (Australia) or in a product disclosure statement for the purposes of Part 7.9 of the Corporations Act 2001 (Australia), in either case, in relation to the common shares.

        The common shares are not being offered in Australia to "retail clients" as defined in sections 761G and 761GA of the Corporations Act 2001 (Australia). This offering is being made in Australia solely to "wholesale clients" for the purposes of section 761G of the Corporations Act 2001 (Australia) and, as such, no prospectus, product disclosure statement or other disclosure document in relation to the common shares has been, or will be, prepared.

        This registration statement does not constitute an offer in Australia other than to persons who do not require disclosure under Part 6D.2 of the Corporations Act 2001 (Australia) and who are wholesale clients for the purposes of section 761G of the Corporations Act 2001 (Australia). By submitting an application for our common shares, you represent and warrant to us that you are a person who does not require disclosure under Part 6D.2 and who is a wholesale client for the purposes of section 761G of the Corporations Act 2001 (Australia). If any recipient of this registration statement is not a wholesale client, no offer of, or invitation to apply for, our common shares shall be deemed to be made to such recipient and no applications for our common shares will be accepted from such recipient. Any offer to a recipient in Australia, and any agreement arising from acceptance of such offer, is personal and may only be accepted by the recipient. In addition, by applying for our common shares you undertake to us that, for a period of 12 months from the date of issue of the common shares, you will not transfer any interest in the common shares to any person in Australia other than to a person who does not require disclosure under Part 6D.2 and who is a wholesale client.

Switzerland

        The registration statement does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations and the common shares will not be listed on the SIX Swiss Exchange. Therefore, the registration statement may not comply with the disclosure standards of the Swiss Code of Obligations and/or the listing rules (including any prospectus schemes) of the SIX Swiss Exchange. Accordingly, the common shares may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors, which do not subscribe to the common shares with a view to distribution.

EXPENSES OF THE OFFERING

        Set forth below is an itemization of the total expenses that the selling shareholder is expected to incur in connection with this offering, excluding the underwriting discounts and commissions. All the amounts shown are estimates except for the SEC registration fee, the Financial Industry Regulatory Authority filing fee and The New York Stock Exchange listing fee.

Item	Amount to be paid*
SEC registration fee
The New York Stock Exchange listing fee
Financial Industry Regulatory Authority filing fee
Blue sky fees and expenses
Printing and engraving expenses
Legal fees and expenses
Accounting fees and expenses
Transfer Agent fees and expenses
Miscellaneous fees and expenses

Total

*
To be filed by amendment.

        The total underwriting discounts and commissions that the selling shareholder will be required to pay are set forth on the cover page of this prospectus.

 LEGAL MATTERS

        Certain matters of U.S. federal and New York state law will be passed upon for us and the selling shareholder by Mayer Brown LLP. The validity of the common shares and certain matters of Barbados law will be passed upon for us by special Barbados legal counsel, Chancery Chambers LLP. The Underwriters are being represented as to certain matters of U.S. federal law and New York state law by Skadden, Arps, Slate, Meagher & Flom LLP.

EXPERTS

        Our consolidated financial statements as of October 31, 2016 and 2017 have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The address for Ernst & Young LLP is 5 Times Square, New York, New York, 10036.

 ENFORCEMENT OF CIVIL LIABILITIES

        We are incorporated under the laws of Barbados. As a result, the rights of holders of our common shares will be governed by Barbados law and the Bank's articles and by-laws. The rights of shareholders under Barbados law may differ from the rights of shareholders of companies incorporated in other jurisdictions. Some of our directors and some of the named experts referred to in this registration statement are not residents of the United States, and a substantial portion of our assets are located outside the United States. As a result, it may be difficult for investors to effect service of process on those persons in the United States or to enforce in the United States judgments obtained in U.S. courts against us or those persons based on the civil liability provisions of the U.S. federal securities laws. However, we may be served with process in the United States with respect to actions against us arising out of or in connection with violations of U.S. federal securities laws relating to offers and sales of common shares made hereby by serving CT Corporation System, 111 Eighth Avenue, New York, New York 10011, our U.S. agent irrevocably appointed for that purpose.

        Any final in personam judgment for recovery of a definite sum of money (other than a judgment for taxes, a fine or other penalty) which is rendered against us by a court of competent jurisdiction of the State of New York or other foreign court having personal jurisdiction over the parties to the action and having jurisdiction over the subject matter of the action, and which is valid, conclusive and enforceable in such jurisdiction (other than a court in a jurisdiction recognized by the Foreign and Commonwealth Judgments (Reciprocal Enforcement) Act), will not automatically be enforceable in Barbados. Proceedings to enforce such a judgment must be initiated by way of common law action before a court of competent jurisdiction in Barbados. A Barbados court will normally order summary judgment on the basis that there is no defense to the claim for payment without an investigation of the merits of the original action unless the court of Barbados to which such judgment is represented determines that (a) the judgment was not rendered under a system of due process of law, (b) the foreign court did not have personal jurisdiction over us, (c) the foreign court did not have jurisdiction over the subject matter, (d) we did not receive appropriate notice of the proceedings in sufficient time to enable it to defend, (e) the judgment was obtained by fraud, (f) the obligations upon which the judgment was obtained would have been subject to defense under the laws of Barbados, (g) the cause of action on which the judgment is based is repugnant to the public policy of Barbados, (h) the proceedings in the foreign court were contrary to an agreement between the parties under which the dispute in question was to be settled otherwise than by proceedings in that court, (i) the foreign court was a seriously inconvenient forum for the trial of the action, or (j) the judgment conflicts with another final and conclusive judgment.

        It is doubtful whether courts in Barbados will enforce judgments obtained in other jurisdictions, including the United States, against us or our directors or officers under the securities laws of those jurisdictions or entertain actions in Barbados against us or our directors or officers under the securities laws of other jurisdictions. Further, although Barbados courts are prepared to render judgment for a monetary amount in foreign currencies but the judgment may be converted into Barbados currency for enforcement purposes.

 WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement (including amendments and exhibits to the registration statement) on Form F-1 under the Securities Act relating to common shares to be sold in this offering. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

        Upon consummation of this offering, we will become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. However, we are allowed four months to file our annual report with the SEC instead of approximately three, and we are not required to disclose certain detailed information regarding executive compensation that is required from United States domestic issuers. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently as companies that are not foreign private issuers whose securities are registered under the Exchange Act. However, press releases related to financial results and material events will also be furnished to the SEC on Form 6-Ks. Also, as a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing of proxy statements to shareholders, and our senior management, directors and principal shareholders are exempt from the reporting and "short-swing" profit recovery provisions contained in Section 16 of the Exchange Act.

        As a foreign private issuer, we are also exempt from the requirements of Regulation FD (Fair Disclosure) which, generally, are meant to ensure that select groups of investors are not privy to specific information about an issuer before other investors. We are, however, still subject to the anti-fraud and anti-manipulation rules of the SEC, such as Rule 10b-5 under the Securities Act. Since many of the disclosure obligations required of us as a foreign private issuer are different than those required by United States domestic reporting companies, our shareholders, potential shareholders and the investing public in general should not expect to receive information about us in the same amount, and at the same time, as information is received from, or provided by, other United States domestic reporting companies. We are liable for violations of the rules and regulations of the SEC which do apply to us as a foreign private issuer. See "Implications of Being an Emerging Growth Company and a Foreign Private Issuer".

        You may review and copy the registration statement, including the related exhibits and schedules, and any reports and other information we file with the SEC without charge at the SEC's Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You may also request copies of these documents upon payment of a duplicating fee by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, DC 20549.

        For further information on the Public Reference Room, please call the SEC at 1-800-SEC-0330. Our SEC filings, including the registration statement, are also available to you on the SEC's website at http://www.sec.gov. This site contains reports, proxy and information statements and other information regarding issuers, like us, that file electronically with the SEC. The information on that website is not part of this prospectus.

FIRSTCARIBBEAN INTERNATIONAL BANK LIMITED
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Statements of Income (Unaudited)

For the three months ended January 31, 2018 and 2017

(Expressed in thousands of United States dollars)

FirstCaribbean International Bank Limited

	Three months ended January 31,
	2018	2017
Interest income
Interest and fees on loans	90,918	85,402
Securities available for sale	17,203	16,566
Interest-bearing deposits	2,975	962

Total interest income	111,096	102,930

Interest expense
Deposit accounts	12,861	11,830
Borrowings	2,007	2,018
Other	1,341	2,363

Total interest expense	16,209	16,211

Net interest income before provision for loan losses	94,887	86,719
Provision for loan losses	(5,112)	(4,895)

Net interest income after provision for loan losses	89,775	81,824
Non-interest income
Service charges and fees	22,290	22,434
Underwriting fees and commissions	743	923
Fiduciary and investment management	6,873	6,669
Foreign exchange	12,845	10,139
Net realized losses on hedging, trading and securities available for sale	(33,556)	(383)
Other non-interest income	613	679

Total non-interest income	9,808	40,461

Non-interest expense
Salaries and other employee benefits	43,225	40,542
Occupancy and equipment expenses	11,429	11,085
Business taxes	10,014	9,702
Depreciation expense	5,448	4,670
Professional fees and contracted services	7,082	6,933
Technology and communication fees	2,728	2,779
Other fees and expenses	10,713	10,603

Total non-interest expense	90,639	86,314

Income before provision for taxes	8,944	35,971
Provision for income taxes	4,713	3,586

Net income	4,231	32,385

Non-controlling interests	1,090	896

Net income attributable to common shareholders	3,141	31,489

Basic and diluted earnings per share (cents)	0.2	2.0

The accompanying notes are an integral part of these financial statements.

Consolidated Statements of Comprehensive Income (Unaudited)

For the three months ended January 31, 2018 and 2017

(Expressed in thousands of United States dollars)

FirstCaribbean International Bank Limited

	Three months ended January 31,
	2018	2017
Net income	4,231	32,385
Other comprehensive income (loss), net of tax:
Net change in unrealized losses on securities available for sale	(6,922)	(3,822)
Net change in unrealized exchange gains (losses) on translation of foreign operations	2,000	(198)

Total other comprehensive income (loss), net of taxes	(4,922)	(4,020)

Total comprehensive income (loss)	(691)	28,365
Non-controlling interests	914	557

Comprehensive income (loss) attributable to common shareholders	(1,605)	27,808

The accompanying notes are an integral part of these financial statements.

Consolidated Statements of Financial Position (Unaudited)

As of January 31, 2018 and October 31, 2017

(Expressed in thousands of United States dollars)

FirstCaribbean International Bank Limited

	January 31, 2018	October 31, 2017
Assets
Cash and cash equivalents	2,366,236	2,512,595
Restricted cash	349,504	340,515
Securities available for sale	2,338,016	2,358,784
Loans and leases	6,695,259	6,671,053
Less allowance for loan and lease losses	(237,940)	(244,186)
Loans and leases, net	6,457,319	6,426,867
Property and equipment, net	161,539	161,800
Goodwill	239,848	239,848
Prepaid expenses	21,742	10,699
Other assets	440,979	314,712

Total assets	12,375,183	12,365,820

Liabilities
Interest bearing customer deposits	6,340,304	5,924,417
Non-interest bearing customer deposits	4,151,550	4,433,850
Total customer deposits	10,491,854	10,358,267
Borrowings	116,112	211,251
Other liabilities	232,575	250,173

Total liabilities	10,840,541	10,819,691

Contingencies and commitments (Note 13)
Shareholders' equity
Common stock (1,577,094,570 shares outstanding as of January 31, 2018 and October 31, 2017)	729,521	729,521
Capital surplus	3,119	3,119
Accumulated other comprehensive income (loss)	(51,011)	(78,912)
Retained earnings	823,388	862,712
Non-controlling interests	29,625	29,689

Total shareholders' equity	1,534,642	1,546,129

Total liabilities and shareholders' equity	12,375,183	12,365,820

The accompanying notes are an integral part of these financial statements.

Consolidated Statements of Changes in Equity (Unaudited)

For the period ended January 31, 2018

(Expressed in thousands of United States dollars)

FirstCaribbean International Bank Limited

	Common Stock	Capital Surplus	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Non- Controlling Interests	Total Shareholders' Equity
Balance as of October 31, 2017	729,521	3,119	(78,912)	862,712	29,689	1,546,129
Net income	—	—	—	3,141	1,090	4,231
Other comprehensive income (loss)	—	—	(4,746)	—	(176)	(4,922)
Cumulative effect of adoption of new accounting standard	—	—	—	(3,548)	—	(3,548)
Reclassified losses from accumulated other comprehensive loss, (net of tax)	—	—	32,647	—	—	32,647
Dividends and distributions paid to common shareholders	—	—	—	(38,917)	—	(38,917)
Dividends and distributions paid to non-controlling interests	—	—	—	—	(978)	(978)

Balance as of January 31, 2018	729,521	3,119	(51,011)	823,388	29,625	1,534,642

The accompanying notes are an integral part of these financial statements.

Consolidated Statements of Cash Flows (Unaudited)

For the three months ended January 31, 2018 and 2017

(Expressed in thousands of United States dollars)

FirstCaribbean International Bank Limited

	Three months ended January 31,
	2018	2017
Operating activities:
Net Income	4,231	32,385
Adjustments to reconcile net income to operating cash flows:
Provision for loan losses	5,112	4,895
Depreciation expense	5,448	4,670
Net gains on disposals of property and equipment	(16)	—
Net losses on hedging, trading and securities available for sale	33,556	383
Net cash flows provided by operating income before changes in operating assets and liabilities	48,331	42,333
Changes in operating assets and liabilities:
Net (increase) decrease in restricted cash	(8,989)	16,707
Net increase in other assets	(126,267)	(23,960)
Net decrease in other liabilities	(17,598)	(17,624)
Net increase in prepaid expenses	(11,043)	(3,529)

Net cash (used in) provided by operating activities	(115,566)	13,927

Investing activities:
Purchases of property and equipment	(5,171)	(6,625)
Purchases of securities available for sale	(887,037)	(529,268)
Proceeds from sales and maturities of securities available for sale	899,980	458,753
Net (increase) decrease in loans and leases	(39,118)	47,693
Acquisition of additional interest in subsidiary	—	69

Net cash used in investing activities	(31,346)	(29,378)

Financing activities
Net increase in customer deposits	133,587	303,942
Proceeds from borrowings	—	13,833
Repayments of borrowings	(95,139)	—
Dividends and distributions paid to common shareholders	(38,917)	(38,917)
Dividends and distributions paid to non-controlling interests	(978)	(863)

Net cash (used in) provided by financing activities	(1,447)	277,995

Net (decrease) increase in cash and cash equivalents for the period	(148,359)	262,544
Effect of exchange rate changes on cash and cash equivalents	2,000	(198)
Cash and cash equivalents, beginning of period	2,512,595	1,525,868

Cash and cash equivalents, end of period	2,366,236	1,788,214

The accompanying notes are an integral part of these financial statements.

Notes to the Consolidated Financial Statements (Unaudited)

For the three months ended January 31, 2018 and 2017

(Expressed in thousands of United States dollars)

FirstCaribbean International Bank Limited

Note 1. Summary of Significant Accounting Policies

Basis of Presentation

        FirstCaribbean International Bank Limited is a bank holding company incorporated and headquartered in Barbados in Warrens, St. Michael. FirstCaribbean International Bank Limited and its subsidiaries (collectively "the Bank") are registered under the relevant financial and corporate legislations of 17 countries in the Caribbean and provide a broad range of financial products and services related to banking and other related activities. The majority of the Bank's operations consist of customary commercial and consumer banking services, including, but not limited to, lending, leasing, deposit services, trust and investment activities, brokerage services, and trade financing. The Bank has a primary listing on the Barbados Stock Exchange, with further listings in Trinidad and the Eastern Caribbean.

        The Bank's parent and controlling party is CIBC Investments (Cayman) Limited, which holds 91.7% of the Bank's issued shares and is incorporated in Cayman. The ultimate parent company is Canadian Imperial Bank of Commerce ("CIBC").

        The accounting and reporting principles of the Bank conform to U.S. generally accepted accounting principles ("U.S. GAAP") and prevailing practices within the financial services industry. The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts in the consolidated financial statements and accompanying notes. Actual results may differ from those estimates and such differences could be material to the consolidated financial statements.

        The accompanying consolidated financial statements have been prepared in accordance with U.S. GAAP for interim financial information. Accordingly, they do not include all of the information and accompanying notes required by U.S. GAAP for complete financial statements and should be read in conjunction with the audited consolidated financial statements and related notes for the year ended October 31, 2017 included elsewhere in this report.

Consolidation

        The consolidated financial statements include the accounts of the Bank and its subsidiaries controlled by ownership of a majority voting interest, and those variable interest entities ("VIE") where the Bank is the primary beneficiary. Intercompany accounts and transactions have been eliminated. The Bank consolidates subsidiaries where it holds, directly or indirectly, more than 50% of the voting rights or where it exercises control. Changes in a parent's ownership interest that do not result in a change in control of the subsidiary are accounted for as equity transactions.

        The Bank is deemed to have a controlling financial interest and is the primary beneficiary of a VIE if it has both the power to direct the activities of the VIE that most significantly impact the VIE economic performance and an obligation to absorb losses or the right to receive benefits that could potentially be significant to the VIE. The determination of whether the Bank meets the criteria to be considered the primary beneficiary of a VIE requires a periodic evaluation of all transactions with the entity.

Notes to the Consolidated Financial Statements (Unaudited) (Continued)

For the three months ended January 31, 2018 and 2017

(Expressed in thousands of United States dollars)

FirstCaribbean International Bank Limited

Note 1. Summary of Significant Accounting Policies (Continued)

Foreign Currency Translation

        The functional currency of the Bank is Barbados dollars; however, these consolidated financial statements are presented in United States dollars as this currency is universally accepted and recognized in all the territories in which the Bank operates. Effective November 1, 2017, the functional currency of the Bank was changed to United States dollars. Each entity in the Bank determines its own functional currency, and items included in the consolidated financial statements of each entity are measured using that currency.

        Transactions in foreign currencies are initially recorded by the Bank's entities at their respective functional currency rates prevailing at the date of the transaction.

        Monetary assets and liabilities denominated in foreign currencies are translated into the functional currency at rates prevailing at the reporting date and non-monetary assets and liabilities are translated at historic rates.

        Revenue and expenses denominated in foreign currencies are translated into the Bank's functional currency using prevailing average monthly exchange rates. Realized and unrealized gains and losses on foreign currency positions are reported in earnings of the current year. Translation differences on securities classified as available for sale are included within other comprehensive income (OCI).

        On consolidation, exchange differences arising from the translation of the net investment in foreign operations are taken to other comprehensive income. When a foreign operation is sold, the component of other comprehensive income relating to that particular foreign operation is recognized in the statement of income as part of the gain or loss on sale.

Derivative Financial Instruments, Including Hedging

        In August 2017, FASB issued ASU 2017-12, Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities. This ASU amends and simplifies existing guidance in order to allow companies to more accurately present the economic effects of risk management activities in their financial statements. This includes simplifying how hedge results are presented and disclosed both on the face of the financial statements and in the footnotes, and provides relief around the documentation and assessment requirements.

        The new guidance significantly reduces but does not eliminate interest-rate related hedge ineffectiveness. The amendments are effective for fiscal years beginning after December 15, 2018 and interim periods within those fiscal years, with early adoption being permitted. The Bank has early adopted the guidance beginning November 1, 2017. The financial statements include a cumulative-effect adjustment to opening retained earnings. The adjustment as of November 1, 2017 reduced retained earnings by approximately $3.5 million and the loans carrying value increased by approximately $3.5 million.

Notes to the Consolidated Financial Statements (Unaudited) (Continued)

For the three months ended January 31, 2018 and 2017

(Expressed in thousands of United States dollars)

FirstCaribbean International Bank Limited

Note 1. Summary of Significant Accounting Policies (Continued)

Accounting Standards Not Yet Adopted

        The following accounting developments were either issued during the ten months ended October 31, 2017 or are accounting standards pending adoption:

        In January 2017, the Financial Accounting Standards Board ("FASB") published Accounting Standards Update (ASU) No. 2017-03 Accounting Changes and Error Corrections (Topic 250) and Investments—Equity Method and Joint Ventures (Topic 323)—Amendments to SEC Paragraphs Pursuant to Staff Announcement at the September 22, 2016 and November 17, 2016 EITF Meetings. The amendments in this update reflect the Securities Exchange Commission (SEC) Staff Announcement "Disclosure of the Impact that Recently Issued Accounting Standards Will Have on the Financial Statements of a Registrant When Such Standards Are Adopted in a Future Period (in accordance with Staff Accounting Bulletin [SAB] Topic 11.M)". It applies to ASU 2014-09 Revenue from Contracts with Customers (Topic 606), ASU 2016-02 Leases (Topic 842), and ASU 2016-13 Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The amendments required by this ASU are reflected in the ASU discussions for 2014-09, 2016-02 and 2016-13 that are discussed in the following paragraphs.

        In May 2014, the FASB and the International Accounting Standards Board ("IASB") issued converged final standards on revenue recognition. The FASB issued ASU No. 2014-09 Revenue from Contracts with Customers (Topic 606) ("ASU 2014-09"). The core principle of the new standards is that revenue is recognized when a customer obtains control of a good or service compared to the existing model that is based on the transfer of risks and rewards. As a result of the change, revenue could be recognized earlier or later than under current U.S. GAAP and in addition, the update could require extensive new disclosures. The standard is effective for fiscal years and interim periods within those fiscal years, beginning after December 15, 2017. For the Bank, this would be periods beginning November 1, 2018. Earlier application is permitted only as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that reporting period.

        The Bank has determined that this standard will affect non-interest income items that are fee generating but does not expect the impact to have a significant effect. The Bank plans to apply the modified retrospective method for initial transition.

        In February 2016, the FASB published ASU No. 2016-02 Leases (Topic 842), which requires the recognition of lease assets and lease liabilities by lessees for those leases classified as operating leases under previous U.S. GAAP. This update is effective for public business entities for fiscal years, and interim periods with in those fiscal years, beginning after December 15, 2018. Early application is permitted. The Bank has determined that this standard will have an effect due to the recognition of lease assets and lease liabilities currently classified as operating leases, which will result in the recognition of assets and corresponding lease liabilities.

        In June 2016, the FASB published ASU No. 2016-13 Financial Instruments—Credit Losses. The amendments in this update provide a new impairment model, known as the current expected credit loss model that is based on expected losses rather than incurred losses. The amendments in this update are also intended to reduce the complexity and reduce the number of impairment models entities use to

Notes to the Consolidated Financial Statements (Unaudited) (Continued)

For the three months ended January 31, 2018 and 2017

(Expressed in thousands of United States dollars)

FirstCaribbean International Bank Limited

Note 1. Summary of Significant Accounting Policies (Continued)

account for debt instruments. For public business entities that meet the U.S. GAAP definition of an SEC filer, the effective date for this update for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. For the Bank, this would be periods beginning November 1, 2020. With the early adoption of International Financial Reporting Standards (IFRS) 9—Financial Instruments for its IFRS reporting which includes expected credit loss modeling, the Bank expects to be prepared for this FASB standard change.

        In January 2017, the FASB published ASU No. 2017-04 Intangibles—Goodwill and Other (Topic 350)—Simplifying the Test for Goodwill Impairment. To simplify the subsequent measurement of goodwill, the FASB eliminated Step 2 from the goodwill impairment test, and therefore an entity should perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount and recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit's fair value.

        The loss recognized should not exceed the total amount of goodwill allocated to that reporting unit and an entity should consider income tax effects from any tax deductible goodwill on the carrying amount of the reporting unit when measuring the goodwill impairment loss, if applicable. This update should be adopted on a prospective basis by a public business entity that is a US SEC filer for its annual or any interim goodwill impairment tests in fiscal years beginning after December 15, 2019. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The Bank is not planning to adopt this guidance early.

        In March 2017, the FASB published ASU No. 2017-07 Compensation—Retirement Benefits (Topic 715)—Improving the Presentation of Net Periodic Pension Cost and Net Periodic Post-retirement Benefit Cost. The amendments in this update require that an employer report the service cost component in the same line item or items as other compensation costs arising from services rendered by the pertinent employees during the period. The other components of net benefit cost are required to be presented in the income statement separately from the service cost component and outside a subtotal of income from operations, if one is presented.

        The amendments in this update are effective for public business entities for annual periods beginning after December 15, 2017, including interim periods within those annual periods. Early adoption is permitted. The amendments in this update should be applied retrospectively for the presentation of the service cost component and the other components of net periodic pension cost and net periodic post-retirement benefit cost in the income statement and prospectively, on and after the effective date, for the capitalization of the service cost component of net periodic pension cost and net periodic post-retirement benefit in assets. The Bank has determined that this standard will have an effect on the presentation of other components of net benefit cost in the consolidated statements of operations and statements of comprehensive income.

        In March 2017, the FASB published ASU No. 2017-08 Receivables—Nonrefundable Fees and Other Costs (Subtopic 310-20) Premium Amortization on Purchased Callable Debt Securities. The amendments in this update shorten the amortization period for certain callable debt securities held at a premium by requiring the premium to be amortized to the earliest call date. The amendments do not require an accounting change for securities held at a discount; the discount continues to be amortized

Notes to the Consolidated Financial Statements (Unaudited) (Continued)

For the three months ended January 31, 2018 and 2017

(Expressed in thousands of United States dollars)

FirstCaribbean International Bank Limited

Note 1. Summary of Significant Accounting Policies (Continued)

to maturity. The amendments in this update are effective for public business entities for annual periods beginning after December 15, 2018, including interim periods within those annual periods. Early adoption is permitted. The Bank has determined that this standard will apply depending on the investments held at the time of adoption, but does not expect the impact to have a significant effect.

        In May 2017, the FASB published ASU No. 2017-09 Compensation—Stock Compensation (Topic 718)—Scope of Modification Accounting. The amendments in this update provide guidance about which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting in Topic 718. The amendments in this update are effective for public business entities for annual periods beginning after December 15, 2017, including interim periods within those annual periods. Early adoption is permitted. The Bank currently has no outstanding share-based payment awards.

        In August 2017, the FASB published ASU No. 2017-12 Derivatives and Hedging (Topic 815)—Targeted Improvements to Accounting for Hedging Activities. The amendments in this update better align an entity's risk management activities and financial reporting for hedging relationships through changes to both the designation and measurement guidance for qualifying hedging relationships and the presentation of hedge results. To meet that objective, the amendments expand and refine hedge accounting for both nonfinancial and financial risk components and align the recognition and presentation of the effects of the hedging instrument and the hedged item in the financial statements. The amendments in this Update also make certain targeted improvements to simplify the application of hedge accounting guidance and ease the administrative burden of hedge documentation requirements and assessing hedge effectiveness. The amendments in this update are effective for public business entities for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. Early application is permitted in any interim period after issuance of the update and all transition requirements and elections should be applied to hedging relationships existing on the date of adoption. For the Bank, the amendments relating to the recognition and presentation of net investment hedges will apply. The Bank is assessing the impact of the early adoption of this guidance.

Notes to the Consolidated Financial Statements (Unaudited) (Continued)

For the three months ended January 31, 2018 and 2017

(Expressed in thousands of United States dollars)

FirstCaribbean International Bank Limited

Note 2. Cash and Cash Equivalents

	January 31, 2018	October 31, 2017
Cash	113,439	101,844
Demand deposits with central banks—interest bearing	93,092	119,874
Demand deposits with central banks—non-interest bearing	807,204	782,384
Due from banks	1,937,002	1,929,375

	2,950,737	2,933,477
Less: Mandatory reserve deposits with central banks	(349,504)	(340,515)

	2,601,233	2,592,962
Due from banks—interest bearing (greater than 90 days maturity)	(234,997)	(80,367)

	2,366,236	2,512,595

        The Bank has a regulatory requirement to maintain a percentage of deposit liabilities as cash on hand and/or deposits with the Central Banks in the countries it operates in. These funds are not available to finance the Bank's day-to-day operations and as such are excluded from cash resources to arrive at cash and cash equivalents. The Bank's required reserve balances were $349.5 million and $340.5 million as of January 31, 2018 and October 31, 2017, respectively.

Note 3. Securities Available For Sale

        As of January 31, 2018 and October 31, 2017, securities available for sale consisted predominantly of the following investment categories:

        U.S. Treasury and other U.S. government agencies debt securities—includes U.S. Treasury notes and debt securities issued by government-sponsored enterprises.

        Foreign government debt securities—includes debt securities issued by non-U.S. government-sponsored enterprises.

        Corporate debt securities—includes debt securities issued by corporations.

        Other debt securities—includes debt securities which do not fall into the above categories.

        As of January 31, 2018 and October 31, 2017, all of the Bank's securities were classified as available for sale debt securities.

Notes to the Consolidated Financial Statements (Unaudited) (Continued)

For the three months ended January 31, 2018 and 2017

(Expressed in thousands of United States dollars)

FirstCaribbean International Bank Limited

Note 3. Securities Available For Sale (Continued)

        Amortized cost and fair value of securities available for sale as of January 31, 2018 and October 31, 2017 were as follows:

	January 31, 2018
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. treasury and other U.S. government agencies debt securities	349,179	2	(122)	349,059
Foreign government debt securities	1,214,125	8,124	(3,391)	1,218,858
Corporate debt securities	716,693	32	(1,319)	715,406
Other debt securities	55,411	—	(718)	54,693

Total securities available for sale	2,335,408	8,158	(5,550)	2,338,016

	October 31, 2017
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. treasury and other U.S. government agencies debt securities	259,424	—	(45)	259,379
Foreign government debt securities	1,219,653	12,292	(14,125)	1,217,820
Corporate debt securities	843,731	4,292	(21,422)	826,600
Other debt securities	55,450	—	(465)	54,985

Total securities available for sale	2,378,258	16,584	(36,057)	2,358,784

        Proceeds from maturities and sales of securities totaled $0.9 billion for the period ended January 31, 2018, compared to $0.5 billion for the period ended January 31, 2017. The Bank recorded gross realized losses of $31.2 million and $Nil for the periods ended January 31, 2018 and 2017 respectively. The income tax expense related to the Bank's net realized gains (losses) on the sale of securities available for sale was $331 thousand and ($5) thousand for the periods ended January 31, 2018 and 2017 respectively. Gains and losses realized on sales of securities are determined using the specific identification method.

        Interest income from taxable securities available for sale was $17.2 million and $16.6 million for the periods ended January 31, 2018 and 2017 respectively. The Bank did not own any non-taxable securities available for sale during the periods ended January 31, 2018 and 2017.

Notes to the Consolidated Financial Statements (Unaudited) (Continued)

For the three months ended January 31, 2018 and 2017

(Expressed in thousands of United States dollars)

FirstCaribbean International Bank Limited

Note 3. Securities Available For Sale (Continued)

        The amortized cost and fair value of debt securities by contractual maturity are shown below:

	January 31, 2018		October 31, 2017
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due within one year	1,287,426	1,287,646	1,329,671	1,309,757
Due after one year through five years	781,682	784,520	696,137	692,224
Due after five year through ten years	103,625	106,099	175,350	179,802
After ten years	162,675	159,751	177,100	177,001

Total securities available for sale	2,335,408	2,338,016	2,378,258	2,358,784

        For the periods ended January 31, 2018 and 2017, there were no securities pledged to secure financial transactions.

        The Bank held the following debt securities with a single issuer in excess of 10% of shareholders' equity as of January 31, 2018 and October 31, 2017:

	January 31, 2018		October 31, 2017
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Government of Barbados	377,122	371,030	378,248	374,308
Government of Bahamas	443,270	443,633	426,175	427, 293
U.S. Treasury	349,179	349,059	259,424	259,379

        The following table presents the unrealized gross losses and fair values of securities in the available-for-sale portfolio by length of time that the individual securities in each category have been in a continuous loss position as of January 31, 2018 (64 individual securities) and October 31, 2017 (52 individual securities), respectively. The unrealized losses on investment securities were attributable to market conditions.

	January 31, 2018
	Less than 12 months		More than 12 months		Total
Time in Continuous Loss Position	Unrealized Losses	Fair value	Unrealized Losses	Fair value	Unrealized Losses	Fair value
U.S. treasury and other U.S. government agencies debt securities	(121)	109,253	—	—	(121)	109,253
Foreign government debt securities	(250)	95,164	(3,142)	61,774	(3,392)	156,938
Corporate debt securities	(1,270)	269,756	(49)	29,950	(1,319)	299,706
Other debt securities	—	—	(718)	54,742	(718)	54,742

Total securities available for sale	(1,641)	474,173	(3,909)	146,466	(5,550)	620,639

Notes to the Consolidated Financial Statements (Unaudited) (Continued)

For the three months ended January 31, 2018 and 2017

(Expressed in thousands of United States dollars)

FirstCaribbean International Bank Limited

Note 3. Securities Available For Sale (Continued)

	October 31, 2017
	Less than 12 months		More than 12 months		Total
Time in Continuous Loss Position	Unrealized Losses	Fair value	Unrealized Losses	Fair value	Unrealized Losses	Fair value
U.S. treasury and other U.S. government agencies debt securities	(45)	(149,439)	—	—	(45)	149,439
Foreign government debt securities	(327)	101,464	(13,798)	63,461	(14,125)	164,925
Corporate debt securities	(744)	92,983	(20,678)	186,515	(21,422)	279,498
Other debt securities	(12)	5,480	(453)	49,505	(465)	54,985

Total securities available for sale	(1,128)	349,366	(34,929)	299,481	(36,057)	648,847

	October 31, 2017
	Less than 12 months		More than 12 months		Total
Time in Continuous Loss Position	Unrealized Losses	Fair value	Unrealized Losses	Fair value	Unrealized Losses	Fair value
U.S. treasury and other U.S. government agencies debt securities	(45)	149,439	—	—	(45)	149,439
Foreign government debt securities	(327)	101,464	(13,798)	63,461	(14,126)	164,925
Corporate debt securities	143	92,983	(20,678)	186,515	(20,535)	293,265
Other debt securities	(12)	5,480	(453)	49,505	(465)	54,985

Total securities available for sale	(242)	363,133	(34,929)	299,481	(35,171)	662,614

Other Than Temporary Impairment (OTTI)

        At January 31, 2018 and October 31, 2017, the Bank did not have the intent to sell and determined it was more likely than not that the Bank would not be required to sell the securities prior to recovery of the amortized cost basis. The following table summarizes the credit loss recognized in earnings on debt securities for which a portion of the OTTI was recognized in OCI. The credit loss positions are calculated using estimated future cash flows which are discounted based on the original effective interest rates. The future cash flows are estimated based on management's judgment as to when and how much cash will be received.

January 31, 2018
Fair value
Balance, beginning of period	2,604
Accretion recognized due to changes in cash flows expected to be collected over the remaining expected term	(143)

Balance, end of period	2,461

        At January 31, 2018 and October 31, 2017, there were no non-credit OTTI losses on securities available for sale.

Notes to the Consolidated Financial Statements (Unaudited) (Continued)

For the three months ended January 31, 2018 and 2017

(Expressed in thousands of United States dollars)

FirstCaribbean International Bank Limited

Note 4. Loans and Leases and the Allowance for Loan and Lease Losses

Loans and Leases

        As of January 31, 2018 and October 31, 2017, gross loans and leases were comprised of the following:

	January 31, 2018	October 31, 2017
Commercial	3,558,255	3,517,987
Commercial real estate	409,853	486,610
Consumer	703,225	674,111
Residential	2,013,150	1,981,069
Lease financing	10,776	11,276

Total loans and leases	6,695,259	6,671,053

        Loans Portfolio Analysis by segment and domicile:

	January 31, 2018
	Barbados	Bahamas	Cayman	Other	Total
Commercial	1,388,139	755,133	587,641	827,342	3,558,255
Commercial real estate	40,517	44,009	127,769	197,558	409,853
Consumer	138,587	196,732	80,626	287,280	703,225
Residential	267,605	882,182	305,608	557,755	2,013,150
Lease financing	—	—	—	10,776	10,776

Total gross loans	1,834,848	1,878,056	1,101,644	1,880,711	6,695,259
Less: specific allowance for credit losses	(12,968)	(82,053)	(4,725)	(60,608)	(160,354)
Less: collective allowance for credit losses	(13,486)	(18,140)	(9,797)	(36,163)	(77,586)

Net loans	1,808,394	1,777,863	1,087,122	1,783,940	6,457,319

	October 31, 2017
	Barbados	Bahamas	Cayman	Other	Total
Commercial	1,508,272	788,644	586,277	634,794	3,517,987
Commercial real estate	33,893	48,923	131,061	272,733	486,610
Consumer	135,040	157,395	160,366	221,310	674,111
Residential	271,837	885,320	292,114	531,798	1,981,069
Lease financing	—	—	—	11,276	11,276

Total gross loans	1,949,042	1,880,282	1,169,818	1,671,911	6,671,053
Less: specific allowance for credit losses	(18,552)	(86,303)	(4,983)	(57,018)	(166,856)
Less: collective allowance for credit losses	(14,063)	(18,565)	(9,629)	(35,073)	(77,330)

Net loans	1,916,427	1,775,414	1,155,206	1,579,820	6,426,867

Notes to the Consolidated Financial Statements (Unaudited) (Continued)

For the three months ended January 31, 2018 and 2017

(Expressed in thousands of United States dollars)

FirstCaribbean International Bank Limited

Note 4. Loans and Leases and the Allowance for Loan and Lease Losses (Continued)

        Outstanding loan balances are reported net of unearned income, including net deferred loan costs, and unamortized discounts and premiums of $83.5 million and $83.3 million at January 31, 2018 and October 31, 2017, respectively.

        The table below presents the recorded investment in loans by portfolio segment and impairment methodology:

	January 31, 2018		October 31, 2017
	Amounts specifically evaluated	Amounts collectively evaluated	Amounts specifically evaluated	Amounts collectively evaluated
Commercial	93,927	3,464,328	88,866	3,429,121
Commercial real estate	8,803	401,050	16,701	469,909
Consumer	17,705	685,520	15,762	658,349
Residential	170,665	1,842,485	159,228	1,821,841
Lease financing	—	10,776	—	11,276

Total gross loans	291,100	6,404,159	280,557	6,390,496

        The Bank's leasing activities consist primarily of leasing automobiles and commercial equipment. Lessees are responsible for all maintenance, taxes and insurance on the leased property.

        The following lists the components of the net investment in financing leases:

	January 31, 2018	October 31, 2017
Total minimum lease payments to be received	11,673	12,340
Unearned income	(897)	(1,064)

Net investment in financing leases	10,776	11,276

        At January 31, 2018, the schedule of future minimum lease payments to be received was as follows:

Minimum Lease Payments
Period ending January 31:
2018	5,058
2019	1,897
2020	2,899
2021	1,237
2022	582
Thereafter	—

Total	11,673

Notes to the Consolidated Financial Statements (Unaudited) (Continued)

For the three months ended January 31, 2018 and 2017

(Expressed in thousands of United States dollars)

FirstCaribbean International Bank Limited

Note 4. Loans and Leases and the Allowance for Loan and Lease Losses (Continued)

        At January 31, 2018 and October 31, 2017, loan and lease commitments were comprised of the following:

	January 31, 2018	October 31, 2017
Commercial	388,379	329,733
Commercial real estate	48,264	50,719
Consumer	210,971	258,524
Residential	9,482	7,868

Total loans and lease commitments	657,096	646,844

        The allowance is increased by provisions for loan and lease losses and reduced by charge-offs, net of recoveries and the change in allowance due to the passage of time commonly referred to as the "time value of money". Consumer loans and leases are generally charged off upon determination of no possible recovery. Credit cards are charged off after 180 days. Other loans and leases may be charged off to the extent they are classified as losses. Recoveries of amounts that have previously been charged off are credited to the allowance and are generally recorded only to the extent that cash is received.

        The allowance was comprised of the following:

	January 31, 2018
Allowance for loan and lease losses	Commercial	Commercial real estate	Consumer	Residential	Total
Balance at beginning of period	90,201	3,269	41,473	109,243	244,186
Charge-offs	(3,846)	(413)	(1,687)	(5,922)	(11,868)
Recoveries	277	—	567	—	844
Increase (decrease) in provision	9,761	(153)	(6,678)	2,182	5,112
Change in allowance due to passage of time	(263)	—	—	(71)	(334)

Balance at end of period	96,130	2,703	33,675	105,432	237,940

Specific allowance	45,935	1,232	26,932	86,255	160,354
Collective allowance	50,195	1,471	6,743	19,177	77,586

Balance at end of period	96,130	2,703	33,675	105,432	237,940

Notes to the Consolidated Financial Statements (Unaudited) (Continued)

For the three months ended January 31, 2018 and 2017

(Expressed in thousands of United States dollars)

FirstCaribbean International Bank Limited

Note 4. Loans and Leases and the Allowance for Loan and Lease Losses (Continued)

	January 31, 2017
Allowance for loan and lease losses	Commercial	Commercial real estate	Consumer	Residential	Total
Balance at beginning of period	104,626	4,239	47,125	121,502	277,492
Charge-offs	(1,225)	83	(3,331)	(6,018)	(10,491)
Recoveries	508	—	878	—	1,386
Increase (decrease) in provision	(1,468)	923	765	4,675	4,895
Change in allowance due to passage of time	(413)	—	(12)	56	(369)

Balance at end of period	102,028	5,245	45,425	120,215	272,913

	October 31, 2017
Specific allowance	48,346	3,031	25,928	89,551	166,856
Collective allowance	41,855	238	15,545	19,692	77,330

Balance at end of period	90,201	3,269	41,473	109,243	244,186

Credit Quality

        The Bank performs an internal loan review and grading on an ongoing basis. The review provides management with periodic information as to the quality of the loan portfolio and effectiveness of its lending policies and procedures. The objective of the loan review and grading procedures is to identify, in a timely manner, existing or emerging credit quality problems so that appropriate steps can be initiated to avoid or minimize future losses.

        Loans subject to grading include: commercial and industrial loans, commercial and standby letters of credit, installment loans to businesses or individuals for business and commercial purposes, commercial real estate loans, commercial overdraft lines of credit, commercial credit cards, and other credits as may be determined. Loans which are not subject to grading include small balance homogenous loans, such as consumer installment loans, indirect automobile loans, consumer credit cards, home equity lines of credit and residential mortgage loans.

        Residential and consumer loans are underwritten primarily on the basis of credit bureau scores, debt-service-to-income ratios collateral quality and loan to value ratios.

        A credit risk rating system is used to determine loan grade and is based on borrower credit risk and transactional risk.

        The loan grading process is a mechanism used to determine the risk of a particular borrower and is based on the following eight factors of a borrower: character, earnings and operating cash flow, asset and liability structure, debt capacity, financial reporting, management and controls, borrowing entity and industry and operating environment.

Notes to the Consolidated Financial Statements (Unaudited) (Continued)

For the three months ended January 31, 2018 and 2017

(Expressed in thousands of United States dollars)

FirstCaribbean International Bank Limited

Note 4. Loans and Leases and the Allowance for Loan and Lease Losses (Continued)

        The following are the definitions of the Company's credit quality indicators:

        Pass—"Pass" (uncriticized loans) and leases, are not considered to carry greater than normal risk. The borrower has the apparent ability to satisfy obligations to the Bank, and, therefore, no loss in ultimate collection is anticipated.

        Special Mention—Loans and leases that have potential weaknesses that deserve management's close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for assets or in the institution's credit position at some future date. Special mention assets are not adversely classified and do not expose an institution to sufficient risk to warrant adverse classification.

        Substandard—Loans and leases that are inadequately protected by the current financial condition and paying capacity of the obligor or by any collateral pledged. Loans and leases so classified must have a well-defined weakness or weaknesses that jeopardize the collection of the debt. They are characterized by the distinct possibility that the Bank may sustain some loss if the deficiencies are not corrected.

        Doubtful—Loans and leases that have weaknesses found in substandard borrowers with the added provision that the weaknesses make collection of debt in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

        Loss—Loans and leases classified as loss are considered uncollectible and of such little value that their continuance as an asset is not warranted. This classification does not mean that the loan or lease has absolutely no recovery or salvage value, but rather that it is not practical or desirable to defer writing off this basically worthless asset even though partial recovery may be affected in the future.

Notes to the Consolidated Financial Statements (Unaudited) (Continued)

For the three months ended January 31, 2018 and 2017

(Expressed in thousands of United States dollars)

FirstCaribbean International Bank Limited

Note 4. Loans and Leases and the Allowance for Loan and Lease Losses (Continued)

        The credit risk profiles by internally assigned grade for loans and leases as of January 31, 2018 and October 31, 2017 were as follows:

	January 31, 2018
	Commercial	Commercial real estate	Consumer	Residential	Lease financing	Total
Grade:
Pass	3,223,764	371,869	635,226	1,693,234	10,776	5,934,869
Special mention	149,114	5,686	17,234	116,636	—	288,670
Substandard	87,136	963	8,700	41,363	—	138,162
Doubtful	98,241	31,335	42,065	161,917	—	333,558

Total	3,558,255	409,853	703,225	2,013,150	10,776	6,695,259

	October 31, 2017
	Commercial	Commercial real estate	Consumer	Residential	Lease financing	Total
Grade:
Pass	3,256,022	446,281	605,303	1,654,330	11,276	5,973,212
Special mention	118,420	26,458	19,774	113,169	—	277,821
Substandard	25,361	3,131	6,467	44,150	—	79,109
Doubtful	118,184	10,740	42,567	169,420	—	340,911

Total	3,517,987	486,610	674,111	1,981,069	11,276	6,671,053

        There were no loans and leases graded as Loss as of January 31, 2018 and October 31, 2017.

Impaired and Non-accrual Loans and Leases

        The composition and an aging analysis of loans and leases as at January 31, 2018 and October 31, 2017 were as follows:

	January 31, 2018
	Current	31 - 60 Days Past Due	61 - 89 Days Past Due	Total Accruing Loans & Leases	Total Non-Accruing Loans & Leases	Total Outstanding
Commercial	3,301,151	104,651	54,212	3,460,014	98,241	3,558,255
Commercial real estate	374,237	3,318	963	378,518	31,335	409,853
Consumer	642,286	10,191	8,683	661,160	42,065	703,225
Residential	1,750,400	59,472	41,361	1,851,233	161,917	2,013,150
Lease financing	10,776	—	—	10,776	—	10,776

Total	6,078,850	177,632	105,219	6,361,701	333,558	6,695,259

Notes to the Consolidated Financial Statements (Unaudited) (Continued)

For the three months ended January 31, 2018 and 2017

(Expressed in thousands of United States dollars)

FirstCaribbean International Bank Limited

Note 4. Loans and Leases and the Allowance for Loan and Lease Losses (Continued)

	October 31, 2017
	Current	31 - 60 Days Past Due	61 - 89 Days Past Due	Total Accruing Loans & Leases	Total Non-Accruing Loans & Leases	Total Outstanding
Commercial	3,334,432	53,053	12,318	3,399,803	118,184	3,517,987
Commercial real estate	460,152	12,587	3,131	475,870	10,740	486,610
Consumer	611,678	13,399	6,467	631,544	42,567	674,111
Residential	1,701,599	70,902	39,148	1,811,649	169,420	1,981,069
Lease financing	11,276	—	—	11,276	—	11,276

Total	6,119,137	149,941	61,064	6,330,142	340,911	6,671,053

        The total carrying amounts and the total unpaid principal balances of impaired loans and leases as at January 31, 2018 and October 31, 2017 were as follows:

	January 31, 2018
	Recorded Investment	Unpaid Principal Balance	Related Allowance
Impaired loans with no related allowance recorded:
Commercial	34,482	34,482	—
Commercial real estate	3,717	3,717	—
Consumer	2,748	2,748	—
Residential	5,440	5,440	—

Total	46,387	46,387	—

Impaired loans with related allowance recorded:
Commercial	63,925	63,925	45,935
Commercial real estate	31,179	31,179	1,232
Consumer	55,032	55,032	26,932
Residential	311,812	311,812	86,255

Total	461,948	461,948	160,354

Total Impaired loans:
Commercial	98,407	98,407	45,935
Commercial real estate	34,896	34,896	1,232
Consumer	57,780	57,780	26,932
Residential	317,252	317,252	86,255

Total	508,335	508,335	160,354

Notes to the Consolidated Financial Statements (Unaudited) (Continued)

For the three months ended January 31, 2018 and 2017

(Expressed in thousands of United States dollars)

FirstCaribbean International Bank Limited

Note 4. Loans and Leases and the Allowance for Loan and Lease Losses (Continued)

	October 31, 2017
	Recorded Investment	Unpaid Principal Balance	Related Allowance
Impaired loans with no related allowance recorded:
Commercial	22,051	22,051	—
Commercial real estate	3,824	3,824	—
Consumer	2,734	2,734	—
Residential	5,482	5,482	—

Total	34,091	34,091	—

Impaired loans with related allowance recorded:
Commercial	96,335	96,335	48,346
Commercial real estate	10,586	10,586	3,031
Consumer	55,470	55,470	25,928
Residential	320,214	320,214	89,551

Total	482,605	482,605	166,856

Total Impaired loans:
Commercial	118,386	118,386	48,346
Commercial real estate	14,410	14,410	3,031
Consumer	58,204	58,204	25,928
Residential	325,696	325,696	89,551

Total	516,696	516,696	166,856

Notes to the Consolidated Financial Statements (Unaudited) (Continued)

For the three months ended January 31, 2018 and 2017

(Expressed in thousands of United States dollars)

FirstCaribbean International Bank Limited

Note 4. Loans and Leases and the Allowance for Loan and Lease Losses (Continued)

        The following table provides a count of impaired loans as at January 31, 2018, and October 31, 2017:

	January 31, 2018	October 31, 2017
Impaired loans with no related allowance recorded:
Commercial	66	62
Commercial real estate	19	19
Consumer	106	102
Residential	15	16

Total	206	199

Impaired loans with related allowance recorded:
Commercial	759	759
Commercial real estate	69	65
Consumer	2,551	2,439
Residential	3,343	3,198

Total	6,722	6,461

Total Impaired loans:
Commercial	825	821
Commercial real estate	88	84
Consumer	2,657	2,541
Residential	3,358	3,214

Total	6,928	6,660

Notes to the Consolidated Financial Statements (Unaudited) (Continued)

For the three months ended January 31, 2018 and 2017

(Expressed in thousands of United States dollars)

FirstCaribbean International Bank Limited

Note 4. Loans and Leases and the Allowance for Loan and Lease Losses (Continued)

        The following table provides information with respect to the Bank's average balances, and of interest income recognized from, impaired loans for the periods ended January 31, 2018, and 2017:

	January 31, 2018
	Average Recorded Investment	Interest Income Recognized
Impaired loans with no related allowance recorded:
Commercial	28,267	—
Commercial real estate	3,771	4
Consumer	2,741	61
Residential	5,461	150

Total	40,240	215

Impaired loans with related allowance recorded:
Commercial	80,130	3
Commercial real estate	20,883	57
Consumer	55,251	271
Residential	316,013	2,381

Total	472,277	2,712

Total Impaired loans:
Commercial	108,397	3
Commercial real estate	24,654	61
Consumer	57,992	332
Residential	321,474	2,531

Total	512,517	2,927

Notes to the Consolidated Financial Statements (Unaudited) (Continued)

For the three months ended January 31, 2018 and 2017

(Expressed in thousands of United States dollars)

FirstCaribbean International Bank Limited

Note 4. Loans and Leases and the Allowance for Loan and Lease Losses (Continued)

	January 31, 2017
	Average Recorded Investment	Interest Income Recognized
Impaired loans with no related allowance recorded:
Commercial	28,442	8
Commercial real estate	3,854	—
Consumer	4,213	—
Residential	5,054	49

Total	41,563	57

Impaired loans with related allowance recorded:
Commercial	133,292	3
Commercial real estate	12,983	70
Consumer	58,859	230
Residential	342,639	2,241

Total	547,773	2,544

Total Impaired loans:
Commercial	161,734	11
Commercial real estate	16,837	70
Consumer	63,072	230
Residential	347,693	2,290

Total	589,336	2,601

        During the periods ended January 31, 2018 and 2017, $0.34 million and $0.37 million was recognized in interest income representing the change in the present value of expected future cash flows attributable to the passage of time.

Modifications

        Commercial and industrial loans modified in troubled debt restructuring (TDR) often involve temporary interest-only payments, term extensions, and converting revolving credit lines to term loans. Additional collateral, a co-borrower, or a guarantor is often requested. Commercial real estate and construction loans modified in a TDR often involve reducing the interest rate for the remaining term of the loan, extending the maturity date at an interest rate lower than the current market rate for new debt with similar risk, or substituting or adding a new borrower or guarantor. Construction loans modified in a TDR may also involve extending the interest-only payment period. Lease financing modifications generally involve a short-term forbearance period, usually about three months, after which the missed payments are added to the end of the lease term, thereby extending the maturity date. Interest continues to accrue on the missed payments and as a result, the effective yield on the lease remains unchanged. As the forbearance period usually involves an insignificant payment delay, lease financing modifications are typically TDRs. Residential real estate loans modified in a TDR are

Notes to the Consolidated Financial Statements (Unaudited) (Continued)

For the three months ended January 31, 2018 and 2017

(Expressed in thousands of United States dollars)

FirstCaribbean International Bank Limited

Note 4. Loans and Leases and the Allowance for Loan and Lease Losses (Continued)

primarily comprised of loans where monthly payments are lowered to accommodate the borrowers' financial needs for a period of time, normally two years. During that time, the borrower's entire monthly payment is applied to principal.

        After the lowered monthly payment period ends, the borrower reverts back to paying principal and interest per the original terms with the maturity date adjusted accordingly.

        Loans modified in a TDR are typically already on non-accrual status and partial charge-offs have in some cases already been taken against the outstanding loan balance. Loans modified in a TDR are evaluated for impairment.

        The Bank applies the requirements of the various Central Banks and other country specific regulatory guidelines with respect to returning nonaccrual loans back to accrual status. The performance period generally required to return a loan to accrual status is 6 to 12 months.

        The following presents by class, the number of contracts and accrual status of loans modified in a TDR as of January 31, 2018 and October 31, 2017:

	January 31, 2018				October 31, 2017
	Recorded Investment				Recorded Investment
	Number of contracts	Accrual	Non- Accrual	Total	Number of contracts	Accrual	Non- Accrual	Total
Commercial loans	10	197	—	197	10	202	—	202
Commercial real estate loans	38	3,540	543	4,083	35	3,669	244	3,913
Consumer loans	897	15,700	5,431	21,131	863	15,637	5,706	21,343
Residential mortgage loans	2,079	155,283	30,649	185,932	1,921	156,276	30,493	186,769

Total	3,024	174,720	36,623	211,343	2,829	175,784	36,443	212,227

        The following presents, by class, information related to loans modified in a TDR during the three months ended January 31, 2018, and 2017:

	Period Ended January 31, 2018
	Number of Contracts	Recorded Investment
Commercial	—	—
Commercial real estate	1	244
Consumer	14	376
Residential	35	4,436

Total	50	5,056

Notes to the Consolidated Financial Statements (Unaudited) (Continued)

For the three months ended January 31, 2018 and 2017

(Expressed in thousands of United States dollars)

FirstCaribbean International Bank Limited

Note 4. Loans and Leases and the Allowance for Loan and Lease Losses (Continued)

	Period Ended January 31, 2017
	Number of Contracts	Recorded Investment
Commercial	1	9
Commercial real estate	5	536
Consumer	20	1,636
Residential	119	12,804

Total	145	14,985

        The above loans were modified in a TDR through temporary interest-only payments or reduced payments.

        The following table presents, by class, loans modified in TDRs that have defaulted in the current period within 12 months of their permanent modification date for the periods indicated.

        The Bank is reporting these defaulted TDRs based on a payment default definition of 30 days past due:

	Period ended January 31, 2018
	Number of Contracts	Recorded Investment
Consumer	4	154
Residential	6	496

Total	10	650

	Period ended January 31, 2017
	Number of Contracts	Recorded Investment
Consumer	2	10
Residential	—	—

Total	2	10

Foreclosed Property

        Foreclosed real estate property included in other assets shown in the consolidated statement of financial position was $18.5 million at January 31, 2018, and $15.8 million at October 31, 2017. This included real estate property held from fifteen foreclosed TDRs of $2.3 million at January 31, 2018 and four foreclosed TDRs of $0.6 million at October 31, 2017.

Notes to the Consolidated Financial Statements (Unaudited) (Continued)

For the three months ended January 31, 2018 and 2017

(Expressed in thousands of United States dollars)

FirstCaribbean International Bank Limited

Note 5. Deposits

        As of January 31, 2018 and October 31, 2017, deposits were categorized as interest-bearing or non-interest bearing as follows:

	January 31, 2018		October 31, 2017
	Interest bearing	Non-interest bearing	Interest bearing	Non-interest bearing
Barbados	1,315,155	919,899	1,413,567	837,946
Bahamas	1,153,913	967,943	1,486,423	1,316,217
Cayman	2,189,518	712,457	1,739,440	782,678
Other	1,681,718	1,551,251	1,284,987	1,497,009

Total	6,340,304	4,151,550	5,924,417	4,433,850

        The following table presents the maturity distribution of time certificates of deposits as at January 31, 2018:

Three months or less	1,472,605
Over three through six months	726,866
Over six through twelve months	437,402
1 - 2 years	23,718
2 - 3 years	16,864
3 - 4 years	18,253
4 - 5 years	10,368
Thereafter	17,388

Total	2,723,464

        Time certificates of deposit in denominations of $100,000 or more, in the aggregate, were $2.6 billion as of January 31, 2018 and $2.7 billion as of October 31, 2017. Overdrawn deposit accounts are classified as loans and totaled $53 million and $54 million at January 31, 2018 and October 31, 2017, respectively.

Note 6. Shareholders' Equity

Common Stock

        The Bank is entitled to issue an unlimited number of common shares with no par value. Common shareholders are entitled to attend and vote at all meetings of shareholders. Common shareholders have one vote for each share owned. The Bank has 1,577,094,570 common shares issued and outstanding at the end of January 31, 2018 and October 31, 2017.

Notes to the Consolidated Financial Statements (Unaudited) (Continued)

For the three months ended January 31, 2018 and 2017

(Expressed in thousands of United States dollars)

FirstCaribbean International Bank Limited

Note 6. Shareholders' Equity (Continued)

Regulatory Capital

        The table below sets forth the minimum required capital amounts and ratios for well capitalized institutions and the actual capital amounts and ratios for the Bank as of January 31, 2018 and October 31, 2017.

	January 31, 2018		October 31, 2017
	Well Capitalized Minimum Ratio	Bank	Well Capitalized Minimum Ratio	Bank
Tier I Capital		1,207		1,284
Total Capital (Tier I and Tier II)		1,326		1,403
Tier I Capital Ratio	7.0%	16.7%	7.0%	18.0%
Total Capital Ratio (Tier I and Tier II)	14.0%	18.4%	14.0%	19.7%

        These capital ratios are calculated using IFRS.

        The Bank is subject to various regulatory capital requirements administered by banking regulators across the region and, in the case of Barbados, by the Central Bank of Barbados. These guidelines evolved from the framework of risk-based capital standards developed by the Basel Committee-Bank for International Settlement (BIS).

        Failure to meet minimum capital requirements can result in certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's consolidated financial statements.

        Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-statement of financial position items as calculated under regulatory accounting practices. The capital amounts and classifications are also subject to qualitative judgments by regulators about the components of regulatory capital, risk weightings, and other factors.

        Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of Tier I and Tier I & Tier II. Tier I Capital comprises common stock, retained earnings, reserves, and non-controlling interests in consolidated subsidiaries, less goodwill and other deductions. Tier II Capital principally comprises subordinated debt and general provisions and 45% of revaluation reserves on securities available for sale. Three capital ratios are used to measure capital adequacy: Tier 1 Capital divided by risk-weighted assets, as defined; Total Capital divided by risk-weighted assets, as defined; and the Tier 1 Leverage ratio, which is Tier 1 Capital divided by quarterly adjusted average total assets. Risk-weighted assets are calculated by taking assets and credit equivalent amounts of off-balance-sheet items and assigning them to one of several broad risk categories.

        As of January 31, 2018, the Bank was well capitalized as defined in the regulatory framework for prompt corrective action. There were no conditions or events since January 31, 2018 that management believes have changed the Bank's capital classifications.

Notes to the Consolidated Financial Statements (Unaudited) (Continued)

For the three months ended January 31, 2018 and 2017

(Expressed in thousands of United States dollars)

FirstCaribbean International Bank Limited

Note 6. Shareholders' Equity (Continued)

        As of January 31, 2018 $303.4 million (October 31, 2017 $297.5 million) of the Bank's retained earnings was subject to minimum statutory reserve requirements and therefore not otherwise available for distribution.

Dividends Declared

        During the period ended January 31, 2018, the Bank paid cash dividends of $0.025 ($0.050 for the year ended October 31, 2017) for each common share as of the related record dates. As of January 31, 2018 and October 31 2017 there were no dividends payable.

        The Bank is required to comply with Section 54 of the Companies Act 1981 issued by the Government of Barbados (the "Companies Act") each time a dividend is declared or paid by the Bank. The Bank has complied with Section 54 and has obtained approval for all dividends declared during the periods under review.

Note 7. Accumulated other comprehensive income

        Accumulated other comprehensive income is defined as the change in shareholders' equity from all transactions other than those with shareholders, and is comprised of net income and other comprehensive income. The Bank's significant items of accumulated other comprehensive income are pension and other benefits, net unrealized gains or losses on investment securities and translation of foreign operations.

        Changes in accumulated other comprehensive income (loss) for the periods ended January 31, 2018 and 2017 are presented below:

	January 31, 2018
	Pre-tax amount	Income Tax Benefit (Expense)	Net of Tax
Net actuarial gains (losses) arising during the period	—	—	—

Unrealized net gains (losses) arising during the period on investment securities	(5,559)	(58)	(5,617)
Reclassification of net gains (losses) on investment securities	(1,129)	—	(1,129)

Net change in unrealized gains (losses) on investment securities	(6,688)	(58)	(6,746)
Unrealized net gains on translation of foreign operations during the period	2,000	—	2,000

Change in accumulated other comprehensive income (loss) at January 31, 2018	(4,688)	(58)	(4,746)

Notes to the Consolidated Financial Statements (Unaudited) (Continued)

For the three months ended January 31, 2018 and 2017

(Expressed in thousands of United States dollars)

FirstCaribbean International Bank Limited

Note 7. Accumulated other comprehensive income (Continued)

	January 31, 2017
	Pre-tax amount	Income Tax Benefit (Expense)	Net of Tax
Net actuarial gains (losses) arising during the period	—	—	—

Unrealized net gains (losses) arising during the period on investment securities	(3,723)	256	(3,467)
Reclassification of net gains (losses) on investment securities	(16)	—	(16)

Net change in unrealized gains (losses) on investment securities	(3,739)	256	(3,483)
Unrealized net gains (losses) on translation of foreign operations during the period	(198)	—	(198)

Change in accumulated other comprehensive income (loss) at January 31, 2017	(3,937)	256	(3,681)

        The following tables summarize changes in accumulated other comprehensive income (loss), net of tax, for the periods indicated:

	January 31, 2018
	Pensions and Other Benefits	Unrealized Gains (Losses) on Investment Securities	Unrealized Gains (Losses) on translation of foreign operations	Total Accumulated Other Comprehensive Income (Loss)
Balance at beginning of period	21,372	(34,784)	(65,500)	(78,912)
Reclassified losses from accumulated other comprehensive loss (net of tax)	—	32,647	—	32,647
Other comprehensive income (loss)	—	(6,746)	2,000	(4,746)

Balance at end of period	21,372	(8,883)	(63,500)	(51,011)

	January 31, 2017
	Pensions and Other Benefits	Unrealized Gains (Losses) on Investment Securities	Unrealized Gains (Losses) on translation of foreign operations	Total Accumulated Other Comprehensive Income (Loss)
Balance at beginning of year	13,985	(42,440)	(66,734)	(95,189)
Acquisition of additional interest in subsidiary	—	—	69	69
Other comprehensive income (loss)	—	(3,483)	(198)	(3,681)

Balance at end of period	13,985	(45,923)	(66,863)	(98,801)

Notes to the Consolidated Financial Statements (Unaudited) (Continued)

For the three months ended January 31, 2018 and 2017

(Expressed in thousands of United States dollars)

FirstCaribbean International Bank Limited

Note 8. Earnings per share

        Earnings per share have been calculated using the weighted-average number of common shares outstanding during the year. The Bank made no adjustments to net income for the purposes of computing earnings per share and there were no potentially dilutive instruments.

	Three months ended January 31,
	2018	2017
Net income attributable to equity holders of the Bank	3,141	31,489
Weighted average number of common shares (thousands)	1,577,095	1,577,095

Basic earnings per share (expressed in cents per share)	0.2	2.0

Note 9. Segments

        The Bank's operations are organized into four segments: Retail and Business Banking ("RBB"), Corporate and Investment Banking ("CIB") and Wealth Management ("WM"), which are supported by the functional units within the Administration ("Admin") segment (which includes Treasury, Finance, Human Resources, Technology and Operations, Risk and Other). The Administration segment results include credits or capital charges for Treasury market-based cost of funds on assets, liabilities and capital; the offset of the same for RBB, CIB, and WM earnings unattributed capital remains in Administration.

        Segments are reported in a manner consistent with the internal reporting provided to the chief operating decision-maker. The chief operating decision-maker is the person or group that allocates resources to and assesses the performance of the business segments of an entity.

        The Bank has determined the Bank's Senior Executive Team is its chief operating decision-maker. Management monitors the operating results of its business segments separately for the purpose of making decisions about resource allocation and performance assessment. The operating results of the business segments are reported to the Bank's Senior Executive Team in accordance with IFRS. The tables below reconcile the reportable revenues, profit or loss, assets and liabilities to U.S. GAAP.

        Transactions between the business segments are on normal commercial terms and conditions. Transfer prices between operating segments are on an arm's length basis in a manner similar to transactions with third parties. We review our transfer pricing methodologies on an ongoing basis to ensure they reflect changing market environments and industry practices.

        The majority of operating assets and liabilities in the statement of financial position are allocated to the segments, but intangible assets are excluded. Securities and cash placements are normally held within the Treasury unit within the Administration segment.

        During the year ended October 31, 2017, the economic profit (loss) measure was changed to net income to better align with enterprise-wide financial analysis and capital optimization models.

Notes to the Consolidated Financial Statements (Unaudited) (Continued)

For the three months ended January 31, 2018 and 2017

(Expressed in thousands of United States dollars)

FirstCaribbean International Bank Limited

Note 9. Segments (Continued)

        In addition, the following changes were made during 2017:

  •
  Cost allocation methodology updated from a direct or indirect expense allocation to a service model allocation

  •
  Earnings on capital measure included to fund transfer of excess earnings from legal capital to segments

  •
  Income taxes allocation included to assign the effective corporation tax impact to the segment

Retail and Business Banking

        Retail and Business Banking includes the Retail, Business Banking and Cards businesses. The segment provides a full range of financial products and services to individuals which can be accessed through our network of branches and ABMs, as well as through internet and telephone banking channels inclusive of our recently launched Mobile Banking App. Business Banking clients are provided with products and services to satisfy their day-to-day operational and working capital business needs. Cards offering include both the issuing and acquiring business.

Corporate and Investment Banking

        Corporate and Investment Banking provides a full range of corporate and commercial banking services to large and mid-size corporate businesses, governments and financial institutions throughout the Caribbean. Investment Banking services provides debt, equity, capital markets and corporate finance products and services to large corporations, financial institutions and governments. Clients are also provided with derivative and other risk mitigating products through the Forex and Derivative Sales Group.

Wealth Management

        Wealth Management comprises Private Wealth Management, International Corporate Banking, Investment Management and CIBC Bank and Trust. Dedicated wealth management relationship managers provide traditional core banking, complex credit, investment advice, discretionary portfolio management, trust services and wealth planning to the high and ultra-high net worth clients. Our domestic investment management businesses in Barbados and Jamaica service the investment, pension and trust needs of local investors.

        International Corporate Banking is a specialized business that services non domestic, international corporate and institutional clients (such as Offshore Mutual Funds, Hedge Funds, Captives and IBCs) in six jurisdictions with core banking, international payments and cash management, lending, standby letters of credits, and investment management alternatives.

Administration

        The Administration segment includes Finance, Human Resources, Risk, Technology and Operations, Treasury, and other units, which support the business segments. The revenues and expenses

Notes to the Consolidated Financial Statements (Unaudited) (Continued)

For the three months ended January 31, 2018 and 2017

(Expressed in thousands of United States dollars)

FirstCaribbean International Bank Limited

Note 9. Segments (Continued)

of the functional groups are generally allocated to the business segments. The Administration segment retains earnings on excess capital and the offset to capital charges allocated to the business segments.

        Treasury is responsible for statement of financial position and liquidity risk management for the Bank.

Segment Reporting—Three months ended January 31, 2018

	RBB	CIB	WM	Admin	Total
Net interest income	42,110	44,004	11,170	3,218	100,502
Non-interest income	19,791	11,822	11,072	246	42,931

Total revenue	61,901	55,826	22,242	3,464	143,433

Depreciation	2,122	273	199	2,800	5,394
Operating expenses	23,421	6,208	7,925	53,308	90,862
Loan loss impairment	4,936	553	—	(101)	5,388
Indirect expenses	28,521	19,663	7,652	(55,836)	—

Net income before taxation	2,901	29,129	6,466	3,293	41,789
Income tax expense	(1,633)	3,513	(191)	1,861	3,550

Net income for the period	4,534	25,616	6,657	1,432	38,239

Segment Reporting—As of October 31, 2017

	RBB	CIB	WM	Admin	Total
Segment assets	2,525,854	3,384,964	75,763	6,235,024	12,221,605

Total assets					12,221,605

Segment liabilities	3,708,568	3,382,724	3,528,105	206,584	10,825,981

Total liabilities					10,825,981

Notes to the Consolidated Financial Statements (Unaudited) (Continued)

For the three months ended January 31, 2018 and 2017

(Expressed in thousands of United States dollars)

FirstCaribbean International Bank Limited

Note 9. Segments (Continued)

Segment Reporting—Three months ended January 31, 2017

	RBB	CIB	WM	Admin	Total
Net interest income	39,008	42,316	7,716	1,885	90,925
Non-interest income	17,474	12,089	11,588	1,205	42,356

Total revenue	56,482	54,405	19,304	3,090	133,281

Depreciation	1,711	155	246	2,571	4,683
Operating expenses	23,164	6,594	7,415	50,143	87,316
Loan loss impairment	4,709	1,414	(11)	—	6,112
Indirect expenses	22,508	22,561	7,644	(52,713)	—

Net income before taxation	4,390	23,681	4,010	3,089	35,170
Income tax expense	66	1,367	(67)	33	1,399

Net income for the period	4,324	22,314	4,077	3,056	33,771

Segment Reporting—As of October 31, 2016

	RBB	CIB	WM	Admin	Total
Segment assets	2,504,136	3,388,698	59,122	6,299,213	12,251,169

Total assets					12,251,169

Segment liabilities	3,555,560	3,253,424	3,649,574	350,401	10,808,959

Total liabilities					10,808,959

        Reconciliation of reportable segment revenues, profit or loss, assets and liabilities:

	Three months ended January 31,
	2018	2017
Total net interest income for reportable segments	100,502	90,925
U.S. GAAP Adjustments	(5,615)	(4,206)

Net interest income before provision for loan losses	94,887	86,719

	Three months ended January 31,
	2018	2017
Total non-interest income for reportable segments	42,931	42,356
U.S. GAAP Adjustments	(33,123)	(1,895)

Total non-interest income	9,808	40,461

Notes to the Consolidated Financial Statements (Unaudited) (Continued)

For the three months ended January 31, 2018 and 2017

(Expressed in thousands of United States dollars)

FirstCaribbean International Bank Limited

Note 9. Segments (Continued)

	Three months ended January 31,
	2018	2017
Total revenue for reportable segments	143,433	133,281
U.S. GAAP Adjustments	(38,738)	(6,101)

Total revenue	104,695	127,180

	Three months ended January 31,
	2018	2017
Total net income for reportable segments	38,239	33,771
U.S. GAAP Adjustments	(34,008)	(1,386)

Net income	4,231	32,385

	Three months ended January 31, 2018	Year ended October 31, 2017
Total reportable segment assets	12,221,605	12,251,169
U.S. GAAP Adjustments	153,578	114,651

Total consolidated assets	12,375,183	12,365,820

	Three months ended January 31, 2018	Year ended October 31, 2017
Total reportable segment liabilities	10,825,981	10,808,959
U.S. GAAP Adjustments	14,560	10,732

Total consolidated liabilities	10,840,541	10,819,691

Notes to the Consolidated Financial Statements (Unaudited) (Continued)

For the three months ended January 31, 2018 and 2017

(Expressed in thousands of United States dollars)

FirstCaribbean International Bank Limited

Note 9. Segments (Continued)

        The following table is under a U.S. GAAP basis and reflects geographical information as of January 31, 2018:

	Revenues*	Property and equipment
Barbados	28,206	63,412
Bahamas	26,674	22,585
Cayman	1,084	14,730
Jamaica	10,539	11,828
Trinidad	4,613	10,015
Dutch Caribbean	6,481	4,658
Other	27,098	34,311

	104,695	161,539

        The following table is under a U.S. GAAP basis and reflects geographical information as of October 31, 2017 for property and equipment:

October 31, 2017
Property and equipment
Barbados	64,492
Bahamas	22,742
Cayman	14,818
Jamaica	11,888
Trinidad	4,371
Dutch Caribbean	9,508
Other	33,981

161,800

Notes to the Consolidated Financial Statements (Unaudited) (Continued)

For the three months ended January 31, 2018 and 2017

(Expressed in thousands of United States dollars)

FirstCaribbean International Bank Limited

Note 9. Segments (Continued)

        The following table is under a U.S. GAAP basis and reflects geographical information as of January 31, 2017 for revenue:

January 31, 2017
Revenues*
Barbados	26,779
Bahamas	41,222
Cayman	19,348
Jamaica	8,328
Trinidad	1,663
Dutch Caribbean	7,049
Other	22,791

127,180

*
Net interest income before provision for loan losses plus non-interest income.

Note 10: Retirement Benefit Assets (Obligations)

Pension and Other Post-retirement Benefit Plans

        The Bank has insured group health plans that provide post-retirement healthcare benefits for eligible retirees and a number of pension schemes established and regulated by relevant legislation in the territories in which the Bank operates. Several of the territories in which the Bank operates do not have specific pensions or retirement benefits legislation. The pension schemes are a mixture of defined benefit and defined contribution plans. The defined benefit plans have been closed to new entrants since 2002. All of the Bank's pension funds are funded plans.

        The defined contribution plans generally provide for a core Bank contribution, supplemented by members' contributions, which are matched up to a maximum by the Bank. The members have some choice over how their pension funds are invested with a selection of local and offshore equity and bond funds available. At retirement the members' accumulated funds are used to purchase an annuity with a local annuity provider.

        A post-retirement benefit plan is offered to eligible employees that provides healthcare benefits upon retirement. This is an unfunded plan which is insured and provides access to medical coverage for eligible retirees. In most countries the premium rates provided by the insurers are the same for both retirees and active employees. For those employees who retire after January 1, 2016, the Bank provides no financial contribution towards the cost of the retirees' post-retirement healthcare.

        The Bank does not expect to make any contributions to its defined benefit pension plans for 2018 as all plans have funding levels well in excess of 100%. The Bank expects to contribute $4.8 million to its defined contribution pension plans and $0.8 million to its post-retirement medical plans in 2018.

Notes to the Consolidated Financial Statements (Unaudited) (Continued)

For the three months ended January 31, 2018 and 2017

(Expressed in thousands of United States dollars)

FirstCaribbean International Bank Limited

Note 10: Retirement Benefit Assets (Obligations) (Continued)

        The following table sets forth the components of net periodic benefit cost for the periods ended January 31, 2018 and 2017, recorded as a component of salaries and employee benefits in the consolidated statements of income:

	Pension benefits		Other benefits
	Three months ended January 31,		Three months ended January 31,
	2018	2017	2018	2017
Current service cost	1,788	1,667	7	7
Interest cost	5,226	4,969	356	396
Expected return on plan assets	(5,096)	(4,972)	—	—
Prior service credit	—	—	(4)	48
Recognized net actuarial loss	(124)	(110)	(162)	(399)

Total net periodic benefit cost	1,794	1,554	197	52

Note 11: Income Taxes

        The Bank uses the asset and liability method to determine income taxes on all transactions recorded in the condensed consolidated financial statements. Deferred tax assets and liabilities are determined based on differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities (i.e., temporary differences) and are measured at the enacted rates that will be in effect when these differences are realized. If necessary, a valuation allowance is established to reduce deferred tax assets to the amount that is more likely than not to be realized.

        In order to recognize and measure our unrecognized tax benefits, management determines whether a tax position is more likely than not to be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. Once it is determined that a position meets the recognition thresholds, the position is measured to determine the amount of benefit to be recognized in the condensed consolidated financial statements. Interest and/or penalties related to income tax matters are recognized in income tax expense.

        The Bank is incorporated and tax resident in Barbados, and is subject to income tax in accordance with Barbados laws. The Bank is not subject to tax in the Cayman Islands, The Bahamas, Turks and Caicos and The British Virgin Islands jurisdictions on either income or capital gains arising therein. The operations in Barbados, the Eastern Caribbean, Jamaica, Trinidad and Tobago, Aruba, Curacao, and St. Maarten are subject to the tax laws of those jurisdictions.

        Income tax expense is recognized at an amount determined by multiplying the profit (loss) before tax for the interim reporting period by management's best estimate of the projected annual income tax rate expected for the full financial year, adjusted for the tax effect of certain discrete items recognized in full in the interim period. As the tax rate used to measure income tax expense for the interim period is based on projections, it may differ from the effective tax rate that will ultimately be reflected in the annual financial statements.

Notes to the Consolidated Financial Statements (Unaudited) (Continued)

For the three months ended January 31, 2018 and 2017

(Expressed in thousands of United States dollars)

FirstCaribbean International Bank Limited

Note 11: Income Taxes (Continued)

        The Bank records income tax based on the enacted tax laws and rates in each operating jurisdiction. The Bank is subject to corporate income tax in Barbados at the rate of 25%. The Bank's non-Barbados subsidiaries are subject to tax at different rates and/or may operate in jurisdictions that do not levy income tax.

        The following table shows the Bank's income tax provision and effective tax rates:

	First month ended January 31,
			Percentage Change
	2018	2017
	($ in millions)
Pre-tax book income	$8.9	$36.0
Income tax provision	$4.7	$3.6	30.56%
Effective tax rate	52.71%	9.97%

        The higher effective tax rate in the first quarter of 2018 when compared with the same period in 2017 is primarily due to the decrease in pre-tax book income as a result of unrealized foreign exchange losses reclassified from other comprehensive income into the consolidated statement of income.

        The effective rate for the periods ended January 31, 2018 and 2017 was 52.71% and 9.97% respectively. The variation from the statutory rate resulted from the following:

  •
  Income and losses earned in jurisdictions with a tax rate varying from the Barbados tax rate of 25% primarily in the Cayman Islands and The Bahamas where the tax rate is zero,

  •
  Impact of income which is exempted from tax under the Caricom Double Taxation Treaty,and

  •
  Impact of tax losses generated in Barbados which are not expected to be recognized in subsequent years.

        Included in the balance of unrecognized tax benefits for the years ended January 31, 2017 and January, 31 2018 was $1.2 million and $1.2 million respectively, of unrecognized tax benefits that, if recognized, would impact the effective tax rate.

        The Bank may be subject to examination by tax authorities in countries where it has significant business operations.

Notes to the Consolidated Financial Statements (Unaudited) (Continued)

For the three months ended January 31, 2018 and 2017

(Expressed in thousands of United States dollars)

FirstCaribbean International Bank Limited

Note 11: Income Taxes (Continued)

        The tax years open for examination vary by jurisdiction:

Country Open Years

Antigua	2007 to 2017
Barbados	2008 to 2017
Dominica	2012 to 2017
Jamaica	2011 to 2017
St. Kitts & Nevis	2008 to 2017
St. Lucia	2009 to 2017
St. Vincent and the Grenadines	2010 to 2017
Trinidad & Tobago	2011 to 2017

        Tax returns for certain years are being reviewed by tax authorities in our operating jurisdictions. No material unanticipated adjustments were made by the tax authorities in the year's most recently reviewed. The Bank does not consider it reasonably possible that the total amount of unrecognized tax benefits will significantly change within the next 12 months.

Note 12: Derivative Financial Instruments

        The following table summarizes notional amounts and fair values of derivatives held by the Bank as of January 31, 2018 and October 31, 2017:

	January 31, 2018			October 31, 2017
		Fair Value			Fair Value
	Notional	Asset	Liability	Notional	Asset	Liability
Derivatives designated as hedging instruments:
Interest rate swaps	187,714	—	11,640	223,630	104	17,086
Derivatives not designated as hedging instruments:
Interest rate swaps	499,904	4,999	6,114	612,988	4,571	7,713
Interest rate options	37,334	776	776	82,980	903	877
Foreign exchange forwards	99,204	535	57	43,374	250	237
  1.
  The positive fair value of derivative assets is included in other assets.

  2.
  The negative fair value of derivative liabilities is included in other liabilities.

        As of January 31, 2018, the Bank pledged $8.5 million ($11.4 million- October 31, 2017) in cash as collateral for interest rate swaps.

Notes to the Consolidated Financial Statements (Unaudited) (Continued)

For the three months ended January 31, 2018 and 2017

(Expressed in thousands of United States dollars)

FirstCaribbean International Bank Limited

Note 12: Derivative Financial Instruments (Continued)

Fair Value Hedges

        To protect the Bank against adverse movements in interest rates, interest rate swaps are utilized to hedge certain fixed-rate loans and bonds. These swaps have maturity and amortization features that correspond to the loans or bonds hedged, and are designated.

        For those that qualify as fair value hedges the gain or loss on the swaps, as well as the offsetting loss or gain on the hedged item attributable to the hedged risk, is recognized in current period earnings.

        At January 31, 2018, the Bank carried interest rate swaps with notional amounts totaling $187.7 million ($223.6 million—October 31, 2017) with a positive fair value of $Nil ($0.1 million—October 31, 2017) and a negative fair value of $11.6 million ($17.1 million—October 31, 2017) that were categorized as fair value hedges for commercial loans and available for sale bonds.

        The Bank receives either a three-month or six-month London Interbank Offered Rate ("LIBOR") and pays fixed rates ranging from 4.3% to 7.5%. The swaps mature between 2026 and 2032.

        As of January 31, 2018 and October 31, 2017, the following amounts recorded on the consolidated statement of financial position related to cumulative basis adjustments for fair value hedges:

Hedged items currently designated:

	Carrying amount of the hedged items		Cumulative amount of fair value of hedging adjustment included in the carrying amount of the hedged items
	January 31, 2018	October 31, 2017	January 31, 2018	October 31, 2017
Consolidated statement of financial position in which the hedged item is included:
Loans & advances to customers	154,675	172,965	5,121	24,283
Investment securities	23,699	55,872	3,399	9,733

Notes to the Consolidated Financial Statements (Unaudited) (Continued)

For the three months ended January 31, 2018 and 2017

(Expressed in thousands of United States dollars)

FirstCaribbean International Bank Limited

Note 12: Derivative Financial Instruments (Continued)

Hedged items no longer designated:

	Carrying amount of the hedge items no longer designated		Cumulative amount of fair value of hedging adjustment included in the carrying amount of the hedged items no longer designated
	January 31, 2018	October 31, 2017	January 31, 2018	October 31, 2017
Consolidated statement of financial position in which the hedged item is included:
Loans & advances to customers		—	—	—
Investment securities	265,467	319,049	10,653	12,210

        The following table shows the net gains and losses recognized in income related to derivatives in fair value hedging relationships for the periods ended January 31:

	Three months ended January 31,
	2018	2017
Gains (losses) recorded in interest income:
Recognized on derivatives	4,446	13,443
Recognized on hedge item	(4,362)	(13,244)

Net gains recognized on fair value hedges	84	199

        Derivatives not designated as hedging instruments include derivative transactions entered into for risk management purposes that do not otherwise qualify for hedge accounting and derivatives entered into for client accommodation purposes.

        For the derivatives that are not designated as hedges, changes in fair value are reported in current period earnings.

        The following table summarizes the impact on pretax earnings of derivatives not designated as hedges, as reported on the consolidated statements of income for the periods ended January 31:

	Three months ended January 31,
	2018	2017
Derivatives not designated as hedging instruments
Interest rate swaps	(275)	(242)
Interest rate options	—	347
Foreign exchange forwards	464	(283)

        As of January 31, 2018, the Bank carried foreign exchange forward contracts with notional amounts totaling $99.2 million, related to the Bank's customer accommodation and liquidity

Notes to the Consolidated Financial Statements (Unaudited) (Continued)

For the three months ended January 31, 2018 and 2017

(Expressed in thousands of United States dollars)

FirstCaribbean International Bank Limited

Note 12: Derivative Financial Instruments (Continued)

management programs, with a positive fair value of $0.5 million and a negative fair value of $0.1 million.

        As of October 31, 2017, the Bank carried foreign exchange forward contracts with notional amounts totaling $43.4 million, with a positive fair value of $0.3 million and a negative fair value of $0.2 million.

        The Bank's customer swap program is primarily designed to offer customers with variable-rate loans the opportunity to swap the variable rate to fixed-rate through an interest-rate swap. The Bank simultaneously executes an offsetting interest-rate swap with a swap dealer.

Contingent Features

        Where considered necessary for credit risk management purposes, the Bank's interest rate swap agreements include bilateral collateral agreements with collateral thresholds set based on an assessment of the counterparty credit risk. For each counterparty with whom collateral agreements are in place, the Bank reviews the interest rate swap collateral daily.

Counterparty Credit Risk

        By using derivatives, the Bank is exposed to counterparty credit risk if counterparties to the derivative contracts do not perform as expected. If a counterparty fails to perform, the Bank's counterparty credit risk is equal to the amount reported as a derivative asset, net of cash or other collateral received, and net of derivatives in a loss position with the same counterparty to the extent master netting arrangements exist.

        The Bank minimizes counterparty credit risk through credit approvals, limits, monitoring procedures, executing master netting arrangements and obtaining collateral, where appropriate. Counterparty credit risk related to derivatives is considered in determining fair value. No counterparty credit risk adjustments were recognized for the periods ended January 31, 2018 or 2017.

Note 13: Commitments, Contingencies, and Guarantees

Financial Instruments with Off-Balance Sheet Risk

        The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. The contractual amount of these financial instruments represents the maximum possible credit risk to the Bank should the counterparty draw upon the commitment or the Bank be required to fulfill its obligation under the guarantee, and should the counterparty subsequently fail to perform according to the terms of the contract. These financial instruments include commitments to extend credit and standby, documentary and commercial letters of credit which are not reflected in the consolidated financial statements.

Notes to the Consolidated Financial Statements (Unaudited) (Continued)

For the three months ended January 31, 2018 and 2017

(Expressed in thousands of United States dollars)

FirstCaribbean International Bank Limited

Note 13: Commitments, Contingencies, and Guarantees (Continued)

Letters of Credit

        Standby letters of credit are issued on behalf of customers in connection with contracts between the customers and third parties. Standby letters of credit represent irrevocable assurances that the Bank will make payments in the event that a customer cannot meet its obligation to third parties and carry the same risk as loans. The credit risk to the Bank arises from its obligation to make payment in the event of a customer's contractual default. The Bank also had commitments for documentary and commercial letters of credit. Documentary and commercial letters of credit, which are written undertakings by the Bank on behalf of a customer authorizing a third party to draw drafts on the Bank up to a stipulated amount under specific terms and conditions, are collateralized by the underlying shipment of goods or appropriate assets to which they relate and therefore carry less risk than a direct borrowing. The maximum amount of potential future payments guaranteed by the Bank is limited to the contractual amount of these letters.

        Credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held supports those commitments for which collateral is deemed necessary. The commitments outstanding as of January 31, 2018 have maturities up to 5 years. Substantially all fees received from the issuance of such commitments are deferred and amortized on a straight-line basis over the term of the commitment.
Unfunded Commitments to Extend Credit

        A commitment to extend credit represents the unused portion of authorizations to extend credit in the form of loans, guarantees or letters of credit. With respect to credit risk on commitments to extend credit, the Bank is potentially exposed to loss in an amount equal to the total unused commitments. However, the likely amount of loss is less than the total unused commitments since most commitments to extend credit are contingent upon customers maintaining a specific credit standard. The Bank uses the same credit policies in making commitments to extend credit as it does in making loans. The Bank monitors the term of maturity of credit commitments because longer-term commitments generally have a greater degree of credit risk than shorter-term commitments.

        Commitments are reported net of participations sold to other institutions. Such commitments have fixed expiration dates and generally require a fee. The extension of a commitment gives rise to credit risk. The actual liquidity requirements or credit risk that the Bank will experience is expected to be lower than the contractual amount of commitments to extend credit because a significant portion of those commitments are expected to expire without being drawn upon.

Guarantees and indemnities

        The Bank provides a variety of guarantees and indemnifications to its customers to enhance their credit standing and enable them to complete a wide variety of business transactions.

        For certain contracts meeting the definition of a guarantee, the guarantor must recognize, at inception, a liability for the fair value of the obligation undertaken in issuing the guarantee.

Notes to the Consolidated Financial Statements (Unaudited) (Continued)

For the three months ended January 31, 2018 and 2017

(Expressed in thousands of United States dollars)

FirstCaribbean International Bank Limited

Note 13: Commitments, Contingencies, and Guarantees (Continued)

        Financial guarantee contracts issued by the Bank that are not classified as insurance contracts are initially recognized as a liability at fair value, adjusted for transaction costs that are directly attributable to the issuance of the guarantees, which is generally the premium received or receivable on the date the guarantee was given.

        Subsequently, financial guarantee liabilities are measured at the higher of the initial fair value, less cumulative amortization, and the present value of any expected payment when a payment under the guarantee has become probable.

        The following table summarizes the contractual amounts of off-balance sheet lending-related financial instruments, guarantees and other commitments at January 31, 2018 and October 31, 2017.

	January 31, 2018	October 31, 2017
Letters of credit	98,413	143,033
Loan and lease commitments	657,096	646,844
Guarantees and indemnities	112,006	68,968
Future rental commitments under operating leases	54,459	56,871

Restructuring provisions

        Restructuring provisions are recognized only when the recognition criteria for provisions are fulfilled. The Bank has a constructive obligation when a detailed formal plan identifies the business or part of the business concerned, the location and number of employees affected, a detailed estimate of the associated costs, and an appropriate timeline. Furthermore, the employees affected have been notified of the plan's main features.

        If the effect of the time value of money is material, provisions are discounted using a current pre-tax rate that reflects, when appropriate, the risk specific to the liability. When discounting is used, the increase in the provision due to the passage of time is recognized as a finance cost.

        During 2013, the Bank embarked on a restructuring plan which aimed to enhance its long-term competitiveness through reductions in costs, duplication and complexity in the years ahead. An update to this plan was made in 2015. As of January 31, 2018 and October 31, 2017, the restructuring provision stood at $0.5 million and $1.7 million respectively. The balance as of January 31, 2018 is expected to be utilized by the close of 2018.

Legal proceedings

        Litigation provisions relates to a number of lawsuits arising from the Bank's normal course of business, where the Bank is acting as the defendant. Management considers that the liability of these actions would not be material beyond what is already provided for in the financial statements.

Notes to the Consolidated Financial Statements (Unaudited) (Continued)

For the three months ended January 31, 2018 and 2017

(Expressed in thousands of United States dollars)

FirstCaribbean International Bank Limited

Note 13: Commitments, Contingencies, and Guarantees (Continued)

        Provisions are included in other liabilities in the consolidated financial statements. Movements in these provisions are as follows:

	Restructuring costs	Legal	Total
Carrying amount at October 31, 2017	1,691	1,679	3,370

Additions charged to profit or loss	—	222	222
Utilization of provision	(1,235)	(12)	(1,247)
Unused amounts reversed	—	(756)	(756)

Carrying amount at January 31, 2018	456	1,133	1,589

Note 14: Fair Value Measurements

Valuation Techniques Used in the Fair Value Measurement of Assets and Liabilities Carried at Fair Value

        For the assets and liabilities measured at fair value on a recurring basis (categorized in the valuation hierarchy table below), the Bank applies the following valuation techniques:

Securities available for sale

        Debt securities available for sale are recorded at fair value on a recurring basis. Fair value measurement is based on quoted prices, including estimates by third-party pricing services, if available.

        If quoted prices are not available, fair values are measured using proprietary valuation models that utilize market observable parameters from active market makers and inter-dealer brokers whereby securities are valued based upon available market data for securities with similar characteristics. Management reviews the pricing information received from the Bank's third-party pricing service to evaluate the inputs and valuation methodologies used to place securities into the appropriate level of the fair value hierarchy and transfers of securities within the fair value hierarchy are made if necessary. On a monthly basis, management reviews the pricing information received from the third-party pricing service which includes a comparison to non-binding third-party broker quotes, as well as a review of market-related conditions impacting the information provided by the third-party pricing service. Management also identifies investment securities which may have traded in illiquid or inactive markets by identifying instances of a significant decrease in the volume or frequency of trades, relative to historical levels, as well as instances of a significant widening of the bid-ask spread in the brokered markets.

        As of January 31, 2018 and October 31, 2017, management did not make adjustments to prices provided by the third-party pricing services as a result of illiquid or inactive markets. The Bank's third-party pricing service has also established processes for the Bank to submit inquiries regarding quoted prices. Periodically, the Bank will challenge the quoted prices provided by the third-party pricing service. The Bank's third-party pricing service will review the inputs to the evaluation in light of the new market data presented by the Bank. The Bank's third-party pricing service may then affirm the

Notes to the Consolidated Financial Statements (Unaudited) (Continued)

For the three months ended January 31, 2018 and 2017

(Expressed in thousands of United States dollars)

FirstCaribbean International Bank Limited

Note 14: Fair Value Measurements (Continued)

original quoted price or may update the evaluation on a going forward basis. The Bank classifies all securities available for sale as Level 2.

Derivatives

        Most of the Bank's derivatives are traded in over-the-counter markets where quoted market prices are not readily available. For those derivatives, the Bank measures fair value on a recurring basis using proprietary valuation models that primarily use market observable inputs, such as yield curves, and option volatilities. The fair value of derivatives includes values associated with counterparty credit risk and the Bank's own credit standing. The Bank classifies these derivatives, included in other assets and other liabilities, as Level 2.

Assets and Liabilities Recorded at Fair Value on a Recurring Basis

        Assets and liabilities measured at fair value on a recurring basis as of January 31, 2018 and October 31, 2017 are summarized below:

	Fair Value measurements as of January 31, 2018
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Unobservable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)	Total
Assets
Available-for-sale investments
U.S. treasury and other US government agencies debt securities	—	349,059	—	349,059
Foreign government debt securities	—	1,218,858	—	1,218,858
Corporate debt securities	—	715,406	—	715,406
Other debt securities	—	54,693	—	54,693

Total available-for-sale	—	2,338,016	—	2,338,016

Derivative financial assets	—	6,310	—	6,310
Liabilities
Derivative financial liabilities	—	18,587	—	18,587

Notes to the Consolidated Financial Statements (Unaudited) (Continued)

For the three months ended January 31, 2018 and 2017

(Expressed in thousands of United States dollars)

FirstCaribbean International Bank Limited

Note 14: Fair Value Measurements (Continued)

	Fair Value measurements as of October 31, 2017
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Unobservable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)	Total
Assets
Available-for-sale investments
U.S. treasury and other US government agencies debt securities	—	259,379	—	259,379
Foreign government debt securities	—	1,217,820	—	1,217,820
Corporate debt securities	—	826,600	—	826,600
Other debt securities	—	54,985	—	54,985

Total available-for-sale	—	2,358,784	—	2,358,784

Derivative financial assets	—	5,828	—	5,828
Liabilities
Derivative financial liabilities	—	25,913	—	25,913

Changes in Fair Value Levels

        For any transfers in and out of the levels of the fair value hierarchy, the Bank discloses the fair value measurement at the beginning of the reporting period during which the transfer occurred.

        There were no transfers between Level 1 and Level 2 or Level 2 and Level 3 during the three months ended January 31, 2018 and January 31, 2017.

        The Bank did not have any assets or liabilities measured at fair value on a recurring basis using Level 3 inputs as of January 31, 2018 and October 31, 2017.

Valuation Techniques Used in the Fair Value Measurement of Assets and Liabilities Carried at Other Than Fair Value

        For the financial instruments that are not required to be carried at fair value on a recurring basis (categorized in the valuation hierarchy table below), the Bank uses the following methods and assumptions to estimate the fair value:

Short-term financial assets

        Short-term financial assets include cash and due from banks, including Federal funds sold and accrued interest receivable. The carrying amount is considered a reasonable estimate of fair value because there is a relatively short duration of time between the origination of the instrument and its expected realization. As such, these short-term financial assets are classified as Level 1. Fair values of variable rate certificates of deposit greater than 90 days are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities. Accordingly, these assets are classified as Level 2.

Notes to the Consolidated Financial Statements (Unaudited) (Continued)

For the three months ended January 31, 2018 and 2017

(Expressed in thousands of United States dollars)

FirstCaribbean International Bank Limited

Note 14: Fair Value Measurements (Continued)

Loans

        Fair values are estimated for pools of loans with similar characteristics using discounted cash flow analyses. The Bank utilizes interest rates currently being offered for groups of loans with similar terms to borrowers of similar credit quality to estimate the fair values of: (1) commercial and industrial loans; (2) certain mortgage loans, including one to four family residential, commercial real estate and rental property; and (3) consumer loans. As such, loans are classified as Level 3.

Deposits

        The estimated fair value of customer deposit is based on discounted cash flows using prevailing money-market interest rates for debts with similar credit risk and maturity. As such, deposits are classified as Level 3.

Borrowings

        The fair value of the borrowings is based on the discounted future cash flows using the original spread over current yield curves for the Governments of Trinidad and Jamaica. Yield curves data inputs are sourced from the respective Central Banks. Borrowings are classified as level 2

Assets and Liabilities Carried at Other Than Fair Value

        The following tables summarize for the periods indicated the estimated fair value of the Bank's financial instruments that are not required to be carried at fair value on a recurring basis, excluding leases and short-term financial assets and liabilities for which carrying amounts approximate fair value.

	Fair Value measurements as of January 31, 2018
	Book Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Unobservable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)	Total
Financial Assets
Cash and balances with Central Bank	1,013,735	1,013,735	—	—	1,013,735
Due from banks	1,937,002	1,702,005	234,997	—	1,937,002
Loans	6,380,310	—	—	6,350,251	6,350,251
Financial Liabilities
Deposits	10,491,854	—	—	10,494,378	10,494,378
Borrowings	116,112	—	117,036	—	117,036

Notes to the Consolidated Financial Statements (Unaudited) (Continued)

For the three months ended January 31, 2018 and 2017

(Expressed in thousands of United States dollars)

FirstCaribbean International Bank Limited

Note 14: Fair Value Measurements (Continued)

	Fair Value measurements as of October 31, 2017
	Book Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Unobservable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)	Total
Financial Assets
Cash and balances with Central Bank	1,004,102	1,004,102	—	—	1,004,102
Due from banks	1,929,375	1,849,008	80,367	—	1,929,375
Loans	6,346,357	—	—	6,322,180	6,322,180
Financial Liabilities
Deposits	10,358,267	—	—	10,372,213	10,372,213
Borrowings	211,251	—	212,670	—	212,670

Valuation Techniques Used in the Fair Value Measurement of Assets and Liabilities Carried at the Lower of Cost or Fair Value

        The Bank applies the following valuation techniques to assets measured at the lower of cost or fair value:

Impaired loans

        A large portion of the Bank's impaired loans are collateral dependent and are measured at fair value on a nonrecurring basis using collateral values as a practical expedient. The fair values of collateral for impaired loans are primarily based on real estate appraisal reports prepared by third party appraisers less disposition costs, present value of the expected future cash flows or the loan's observable market price. Certain loans are measured based on the present value of expected future cash flows, discounted at the loan's effective rate, which is not a fair value measurement. The Bank measures the impairment on certain loans and leases by performing a lower-of-cost-or-fair-value analysis. If impairment is determined by the value of the collateral or an observable market price, it is written down to fair value on a nonrecurring basis as Level 3.

Assets and Liabilities at Fair Value on a Nonrecurring Basis

        The Bank may be required to record certain assets at fair value on a nonrecurring basis in accordance with GAAP. These assets are subject to fair value adjustments that result from the application of lower of cost or fair value accounting or write-downs of individual assets to fair value.

Notes to the Consolidated Financial Statements (Unaudited) (Continued)

For the three months ended January 31, 2018 and 2017

(Expressed in thousands of United States dollars)

FirstCaribbean International Bank Limited

Note 14: Fair Value Measurements (Continued)

        The following table summarizes assets measured at fair value on a nonrecurring basis as of January 31, 2018 and October 31, 2017:

	Fair Value measurements as of January 31, 2018
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Unobservable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)	Total
Financial Assets
Impaired loans, net of specific allowance	—	—	77,009	77,009

	Fair Value measurements as of October 31, 2017
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Unobservable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)	Total
Financial Assets
Impaired loans, net of specific allowance	—	—	80,510	80,510

        In the above table, impaired loans net of specific allowance include non-performing loans for which specific allowances or charge-offs have been recognized. These loans are classified as Level 3, as they are valued, in part, based on the estimated fair value of the underlying collateral and the non-recoverable rate, which is considered to be a significant unobservable input. Collateral fair value sources include the appraisal value obtained from independent appraisers or other available market information. The non-recoverable rate ranges from 0% to 70% as of January 31, 2018 and October 31, 2017.

        Total nonrecurring fair value gains included in earnings on impaired loans for the periods ended January 31, 2018 and, 2017 were $1.0 million and ($0.4 million), respectively.

Note 15: Variable Interest Entities

        Included in the financial statements are two wholly owned consolidated subsidiaries which are determined to be variable interest entities ("VIEs"). These are entities in Jamaica and Trinidad through which the Bank engages in its banking operations in those markets.

        The Bank has considered each investment in the context of the VIE definition, specifically the nature and design of each investment, main source of financing, existence of any subordinated debt as well as the ability to meet the minimum capital requirements imposed by a regulator. Though the entities are deemed as having sufficient equity to operate in their respective jurisdictions, including meeting minimum capital requirements and having good credit quality debt, CIBC guarantees certain debts with the objective of obtaining improved terms through better pricing.

        The additional subordinated financial support (the guarantee from CIBC) points to the entities having insufficient equity to finance their activities, and therefore creates a presumption that is difficult to overcome regarding the sufficiency of equity at risk. Accordingly these entities are deemed to be VIEs where the Bank is the primary beneficiary.

Notes to the Consolidated Financial Statements (Unaudited) (Continued)

For the three months ended January 31, 2018 and 2017

(Expressed in thousands of United States dollars)

FirstCaribbean International Bank Limited

Note 15: Variable Interest Entities (Continued)

        The assets of these subsidiaries primarily consist of loans and cash due from banks. The assets of each VIE are the primary source of funding to settle its respective obligations. The entities are financially independent and did not receive any financial or other support during the fiscal years 2017 and 2016 that they were not contractually required to receive. Intercompany transactions noted between the entities are within the regular course of business and are settled on a monthly basis.

        The liabilities of the VIEs consist primarily of customer deposits and debt securities issued by these subsidiaries, which we report as part of borrowings. The creditors of the VIEs do not have recourse to the general credit of the Bank. The carrying amount of the assets of these consolidated subsidiaries at January 31, 2018 was $1.3 billion (October 31, 2017—$1.3 billion). The carrying amount of the liabilities at January 31, 2018 was $1.1 billion (October 31, 2017—$1.2 billion).

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of
FirstCaribbean International Bank Limited

        We have audited the accompanying consolidated statements of financial position of FirstCaribbean International Bank Limited (the "Bank") as of October 31, 2017 and 2016, and the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for the years then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Bank's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Bank's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of FirstCaribbean International Bank Limited at October 31, 2017 and 2016, and the consolidated results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

New York, New York
February 9, 2018

Consolidated Statements of Income

For the years ended October 31, 2017 and 2016

(Expressed in thousands of United States dollars)

FirstCaribbean International Bank Limited

	2017	2016
Interest income
Interest and fees on loans	352,494	342,708
Securities available for sale	65,323	67,351
Interest-bearing deposits	7,077	3,387

Total interest income	424,894	413,446

Interest expense
Deposit accounts	48,185	42,347
Borrowings	8,402	7,576
Other	7,807	11,798

Total interest expense	64,394	61,721

Net interest income before provision for loan losses	360,500	351,725
Provision for loan losses	(17,761)	(10,640)

Net interest income after provision for loan losses	342,739	341,085
Non-interest income
Service charges and fees	82,310	74,906
Underwriting fees and commissions	4,150	4,818
Fiduciary and investment management	29,293	27,266
Foreign exchange	40,853	59,210
Net realized gains (losses) on trading and securities available for sale	(2,044)	8,244
Other non-interest income	2,735	3,504

Total non-interest income	157,297	177,948

Non-interest expense
Salaries and other employee benefits	165,574	164,956
Occupancy and equipment expenses	43,454	43,430
Business taxes	41,858	36,712
Depreciation expense	22,925	17,865
Professional fees and contracted services	30,112	26,602
Technology and communication fees	10,160	9,412
Other fees and expenses	45,436	42,510

Total non-interest expense	359,519	341,487

Income before provision for taxes	140,517	177,546
Provision for income taxes	12,879	17,394

Net income	127,638	160,152

Non-controlling interests	3,673	3,331

Net income attributable to common shareholders	123,965	156,821

Basic and diluted earnings per share (cents)	7.9	9.9

The accompanying notes are an integral part of these financial statements.

Consolidated Statements of Comprehensive Income

For the years ended October 31, 2017 and 2016

(Expressed in thousands of United States dollars)

FirstCaribbean International Bank Limited

	2017	2016
Net income	127,638	160,152
Other comprehensive income, net of tax:
Net change in unrealized gains (losses) on securities available for sale	7,656	(4,916)
Net change in unrealized exchange gains (losses) on translation of foreign operations	1,165	(13,334)
Employee benefit plan adjustments	7,264	23,018

Total other comprehensive income, net of taxes	16,085	4,768

Total comprehensive income	143,723	164,920
Non-controlling interests	3,550	3,912

Comprehensive income attributable to common shareholders	140,173	161,008

The accompanying notes are an integral part of these financial statements.

Consolidated Statements of Financial Position
As of October 31, 2017 and 2016
(Expressed in thousands of United States dollars)
FirstCaribbean International Bank Limited

	2017	2016
Assets
Cash and cash equivalents	2,512,595	1,525,868
Restricted cash	340,515	320,923
Securities available for sale	2,358,784	2,183,898
Loans and leases	6,671,053	6,571,906
Less allowance for loan and lease losses	(244,186)	(277,492)

Loans and leases, net	6,426,867	6,294,414
Property and equipment, net	161,800	151,655
Goodwill	239,848	239,848
Prepaid expenses	10,699	21,690
Other assets	314,712	343,897

Total assets	12,365,820	11,082,193

Liabilities
Interest bearing customer deposits	5,924,417	5,566,547
Non-interest bearing customer deposits	4,433,850	3,579,032

Total customer deposits	10,358,267	9,145,579
Borrowings	211,251	197,040
Other liabilities	250,173	257,394

Total liabilities	10,819,691	9,600,013

Contingencies and commitments (Note 18)
Shareholders' equity
Common stock (1,577,094,570 shares outstanding as of October 31, 2017 and 2016)	729,521	729,521
Capital surplus	3,119	3,119
Accumulated other comprehensive income	(78,912)	(95,189)
Retained earnings	862,712	816,582
Non-controlling interests	29,689	28,147

Total shareholders' equity	1,546,129	1,482,180

Total liabilities and shareholders' equity	12,365,820	11,082,193

The accompanying notes are an integral part of these financial statements.

Consolidated Statements of Changes in Equity
For the years ended October 31, 2017 and 2016
(Expressed in thousands of United States dollars)
FirstCaribbean International Bank Limited

	Common Stock	Capital Surplus	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Non- Controlling Interests	Total Shareholders' Equity
Balance as of October 31, 2015	729,521	3,119	(99,426)	820,026	25,998	1,479,238
Net income	—	—	—	156,821	3,331	160,152
Other comprehensive income	—	—	4,187	—	581	4,768
Acquisition of additional interest in subsidiary			50	—	(37)	13
Dividends and distributions paid to common shareholders	—	—	—	(160,265)	—	(160,265)
Dividends and distributions paid to non-controlling interests	—	—	—	—	(1,726)	(1,726)

Balance as of October 31, 2016	729,521	3,119	(95,189)	816,582	28,147	1,482,180

Net income	—	—	—	123,965	3,673	127,638
Other comprehensive income	—	—	16,208	—	(123)	16,085
Acquisition of additional interest in subsidiary	—	—	69	—	(282)	(213)
Dividends and distributions paid to common shareholders	—	—	—	(77,835)	—	(77,835)
Dividends and distributions paid to non-controlling interests	—	—	—	—	(1,726)	(1,726)

Balance as of October 31, 2017	729,521	3,119	(78,912)	862,712	29,689	1,546,129

The accompanying notes are an integral part of these financial statements.

Consolidated Statements of Cash Flows

For the years ended October 31, 2017 and 2016

(Expressed in thousands of United States dollars)

FirstCaribbean International Bank Limited

	2017	2016
Cash flows from operating activities
Net Income	127,638	160,152
Adjustments to reconcile net income to operating cash flows:
Provision for loan losses	17,761	10,640
Depreciation expense	22,925	17,865
Net losses on disposals of property and equipment	1,327	1,394
Net (gains) on trading and securities available for sale	(317)	(1,814)
Net hedging losses (gains)	781	(9,298)
Net cash flows provided by operating income before changes in operating assets and liabilities	170,115	178,939
Changes in operating assets and liabilities:
Net increase in restricted cash	(19,592)	(11,764)
Net decrease (increase) in other assets	29,185	(88,742)
Net decrease in other liabilities	(7,221)	(23,659)
Net decrease (increase) in prepaid expenses	10,991	(10,908)

Net cash from operating activities	183,478	43,866

Cash flows provided by investing activities
Purchases of property and equipment	(35,071)	(32,777)
Proceeds from disposal of property and equipment, net	675	293
Purchases of securities available for sale	(1,924,192)	(1,874,948)
Proceeds from sales and maturities of securities available for sale	1,755,286	2,005,646
Net increase in loans and leases	(141,739)	(270,552)
Acquisition of additional interest in subsidiary	(213)	(24)

Net cash used in investing activities	(345,254)	(172,362)

Cash flows provided by financing activities
Net increase in customer deposits	1,212,688	453,711
Proceeds from borrowings	14,211	—
Repayments of borrowings	—	(10,419)
Dividends and distributions paid to common shareholders	(77,835)	(160,265)
Dividends and distributions paid to non-controlling minority interests	(1,726)	(1,726)

Net cash from financing activities	1,147,338	281,301

Net increase in cash and cash equivalents for the year	985,562	152,805
Effect of exchange rate changes on cash and cash equivalents	1,165	(13,334)
Cash and cash equivalents, beginning of year	1,525,868	1,386,397

Cash and cash equivalents, end of year	2,512,595	1,525,868

The accompanying notes are an integral part of these financial statements.

Notes to the Consolidated Financial Statements

For the years ended October 31, 2017 and 2016

(Expressed in thousands of United States dollars)

FirstCaribbean International Bank Limited

Note 1. Summary of Significant Accounting Policies

Basis of Presentation

        FirstCaribbean International Bank Limited is a bank holding company incorporated and headquartered in Barbados in Warrens, St. Michael. FirstCaribbean International Bank Limited and its subsidiaries (collectively "the Bank") are registered under the relevant financial and corporate legislations of 17 countries in the Caribbean and provide a broad range of financial products and services related to banking and other related activities. The majority of the Bank's operations consist of customary commercial and consumer banking services, including, but not limited to, lending, leasing, deposit services, trust and investment activities, brokerage services, and trade financing. The Bank has a primary listing on the Barbados Stock Exchange, with further listings in Trinidad and the Eastern Caribbean.

        The Bank's parent and controlling party is CIBC Investments (Cayman) Limited, which holds 91.7% of the Bank's issued shares and is incorporated in Cayman. The ultimate parent company is Canadian Imperial Bank of Commerce ("CIBC").

        The accounting and reporting principles of the Bank conform to U.S. generally accepted accounting principles ("U.S. GAAP") and prevailing practices within the financial services industry. The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts in the consolidated financial statements and accompanying notes. Actual results may differ from those estimates and such differences could be material to the consolidated financial statements. The following is a summary of the Bank's significant accounting policies:

Consolidation

        The consolidated financial statements include the accounts of the Bank and its subsidiaries controlled by ownership of a majority voting interest, and those variable interest entities ("VIE") where the Bank is the primary beneficiary. Intercompany accounts and transactions have been eliminated. The Bank consolidates subsidiaries where it holds, directly or indirectly, more than 50% of the voting rights or where it exercises control. Changes in a parent's ownership interest that do not result in a change in control of the subsidiary are accounted for as equity transactions.

        The Bank is deemed to have a controlling financial interest and is the primary beneficiary of a VIE if it has both the power to direct the activities of the VIE that most significantly impact the VIE economic performance and an obligation to absorb losses or the right to receive benefits that could potentially be significant to the VIE. The determination of whether the Bank meets the criteria to be considered the primary beneficiary of a VIE requires a periodic evaluation of all transactions with the entity.

Foreign Currency Translation

        The functional currency of the Bank is Barbados dollars; however, these consolidated financial statements are presented in United States dollars as this currency is universally accepted and recognized in all the territories in which the Bank operates. Effective November 1, 2017, the functional

Notes to the Consolidated Financial Statements (Continued)

For the years ended October 31, 2017 and 2016

(Expressed in thousands of United States dollars)

FirstCaribbean International Bank Limited

Note 1. Summary of Significant Accounting Policies (Continued)

currency of the Bank was changed to United States dollars. Each entity in the Bank determines its own functional currency, and items included in the consolidated financial statements of each entity are measured using that currency.

        Transactions in foreign currencies are initially recorded by the Bank's entities at their respective functional currency rates prevailing at the date of the transaction.

        Monetary assets and liabilities denominated in foreign currencies are translated into the functional currency at rates prevailing at the reporting date and non-monetary assets and liabilities are translated at historic rates.

        Revenue and expenses denominated in foreign currencies are translated into the Bank's functional currency using prevailing average monthly exchange rates. Realized and unrealized gains and losses on foreign currency positions are reported in earnings of the current year. Translation differences on securities classified as available for sale are included within other comprehensive income (OCI).

        On consolidation, exchange differences arising from the translation of the net investment in foreign operations are taken to other comprehensive income. When a foreign operation is sold, the component of other comprehensive income relating to that particular foreign operation is recognized in the statement of income as part of the gain or loss on sale.

Securities Available For Sale

        As of October 31, 2017 and 2016, securities available for sale were comprised of corporate debt securities, debt securities issued by foreign governments, debt securities issued by the U.S. Treasury and other U.S. government agencies, and other debt securities. The Bank amortizes premiums and accretes discounts using the effective interest method over the contractual lives of the individual securities. All securities transactions are recorded on a settlement date basis. All of the Bank's securities were categorized as securities available for sale and consisted of debt securities which the Bank has the intent and ability to hold for the foreseeable future but may be sold before maturity in response to changes in the Bank's interest rate risk profile, funding needs or other reasons. Securities available for sale are reported at fair value, with unrealized gains and losses reported in accumulated other comprehensive income. Gains and losses realized on sales of securities are determined using the specific identification method.

Other-Than-Temporary-Impairments of Investment Securities

        The Bank conducts an other-than-temporary-impairment ("OTTI") analysis of investment securities on a quarterly basis or more often if a potential loss-triggering event occurs. A write-down of a debt security is recorded when fair value is below amortized cost in circumstances where: (1) the Bank has the intent to sell a security; (2) it is more likely than not that the Bank will be required to sell the security before recovery of its amortized cost basis; or (3) the Bank does not expect to recover the entire amortized cost basis of the security. If the Bank intends to sell a security or if it is more likely than not that the Bank will be required to sell the security before recovery, an OTTI write-down is recognized in earnings equal to the entire difference between the security's amortized cost basis and

Notes to the Consolidated Financial Statements (Continued)

For the years ended October 31, 2017 and 2016

(Expressed in thousands of United States dollars)

FirstCaribbean International Bank Limited

Note 1. Summary of Significant Accounting Policies (Continued)

its fair value. If the Bank does not intend to sell the security or it is not more likely than not that it will be required to sell the security before recovery, the OTTI write-down is separated into an amount representing the credit loss, which is recognized in earnings, and an amount related to all other factors, which is recognized in other comprehensive income.

        To determine the amount related to a credit loss on a debt security, the Bank applies a methodology similar to that used for evaluating the impairment of loans.

Loans and Leases

        Loans are reported at the principal amount outstanding, net of unearned income, including unamortized and unaccreted deferred loan fees and costs, and cumulative net charge-offs. Interest income is recognized on an accrual basis. Loan origination fees, certain direct costs and unearned discounts and premiums, if any, are deferred and are generally accreted or amortized into interest income as yield adjustments using the effective interest method over the contractual life of the loan. Other credit-related fees are recognized as fee income, a component of non-interest income, when earned.

        Direct financing leases are carried at the aggregate of lease payments receivable plus the estimated residual value of leased property, less unearned income. Unearned income on direct financing is amortized over the lease terms by methods that approximate the effective interest method. Residual values on leased assets are periodically reviewed for impairment.

Troubled Debt Restructurings

        A restructuring of debt constitutes a troubled debt restructuring ("TDR") if the Bank, for economic or legal reasons related to the debtor's financial difficulties, grants a concession to the debtor that it would not otherwise consider. The Bank offers various types of concessions when modifying a loan, including term extensions, temporary deferral of principal, temporary interest rate reductions, and other actions intended to minimize economic loss. Generally, a non-accrual loan that has been modified in a TDR remains on non-accrual status until there is no reasonable doubt regarding the collectability of all amounts contractually due and there is a period of satisfactory payment performance by the borrower before the loan is returned to accrual status. However, performance prior to the modification, or significant events that coincide with the modification, are included in assessing whether the borrower can meet the new terms and may result in the loan being returned to accrual status at the time of loan modification or after a shorter performance period. However, if the borrower's ability to meet the revised payment terms is uncertain, the loan remains on non-accrual status. The Bank considers loans modified in a TDR to be impaired loans. These loans are classified as non-performing and placed on non-accrual status. Loans modified in a TDR are returned to performing or accrual status after the borrower has demonstrated performance under the modified terms over a sustained period of time, generally 6 to 12 months in accordance with the requirements of the various Central Banks and other country specific regulatory guidelines.

Notes to the Consolidated Financial Statements (Continued)

For the years ended October 31, 2017 and 2016

(Expressed in thousands of United States dollars)

FirstCaribbean International Bank Limited

Note 1. Summary of Significant Accounting Policies (Continued)

Non-Performing Loans and Leases

        The Bank generally places a loan or lease on non-accrual status when management believes that collection of principal or interest has become doubtful or when a loan or lease becomes 90 days past due as to principal or interest, unless it is well secured and in the process of collection. A charge-off is recorded when it is probable that a loss has been incurred and when it is possible to determine a reasonable estimate of the loss. When the Bank places a loan or lease on non-accrual status, previously accrued and uncollected interest is reversed against interest income in the current period. When the Bank receives an interest payment on a non-accrual loan or lease, the payment is applied as a reduction of the principal balance. Non-accrual loans and leases are generally returned to accrual status when they become current as to principal and interest and have demonstrated a sustained period of payment performance or become both well secured and in the process of collection. The Bank applies the requirements of the various Central Banks and other country specific regulatory guidelines with respect to returning nonaccrual loans back to accrual status. The performance period generally required to return a loan to accrual status is 6 to 12 months.

Impaired Loans

        A loan is considered impaired when, based on current information and events, it is probable that the Bank will not be able to collect all amounts due from the borrower in accordance with the contractual terms of the loan, including scheduled interest payments. This evaluation is generally based on delinquency information, an assessment of the borrower's financial condition and the adequacy of collateral, if any. Loans modified in a TDR are considered impaired loans.

        The Bank recognizes impairment losses based on past events and current conditions to the extent possible, on an individual or collective basis.

        The Bank measures impairment as the difference between the carrying amount and the recoverable amount, being the estimated present value of expected cash flows, including amounts recoverable from guarantees and collateral, discounted based on the original effective interest rate. On a case-by-case basis, the Bank may measure impairment based upon a loan's observable market price for collateral-dependent loans or based on the estimated fair value of collateral. Impaired loans without a related allowance for loan and lease losses are generally collateralized by assets with fair values in excess of the recorded investment in the loans.

Allowance for Loan and Lease Losses

        The Bank must maintain an allowance for loan and lease losses (the "Allowance") that is adequate to absorb estimated probable credit losses associated with its loan and lease portfolio. The Bank maintains the Allowance at a level which, in management's judgment, is adequate to absorb probable credit losses that have been incurred in the Bank's loan and lease portfolio as of the consolidated statement of financial position date. The Bank's methodology for determining an adequate and appropriate level of the Allowance takes into account many factors, including:

  •
  Trends in the volume and severity of delinquent loans and leases, non-accrual loans and leases, troubled debt restructurings and other loan and lease modifications

Notes to the Consolidated Financial Statements (Continued)

For the years ended October 31, 2017 and 2016

(Expressed in thousands of United States dollars)

FirstCaribbean International Bank Limited

Note 1. Summary of Significant Accounting Policies (Continued)

  •
  Changes in the quality of the Bank's risk identification process and loan review system

  •
  Changes in lending policies and procedures, including underwriting standards and collection, charge off and recovery practices

  •
  Changes in the nature and volume of the loan and lease portfolio

  •
  Changes in concentrations within the loan and lease portfolio

  •
  Changes in local and regional economic business conditions, including the condition of various market segments

  •
  The inherent risk composition of credit portfolios in terms of both the size and quality

  •
  The historical loss experience of credit portfolios

  •
  The cyclical nature of the economies where credit portfolios originate

        While the Bank has a formal methodology to determine an adequate and appropriate level of the Allowance, estimates of inherent loan and lease losses involve judgment and assumptions as to various factors, including current economic conditions. Management's determination of the adequacy of the Allowance is based on quarterly evaluations of the above factors. Accordingly, the provision for credit losses will vary from period to period based on management's ongoing assessment of the adequacy of the Allowance.

        The Allowance consists of two components, the collective and specific allowance.

Collective Allowance

        The collective Allowance is established at the time of booking for all new loans or leases based on the estimated expected loss at the time. The Bank considers a number of factors in determining the expected loss, including an estimated: (i) Probability of Default; (ii) Exposure at Default; and (iii) Loss Given Default. The collective Allowance is expected to fluctuate given changes in the risk profile of the applicable portfolios, the economies in where the portfolios originate and in risk management practices.

        Management has identified its primary portfolio segments in estimating the Allowance as: commercial, commercial real estate, consumer lending and residential mortgages. Commercial lending is further segmented into five distinct portfolios based on characteristics relating to the borrower, transaction, and collateral. These portfolio segments are: government, commercial, commercial overdrafts, commercial mortgages and construction. Consumer lending is further segmented into cards, overdrafts and other. Residential mortgages and lease financing are not further segmented.

        Management has developed a methodology for each segment taking into consideration portfolio segment specific factors, such as product type, loan portfolio characteristics, management information systems, and other risk factors.

Commercial

        Pooled allocation for pass, special mention, substandard, and doubtful grade commercial loans and leases that share common risk characteristics and properties is determined using a historical loss rate

Notes to the Consolidated Financial Statements (Continued)

For the years ended October 31, 2017 and 2016

(Expressed in thousands of United States dollars)

FirstCaribbean International Bank Limited

Note 1. Summary of Significant Accounting Policies (Continued)

analysis and qualitative factor considerations. Loan grade categories are discussed under "Credit Quality".

Residential and Consumer

        Pooled allocation for non-delinquent consumer and residential real estate loans is determined using a historical loss rate analysis and qualitative factor considerations.

Qualitative Adjustments

        Qualitative adjustments to historical loss rates or other static sources may be necessary since these rates may not be an accurate indicator of losses inherent in the current portfolio. To estimate the level of adjustments, management considers factors, including global, national and local economic conditions; levels and trends in problem loans; the effect of credit concentrations; collateral value trends; changes in risk due to changes in lending policies and practices; management expertise; industry and regulatory trends; and volume of loans.

Specific Allowance

        The specific portion of the Allowance includes reserves that are allocated based on impairment analyses of specific loans or pools of loans. A discussion of evaluating specific loans for impairment is noted in the "Impaired Loans" section above. If there is objective evidence that a financial asset is impaired, the carrying amount of the asset is to be reduced to the estimated realizable amount, either directly or through the establishment of a specific provision. The amount of the loss is to be measured as the difference between the asset's carrying amount and the present value of estimated future cash flows.

Commercial

        A specific allocation is determined for individually impaired commercial loans. A loan is considered impaired when it is probable that the Bank will be unable to collect the full amount of principal and interest according to the contractual terms of the loan agreement.

        Management identifies material impaired loans based on their size in relation to the Bank's total loan and lease portfolio. Each impaired loan equal to or exceeding a specified threshold (greater than $500 thousand) requires an analysis to determine the appropriate level of reserve for that specific loan. Impaired loans below the specified threshold are treated as a pool, with specific allocations established based on qualitative factors, such as asset quality trends, historical loss rates, collateral quality, portfolio growth and portfolio concentrations.

Residential

        A specific allocation is determined for residential real estate loans by applying average recovery rates, historical statistics and other credit assumptions, which are periodically back-tested to support reasonableness. In addition, each impaired loan equal to or exceeding a specified threshold (greater than $500 thousand) requires analysis to determine the appropriate level of reserve for that specific

Notes to the Consolidated Financial Statements (Continued)

For the years ended October 31, 2017 and 2016

(Expressed in thousands of United States dollars)

FirstCaribbean International Bank Limited

Note 1. Summary of Significant Accounting Policies (Continued)

loan, generally based on the value of the underlying collateral less estimated costs to sell. The specific allocation will be zero for impaired loans in which the value of the underlying collateral, less estimated costs to sell, exceeds the unpaid principal balance of the loan.

Consumer

        A specific allocation is determined for the consumer loan portfolio by applying average recovery rates, historical statistics and other credit assumptions, which are periodically back-tested to support reasonableness.

Cash and Cash Equivalents

        Cash and cash equivalents include cash on hand, cash items in the process of collection, amounts due from correspondent banks and highly liquid investments that are readily convertible to known amounts of cash and which are subject to an insignificant risk of change in fair value. Cash and due from banks comprise balances with less than 90 days maturity from the date of acquisition, including cash balances, and non-restricted deposits with Central Banks (excluding mandatory reserve deposits).

Property and Equipment

        Land is carried at cost. Buildings, furniture, equipment and computer software, including leasehold improvements, are carried at cost less accumulated depreciation. The Bank generally computes depreciation using the straight-line method over the estimated useful life of an asset, which is 40 years for buildings, and 2 to 15 years for remaining asset classes.

        The Bank capitalizes certain costs incurred during the development phase, associated with the acquisition or development of internal use software. Once the software is ready for its intended use, these costs are amortized on a straight-line basis over the software's expected useful life, which is five years.

        Management reviews the recoverability of the carrying amount of premises, equipment and computer software when indicators of impairment exist and an impairment charge is recorded when the carrying amount of the reviewed asset is deemed not recoverable by future expected cash flows to be derived from the use and disposition of the asset. If there is a disposition out of premises, equipment and computer software, a gain is recorded if the difference of the proceeds on disposition is in excess of the assets carrying value. Otherwise, a loss is recorded. If there is abandonment out of premises, equipment and computer software, the full carrying value of the asset is recognized as a loss.

Business Combinations and Goodwill

        Business combinations are accounted for using the purchase method.

        Goodwill represents the cost of acquired businesses in excess of the fair value of the net assets acquired. Goodwill is not amortized over an estimated life but rather is tested at least annually for impairment. Goodwill is subject to a two-step impairment test. The first step compares the fair value of each reporting unit, which is an individual business segment of the Bank, to its carrying amount. If the

Notes to the Consolidated Financial Statements (Continued)

For the years ended October 31, 2017 and 2016

(Expressed in thousands of United States dollars)

FirstCaribbean International Bank Limited

Note 1. Summary of Significant Accounting Policies (Continued)

carrying amount exceeds the fair value, then the second step is performed whereby the Bank assigns fair values to identifiable assets and liabilities, leaving an implied fair value for goodwill. If the implied fair value of the goodwill is less than the carrying amount, an impairment loss is recognized.

        Goodwill is tested for impairment on an annual basis on August 31 and when circumstances change that suggests a potential impairment. The Bank uses discounted cash flow models to determine the fair value of a reporting unit. The Bank's estimates of fair value of the reporting units were based upon factors, such as projected future cash flows, discount rates and other assumptions that require significant judgment. Although these estimates are based on management's best knowledge of current events and actions that may impact the Bank in the future, actual results may differ from these estimates. Goodwill is tested for impairment on an annual basis and when circumstances change that suggests a potential impairment. For the years ended October 31, 2017 and 2016 there was no impairment of the Bank's goodwill.

Business combinations under common control

        Common control transactions are those in which all of the combining entities or businesses are controlled by the same party or parties both before and after the transaction, and that control is not transitory.

        Business combinations under common control are accounted for using the historical cost method, under which the Bank records the net assets of an acquired business at their carrying amounts in the accounts of the transferor. Comparative financial information is restated for the periods that the entities were under common control.

Non-Marketable Equity Securities

        The Bank is required to own holdings in clearing houses and stock exchanges within the Caribbean as a condition of membership. These non-marketable equity securities are accounted for at cost which equals par or redemption value. These securities do not have a readily determinable fair value as their ownership is restricted and there is no market for these securities. These securities can only be redeemed or sold at their par value and only to the respective issuing government supported institution or to another member institution.

        The Bank records these non-marketable equity securities as a component of other assets and are periodically evaluated for impairment. Management considers these non-marketable equity securities to be long-term investments. Accordingly, when evaluating these securities for impairment, management considers the ultimate recoverability of the par value rather than by recognizing temporary declines in value.

Pension and Postretirement Benefit Plans

        The Bank operates a number of pension plans, the assets of which are generally held in separate trustee-administered funds. The Bank has both defined benefit and defined contribution pension plans and a post-retirement benefit plan providing life insurance and healthcare benefits for eligible employees.

Notes to the Consolidated Financial Statements (Continued)

For the years ended October 31, 2017 and 2016

(Expressed in thousands of United States dollars)

FirstCaribbean International Bank Limited

Note 1. Summary of Significant Accounting Policies (Continued)

        The calculation of net defined benefit plan expense and obligations depends on various actuarial assumptions, such as discount rates, expected long-term rate of return on plan assets, health insurance premium trend rates, turnover of employees, projected salary increases and mortality rates. The actuarial assumptions used for determining the net defined benefit expense for a fiscal year are reviewed in accordance with accepted actuarial practice and are approved by management. For all pension and postretirement benefit plans calculations, the Bank uses a September 30 measurement date.

        The expected long-term rate of return on plan assets assumption is based on projections of long-term returns for each asset class held by the pension plans provided by the plans' actuaries. The discount rate assumption reflects market yields on high-quality debt instruments with a currency and term to maturity that match the currency and expected timing of benefit payments. Where there is not a deep market of high quality corporate bonds for the currency of the benefit payments the yields on government bonds are used to determine the discount rate.

        Net actuarial gains or losses that exceed a 10% corridor of the greater of the projected benefit obligation or the fair value of plan assets as of the beginning of the year are amortized from accumulated other comprehensive income into net periodic pension cost on a straight-line basis over ten years.

        The Bank recognizes an asset in its consolidated balance sheets for a plan's over-funded status or a liability for a plan's underfunded status. The Bank also measures the plans' assets and obligations that determine its funded status as of the end of the year and recognizes those changes in other comprehensive income, net of tax.

Income Taxes

        The Bank uses the asset and liability method of accounting for income taxes. Under this method, deferred income taxes reflect the net tax effect of temporary differences between the consolidated financial statements' carrying amounts of assets and liabilities and their respective tax bases. Accordingly, a deferred income tax asset or liability is determined for each temporary difference based on the enacted tax rates to be in effect on the expected reversal date of the temporary difference. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

        The Bank records net deferred tax assets to the extent that is more likely than not to realize such assets. Net deferred income tax assets or liabilities accumulated as a result of temporary differences are included in other assets or other liabilities, respectively. A valuation allowance is established to reduce deferred income tax assets to the amount more likely than not to be realized. In making such a determination, the Bank considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations.

        In the event the Bank were to determine that it would be able to realize the deferred income tax assets in the future in excess of their net recorded amount, the Bank would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.

Notes to the Consolidated Financial Statements (Continued)

For the years ended October 31, 2017 and 2016

(Expressed in thousands of United States dollars)

FirstCaribbean International Bank Limited

Note 1. Summary of Significant Accounting Policies (Continued)

        The Bank records uncertain tax positions on the basis of a two-step process whereby: (1) the Bank determines whether it is more likely than not that the tax positions will be sustained based on the technical merits of the position and (2) where those tax positions meet the more-likely-than-not recognition threshold, the Bank recognizes the largest amount of tax benefit that is greater than 50 percent likely to be realized upon ultimate settlement with the related tax authority.

        Income taxes on the consolidated statements of income include the current and deferred portions of the income taxes. The Bank recognizes accrued interest and penalties related to income taxes in current income tax expense. Income taxes applicable to items charged or credited directly to accumulated other comprehensive income are included in such items.

Earnings Per Share

        Earnings per share have been calculated using the weighted-average number of common shares attributable to equity holders of the Bank outstanding during the year.

Derivative Financial Instruments, Including Hedging

        All derivatives are recognized on the consolidated statements of financial position at their fair value. On the date that the Bank enters into a derivative contract, it designates the derivative as either: a hedge of the fair value of a recognized asset or liability (a fair value hedge); or, an instrument that is held for trading or non-hedging purposes (a trading or non-hedging derivative instrument).

        The Bank enters into derivative contracts primarily to manage its interest rate risk, as well as for customer accommodation purposes. Derivatives used for risk management purposes consist of interest rate swaps and interest rate options that are designated as a fair value hedge. The derivatives are recognized on the consolidated statements of financial position as either assets or liabilities at fair value.

        Derivatives entered into for customer accommodation purposes consist of interest rate and commodity derivative products, and foreign exchange contracts. The Bank restricts exposure to credit losses by entering into master-netting arrangements with counterparties with whom it undertakes a significant volume of transactions. However, the Bank does not offset assets and liabilities under these arrangements for financial statement presentation purposes.

        All instruments utilized as a hedging instrument in a fair value hedge must have one or more underlying notional amounts, no or a minimal net initial investment and a provision for net settlement in the contract to meet the definition of a derivative instrument.

        The changes in the fair value of a derivative that is designated and qualifies as a fair value hedge, along with changes in the fair value of the hedged asset or liability that are attributable to the hedged risk, are recorded in current year earnings.

        Changes in the fair value of trading and non-hedging derivative instruments are reported in current year earnings.

Notes to the Consolidated Financial Statements (Continued)

For the years ended October 31, 2017 and 2016

(Expressed in thousands of United States dollars)

FirstCaribbean International Bank Limited

Note 1. Summary of Significant Accounting Policies (Continued)

        The Bank formally documents all relationships between hedging instruments and hedged items, as well as its risk management objectives and strategies for undertaking various hedge transactions. This process includes linking all derivatives that are designated as fair value hedges to specific assets and liabilities on the consolidated statements of financial position.

        The Bank also formally assesses whether the derivatives that are used in hedging transactions have been highly effective in offsetting changes in the fair value of hedged items and whether those derivatives may be expected to remain highly effective in future periods.

        For those hedge relationships that are terminated, hedge designations that are elected to be removed or the hedge relationship ceases to be highly effective, the hedge accounting treatment described in the paragraphs above is no longer applied and the derivative is terminated or transferred to the trading designation. For fair value hedges, any changes to the carrying value of the hedged item prior to the discontinuance remain as part of the basis of the asset or liability.

Fair Value Measurement

        The Bank determines the fair values of its financial instruments based on the requirements established in Accounting Standards Codification ("ASC") 820, Fair Value Measurements, which provides a framework for measuring fair value under U.S. GAAP and requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 defines fair value as the exit price, the price that would be received for an asset or paid to transfer a liability, in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date under current market conditions.

Fair Value Hierarchy

        ASC 820 establishes three levels of fair values based on the markets in which the assets or liabilities are traded and the reliability of the assumptions used to determine fair value. The levels are:

  •
  Level 1: Quoted prices (unadjusted) in active markets for identical assets or liabilities that the Bank has the ability to access.

  •
  Level 2: Observable inputs other than Level 1 prices, such as quoted prices for similar assets and liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

  •
  Level 3: Valuation is generated from model-based techniques that use significant assumptions not observable in the market.

        These unobservable assumptions reflect the Bank's own estimates of assumptions that market participants would use in pricing the asset or liability ("Company-level data"). Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation.

Notes to the Consolidated Financial Statements (Continued)

For the years ended October 31, 2017 and 2016

(Expressed in thousands of United States dollars)

FirstCaribbean International Bank Limited

Note 1. Summary of Significant Accounting Policies (Continued)

        ASC 820 requires that the Bank disclose estimated fair values for certain financial instruments. Financial instruments include such items as investment securities, loans, deposits, interest rate and foreign exchange contracts, swaps and other instruments as defined by the standard. The Bank has an organized and established process for determining and reviewing the fair value of financial instruments reported in the Bank's financial statements. The fair value measurements are reviewed to ensure they are reasonable and in line with market experience in similar asset and liability classes.

        Additionally, the Bank may be required to record at fair value other assets on a nonrecurring basis, such as loan impairments for certain loans.

        Disclosure of fair values is not required for certain items, such as lease financing, obligations for pension and other postretirement benefits, premises and equipment, prepaid expenses, and income tax assets and liabilities.

        Reasonable comparisons of fair value information with that of other financial institutions cannot necessarily be made because the standard permits many alternative calculation techniques, and numerous assumptions have been used to estimate the Bank's fair values.

Revenue Recognition

        Banking services fees primarily include fees for letters of credit and other financial guarantees, compensating balances, overdraft facilities and other financial services-related products, as well as credit card fees. Letters of credit and other financial guarantees fees are recognized as revenue over the period in which the related guarantee is outstanding. Credit card fees are comprised of merchant discounts, late fees and membership fees, net of interchange and rewards costs. All other fees are recognized as revenue in the period in which the service is provided.

        Foreign exchange revenue includes fees earned on currency exchange transactions which are recognized when such transactions occur, as well as gains and losses recognized when translating financial instruments held or due in currencies other than the local functional currency at the rates of exchange prevailing at the statement of financial position date.

        Loan interest income includes the amortization of deferred non-refundable loan origination and commitment fees, offset by related direct origination costs. These net fees or costs are recognized as an adjustment of yield over the life of the related loan.

        Dividend and interest income, including amortization of premiums and discounts, on securities available for sale are included in interest income in the consolidated statements of income. Loans placed on non-accrual status and securities with uncertain cash flows are accounted for under the cost recovery method, whereby all principal, dividends, interest and coupon payments received are applied as a reduction of the amortized cost and carrying amount.

        Trust, custody and other administration services fees include fees for private and institutional trust, executorship, and custody services. Asset management fees include fees for investment management, investment advice and brokerage services.

Notes to the Consolidated Financial Statements (Continued)

For the years ended October 31, 2017 and 2016

(Expressed in thousands of United States dollars)

FirstCaribbean International Bank Limited

Note 1. Summary of Significant Accounting Policies (Continued)

        Fees are recognized as revenue over the period of time on an accrual basis or when the Bank has rendered all services to the clients and is entitled to collect the fee from the client, as long as there are no contingencies associated with the fees.

Accounting Standards Not Yet Adopted

        The following accounting developments were either issued during the year ended October 31, 2017 or are accounting standards pending adoption:

        In January 2017, the Financial Accounting Standards Board ("FASB") published Accounting Standards Update (ASU) No. 2017-03 Accounting Changes and Error Corrections (Topic 250) and Investments—Equity Method and Joint Ventures (Topic 323)—Amendments to SEC Paragraphs Pursuant to Staff Announcement at the September 22, 2016 and November 17, 2016 EITF Meetings. The amendments in this update reflect the Securities Exchange Commission (SEC) Staff Announcement "Disclosure of the Impact that Recently Issued Accounting Standards Will Have on the Financial Statements of a Registrant When Such Standards Are Adopted in a Future Period (in accordance with Staff Accounting Bulletin [SAB] Topic 11.M)". It applies to ASU 2014-09 Revenue from Contracts with Customers (Topic606), ASU 2016-02 Leases (Topic 842), and ASU 2016-13 Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The amendments required by this ASU are reflected in the ASU discussions for 2014-09, 2016-02 and 2016-13 that are discussed in the following paragraphs.

        In May 2014, the FASB and the International Accounting Standards Board ("IASB") issued converged final standards on revenue recognition. The FASB issued ASU No. 2014-09 Revenue from Contracts with Customers (Topic 606) ("ASU 2014-09"). The core principle of the new standards is that revenue is recognized when a customer obtains control of a good or service compared to the existing model that is based on the transfer of risks and rewards. As a result of the change, revenue could be recognized earlier or later than under current U.S. GAAP and in addition, the update could require extensive new disclosures. The standard is effective for fiscal years and interim periods within those fiscal years, beginning after December 15, 2017. For the Bank, this would be periods beginning November 1, 2018. Earlier application is permitted only as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that reporting period. The Bank has determined that this standard will affect non-interest income items that are fee generating but does not expect the impact to have a significant effect. The Bank plans to apply the modified retrospective method for initial transition.

        In February 2016, the FASB published ASU No. 2016-02 Leases (Topic 842), which requires the recognition of lease assets and lease liabilities by lessees for those leases classified as operating leases under previous U.S. GAAP. This update is effective for public business entities for fiscal years, and interim periods with in those fiscal years, beginning after December 15, 2018. Early application is permitted. The Bank has determined that this standard will have an effect due to the recognition of lease assets and lease liabilities currently classified as operating leases, which will result in the recognition of assets and corresponding lease liabilities.

Notes to the Consolidated Financial Statements (Continued)

For the years ended October 31, 2017 and 2016

(Expressed in thousands of United States dollars)

FirstCaribbean International Bank Limited

Note 1. Summary of Significant Accounting Policies (Continued)

        In June 2016, the FASB published ASU No. 2016-13 Financial Instruments—Credit Losses. The amendments in this update provide a new impairment model, known as the current expected credit loss model that is based on expected losses rather than incurred losses. The amendments in this update are also intended to reduce the complexity and reduce the number of impairment models entities use to account for debt instruments. For public business entities that meet the U.S. GAAP definition of an SEC filer, the effective date for this update for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. For the Bank, this would be periods beginning November 1, 2020. With the early adoption of International Financial Reporting Standards (IFRS) 9—Financial Instruments for its IFRS reporting which includes expected credit loss modeling, the Bank expects to be prepared for this FASB standard change.

        In January 2017, the FASB published ASU No. 2017-04 Intangibles—Goodwill and Other (Topic 350)—Simplifying the Test for Goodwill Impairment. To simplify the subsequent measurement of goodwill, the FASB eliminated Step 2 from the goodwill impairment test, and therefore an entity should perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount and recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit's fair value.

        The loss recognized should not exceed the total amount of goodwill allocated to that reporting unit and an entity should consider income tax effects from any tax deductible goodwill on the carrying amount of the reporting unit when measuring the goodwill impairment loss, if applicable. This update should be adopted on a prospective basis by a public business entity that is a US SEC filer for its annual or any interim goodwill impairment tests in fiscal years beginning after December 15, 2019. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The Bank is not planning to adopt this guidance early.

        In March 2017, the FASB published ASU No. 2017-07 Compensation—Retirement Benefits (Topic 715)—Improving the Presentation of Net Periodic Pension Cost and Net Periodic Post-retirement Benefit Cost. The amendments in this update require that an employer report the service cost component in the same line item or items as other compensation costs arising from services rendered by the pertinent employees during the period. The other components of net benefit cost are required to be presented in the income statement separately from the service cost component and outside a subtotal of income from operations, if one is presented. The amendments in this update are effective for public business entities for annual periods beginning after December 15, 2017, including interim periods within those annual periods. Early adoption is permitted. The amendments in this update should be applied retrospectively for the presentation of the service cost component and the other components of net periodic pension cost and net periodic post-retirement benefit cost in the income statement and prospectively, on and after the effective date, for the capitalization of the service cost component of net periodic pension cost and net periodic post-retirement benefit in assets. The Bank has determined that this standard will have an effect on the presentation of other components of net benefit cost in the consolidated statements of operations and statements of comprehensive income.

        In March 2017, the FASB published ASU No. 2017-08 Receivables—Nonrefundable Fees and Other Costs (Subtopic 310-20) Premium Amortization on Purchased Callable Debt Securities. The amendments

Notes to the Consolidated Financial Statements (Continued)

For the years ended October 31, 2017 and 2016

(Expressed in thousands of United States dollars)

FirstCaribbean International Bank Limited

Note 1. Summary of Significant Accounting Policies (Continued)

in this update shorten the amortization period for certain callable debt securities held at a premium by requiring the premium to be amortized to the earliest call date. The amendments do not require an accounting change for securities held at a discount; the discount continues to be amortized to maturity. The amendments in this update are effective for public business entities for annual periods beginning after December 15, 2018, including interim periods within those annual periods. Early adoption is permitted. The Bank has determined that this standard will apply depending on the investments held at the time of adoption, but does not expect the impact to have a significant effect.

        In May 2017, the FASB published ASU No. 2017-09 Compensation—Stock Compensation (Topic 718)—Scope of Modification Accounting. The amendments in this update provide guidance about which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting in Topic 718. The amendments in this update are effective for public business entities for annual periods beginning after December 15, 2017, including interim periods within those annual periods. Early adoption is permitted. The Bank currently has no outstanding share-based payment awards.

        In August 2017, the FASB published ASU No. 2017-12 Derivatives and Hedging (Topic 815)—Targeted Improvements to Accounting for Hedging Activities. The amendments in this update better align an entity's risk management activities and financial reporting for hedging relationships through changes to both the designation and measurement guidance for qualifying hedging relationships and the presentation of hedge results. To meet that objective, the amendments expand and refine hedge accounting for both nonfinancial and financial risk components and align the recognition and presentation of the effects of the hedging instrument and the hedged item in the financial statements. The amendments in this Update also make certain targeted improvements to simplify the application of hedge accounting guidance and ease the administrative burden of hedge documentation requirements and assessing hedge effectiveness. The amendments in this update are effective for public business entities for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. Early application is permitted in any interim period after issuance of the update and all transition requirements and elections should be applied to hedging relationships existing on the date of adoption. For the Bank, the amendments relating to the recognition and presentation of net investment hedges will apply. The Bank is assessing the impact of the early adoption of this guidance.

Note 2. Transactions with Affiliates and Related Parties

        In the normal course of business, the Bank makes loans to executive officers and directors of the Bank on terms that are widely available to employees of the Bank who are not directors or officers.

Notes to the Consolidated Financial Statements (Continued)

For the years ended October 31, 2017 and 2016

(Expressed in thousands of United States dollars)

FirstCaribbean International Bank Limited

Note 2. Transactions with Affiliates and Related Parties (Continued)

        Changes in the loans to such executive officers and directors during 2017 and 2016 were as follows:

	2017	2016
Balance at the beginning of year	6,384	6,579
New loans made	1,171	876
New officers or directors	215	55
Exits of officers or directors	(608)	(283)
Repayments	(1,566)	(843)

Balance at the end of year	5,596	6,384

        The Bank participates in various transactions with its parent company CIBC and its affiliates. The balances and transactions included in the Bank's consolidated financial statements are shown below:

	2017	2016
Cash from banks	1,210,745	439,260
Loans	505,895	500,770
Other assets	3,922	2,078
Customer deposits	(38,997)	(14,422)
Other liabilities	(32,779)	(50,716)
Interest income from affiliates	22,412	18,440
Interest expense to affiliates	(14,156)	(11,672)
Non-interest income from affiliates	18,687	5,111
Non-interest expense to affiliates	(9,959)	(7,322)

        The Bank holds short term cash placements to manage liquidity, as well as obtains a number of services through CIBC and its affiliates. These services include infrastructure and web hosting, corporate credit and operational support, cards application support, project management, information security management and other miscellaneous services. The costs of these services were $7.3 million in 2016 and $9.9 million in 2017.

        The Bank also has various derivative contracts with CIBC that includes forward foreign exchange contracts, interest rate swaps and commodity derivatives. These contracts are utilized to satisfy specific customers' demands and to manage the Bank's interest rate and liquidity risks, and are not used for trading purposes. Management does not anticipate any material losses as a result of these transactions. At the end of October 31, 2016 and 2017 the notional value of such contracts totaled $11.3 million and $38.0 million respectively.

        During 2012, the Bank loaned $500.0 million to a wholly-owned US subsidiary of CIBC in order to deploy excess liquidity. The loan matured on April 16, 2017, and was replaced with another $500.0 million loan to a CIBC-owned Cayman Islands subsidiary, CIBC Capital Funding (Cayman) LLC.

Notes to the Consolidated Financial Statements (Continued)

For the years ended October 31, 2017 and 2016

(Expressed in thousands of United States dollars)

FirstCaribbean International Bank Limited

Note 2. Transactions with Affiliates and Related Parties (Continued)

        This new loan will mature on April 30, 2022 and yields 3 month LIBOR plus 3.25%. The loan may be prepaid by the borrower at its option, in whole or in part, on any business day on giving not less than five (5) business days' notice to the Bank.

Note 3. Cash and Cash Equivalents

	2017	2016
Cash	101,844	94,460
Demand deposits with central banks—interest bearing	119,874	52,777
Demand deposits with central banks—non-interest bearing	782,384	815,365
Due from banks	1,929,375	1,035,980

	2,933,477	1,998,582
Less: Mandatory reserve deposits with central banks	(340,515)	(320,923)

	2,592,962	1,677,659
Due from banks—interest bearing (greater than 90 days maturity)	(80,367)	(151,791)

	2,512,595	1,525,868

        The Bank has a regulatory requirement to maintain a percentage of deposit liabilities as cash on hand and/or deposits with the Central Banks in the countries it operates in. These funds are not available to finance the Bank's day-to-day operations and as such are excluded from cash resources to arrive at cash and cash equivalents. The Bank's required reserve balances were $340.5 million and $320.9 million as of October 31, 2017 and 2016 respectively.

Note 4. Securities Available For Sale

        As of October 31, 2017 and 2016, securities available for sale consisted predominantly of the following investment categories:

        U.S. Treasury and other U.S. government agencies debt securities—includes U.S. Treasury notes and debt securities issued by government-sponsored enterprises.

        Foreign government debt securities—includes debt securities issued by non-U.S. government-sponsored enterprises.

        Corporate debt securities—includes debt securities issued by corporations.

        Other debt securities—includes debt securities which do not fall into the above categories.

        As of October 31, 2017 and 2016, all of the Bank's securities were classified as available-for-sale debt securities.

Notes to the Consolidated Financial Statements (Continued)

For the years ended October 31, 2017 and 2016

(Expressed in thousands of United States dollars)

FirstCaribbean International Bank Limited

Note 4. Securities Available For Sale (Continued)

        Amortized cost and fair value of securities available for sale as of October 31, 2017 and 2016 were as follows:

	October 31, 2017
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. treasury and other U.S. government agencies debt securities	259,424	—	(45)	259,379
Foreign government debt securities	1,219,653	12,292	(14,125)	1,217,820
Corporate debt securities	843,730	4,292	(21,422)	826,600
Other debt securities	55,450	—	(465)	54,985

Total securities available for sale securities	2,378,257	16,584	(36,057)	2,358,784

	October 31, 2016
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. treasury and other U.S. government agencies debt securities	172,864	24	(4)	172,884
Foreign government debt securities	1,161,549	18,018	(12,703)	1,166,864
Corporate debt securities	813,105	5,768	(30,023)	788,850
Other debt securities	55,409	10	(119)	55,300

Total securities available for sale securities	2,202,927	23,820	(42,849)	2,183,898

        Proceeds from maturities and sales of securities totaled $1.8 billion for the year ended October 31, 2017, compared to $2.1 billion for the year ended October 31, 2016. The Bank recorded gross realized gains of $0.4 million and $2.2 million for the years ended October 31, 2017 and 2016 respectively. The Bank recorded gross realized losses of $0.1 million and $0.4 million for the years ended October 31, 2017 and 2016 respectively. The income tax expense related to the Bank's net realized gains on the sale of securities available for sale was ($6) thousand and $13 thousand for the years ended October 31, 2017 and 2016 respectively. Gains and losses realized on sales of securities are determined using the specific identification method.

        Interest income from taxable securities available for sale was $65.3 million and $67.3 million for the years ended October 31, 2017 and 2016 respectively. The Bank did not own any non-taxable securities available for sale during the years ended October 31, 2017 and 2016.

Notes to the Consolidated Financial Statements (Continued)

For the years ended October 31, 2017 and 2016

(Expressed in thousands of United States dollars)

FirstCaribbean International Bank Limited

Note 4. Securities Available For Sale (Continued)

        The amortized cost and fair value of debt securities by contractual maturity are shown below:

	October 31, 2017		October 31, 2016
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due within one year	1,329,670	1,309,757	817,963	813,946
Due after one year through five years	696,137	692,224	951,260	926,722
Due after five year through ten years	175,350	179,802	244,741	251,674
After ten years	177,100	177,001	188,963	191,556

Total trading and securities available for sale securities	2,378,257	2,358,784	2,202,927	2,183,898

        For the years ended October 31, 2017 and 2016, there were no securities pledged to secure financial transactions.

        The Bank held the following debt securities with a single issuer in excess of 10% of shareholders' equity as of October 31, 2017 and 2016:

	October 31, 2017		October 31, 2016
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Government of Barbados	378,248	374,308	378,844	380,411
Government of Bahamas	426,175	427,293	349,881	349,965
U.S. Treasury	259,424	259,379	172,864	172,884

        The following table presents the unrealized gross losses and fair values of securities in the available-for-sale portfolio by length of time that the individual securities in each category have been in a continuous loss position as of October 31, 2017 (52 individual securities) and 2016 (27 individual securities), respectively. The unrealized losses on investment securities were attributable to market conditions.

	October 31, 2017
	Less than 12 months		More than 12 months		Total
Time in Continuous Loss	Unrealized Losses	Fair value	Unrealized Losses	Fair value	Unrealized Losses	Fair value
U.S. treasury and other U.S. government agencies debt securities	(45)	149,439	—	—	(45)	149,439
Foreign government debt securities	(327)	101,464	(13,798)	63,461	(14,125)	164,925
Corporate debt securities	(744)	92,983	(20,678)	186,515	(21,422)	279,498
Other debt securities	(12)	5,480	(453)	49,505	(465)	54,985

Total trading and securities available-for-sale securities	(1,128)	349,366	(34,929)	299,481	(36,057)	648,847

Notes to the Consolidated Financial Statements (Continued)

For the years ended October 31, 2017 and 2016

(Expressed in thousands of United States dollars)

FirstCaribbean International Bank Limited

Note 4. Securities Available For Sale (Continued)

	October 31, 2016
	Less than 12 months		More than 12 months		Total
Time in Continuous Loss	Unrealized Losses	Fair value	Unrealized Losses	Fair value	Unrealized Losses	Fair value
U.S. treasury and other U.S. government agencies debt securities	—	—	(4)	19,896	(4)	19,896
Foreign government debt securities	(140)	19,389	(12,564)	83,561	(12,704)	102,950
Corporate debt securities	(10,141)	59,888	(19,881)	241,360	(30,072)	301,248
Other debt securities	(119)	49,812	—	—	(119)	49,812

Total trading and securities available-for-sale securities	(10,400)	129,089	(32,449)	344,817	(42,849)	473,906

OTTI

        At October 31, 2017 and 2016, the Bank did not have the intent to sell and determined it was more likely than not that the Bank would not be required to sell the securities prior to recovery of the amortized cost basis. The following table summarizes the credit loss recognized in earnings on debt securities for which a portion of the OTTI was recognized in OCI. The credit loss positions are calculated using estimated future cash flows which are discounted based on the original effective interest rates. The future cash flows are estimated based on management's assumption as to when and how much cash will be received.

	October 31, 2017	October 31, 2016
	Fair value	Fair value
Balance, beginning of year	2,886	3,173
Accretion recognized due to changes in cash flows expected to be collected over the remaining expected term	(282)	(287)

Balance, end of year	2,604	2,886

        At October 31, 2017 and 2016, there were no non-credit OTTI losses on securities available for sale.

Notes to the Consolidated Financial Statements (Continued)

For the years ended October 31, 2017 and 2016

(Expressed in thousands of United States dollars)

FirstCaribbean International Bank Limited

Note 5. Loans and Leases and the Allowance for Loan and Lease Losses

Loans and Leases

        As of October 31, 2017 and 2016, gross loans and leases were comprised of the following:

	October 31, 2017	October 31, 2016
Commercial loans	3,517,987	3,475,148
Commercial Real estate	486,610	488,725
Consumer	674,111	600,709
Residential	1,981,069	1,991,929
Lease Financing	11,276	15,395

Total loans and leases	6,671,053	6,571,906

        Loans Portfolio Analysis by segment and domicile:

	October 31, 2017
	Barbados	Bahamas	Cayman	Other	Total
Commercial	1,508,272	788,644	586,277	634,794	3,517,987
Commercial Real Estate	33,893	48,923	131,061	272,733	486,610
Consumer	135,040	157,395	160,366	221,310	674,111
Residential	271,837	885,320	292,114	531,798	1,981,069
Lease financing	—	—	—	11,276	11,276

Total gross loans	1,949,042	1,880,282	1,169,818	1,671,911	6,671,053
Less: specific allowance for credit losses	(18,552)	(86,303)	(4,983)	(57,018)	(166,856)
Less: general allowance for credit losses	(14,063)	(18,565)	(9,629)	(35,073)	(77,330)

Net loans	1,916,427	1,775,414	1,155,206	1,579,820	6,426,867

	October 31, 2016
	Barbados	Bahamas	Cayman	Other	Total
Commercial	1,495,800	729,597	663,491	586,260	3,475,148
Commercial Real Estate	39,451	70,833	116,463	261,978	488,725
Consumer	117,321	136,005	141,475	205,908	600,709
Residential	286,624	880,323	298,746	526,236	1,991,929
Lease financing	—	—	—	15,395	15,395

Total gross loans	1,939,196	1,816,758	1,220,175	1,595,777	6,571,906
Less: specific allowance for credit losses	(23,625)	(104,394)	(8,301)	(73,714)	(210,034)
Less: general allowance for credit losses	(15,905)	(18,516)	(8,353)	(24,684)	(67,458)

Net loans	1,899,666	1,693,848	1,203,521	1,497,379	6,294,414

Notes to the Consolidated Financial Statements (Continued)

For the years ended October 31, 2017 and 2016

(Expressed in thousands of United States dollars)

FirstCaribbean International Bank Limited

Note 5. Loans and Leases and the Allowance for Loan and Lease Losses (Continued)

        Outstanding loan balances are reported net of unearned income, including net deferred loan costs, and unamortized discounts and premiums of $25.8 million and $26.7 million at October 31, 2017 and 2016, respectively.

        The table below presents the recorded investment in loans by portfolio segment and impairment methodology:

	October 31, 2017		October 31, 2016
	Amounts specifically evaluated	Amounts collectively evaluated	Amounts specifically evaluated	Amounts collectively evaluated
Commercial	88,866	3,429,121	131,991	3,641,538
Commercial real estate	16,701	469,909	8,688	480,038
Consumer	15,762	658,349	17,296	285,030
Residential	159,228	1,821,841	156,636	1,835,294
Lease financing	—	11,276	—	15,395

Total gross loans	280,557	6,390,496	314,611	6,257,295

        The Bank's leasing activities consist primarily of leasing automobiles and commercial equipment. Lessees are responsible for all maintenance, taxes and insurance on the leased property.

        The following lists the components of the net investment in financing leases:

	October 31, 2017	October 31, 2016
Total minimum lease payments to be received	12,340	17,600
Unearned income	(1,064)	(2,205)

Net investment in financing leases	11,276	15,395

        At October 31, 2017, the schedule of future minimum lease payments to be received was as follows:

Minimum Lease Payments
Year ending October 31:
2018	5,499
2019	2,190
2020	2,240
2021	2,201
2022	210
Thereafter	—

Total	12,340

Notes to the Consolidated Financial Statements (Continued)

For the years ended October 31, 2017 and 2016

(Expressed in thousands of United States dollars)

FirstCaribbean International Bank Limited

Note 5. Loans and Leases and the Allowance for Loan and Lease Losses (Continued)

        At October 31, 2017 and 2016, loan and lease commitments were comprised of the following:

	October 31, 2017	October 31, 2016
Commercial	329,733	369,014
Commercial real estate	50,719	15,656
Consumer	258,524	243,052
Residential	7,868	13,886

Total loans and lease commitments	646,844	641,608

        The Allowance is increased by provisions for loan and lease losses and reduced by charge-offs, net of recoveries and the change in allowance due to the passage of time commonly referred to as the "time value of money". Consumer loans and leases are generally charged off upon determination of no possible recovery. Credit cards are charged off after 180 days. Other loans and leases may be charged off to the extent they are classified as loss. Recoveries of amounts that have previously been charged off are credited to the Allowance and are generally recorded only to the extent that cash is received.

        The Allowance was comprised of the following:

	October 31, 2017
Allowance for loan and lease losses	Commercial	Commercial real estate	Consumer	Residential	Total
Balance at beginning of year	104,626	4,239	47,125	121,502	277,492
Charge-offs	(29,751)	(1,398)	(17,374)	(16,864)	(65,387)
Recoveries	5,696	137	5,489	4,789	16,111
Increase (decrease) in provision	11,194	291	6,280	(4)	17,761
Change in allowance due to passage of time	(1,564)	—	(47)	(180)	(1,791)

Balance at end-of-year	90,201	3,269	41,473	109,243	244,186

Specific allowance	48,346	3,031	25,928	89,551	166,856
Collective allowance	41,855	238	15,545	19,692	77,330

	90,201	3,269	41,473	109,243	244,186

Notes to the Consolidated Financial Statements (Continued)

For the years ended October 31, 2017 and 2016

(Expressed in thousands of United States dollars)

FirstCaribbean International Bank Limited

Note 5. Loans and Leases and the Allowance for Loan and Lease Losses (Continued)

	October 31, 2016
Allowance for loan and lease losses	Commercial	Commercial real estate	Consumer	Residential	Total
Balance at beginning of year	136,147	8,167	47,466	135,545	327,325
Charge-offs	(31,029)	(5,110)	(14,967)	(17,957)	(69,063)
Recoveries	7,324	574	4,364	99	12,361
Increase (decrease) in provision	(4,619)	608	10,353	4,298	10,640
Change in allowance due to passage of time	(3,197)	—	(91)	(483)	(3,771)

Balance at end-of-year	104,626	4,239	47,125	121,502	277,492

Specific allowance	74,954	3,554	32,424	99,102	210,034
Collective allowance	29,672	685	14,701	22,400	67,458

	104,626	4,239	47,125	121,502	277,492

Credit Quality

        The Bank performs an internal loan review and grading on an ongoing basis. The review provides management with periodic information as to the quality of the loan portfolio and effectiveness of its lending policies and procedures. The objective of the loan review and grading procedures is to identify, in a timely manner, existing or emerging credit quality problems so that appropriate steps can be initiated to avoid or minimize future losses.

        Loans subject to grading include: commercial and industrial loans, commercial and standby letters of credit, installment loans to businesses or individuals for business and commercial purposes, commercial real estate loans, commercial overdraft lines of credit, commercial credit cards, and other credits as may be determined. Loans which are not subject to grading include small balance homogenous loans, such as consumer installment loans, indirect automobile loans, consumer credit cards, home equity lines of credit and residential mortgage loans.

        Residential and consumer loans are underwritten primarily on the basis of credit bureau scores, debt-service-to-income ratios collateral quality and loan to value ratios.

        A credit risk rating system is used to determine loan grade and is based on borrower credit risk and transactional risk.

        The loan grading process is a mechanism used to determine the risk of a particular borrower and is based on the following eight factors of a borrower: character, earnings and operating cash flow, asset and liability structure, debt capacity, financial reporting, management and controls, borrowing entity, and industry and operating environment.

        Pass—"Pass" (uncriticized loans) and leases, are not considered to carry greater than normal risk. The borrower has the apparent ability to satisfy obligations to the Bank, and, therefore, no loss in ultimate collection is anticipated.

Notes to the Consolidated Financial Statements (Continued)

For the years ended October 31, 2017 and 2016

(Expressed in thousands of United States dollars)

FirstCaribbean International Bank Limited

Note 5. Loans and Leases and the Allowance for Loan and Lease Losses (Continued)

        Special Mention—Loans and leases that have potential weaknesses that deserves management's close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for assets or in the institution's credit position at some future date. Special mention assets are not adversely classified and do not expose an institution to sufficient risk to warrant adverse classification.

        Substandard—Loans and leases that are inadequately protected by the current financial condition and paying capacity of the obligor or by any collateral pledged. Loans and leases so classified must have a well-defined weakness or weaknesses that jeopardize the collection of the debt. They are characterized by the distinct possibility that the bank may sustain some loss if the deficiencies are not corrected.

        Doubtful—Loans and leases that have weaknesses found in substandard borrowers with the added provision that the weaknesses make collection of debt in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

        Loss—Loans and leases classified as loss are considered uncollectible and of such little value that their continuance as an asset is not warranted. This classification does not mean that the loan or lease has absolutely no recovery or salvage value, but rather that it is not practical or desirable to defer writing off this basically worthless asset even though partial recovery may be affected in the future.

        The credit risk profiles by internally assigned grade for loans and leases as of October 31, 2017 and 2016 were as follows:

	October 31, 2017
(dollars in thousands)	Commercial Loans	Commercial Real Estate	Residential	Consumer	Total Lease Financing	Total
Pass	3,256,022	446,281	1,654,330	605,303	11,276	5,973,212
Special Mention	118,420	26,458	113,169	19,774	—	277,821
Substandard	25,361	3,131	44,150	6,467	—	79,109
Doubtful	118,184	10,740	169,420	42,567	—	340,911

Total	3,517,987	486,610	1,981,069	674,111	11,276	6,671,053

	October 31, 2016
(dollars in thousands)	Commerical Loans	Commerical Real Estate	Residential	Consumer	Total Lease Financing	Total
Pass	3,208,974	467,514	1,646,685	533,505	15,395	5,872,073
Special Mention	94,737	8,883	109,370	12,801	—	225,791
Substandard	9,770	171	34,844	3,360	—	48,145
Doubtful	161,667	12,157	201,030	51,043	—	425,897

Total	3,475,148	488,725	1,991,929	600,709	15,395	6,571,906

        There were no loans and leases graded as Loss as of October 31, 2017 and 2016.

Notes to the Consolidated Financial Statements (Continued)

For the years ended October 31, 2017 and 2016

(Expressed in thousands of United States dollars)

FirstCaribbean International Bank Limited

Note 5. Loans and Leases and the Allowance for Loan and Lease Losses (Continued)

Impaired and Non-accrual Loans and Leases

        The composition and an aging analysis of loans and leases as at October 31, 2017 and 2016 were as follows:

	October 31, 2017
(dollars in thousands)	Current	31 - 60 Days Past Due	61 - 89 Days Past due	Total Accruing Loans & Leases	Total Non- Accruing Loans & Lease	Total Outstanding
Commercial loans	3,334,432	53,053	12,318	3,399,803	118,184	3,517,987
Commercial Real estate	460,152	12,587	3,131	475,870	10,740	486,610
Consumer	611,678	13,399	6,467	631,544	42,567	674,111
Residential	1,701,599	70,902	39,148	1,811,649	169,420	1,981,069
Lease Financing	11,276	—	—	11,276	—	11,276

Total	6,119,137	149,941	61,064	6,330,142	340,911	6,671,053

	October 31, 2016
(dollars in thousands)	Current	31 - 60 Days Past Due	61 - 89 Days Past Due	Total Accruing Loans & Leases	Total Non- Accuring Loans & Lease	Total Outstanding
Commercial loans	3,273,616	30,140	9,725	3,313,481	161,667	3,475,148
Commercial Real estate	472,687	3,710	171	476,568	12,157	488,725
Consumer	539,327	6,979	3,360	549,666	51,043	600,709
Residential	1,704,489	52,480	33,930	1,790,899	201,030	1,991,929
Lease Financing	15,395	—	—	15,395	—	15,395

Total	6,005,514	93,309	47,186	6,146,009	425,897	6,571,906

Notes to the Consolidated Financial Statements (Continued)

For the years ended October 31, 2017 and 2016

(Expressed in thousands of United States dollars)

FirstCaribbean International Bank Limited

Note 5. Loans and Leases and the Allowance for Loan and Lease Losses (Continued)

        The total carrying amounts and the total unpaid principal balances of impaired loans and leases as of October 31, 2017 and 2016 were as follows:

	October 31, 2017
	Recorded Investment	Unpaid Principal Balance	Related Allowance
Impaired loans with no related allowance recorded:
Commercial	22,051	22,051	—
Commercial real estate	3,824	3,824	—
Consumer	2,734	2,734	—
Residential	5,482	5,482	—

Total	34,091	34,091	—

Impaired loans with related allowance recorded:
Commercial	96,355	96,355	48,345
Commercial real estate	10,586	10,586	3,031
Consumer	55,470	55,470	25,928
Residential	320,214	320,214	89,552

Total	482,605	482,605	166,856

Total Impaired loans:
Commercial	118,386	118,386	48,345
Commercial real estate	14,410	14,410	3,031
Consumer	58,204	58,204	25,928
Residential	325,696	325,696	89,552

Total	516,696	516,696	166,856

Notes to the Consolidated Financial Statements (Continued)

For the years ended October 31, 2017 and 2016

(Expressed in thousands of United States dollars)

FirstCaribbean International Bank Limited

Note 5. Loans and Leases and the Allowance for Loan and Lease Losses (Continued)

	October 31, 2016
	Recorded Investment	Unpaid Principal Balance	Related Allowance
Impaired loans with no related allowance recorded:
Commercial	38,059	38,059	—
Commercial real estate	5,129	5,129	—
Consumer	4,530	4,530	—
Residential	7,355	7,355	—

Total	55,073	55,073	—

Impaired loans with related allowance recorded:
Commercial	161,233	161,233	74,951
Commercial real estate	15,540	15,540	3,554
Consumer	59,646	59,646	32,424
Residential	348,136	348,136	99,105

Total	584,555	584,555	210,034

Total Impaired loans:
Commercial	199,292	199,292	74,951
Commercial real estate	20,669	20,669	3,554
Consumer	64,176	64,176	32,424
Residential	355,491	355,491	99,105

Total	639,628	639,628	210,034

Notes to the Consolidated Financial Statements (Continued)

For the years ended October 31, 2017 and 2016

(Expressed in thousands of United States dollars)

FirstCaribbean International Bank Limited

Note 5. Loans and Leases and the Allowance for Loan and Lease Losses (Continued)

        The following table provides a count of impaired loans for the years ended October 31, 2017, and 2016:

	October 31, 2017	October 31, 2016
Impaired loans with no related allowance recorded:
Commercial	62	75
Commercial real estate	19	18
Consumer	102	115
Residential	16	17

Total	199	225

Impaired loans with related allowance recorded:
Commercial	759	879
Commercial real estate	65	71
Consumer	2,439	2,974
Residential	3,189	3,166

Total	6,461	7,090

Total Impaired loans:
Commercial	821	954
Commercial real estate	84	89
Consumer	2,541	3,089
Residential	3,214	3,183

Total	6,660	7,315

Notes to the Consolidated Financial Statements (Continued)

For the years ended October 31, 2017 and 2016

(Expressed in thousands of United States dollars)

FirstCaribbean International Bank Limited

Note 5. Loans and Leases and the Allowance for Loan and Lease Losses (Continued)

        The following table provides information with respect to the Bank's average balances, and of interest income recognized from, impaired loans for the years ended October 31, 2017, and 2016:

	October 31, 2017
	Average Recorded Investment	Interest Income Recognized
Impaired loans with no related allowance recorded:
Commercial	26,494	1
Commercial real estate	6,811	232
Consumer	3,703	221
Residential	5,585	1,008

Total	42,593	1,462

Impaired loans with related allowance recorded:
Commercial	116,630	12
Commercial real estate	11,978	235
Consumer	55,363	1,087
Residential	327,198	9,598

Total	511,169	10,932

Total Impaired loans:
Commercial	143,124	13
Commercial real estate	18,789	467
Consumer	59,066	1,308
Residential	332,783	10,606

Total	553,762	12,394

Notes to the Consolidated Financial Statements (Continued)

For the years ended October 31, 2017 and 2016

(Expressed in thousands of United States dollars)

FirstCaribbean International Bank Limited

Note 5. Loans and Leases and the Allowance for Loan and Lease Losses (Continued)

	October 31, 2016
	Average Recorded Investment	Interest Income Recognized
Impaired loans with no related allowance recorded:
Commercial	38,059	8
Commercial real estate	5,129	79
Consumer	4,530	431
Residential	7,335	—

Total	55,073	518

Impaired loans with related allowance recorded:
Commercial	161,233	345
Commercial real estate	15,540	276
Consumer	59,646	911
Residential	348,136	9,170

Total	584,555	10,702

Total Impaired loans:
Commercial	199,292	353
Commercial real estate	20,669	355
Consumer	64,176	1,342
Residential	355,491	9,170

Total	639,628	11,220

        During the years ended October 31, 2017 and 2016, $1.8 million and $3.8 million was recognized in interest income representing the change in the present value of expected future cash flows attributable to the passage of time.

Modifications

        Commercial and industrial loans modified in a TDR often involve temporary interest-only payments, term extensions, and converting revolving credit lines to term loans. Additional collateral, a co-borrower, or a guarantor is often requested. Commercial real estate and construction loans modified in a TDR often involve reducing the interest rate for the remaining term of the loan, extending the maturity date at an interest rate lower than the current market rate for new debt with similar risk, or substituting or adding a new borrower or guarantor. Construction loans modified in a TDR may also involve extending the interest-only payment period. Lease financing modifications generally involve a short-term forbearance period, usually about three months, after which the missed payments are added to the end of the lease term, thereby extending the maturity date. Interest continues to accrue on the missed payments and as a result, the effective yield on the lease remains unchanged. As the forbearance period usually involves an insignificant payment delay, lease financing modifications are typically TDRs. Residential real estate loans modified in a TDR are primarily comprised of loans

Notes to the Consolidated Financial Statements (Continued)

For the years ended October 31, 2017 and 2016

(Expressed in thousands of United States dollars)

FirstCaribbean International Bank Limited

Note 5. Loans and Leases and the Allowance for Loan and Lease Losses (Continued)

where monthly payments are lowered to accommodate the borrowers' financial needs for a period of time, normally two years. During that time, the borrower's entire monthly payment is applied to principal. After the lowered monthly payment period ends, the borrower reverts back to paying principal and interest per the original terms with the maturity date adjusted accordingly.

        Loans modified in a TDR are typically already on non-accrual status and partial charge-offs have in some cases already been taken against the outstanding loan balance. Loans modified in a TDR will have to be evaluated for impairment.

        The following presents, by class, information related to loans modified in a TDR as of October 31, 2017, and 2016:

	October 31, 2017
	Number of Contracts	Recorded Investment
Commercial	10	202
Commercial real estate	35	3,913
Consumer	863	21,344
Residential	1,921	186,769

Total	2,829	212,228

	October 31, 2016
	Number of Contracts	Recorded Investment
Commercial	9	5,272
Commercial real estate	28	3,982
Consumer	761	16,800
Residential	1,592	166,405

Total	2,390	192,459

        The following presents, by class, the accrual status of loans modified in a TDR as of October 31, 2017 and 2016:

	October 31, 2017		October 31, 2016
	Recorded Investment		Recorded Investment
	Accrual	Non-Accrual	Accrual	Non-Accrual
Commercial loans	202	—	5,272	—
Commercial real estate loans	3,670	244	3,738	244
Consumer loans	15,637	5,706	12,379	4,421
Residential mortgage loans	156,276	30,493	138,182	28,223

Total	175,785	36,443	159,571	32,888

Notes to the Consolidated Financial Statements (Continued)

For the years ended October 31, 2017 and 2016

(Expressed in thousands of United States dollars)

FirstCaribbean International Bank Limited

Note 5. Loans and Leases and the Allowance for Loan and Lease Losses (Continued)

        The above loans were modified in a TDR through temporary interest-only payments or reduced payments.

        The following table presents, by class, loans modified in TDRs that have defaulted in the current period within 12 months of their permanent modification date for the periods indicated.

        The Bank is reporting these defaulted TDRs based on a payment default definition of 30 days past due:

	Year Ended October 31, 2017
	Number of Contracts	Recorded Investment
Consumer	2	218
Residential	9	995

Total	11	1,213

	Year Ended October 31, 2016
	Number of Contracts	Recorded Investment
Consumer	1	2
Residential	—	—

Total	1	2

Foreclosed Property

        Foreclosed real estate property included in other assets shown in the consolidated statement of financial position was $15.8 million at October 31, 2017, and $17.4 million at October 31, 2016. This included real estate property held from four foreclosed TDRs of $0.6 million at October 31, 2017 and five foreclosed TDRs of $0.8 million at October 31, 2016.

Note 6. Property and Equipment

	2017			2016
	Cost	Accumulated depreciation	Net carrying value	Cost	Accumulated depreciation	Net carrying value
Category
Land	8,772	—	8,772	8,134	—	8,134
Buildings	137,215	(73,392)	63,823	132,116	(69,901)	62,215
Equipment	80,860	(54,570)	26,290	74,207	(49,992)	24,215
Computer hardware and software in use	207,248	(173,310)	33,938	185,093	(160,950)	24,143
Computer software and other capital works in development	28,977	—	28,977	32,948	—	32,948

Total	463,072	(301,272)	161,800	432,498	(280,843)	151,655

Notes to the Consolidated Financial Statements (Continued)

For the years ended October 31, 2017 and 2016

(Expressed in thousands of United States dollars)

FirstCaribbean International Bank Limited

Note 6. Property and Equipment (Continued)

	2017	2016
Depreciation charged to operating expenses
Buildings	5,261	3,699
Equipment	5,210	4,436
Computer hardware and software in use	12,454	9,730

Total depreciation charged to operating expense	22,925	17,865

Impairments	1,384	—

        During the year ended October 31, 2017, the Bank recognized an impairment of $1.4 million regarding the loss of use of its banking systems and other assets, due to the disruption of Hurricanes Maria and Irma.

Note 7. Goodwill

        The Bank performs impairment testing of goodwill as required under ASC 350—Intangibles—Goodwill and Other on an annual basis or when circumstances change that indicate that a potential impairment may have occurred. Goodwill impairment testing is performed at the reporting unit level, which the Bank has determined to be equivalent to our operating segments.

        Goodwill is allocated to reporting units as follows:

	2017	2016
Retail, Business and International Banking	53,139	53,139
Corporate and Investment Banking	151,149	151,149
Wealth Management	35,560	35,560

Total carrying amount of goodwill	239,848	239,848

        Based on the impairment testing performed for 2016 and 2017, we have determined that no impairment charge was required.

Notes to the Consolidated Financial Statements (Continued)

For the years ended October 31, 2017 and 2016

(Expressed in thousands of United States dollars)

FirstCaribbean International Bank Limited

Note 8. Deposits

        As of October 31, 2017 and 2016, deposits were categorized as interest-bearing or non-interest bearing as follows:

	2017		2016
	Interest bearing	Non-interest bearing	Interest bearing	Non-interest bearing
Barbados	1,413,567	837,946	1,402,275	776,740
Bahamas	1,486,423	1,316,217	1,510,404	880,921
Cayman	1,739,440	782,678	1,410,826	621,324
Other	1,284,987	1,497,009	1,243,042	1,300,047

Total	5,924,417	4,433,850	5,566,547	3,579,032

        The following table presents the maturity distribution of time certificates of deposits as at October 31, 2017:

Three months or less	1,515,607
Over three through six months	413,558
Over six through twelve months	724,128
1 - 2 years	24,961
2 - 3 years	13,461
3 - 4 years	85,965
4 - 5 years	20,270
Thereafter	16,382

Total	2,814,332

        Time certificates of deposit in denominations of $100,000 or more, in the aggregate, were $2.7 billion as of October 2017 and $2.6 billion as at October 31, 2016. Overdrawn deposit accounts are classified as loans and totaled $54 million and $35.0 million at October 31, 2017 and 2016, respectively.

Note 9. Borrowings

        The Bank issued senior unsecured notes and subordinated notes to the claims of depositors and other creditors which are guaranteed obligations. The terms and conditions of the notes issued are as follows:

  1.
  On March 23, 2007, the Bank's subsidiary, FirstCaribbean (Trinidad & Tobago) Limited issued TT$195 million (US$29 million equivalent) of guaranteed subordinated notes. The notes were issued at par and fixed for the first two years at 7.90%, for the next three years at 8.15% and thereafter fixed at 8.75% for the remaining term. Effective September 2012, the guaranteed subordinated notes were amended, and the maturity date was extended to September 23, 2018 and the interest was reduced to 4.35% per annum for the remaining term. Ahead of maturity, the Bank will determine whether to pursue reissuance of the notes. The notes are guaranteed by FirstCaribbean International Bank Limited.

Notes to the Consolidated Financial Statements (Continued)

For the years ended October 31, 2017 and 2016

(Expressed in thousands of United States dollars)

FirstCaribbean International Bank Limited

Note 9. Borrowings (Continued)

  2.
  On December 22, 2014, the Bank's subsidiary, FirstCaribbean (Trinidad & Tobago) Limited issued a senior unsecured bond of TT$480.0 million (US$72.0 million equivalent). The bond was issued at par and paid a fixed coupon of 2.25% until December 22, 2017 when the Bank plans to redeem it in whole. The bond is guaranteed by CIBC.

  3.
  On October 20, 2015, the Bank's subsidiary, FirstCaribbean (Trinidad & Tobago) Limited issued a senior unsecured bond of TT$480.0 million (US$72.0 million equivalent). The bond was issued at par and paid a fixed coupon of 3.45% with a maturity of October 20, 2018. Ahead of maturity, the bank will determine whether to pursue reissuance of the notes. The bond is guaranteed by CIBC.

  4.
  On January 29, 2015, the Bank's subsidiary, FirstCaribbean (Jamaica) Limited issued JMD$3.0 billion (US$24 million equivalent) of unsecured promissory notes. The notes were issued at par and paid a fixed coupon of 9.25% for one year and variable at 6 month weighted average Government of Jamaica Treasury bill yield plus 190bps per annum for years two and three, when they became redeemable in whole at the option of the Bank without penalty, all or part of the issue on a pro rata basis, upon 30 days' notice or until maturity date of January 31, 2018 when the Bank plans to redeemed it whole. The notes are guaranteed by CIBC.

  5.
  There were two unsecured promissory notes privately issued on December 9, 2016 by the Bank's subsidiary, FirstCaribbean (Jamaica) Limited. The unsecured promissory notes totaled JMD$1.875 billion (US$14.0 million equivalent). The notes have a fixed rate of 7.65% with a maturity of December 9, 2019. Ahead of maturity, the Bank will determine whether to pursue reissuance of the notes. The notes are guaranteed by CIBC.

        No interest was capitalized during the years ended October 31 2017 or 2016.

        The following table presents the contractual maturity and interest payments for long-term debt issued by the Bank as of October 31, 2017. The interest payments are calculated until contractual maturity using the current rates.

					Interest rate from earliest date redeemable to contractual maturity		Interest payments until contractual maturity
		Earliest date redeemable at the Bank's option
Issuances	Issuance Date		Contractual maturity date	Interest rate until date redeemable		Principal outstanding	Within 1 year	1 to 5 years	After 5 years
TT$195 million	23-Sep-12	23-Sep-18	23-Sep-18	4.35%	4.35%	29,159	1,136	—	—
TT$480 million	22-Dec-14	22-Dec-17	22-Dec-17	2.25%	2.25%	71,777	230
TT$480 million	20-Oct-15	20-Oct-18	20-Oct-18	3.45%	3.45%	71,777	2,402	—	—
JMD$3 billion	29-Jan-15	31-Jan-18	31-Jan-18	8.03%	8.03%	23,716	480	—	—
JMD$1.4 billion	9-Dec-16	9-Dec-19	9-Dec-19	7.65%	7.65%	11,423	874	967	—
JMD$430 million	12-Dec-16	9-Dec-19	9-Dec-19	7.65%	7.65%	3,399	260	288	—

						211,251	5,382	1,255	—

Notes to the Consolidated Financial Statements (Continued)

For the years ended October 31, 2017 and 2016

(Expressed in thousands of United States dollars)

FirstCaribbean International Bank Limited

Note 10. Shareholders' Equity

Common Stock

        The Bank is entitled to issue an unlimited number of common shares with no par value. Common shareholders are entitled to attend and vote at all meetings of shareholders. Common shareholders have one vote for each share owned. The Bank has 1,577,094,570 common shares issued and outstanding at the end of both years.

Regulatory Capital

        The table below sets forth the minimum required capital amounts and ratios for well capitalized institutions and the actual capital amounts and ratios for the Bank as of October 31, 2017 and 2016:

	2017		2016
	Well Capitalized Minimum Ratio	Bank	Well Capitalized Minimum Ratio	Bank
Tier I Capital		1,284		1,223
Total Capital (Tier I and Tier II)		1,403		1,333
Tier I Capital Ratio	7%	18%	7%	19%
Total Capital Ratio (Tier I and Tier II)	14%	20%	14%	21%

        These capital ratios are calculated using IFRS.

        The Bank is subject to various regulatory capital requirements administered by banking regulators across the region and, in the case of Barbados, by the Central Bank of Barbados. These guidelines evolved from the framework of risk-based capital standards developed by the Basel Committee-Bank for International Settlement (BIS).

        Failure to meet minimum capital requirements can result in certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's consolidated financial statements.

        Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-statement of financial position items as calculated under regulatory accounting practices. The capital amounts and classifications are also subject to qualitative judgments by regulators about the components of regulatory capital, risk weightings, and other factors.

        Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of Tier I and Tier I & Tier II. Tier I Capital comprises common stock, retained earnings, reserves, and non-controlling interests in consolidated subsidiaries, less goodwill and other deductions. Tier II capital principally comprises subordinated debt and general provisions and 45% of revaluation reserves on available-for-sale securities. Three capital ratios are used to measure capital adequacy: Tier 1 Capital divided by risk- weighted assets, as defined; Total Capital divided by risk-weighted assets, as defined; and the Tier 1 Leverage ratio, which is Tier 1 Capital divided by quarterly adjusted average total assets. Risk-weighted assets are calculated by taking assets

Notes to the Consolidated Financial Statements (Continued)

For the years ended October 31, 2017 and 2016

(Expressed in thousands of United States dollars)

FirstCaribbean International Bank Limited

Note 10. Shareholders' Equity (Continued)

and credit equivalent amounts of off-balance-sheet items and assigning them to one of several broad risk categories.

        As of October 31, 2017, the Bank was well capitalized as defined in the regulatory framework for prompt corrective action. There were no conditions or events since October 31, 2017 that management believes have changed the Bank's capital classifications.

        As at October 31, 2017 $297.5 million (October 31, 2016 $285.8 million) of the Bank's retained earnings was subject to minimum statutory reserve requirements and therefore not otherwise available for distribution.

Dividends Declared

        During the year ended October 31, 2017, the Bank paid cash dividends of $0.050 ($0.045 for the year ended October 31, 2016) for each common share as of the related record dates. Subsequent to year-end, the Bank declared a final dividend of $0.025 per common share to be paid to shareholders of record on December 21, 2017. As at October 31, 2017 and 2016 there were no dividends payable.

        The Bank is required to comply with Section 54 of the Companies Act 1981 issued by the Government of Barbados (the "Companies Act") each time a dividend is declared or paid by the Bank. The Bank has complied with Section 54 and has obtained approval for all dividends declared during the periods under review.

Note 11. Accumulated other comprehensive income

        Accumulated other comprehensive income is defined as the change in stockholders' equity from all transactions other than those with stockholders, and is comprised of net income and other comprehensive income. The Bank's significant items of accumulated other comprehensive income are pension and other benefits, net unrealized gains or losses on investment securities and translation of foreign operations.

Notes to the Consolidated Financial Statements (Continued)

For the years ended October 31, 2017 and 2016

(Expressed in thousands of United States dollars)

FirstCaribbean International Bank Limited

Note 11. Accumulated other comprehensive income (Continued)

        Changes in accumulated other comprehensive income (loss) for the years ended October 31, 2017 and 2016 are presented below:

	October 31, 2017
	Pre-tax amount	Income Tax Benefit (Expense)	Net of Tax
Net actuarial gains (losses) arising during the year	9,939	(2,552)	7,387

Unrealized net gains (losses) arising during the year on investment securities	8,386	(413)	7,973
Reclassification of net losses on investment securities	(317)	—	(317)

Net change in unrealized gains (losses) on investment securities	8,069	(413)	7,656
Unrealized net gains on translation of foreign operations during the year	1,165	—	1,165

Change in accumulated other comprehensive income (loss) at October 31, 2017	19,173	(2,965)	16,208

	October 31, 2016
	Pre-tax amount	Income Tax Benefit (Expense)	Net of Tax
Net actuarial gains (losses) arising during the year	24,741	(2,304)	22,437

Unrealized net losses arising during the year on investment securities	(1,378)	(1,724)	(3,102)
Reclassification of net losses on investment securities	(1,814)	—	(1,814)

Net change in unrealized losses on investment securities	(3,192)	(1,724)	(4,916)
Unrealized net gains on translation of foreign operations during the year	(13,334)	—	(13,334)

Change in accumulated other comprehensive income (loss) at October 31, 2016	8,215	(4,028)	4,187

Notes to the Consolidated Financial Statements (Continued)

For the years ended October 31, 2017 and 2016

(Expressed in thousands of United States dollars)

FirstCaribbean International Bank Limited

Note 11. Accumulated other comprehensive income (Continued)

        The following tables summarize changes in accumulated other comprehensive loss, net of tax, for the periods indicated:

	October 31, 2017
	Pensions and Other Benefits	Unrealized Gains (Losses) on Investment Securities	Unrealized Gains (Losses) on translation of foreign operations	Total Accumulated Other Comprehensive Loss
Balance at beginning of year	13,985	(42,440)	(66,734)	(95,189)
Acquisition of additional interest in subsidiary	—	—	69	69
Other Comprehensive income	7,387	7,656	1,165	16,208

Balance at end of year	21,372	(34,784)	(65,500)	(78,912)

	October 31, 2016
	Pensions and Other Benefits	Unrealized Gains (Losses) on Investment Securities	Unrealized Gains (Losses) on translation of foreign operations	Total Accumulated Other Comprehensive Loss
Balance at beginning of year	(8,452)	(37,524)	(53,450)	(99,426)
Acquisition of additional interest in subsidiary	—	—	50	50
Other Comprehensive income (loss)	22,437	(4,916)	(13,334)	4,187

Balance at end of year	13,985	(42,440)	(66,734)	(95,189)

Note 12. Earnings per share

        Earnings per share have been calculated using the weighted-average number of common shares outstanding during the year. The Bank made no adjustments to net income for the purposes of computing earnings per share and there were no potentially dilutive instruments.

	2017	2016
Net income attributable to equity holders of the Bank	123,965	156,821
Weighted average number of common shares (thousands)	1,577,095	1,577,095

Basic earnings per share (expressed in cents per share)	7.9	9.9

Note 13. Segments

        The Bank's operations are organized into four segments: Retail, Business and International Banking ("RBB"), Corporate and Investment Banking ("CIB") and Wealth Management ("WM"), which are supported by the functional units within the Administration ("Admin") segment (which includes Treasury, Finance, Human Resources, Technology and Operations, Risk and Other). The

Notes to the Consolidated Financial Statements (Continued)

For the years ended October 31, 2017 and 2016

(Expressed in thousands of United States dollars)

FirstCaribbean International Bank Limited

Note 13. Segments (Continued)

Administration segment results include credits or capital charges for Treasury market-based cost of funds on assets, liabilities and capital; the offset of the same for RBB, CIB, and WM earnings unattributed capital remains in Administration.

        Segments are reported in a manner consistent with the internal reporting provided to the chief operating decision-maker. The chief operating decision-maker is the person or group that allocates resources to and assesses the performance of the business segments of an entity. The Bank has determined the Bank's Senior Executive Team is its chief operating decision-maker. Management monitors the operating results of its business segments separately for the purpose of making decisions about resource allocation and performance assessment. The operating results of the business segments are reported to the Bank's Senior Executive Team in accordance with IFRS. The tables below reconcile the reportable revenues, profit or loss, assets and liabilities to U.S. GAAP.

        Transactions between the business segments are on normal commercial terms and conditions. Transfer prices between operating segments are on an arm's length basis in a manner similar to transactions with third parties. We review our transfer pricing methodologies on an ongoing basis to ensure they reflect changing market environments and industry practices.

        The majority of operating assets and liabilities in the statement of financial position are allocated to the segments, but intangible assets are excluded. Securities and cash placements are normally held within the Treasury unit within the Administration segment.

        During the year ended October 31, 2017, the economic profit (loss) measure was changed to net income to better align with enterprise-wide financial analysis and capital optimization models. The changes impacted the segment results; however, there was no impact on consolidated net income resulting from these reclassifications.

        In addition, the following changes were made during 2017:

  •
  Cost allocation methodology updated from a direct or indirect expense allocation to a service model allocation

  •
  Earnings on capital measure included to fund transfer of excess earnings from legal capital to segments

  •
  Income taxes allocation included to assign the effective corporation tax impact to the segment

        Prior period results were reclassified accordingly.

Retail and Business Banking

        Retail and Business Banking includes the Retail, Business Banking and Cards businesses. The segment provides a full range of financial products and services to individuals which can be accessed through our network of branches and ABMs, as well as through internet and telephone banking channels inclusive of our recently launched Mobile Banking App. Business Banking clients are provided with products and services to satisfy their day-to-day operational and working capital business needs. Cards offering include both the issuing and acquiring business.

Notes to the Consolidated Financial Statements (Continued)

For the years ended October 31, 2017 and 2016

(Expressed in thousands of United States dollars)

FirstCaribbean International Bank Limited

Note 13. Segments (Continued)

Corporate and Investment Banking

        Corporate and Investment Banking provides a full range of corporate and commercial banking services to large and mid-size corporate businesses, governments and financial institutions throughout the Caribbean. Investment Banking services provides debt, equity, capital markets and corporate finance products and services to large corporations, financial institutions and governments. Clients are also provided with derivative and other risk mitigating products through the Forex and Derivative Sales Group.

Wealth Management

        Wealth Management comprises Private Wealth Management, International Corporate Banking, Investment Management and CIBC Bank and Trust. Dedicated wealth management relationship managers provide traditional core banking, complex credit, investment advice, discretionary portfolio management, trust services and wealth planning to the high and ultra-high net worth clients. Our domestic investment management businesses in Barbados and Jamaica service the investment, pension and trust needs of local investors.

        International Corporate Banking is a specialized business that services non domestic, international corporate and institutional clients (such as Offshore Mutual Funds, Hedge Funds, Captives and IBCs) in six jurisdictions with core banking, international payments and cash management, lending, standby letters of credits, and investment management alternatives.

Administration

        The Administration segment includes Finance, Human Resources, Risk, Technology and Operations, Treasury, and other units, which support the business segments. The revenues and expenses of the functional groups are generally allocated to the business segments. The Administration segment retains earnings on excess capital and the offset to capital charges allocated to the business segments.

        Treasury is responsible for statement of financial position and liquidity risk management for the Bank.

Notes to the Consolidated Financial Statements (Continued)

For the years ended October 31, 2017 and 2016

(Expressed in thousands of United States dollars)

FirstCaribbean International Bank Limited

Note 13. Segments (Continued)

2017 Segment Reporting

	RBB	CIB	WM	Admin	Total
Net interest income	161,584	173,259	33,566	10,870	379,279
Non-interest income	66,360	46,037	46,699	8,998	168,094

Total revenue	227,944	219,296	80,265	19,868	547,373

Depreciation	8,882	790	830	12,475	22,977
Operating expenses	90,266	26,684	30,848	201,304	349,102
Loan loss impairment	18,772	5,556	131	—	24,459
Indirect expenses	92,280	88,169	29,831	(210,280)	—

Net income before taxation	17,744	98,097	18,625	16,369	150,835
Income tax expense	433	9,304	(469)	43	9,311

Net income for the year	17,311	88,793	19,094	16,326	141,524

	RBB	CIB	WM	Admin	Total
Segment assets	2,504,136	3,388,698	59,122	6,044,449	11,996,405
Unallocated assets				254,764	254,764

Total assets					12,251,169

Segment liabilities	3,555,560	3,253,424	3,649,574	335,529	10,794,087
Unallocated liabilities				14,872	14,872

Total liabilities					10,808,959

2016 Segment Reporting

	RBB	CIB	WM	Admin	Total
Net interest income	159,963	173,693	28,679	7,518	369,853
Non-interest income	63,584	43,168	45,165	12,010	163,927

Total revenue	223,547	216,861	73,844	19,528	533,780

Depreciation	6,713	850	988	9,366	17,917
Operating expenses	91,171	25,668	31,435	191,249	339,523
Loan loss impairment	14,233	3,439	(367)	—	17,305
Indirect expenses	85,697	86,707	28,208	(200,612)	—

Net income before taxation	25,733	100,197	13,580	19,525	159,035
Income tax expense	1,594	9,900	(143)	4,348	15,699

Net income for the year	24,139	90,297	13,723	15,177	143,336

Notes to the Consolidated Financial Statements (Continued)

For the years ended October 31, 2017 and 2016

(Expressed in thousands of United States dollars)

FirstCaribbean International Bank Limited

Note 13. Segments (Continued)

	RBB	CIB	WM	Admin	Total
Segment assets	2,428,642	3,336,040	43,772	4,903,535	10,711,989
Unallocated assets				253,676	253,676

Total assets					10,965,665

Segment liabilities	3,403,483	3,082,200	2,745,119	342,939	9,573,741
Unallocated liabilities				16,531	16,531

Total liabilities					9,590,272

        Reconciliation of reportable segment revenues, profit or loss, assets and liabilities:

	2017	2016
Total net interest income for reportable segments	379,279	369,853
U.S. GAAP Adjustments	(18,779)	(18,128)

Net interest income before provision for loan losses	360,500	351,725

	2017	2016
Total non-interest income for reportable segments	168,094	163,927
U.S. GAAP Adjustments	(10,797)	14,021

Total non-interest income	157,297	177,948

	2017	2016
Total revenue for reportable segments	547,373	533,780
U.S. GAAP Adjustments	(29,576)	(4,107)

Total revenue	517,797	529,673

	2017	2016
Total net income for reportable segments	141,524	143,336
U.S. GAAP Adjustments	(13,886)	16,816

Net income	127,638	160,152

	2017	2016
Total reportable segment assets	12,251,169	10,965,665
U.S. GAAP Adjustments	114,651	116,528

Total consolidated assets	12,365,820	11,082,193

Notes to the Consolidated Financial Statements (Continued)

For the years ended October 31, 2017 and 2016

(Expressed in thousands of United States dollars)

FirstCaribbean International Bank Limited

Note 13. Segments (Continued)

	2017	2016
Total reportable segment liabilities	10,808,959	9,590,272
U.S. GAAP Adjustments	10,732	9,741

Total consolidated liabilities	10,819,691	9,600,013

        The following table is under a U.S. GAAP basis and reflects geographical information as of October 31, 2017:

	Revenues*	Property and equipment
Barbados	113,186	64,492
Bahamas	153,926	22,742
Cayman	77,470	14,818
Jamaica	36,487	11,888
Trinidad	10,958	4,371
Dutch Caribbean	27,098	9,508
Other	98,672	33,981

	517,797	161,800

        The following table is under a U.S. GAAP basis and reflects geographical information as of October 31, 2016:

	Revenues*	Property and equipment
Barbados	110,722	60,377
Bahamas	160,408	22,907
Cayman	88,294	15,057
Jamaica	39,425	10,400
Trinidad	5,891	1,418
Dutch Caribbean	27,677	7,339
Other	97,256	34,157

	529,673	151,655

*
Net interest income before provision for loan losses plus non-interest income.

Notes to the Consolidated Financial Statements (Continued)

For the years ended October 31, 2017 and 2016

(Expressed in thousands of United States dollars)

FirstCaribbean International Bank Limited

Note 14: Leases

        The Bank, as lessee, is obligated under a number of non-cancelable operating leases for with terms, including renewal options, up to 15 years. Under the premises leases, the Bank is usually required to pay real property taxes, insurance and maintenance. Rental expense was $11.8 million and $12.7 million for the years ended October 31, 2017 and 2016 respectively.

        The following table presents future minimum rental expense under leases with terms in excess of one year as of October 31, 2017:

	Operating Lease Payments	Less Sublease Income	Net Lease Payments
Year ending October 31:
2018	12,042	—	12,042
2019	10,738	—	10,738
2020	8,025	—	8,025
2021	6,994	—	6,994
2022	5,167	—	5,167
Thereafter	13,905	—	13,905

Total	56,871	—	56,871

Note 15: Retirement Benefit Assets/(Obligations)

Pension and Other Post-retirement Benefit Plans

        The Bank has insured group health plans that provide post-retirement healthcare benefits for eligible retirees and a number of pension schemes established and regulated by relevant legislation in the territories in which the Bank operates. Several of the territories in which the Bank operates do not have specific pensions or retirement benefits legislation. The pension schemes are a mixture of defined benefit and defined contribution plans. The defined benefit plans have been closed to new entrants since 2002. All of the Bank's pension funds are funded plans.

        The defined contribution plans generally provide for a core Bank contribution, supplemented by members' contributions, which are matched up to a maximum by the Bank. The members have some choice over how their pension funds are invested with a selection of local and offshore equity and bond funds available. At retirement the members' accumulated funds are used to purchase an annuity with a local annuity provider.

        A post-retirement benefit plan is offered to eligible employees that provides healthcare benefits upon retirement. This is an unfunded plan which is insured and provides access to medical coverage for eligible retirees. In most countries the premium rates provided by the insurers are the same for both retirees and active employees. For those employees who retire after January 1, 2016, the bank provides no financial contribution towards the cost of the retirees' post-retirement healthcare.

        The Bank does not expect to make any contributions to its defined benefit pension plans for 2018 as all plans have funding levels well in excess of 100%. The Bank expects to contribute $4.8 million to its defined contribution pension plans and $0.8 million to its post-retirement medical plans in 2018.

Notes to the Consolidated Financial Statements (Continued)

For the years ended October 31, 2017 and 2016

(Expressed in thousands of United States dollars)

FirstCaribbean International Bank Limited

Note 15: Retirement Benefit Assets/(Obligations) (Continued)

Plan Assets

        The assets within the defined benefits pension plan are managed in accordance with each plan's Statement of Investment Objectives, Policies and Procedures which are reviewed annually by each plan's Trustees or Management Committees. The objective of each plan is to secure the benefits promised by the plan and maximize the long-term returns without compromising benefits security and managing the level of contributions required by the participating employers. The pension plan's participants recognize that capital markets can be unpredictable and that any investment could result in periods where the market value of the pension plan's assets will decline in value.

        Asset allocation is likely to be the primary determinant of the pension plan's return and the associated volatility of returns for the pension plan. The Bank estimated the long term rate of return for 2017 net periodic pension cost to be between 4.8% and 8.8% depending on the plan. The returns were selected based on a model of U.S. capital market assumptions with expected returns reflecting the anticipated asset allocation of the pension plan.

        The target asset allocation (driven by local legislative requirements) for the defined benefit pension plans at October 31, 2017, was as follows:

	Main	Bahamas	Jamaica	Trinidad
Equity Securities	50% - 70%	50% - 70%	5% - 20%	10% - 50%
Securities
Debt Securities	30% - 50%	30% - 50%	50% - 65%	30% - 60%
Real Estate			15% - 25%
Cash			0% - 10%	0% - 40%

        The following table details the amounts recognized in OCI during the years presented. Other benefits include healthcare benefits from the postretirement benefit plan.

	Pension benefits		Other benefits
	2017	2016	2017	2016
Actuarial gain	(18,993)	(12,906)	(984)	(15,632)
Changes in plan assets	8,391	2,746	—	—

Amount recognized in OCI	(10,602)	(10,160)	(984)	(15,632)

        The following table provides the amounts within accumulated OCI expected to be recognized as components of net periodic benefit cost during 2018:

	Pension Benefits	Other Benefits
Amortization of prior service credit	—	17
Amortization of net actuarial loss	441	551

Total to be recognized in 2018	441	568

Notes to the Consolidated Financial Statements (Continued)

For the years ended October 31, 2017 and 2016

(Expressed in thousands of United States dollars)

FirstCaribbean International Bank Limited

Note 15: Retirement Benefit Assets/(Obligations) (Continued)

        The following tables summarize the changes to projected benefit obligation ("PBO") and fair value of plan assets for pension benefits and accumulated postretirement benefit obligation ("APBO") and fair value of plan assets for other benefits:

	Pension benefits		Other benefits
	2017	2016	2017	2016
Benefit obligation at beginning of year	(287,992)	(275,374)	(24,506)	(37,518)
Interest cost	(19,878)	(19,110)	(1,585)	(2,467)
Service cost	(6,668)	(6,335)	(27)	(487)
Benefit payments	10,841	14,385	1,236	979
Foreign exchange translation losses	(394)	1,507	6	50
Actuarial (gain) loss	(8,362)	(3,065)	1,526	14,937
Prior Service Costs	—	—	(231)	—

Benefit Obligation at end of the year	(312,453)	(287,992)	(23,581)	(24,506)

Fair value of plan assets at beginning of year	364,472	315,208	—	—
Actual return on plan assets	39,321	31,659	—	—
Contributions by the employer	1,341	34,815	—	—
Benefit payments from trust	(10,846)	(14,349)	—	—
Foreign exchange translation losses	262	(2,274)	—	—
Assets transferred out	(687)	(587)	—	—

Fair value of plan assets at end of year	393,863	364,472	—	—

        The following table summarizes the funded status of the Bank's portion of the plans and amounts recognized in the Bank's consolidated balance sheets as of October 31, 2017 and 2016:

	Pension Benefits		Other Benefits
	2017	2016	2017	2016
Pension assets	393,863	364,472	—	—
Pension liabilities	(312,453)	(287,993)	(23,581)	(24,506))

Funded status	81,410	76,479	(23,581)	(24,506)

Notes to the Consolidated Financial Statements (Continued)

For the years ended October 31, 2017 and 2016

(Expressed in thousands of United States dollars)

FirstCaribbean International Bank Limited

Note 15: Retirement Benefit Assets/(Obligations) (Continued)

        The following table provides information regarding the PBO, accumulated benefit obligation ("ABO"), and fair value of plan assets as of October 31, 2017 and 2016:

	Funded Pension Plan*
	2017	2016
Projected benefit obligation	312,220	287,872
Accumulated benefit obligation	269,937	249,634
Fair value of plan assets	393,863	364,472

Overfunded (underfunded) portion of PBO/ABO	81,643	76,600

*
Note the Bank has no unfunded pension plans.

        The Bank recognizes the overfunded and underfunded status of its pension plans as an asset and liability in the consolidated statements of financial position.

        Unrecognized net gains or losses that exceed 10% of the greater of the Projected Benefit Obligation or the market value of plan assets as of the beginning of the year are amortized on a straight-line basis over ten years in accordance with ASC 715—Compensation—Retirement Benefits. Amortization of the unrecognized net gain or loss is included as a component of net periodic pension cost.

        If amortization results in an amount less than the minimum amortization required under U.S. GAAP, the minimum required amount is recorded.

        The following table summarizes the change in net actuarial loss and amortization for the years ended October 31, 2017 and 2016:

	Pension benefits		Other benefits
	2017	2016	2017	2016
Net actuarial gain at beginning of year	(11,868)	(1,708)	(9,119)	6,513
Amortization cost	441	28	290	(359)
Liability loss (gain)	8,391	2,746	(6,748)	(15,273)
Asset loss	(19,435)	(12,934)	—	—

Net actuarial gain at end of year	(22,471)	(11,868)	(15,577)	(9,119)

Notes to the Consolidated Financial Statements (Continued)

For the years ended October 31, 2017 and 2016

(Expressed in thousands of United States dollars)

FirstCaribbean International Bank Limited

Note 15: Retirement Benefit Assets/(Obligations) (Continued)

        The following table sets forth the components of net periodic benefit cost for the years ended October 31, 2017 and 2016, recorded as a component of salaries and employee benefits in the consolidated statements of income:

	Pension benefits		Other benefits
	2017	2016	2017	2016
Current service cost	6,668	6,335	27	487
Interest cost	19,878	19,110	1,585	2,467
Expected return on plan assets	(19,887)	(18,725)	—	—
Prior service credit	(441)	(28)	191	(17)
Recognized net actuarial loss	—	—	(1,595)	628

Total net periodic benefit cost	6,218	6,692	208	3,565

Assumptions

        The following weighted-average assumptions were used to determine benefit obligations at October 31, 2017 and 2016:

	Pension benefits		Other benefits
	2017	2016	2017	2016
Discount rate	6.78%	7.04%	6.16%	6.58%
Rate of compensation increase	4.89%	4.91%	n/a	n/a

        Weighted-average assumptions used to determine net periodic benefit cost for the years ended October 31, 2017 and 2016 were as follows:

	Pension benefits		Other benefits
	2017	2016	2017	2016
Discount rate	7.02%	7.09%	7.50%	7.50%
Expected long-term return on plan assets	5.54%	6.00%	n/a	n/a
Rate of compensation increase	4.93%	4.93%	n/a	n/a

        To select the discount rate, the Bank reviews the yield on high quality corporate bonds or in their absence government bonds. The corporate bond market is very small and illiquid in many of the countries in which the Bank operates, therefore the Bank predominately uses local government bonds. This rate is adjusted to convert the yield to an annual discount rate basis and may be adjusted for the population of plan participants to reflect the expected duration of the benefit payments of the plan.

Notes to the Consolidated Financial Statements (Continued)

For the years ended October 31, 2017 and 2016

(Expressed in thousands of United States dollars)

FirstCaribbean International Bank Limited

Note 15: Retirement Benefit Assets/(Obligations) (Continued)

        Assumed healthcare cost trend rates were as follows at October 31, 2017 and 2016:

	2017	2016
Health care cost trend rate assumed for next year	6% to 7%	6% to 8%
Rate to which the cost trend is assumed to decline (ultimate trend rate)	6%	5.5% to 6%
Year that the rate reaches the ultimate tend rate	2017 to 2018/19	2016 to 2018/19
        A one percentage-point change in the assumed health care cost trend rates would have had the following pre-tax effect:

	One Percentage- Point Increase	One Percentage- Point Decrease
Effect on 2017 total of service and interest cost components	0.2	(0.2)
Effect on postretirement benefit obligation at October 31, 2017	2.7	(2.2)

Plan Assets

        The Bank's pension plan assets were allocated as follows as of October 31, 2017 and 2016:

	2017	2016
Equity securities	2%	2%
Mutual Funds	80%	79%
Municipal securities	11%	7%
Real Estate	2%	3%
Other	4%	11%

Total	100%	100%

Notes to the Consolidated Financial Statements (Continued)

For the years ended October 31, 2017 and 2016

(Expressed in thousands of United States dollars)

FirstCaribbean International Bank Limited

Note 15: Retirement Benefit Assets/(Obligations) (Continued)

Estimated Future Benefit Payments

        The following table presents benefit payments that are expected to be paid over the next ten years, giving consideration to expected future service as appropriate:

	Pension benefits	Other Benefits
2018	7,940	1,287
2019	8,760	1,342
2020	9,430	1,398
2021	10,090	1,452
2022	11,100	1,508
2023 to 2027	73,925	7,962

Fair Value Measurement of Plan Assets

        The Plan measures financial instruments at fair value at the consolidated financial statements preparation date. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

        Mutual Funds—for all mutual funds the quoted Net Asset Value is used for valuation purposes. The Net Asset Value is based on the quoted market values of the underlying assets held by the mutual fund.

        Municipal securities—these include various Caribbean Government issued bonds and bonds issued by Caribbean Government-owned entities. These securities are valued at the nominal value plus the value of accrued interest at the valuation date.

        Real Estate—the fair value of real estate holdings are based on independent valuations of the real estate holdings carried out by a qualified realtor. Full valuations are carried out every three years.

Notes to the Consolidated Financial Statements (Continued)

For the years ended October 31, 2017 and 2016

(Expressed in thousands of United States dollars)

FirstCaribbean International Bank Limited

Note 15: Retirement Benefit Assets/(Obligations) (Continued)

        The fair values of the Bank's pension plans assets at October 31, 2017 and 2016, by asset class, were as follows:

	October 31, 2017
	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total
Cash and cash equivalents	15,698	—	—	15,698
Mutual Funds (Global Equity)	—	71,490	—	71,490
Mutual Funds (U.S. Equity)	—	141,402	—	141,402
Mutual Funds (U.S. Government & Corporate Debt)	—	97,700	—	97,700
Mutual Funds (Caribbean Equity & Bonds)	—	4,049	—	4,049
Municipal securities (Caribbean Government Bonds)	—	45,156	—	45,156
Equities (Caribbean equities)	8,469	—	—	8,469
Real Estate	—	9,656	—	9,656
Other	—	243	—	243

Total	24,167	369,696	—	393,863

	October 31, 2016
	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total
Cash and cash equivalents	39,286	—	—	39,286
Mutual Funds (Global Equity)	—	60,843	—	60,843
Mutual Funds (U.S. Equity)	—	120,817	—	120,817
Mutual Funds (U.S. Government & Corporate Debt)	—	100,936	—	100,936
Mutual Funds (Caribbean Equity & Bonds)	—	3,812	—	3,812
Municipal securities (Caribbean Government Bonds)	—	23,889	—	23,889
Equities (Caribbean equities)	5,486	—	—	5,486
Real Estate	—	9,149	—	9,149
Other	—	254	—	254

Total	44,772	319,700	—	364,472

        No fair value measurements used Level 3 inputs as of October 31, 2017 and 2016.

        The plan's investments in U.S. and Global equities represent approximately 54% and 50% of total plan assets as of October 31, 2017 and 2016, respectively, which is the most significant concentration of risk in the plan.

Notes to the Consolidated Financial Statements (Continued)

For the years ended October 31, 2017 and 2016

(Expressed in thousands of United States dollars)

FirstCaribbean International Bank Limited

Note 16: Income Taxes

        The Bank is incorporated and tax resident in Barbados, and is subject to income tax in accordance with Barbados laws. The Bank's subsidiaries in the Cayman Islands and The Bahamas are not subject to tax in those jurisdictions on either income or capital gains arising therein. The Bank's subsidiaries in Barbados, the Eastern Caribbean, Jamaica, Trinidad and Tobago, Curacao, and St. Maarten are subject to the tax laws of those jurisdictions.

        The Bank records income taxes based on the enacted tax laws and rates in each operating jurisdiction. The income taxes recorded for the years ended October 31, 2017 and 2016 are as follows:

Income taxes in consolidated statements of operations	2017	2016
Barbados
Current tax expense	6,304	9,251
Deferred tax expense (benefit)	78	(114)

Total	6,382	9,137

Bahamas, Cayman and Other
Current tax expense	9,426	7,280
Deferred tax (benefit) expense	(2,929)	977

Total	6,497	8,257

Total tax expense	12,879	17,394

        The foreign provision for income taxes is based on foreign pretax earnings of $138.4 million and $158.8 million in 2017 and 2016, respectively.

        The Bank is subject to corporate income tax in Barbados at the rate of 25%. The Bank's non-Barbados subsidiaries are subject to tax at different rates and/or may operate in jurisdictions that do not levy income tax. The following analysis reconciles the statutory income tax rate to the effective income tax rate for the years ended October 31, 2017 and 2016:

Reconciliation between the Effective Income Tax Rate and the Statutory Income Tax Rate

	2017	2016
Barbados corporate income tax at 25%	35,129	44,387
Effect of income taxed at other rates (including at 0%)	(32,718)	(33,526)
Income not includible for tax purposes	(16,490)	(20,753)
Charge in valuation allowance	(3,541)	1,840
Expiration of net operating loss	23,721	18,933
Expenses not deductible for tax purposes	5,042	6,445
Other—net	1,736	68

Income tax expense at effective tax rate	12,879	17,394

Notes to the Consolidated Financial Statements (Continued)

For the years ended October 31, 2017 and 2016

(Expressed in thousands of United States dollars)

FirstCaribbean International Bank Limited

Note 16: Income Taxes (Continued)

        The components of net deferred income tax assets and liabilities at October 31, 2017 and 2016, were as follows:

	2017	2016
Tax loss carried forward	206,470	210,955
Available-for-sale investment securities	201	(89)
Allowance for loan and leases	5,769	5,860

Gross deferred income tax asset before valuation allowance	212,440	216,726
Less: valuation allowance	206,679	210,220

Net deferred income tax assets	5,761	6,506
Pension and postretirement benefit assets	(4,407)	(2,932)
Other provisions	(15,787)	(18,315)
Fixed assets	(727)	(354)

Net deferred income tax liability	(20,921)	(21,601)

Net deferred income tax liability	(15,160)	(15,095)

        Management assesses the available positive and negative evidence to determine the amount of deferred tax assets that are more likely than not to be realized. On the basis of this evaluation, as of October 31, 2017, a valuation allowance of $ 206.7 million (2016: $210.2 million) has been recognized to record only the portion of the deferred tax asset that more likely than not will be realized. The amount of the deferred tax asset considered realizable, however, could be adjusted if estimates of future taxable income during the carry-forward period are reduced or increased, or if objective negative evidence in the form of cumulative losses is no longer present and additional weight may be given to subjective evidence such as our projections for growth.

        A reconciliation of the amount of unrecognized tax benefits is as follows for the years ended October 31, 2017 and 2016:

	2017			2016
	Tax	Interest and Penalties	Total	Tax	Interest and Penalties	Total
Balance at beginning of year	1,202	732	1,934	1,202	647	1,849
Accrual of interest and penalties	—	85	85	—	85	85

Balance at year end	1,202	817	2,019	1,202	732	1,934

        Included in the balance of unrecognized tax benefits for the years ended October 31, 2017 and 2016 was $1.2 million and $1.2 million respectively, of unrecognized tax benefits that, if recognized, would impact the effective tax rate.

        The Bank may be subject to examination by tax authorities in countries where it has significant business operations.

Notes to the Consolidated Financial Statements (Continued)

For the years ended October 31, 2017 and 2016

(Expressed in thousands of United States dollars)

FirstCaribbean International Bank Limited

Note 16: Income Taxes (Continued)

        The tax years open for examination vary by jurisdiction:

Country	Open Years
Antigua	2007 to 2017
Barbados	2008 to 2017
Dominica	2012 to 2017
Jamaica	2011 to 2017
St. Kitts & Nevis	2008 to 2017
St. Lucia	2009 to 2017
St. Vincent and the Grenadines	2010 to 2017
Trinidad & Tobago	2011 to 2017

        Tax returns for certain years are being reviewed by tax authorities in our operating jurisdictions.

        No material unanticipated adjustments were made by the tax authorities in the years most recently reviewed. The Bank does not consider it reasonably possible that the total amount of unrecognized tax benefits will significantly change within the next 12 months.

        As at October 31, 2017 the Bank has gross taxable loss carry forwards related to the Bank's operations in Jamaica of $5.2 million (2016: $8.9 million), Barbados of $716.6 million (2016: $715.7 million) and the Eastern Caribbean of $87.4 million (2016: $99.2 million), which will expire over the next seven years.

Note 17: Derivative Financial Instruments

        The following table summarizes notional amounts and fair values of derivatives held by the Bank as of October 31, 2017 and 2016:

	2017			2016
	Fair Value			Fair Value
	Notional	Asset	Liability	Notional	Asset	Liability
Derivatives designated as hedging instruments:
Interest rate swaps	223,630	104	17,086	359,266	—	42,767
Interest rate options	82,980	903	877	16,392	264	256
Derivatives not designated as hedging instruments:
Interest rate swaps	612,988	4,571	7,713	580,753	7,716	8,865
Foreign exchange forwards	43,374	250	237	25,000	909	—
  1.
  The positive fair value of derivative assets is included in other assets.

  2.
  The negative fair value of derivative liabilities is included in other liabilities.

        As of October 31, 2017, the Bank pledged $11.4 million in cash as collateral for interest rate swaps. As of October 31, 2016, the Bank pledged $21.0 million in cash as collateral for interest rate swaps.

Notes to the Consolidated Financial Statements (Continued)

For the years ended October 31, 2017 and 2016

(Expressed in thousands of United States dollars)

FirstCaribbean International Bank Limited

Note 17: Derivative Financial Instruments (Continued)

Fair Value Hedges

        To protect the Bank against adverse movements in interest rates, interest rate swaps are utilized to hedge certain fixed-rate loans and bonds. These swaps have maturity and amortization features that correspond to the loans or bonds hedged, and are designated.

        For those that qualify as fair value hedges the gain or loss on the swaps, as well as the offsetting loss or gain on the hedged item attributable to the hedged risk, is recognized in current period earnings.

        At October 31, 2017, the Bank carried interest rate swaps with notional amounts totaling $223.6 million with a positive fair value of $0.1 million and a negative fair value of $17.1 million that were categorized as fair value hedges for commercial loans and available for sale bonds.

        The Bank receives either one-month, three-month or six-month London Interbank Offered Rate ("LIBOR") and pays fixed rates ranging from 0.79% to 7.75%. The swaps mature between 2018 and 2032. At October 31, 2016, the Bank carried interest rate swaps with notional amounts totaling $359.3 million with a positive fair value of $0.0 million and a negative fair value of $42.8 million that were categorized as fair value hedges for commercial loans and available for sale bonds.

        The following table shows the net gains and losses recognized in income related to derivatives in fair value hedging relationships for the years ended October 31:

	2017	2016
(Losses) gains recorded in non-interest income:
Recognized on derivatives	16,971	5,831
Recognized on hedge item	(17,752)	3,467

Net (losses) gains recognized on fair value hedges	(781)	9,298

Freestanding Derivative Instruments

        Free-standing derivative instruments include derivative transactions entered into for risk management purposes that do not otherwise qualify for hedge accounting and derivatives entered into for client accommodation purposes.

        For the derivatives that are not designated as hedges, changes in fair value are reported in current period earnings.

        The following table summarizes the impact on pretax earnings of derivatives not designated as hedges, as reported on the consolidated statements of income for the years ended October 31:

	2017	2016
Derivatives not designated as hedging instruments
Foreign exchange forwards	659	(1,849)

Notes to the Consolidated Financial Statements (Continued)

For the years ended October 31, 2017 and 2016

(Expressed in thousands of United States dollars)

FirstCaribbean International Bank Limited

Note 17: Derivative Financial Instruments (Continued)

        As of October 31, 2017, the Bank carried foreign exchange forward contracts with notional amounts totaling $43.4 million, related to the Bank's customer accommodation and liquidity management programs, with a positive fair value of $0.3 million and a negative fair value of $0.2 million. As of October 31, 2016, the Bank carried foreign exchange forward contracts with notional amounts totaling $25.0 million, with a positive fair value of $0.9 million.

        The Bank's customer swap program is primarily designed to offer customers with variable-rate loans the opportunity to swap the variable rate to fixed-rate through an interest-rate swap. The Bank simultaneously executes an offsetting interest-rate swap with a swap dealer.

Contingent Features

        Where considered necessary for credit risk management purposes, the Bank's interest rate swap agreements include bilateral collateral agreements with collateral thresholds set based on an assessment of the counterparty credit risk. For each counterparty with whom collateral agreements are in place, the Bank reviews the interest rate swap collateral daily.

Counterparty Credit Risk

        By using derivatives, the Bank is exposed to counterparty credit risk if counterparties to the derivative contracts do not perform as expected. If a counterparty fails to perform, the Bank's counterparty credit risk is equal to the amount reported as a derivative asset, net of cash or other collateral received, and net of derivatives in a loss position with the same counterparty to the extent master netting arrangements exist.

        The Bank minimizes counterparty credit risk through credit approvals, limits, monitoring procedures, executing master netting arrangements and obtaining collateral, where appropriate. Counterparty credit risk related to derivatives is considered in determining fair value. No counterparty credit risk adjustments were recognized for the years ended October 31, 2017 or 2016.

Note 18: Commitments, Contingencies, and Guarantees

Financial Instruments with Off-Balance Sheet Risk

        The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. The contractual amount of these financial instruments represents the maximum possible credit risk to the Bank should the counterparty draw upon the commitment or the Bank be required to fulfill its obligation under the guarantee, and should the counterparty subsequently fail to perform according to the terms of the contract. These financial instruments include commitments to extend credit and standby, documentary and commercial letters of credit which are not reflected in the consolidated financial statements.

Letters of Credit

        Standby letters of credit are issued on behalf of customers in connection with contracts between the customers and third parties. Standby letters of credit represent irrevocable assurances that the Bank

Notes to the Consolidated Financial Statements (Continued)

For the years ended October 31, 2017 and 2016

(Expressed in thousands of United States dollars)

FirstCaribbean International Bank Limited

Note 18: Commitments, Contingencies, and Guarantees (Continued)

will make payments in the event that a customer cannot meet its obligation to third parties and carry the same risk as loans. The credit risk to the Bank arises from its obligation to make payment in the event of a customer's contractual default. The Bank also had commitments for documentary and commercial letters of credit. Documentary and commercial letters of credit, which are written undertakings by the Bank on behalf of a customer authorizing a third party to draw drafts on the Bank up to a stipulated amount under specific terms and conditions, are collateralized by the underlying shipment of goods or appropriate assets to which they relate and therefore carry less risk than a direct borrowing. The maximum amount of potential future payments guaranteed by the Bank is limited to the contractual amount of these letters.

        Credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held supports those commitments for which collateral is deemed necessary. The commitments outstanding as of October 31, 2017 have maturities up to 5 years. Substantially all fees received from the issuance of such commitments are deferred and amortized on a straight-line basis over the term of the commitment.

Unfunded Commitments to Extend Credit

        A commitment to extend credit represents the unused portion of authorizations to extend credit in the form of loans, guarantees or letters of credit. With respect to credit risk on commitments to extend credit, the Bank is potentially exposed to loss in an amount equal to the total unused commitments. However, the likely amount of loss is less than the total unused commitments since most commitments to extend credit are contingent upon customers maintaining a specific credit standard. The Bank uses the same credit policies in making commitments to extend credit as it does in making loans. The Bank monitors the term of maturity of credit commitments because longer-term commitments generally have a greater degree of credit risk than shorter-term commitments.

        Commitments are reported net of participations sold to other institutions. Such commitments have fixed expiration dates and generally require a fee. The extension of a commitment gives rise to credit risk. The actual liquidity requirements or credit risk that the Bank will experience is expected to be lower than the contractual amount of commitments to extend credit because a significant portion of those commitments are expected to expire without being drawn upon.

Guarantees and indemnities

        The Bank provides a variety of guarantees and indemnifications to its customers to enhance their credit standing and enable them to complete a wide variety of business transactions.

        For certain contracts meeting the definition of a guarantee, the guarantor must recognize, at inception, a liability for the fair value of the obligation undertaken in issuing the guarantee.

        Financial guarantee contracts issued by the Bank that are not classified as insurance contracts are initially recognized as a liability at fair value, adjusted for transaction costs that are directly attributable to the issuance of the guarantees, which is generally the premium received or receivable on the date the guarantee was given.

Notes to the Consolidated Financial Statements (Continued)

For the years ended October 31, 2017 and 2016

(Expressed in thousands of United States dollars)

FirstCaribbean International Bank Limited

Note 18: Commitments, Contingencies, and Guarantees (Continued)

        Subsequently, financial guarantee liabilities are measured at the higher of the initial fair value, less cumulative amortization, and the present value of any expected payment when a payment under the guarantee has become probable.

        The following table summarizes the contractual amounts of off-balance sheet lending-related financial instruments, guarantees and other commitments at October 31, 2017 and 2016.

	2017	2016
Letters of credit	143,033	165,342
Loan commitments	646,844	641,608
Guarantees and indemnities	68,968	65,066
Lease commitments	56,871	44,861

Restructuring provisions

        Restructuring provisions are recognized only when the recognition criteria for provisions are fulfilled. The Bank has a constructive obligation when a detailed formal plan identifies the business or part of the business concerned, the location and number of employees affected, a detailed estimate of the associated costs, and an appropriate timeline. Furthermore, the employees affected have been notified of the plan's main features. If the effect of the time value of money is material, provisions are discounted using a current pre-tax rate that reflects, when appropriate, the risk specific to the liability. When discounting is used, the increase in the provision due to the passage of time is recognized as a finance cost.

        During 2013, the Bank embarked on a restructuring plan which aimed to enhance its long-term competitiveness through reductions in costs, duplication and complexity in the years ahead. An update to this plan was made in 2015. As at October 31, 2017 and October 31 2016, the restructuring provision stood at $1.7 million and $3.8 million respectively. The balance as of October 31, 2017 is expected to be utilized in 2018.

Legal proceedings

        Litigation provisions relates to a number of lawsuits arising from the Bank's normal course of business, where the Bank is acting as the defendant. Management considers that the liability of these actions would not be material beyond what is already provided for in the financial statements.

Notes to the Consolidated Financial Statements (Continued)

For the years ended October 31, 2017 and 2016

(Expressed in thousands of United States dollars)

FirstCaribbean International Bank Limited

Note 18: Commitments, Contingencies, and Guarantees (Continued)

        Provisions are included in other liabilities in the consolidated financial statements. Movements in these provisions are as follows:

	Restructuring costs	Legal	Total
Carrying amount at October 31, 2015	17,839	1,588	19,427
Additions charged to profit or loss	—	704	704
Utilization of provision	(12,082)	(110)	(12,192)
Unused amounts reversed	(2,005)	(250)	(2,255)
Other	13	—	13

Carrying amount at October 31, 2016	3,765	1,932	5,697

Additions charged to profit or loss	—	360	360
Utilization of provision	(1,654)	(282)	(1,936)
Unused amounts reversed	(420)	(331)	(751)

Carrying amount at October 31, 2017	1,691	1,679	3,370

Note 19: Fair Value Measurements

Valuation Techniques Used in the Fair Value Measurement of Assets and Liabilities Carried at Fair Value

        For the assets and liabilities measured at fair value on a recurring basis (categorized in the valuation hierarchy table below), the Bank applies the following valuation techniques:

Available-for-sale securities

        Available-for-sale debt securities are recorded at fair value on a recurring basis. Fair value measurement is based on quoted prices, including estimates by third-party pricing services, if available.

        If quoted prices are not available, fair values are measured using proprietary valuation models that utilize market observable parameters from active market makers and inter-dealer brokers whereby securities are valued based upon available market data for securities with similar characteristics. Management reviews the pricing information received from the Bank's third-party pricing service to evaluate the inputs and valuation methodologies used to place securities into the appropriate level of the fair value hierarchy and transfers of securities within the fair value hierarchy are made if necessary. On a monthly basis, management reviews the pricing information received from the third-party pricing service which includes a comparison to non-binding third-party broker quotes, as well as a review of market-related conditions impacting the information provided by the third-party pricing service. Management also identifies investment securities which may have traded in illiquid or inactive markets by identifying instances of a significant decrease in the volume or frequency of trades, relative to historical levels, as well as instances of a significant widening of the bid-ask spread in the brokered markets.

Notes to the Consolidated Financial Statements (Continued)

For the years ended October 31, 2017 and 2016

(Expressed in thousands of United States dollars)

FirstCaribbean International Bank Limited

Note 19: Fair Value Measurements (Continued)

        As of October 31, 2017 and 2016, management did not make adjustments to prices provided by the third-party pricing services as a result of illiquid or inactive markets. The Banks's third-party pricing service has also established processes for the Bank to submit inquiries regarding quoted prices. Periodically, the Bank will challenge the quoted prices provided by the third-party pricing service. The Bank's third-party pricing service will review the inputs to the evaluation in light of the new market data presented by the Bank. The Bank's third-party pricing service may then affirm the original quoted price or may update the evaluation on a going forward basis. The Bank classifies all available-for-sale securities as Level 2.

Derivatives

        Most of the Bank's derivatives are traded in over-the-counter markets where quoted market prices are not readily available. For those derivatives, the Bank measures fair value on a recurring basis using proprietary valuation models that primarily use market observable inputs, such as yield curves, and option volatilities. The fair value of derivatives includes values associated with counterparty credit risk and the Bank's own credit standing. The Bank classifies these derivatives, included in other assets and other liabilities, as Level 2.

Assets and Liabilities Recorded at Fair Value on a Recurring Basis

        Assets and liabilities measured at fair value on a recurring basis as of October 31, 2017 and 2016 are summarized below:

	Fair Value measurements as of October 31, 2017
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Unobservable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)	Total
Assets
Available-for-sale investments
U.S. treasury and other US government agencies debt securities	—	259,379	—	259,379
Foreign government debt securities	—	1,217,820	—	1,217,820
Corporate debt securities	—	826,600	—	826,600
Other debt securities	—	54,985	—	54,985

Total available-for-sale	—	2,358,784	—	2,358,784

Derivative financial assets	—	5,828	—	5,828
Liabilities
Derivative financial liabilities	—	25,913	—	25,913

Notes to the Consolidated Financial Statements (Continued)

For the years ended October 31, 2017 and 2016

(Expressed in thousands of United States dollars)

FirstCaribbean International Bank Limited

Note 19: Fair Value Measurements (Continued)

	Fair Value measurements as of October 31, 2016
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Unobservable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)	Total
Assets
Available-for-sale investments
U.S. treasury and other US government agencies debt securities	—	172,884	—	172,884
Foreign government debt securities	—	1,166,864	—	1,166,864
Corporate debt securities	—	788,850	—	788,850
Other debt securities	—	55,300	—	55,300

Total available-for-sale	—	2,183,898	—	2,183,898

Derivative financial assets	—	8,889	—	8,889
Liabilities
Derivative financial liabilities	—	51,888	—	51,888

Changes in Fair Value Levels

        For any transfers in and out of the levels of the fair value hierarchy, the Bank discloses the fair value measurement at the beginning of the reporting period during which the transfer occurred.

        There were no transfers between Level 1 and Level 2 or Level 2 and Level 3 during the year ended October 31, 2017 and 2016.

        The Bank did not have any assets or liabilities measured at fair value on a recurring basis using Level 3 inputs as of October 31, 2017 and October 31, 2016.

Valuation Techniques Used in the Fair Value Measurement of Assets and Liabilities Carried at Other Than Fair Value

        For the financial instruments that are not required to be carried at fair value on a recurring basis (categorized in the valuation hierarchy table below), the Bank uses the following methods and assumptions to estimate the fair value:

Short-term financial assets

        Short-term financial assets include cash and due from banks, including Federal funds sold and accrued interest receivable. The carrying amount is considered a reasonable estimate of fair value because there is a relatively short duration of time between the origination of the instrument and its expected realization. As such, these short-term financial assets are classified as Level 1. Fair values of fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities. Accordingly, these assets are classified as Level 2.

Notes to the Consolidated Financial Statements (Continued)

For the years ended October 31, 2017 and 2016

(Expressed in thousands of United States dollars)

FirstCaribbean International Bank Limited

Note 19: Fair Value Measurements (Continued)

Loans

        Fair values are estimated for pools of loans with similar characteristics using discounted cash flow analyses. The Bank utilizes interest rates currently being offered for groups of loans with similar terms to borrowers of similar credit quality to estimate the fair values of: (1) commercial and industrial loans; (2) certain mortgage loans, including one to four family residential, commercial real estate and rental property; and (3) consumer loans. As such, loans are classified as Level 3.

Deposits

        The estimated fair value of customer deposit is based on discounted cash flows using prevailing money-market interest rates for debts with similar credit risk and maturity. As such, deposits are classified as Level 3.

Borrowings

        The fair value of the borrowings is based on the discounted future cash flows using the original spread over current yield curves for the Governments of Trinidad and Jamaica. Yield curves data inputs are sourced from the respective Central Banks. Borrowings are classified as level 2

Off-balance sheet instruments

        Fair values of letters of credit and commitments to extend credit are determined based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.

        Fair values of letters of credit and commitments are predominately short term in nature and the fair value approximates their carrying value.

Notes to the Consolidated Financial Statements (Continued)

For the years ended October 31, 2017 and 2016

(Expressed in thousands of United States dollars)

FirstCaribbean International Bank Limited

Note 19: Fair Value Measurements (Continued)

Assets and Liabilities Carried at Other Than Fair Value

        The following tables summarize for the periods indicated the estimated fair value of the Bank's financial instruments that are not required to be carried at fair value on a recurring basis, excluding leases and short-term financial assets and liabilities for which carrying amounts approximate fair value.

	Fair Value measurements as of October 31, 2017
	Book Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Unobservable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)	Total
Financial Assets
Cash and balances with Central Bank	1,004,102	1,004,102	—	—	1,004,102
Due from banks	1,929,375	1,929,375	—	—	1,929,375
Loans	6,346,357	—	—	6,322,180	6,322,180
Financial Liabilities
Deposits	10,358,267	—	—	10,372,213	10,372,213
Borrowings	211,251	—	212,670	—	212,670

	Fair Value measurements as of October 31, 2016
	Book Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Unobservable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)	Total
Financial Assets
Cash and balances with Central Bank	962,602	962,602	—	—	962,602
Due from banks	1,035,980	1,035,980	—	—	1,035,980
Loans	6,195,890	—	—	6,185,579	6,185,579
Financial Liabilities
Deposits	9,145,579	—	—	9,153,388	9,153,388
Borrowings	197,040	—	197,746	—	197,746

Valuation Techniques Used in the Fair Value Measurement of Assets and Liabilities Carried at the Lower of Cost or Fair Value

        The Bank applies the following valuation techniques to assets measured at the lower of cost or fair value:

Impaired loans

        A large portion of the Bank's impaired loans are collateral dependent and are measured at fair value on a nonrecurring basis using collateral values as a practical expedient. The fair values of

Notes to the Consolidated Financial Statements (Continued)

For the years ended October 31, 2017 and 2016

(Expressed in thousands of United States dollars)

FirstCaribbean International Bank Limited

Note 19: Fair Value Measurements (Continued)

collateral for impaired loans are primarily based on real estate appraisal reports prepared by third party appraisers less disposition costs, present value of the expected future cash flows or the loan's observable market price. Certain loans are measured based on the present value of expected future cash flows, discounted at the loan's effective rate, which is not a fair value measurement. The Bank measures the impairment on certain loans and leases by performing a lower-of-cost-or-fair-value analysis. If impairment is determined by the value of the collateral or an observable market price, it is written down to fair value on a nonrecurring basis as Level 3.

Assets and Liabilities at Fair Value on a Nonrecurring Basis

        The Bank may be required to record certain assets at fair value on a nonrecurring basis in accordance with GAAP. These assets are subject to fair value adjustments that result from the application of the lower of cost or fair value accounting or write-downs of individual assets to fair value.

        The following table summarizes assets measured at fair value on a nonrecurring basis as of October 31, 2017 and 2016:

	Fair Value measurements as of October 31, 2017
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Unobservable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)	Total
Financial Assets
Impaired loans, net of specific allowance	—	—	80,510	80,510

	Fair Value measurements as of October 31, 2016
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Unobservable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)	Total
Financial Assets
Impaired loans, net of specific allowance	—	—	98,524	98,524

        In the above table, impaired loans net of specific allowance include non-performing loans for which specific allowances or charge-offs have been recognized. These loans are classified as Level 3, as they are valued, in part, based on the estimated fair value of the underlying collateral and the non-recoverable rate, which is considered to be a significant unobservable input. Collateral fair value sources include the appraisal value obtained from independent appraisers or other available market information. The non-recoverable rate ranges from 0% to 70% as of October 31, 2017 and 2016.

        Total nonrecurring fair value gains included in earnings on impaired loans for the years ended October 31, 2017 and, 2016 were $0.4 million and $4.1 million, respectively.

Notes to the Consolidated Financial Statements (Continued)

For the years ended October 31, 2017 and 2016

(Expressed in thousands of United States dollars)

FirstCaribbean International Bank Limited

Note 20: Variable Interest Entities

        Included in the financial statements are two wholly owned consolidated subsidiaries which are determined to be variable interest entities ("VIEs"). These are entities in Jamaica and Trinidad through which the Bank engages in its banking operations in those markets.

        The Bank has considered each investment in the context of the VIE definition, specifically the nature and design of each investment, main source of financing, existence of any subordinated debt as well as the ability to meet the minimum capital requirements imposed by a regulator. Though the entities are deemed as having sufficient equity to operate in their respective jurisdictions, including meeting minimum capital requirements and having good credit quality debt, CIBC guarantees certain debts with the objective of obtaining improved terms through better pricing. The additional subordinated financial support (the guarantee from CIBC) points to the entities having insufficient equity to finance their activities, and therefore creates a presumption that is difficult to overcome regarding the sufficiency of equity at risk. Accordingly these entities are deemed to be VIEs where the Bank is the primary beneficiary. Refer to note 9 for further details of the guarantees issued.

        The assets of these subsidiaries primarily consist of loans and cash due from banks. The assets of each VIE are the primary source of funding to settle its respective obligations. The entities are financially independent and did not receive any financial or other support during the fiscal years 2017 and 2016 that they were not contractually required to receive. Intercompany transactions noted between the entities are within the regular course of business and are settled on a monthly basis.

        The liabilities of the VIEs consist primarily of customer deposits and debt securities issued by these subsidiaries, which we report as part of borrowings. The creditors of the VIEs do not have recourse to the general credit of the Bank. The carrying amount of the assets of these consolidated subsidiaries at October 31, 2017 was $1.3 billion (October 31, 2016 — $1.3 billion). The carrying amount of the liabilities at October 31, 2017 was $1.2 billion (October 31, 2016 — $1.1 billion).

                        Shares

FirstCaribbean International Bank Limited

Common Shares

Prospectus

Joint Book-Running Managers

Barclays

UBS Investment Bank

CIBC Capital Markets

Co-Managers

Keefe, Bruyette & Woods

A Stifel Company

Raymond James

Sandler O'Neill + Partners, L.P.

Wells Fargo Securities

                    , 2018

PART II INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.    Indemnification of Directors and Officers.

        The registrant's by-laws provide that it shall indemnify its officers and directors against all costs, charges and expenses, reasonably incurred in respect of any civil, criminal or administrative action or proceeding to which a director or officer is made a party provided that: (a) he acted honestly and in good faith with a view to the best interests of the Company; and (b) in the case of a civil, criminal or administrative action or proceeding enforced by a monetary penalty, the officer or director had reasonable grounds for believing that his conduct was lawful. The Barbados Companies Act permits the registrant to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust whether or not the registrant may otherwise indemnify such officer or director.

        The registrant maintains insurance policies under which coverage is provided (a) to its directors and officers, in their respective capacities as such, against loss arising from a claim made for any actual or alleged wrongful act, and (b) to itself with respect to payments which the registrant may make to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

        Reference is made to the form of underwriting agreement to be filed as Exhibit 1.1 hereto for provisions providing that the underwriters are obligated, under certain circumstances, to indemnify the registrant's directors, officers and controlling persons against certain liabilities under the Securities Act.

Item 7.    Recent Sales of Unregistered Securities.

        None.

Item 8.    Exhibits and Financial Statements Schedules.

        (a)   See the Exhibit Index beginning on page II-3 of this Registration Statement.

        (b)   Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in our consolidated financial statements or the notes thereto.

Item 9.    Undertakings.

        The undersigned registrant hereby undertakes:

  (1)
  To provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

  (2)
  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (3)
  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (4)
  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

FirstCaribbean International Bank Limited

EXHIBIT INDEX

Exhibit Number		Description
1.1	*	Form of Underwriting Agreement

3.1	*	Charter of FirstCaribbean International Bank Limited

3.2	*	By-laws of FirstCaribbean International Bank Limited

4.1	*	Form of Specimen of Common Share Certificate

4.2		Form of 4.35% TT$195 million subordinated term notes due 2018 of First Caribbean (Trinidad & Tobago) Limited (the "4.35% TT Bonds")

4.3		Trust Deed dated March 23, 2007 by and between FirstCaribbean International Bank (Trinidad & Tobago) Limited and First Citizens Trustee Services Limited relating to the 4.35% TT Bonds

4.4		Deed of Amendment dated July 4, 2012 by and between FirstCaribbean International Bank (Trinidad & Tobago) Limited and First Citizens Trustee Services Limited relating to the 4.35% TT Bonds

4.5		Guarantee dated March 23, 2007 by and between FirstCaribbean International Bank Limited and Polanc Trusts Limited

4.6		Form of 3.45% TT$480 million senior bonds due 2018 of First Caribbean (Trinidad & Tobago) Limited (the "3.45% TT Bonds")

4.7		Trust Deed dated October 20, 2015 by and between FirstCaribbean International Bank (Trinidad & Tobago) Limited and First Citizens Trustee Services Limited

4.8		Guarantee dated October 20, 2015 by and between Canadian Imperial Bank of Commerce and First Citizens Trustee Services Limited

4.9		7.65% J$1,445 million Medium Term Promissory Note due 2019 of First Caribbean (Jamaica) Limited (the "7.65% Jamaica Promissory Note 1")

4.10		7.65% J$430 million Medium Term Promissory Note due 2019 of First Caribbean (Jamaica) Limited (the "7.65% Jamaica Promissory Note 2" and together with the 7.65% Jamaica Promissory Note 1, the "7.65% Jamaica Promissory Notes")

4.11		Trust Deed dated December 9, 2016 by and between FirstCaribbean International Bank (Jamaica) Limited and JCSD Trustee Services Limited relating to the 7.65% Jamaica Promissory Notes

4.12		Guarantee dated December 9, 2016 by and between Canadian Imperial Bank of Commerce and JCSD Trustee Services Limited

5.1	*	Opinion of Chancery Chambers LLP regarding the validity of the common shares registered

10.1	*	Form of Separation Agreement by and between FirstCaribbean International Bank Limited, Canadian Imperial Bank of Commerce and CIBC Investments (Cayman) Limited

10.2	*	Form of Registration Rights Agreement by and between FirstCaribbean International Bank Limited and CIBC Investments (Cayman) Limited

10.3	*	Form of Transition Services Agreement by and between FirstCaribbean International Bank Limited and Canadian Imperial Bank of Commerce

10.4	*	Form of License Agreement by and between FirstCaribbean International Bank Limited and Canadian Imperial Bank of Commerce

Exhibit Number		Description
21.1		List of Subsidiaries

23.1		Consent of Ernst & Young LLP, an independent registered public accounting firm

23.2	*	Consent of Chancery Chambers LLP (included in Exhibit 5.1)

24.1		Power of Attorney (included on signature page to the Registration Statement)

99.1		Consent of Christopher G. Marshall as a director nominee

99.2		Consent of Gregory P. Wilson as a director nominee

*
To be filed by amendment.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Warrens, Barbados, on March 23, 2018.

FirstCaribbean International Bank Limited
By:	/s/ GARY BROWN
	Name:	Gary Brown
	Title:	Chief Executive Officer and Director

        The undersigned directors and executive officers do hereby constitute and appoint each of Gary Brown, Colette Delaney and Doug Williamson, with full power of substitution, our true and lawful attorney-in-fact and agent to do any and all acts and things in our name and behalf in our capacities as directors and executive officers, and to execute any and all instruments for us and in our names in the capacities indicated below, that such person may deem necessary or advisable to enable the Registrant to comply with the Securities Act of 1933, or the Securities Act, and any rules, regulations and requirements of the Securities and Exchange Commission in connection with this registration statement, including specifically, but not limited to, power and authority to sign for us, or any of us, in the capacities indicated below, any and all amendments hereto (including pre-effective and post-effective amendments or any other registration statement filed pursuant to the provisions of Rule 462(b) under the Securities Act); and we do hereby ratify and confirm all that such person shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities on March 23, 2018:

Signatures	Title

/s/ GARY BROWN Gary Brown	Chief Executive Officer and Director (Principal Executive Officer)
/s/ DOUG WILLIAMSON Doug Williamson	Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ DAVID RITCH OBE, J.P. David Ritch OBE, J.P.	Chairman of the Board of Directors
/s/ COLETTE DELANEY Colette Delaney	Chief Operating Officer and Director

Signatures	Title

/s/ BLAIR COWAN Blair Cowan	Director
/s/ BRIAN CLARKE QC Brian Clarke QC	General Counsel & Corporate Secretary and Director
/s/ CHRISTOPHER DENNIS DE CAIRES Christopher Dennis de Caires	Director
/s/ LYNNE KILPATRICK Lynne Kilpatrick	Director
/s/ BRIAN MCDONOUGH Brian McDonough	Director
/s/ PAULA RAJKUMARSINGH Paula Rajkumarsingh	Director
/s/ G. DIANE STEWART G. Diane Stewart	Director

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

        Pursuant to the United States Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States for FirstCaribbean International Bank Limited, has signed this registration statement and any amendment thereto in the City of Newark, State of Delaware, on March 23, 2018.

Puglisi & Associates
By:	/s/ DONALD J. PUGLISI
	Name:	Donald J. Puglisi
	Title:	Managing Director